                                                                               .
                                                                               .
                                                                               .

                                    EXHIBIT A

                                 LIST OF DEBTORS

                                                                                          State of
                                                                                      Incorporation or         Case
                                                                   Type of Entity       Organization          Number
                                                                   --------------     ----------------     -------------
1.     Alpine Food Products, Inc.                                    Corporation         Washington        03-13679 (CB)
2.     AMOR 14 Corporation                                           Corporation         Delaware          02-40886 (CB)
3.     BDC Liquidating Corp.                                         Corporation         Delaware          03-13681 (CB)
4.     Bouldin Development Corp.                                     Corporation         California        03-13680 (CB)
5.     Covanta Acquisition, Inc.                                     Corporation         Delaware          02-40861 (CB)
6.     Covanta Alexandria/Arlington, Inc.                            Corporation         Virginia          02-40929 (CB)
7.     Covanta Babylon, Inc.                                         Corporation         New York          02-40928 (CB)
8.     Covanta Bessemer, Inc.                                        Corporation         Delaware          02-40862 (CB)
9.     Covanta Bristol, Inc.                                         Corporation         Connecticut       02-40930 (CB)
10.    Covanta Concerts Holdings, Inc.                               Corporation         New Jersey        02-16332 (CB)
11.    Covanta Cunningham Environmental Support Services, Inc.       Corporation         New York          02-40863 (CB)
12.    Covanta Energy Americas, Inc.                                 Corporation         Delaware          02-40881 (CB)
13.    Covanta Energy Construction, Inc.                             Corporation         Delaware          02-40870 (CB)
14.    Covanta Energy Corporation                                    Corporation         Delaware          02-40841 (CB)
15.    Covanta Energy Group, Inc.                                    Corporation         Delaware          03-13707 (CB)
16.    Covanta Energy International, Inc.                            Corporation         Delaware          03-13706 (CB)
17.    Covanta Energy Resource Corp.                                 Corporation         Delaware          02-40915 (CB)
18.    Covanta Energy Sao Jeronimo, Inc.                             Corporation         Delaware          02-40854 (CB)
19.    Covanta Energy Services of New Jersey, Inc.                   Corporation         New Jersey        02-40900 (CB)
20.    Covanta Energy Services, Inc.                                 Corporation         Delaware          02-40899 (CB)
21.    Covanta Energy West, Inc.                                     Corporation         Delaware          02-40871 (CB)
22.    Covanta Engineering Services, Inc.                            Corporation         New Jersey        02-40898 (CB)
23.    Covanta Equity of Alexandria/Arlington, Inc.                  Corporation         Virginia          03-13682 (CB)
24.    Covanta Equity of Stanislaus, Inc.                            Corporation         California        03-13683 (CB)
25.    Covanta Fairfax, Inc.                                         Corporation         Virginia          02-40931 (CB)
26.    Covanta Financial Services, Inc.                              Corporation         Delaware          02-40947 (CB)
27.    Covanta Geothermal Operations Holdings, Inc.                  Corporation         Delaware          02-40873 (CB)
28.    Covanta Geothermal Operations, Inc.                           Corporation         Delaware          02-40872 (CB)
29.    Covanta Heber Field Energy, Inc.                              Corporation         Delaware          02-40893 (CB)
30.    Covanta Hennepin Energy Resource Co., L.P.                    Partnership         Delaware          02-40906 (CB)
31.    Covanta Hillsborough, Inc.                                    Corporation         Florida           02-40932 (CB)
32.    Covanta Honolulu Resource Recovery Venture                    Partnership         Hawaii            02-40905 (CB)
33.    Covanta Huntington Limited Partnership                        Partnership         Delaware          02-40916 (CB)

34.    Covanta Huntington Resource Recovery One Corp.                Corporation         Delaware          02-40919 (CB)
35.    Covanta Huntington Resource Recovery Seven Corp.              Corporation         Delaware          02-40920 (CB)
36.    Covanta Huntington, Inc.                                      Corporation         New York          02-40918 (CB)
37.    Covanta Huntsville, Inc.                                      Corporation         Alabama           02-40933 (CB)
38.    Covanta Hydro Energy, Inc.                                    Corporation         Delaware          02-40894 (CB)
39.    Covanta Hydro Operations West, Inc.                           Corporation         Delaware          02-40875 (CB)
40.    Covanta Hydro Operations, Inc.                                Corporation         Tennessee         02-40874 (CB)
41.    Covanta Imperial Power Services, Inc.                         Corporation         California        02-40876 (CB)
42.    Covanta Indianapolis, Inc.                                    Corporation         Indiana           02-40934 (CB)
43.    Covanta Kent, Inc.                                            Corporation         Michigan          02-40935 (CB)
44.    Covanta Key Largo, Inc.                                       Corporation         Florida           02-40864 (CB)
45.    Covanta Lake, Inc.                                            Corporation         Florida           02-40936 (CB)
46.    Covanta Lancaster, Inc.                                       Corporation         Pennsylvania      02-40937 (CB)
47.    Covanta Lee, Inc.                                             Corporation         Florida           02-40938 (CB)
48.    Covanta Long Island, Inc.                                     Corporation         Delaware          02-40917 (CB)
49.    Covanta Marion Land Corp.                                     Corporation         Oregon            02-40940 (CB)
50.    Covanta Marion, Inc.                                          Corporation         Oregon            02-40939 (CB)
51.    Covanta Mid-Conn, Inc.                                        Corporation         Connecticut       02-40911 (CB)
52.    Covanta Montgomery, Inc.                                      Corporation         Maryland          02-40941 (CB)
53.    Covanta New Martinsville Hydro-Operations Corp.               Corporation         West Virginia     02-40877 (CB)
54.    Covanta Northwest Puerto Rico, Inc.                           Corporation         Puerto Rico       02-40942 (CB)
55.    Covanta Oahu Waste Energy Recovery, Inc.                      Corporation         California        02-40912 (CB)
56.    Covanta Oil & Gas, Inc.                                       Corporation         Delaware          02-40878 (CB)
57.    Covanta Onondaga Five Corp.                                   Corporation         Delaware          02-40926 (CB)
58.    Covanta Onondaga Four Corp.                                   Corporation         Delaware          02-40925 (CB)
59.    Covanta Onondaga Limited Partnership                          Partnership         Delaware          02-40921 (CB)
60.    Covanta Onondaga Operations, Inc.                             Corporation         Delaware          02-40927 (CB)
61.    Covanta Onondaga Three Corp.                                  Corporation         Delaware          02-40924 (CB)
62.    Covanta Onondaga Two Corp.                                    Corporation         Delaware          02-40923 (CB)
63.    Covanta Onondaga, Inc.                                        Corporation         New York          02-40922 (CB)
64.    Covanta Operations of Union, LLC                                  LLC             New Jersey        02-40909 (CB)
65.    Covanta OPW Associates, Inc.                                  Corporation         Connecticut       02-40908 (CB)
66.    Covanta OPWH, Inc.                                            Corporation         Delaware          02-40907 (CB)
67.    Covanta Pasco, Inc.                                           Corporation         Florida           02-40943 (CB)
68.    Covanta Power Development of Bolivia, Inc.                    Corporation         Delaware          02-40856 (CB)
69.    Covanta Power Development, Inc.                               Corporation         Delaware          02-40855 (CB)
70.    Covanta Power Equity Corp.                                    Corporation         Delaware          02-40895 (CB)
71.    Covanta Power International Holdings, Inc.                    Corporation         Delaware          03-13708 (CB)
72.    Covanta Projects, Inc.                                        Corporation         Delaware          03-13709 (CB)
73.    Covanta Projects of Hawaii, Inc.                              Corporation         Hawaii            02-40913 (CB)
74.    Covanta Projects of Wallingford, L.P.                         Partnership         Delaware          02-40903 (CB)

75.    Covanta RRS Holdings, Inc.                                    Corporation         Delaware          02-40910 (CB)
76.    Covanta Secure Services USA, Inc.                             Corporation         Delaware          02-40896 (CB)
77.    Covanta Secure Services, Inc.                                 Corporation         Delaware          02-40901 (CB)
78.    Covanta SIGC Energy II, Inc.                                  Corporation         California        02-40884 (CB)
79.    Covanta SIGC Energy, Inc.                                     Corporation         Delaware          02-40885 (CB)
80.    Covanta SIGC Geothermal Operations, Inc.                      Corporation         California        02-40883 (CB)
81.    Covanta Stanislaus, Inc.                                      Corporation         California        02-40944 (CB)
82.    Covanta Systems, Inc.                                         Corporation         Delaware          02-40948 (CB)
83.    Covanta Tampa Bay, Inc.                                       Corporation         Florida           02-40865 (CB)
84.    Covanta Tampa Construction, Inc.                              Corporation         Florida           03-16781 (CB)
85.    Covanta Tulsa, Inc.                                           Corporation         Oklahoma          02-40945 (CB)
86.    Covanta Union, Inc.                                           Corporation         New Jersey        02-40946 (CB)
87.    Covanta Wallingford Associates, Inc.                          Corporation         Connecticut       02-40914 (CB)
88.    Covanta Warren Energy Resource Co., L.P.                      Partnership         Delaware          02-40904 (CB)
89.    Covanta Waste Solutions, Inc.                                 Corporation         Delaware          02-40897 (CB)
90.    Covanta Waste to Energy of Italy, Inc.                        Corporation         Delaware          02-40902 (CB)
91.    Covanta Waste to Energy, Inc.                                 Corporation         Delaware          02-40949 (CB)
92.    Covanta Water Holdings, Inc.                                  Corporation         Delaware          02-40866 (CB)
93.    Covanta Water Systems, Inc.                                   Corporation         Delaware          02-40867 (CB)
94.    Covanta Water Treatment Services, Inc.                        Corporation         Delaware          02-40868 (CB)
95.    Doggie Diner, Inc.                                            Corporation         Delaware          03-13684 (CB)
96.    DSS Environmental, Inc.                                       Corporation         New York          02-40869 (CB)
97.    ERC Energy II, Inc.                                           Corporation         Delaware          02-40890 (CB)
98.    ERC Energy, Inc.                                              Corporation         Delaware          02-40891 (CB)
99.    Gulf Coast Catering Company, Inc.                             Corporation         Louisiana         03-13685 (CB)
100.   Heber Field Company                                           Partnership         California        02-40888 (CB)
101.   Heber Field Energy II, Inc.                                   Corporation         Delaware          02-40892 (CB)
102.   Heber Geothermal Company                                      Partnership         California        02-40887 (CB)
103.   Heber Loan Partners                                           Partnership         California        02-40889 (CB)
104.   J.R. Jack's Construction Corporation                          Corporation         Nevada            02-40857 (CB)
105.   Lenzar Electro-Optics, Inc.                                   Corporation         Delaware          02-40832 (CB)
106.   Logistics Operations, Inc.                                    Corporation         Virginia          03-13688 (CB)
107.   Offshore Food Service, Inc.                                   Corporation         Louisiana         03-13694 (CB)
108.   OFS Equity of Alexandria/Arlington, Inc.                      Corporation         Virginia          03-13687 (CB)
109.   OFS Equity of Babylon, Inc.                                   Corporation         New York          03-13690 (CB)
110.   OFS Equity of Delaware, Inc.                                  Corporation         Delaware          03-13689 (CB)
111.   OFS Equity of Huntington, Inc.                                Corporation         New York          03-13691 (CB)
112.   OFS Equity of Indianapolis, Inc.                              Corporation         Indiana           03-13693 (CB)
113.   OFS Equity of Stanislaus, Inc.                                Corporation         California        03-13692 (CB)
114.   Ogden Allied Abatement & Decontamination Service, Inc.        Corporation         New York          02-40827 (CB)
115.   Ogden Allied Maintenance Corp.                                Corporation         New York          02-40828 (CB)

116.   Ogden Allied Payroll Services, Inc.                           Corporation         New York          02-40835 (CB)
117.   Ogden Attractions, Inc.                                       Corporation         Delaware          02-40836 (CB)
118.   Ogden Aviation Distributing Corp.                             Corporation         New York          02-40829 (CB)
119.   Ogden Aviation Fueling Company of Virginia, Inc.              Corporation         Delaware          02-40837 (CB)
120.   Ogden Aviation Security Services of Indiana, Inc.             Corporation         Indiana           03-13695 (CB)
121.   Ogden Aviation Service Company of Colorado, Inc.              Corporation         Colorado          02-40839 (CB)
122.   Ogden Aviation Service Company of Pennsylvania, Inc.          Corporation         Pennsylvania      02-40834 (CB)
123.   Ogden Aviation Service International Corporation              Corporation         New York          02-40830 (CB)
124.   Ogden Aviation Terminal Services, Inc.                        Corporation         Massachusetts     03-13696 (CB)
125.   Ogden Aviation, Inc.                                          Corporation         Delaware          02-40838 (CB)
126.   Ogden Cargo Spain, Inc.                                       Corporation         Delaware          02-40843 (CB)
127.   Ogden Central and South America, Inc.                         Corporation         Delaware          02-40844 (CB)
128.   Ogden Cisco, Inc.                                             Corporation         Delaware          03-13698 (CB)
129.   Ogden Communications, Inc.                                    Corporation         Delaware          03-13697 (CB)
130.   Ogden Constructors, Inc.                                      Corporation         Florida           02-40858 (CB)
131.   Ogden Environmental & Energy Services Co., Inc.               Corporation         Delaware          02-40859 (CB)
132.   Ogden Facility Holdings, Inc.                                 Corporation         Delaware          02-40845 (CB)
133.   Ogden Facility Management Corporation of Anaheim              Corporation         California        02-40846 (CB)
134.   Ogden Facility Management Corporation of West Virginia        Corporation         West Virginia     03-13699 (CB)
135.   Ogden Film and Theatre, Inc.                                  Corporation         Delaware          02-40847 (CB)
136.   Ogden Firehole Entertainment Corp.                            Corporation         Delaware          02-40848 (CB)
137.   Ogden Food Service Corporation of Milwaukee, Inc.             Corporation         Wisconsin         03-13701 (CB)
138.   Ogden International Europe, Inc.                              Corporation         Delaware          02-40849 (CB)
139.   Ogden Leisure, Inc.                                           Corporation         Delaware          03-13700 (CB)
140.   Ogden Management Services, Inc.                               Corporation         Delaware          03-13702 (CB)
141.   Ogden New York Services, Inc.                                 Corporation         New York          02-40826 (CB)
142.   Ogden Pipeline Service Corporation                            Corporation         Delaware          03-13704 (CB)
143.   Ogden Services Corporation                                    Corporation         Delaware          02-40850 (CB)
144.   Ogden Support Services, Inc.                                  Corporation         Delaware          02-40851 (CB)
145.   Ogden Technology Services Corporation                         Corporation         Delaware          03-13703 (CB)
146.   Ogden Transition Corporation                                  Corporation         Delaware          03-13705 (CB)
147.   OPI Quezon, Inc.                                              Corporation         Delaware          02-40860 (CB)
148.   PA Aviation Fuel Holdings, Inc.                               Corporation         Delaware          02-40852 (CB)
149.   Philadelphia Fuel Facilities Corporation                      Corporation         Pennsylvania      02-40853 (CB)
150.   Second Imperial Geothermal Co., L.P.                          Partnership         California        02-40882 (CB)
151.   Three Mountain Operations, Inc.                               Corporation         Delaware          02-40879 (CB)
152.   Three Mountain Power, LLC                                         LLC             Delaware          02-40880 (CB)

                                                                       Exhibit B

                                                                       EXECUTION

                                ESCROW AGREEMENT

         This Escrow Agreement (this "Agreement") dated as of December 2, 2003 among Covanta Energy Corporation ("Covanta"), a Delaware corporation and a debtor and debtor-in-possession in a voluntary case filed under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of the State of New York (the "Bankruptcy Court"), Danielson Holding Corporation ("Purchaser") and The Bank of Nova Scotia Trust Company of New York (the "Escrow Agent").

                              PRELIMINARY STATEMENT

         Purchaser wishes to enter into an agreement to purchase certain shares of Covanta (the "Investment and Purchase Agreement"), attached as Exhibit A hereto, and wishes to make the Initial Deposit and the Final Deposit (together the "Deposit") pursuant to Section 2.2 of the Investment and Purchase Agreement. The Deposit will be applied as contemplated in the Investment and Purchase Agreement executed on the date hereof between Covanta and Purchaser. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Investment and Purchase Agreement.

         Covanta and Purchaser have requested that the Escrow Agent hold and invest the Deposit for the benefit of Covanta and Purchaser, and the Escrow Agent has agreed to hold and invest such deposit on the terms provided herein.

                                    AGREEMENT

                  Section 1. Establishment of Escrow Account.

                           (a) The Escrow Agent hereby confirms and agrees that
the Escrow Agent has established account number 31958 in the name "Covanta Energy Corporation/Danielson" (such account and any successor account (including, in each case, any subaccount), the "Escrow Account") and the Escrow Agent shall not change the name or account number of the Escrow Account without the prior written consent of Covanta and Purchaser. All securities or other property underlying any financial assets credited to the Escrow Account shall be registered in the name of the Escrow Agent, endorsed to the Escrow Agent or in blank or credited to another Escrow Account maintained in the name of the Escrow Agent. The Escrow Agent agrees that it will invest amounts credited to the Escrow Account in assets of the type identified on Exhibit B hereto.

                           (b) Any interest accruing on amounts held in the
Escrow Account (or appreciation of the assets credited to the Escrow Account in excess of the Deposit) shall inure to the benefit of the party receiving a distribution from the Escrow Account in accordance with Section 2 below.

                           (c) The wiring instructions for the Escrow Account
are as follows: The Bank of Nova Scotia, New York Agency, ABA# 026002532 Credit a/c#0731137, i/n/o The Bank of Nova Scotia Trust Company of New York for further credit to a/c#31958 i/n/o Covanta Energy Corporation/Danielson.

                  Section 2. Distributions from the Escrow Account. The Escrow Agent agrees that, unless the Bankruptcy Court shall otherwise direct pursuant to a Final Order (as defined in the Investment and Purchase Agreement), it will not distribute any assets out of the Escrow Account without joint written instructions from Purchaser and Covanta. The Escrow Agent shall be fully protected in making distribution in accordance with the written instructions contemplated above notwithstanding any rights any other person or entity may have in the Escrow Account or the assets credited thereto.

                  Section 3. Statements and Confirmations. The Escrow Agent will promptly send copies of all statements, confirmations and other correspondence concerning the Escrow Account and/or any assets credited thereto simultaneously to Covanta and Purchaser at the address for each set forth in Section 11 of this Agreement.

                  Section 4. Tax Reporting. All items of income, gain, expense and loss recognized in the Escrow Account shall be reported to the Internal Revenue Service and all applicable state and local taxing authorities under the name and taxpayer identification number of the party receiving the distribution of assets from the Escrow Agent.

                  Section 5. Choice of Law. Both this Agreement and the Escrow Account shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York (including, without limitation, section 5-1401 of the General Obligations Law of the State of New York), without regard to conflicts of laws principles. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Escrow Agent's jurisdiction and the Escrow Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York.

                  Section 6. Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto, and no other parties shall have any rights hereunder, directly or indirectly, by operation of law or otherwise, or be deemed to be a third party beneficiary of this Agreement.

                  Section 7. Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

                  Section 8. No Other Agreements. The Escrow Agent hereby confirms and agrees that (i) there are no other agreements entered into between the Escrow Agent and Covanta and/or Purchaser with respect to the Escrow Account and (ii) it has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person or entity relating to the Escrow Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the Uniform Commercial Code) of such other person or entity.

                  Section 9. Indemnification of Escrow Agent. (a) Covanta and Purchaser each agree that the Escrow Agent is released from any and all liabilities to Covanta or Purchaser arising from the terms of this Agreement and the compliance of the Escrow Agent with the terms hereof, except to the extent that such liabilities arise from the Escrow Agent's negligence or willful misconduct and (b) Covanta and Purchaser shall at all times indemnify and save harmless the Escrow Agent from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Escrow Agent with the terms hereof except to the extent that such arises from the Escrow Agent's negligence or willful misconduct, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

                  Section 10. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, the third party beneficiaries hereof and their respective successors and assigns.

                  Section 11. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by facsimile or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

                  Covanta:           Covanta Energy Corporation
                                     40 Lane Road
                                     Fairfield, New Jersey 07007-2615
                                     Attention: Timothy Simpson
                                     Facsimile: (973) 882-7202

                  Copy to:           Cleary Gottlieb Steen & Hamilton
                                     One Liberty Plaza
                                     New York, NY 10006
                                     Attention: Filip Moerman
                                                James Bromley
                                     Facsimile: (212) 225-3999

                  Purchaser:         Danielson Holding Corporation
                                     2 North Riverside Plaza, Suite 600
                                     Chicago, Illinois 60606
                                     Attention: Philip Tinkler

                                     Facsimile: 312-470-1126

                  Copy to:           Skadden, Arps, Slate, Meagher & Flom
                                     (Illinois)
                                     333 W. Wacker Drive, Suite 2100
                                     Chicago, Illinois 60606
                                     Attention:  Peter C. Krupp, Timothy R. Pohl
                                     Facsimile: 312-407-0411

                  Escrow Agent:      The Bank of Nova Scotia Trust Company
                                     of New York
                                     One Liberty Plaza - 23rd Floor
                                     New York, New York 10006
                                     Attention:  Administrator
                                     Facsimile:  (212) 225-5436

         Any party may change its address for notices by giving notice to all parties hereto in the manner set forth above.

                  Section 12. Termination. (a) This Agreement shall continue in effect until the earlier of (i) the distribution of all assets credited to the Escrow Account as contemplated under Section 2 hereof, (ii) the date each of Covanta and Purchaser have notified the Escrow Agent of such termination in writing.

                           (b) The Escrow Agent may terminate this Agreement on
60 days' prior notice to Covanta and Purchaser, provided that before such termination the Escrow Agent, Covanta and Purchaser shall make arrangements to transfer the property in the Escrow Account (the "Escrow Property") to another Escrow Agent that shall have executed, together with Covanta and Purchaser, an Escrow Agreement in respect of such property in substantially the form of this Agreement or otherwise in form and substance reasonably satisfactory to Covanta and Purchaser. Notwithstanding the foregoing, no such termination will be effective until a successor escrow agent has been appointed and such successor escrow agent has acknowledged, in writing, (i) its appointment in accordance with the provisions of this Agreement, which such successor shall confirm in writing to Covanta and Purchaser, and (ii) its receipt of the Escrow Property. Prior to the effectiveness of the termination, the Escrow Agent will deliver the Escrow Property to the successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Property and Escrow Account as such successor escrow agent may reasonably request. Upon such delivery to the successor escrow agent, Escrow Agent shall have no further duties, responsibilities, or obligations hereunder.

                  Section 13. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

                  Section 14. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  Section 15. Additional Escrow Agent Provisions.

                           (a) The Escrow Agent shall be entitled to receive
compensation for the services to be rendered by the Escrow Agent hereunder in the amounts agreed to among Covanta, Purchaser and the Escrow Agent from time to time, and the Escrow Agent shall also be entitled to reimbursement for all reasonable expenses and disbursements incurred or made by the Escrow Agent in the performance of its duties hereunder, including reasonable fees, expenses and disbursements of its counsel incurred in connection with the review, preparation and negotiation of this Agreement and after the effectiveness of this Agreement. All reasonable fees, expenses, disbursements and attorneys fees incurred by the Escrow Agent in connection with the review, preparation, negotiation, execution and performance of this Agreement shall be payable equally by Covanta and Purchaser and shall not be taken from any property held by the Escrow Agent hereunder.

                           (b) This Agreement expressly sets forth all duties of
the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

                           (c) The Escrow Agent shall be entitled to rely on any
order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                  Section 16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR OTHER PROCEEDING BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ALL DISPUTES RELATING HERETO SHALL BE HEARD BY THE BANKRUPTCY COURT.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                         COVANTA:

                                         COVANTA ENERGY CORPORATION

                                         By _________________________________
                                            Name:
                                            Title:

                                         PURCHASER:

                                         DANIELSON HOLDING CORPORATION

                                         By _________________________________
                                            Name:
                                            Title:

                                         ESCROW AGENT:

                                         THE BANK OF NOVA SCOTIA TRUST
                                         COMPANY OF NEW YORK

                                         By:_________________________________
                                            Name:
                                            Title:

                                                                     Exhibit C-1

                                CREDIT AGREEMENT

                         DATED AS OF [DECEMBER __, 2003]

                                      AMONG

                           COVANTA ENERGY CORPORATION

                                       AND

                     EACH OF ITS SUBSIDIARIES PARTY HERETO,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                             BANK OF AMERICA, N.A.,
                            AS ADMINISTRATIVE AGENT,

                                       AND

                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                             AS DOCUMENTATION AGENT

                              BANK OF AMERICA, N.A.
                                       AND
                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                              AS CO-LEAD ARRANGERS

                                TABLE OF CONTENTS

                                                                                                                 Page No.
                                                                                                                 --------
SECTION 1.            DEFINITIONS..............................................................................      1
       1.1        Certain Defined Terms........................................................................      1
       1.2        Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement...........     35
       1.3        Other Definitional Provisions and Rules of Construction......................................     35
SECTION 2.            AMOUNT OF COMMITMENTS; CERTAIN TERMS OF PAYMENT AND REPAYMENT............................     35
       2.1        Letter of Credit Commitments; Register; Default Rate; Computation of Interest; Maximum Rate..     35
       2.2        Fees.........................................................................................     37
       2.3        Mandatory Payments, Reductions in Commitments; General Provisions Regarding Payments;
                  Application of Proceeds of Collateral........................................................     37
       2.4        Increased Costs; Taxes; Capital Adequacy.....................................................     42
       2.5        Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate..................     45
       2.6        Defaulting Lender............................................................................     46
       2.7        Joint and Several Liability; Payment Indemnifications........................................     47
       2.8        Rights of Subrogation, Contribution, Etc.....................................................     48
SECTION 3.            LETTERS OF CREDIT........................................................................     49
       3.1        Issuance of Letters of Credit and Lenders' Purchase of Participations Therein................     49
       3.2        Letter of Credit Fees........................................................................     51
       3.3        Drawings and Reimbursement of Amounts Paid Under Letters of Credit...........................     52
       3.4        Obligations Absolute.........................................................................     54
       3.5        Nature of Issuing Lenders' Duties............................................................     55
       3.6        Cash Collateral for Letters of Credit........................................................     56
SECTION 4.            CONDITIONS TO CLOSING DATE...............................................................     57
       4.1        Conditions to Closing Date...................................................................     57
SECTION 5.            COMPANY'S REPRESENTATIONS AND WARRANTIES.................................................     68
       5.1        Organization, Powers, Qualification, Good Standing, Business and Subsidiaries................     68
       5.2        Authorization of Borrowing, etc..............................................................     69

       5.3        Financial Condition..........................................................................     70
       5.4        No Material Adverse Change; No Restricted Payments...........................................     70
       5.5        Title to Properties; Liens; Real Property; Intellectual Property.............................     70
       5.6        Litigation; Adverse Facts....................................................................     71
       5.7        Payment of Taxes.............................................................................     72
       5.8        Performance of Agreements; Material Contracts................................................     72
       5.9        Governmental Regulation......................................................................     72
       5.10       Securities Activities........................................................................     73
       5.11       Employee Benefit Plans.......................................................................     73
       5.12       Certain Fees.................................................................................     74
       5.13       Environmental Protection.....................................................................     74
       5.14       Employee Matters.............................................................................     75
       5.15       Matters Relating to Collateral...............................................................     75
       5.16       Disclosure...................................................................................     76
       5.17       Cash Management System.......................................................................     77
       5.18       Matters Relating to Credit Parties...........................................................     77
       5.19       Investigation................................................................................     77
       5.20       Matters Relating to Bankruptcy Proceedings...................................................     78
       5.21       Subordinated Indebtedness....................................................................     78
       5.22       Reporting to IRS.............................................................................     78
       5.23       Solvency.....................................................................................     78
SECTION 6.            COMPANY'S AFFIRMATIVE COVENANTS..........................................................     78
       6.1        Financial Statements and Other Reports.......................................................     79
       6.2        Existence, etc...............................................................................     84
       6.3        Payment of Taxes and Claims; Tax.............................................................     84
       6.4        Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds....     85
       6.5        Inspection Rights; Lender Meeting............................................................     87
       6.6        Compliance with Laws, etc....................................................................     87
       6.7        Environmental Matters........................................................................     88
       6.8        Execution of Borrower Joinder Agreement and Personal Property Collateral Documents After
                  the Closing Date.............................................................................     90
       6.9        Matters Relating to Additional Real Property Collateral......................................     91

       6.10       Deposit Accounts.............................................................................     91
       6.11       Further Assurances...........................................................................     92
       6.12       High Yield Notes.............................................................................     93
       6.13       Most Favored Nations Payments................................................................     93
SECTION 7.            BORROWERS' NEGATIVE COVENANTS............................................................     94
       7.1        Indebtedness.................................................................................     94
       7.2        Liens and Related Matters....................................................................     97
       7.3        Investments; Acquisitions....................................................................    100
       7.4        Contingent Obligations; Performance Guaranties...............................................    103
       7.5        Restricted Payments..........................................................................    105
       7.6        Financial Covenants..........................................................................    106
       7.7        Restriction on Fundamental Changes; Asset Sales..............................................    110
       7.8        Transactions with Shareholders and Affiliates................................................    111
       7.9        Restriction on Leases........................................................................    112
       7.10       Detroit Project Covenants....................................................................    112
       7.11       Conduct of Business..........................................................................    112
       7.12       Amendments to Related Agreements, Debt Documentation and Organizational Documents............    112
       7.13       End of Fiscal Years; Fiscal Quarters.........................................................    114
       7.14       Amendment to Pension Plans...................................................................    114
SECTION 8.            EVENTS OF DEFAULT........................................................................    114
       8.1        Failure to Make Payments When Due............................................................    114
       8.2        Default in Other Agreements..................................................................    114
       8.3        Breach of Certain Covenants..................................................................    115
       8.4        Breach of Warranty...........................................................................    115
       8.5        Other Defaults Under Credit Documents........................................................    115
       8.6        Involuntary Bankruptcy; Appointment of Receiver, etc.........................................    115
       8.7        Voluntary Bankruptcy; Appointment of Receiver, etc...........................................    116
       8.8        Judgments and Attachments....................................................................    116
       8.9        Dissolution..................................................................................    116
       8.10       Employee Benefit Plans.......................................................................    117
       8.11       Material Adverse Effect......................................................................    117
       8.12       Change in Control............................................................................    117

       8.13       Invalidity of Intercreditor Agreement; Failure of Security; Repudiation of Obligations.......    117
       8.14       Termination of Material Contracts............................................................    118
       8.15       NOL Treatment................................................................................    118
SECTION 9.            ADMINISTRATIVE AGENT.....................................................................    119
       9.1        Appointment..................................................................................    119
       9.2        Powers and Duties; General Immunity..........................................................    119
       9.3        Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness....    121
       9.4        Right to Indemnity...........................................................................    121
       9.5        Successor Agents.............................................................................    121
       9.6        Intercreditor Agreement......................................................................    122
       9.7        Administrative Agent May File Proofs of Claim................................................    122
SECTION 10.           MISCELLANEOUS............................................................................    123
       10.1       Successors and Assigns; Assignments and Participations in Letters of Credit..................    123
       10.2       Expenses.....................................................................................    126
       10.3       Indemnity....................................................................................    127
       10.4       Set-Off......................................................................................    128
       10.5       Ratable Sharing..............................................................................    129
       10.6       Amendments and Waivers.......................................................................    130
       10.7       Independence of Covenants....................................................................    131
       10.8       Notices; Effectiveness of Signatures.........................................................    131
       10.9       Survival of Representations, Warranties and Agreements.......................................    132
       10.10      Failure or Indulgence Not Waiver; Remedies Cumulative........................................    132
       10.11      Marshalling; Payments Set Aside..............................................................    132
       10.12      Severability.................................................................................    132
       10.13      Obligations Several; Independent Nature of Lenders' Rights; Damage Waiver....................    133
       10.14      Release of Security Interest.................................................................    133
       10.15      Headings.....................................................................................    133
       10.16      Applicable Law...............................................................................    134
       10.17      Construction of Agreement....................................................................    134
       10.18      Consent to Jurisdiction and Service of Process...............................................    134

       10.19      Waiver of Jury Trial.........................................................................    135
       10.20      Confidentiality..............................................................................    135
       10.21      Release of Parties; Waivers..................................................................    136
       10.22      No Fiduciary Duty............................................................................    137
       10.23      Counterparts; Effectiveness..................................................................    137
       10.24      No Third Party Beneficiaries.................................................................    137

Signature pages   S-1

EXHIBITS

   I                 [INTENTIONALLY OMITTED]

   II                [INTENTIONALLY OMITTED]

   III               FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

   IV                FORM OF CLOSING DATE LETTERS OF CREDIT

   V                 FORM OF COMPLIANCE CERTIFICATE

   VI                FORM OF ASSIGNMENT AGREEMENT

   VII               FORM OF SECURITY AGREEMENT

   VIII              FORM OF BORROWER JOINDER AGREEMENT

   IX                FORM OF SOLVENCY CERTIFICATE

   X                 FORM OF OPINIONS OF CREDIT PARTIES' COUNSEL

   XI                FORM OF DHC PLEDGE AGREEMENT


   XII               [INTENTIONALLY OMITTED]

   XIII              FORM OF INTERCREDITOR AGREEMENT

   XIV               FORM OF MORTGAGE

   XV                [INTENTIONALLY OMITTED]

SCHEDULES

   1.1A              DIP TRANCHE A L/Cs AND DIP TRANCHE B L/Cs

   1.1B              PRINCIPAL LEASE, SERVICE AND OPERATING AGREEMENTS

   1.1C              BUDGET

   2.1               LENDERS' COMMITMENTS AND PRO RATA SHARES

   2.3A(i)(f)        DEBT SERVICE RESERVE ACCOUNTS

   4.1C              CORPORATE STRUCTURE

   4.1N              CLOSING DATE MORTGAGED PROPERTIES

   4.1P              CASH MANAGEMENT SYSTEM

   5.1               COMPANY AND SUBSIDIARIES

   5.5B              REAL PROPERTY

   5.5C              INTELLECTUAL PROPERTY

   5.6               LITIGATION

   5.8A              CERTAIN ALLEGED DEFAULTS

   5.8C              MATERIAL CONTRACTS

   5.11              MATTERS RELATING TO EMPLOYEE BENEFIT PLANS

   5.13              ENVIRONMENTAL MATTERS

   7.1(vi)           CERTAIN EXISTING INDEBTEDNESS

   7.1(ix)           CERTAIN EXISTING CAPITAL LEASES

   7.2               CERTAIN EXISTING LIENS

   7.3(v)            CERTAIN EXISTING INVESTMENTS

   7.3(vi)           CERTAIN WTE PROJECTS

   7.4(iv)           CERTAIN EXISTING PERFORMANCE GUARANTIES

   7.4(vi)           CERTAIN EXISTING CONTINGENT OBLIGATIONS

   7.6G              STIPULATED ADJUSTED EBITDA

   7.8               CERTAIN TRANSACTIONS WITH AFFILIATES

                                                                       OMM DRAFT
                                                                        12/01/03

                           COVANTA ENERGY CORPORATION

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT is dated as of [December __, 2003] and entered into by and among COVANTA ENERGY CORPORATION, a Delaware corporation ("COMPANY"); EACH OF COMPANY'S SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HEREOF (each such Subsidiary and Company individually referred to herein as a "BORROWER" and, collectively (together with any Additional Subsidiary Borrowers (this and other capitalized terms used in the recitals hereto without definition being used as defined in subsection 1.1)), on a joint and several basis, as "BORROWERS"); THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"); DEUTSCHE BANK AG, NEW YORK BRANCH ("DEUTSCHE BANK"), as documentation agent for Lenders (in such capacity, "DOCUMENTATION AGENT"); and BANK OF AMERICA, N.A. ("BANK OF AMERICA"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                 R E C I T A L S

                  WHEREAS, on April 1, 2002 (the "PETITION DATE"), Borrowers and certain of their Domestic Subsidiaries (collectively, the "DEBTORS") filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (such proceedings being jointly administered under Case Nos. 02-40826 through 02-40949, 02-16322, 03-13679 through 03-13685, and 03-13687 through 03-13709 are hereinafter referred to as the "CHAPTER 11 CASES"), and each Borrower has operated its businesses and managed its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

                  WHEREAS, the Debtors have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  WHEREAS, pursuant to the Plan of Reorganization, the Existing Detroit L/Cs shall be replaced under this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agents agree as follows:

SECTION 1. DEFINITIONS

         1.1      CERTAIN DEFINED TERMS.

                  The following terms used in this Agreement shall have the following meanings:

Covanta (DHC) Credit Agreement

                  "ADDITIONAL SUBSIDIARY BORROWER" has the meaning assigned to that term in subsection 6.8B.

                  "ADJUSTED EBITDA" means, for any period, (i) without duplication, the aggregate amount derived by combining the amounts for such period of (a) "Operating income (loss)", plus (b) Net Depreciation and Amortization Expense, plus (c) "Amortization of premium and discount, net", plus
(d) "Unbilled receivables", to the extent associated with accretion accounting for Limited Recourse Debt relating to Projects of Company and its Subsidiaries, minus (e) "Equity in income from unconsolidated investments", minus (ii) without duplication, the aggregate amount derived by combining the amounts (each expressed as a positive number) for such period of (a) "Payment of debt", to the extent consisting of principal payments on Limited Recourse Debt relating to Projects of Company and its Subsidiaries, plus (b) "Minority interests", plus
(c) accretion of principal on the High Yield Notes, as each such line item referred to in clauses (i)(a), (i)(e) and (ii)(b) is reflected in Company's consolidated statement of income prepared in conformity with GAAP and as each such line item referred to in clauses (i)(c), (i)(d) and (ii)(a) is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP, in each case reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled; provided, however, that with respect to any such period ending during 2008, each of the line items referred to above shall be calculated as if the terms of the service agreement of Company and its Subsidiaries relating to the Alexandria Project in effect for Fiscal Year 2007 continued in effect during 2008, without giving effect to any negative impact on Adjusted EBITDA from the terms of any extension in 2008 of such service agreement.

                  "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "AGENTS" means Administrative Agent and Documentation Agent, and "AGENT" means either one of them.

                  "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 10.5.

                  "AGREEMENT" means this Credit Agreement dated as of [December __, 2003], as it may be amended, restated, supplemented or otherwise modified from time to time.

Covanta (DHC) Credit Agreement

                  "ANNUAL FREE CASH FLOW" means, for any period, (i) the sum for such period of (without duplication) (a) all cash revenue received by Company and its Subsidiaries from Projects and facilities that are not Projects, other than amounts received by Company or such Subsidiary as a "pass through" entity for debt service on Limited Recourse Debt, (b) all amounts previously in reserve with respect to Projects that are released from such reserves to Company or any of its Subsidiaries, other than amounts that are required to be paid (but that have not yet been paid) to third parties pursuant to binding Contractual Obligations of Company or any of its Subsidiaries and that are permitted under this Agreement to be paid to such third parties, (c) all distributions made to Company and its Subsidiaries on account of Capital Stock held by Company and its Subsidiaries, (d) all interest earned by Company and its Subsidiaries on cash on hand of Company and its Subsidiaries, (e) all amounts released to Company and its Subsidiaries from cash accounts related to Expansions, excluding any portion of such amounts that are not expended in such period and are required to be (and are permitted under this Agreement to be) expended by Company and its Subsidiaries in connection with such Expansions in a subsequent period (provided that Agents shall have reviewed and approved the exclusion of such portion of such released amounts from this clause (i)(e) prior to such exclusion), (f) all reimbursement amounts received by Company and its Subsidiaries under the Management Services and Reimbursement Agreement, and (g) all cash refunds or rebates of taxes received by Company and its Subsidiaries (but excluding from the amounts referred to in clauses (i)(a) through (i)(g) any portion of such amounts that was previously required to be applied (and was applied) as a Mandatory Payment), minus, without duplication of amounts already excluded or deducted from clauses (i)(a) through (i)(g) above, (ii) the sum for such period of (without duplication) (a) operating disbursements of Company and its Subsidiaries, (b) Consolidated Facilities Capital Expenditures, (c) corporate overhead of Company and its Subsidiaries, (d) payments on debt and leases of Company and its Subsidiaries, to the extent such payments are permitted to be made under this Agreement, (e) distributions on Capital Stock of Subsidiaries to Persons other than Company and its Subsidiaries, (f) all payments by Company and its Subsidiaries to third parties during such period as a result of drawings under the Existing IPP International Project Guaranties, (g) all payments by Company and its Subsidiaries to the extent such payments are required to be reimbursed to Company and its Subsidiaries pursuant to the Management Services and Reimbursement Agreement, (h) any amounts posted in such period by Company and its Subsidiaries for credit support to the extent such amounts are required to be posted during such period pursuant to binding Contractual Obligations of Company or any of its Subsidiaries, (i) all cash principal, interest and fee payments (other than Mandatory Payments) by Company and its Subsidiaries that are not prohibited by the terms of this Agreement, including all payments made by Borrowers to reimburse amounts drawn under Letters of Credit or letters of credit issued under the New L/C Facility Agreement, (j) all cash payments of taxes by Company and its Subsidiaries, (k) all cash payments by Company and its Subsidiaries during such period under the DHC Corporate Services Reimbursement Agreement, to the extent such payments are permitted to be made under this Agreement, and (l) all payments by Company and its Subsidiaries made during such period into reserves with respect to Projects, to the extent such payments (1) are required to be placed during such period in such reserves pursuant to binding Contractual Obligations of Company or any of its Subsidiaries and (2) are funded from amounts which are included in the amounts described in clause
(i) of this definition for such period; provided, however, that in any Fiscal Year commencing with Fiscal Year 2005, Annual Free

Covanta (DHC) Credit Agreement

Cash Flow for such Fiscal Year shall be reduced by the amount, if any, by which the sum of the amounts of Annual Free Cash Flow for each of the immediately preceding Fiscal Years (commencing with Fiscal Year 2004) was less than zero.

                  "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "APPROVED PLAN OF REORGANIZATION" has the meaning assigned to that term in subsection 4.1E.

                  "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $500,000 or less and the aggregate value of all such other assets since the Closing Date is equal to $2,000,000 or less, in each case so long as not less than 90% of the consideration received for such assets shall be cash); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (provided, that sales and discounts of not more than $10,000,000 in face value of accounts receivable may be excluded from Asset Sales pursuant this clause (1), and the sole consideration received in connection with any such sale of accounts receivable shall be cash), (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged (provided, that any cash received in connection with any such sale or exchange that is not expended as part of such sale or exchange to obtain such replacement items of equipment, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (3) disposals of obsolete, worn out or surplus property in the ordinary course of business (provided, that not less than 75% of the consideration, if any, received in connection with any such disposal shall be cash, and any such cash received, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (4) any discount or compromise of notes or accounts receivable for less than the face value thereof, to the extent Company deems necessary in order to resolve disputes that occur in the ordinary course of business, or (5) any IPP International Sale.

                  "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VI annexed hereto.

                  "ASSUMPTIONS" has the meaning assigned to that term in subsection 5.11D.

                  "BABYLON SUBSIDIARY" means Covanta Babylon, Inc., a New York corporation.

Covanta (DHC) Credit Agreement

                  "BANK OF AMERICA" has the meaning assigned to that term in the introduction to this Agreement.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BANKRUPT SUBSIDIARY" means any of the Warren Subsidiary, the Lake Subsidiary, the Tampa Subsidiaries or the Babylon Subsidiary, in each case so long as such Debtor remains subject to its Chapter 11 Case before the Bankruptcy Court.

                  "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

                  "BORROWER JOINDER AGREEMENT" means a Borrower Joinder Agreement, substantially in the form of Exhibit VIII annexed hereto.

                  "BORROWERS" has the meaning assigned to that term in the introduction to this Agreement.

                  "BUDGET" means (i) with respect to Fiscal Year 2004, the budget delivered by Company to Lenders on or prior to the Closing Date pursuant to subsection 4.1G, setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and each Fiscal Quarter from the Closing Date through December 31, 2004, and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2009], as such budget may be supplemented pursuant to subsection 6.1(i), and (ii) with respect to each Fiscal Year after 2004, the budget delivered by Company to Lenders pursuant to subsection 6.1(xvi), setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and Fiscal Quarter during such Fiscal Year and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2009], as such budget may be supplemented pursuant to subsection 6.1(i).

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CANADIAN LENDERS" means Non-US Lenders, if any, that are (i) Lenders on the Closing Date in addition to being Canadian Loss Sharing Lenders (as defined in the Existing Intercreditor Agreement) immediately prior to the Closing Date or (ii) Non-US Lenders

Covanta (DHC) Credit Agreement
domiciled in Canada that (a) hold Letter of Credit Exposure originally held on the Closing Date by one or more Non-US Lenders referred to in clause (i) and (b) received such Letter of Credit Exposure directly from another Canadian Lender. Each reference herein to Canadian Lenders shall be a reference to such Persons solely with respect to Letter of Credit Commitments and Letter of Credit Exposure held by Canadian Lenders on the Closing Date.

                  "CAPITAL EXPENDITURES" means cash expenditures by Company and its Subsidiaries that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for the relevant period.

                  "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH MANAGEMENT SYSTEM" means the cash management system of Borrowers, described in Schedule 4.1P annexed hereto, as such Cash Management System may be modified pursuant to subsection 6.10.

                  "CASH ON HAND" has the meaning assigned to that term in subsection 2.3A(i)(f).

                  "CEA" means Covanta Energy Americas, Inc., a Delaware corporation.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "CHANGE IN CONTROL" means the occurrence of any one or more of the following: (i) DHC shall cease to own, directly, 80% or more of the outstanding Capital Stock of Company; or (ii) any "change of control" or "change in control" or event, however titled, shall occur that requires under the High Yield Indenture a prepayment of the High Yield Notes or an offer to prepay High Yield Notes as a result of a change in ownership of all or some portion of the Capital Stock of Company or any of its Subsidiaries or all or substantially all of the assets of Company and its Subsidiaries.

                  "CHAPTER 11 CASES" has the meaning assigned to that term in the recitals to this Agreement.

                  "CLOSING DATE" means the date on which each of the conditions described in subsection 4.1 have been satisfied or waived by Agents and Requisite Lenders (or such other Lenders as may be required under subsection 10.6).

                  "CLOSING DATE MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 4.1N.

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

                  "CLOSING DATE MORTGAGES" has the meaning assigned to that term in subsection 4.1N.

                  "CLOSING DATE RETAINED AMOUNT" has the meaning assigned to that term in subsection 4.1T.

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents, as security for the Obligations.

                  "COLLATERAL ACCOUNT" means the cash collateral account maintained with Collateral Agent pursuant to the Security Agreement to secure the obligations of Borrowers with respect to Letter of Credit Exposure.

                  "COLLATERAL AGENT" means Bank of America, in its capacity as Collateral Agent under the Intercreditor Agreement and the Collateral Documents.

                  "COLLATERAL DOCUMENTS" means the Security Agreement, the DHC Pledge Agreement, the Control Agreements, the Mortgages and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Credit Party pursuant to this Agreement or any of the other Credit Documents, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time.

                  "COMMODITIES AGREEMENT" means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities or similar agreement or arrangement to which Company or any of its Subsidiaries is a party unless, under the terms of such contract, option contract agreement or arrangement Company expects to make or take delivery of the commodities which are the subject thereof.

                  "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                  "COMPETITOR" means any Person (and its Affiliates) primarily engaged in the business of (i) the generation and sale of electricity or (ii) municipal waste management.

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit V annexed hereto.

                  "CONFIRMATION ORDER" means [Order Confirming Debtors' Joint Plan of Reorganization] under Chapter 11 of the Bankruptcy Code entered by the Bankruptcy Court on December __, 2003 in the Chapter 11 Cases, without modification, revision or amendment.

                  "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period,
(i) Consolidated Interest Expense for such period minus (ii) to the extent included in Consolidated Interest Expense for such period, accretion of principal on the High Yield Notes, interest paid in kind and not in cash during such period and any other amounts not paid or payable in cash.

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

                  "CONSOLIDATED FACILITIES CAPITAL EXPENDITURES" means, for any period, the aggregate of all cash expenditures by Company and its Subsidiaries during that period that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for that or any other period. Expenditures that are reimbursed by the client (if such client is a Government Authority) of a Project under the principal lease, service or operating agreement relating to such Project pursuant to a Contractual Obligation on the part of such client to reimburse such expenditures shall not constitute Consolidated Facilities Capital Expenditures.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, (i) total interest expense, net of interest income, of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries to the extent such Indebtedness is or is required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP, but excluding any Indebtedness consisting of Limited Recourse Debt, and (ii) to the extent not included in the calculation of the amount described in clause (i), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, from clauses (i) and (ii) any amounts referred to in subsection 2.2 payable to Agents and Lenders on or before the Closing Date.

                  "CONSOLIDATED LEVERAGE RATIO" means, as at any date of determination, the ratio of (a) Total Debt as at such date to (b) Adjusted EBITDA for the four-Fiscal Quarter period most recently ended prior to such date.

                  "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis, as such amounts are or are required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans,

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                                       8
advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses
(1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount (if stated) of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if the amount of any Contingent Obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Company in good faith based upon reasonable assumptions. No obligations under Performance Guaranties shall constitute Contingent Obligations.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "CORPORATE SERVICES REIMBURSEMENT AGREEMENT" means the corporate services and expense reimbursement agreement entered into by DHC and Company on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "COVANTA ENERGY PENSION PLAN" means the Pension Plan referred to generally by Company on and prior to the Closing Date as the "Covanta Energy Pension Plan".

                  "CPIH" means Covanta Power International Holdings, Inc., a Delaware corporation, and its successors and assigns.

                  "CPIH BORROWERS" means CPIH and any additional borrowers under the CPIH Term Loan Agreement from time to time.

                  "CPIH REVOLVER AGREEMENT" means that certain credit agreement dated as of the date hereof by and among CPIH Borrowers, as borrowers, and the financial institutions listed on the signature pages thereof, as lenders, as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

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

                  "CPIH REVOLVER DOCUMENTS" means the "Loan Documents" as defined in the CPIH Revolver Agreement.

                  "CPIH STOCK PLEDGE AGREEMENT" means the pledge agreement dated as of the Closing Date pursuant to which CEA pledges the Capital Stock of CPIH to secure the obligations of CPIH Borrowers under the CPIH Revolver Documents and the CPIH Term Loan Documents, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "CPIH SUBSIDIARIES" means, on and after the Closing Date, CPIH and its Subsidiaries.

                  "CPIH TERM LOAN AGREEMENT" means that certain credit agreement dated as of the date hereof by and among CPIH Borrowers, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "CPIH TERM LOAN DOCUMENTS" means the "Loan Documents" as defined in the CPIH Term Loan Agreement.

                  "CREDIT DOCUMENTS" means this Agreement, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrowers in favor of an Issuing Lender relating to, the Letters of Credit) and the Collateral Documents, the Intercreditor Agreement and all amendments, waivers and consents relating thereto.

                  "CREDIT PARTY" means each Borrower and DHC, and "CREDIT PARTIES" means all such Persons, collectively.

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, or option contract to buy, sell or exchange currencies or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

                  "D.E. SHAW" means D.E. Shaw Laminar Portfolios, L.L.C. a Delaware limited liability company.

                  "DEBTORS" has the meaning assigned to that term in the recitals to this Agreement.

                  "DEFAULTED PARTICIPATION" has the meaning assigned to that term in subsection 2.6.

                  "DEFAULT EXCESS" has the meaning assigned to that term in subsection 2.6.

                  "DEFAULTING LENDER" has the meaning assigned to that term in subsection 2.6.

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                                       10

                  "DEFAULT PERIOD" has the meaning assigned to that term in subsection 2.6.

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DETROIT PROJECT SUBSIDIARY" means Michigan Waste Energy, Inc., a Delaware corporation.

                  "DEUTSCHE BANK" has the meaning assigned to that term in the introduction to this Agreement.

                  "DEVELOPMENT EXPENSE" means, with respect to any Project, cash expenditures made by Company or any of its Subsidiaries to fund (i) engineering, permitting, legal, environmental and other similar expenses and (ii) fees and expenses of consultants and advisers with respect to engineering, permitting, legal and environmental issues, in each case to the extent such expenses are payable to Persons other than Company and its Subsidiaries in connection with any Expansion permitted under this Agreement, prior to the date of financial closing for such Expansion; provided, that Development Expenses shall exclude payroll expense and reasonable travel expenses of employees of Company and its Subsidiaries.

                  "DHC" means Danielson Holding Corporation, a Delaware corporation.

                  "DHC PLEDGE AGREEMENT" means the DHC Pledge Agreement executed and delivered on the Closing Date by DHC, substantially in the form of Exhibit XI annexed hereto, as such DHC Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "DHC TAX SHARING AGREEMENT" means the tax sharing agreement entered into by DHC, Company and CPIH on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "DIP AGENTS" means the Persons identified as "Agents" under the DIP Credit Agreement, in their capacities as agents for DIP Lenders under the DIP Credit Agreement.

                  "DIP CREDIT AGREEMENT" means that certain Debtor-In-Possession Credit Agreement dated as April 1, 2002, by and among Company and certain of its Subsidiaries, as debtors and debtors-in-possession, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such agreement is in effect immediately prior to the Closing Date.

                  "DIP CREDIT DOCUMENTS" means the "Loan Documents" as defined in the DIP Credit Agreement.

                  "DIP LENDER" means each of the "Lenders" under the DIP Credit Agreement on the Closing Date, in its capacity as a lender under the DIP Credit Agreement.

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

                  "DIP TRANCHE A L/C" means each letter of credit outstanding as of the Closing Date that is described on Schedule 1.1A (Part I) annexed hereto (setting forth the expiration date, renewal requirements and other particulars of such letter of credit, including the type of obligation supported thereby), under which the maximum aggregate available amount for drawing is $3,676,500.00, determined as of the Closing Date; and "DIP TRANCHE A L/CS" means all such letters of credit, collectively.

                  "DIP TRANCHE B L/C" means each letter of credit outstanding as of the Closing Date that is described on Schedule 1.1A (Part II) annexed hereto (setting forth the expiration date, renewal requirements and other particulars of such letter of credit), under which the maximum aggregate available amount for drawing is $178,586,936.10, determined as of the Closing Date; and "DIP TRANCHE B L/CS" means all such letters of credit, collectively.

                  "DISTRIBUTABLE CASH" has the meaning assigned to that term in subsection 4.1T.

                  "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Documentation Agent appointed pursuant to subsection 9.5.

                  "DOLLARS" and the sign "$" mean the lawful money of the United States.

                  "DOMESTIC CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 30 days after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 30 days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than 30 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 30 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and
(ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) such other securities as Company and Agents may agree on from time to time.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of any Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

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                                       12

                  "ELIGIBLE ASSIGNEE" means (i) any Person that is (a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, or (d) any other financial institution that extends credit or buys loans as one of its businesses; (ii) any Person that is a Lender at the time of the relevant assignment; or (iii) any other Person designated as an Eligible Assignee pursuant to the prior written consent of Agents in their sole discretion; provided that none of Company nor any Affiliate of Company nor any Competitor shall be an Eligible Assignee; and provided further that, in order to be an Eligible Assignee, a Person must have at the time of determination a long term senior unsecured debt rating of "A2" or better from Moody's and/or "A" or better from S&P.

                  "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

                  "ENFORCING LENDERS" has the meaning assigned to that term in subsection 10.5B.

                  "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                  "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) or any Facility.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                  "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of

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                                       13

Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

                  "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) that would reasonably be expected to have a Material Adverse Effect; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 412(n) of the Internal Revenue Code, except any such failure or imposition attributable to an error made in good faith which results in the imposition of liability or a Lien on Company and its Subsidiaries and their respective ERISA Affiliates of an immaterial amount, so long as such error, failure and imposition are promptly corrected after discovery of such error by Company or any of its Subsidiaries, or the failure to make by its due date a required installment of a material amount under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material current liability of Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries) pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that would reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material current liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if it would reasonably be expected that Company or any of its Subsidiaries will incur material liability therefor (in excess of the contribution that would otherwise have been due absent such withdrawal), or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, if such assertion or the liability with respect thereto would reasonably be expected to have a Material Adverse Effect; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal

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                                       14

Revenue Code, or of the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in either case if such failure would reasonably be expected to have a Material Adverse Effect; or (x) the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "EVENT OF DEFAULT" has the meaning assigned to that term in
Section 8.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "EXCLUDED SUBSIDIARY" means (i) each Subsidiary of Company for which becoming a Borrower would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (b) applicable law affecting such Subsidiary, provided that any such Subsidiary of Company shall cease to be covered under this clause at such time as such Subsidiary's becoming a Borrower would no longer constitute a material violation of such Contractual Obligation or applicable law, whether as a result of obtaining the required consents or otherwise, and (ii) each Bankrupt Subsidiary.

                  "EXISTING DETROIT L/CS" means, collectively, the following DIP Tranche B L/Cs: (i) Irrevocable Standby Letter of Credit Number SBY501806 issued by UBS Bank, in the available amount of $[96,731,392.81] as of the Closing Date, for the benefit of PMCC Leasing Corporation and Resource Recovery Business Trust
- A, and (ii) Irrevocable Standby Letter of Credit Number SBY501835 issued by UBS Bank, in the available amount of $[41,460,161.38] as of the Closing Date, for the benefit of Aircraft Services Corporation and Resource Recovery Business Trust - B.

                  "EXISTING INTERCREDITOR AGREEMENT" means the "Intercreditor Agreement" as defined in the DIP Credit Agreement on the Closing Date, as such "Intercreditor Agreement" is in effect on the Closing Date.

                  "EXISTING IPP INTERNATIONAL PROJECT GUARANTIES" means, collectively, (i) the existing guaranty by Covanta Energy Group of the obligations of the CPIH Subsidiaries under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of the CPIH Subsidiaries under certain agreements relating to the Quezon Project, and (iii) the existing guaranty by Company of the obligations of the CPIH Subsidiaries under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

                  "EXPANSION" means, with respect to any waste-to-energy Project in existence as of the date hereof, additions or improvements to the existing facilities of such Project that involve the addition of a boiler or a turbine generator.

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

                  "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries, by any of their respective predecessors or by any Person who was an Affiliate of Borrower or any of its Subsidiaries prior to the Closing Date.

                  "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                  "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 7.2A(iii) through (xi)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

                  "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                  "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31st of each calendar year.

                  "FLOOD HAZARD PROPERTY" means any real property that is subject to a Mortgage and is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

                  "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 1 Independence Center, 101 North Tryon Street, Charlotte, N.C. 28255 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

                  "FUNDING BORROWER" has the meaning assigned to that term in subsection 2.7C.

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                  "FUNDING DEFAULT" has the meaning assigned to that term in subsection 2.6.

                  "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by the American Institute of Certified Public Accountants.

                  "GEOTHERMAL SALE" means (i) the sale or other disposition by Company and its Subsidiaries of all or substantially all of (a) their respective
(1) Capital Stock in Covanta SIGC Energy, Inc., Covanta SIGC Energy II, Inc. and Amor 14 Corporation, (2) Capital Stock in Heber Geothermal Company, Heber Field Company and Second Imperial Geothermal Company, and (3) Capital Stock in non-debtor Affiliates Pacific Geothermal Company, Mammoth Geothermal Company and Mammoth Pacific L.P., which entities own or lease geothermal plants and facilities in California (the "GEOTHERMAL BUSINESS") and/or (b) the assets of each of the entities referenced in clause (a), and (ii) the assumption and/or assignment by Company and its Subsidiaries of certain contracts related to the Geothermal Business, in the case of both clauses (i) and (ii) occurring prior to or concurrently with the consummation of the Plan of Reorganization.

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

                  "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

                  "GROSS RECEIPTS" means, in respect of any Asset Sale, the total cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale minus any repayment of debt related to the assets sold in such Asset Sale which is made in connection therewith and is not prohibited under this Agreement.

                  "HAVERHILL DEFERRED INCOME" means, for any period, all non-cash income resulting from payments made in 1998 by the counterparty to the power purchase agreement relating to the Haverhill Project in order to "buydown" its obligations under such agreement, to the extent such non-cash income is included in consolidated revenue or consolidated earnings of Company and its Subsidiaries during such period.

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                  "HAZARDOUS MATERIALS" means (i) any chemical, material or
substance at any time defined as or included in the definition of (a) "hazardous wastes" or "mixed wastes" as defined in RCRA or in any other Environmental Law;
(b) "hazardous substances", "pollutants" or "contaminants" as defined in CERCLA or in any other Environmental Law; (c) "chemical substances" or "mixtures" as defined in TSCA or any other substance which is tested pursuant to TSCA or any other Environmental Law, or the manufacture, processing, distribution, use or disposal of which is regulated or prohibited pursuant to TSCA or any other Environmental Law, including without limitation polychlorinated biphenyls and electrical equipment which contains any oil or dielectric fluid containing regulated concentrations of polychlorinated biphenyls; (d) "insecticides", "fungicides", "pesticides" or "rodenticides" as defined in FIFRA or any other Environmental Law; or (e) "infectious waste" or "biohazardous waste" as defined in any Environmental Law; (ii) asbestos or any asbestos-containing materials;
(iii) urea formaldehyde foam insulation; (iv) any oil, petroleum, petroleum fraction or petroleum derived substance; (v) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (vi) any flammable substances or explosives; (vii) any radioactive materials; and (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

                  "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                  "HEDGE AGREEMENT" means (i) an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, or (ii) a forward agreement or arrangement designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project, so long as the contractual arrangements relating to such Project contemplate that Company or its Subsidiaries shall deliver such electricity to third parties.

                  "HIGH YIELD INDENTURE" means (i) the indenture pursuant to which the High Yield Notes are issued and (ii) any replacement indenture entered into in connection with a refinancing, renewal, replacement or extension of the High Yield Notes permitted under subsection 7.1(xiii), in each case as such indenture or replacement indenture may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "HIGH YIELD NOTES" means (i) the $230,000,000 in aggregate principal amount at maturity of 8.25% Senior Notes due 2010 of Company issued pursuant to the High Yield Indenture, and (ii) any Indebtedness incurred to refinance, renew, replace or extend the High Yield Notes permitted to be incurred under subsection 7.1(xiii); provided, that the initial

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

principal amount (and issue price) of such High Yield Notes on the Closing Date shall be $205,000,000.

                  "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services received by such Person (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a promissory note or similar written instrument, but excluding in either case current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (v) Synthetic Lease Obligations, and
(vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Any obligations under Interest Rate Agreements and Currency Agreements (and Hedge Agreements that protect against fluctuation in electricity rates) constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the Indebtedness of such partnership or joint venture is expressly Limited Recourse Debt of such partnership or joint VENTURE.

                  "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

                  "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

                  "INSURANCE PREMIUM FINANCERS" means Persons who are non-Affiliates of Company that advance insurance premiums for Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

                  "INSURANCE PREMIUM FINANCING ARRANGEMENTS" means, collectively, such agreements as Company and its Subsidiaries shall enter into after the Closing Date with Insurance Premium Financers pursuant to which such Insurance Premium Financers shall advance insurance premiums for Company and its Subsidiaries. Such Insurance Premium Financing Arrangements (i) shall provide for the benefit of such Insurance Premium Financers a security interest in no property of Company or any of its Subsidiaries other than gross unearned premiums for the insurance policies, (ii) shall not purport to prohibit any portion of the Liens created in favor of Collateral Agent (for the benefit of Secured Parties) pursuant to the Collateral Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by this Agreement and shall otherwise be in form and substance reasonably satisfactory to Agents.

                  "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the

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

business of Borrowers and their Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrowers and their Subsidiaries, taken as a whole.

                  "INTERCOMPANY MASTER NOTE" means a promissory note evidencing Indebtedness of Company and each of its Subsidiaries which (a) to the extent the Indebtedness evidenced thereby is owed to any Borrower, is pledged pursuant to the Collateral Documents, and (b) to the extent the Indebtedness evidenced thereby is owed by a Subsidiary of Company, is senior Indebtedness of such Subsidiary (except to the extent that requiring such Indebtedness to be senior would breach a contractual obligation binding on such Subsidiary), except that any such Indebtedness owed by any Borrower to any Subsidiary which is not a Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such note.

                  "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement executed and delivered on the Closing Date by Borrowers, Lenders, Agents, Collateral Agent, the lenders under the New L/C Facility Documents, the Investor Parties, DHC and the trustee under the High Yield Indenture, in the form of Exhibit XIII annexed hereto, as it may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Borrower or any of Subsidiary of any Borrower is a party.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements, (v) Commodities Agreements not constituting Hedge Agreements, or (vi) any Expansion of any Project by Company or any of its Subsidiaries to the extent that the costs of such Expansion are borne, directly or indirectly, by Company or any of its Subsidiaries. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. No account receivable owed by a Person to Company or any of its Subsidiaries that on the relevant date of determination constitutes a current asset and arose from

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                                       20
sales or services to such Person in the ordinary course of business shall constitute an Investment on such date.

                  "INVESTOR PARTIES" means D.E. Shaw, SZ Investments, LLC, a Delaware limited liability company, and Third Avenue Trust, on behalf of the Third Avenue Value Fund Series.

                  "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral.

                  "IPP INTERNATIONAL BUSINESS" means the assets and operations of the business of Company and its Subsidiaries referred to by Company as the "IPP International business" prior to the Closing Date, including the Haripur Project, the Samalpatti Project, the Trezzo Project, the Quezon Project, the Balaji/Madurai Project, the Linasa Project, the Don Pedro Project, the Rio Volcan Project, the Bataan Project, the Magellan Project, the Linan Project, the Huantai Project, the Yanjiang Project and the Island Power Project.

                  "IPP INTERNATIONAL SALES" means one or more sales or dispositions of (i) the assets and/or operations of CPIH and its Subsidiaries and/or (ii) the Capital Stock of CPIH or any of its Subsidiaries.

                  "ISSUING LENDER" means (i) in the event UBS Bank executes a counterpart hereof on the Closing Date as Issuing Lender, UBS Bank, in its capacity as Issuing Lender, and (ii) otherwise, Bank of America, in its capacity as Issuing Lender.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

                  "LAKE SUBSIDIARY" means Covanta Lake, Inc., a Florida corporation.

                  "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Borrower holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Borrower thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, and (iii) to such other matters relating to such Leasehold Property and the Collateral located thereon as Administrative Agent may reasonably request.

                  "LEASEHOLD PROPERTY" means any leasehold interest of any Borrower as lessee under any lease of real property.

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

                  "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

                  "LETTER OF CREDIT" or "LETTERS OF CREDIT" means (i) letters of credit issued under this Agreement by the Issuing Lender pursuant to subsection 3.1A and (ii)(a) letters of credit issued by the Issuing Lender to replace Letters of Credit pursuant to subsection 3.1B(i) and (b) amendments to Letters of Credit issued by the Issuing Lender to extend the expiration date of such Letters of Credit.

                  "LETTER OF CREDIT COMMITMENT" means the commitment of a Lender under subsection 2.1A to purchase and fund participations in Letters of Credit pursuant to Section 3, and "LETTER OF CREDIT COMMITMENTS" means such commitments of all Lenders in the aggregate.

                  "LETTER OF CREDIT EXPOSURE" means, with respect to any Lender as of any date of determination, the sum of (a) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any drawings thereunder not theretofore reimbursed by Borrowers) plus (b) the aggregate amount of all participations purchased by that Lender in any other outstanding Letters of Credit or any drawings under any such other Letters of Credit not theretofore reimbursed by Borrowers.

                  "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Borrowers.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                  "LIMITED RECOURSE DEBT" means, with respect to any Subsidiary of Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with the Project (which in any event shall not include assets held by any Borrower other than a Borrower, if any, whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or the equity interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project. For purposes of this Agreement, Indebtedness of a Subsidiary of Company shall not fail to be Limited Recourse Debt solely by virtue of the fact that the holders of such Limited Recourse Debt have recourse to Company or another Subsidiary of Company pursuant to a Contingent Obligation supporting such Limited

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

Recourse Debt or a Performance Guaranty, so long as such Contingent Obligation or Performance Guaranty is permitted under subsection 7.4 of this Agreement.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by CPIH, Company and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to the Agents as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "MANDATORY PAYMENT" means any amount described in subsections 2.3A(i)(a)-(f) to be applied to repay funded amounts under Letters of Credit or to cash collateralize Letter of Credit Exposure, as determined pursuant to subsection 2.3A.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers, taken as a whole, or Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of Credit Parties taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                  "MATERIAL CONTRACT" means (i) the principal lease agreement, if any, and the principal service or operating agreement, if any, with respect to each waste-to-energy Project and the principal lease agreement, if any, with respect to each independent power plant Project to which Company or any of its Subsidiaries is a party, each of which is in existence as of the Closing Date and is described on Schedule 1.1B annexed hereto, and (ii) any other contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

                  "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

                  "MATERIAL SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person now existing or hereafter acquired or formed by such Person which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the most recent fiscal year of such Person accounted for more than 1% of the consolidated revenues of such Person and its Subsidiaries,
(ii) as at the end of such fiscal year, was the owner of more than 1% of the consolidated assets of such Person and its Subsidiaries, or (iii) is capitalized with more than $500,000 of equity.

                  "MATURITY DATE" means [December __, 2008] [**Insert date that is 5 years from the Closing Date**].

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

                  "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Borrower, substantially in the form of Exhibit XIV annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of any real property or Material Leasehold Property that is the subject of subsection 6.9, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments collectively, whether executed as of or subsequent to the Closing Date.

                  "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Gross Receipts received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable prior to the earlier of (a) the date which is eighteen months from the date of such Asset Sale and (b) the Maturity Date as a result of any gain recognized in connection with such Asset Sale, (ii) additional Taxes actually payable upon the closing of such Asset Sale (including any transfer Taxes or Taxes on gross receipts), (iii) actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable immediately upon consummation of such Asset Sale to employees of Company and its Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is (x) secured by a valid, enforceable and perfected Lien on the stock or assets in question that is permitted under subsection 7.2 and (y) required to be repaid under the terms of such Indebtedness as a result of such Asset Sale (without duplication of amounts deducted in calculating the Gross Receipts from such Asset Sale) and is permitted to be paid under the Credit Documents.

                  "NET DEPRECIATION AND AMORTIZATION EXPENSE" means, for any period, (i) the sum of the amounts (each expressed as a positive number) for such period of "Depreciation" and "Amortization", as each such line item is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled, minus (iii) Haverhill Deferred Income.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or

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

casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of (1) the date which is eighteen months from the date of such receipt and (2) the Maturity Date as a result of the receipt of such payments or proceeds and (b) any actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) above or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than a Mandatory Payment.

                  "NET INDEBTEDNESS PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (including reasonable legal fees and expenses)) from the incurrence of Indebtedness by Company or any of its Subsidiaries.

                  "NEW L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Borrowers, as borrowers, and the financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause
(i) and the Indebtedness and letters of credit issued thereunder (provided, that (a) the terms of such credit agreement, such Indebtedness and such letters of credit as so refinanced, replaced, renewed or extended shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Agents) than the New L/C Facility Agreement in effect on the Closing Date (it being understood and agreed that any refinancing, replacement, renewal or extension having the effect of (1) increasing the maximum amount of any commitment to extend loans (as opposed to letters of credit) under the New L/C Facility Documents, or (2) reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend loans or letters of credit under the New L/C Facility Documents, shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Agents), (b) the aggregate amount of Indebtedness and letters of credit outstanding, and additional commitments to extend credit, if any, under the New L/C Facility Agreement as refinanced, replaced, renewed or extended, shall not exceed the aggregate amount of the commitments to extend credit in effect under the New L/C Facility Agreement on the Closing Date, plus $5,000,000, (c) the obligations under (and the Liens securing) such credit agreement as refinanced, replaced, renewed or extended shall be subject to the Intercreditor

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

Agreement on terms substantively identical to the terms applicable to the obligations in effect under the New L/C Facility Agreement on the Closing Date, and (d) Company shall provide to Agents reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith), in the case of clause (i) or (ii) as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "NEW L/C FACILITY DOCUMENTS" means (i) the New L/C Facility Agreement and (ii) the other "Credit Documents" as defined in the New L/C Facility Agreement.

                  "9.25% DEBENTURES" means the "9.25% Debenture Claims" as such term is defined in the Plan of Reorganization.

                  "NON-BORROWER CASH FLOW" means, for any period with respect to Subsidiaries of Company that are not Borrowers, (i) the aggregate amount of cash from such Subsidiaries paid as dividends or otherwise distributed to Borrowers, minus (ii) the aggregate amount of cash expenditures made by such Subsidiaries from amounts received from Borrowers to fund operations and capital expenditures of such Subsidiaries (whether such amounts are received from Borrowers as the proceeds of Indebtedness incurred by such non-Borrower Subsidiary or as the proceeds of equity contributions or both). Amounts included in the calculation of the Development Expenses with respect to a Project shall not be included in the calculation of clause (ii) of Non-Borrower Cash Flow.

                  "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

                  "OBLIGATIONS" means all obligations of every nature of Credit Parties under the Credit Documents, including any liability of such Credit Party on any claim arising out of or relating to the Credit Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Credit Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Credit Party under any Credit Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Credit Party; provided, that nothing in this definition shall be construed as creating any obligations of DHC under the Credit Documents that are not expressly set forth in such Credit Documents.

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

                  "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

                  "OFFICER'S CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; provided, that any Officer's Certificate delivered pursuant to subsection 2.3A(i)(h) or 6.1(v) shall be executed by a senior financial officer of Company reasonably acceptable to Administrative Agent.

                  "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

                  "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Internal Revenue Code or section 302 of ERISA.

                  "PERFORMANCE GUARANTY" means any agreement entered into by Company or any of its Subsidiaries under which Company or any such Subsidiary guarantees the performance of a Subsidiary of Company under a principal lease, service or operating agreement relating to a Project. The Existing IPP International Project Guaranties shall not constitute Performance Guaranties.

                  "PERMANENT L/C OBLIGATION REDUCTION" means a cancellation, termination or reduction in the amount of any Letter of Credit (including any such reduction, cancellation or termination resulting from a drawing under such Letter of Credit), other than such a cancellation, termination or reduction concurrently with a reissuance of the relevant cancelled, terminated or reduced portion of the applicable Letter of Credit pursuant to subsection 3.1B(i). Notwithstanding the foregoing, any scheduled reduction in the stated amount of any Letter of Credit shall be a Permanent L/C Obligation Reduction only to the extent the maximum amount available for drawing at any time thereafter under such Letter of Credit is permanently reduced.

                  "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

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

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                  (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

                  (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to the real property of Company and its Subsidiaries, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

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

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

                  (xii) licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

                  Other Liens on assets of Borrowers and their Subsidiaries permitted under this Agreement (which are not Permitted Encumbrances) are described in subsection 7.2A.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PETITION DATE" has the meaning assigned to that term in the recitals to this Agreement.

                  "PLAN OF REORGANIZATION" means the [Chapter 11 Plan of Debtors under Chapter 11 of the Bankruptcy Code dated November __, 2003].

                  "PLEDGED COLLATERAL" means the "Pledged Collateral" as defined in the Security Agreement.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                  "PREPETITION CREDIT AGREEMENT" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Company, certain of its Subsidiaries, the financial institutions listed on the signature pages thereof, Deutsche Bank, as Documentation Agent, and Bank of America, as Administrative Agent, as amended, restated, supplemented or otherwise modified through the Closing Date and as it may hereafter be amended, restated, supplemented or otherwise modified.

                  "PREPETITION CREDIT DOCUMENTS" means all "Loan Documents" as defined in the Prepetition Credit Agreement.

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

                  "PREPETITION LENDERS" means the Persons identified as "Lenders" under the Prepetition Credit Agreement, in their capacities as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "PREPETITION OBLIGATIONS" means all "Obligations" as defined in the Prepetition Credit Agreement.

                  "PREPETITION SECURED CLAIMS" means, collectively, the "Secured Bank Claims" and the "9.25% Debenture Claims", as such terms are defined in the Plan of Reorganization.

                  "PREPETITION UNSECURED CLAIMS" means "Parent and Holding Company Unsecured Claims" that are "Allowed," as such terms are defined in the Plan of Reorganization.

                  "PRIME RATE" means the rate that Bank of America announces from time to time as its prime lending rate in effect for commercial borrowers in the United States, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank of America or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                  "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company (including CPIH Subsidiaries) was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (i) the Letter of Credit Exposure of that Lender by (ii) the aggregate Letter of Credit Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                  "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

                  "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

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

                  "RCRA" means the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Borrower in any real property.

                  "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

                  "REGISTER" has the meaning assigned to that term in subsection 2.1B.

                  "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

                  "RELATED AGREEMENTS" means the New L/C Facility Documents, the High Yield Indenture, the High Yield Notes, the Corporate Services Reimbursement Agreement, the Management Services and Reimbursement Agreement and the DHC Tax Sharing Agreement, as such agreements and instruments may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating of Hazardous Materials into the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                  "REQUEST FOR ISSUANCE" means a request substantially in the form of Exhibit III annexed hereto.

                  "REQUISITE DIP LENDERS" means DIP Lenders having or holding more than 50% of the aggregate credit exposure under the DIP Tranche A L/Cs and the DIP Tranche B L/Cs.

                  "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Letter of Credit Exposure of all Lenders, provided, however, that prior to the Closing

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

Date, for purposes of this definition the Letter of Credit Exposure of each Lender shall equal the original Letter of Credit Commitment of such Lender on the Closing Date.

                  "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of Company and its Subsidiaries other than (a) the Obligations, (b) Indebtedness owed by a Subsidiary to a Borrower, (c) Indebtedness under the New L/C Facility Documents or the High Yield Notes, and (d) other amounts required to be paid under this Agreement.

                  "SECURED OBLIGATIONS" means the obligations secured by the Collateral pursuant to the Collateral Documents.

                  "SECURED PARTIES" means the "Secured Parties" as defined in the Intercreditor Agreement.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date by Credit Parties other than DHC, substantially in the form of Exhibit VII annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

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

                  "SEIU PENSION PLAN" means the Pension Plan referred to generally by Company on and prior to the Closing Date as the "Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan".

                  "SOLVENT" means, with respect to any Person, that as of the date of determination, in light of all of the facts and circumstances existing at such time, (i) the then fair saleable value of the property of such Person is
(a) greater than the total amount of liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBORDINATED INDEBTEDNESS" means, collectively, (i) Indebtedness under the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and (ii) any other Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated by its terms in right of payment to the Obligations.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Any reference contained herein to one or more Subsidiaries of Company or of Company's Domestic Subsidiaries shall, unless otherwise expressly indicated, not include any CPIH Subsidiaries.

                  "SWEEP DATE" has the meaning assigned to that term in subsection 2.3A(i)(f).

                  "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TAMPA SUBSIDIARIES" means Covanta Tampa Construction, Inc., a Delaware corporation, and Covanta Tampa Bay, Inc., a Florida corporation.

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest,

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

penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded franchise taxes and all taxes that are imposed on the overall income or profits of such Lender by the United States or by any other Government Authority under the laws of which Lender is organized or has its principal office or maintains its applicable lending office.

                  "TAX NOTE" has the meaning assigned to that term in subsection 4.1F(iv).

                  "TOTAL DEBT" means, as at any date of determination, (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus
(ii) the amounts of "Current portion of project debt" and "Project Debt", whether such line items are so titled or otherwise titled, as such line items are or would be reflected in Company's consolidated balance sheet as at such date prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amounts in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, minus
(iii) any portion of Indebtedness of Company and its Subsidiaries under the CPIH Stock Pledge Agreement or the Corporate Services Reimbursement Agreement included in the amount described in clause (i) above, minus (iv) any portion of the amount described in clause (i) above that represents a funded drawing under a letter of credit (otherwise permitted to be outstanding under this Agreement) supporting obligations of Company and its Subsidiaries (including CPIH Subsidiaries) in respect of the Quezon Project.

                  "TREASURY REGULATIONS" means the Treasury Regulations promulgated under the Internal Revenue Code.

                  "TSCA" means the Toxic Substances Control Act of 1976, as amended (15 U.S.C. Section 2601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "UBS BANK" means Union Bank of Switzerland, New York Branch.

                  "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                  "UNITED STATES" means the United States of America.

                  "UNSECURED CREDITOR NOTES" has the meaning assigned to that term in subsection 4.1F(iv).

                  "UNSECURED CREDITOR NOTES INDENTURE" means the Indenture pursuant to which the Unsecured Creditor Notes are issued.

                  "WARREN SUBSIDIARY" means Covanta Warren Energy Resource Co. LP, a Delaware limited partnership.

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         1.2      ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF
                  CALCULATIONS UNDER AGREEMENT.

                  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii) and
(iv) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)). Except as otherwise permitted by this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

         1.3      OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                  A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  C. The use in any of the Credit Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNT OF COMMITMENTS; CERTAIN TERMS OF PAYMENT AND REPAYMENT

        2.1 LETTER OF CREDIT COMMITMENTS; REGISTER; DEFAULT RATE; COMPUTATION OF INTEREST; MAXIMUM RATE.

                  A. LETTER OF CREDIT COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Lender agrees to purchase in accordance with subsection 3.1C participations in each

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Letter of Credit and any drawings honored thereunder, in an aggregate amount not exceeding its Pro Rata Share of the Letter of Credit Commitments. The original amount of each Lender's Letter of Credit Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Letter of Credit Commitments is $[138,191,554.19]; provided, however, that the Letter of Credit Commitments of Lenders shall be adjusted to give effect to any assignments of the Letter of Credit Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.3. Each Lender's Letter of Credit Commitment shall expire on the Maturity Date.

                  B. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Borrowers and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Letter of Credit Commitment and participations in Letters of Credit of each Lender from time to time (the "REGISTER"). Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Letter of Credit Commitments and participations listed therein for all purposes hereof; all amounts owed with respect to any Letter of Credit Commitment or participation shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Letter of Credit Commitment or participation. Each Lender shall record on its internal records the amount of its participations and Letter of Credit Commitment and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any participations or Letter of Credit Commitments or any Obligations in respect of any participations.

                  C. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, any fees and other amounts then due and payable hereunder (but not including amounts drawn under any Letter of Credit that are not reimbursed by Borrowers when required under subsection 3.3) shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate equal to the Base Rate plus 5.00% per annum. Payment or acceptance of the increased rates of interest provided for in this subsection 2.1C is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  D. COMPUTATION OF INTEREST. Interest on amounts bearing interest with reference to the Base Rate shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues. In computing interest on any amount funded in a drawing under a Letter of Credit, the date of the

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funding of such drawing shall be included; and the date of payment of such funded drawing shall be excluded; provided that if a funded drawing is repaid on the same day on which it is made, one day's interest shall be paid on that funded drawing.

                  E. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.1, in no event shall the rate of interest payable by Borrowers with respect to any funded drawing under any Letter of Credit exceed the maximum rate of interest permitted to be charged under applicable law.

         2.2      FEES.

                  A. FACILITY FEES. Borrowers, jointly and severally, agree to pay to Administrative Agent on the Closing Date, for distribution to each Lender, a facility fee in an amount equal to 1.0% of the Letter of Credit Commitment of such Lender as of the Closing Date.

                  B. OTHER FEES. Borrowers, jointly and severally, agree to pay to Agents such fees in the amounts and at the times separately agreed upon between Company and Agents. All fees referenced in this subsection 2.2 shall be earned when payable and shall be non-refundable.

         2.3 MANDATORY PAYMENTS, REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL.

                  A.       PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                  (i) Mandatory Payments. Mandatory Payments shall be made in the amounts and under the circumstances set forth below, all such Mandatory Payments to be applied as set forth below or as more specifically provided in subsection 2.3A(ii), except to the extent the Intercreditor Agreement requires application thereof in a different manner than as set forth in this subsection 2.3A(i) or subsection 2.3A(ii):

                           (a) Net Asset Sale Proceeds. No later than two days after the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall make a Mandatory Payment in an aggregate amount equal to (1) to the extent that aggregate Net Asset Sale Proceeds in respect of all Asset Sales made on or prior to such date is $7,500,000 or less, 33.33% of such Net Asset Sale Proceeds, or (2) to the extent that aggregate Net Asset Sale Proceeds in respect of all Asset Sales made on or prior to such date exceeds $7,500,000, 100% of such excess (without duplication).

                           (b) Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be used for a Mandatory Payment pursuant to the provisions of subsection 6.4C, Company shall make a Mandatory Payment in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

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                           (c)      Issuance of Indebtedness. On the date of
                  receipt of the Net Indebtedness Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsections 7.1(i) through (xvi), Company shall make a Mandatory Payment in an aggregate amount equal to such Net Indebtedness Proceeds.

                           (d) Tax Refunds. If after the Closing Date, Company or any of its Subsidiaries receives any payment of a cash refund or rebate of any Tax, the Borrowers shall no later than the Business Day following the date of receipt of such refund or rebate make a Mandatory Payment in the amount of such Tax refund or rebate, except to the extent such application would constitute a material violation of a valid Contractual Obligation in connection with a Project of Company or any of its Subsidiaries to remit such refund or rebate to the client of such Project.

                           (e) Annual Free Cash Flow. In the event that there shall be Annual Free Cash Flow for any Fiscal Year (commencing with Fiscal Year 2004), Company shall, no later than 60 days after the end of such Fiscal Year, make a Mandatory Payment in an aggregate amount equal to 50% (or, during the continuance of an Event of Default, 100%) of such Annual Free Cash Flow; provided, however, that the amount of such Mandatory Payment shall be reduced by the amount of cash, if any, applied to cash collateralize Letter of Credit Exposure pursuant to subsection 2.3A(i)(f) during the four Fiscal Quarters most recently preceding the date of such Mandatory Payment.

                           (f) Excess Cash. Any amounts on deposit in the Cash Management System (such amounts, in any event, not to include amounts, if any, on deposit in the Collateral Accounts or required to be held in Deposit Accounts which are collateral accounts or debt service reserve accounts described on Schedule 2.3A(i)(f) annexed hereto, as said Schedule 2.3A(i)(f) may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii)) (the aggregate of such amounts on deposit at any time (excluding any amounts on deposit in accounts set forth on said Schedule at such time) being referred to herein as "CASH ON HAND") in excess of $60,000,000 (plus the Closing Date Retained Amount) for each Sweep Date (as defined below) in 2004 and 2005, $70,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2006, $75,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2007 and $80,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2008, on June 30 and December 31 of each of the aforementioned years (each such date, a "SWEEP DATE"), shall be applied on the next succeeding Business Day to repay funded amounts, if any, under the Letters of Credit and then to cash collateralize the Letters of Credit and the Letter of Credit Commitments under the Collateral Account Agreement in an amount, taken together with all then existing cash collateral for the Letter of Credit Commitments, equal to 105% of the Letter of Credit Commitments.

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                           (g)      Prepayments Due to Certain Changes of
                  Control. Upon the date on which any "change of control" or "change in control" or event, however titled, shall occur that requires under the High Yield Indenture a repurchase of the High Yield Notes or an offer to repurchase High Yield Notes as a result of a change in ownership of all or some portion of the Capital Stock of Company or any of its Subsidiaries or all or substantially all of the assets of Company and its Subsidiaries, (1) Borrowers shall repay all funded amounts, if any, under the Letters of Credit, then deposit into the Collateral Account an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (2) the right or obligation of any Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall terminate.

                           (h) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with the receipt of any amount which would require a Mandatory Payment pursuant to subsections 2.3A(i)(a) - (f), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, cash in the Cash Management System, Annual Free Cash Flow or Tax refund or rebate, as the case may be, that gave rise to such Mandatory Payment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional Mandatory Payment in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                  (ii)     Application of Prepayments.

                           (a) Application of Prepayments. Except as provided in subsection 2.3C and the last sentence of this subsection 2.3A(ii)(a) and to the extent the Intercreditor Agreement requires application of such Mandatory Payment in a different manner than as set forth in this sentence, any Mandatory Payments made pursuant to subsections 2.3A(i)(a) -
                  (e) shall be applied to repay funded amounts, if any, under the Letters of Credit and then to cash collateralize the Letters of Credit and the Letter of Credit Commitments under the Collateral Account Agreement in an amount, taken together with all then existing cash collateral for the Letter of Credit Commitments, equal to 105% of the Letter of Credit Commitments. Notwithstanding the foregoing, Borrowers and Lenders hereby agree that any cash applied to collateralize Letter of Credit Exposure pursuant to subsection 2.3A(i)(f) with respect to a cash balance on June 30 or December 31 of any Fiscal Year (the "SUBJECT FISCAL YEAR") shall, in the event that the amount of such cash applied to collateralize Letter of Credit Exposure

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

                  exceeds 50% of the Annual Free Cash Flow for the Subject Fiscal Year, be released to Borrowers to the extent of such excess (but in no event shall more cash be so released than the aggregate amount applied pursuant to subsection 2.3A(i)(f) with respect to the Subject Fiscal Year) after the 60th day of the following Fiscal Year, promptly following Borrowers' certification of such excess; provided, however, that such release shall not be required if, at the time such release would otherwise be required, an Event of Default shall have occurred and be continuing; and provided, further, that to the extent the Intercreditor Agreement requires application of such amounts in a different manner than as set forth in this sentence, such amounts shall be applied in accordance with the Intercreditor Agreement.

                  (iii) Mandatory Reduction of Letter of Credit Commitments. Immediately upon the occurrence of any Permanent L/C Obligation Reduction, the Letter of Credit Commitments shall be permanently reduced in an amount equal to the amount of such Permanent L/C Obligation Reduction, and such reduction of the Letter of Credit Commitments shall reduce each Lender's Letter of Credit Commitment ratably.

                  B.       GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) Manner and Time of Payment. All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day. Each Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Anything contained herein to the contrary notwithstanding, Borrowers jointly and severally promise to repay all honored drawings under the Letters of Credit when due in accordance with the terms hereof and agree that, to the extent any Letters of Credit have not been returned and cancelled, on the Maturity Date (a) the unpaid principal amount of, and accrued interest on, any funded amounts under such Letters of Credit, (b) an amount equal to the maximum available amount that may at any time on or after such date be drawn under all such Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and any amounts so due and payable with respect to Letters of Credit shall be cash collateralized in an amount equal to 105% of the amount thereof.

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

                  (ii) Application of Payments to Principal and Interest. All payments in respect of any honored drawing under a Letter of Credit shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

                  (iii) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                  C. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT. Except to the extent the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 2.3C, upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite Lenders or upon termination of the Letter of Credit Commitments (a) all Mandatory Payments or other payments received on account of the Obligations, whether from any Borrower or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in the Collateral Documents), in each case in the following order of priority:

                  (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Agents are entitled to compensation (including the fees described in subsection 2.2), reimbursement and indemnification under any Credit Document and all advances made by Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Credit Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Credit Documents;

                  (ii) thereafter, to the extent of any excess such proceeds, first, to repay owed and outstanding amounts (subject to the provisions of subsection 2.3B(ii) hereof) with respect to Letter of Credit Exposure, with the remainder applied to cash collateralize Letter of Credit Exposure and unutilized Letter of Credit Commitments (it being understood that for purposes of this clause (ii), the portion of such Letter of Credit Exposure that consists of unutilized Letter of Credit Commitments or undrawn amounts under outstanding Letters of Credit shall be measured at 105% of the amount thereof), for the ratable benefit of the holders thereof; and

                  (iii) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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

         2.4      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

                  A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.4B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

                  (i) subjects such Lender to any additional Tax (other than any withholding tax with respect to which subsection 2.4B applies) with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Letter of Credit Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

                  (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

                  (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Letter of Credit Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrowers shall promptly pay, on a joint and several basis, to such Lender, upon receipt of the statement referred to in subsection 2.5A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.

                  B.       TAXES.

                  (i) Payments to Be Free and Clear. All sums payable by Borrowers under this Agreement and the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on

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

         behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

                  (ii) Grossing-up of Payments. If any Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Credit Documents:

                           (a) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it (it being understood and agreed that no such notice shall be required with respect to Canadian Lenders, if any);

                           (b) Borrowers shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on any Borrower) for their own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                           (c) the sum payable by Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                           (d) within 30 days after paying any sum from which any or all of them are required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which any or all of them are required by clause (b) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

                  (iii)    Evidence of Exemption from U.S. Withholding Tax.

                           (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.4B(iii), a "NON-US LENDER") shall (1) to the extent such Non-US Lender is not a Canadian Lender, deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such

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

                  Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Credit Documents, and (2) to the extent such Non-US Lender is a Canadian Lender, deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Canadian Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Canadian Lender (in the case of each other Canadian Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of any forms, properly completed and duly executed by such Lender, required under the Internal Revenue Code or the regulations issued thereunder to establish that such Canadian Lender is eligible for a reduced withholding tax rate under the "Convention Between the United States of America and Canada with Respect to Taxes on Income and Capital" or any successor thereto.

                           (b) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Credit Documents (or, if such Lender is a Canadian Lender, to confirm or establish that such Lender is eligible for the relevant reduced withholding tax rate) or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                           (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.4B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.4B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.4B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.4B(iii)(c) shall relieve Borrowers of their obligation to pay any amounts pursuant to subsection 2.4B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.4B(iii)(a) (or, if such Lender is a Canadian Lender, establishing the fact that such Lender is eligible for the relevant reduced withholding tax rate).

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

                           (d) Notwithstanding anything contained in this subsection to the contrary, Borrowers shall be required to pay additional amounts to each Canadian Lender under clause (c) of subsection 2.4B(ii) with respect to any Credit Exposure held by such Canadian Lender in its capacity as a Canadian Lender notwithstanding that such Lender fails to deliver forms, certificates or other evidence establishing the fact that such Lender is not subject to withholding as described in subsection 2.4B(iii)(a)(1).

                  (iv) Indemnity for Withheld Amounts. Borrowers hereby agree to indemnify Lenders and Agents for the full amount of any deduction or withholding on account of any Taxes imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment (including any such Taxes imposed by any jurisdiction on amounts payable under this subsection 2.4B) that Borrowers are required to pay pursuant to subsection 2.4B(ii) but were paid by Agents or Lenders with respect to sums payable by Borrowers under this Agreement and the other Credit Documents and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made promptly, and in any event within 10 days after, the relevant Lender or Agent makes demand therefor in writing.

                  C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Letter of Credit Commitments, Letters of Credit, participations therein or other Obligations to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in subsection 2.5A, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

         2.5 STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

                  A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.4 or 2.5B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all

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parties hereto absent manifest error; provided that a Lender claiming compensation or reimbursement pursuant to subsection 2.4B(ii) due to circumstances in effect as of the Closing Date shall not be required to deliver more than one such statement to Borrowers or Administrative Agent, and such statement shall remain effective with respect to this Agreement until all Obligations have been paid in full.

                  B. MITIGATION. Each Lender (including any Issuing Lender) agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender or Issuing Lender to receive payments under subsection 2.4 (other than subsection 2.4B(ii)), it will use reasonable efforts to make, issue, fund or maintain the Letter of Credit Commitments of such Lender or the Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.4 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.5B unless Borrowers agree to pay, on a joint and several basis, all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

         2.6      DEFAULTING LENDER.

                  Anything contained herein to the contrary notwithstanding, in the event that any Lender (any such Lender being a "DEFAULTING LENDER") defaults (a "FUNDING DEFAULT") in its obligation to fund its participation in any Letter of Credit (a "DEFAULTED PARTICIPATION") in accordance with the terms of this Agreement, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall not be deemed a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents (provided, however, that nothing in this clause (i) shall be construed as permitting, without the consent of the relevant Defaulting Lender, a reduction in the principal amount of such Defaulting Lender's outstanding funded Obligations, an increase in the amount of such Lender's Letter of Credit Commitment or participation in any Letters of Credit, a reduction or postponement of the due date of any amount funded by such Defaulting Lender and payable in respect of any Letter of Credit, an extension of the expiration date of any Letter of Credit beyond the Maturity Date, or an extension of the Maturity Date), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, any payment or reimbursement of amounts with respect to a drawing under a Letter of Credit shall be applied first, to amounts funded by Agents, Issuing Lenders or other Lenders (together with unpaid interest accrued thereon) in lieu of such amounts required to be funded by Defaulting Lenders and second, to the Letter of Credit participations of other Lenders (other than any other Defaulting Lenders) as if such Defaulting Lender (and any other Defaulting Lenders) had no participations outstanding and the Letter of Credit Exposure of such Defaulting Lender were

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zero, and (iii) such Defaulting Lender's Letter of Credit Commitments and Pro
Rata Share with respect thereto shall be excluded for purposes of calculating the letter of credit fees under subsection 3.2 in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such letter of credit fee with respect to such Defaulting Lender's Letter of Credit Commitments in respect of any Default Period with respect to such Defaulting Lender.

                  For purposes of this Agreement, (I) "DEFAULT PERIOD" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:
(A) the date on which all Letter of Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Participations of such Defaulting Lender or by the non-pro rata application of any payments of amounts with respect to any payments or reimbursements of amounts with respect to drawings under Letters of Credit in accordance with the terms hereof or any combination thereof), and
(2) such Defaulting Lender shall have delivered to Company and Agents a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Letter of Credit Commitments, and (C) the date on which Company, Administrative Agent and all Issuing Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) "DEFAULT EXCESS" means, with respect to any Defaulting Lender, the excess, if any, of (x) such Defaulting Lender's applicable Pro Rata Share of all funded participations in Letters of Credit (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Participations) over (y) the aggregate funded amount of such Defaulting Lender's participations in Letters of Credit.

                  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.6, performance by any Borrower of its obligations under this Agreement and the other Credit Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.6. The rights and remedies against a Defaulting Lender under this subsection 2.6 are in addition to other rights and remedies that Borrowers may have against such Defaulting Lender with respect to any Funding Default and that Agents, any Issuing Lender or any Lender may have against such Defaulting Lender with respect to any Funding Default.

         2.7      JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS.

                  A. JOINT AND SEVERAL OBLIGATIONS. All Obligations of Borrowers under the Credit Documents shall be the joint and several Obligations of each Borrower.

                  B. NO IMPAIRMENT OR RELEASE. The Obligations of and the Liens granted by any Borrower under the Credit Documents shall not be impaired or released by any action or inaction on the part of Administrative Agent or any Lender with respect to any other Credit Party, including any action or inaction which would otherwise release a surety.

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                  C.       CONTRIBUTION RIGHTS. In order to provide for just and
equitable contribution among Borrowers if any payment is made by a Borrower (a "FUNDING BORROWER") in discharging any of the Obligations, that Funding Borrower shall be entitled to a contribution from the other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among Borrowers on the basis of the relative benefits received by Borrowers. If and to the extent that a Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Funding Borrower may have against the other Borrowers by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing and shall be subject to the Liens and security interests of the Administrative Agent. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of Administrative Agent or any Lender under the Credit Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the Obligations.

         2.8      RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

                  Except as prohibited under applicable law, Company hereby waives any claim, right or remedy, direct or indirect, that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations in connection with this Agreement or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any other Borrower or guarantor of the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Agent or Lender now has or may hereafter have against any other Borrower or guarantor of the Obligations, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Agent or Lender. In addition, until the Obligations shall have been indefeasibly paid in full and the Letter of Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Company shall withhold exercise of any right of contribution Company may have against any other Borrower or Credit Party. Company further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Company may have against any other Borrower or Credit Party or against any collateral or security shall be junior and subordinate to any rights any Agent or Lender may have against any other Borrower, to all right, title and interest any Agent or Lender may have in any such collateral or security, and to any right any Agent or Lender may have against such Credit Party. If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Agents and Lenders and shall forthwith be paid over to Administrative Agent

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for the benefit of Agents and Lenders to be credited and applied against the
Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 3.        LETTERS OF CREDIT

         3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

                  A. INITIAL ISSUANCE. In the event that UBS Bank executes and delivers a counterpart of this Agreement as Issuing Lender on or prior to the Closing Date, UBS Bank shall, on the Closing Date upon receiving evidence satisfactory to it that the Existing Detroit L/Cs are concurrently therewith being returned undrawn and cancelled, issue a Letter of Credit or Letters of Credit in substantially the form attached hereto as Exhibit IV to replace the Existing Detroit L/Cs. In the event that UBS Bank does not execute and deliver a counterpart of this Agreement as Issuing Lender on or prior to the Closing Date, Bank of America shall, on the Closing Date upon receiving evidence satisfactory to it that the Existing Detroit L/Cs are concurrently therewith being returned undrawn and cancelled, issue a Letter of Credit or Letters of Credit in substantially the form attached hereto as Exhibit IV to replace the Existing Detroit L/Cs.

                  B.       MECHANICS OF ADDITIONAL ISSUANCES.

                  (i) Request for Issuance of Letters of Credit. After the issuance of any Letter of Credit on the Closing Date pursuant to subsection 3.1A, whenever Borrowers desire to have the Issuing Lender issue a Letter of Credit to extend or replace such outstanding Letter of Credit, or Agents request (with a copy of such request to Company) that the Issuing Lender issue a Letter of Credit to extend or to replace such outstanding Letter of Credit, Borrowers shall deliver to Administrative Agent a Request for Issuance no later than 12:00 Noon (New York City time) at least 10 Business Days (or in each case such shorter period as may be agreed to by Administrative Agent in any particular instance) in advance of the proposed date of issuance, which Request for Issuance shall describe the relevant Letter of Credit and the verbatim text of the Letter of Credit proposed to be issued or of such extension, as the case may be, and shall specify such proposed date of issuance or extension; provided, that Borrowers shall not request that Issuing Lender issue or extend (and Issuing Lender shall not issue or extend) any Letter of Credit:

                           (a) if the underlying Contractual Obligation to provide any such Letter of Credit or a replacement thereto to the beneficiary thereof has terminated, and/or the beneficiary of such Letter of Credit has otherwise returned the same for cancellation without the expectation that a Letter of Credit will be issued contemporaneously with such cancellation in substitution therefor;

                           (b) unless the terms of such Letter of Credit as so replaced or extended (other than the stated amount and expiration date thereof) are substantially identical to the terms of the corresponding Letter of Credit being replaced or extended;

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                           (c)      unless the schedule of stated amounts of
                  such Letter of Credit as so replaced or extended is identical to the schedule of stated amounts of the corresponding Letter of Credit being replaced or extended, as the case may be (and the stated amount of any Letter of Credit shall be at the time of issuance the applicable amount set forth in the schedule of stated amounts contained in the form of Letter of Credit attached hereto as Exhibit IV), and is denominated in Dollars;

                           (d) if such Letter of Credit as so replaced or extended has an expiration date later than the earlier of (y) the 5th Business Day prior to the Maturity Date and (z) the date which is three years from the date of issuance of such Letter of Credit; or

                           (e) if, after giving effect to such issuance or extension, the Letter of Credit Usage would exceed the Letter of Credit Commitments.

                  (ii) Recertification. Borrowers shall notify the Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance or extension of any Letter of Credit in the event that any of the matters to which Borrowers are required to certify in the relevant Request for Issuance is no longer true and correct as of the proposed date of issuance or extension of such Letter of Credit (provided that no Request for Issuance shall require Borrowers to make representations or warranties other than those referenced in subsection 3.1B(iii)(b)), and upon the issuance or extension of such Letter of Credit Borrowers shall be deemed to have re-certified, as of the date of such issuance or extension, as to the matters to which Borrowers are required to certify in such Request for Issuance (except to the extent such requirement to re-certify as to such matters shall have been waived in accordance with subsection 10.6 hereof).

                  (iii) Issuance of Letter of Credit. Subject to subsections 3.1B(i) and 3.1B(ii), unless the Maturity Date shall have occurred, upon satisfaction or waiver (in accordance with subsection 10.6) of the following conditions on the date of issuance or extension, the applicable Issuing Lender shall issue the requested Letter of Credit (in the form set forth in such notice) to replace (or shall extend, as the case may be) the relevant outstanding Letter of Credit, in accordance with such Issuing Lender's standard operating procedures:

                           (a) On or before the date of issuance or extension of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof), signed by a duly authorized Officer of Borrowers, together with all other information specified in subsection 3.1B(i) and such other documents or information as Issuing Lender may reasonably require in connection with the issuance or extension of such Letter of Credit;

                           (b) The representations and warranties contained in subsections 5.1, 5.2, 5.15, 5.16 and 5.18 shall be true, correct and complete in all material respects on and as of the date of issuance or extension of such Letter of Credit to the same

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                  extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; and

                           (c)      No event shall have occurred and be
                  continuing or would result from the issuance or extension of such Letter of Credit that would constitute an Event of Default or a Potential Event of Default.

                  (iv) Notification to Lenders. No later than 10 Business Days prior to the decision to extend or reissue any Letter of Credit, the Issuing Lender thereof shall notify Agents in writing of the date on which such Issuing Lender expects such decision will be made and of the date by which such decision must be made in order to avoid a drawing under such Letter of Credit. Promptly after the issuance, amendment or extension of any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each Lender of such issuance, amendment or extension in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender in writing of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C and, if so requested by a Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit, amendment or extension.

                  C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of any Letter of Credit (including any issuance of a Letter of Credit pursuant to subsection 3.1A), each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. Each Borrower, with respect to the Existing Detroit L/Cs and the Letters of Credit, hereby (1) represents, warrants, agrees, covenants and reaffirms that it has no (and it permanently and irrevocably waives and releases Agents and Lenders from any, to the extent arising on or prior to the Closing Date with respect to the Existing Detroit L/Cs) defense, set off, claim or counterclaim against Agents or any Lender in regard to its obligations in respect of any such participation in a Letter of Credit or any drawings honored thereunder, and (2) affirms its obligation to pay such participations, and any amounts owed (whether or not then due and payable, and including all interest and fees accrued under the DIP Credit Documents to the Closing Date with respect to the Existing Detroit L/Cs) with respect to each Letter of Credit in accordance with the terms and conditions of this Agreement and the other Credit Documents.

         3.2      LETTER OF CREDIT FEES.

                  Borrowers jointly and severally agree to pay the following amounts with respect to each Letter of Credit:

                  (i) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to (a) the greater of (X) $500 and (Y) 0.25% per annum of the daily

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         amount available to be drawn under such Letter of Credit, plus (b) an annual fee of $1,500, and

                  (ii) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to 2.50% per annum (expressed as a daily rate) multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee and letter of credit fee to be payable in arrears on and to (but excluding) the last day of each month and computed on the basis of a 360-day year, for the actual number of days elapsed, except that the annual fee referred to in clause (i)(b) shall be payable in advance on the date of issuance of such Letter of Credit and on each anniversary thereof; and with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses
(i) and (ii) above), Borrowers jointly and severally agree to pay documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

                  For purposes of calculating any fees payable under this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (ii) of this subsection 3.2 with respect to a Letter of Credit, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount. All fees referenced in this subsection 3.2 shall be earned when payable and shall be non-refundable. Upon the occurrence and during the continuation of any Event of Default, all fees set forth in this subsection 3.2 shall accrue at a rate that is 2.00% per annum in excess of the rate otherwise set forth in this subsection and shall, if Requisite Lenders so request, be payable upon demand. Payment or acceptance of the increased rates provided for in this paragraph shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

         3.3      DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF
                  CREDIT.

                  A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in compliance with the terms and conditions of such Letter of Credit.

                  B. REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Borrowers and Borrowers shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such payment.

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                  C.       PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER
LETTERS OF CREDIT.

                  (i) Payment by Lenders. In the event that Borrowers shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent of the unreimbursed amount of such drawing and upon receipt of such notice, Administrative Agent shall promptly notify each Lender (other than such Issuing Lender) of such unreimbursed amount and of such Lender's respective participation therein based on such Lender's Pro Rata Share; provided that no Lender's funding of its participation in any such drawing shall exceed its Pro Rata Share of the amount of such drawing, and the aggregate principal amount of all participations funded by a Lender with respect to Letters of Credit shall in no event exceed the amount of such Lender's Letter of Credit Commitment. Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by Administrative Agent. In the event that any Lender fails to make available to such Issuing Lender on such Business Day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

                  (ii) Distribution to Lenders of Reimbursements Received From Borrowers. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall deliver to Administrative Agent for distribution to any other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Borrowers in reimbursement of such payment under the Letter of Credit when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

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                  D.       INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment of Interest by Borrowers. Borrowers agree to pay to each Issuing Lender, with respect to payments under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrowers at a rate equal to (1) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus 3.00% per annum and (2) thereafter, a rate which is 2% per annum in excess of the rate of interest set forth in clause (b)(1). Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. All payments by Borrowers in respect of payments made by an Issuing Lender under a Letter of Credit issued by it shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal. Payment or acceptance of the increased rates of interest provided for in this subsection 3.3D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to Administrative Agent for distribution to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such payment, the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection
         3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, such Issuing Lender shall distribute to Administrative Agent for distribution to each other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such payment so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such payment is reimbursed by Borrowers. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

         3.4      OBLIGATIONS ABSOLUTE.

                  The obligation of Borrowers to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and the obligations of Lenders under subsection 3.3C(i)

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shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit;

                  (ii) the existence of any claim, set-off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

                  (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

                  (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries (including CPIH Subsidiaries);

                  (vi) any breach of this Agreement or any other Credit Document by any party thereto;

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                  (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

         3.5      NATURE OF ISSUING LENDERS' DUTIES.

                  A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 2.4, Borrowers hereby jointly and severally agree to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which such Issuing Lender may incur or

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be subject to as a consequence, direct or indirect, of (i) the issuance of any
Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

                  B. NATURE OF ISSUING LENDERS' DUTIES. As between Borrowers and any Issuing Lender, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

                  In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to any Borrower.

                  Notwithstanding anything to the contrary contained in this subsection 3.5, Borrowers shall retain any and all rights they may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

         3.6      CASH COLLATERAL FOR LETTERS OF CREDIT.

                  A. RELEASES OF CASH COLLATERAL. If (i) (a) the underlying Contractual Obligation to provide a Letter of Credit or a replacement thereto to the beneficiary thereof has

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terminated (other than by drawing under such Letter of Credit), and/or (b) the beneficiary of such Letter of Credit has otherwise returned the same for cancellation without the expectation that a Letter of Credit will be issued contemporaneously with such cancellation in substitution for such cancelled Letter of Credit, and/or the maximum amount available for drawing under a Letter of Credit is permanently reduced (other than such a reduction concurrently with a reissuance or replacement of the relevant reduced portion of such Letter of Credit pursuant to subsection 3.1B(iii)), and (ii) the Letter of Credit Commitments are permanently reduced by the amount of such Letter of Credit or such reduction in the stated amount of such Letter of Credit, as the case may be, then, to the extent that the amount of cash collateral securing the Letter of Credit Exposure pursuant to the Collateral Account Agreement exceeds 105% of the Letter of Credit Commitments then in effect after such permanent reduction, the excess cash collateral shall be applied to the payment to or upon the order of Borrowers or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, except to the extent the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 3.6.

                  B. CASH COLLATERAL ON THE MATURITY DATE. On the Maturity Date, any outstanding Letter of Credit Exposure shall be cash collateralized in an amount equal to 105% of the amount thereof by Borrowers or otherwise supported, in either case in a manner satisfactory to the Lenders.

SECTION 4.        CONDITIONS TO CLOSING DATE

                  The initial issuance of Letters of Credit hereunder is subject to the satisfaction of the following conditions.

         4.1      CONDITIONS TO CLOSING DATE.

                  The obligations of Lenders with respect to their respective Letter of Credit Commitments, and the issuance of any Letters of Credit to be issued on the Closing Date, are subject to prior or concurrent satisfaction of the following conditions:

                  A. CREDIT PARTY DOCUMENTS. On or before the Closing Date, Borrowers shall, and shall cause each other Credit Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrowers or such Credit Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                  (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate

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         taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party;

                  (iv) Executed originals of the Credit Documents to which such Person is a party; and

                  (v) Such other documents as Administrative Agent may reasonably request.

                  B. FEES. Borrowers shall have paid out of Debtors' estates to Administrative Agent, (i) for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date referred to in subsection 2.2 and all reasonable and documented costs and expenses (including legal fees, due diligence fees, recordation expenses, other out-of-pocket expenses and taxes) of Agents incurred in connection with the negotiation, preparation, recordation, execution and completion of the Credit Documents and the transactions contemplated thereby, including such fees and expenses of O'Melveny & Myers LLP, counsel to Agents, and Ernst & Young Corporate Finance LLC, and (ii) for distribution (as appropriate) to DIP Lenders and DIP Agents, all unpaid interest and fees accrued under the DIP Credit Agreement on or before the Closing Date, and all reasonable and documented costs and expenses of Agents and Lenders owed pursuant to subsection 10.2 of the DIP Credit Agreement.

                  C.       CORPORATE AND CAPITAL STRUCTURE; MANAGEMENT;
OWNERSHIP.

                  (i) Corporate Structure. DHC shall own all of the issued and outstanding Capital Stock of Company. The corporate organizational structure of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto.

                  (ii) Capital Structure and Ownership. DHC shall have made a cash equity contribution to Company of not less than $30,000,000. The capital structure and ownership of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto.

                  (iii) Management. The Governing Bodies, officers and management structure of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after

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

         giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto and shall be as set forth on Schedule 4.1C annexed hereto. Lenders shall have received copies of, and Requisite Lenders shall be satisfied with the form and substance of any employment agreements with and any incentive arrangements for senior management of Company and its Subsidiaries.

                  D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Agents an Officer's Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

                  E. PLAN OF REORGANIZATION; CONFIRMATION ORDER; DISCHARGE OF EXISTING CREDIT FACILITIES.

                  (i) Plan of Reorganization. The Plan of Reorganization and all amendments, modifications, revisions and restatements thereof, if any, shall have been approved by the creditors of Borrowers (including the DIP Lenders and the Prepetition Lenders) in requisite number and percentage and confirmed by the Bankruptcy Court pursuant to the Confirmation Order and delivered to Agents (the "APPROVED PLAN OF REORGANIZATION"). Except as set forth in modifications filed with the Bankruptcy Court and approved by Agents, there shall have been no modifications, amendments, revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Company or any of its Subsidiaries in the Approved Plan of Reorganization shall be accurate, true, correct and complete in all material respects as of the Closing Date. The Approved Plan of Reorganization (a) shall provide for the payments on the Closing Date described in subsection 4.1U, the corporate reorganization described in subsection 4.1S, and the issuance of the Letters of Credit under this Agreement and the Indebtedness described in subsection 4.1F; and (b) upon satisfaction of all conditions to the effectiveness of this Agreement, shall become effective in accordance with its terms without waiver of any condition to such effectiveness that, in Agents' reasonable judgment, is material.

                  (ii) Confirmation Order. The Confirmation Order shall have been delivered to Lenders, shall address the matters set forth in subsections 4.1F, 4.1S and 4.1T, the issuance of the Letters of Credit under this Agreement and the terms hereof and the granting of all Liens and consents required under this Agreement and the other Credit Documents and otherwise be in form and substance satisfactory to Requisite Lenders. The Confirmation Order shall be in full force and effect and no portion thereof shall have been stayed pending any appeal or petition for review or for rehearing, not less than 11 days shall have elapsed since entry of the Confirmation Order and Agents shall have

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         received evidence satisfactory to each demonstrating such facts.
         Debtors' First Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code and the Liquidation Plan Supplement to Debtors' First Amended Joint Plan of Liquidation, as filed with the Bankruptcy Court on September 28, 2003 and as amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under the DIP Credit Agreement, shall have been confirmed by the Bankruptcy Court pursuant to an order in form and substance satisfactory to Requisite Lenders.

                  (iii) Approval of Fees Related to Exit Financing. The Bankruptcy Court order approving the fees payable to Agents and the Lenders described in subsection 4.1B shall be in full force and effect, without modification or amendment except to the extent approved by Agents.

                  (iv) Material Agreements. The terms and conditions of any Material Contracts to be entered into by the Borrowers or any of their Subsidiaries pursuant to the Approved Plan of Reorganization shall be in form and substance satisfactory to Requisite Lenders and Agents.

                  F.       MATTERS RELATING TO EXISTING INDEBTEDNESS.

                  (i) Termination of DIP Credit Agreement and Related Liens. (a) Indebtedness consisting of funded amounts outstanding under the DIP Credit Agreement on the Closing Date shall have been repaid in full in cash, (b) all undrawn DIP Tranche A L/Cs and DIP Tranche B L/Cs (other than the Existing Detroit L/Cs) shall be replaced (or any further drawings thereunder shall be fully supported pursuant to arrangements satisfactory to DIP Lenders and the issuers thereof) with letters of credit issued under the New L/C Facility Agreement, (c) the Existing Detroit L/Cs shall be replaced with Letters of Credit, (d) each letter of credit (if any) issued or deemed issued under the DIP Credit Agreement other than the DIP Tranche A L/Cs and DIP Tranche B L/Cs shall have been cash collateralized pursuant to arrangements reasonably satisfactory to the issuer of such letter of credit, or cancelled and returned undrawn, or reimbursed, (e) all commitments to lend or make other extensions of credit under the DIP Credit Agreement shall have terminated (except that the participations of DIP Lenders purchased in the letters of credit, if any, referred to in clause (d) above shall continue), and (f) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries (including CPIH Subsidiaries) under the DIP Credit Agreement shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (ii) Termination of Prepetition Credit Agreement, 9.25% Debentures and Related Liens. (a) Indebtedness consisting of the 9.25% Debentures and the Prepetition Obligations on the Closing Date shall be satisfied by application of the High Yield Notes and the CPIH Term Loans and by application of Cash On Hand of Borrowers (as described in subsection 4.1U), and (b) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries (including CPIH Subsidiaries) under the Prepetition Credit Agreement and the 9.25%

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         Debentures shall have been delivered to Administrative Agent to the extent required by the Administrative Agent.

                  (iii) CPIH Facilities. Indebtedness under the CPIH Revolver Agreement and Indebtedness under the CPIH Term Loan Agreement shall be secured as set forth in the CPIH Revolver Documents and the CPIH Term Loan Documents and shall be non-recourse to the Borrowers or their assets other than pursuant to the CPIH Stock Pledge Agreement. The CPIH Revolver Documents and the CPIH Term Loan Documents shall be in full force and effect, the "Closing Date" as defined in each of the CPIH Revolver Documents and the CPIH Term Loan Documents shall have occurred, and the CPIH Revolver Documents and the CPIH Term Loan Documents shall provide for $10,000,000 in revolving loan commitments and $90,000,000 in term loans (subject to increase to up to $95,000,000 pursuant to and in accordance with the Approved Plan of Reorganization), respectively, and shall otherwise be in form and substance satisfactory to Requisite Lenders.

                  (iv) Existing Indebtedness to Remain Outstanding. After giving effect to the Approved Plan of Reorganization, the Indebtedness and Contingent Obligations of Borrowers (other than Indebtedness under the Credit Documents) shall consist of (a) the New L/C Facility Documents, which shall provide for maximum aggregate commitments of $118,000,000 for the issuance of letters of credit to be issued on the Closing Date to replace all DIP Tranche A L/Cs and DIP Tranche B L/Cs (other than the Existing Detroit L/Cs) and for other specified uses, shall have a final maturity date of 5 years from the Closing Date, shall provide for fees on undrawn outstanding letters of credit at a rate no greater than 6.5% per annum, fees on unused letter of credit commitments at a rate no greater than .50% per annum and upfront fees not greater than 2.00% of the entire amount of letter of credit commitments, and shall be secured by a junior Lien on the Collateral,
         (b) $205,000,000 in aggregate initial principal amount of High Yield Notes, (c) a note issued by Company in a principal amount not to exceed $35,000,000 (the "TAX NOTE"), representing the back tax liability of Company and its Subsidiaries as of the Closing Date, which Tax Note shall be unsecured and unguarantied, shall have a final maturity date of 6 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize on a 30-year schedule for the first 5 years after the issuance thereof with the balance due at maturity, (d) subordinated notes issued by Company (the "UNSECURED CREDITOR NOTES") in an aggregate principal amount equal to the amount of "Operating Company Unsecured Claims" that are "Allowed" (as such terms are defined in the Approved Plan of Reorganization), which Unsecured Creditor Notes shall be unsecured and unguarantied, shall have a final maturity date of 8 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize in an amount not to exceed $3,900,000 annually commencing on the second anniversary of the Closing Date with the remainder due at final maturity, (e) outstanding Indebtedness described in Schedule 7.1(vi) and Schedule 7.1(ix) annexed hereto, and (f) Indebtedness and Contingent Obligations under the CPIH Stock Pledge Agreement, and outstanding Contingent Obligations described in Schedule 7.4(iv) and Schedule 7.4(vi) annexed hereto. The terms and conditions of all such Indebtedness and Contingent Obligations

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         (including payment terms, covenants, representations and warranties, defaults and, in the case of the Unsecured Notes, payment subordination provisions), and the definitive documentation therefor, shall be in form and in substance satisfactory to Requisite Lenders.

                  (v) Related Agreements in Full Force and Effect. Lenders shall have received a fully executed or conformed copy of the New L/C Facility Documents, the CPIH Revolver Documents, the CPIH Term Loan Documents, the CPIH Stock Pledge Agreement, the High Yield Indenture and the High Yield Notes, the Tax Note, the Unsecured Creditor Notes, the Unsecured Creditor Notes Indenture, the Intercreditor Agreement and any documents executed in connection therewith, each such Related Agreement, the Unsecured Creditor Notes, the CPIH Term Loan Documents, the CPIH Revolver Documents, the Intercreditor Agreement and the Unsecured Creditor Notes Indenture shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by either Agent to be material.

                  G. FINANCIAL STATEMENTS; PROJECTIONS. On or before the Closing Date, Lenders shall have received the unaudited consolidated financial statements of Company and its Subsidiaries for the Fiscal Quarters ended June 30, 2003 and September 30, 2003, all in reasonable detail and certified by the chief executive officer or chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. Company shall have delivered to Agents and Lenders such projected financial statements as Agents may reasonably request for the period from the Closing Date through December 31, [2009], including the budget of monthly and quarterly cash receipts and expenditures for Fiscal Year 2004 and annual net cash flow for Fiscal Years 2005, 2006, 2007, 2008 [and 2009] attached hereto as Schedule 1.1C, which budget and other projections shall be satisfactory to Agents and Requisite Lenders and shall be accompanied by a certificate from the chief executive officer or chief financial officer of Company certifying that they are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made.

                  H. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received an Officer's Certificate dated the Closing Date, substantially in the form of Exhibit IX annexed hereto and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Credit Documents, Borrowers, taken as a whole, and Company will be Solvent.

                  I. OPINIONS OF COUNSEL TO CREDIT PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & McRae, counsel for Borrowers, and of Skadden, Arps, Slate, Meagher & Flom LLP and affiliates, counsel for DHC, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit X annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request (this Agreement

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constituting a written request by Borrowers to such counsel to deliver such opinions to Agents and Lenders).

                  J. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS AND OTHER DOCUMENTS. Administrative Agent and its counsel shall have received copies of the opinions of counsel delivered to the parties under the Related Agreements, the CPIH Revolver Documents, the CPIH Term Loan Documents, the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and Borrowers shall have made reasonable efforts to obtain from each such counsel letters authorizing Lenders to rely on such opinions to the same extent as though such opinions were addressed to Lenders.

                  K. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Collateral Agent and/or Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

                  L. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Borrowers shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. Administrative Agent shall have received an Officer's Certificate of Company in form and substance reasonably satisfactory to Administrative Agent certifying as to the foregoing matters and any other evidence reasonably requested by Agents in support thereof. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

                  M. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 4.1N, Administrative Agent shall have received evidence satisfactory to it that Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that Administrative Agent may reasonably request in order to evidence, in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected security interest in the entire personal and mixed property Collateral, with the priority set forth in the Collateral Documents (it being understood that such actions by DHC shall relate solely to its pledge of the Capital Stock of Company). Such actions shall include the following:

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                  (i)      Stock Certificates and Instruments. Delivery to
         Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all capital stock included in the Collateral and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

                  (ii) Lien Searches and UCC Termination Statements. Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Borrower and of all effective UCC financing statements which may have been made with respect to Capital Stock of Borrowers or any Subsidiary of any Borrower, in each case together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (iii) UCC Financing Statements and Fixture Filings. Delivery to Collateral Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Borrower with respect to all personal and mixed property Collateral of such Borrower and by DHC with respect to the Capital Stock of Company, in each case for filing in all jurisdictions as may be necessary or in the opinion of Collateral Agent desirable to perfect the security interests in favor of Collateral Agent created in such Collateral pursuant to the Collateral Documents;

                  (iv) PTO Cover Sheets, Etc. Delivery to Collateral Agent of all cover sheets or other documents or instruments Collateral Agent may reasonably request to be filed with the PTO in order to evidence Liens in favor of Collateral Agent in respect of any IP Collateral; and

                  (v) Control Agreements. Delivery to Collateral Agent of such Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents.

                  N. CLOSING DATE MORTGAGES; CLOSING DATE MORTGAGE POLICIES; ETC. Collateral Agent shall have received from each applicable
Borrower:

                  (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a "CLOSING DATE MORTGAGE" and, collectively, the "CLOSING DATE MORTGAGES"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.1N annexed hereto (each a "CLOSING DATE MORTGAGED PROPERTY" and, collectively, the "CLOSING DATE MORTGAGED PROPERTIES" (it

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         being understood and agreed that (a) no Leasehold Property that is not a Material Leasehold Property shall be required to be a Closing Date Mortgaged Property, and (b) no Real Property Asset the pledge of which would constitute a material violation of (1) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting the Borrower holding such Real Property Asset, shall be required to be a Closing Date Mortgaged Property));

                  (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

                  (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Closing Date Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto, and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

                  (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "CLOSING DATE MORTGAGE POLICIES") issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule 4.1N annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Borrower and assuring Collateral Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Collateral Agent; and (b) evidence satisfactory to Collateral Agent that such Borrower has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

                  (v) Title Reports. With respect to each Closing Date Mortgaged Property listed in Part B of Schedule 4.1N annexed hereto, a title report issued by the Title

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         Company with respect thereto, dated not more than 30 days prior to the
         Closing Date and satisfactory in form and substance to Administrative Agent;

                  (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1N(iv); and

                  (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Borrower's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

                  O. NO MATERIAL ADVERSE CHANGE. Agents (in their sole discretion) shall be satisfied that there has been no material adverse change (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) since December 31, 2002 in the business, property, assets, operations, financial condition or prospects of Company and its Subsidiaries taken as a whole, and Company shall have delivered to Agents an Officer's Certificate to the foregoing effect.

                  P. CASH MANAGEMENT SYSTEM. The cash management system of Company and its Subsidiaries shall be as set forth on Schedule 4.1P annexed hereto.

                  Q.       [INTENTIONALLY OMITTED]

                  R. GEOTHERMAL SALE. Company shall have consummated the Geothermal Sale on terms and conditions and pursuant to documentation in form and substance satisfactory to the Requisite DIP Lenders.

                  S. CPIH REORGANIZATION. On the Closing Date, (i) Company shall own 100% of the outstanding Capital Stock of CEA, (ii) CEA shall own 100% of the outstanding common stock of CPIH, which shall own the Capital Stock of all Persons (including Persons holding the equity interests in other Persons) holding the assets and operations of the IPP International Business to the extent described in the Approved Plan of Reorganization and the Disclosure Statement related thereto, (iii) all relevant operating and administrative expenses associated with the IPP International Business shall be transferred into CPIH in accordance with the Management Services and Reimbursement Agreement, and (iv) not less than $5,000,000 of

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cash for working capital shall have been transferred from Company and its
Subsidiaries to the CPIH Borrowers as an equity contribution.

                  T. DISTRIBUTION. All unrestricted Cash On Hand (including, without limitation, net sale proceeds from the Geothermal Sale) of Borrowers remaining prior to the equity contribution referred to in subsection 4.1C(ii) but after (i) the transfer of working capital amounts to CPIH as described in subsection 4.1S, (ii) the payment of the fees referred to in subsection 4.1B, (iii) the disposition of those letters of credit referred to in subsection 4.1F(i)(d), (iv) the payment of allowed administrative expenses, (v) the reimbursement of reasonable accrued fees and expenses of DHC not to exceed $4,000,000 in the aggregate and reasonable accrued fees and expenses of D.E. Shaw not to exceed $350,000 in the aggregate, and (vi) the payment of funded outstanding obligations under the DIP Credit Agreement (if any) and (without duplication of clauses (i) through (vi)) the payment of other "Exit Costs" (as defined in the Approved Reorganization Plan), subject to an amount of cash (which amount shall be determined in accordance with terms set forth in the draft Plan of Reorganization attached (on the date of execution thereof) to the Investment and Purchase Agreement dated as of December ___, 2003 between DHC and Company) to be retained in the domestic Cash Management System by Company and its Subsidiaries (collectively, such Cash On Hand, net of such transferred amount, such payments and reimbursements, such retained amount and such reserves, is referred to herein as "DISTRIBUTABLE CASH"), shall have been distributed as follows: first, to the extent of the first $60,000,000 of such Distributable Cash, for the benefit of the holders of Prepetition Secured Claims that are Lenders on the Closing Date, on account of their allowed pre-petition exposure, in accordance with the Approved Plan of Reorganization, second, to the extent of the next $7,200,000 of such Distributable Cash, for the benefit of those holders of Prepetition Secured Claims that are not Lenders on the Closing Date, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization, and third, to the extent of 25% of any remaining Distributable Cash, to Company (the amount of Distributable Cash so distributed to Company being referred to herein as the "CLOSING DATE RETAINED AMOUNT"), and to the extent of the remaining 75%, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization.

                  U. NOL AVAILABILITY. Company, its independent advisers, Agents and Agents' counsel shall have determined to their respective sole satisfaction that the net operating losses disclosed to Agents and Lenders prior to the Closing Date as being held by DHC are available and accessible to Company and its Subsidiaries.

                  V. LITIGATION. On the Closing Date, there shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Approved Plan of Reorganization, any of the Credit Documents or any of the CPIH Term Loan Documents that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Approved Plan of Reorganization, any of the Credit Documents or any of the CPIH Term Loan Documents.

                  W. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and

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their counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

                  Each Lender, by delivering to Agents a signed counterpart to this Agreement, shall be deemed (unless such Lender indicates otherwise in writing to Agents and Company) to have acknowledged receipt of, and to have consented to, approved and be satisfied with, the documents, agreements, instruments or information which require approval, consent or satisfaction of the Lenders or Requisite Lenders, as applicable, in order for the conditions precedent contained in this subsection 4.1 to be satisfied.

SECTION 5.        COMPANY'S REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Agreement, to induce Issuing Lenders to issue Letters of Credit and to induce Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on the Closing Date and (in the case of the representations and warranties referenced in subsection 3.1B(iii)(b)) on the date of issuance of a replacement or extension of any Letter of Credit, that the following statements are true, correct and complete:

         5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

                  A. ORGANIZATION AND POWERS. Each Credit Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each Credit Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. Each Credit Party is in compliance with all material terms of its Organizational Documents.

                  B. QUALIFICATION AND GOOD STANDING. Each Credit Party is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

                  C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.

                  D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified in
Schedule 5.1 annexed hereto. The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization

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set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Schedule 5.1 annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

         5.2      AUTHORIZATION OF BORROWING, ETC.

                  A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

                  B. NO CONFLICT. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries, other than any Liens created under any of the Credit Documents in favor of Collateral Agent on behalf of Secured Parties, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

                  C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any Governmental Authorization, except for the entry of the Confirmation Order and except for filings expressly contemplated by the Credit Documents and those Governmental Authorizations which have been obtained.

                  D. BINDING OBLIGATION. Each of the Credit Documents has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  E. RESTRICTIONS ON TRANSFER. There are no restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets

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from one to another, other than (i) prohibitions or restrictions existing under or by reason of (a) this Agreement and the other Credit Documents, (b) applicable law, (c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (d) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by subsection 7.2A, provided that such prohibitions or restrictions apply only to the assets subject to such Liens, and
(ii) restrictions described in clauses (a) through (d) of subsection 7.2D.

         5.3      FINANCIAL CONDITION.

                  Company has heretofore delivered to Lenders, at Lenders' request, (i) the audited consolidated financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 2002 and (ii) the unaudited consolidated financial statements of Company and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Borrower has, as of the Closing Date, any Contingent Obligation, contingent liability or unusual long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto (other than (a) those liabilities reflected on the Schedules to this Agreement and (b) Performance Guaranties and Contingent Obligations that are permitted to be incurred under subsection 7.4) and that, in any such case, is material in relation to the business, operations, properties, assets or financial condition of Company or any of its Subsidiaries taken as a whole.

         5.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

                  Since December 31, 2002, no event or change has occurred (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since the Petition Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except (i) as permitted by subsection 7.5, and (ii) as was permitted by subsection 7.5 of the DIP Credit Agreement.

         5.5      TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL
                  PROPERTY.

                  A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets

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reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection
7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                  B. REAL PROPERTY. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  C.       INTELLECTUAL PROPERTY. As of the Closing Date,
Schedule 5.5C annexed hereto contains a true, accurate and complete list of all material Intellectual Property. Each of Company and its Subsidiaries owns or has the right to use all material Intellectual Property used in the conduct of its business, and none of such Intellectual Property conflicts with a right of any other Person to the extent such conflict could reasonably be expect to result in a Material Adverse Effect.

         5.6      LITIGATION; ADVERSE FACTS.

                  Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Borrower, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate (together with all such Proceedings with respect to substantially similar or related matters), would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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         5.7      PAYMENT OF TAXES.

                  Except to the extent permitted by subsection 6.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable (other than taxes represented by the Tax Note) and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against Company or any of its Subsidiaries, that Company or its Subsidiaries dispute or disagree with, that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         5.8      PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

                  A. Except as set forth on Schedule 5.8A annexed hereto, after giving effect to the Approved Plan of Reorganization, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

                  B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to (i) any agreements or instruments the performance of which, in the ordinary course, would reasonably be expected to result in a Material Adverse Effect, or (ii) any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  C. Schedule 5.8C contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date after giving effect to the Approved Plan of Reorganization. Except as described on Schedule 5.8C, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

         5.9      GOVERNMENTAL REGULATION.

                  Neither Company nor any of its Subsidiaries is subject to regulation under (i) the Public Utility Holding Company Act of 1935, (ii) the Federal Power Act (other than as a "qualifying small power production facility", as such term is defined in PURPA), (iii) the Interstate Commerce Act, (iv) the Investment Company Act of 1940, or (v) any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

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         5.10     SECURITIES ACTIVITIES.

                  A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  B. Not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

         5.11     EMPLOYEE BENEFIT PLANS.

                  A. Company, each of its Subsidiaries and, with respect to Pension Plans and Multiemployer Plans, each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA, the regulations and published interpretations thereunder and other applicable law with respect to each Employee Benefit Plan, and have performed all of their material obligations under each Employee Benefit Plan. Company and each of its Subsidiaries are in material compliance with all applicable laws and orders of foreign Government Authorities with respect to each of its pension plans and employee benefit plans for foreign employees, and have performed all of their material obligations under each such pension plan and employee benefit plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received, or has timely taken all action necessary to receive, a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred (other than the enactment of legislation for which the remedial amendment period has not expired) that would reasonably be expected to affect adversely such Plan's qualification.

                  B. No ERISA Event has occurred or is reasonably expected to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto or in the financial statements delivered to Lenders pursuant to subsection 4.1 or 6.1 hereof, as applicable, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries).

                  D. As of January 1 of each year (based on, with respect to the Covanta Energy Pension Plan, the actuarial valuation as of such January 1 and, with respect to the SEIU Pension Plan, the actuarial valuation as of the immediately preceding June 1), the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including, where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for

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all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed (i) $20,000,000, in the event the applicable law (including statutorily prescribed actuarial assumptions) used in determining such unfunded benefit liabilities (the "ASSUMPTIONS") is generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000, in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans.

                  E. To each Borrower's knowledge, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with the potential liability for a complete withdrawal from all other Multiemployer Plans for which such actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, based on the information contained in such reports, would not reasonably be expected to exceed $7,500,000.

                  F. Neither Company nor any Subsidiary has incurred or is reasonably expected to incur any material liability pursuant to Title IV of ERISA with respect to any employee benefit plan of an entity that was formerly an ERISA Affiliate of Company or any of its Subsidiaries or with respect to any employee benefit plan that was previously maintained by Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries).

         5.12     CERTAIN FEES.

                  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

         5.13     ENVIRONMENTAL PROTECTION.

                  A. Except as set forth in Schedule 5.13 annexed hereto, neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  B. Except as set forth in Schedule 5.13 annexed hereto, neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH

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Subsidiaries) has received any letter or request for information under Section
104 of CERCLA or any comparable state law regarding any condition, occurrence or activity that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  C. Except as set forth in Schedule 5.13 annexed hereto, there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  D.       Except as set forth in Schedule 5.13 annexed hereto,
(i) neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) nor, to Company's knowledge, any predecessor of Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, (ii) none of Company's or any of its Subsidiaries' Facilities constitute facilities for the treatment, storage or disposal of Hazardous Materials under RCRA or any state equivalent, and (iii) none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste in violation of RCRA or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent; and

                  E. Compliance with all current requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or impose liability on any Lender or Agent.

         5.14     EMPLOYEE MATTERS.

                  There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

         5.15     MATTERS RELATING TO COLLATERAL.

                  A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Credit Parties, together with (x) the actions taken on or prior to the date hereof pursuant to subsections 4.1M, 4.1N, 6.8, 6.9 and 6.11 and (y) the delivery to Collateral Agent of any Pledged Collateral of the Credit Parties not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Collateral Agent, for the benefit of Secured Parties, a Lien on all of the Collateral of the Credit Parties (which Lien has priority over any other Lien on such Collateral, subject to Permitted Encumbrances and

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Liens permitted under subsection 7.2A), and all filings and other actions necessary or desirable to perfect and maintain the perfection and such priority of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

                  B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by subsection 5.15A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and (c) authorizations and approvals in respect of the exercise of rights or remedies as to any collateral of any Credit Party which is subject to regulation under the Federal Power Act pursuant to Section 210(e)(2) of PURPA.

                  C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 5.15A and to evidence Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

                  D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  E. INFORMATION REGARDING COLLATERAL. All information supplied to Collateral Agent by any Credit Party (including its officers, employees, agents, advisors, representatives or counsel) with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

         5.16     DISCLOSURE.

                  No representation or warranty of Company or any of its Subsidiaries (including CPIH Subsidiaries) contained in any Credit Document or in any other certificate or written statement (excluding the projections, pro forma financial statements and forward looking statements contained therein and the estimates contained in such projections, pro forma financial statements and forward looking statements) furnished to Lenders by Company or any of its Subsidiaries (including CPIH Subsidiaries), including any such Person's officers, employees, agents, advisors, representatives or counsel, for use in connection with the transactions contemplated by this Agreement, contained as of the date such representation or warranty was made any untrue statement of a material fact or omitted to state a material fact necessary in order

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to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made and in light of such representations and warranties and all such prior representations and warranties, taken as a whole. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, and, accordingly, no assurances are given and no representations or warranties are made by Company or any of its Subsidiaries that any of the estimates and assumptions are correct, that the projections will be achieved or that the forward looking statements expressed in such information will correspond to actual results.

         5.17     CASH MANAGEMENT SYSTEM.

                  The summary of the Cash Management System attached hereto as
Schedule 4.1P is accurate and complete in all material respects as of the Closing Date and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Borrower has any Deposit Account which is not described in Schedule 4.1P other than Deposit Accounts permitted to be owned after the Closing Date pursuant to subsection 6.10. There has been no change to the Cash Management System since the Closing Date except such changes as are permitted under subsection 6.10 and such other changes as have been disclosed to Lenders in writing and approved by Administrative Agent.

         5.18     MATTERS RELATING TO CREDIT PARTIES.

                  A. CREDIT PARTIES. Neither Company nor any of its Subsidiaries owns any interest in any Subsidiary which is not a Borrower (other than Excluded Subsidiaries).

                  B. DOMESTIC SUBSIDIARY ASSETS. Each Subsidiary which is a Borrower has granted a Lien in favor of Collateral Agent on substantially all of its property (other than the Capital Stock of CPIH) pursuant to the Collateral Documents.

                  C. SUBSIDIARY CAPITAL STOCK. The Capital Stock of each Subsidiary which is directly owned by any Borrower has been pledged to Collateral Agent pursuant to the Collateral Documents, except for the Capital Stock of those Subsidiaries (other than Borrowers) (i) which is subject to a Lien permitted under subsection 7.2A securing Indebtedness permitted under subsection 7.1, or (ii) the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (b) applicable law affecting such Borrower or such Subsidiary.

         5.19     INVESTIGATION.

                  All obligations in existence immediately after the Closing Date (other than obligations that do not, in the aggregate, exceed $2,000,000) to extend credit or credit support or obtain the extension of credit or credit support or to make investments or expenditures with

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respect to existing or future Projects of any Borrower or any Subsidiary of any
Borrower that are contained in Contractual Obligations or of which Borrowers are otherwise aware have been disclosed to Agents and the DIP Lenders prior to the Closing Date. Borrowers have made such inquiry and investigation as is necessary to enable Borrowers to make the representation contained in the preceding sentence.

         5.20     MATTERS RELATING TO BANKRUPTCY PROCEEDINGS.

                  A. PLAN OF REORGANIZATION. There have been no material modifications, amendments revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Borrowers or any Subsidiary in the Approved Plan of Reorganization is accurate, true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were accurate, true and correct in all material respects as of such earlier date).

                  B. CONFIRMATION ORDER. The Confirmation Order has been entered by the Bankruptcy Court at least 11 days prior to the Closing Date. The Confirmation Order has not been stayed pending any appeal or petition for review or for rehearing.

         5.21     SUBORDINATED INDEBTEDNESS.

                  The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and its Subsidiaries under the Unsecured Creditor Notes.

         5.22     REPORTING TO IRS.

                  Company does not intend to treat the Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Company acknowledges that one or more Lenders may treat their Letters of Credit as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

         5.23     SOLVENCY.

                  Borrowers (taken as a whole) and Company are, and, upon the incurrence of any Obligations by such Borrowers on any date on which this representation is made, will be, Solvent.

SECTION 6.        COMPANY'S AFFIRMATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Letter of Credit Commitments hereunder shall remain in effect and until payment in full of all Obligations

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and the cancellation or expiration of all Letters of Credit, unless Requisite
Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

         6.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

                  Borrowers will maintain, and cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Administrative Agent (and, promptly after receipt thereof, Administrative Agent will deliver a copy to each Lender):

                  (i) Budget Report; Budget Update: as soon as available and in any event no later than the 15th Business Day of each month commencing with the 15th Business Day of [January] 2004, (a) for the month most recently ended, a report in form satisfactory to Administrative Agent reflecting the actual cash receipts and disbursements of Company and its Subsidiaries for the preceding month with respect to each line item described in the Budget for the current Fiscal Year and the percentage and dollar variance of such amounts from the projected amounts therefor set forth in (x) such Budget and (y) the Budget for the current Fiscal Year as delivered pursuant to subsection 6.1(xvi), accompanied by an Officer's Certificate from the chief financial officer of Company certifying that such report accurately presents, in all material respects, cash receipts and cash expenditures of Company and its Subsidiaries for the periods indicated, and (b) a supplement to the Budget for the current Fiscal Year, in the form of such Budget, reflecting projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter remaining in the current Fiscal Year with respect to each line item described in such Budget, which supplement shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such supplement are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (ii) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or

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         condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of income of Company and its Subsidiaries for such Fiscal Quarter and the related consolidated statements of stockholders' equity and cash flows of Company and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided, however, that so long as Company files a quarterly report on Form 10Q with the Securities and Exchange Commission for any Fiscal Quarter, Borrowers shall be required to deliver a copy of such quarterly report in lieu of the financial statements described in this subsection 6.1(iii);

                  (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) an audit report thereon of independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall (with respect to the audits for all Fiscal Years after 2003) be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall (with respect to the audits for all Fiscal Years including 2003) state that in the opinion of such certified public accountants such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States; provided, however, that so long as Company files an annual report on Form 10K with the Securities Exchange Commission, Borrowers shall be required to deliver a copy of such annual report in lieu of the financial statements described in clause (a);

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                  (v)      Compliance Certificates: together with each delivery
         of financial statements of Company and its Subsidiaries pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
         Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

                  (vi) Reconciliation Statements: other than the fresh start adjustments required under SOP 90-7, if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (iii) or (iv) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                  (vii) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon stating that in connection with their audit, nothing came to their attention that caused them to believe that Company failed to comply with the terms, provisions or conditions of subsection 7.6, insofar as they relate to financial and accounting matters, or, if such a failure to comply has come to their attention, specifying the nature and period of existence thereof (it being understood that their audit is not directed primarily toward obtaining knowledge of non-compliance and that such accountants shall not be liable by

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

         reason of any failure to obtain knowledge of any such non-compliance that would not be disclosed in the course of their audit);

                  (viii) Accountants' Reports: promptly upon request of an Agent (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                  (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company,
         (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

                  (x) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in the case of both clauses (1) and (2):

                     I. if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                     II. seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or to contest or challenge the legality, validity or enforceability of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, an Borrower equal to or greater than $1,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

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                  (xi)     ERISA Events: with reasonable promptness upon
         becoming aware of the occurrence of or forthcoming occurrence of (a) any ERISA Event or (b) any event that would constitute an ERISA Event but for the requirements (in order for such event to constitute an ERISA Event) that a Lien or liability imposed as a result thereof be material, that the error giving rise thereto be in bad faith, and/or that such event would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (xii)    ERISA Notices: with reasonable promptness, copies of
         (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request (it being agreed that commencing on the Closing Date, on an annual basis Borrowers shall request information from each Multiemployer Plan in accordance with section 4221 of ERISA to determine the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan);

                  (xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

                  (xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

                  (xv) Material Contracts: promptly, and in any event within 10 Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

                  (xvi) Budget: no later than the 15th day of December of each year commencing with December 15, 2004, a budget for the next Fiscal Year, in the form of the Budget for the current Fiscal Year, reflecting (a) projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter in the next Fiscal Year and (b) projected net cash flows of Company and its Subsidiaries for each Fiscal Year following the next Fiscal Year and ending with 2008, in each case with respect to each line item described in the Budget for the current Fiscal Year, which budget shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such budget are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

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                  (xvii)   New Collateral or Reserve Accounts: promptly upon
         opening any collateral account or debt service reserve account after the Closing Date that is required to be opened by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person, a written notice setting forth in reasonable detail (a) the Project or obligation to which such account relates, (b) a description of the Contractual Obligation requiring such account to be opened and
         (c) the provisions of this Agreement permitting such account to be opened and maintained (it being understood that such written notice shall be deemed to supplement Schedule 2.3A(i)(f) annexed hereto for all purposes of this Agreement);

                  (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Requisite Lenders (or by any Lender so long as such request is made through an Agent (and Agents shall be required to request from Borrowers any such information and data reasonably requested by a Lender)); and

                  (xix) Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder.

         6.2      EXISTENCE, ETC.

                  Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve the existence of any such Subsidiary or any such right or franchise if the management or Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and the loss thereof could not reasonably be expected to have a Material Adverse Effect.

         6.3      PAYMENT OF TAXES AND CLAIMS; TAX.

                  Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

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         6.4      MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET
                  INSURANCE/ CONDEMNATION PROCEEDS.

                  A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except that Company and its Subsidiaries shall not be required to perform the foregoing obligations (i) with respect to Subsidiaries or assets to which Persons other than Company and its Subsidiaries have recourse under Limited Recourse Debt owed to such Persons or (ii) to the extent that failure to perform such obligations would not reasonably be expected to have a Material Adverse Effect.

                  B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries and, for not less than one year following the Closing Date, of CPIH Subsidiaries (provided that Company shall not be required to maintain such insurance with respect to CPIH Subsidiaries to the extent such insurance is not commercially available to Company) as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Unless prohibited by contractual or other legal requirement, such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Administrative Agent a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to this subsection 6.4 is in full force and effect and that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 6.4.

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                  C.       APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                  (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
         (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes or any other purposes not prohibited under this Agreement, and
         (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.3A.

                  (ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, as provided in subsection 2.3A, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing (unless Company is otherwise required to use funds by law or contract), Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.3A.

                  (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent or Collateral Agent. Upon receipt by Administrative Agent or Collateral Agent, as the case may be, of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.3A, and (b) to the extent the foregoing clause (a) does not apply Administrative Agent or Collateral Agent, as the case may be, shall deliver such Net Insurance/Condemnation Proceeds to Company, and (1) Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under this Agreement and (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however that if at any time Administrative Agent reasonably determines
         (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent or Collateral Agent, as the case may be, of such Net Insurance/Condemnation Proceeds, Administrative Agent

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         or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.3A.

                  Notwithstanding the foregoing, no Net Insurance/Condemnation Proceeds shall be required to be applied as provided in subsection 2.3A to the extent such application would constitute a material violation of (1) a valid Contractual Obligation (in effect on the Closing Date or arising under the documentation for Limited Recourse Debt permitted to be incurred under this Agreement) in favor of or for the benefit of a Person other than Company or any of its Subsidiaries or their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or inconsistency between subsection 6.4C and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         6.5      INSPECTION RIGHTS; LENDER MEETING.

                  A. INSPECTION RIGHTS. Borrowers shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender, at such Lender's expense, to visit and inspect any of the properties of such Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall, and shall cause each of their respective Subsidiaries to, permit such additional visits, inspections and audits as Administrative Agent or Requisite Lenders may deem necessary or advisable, at any time or from time to time, all at Borrowers' expense.

                  B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Agents and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

         6.6      COMPLIANCE WITH LAWS, ETC.

                  Borrowers shall comply, and shall cause each of their Subsidiaries (including CPIH Subsidiaries) to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

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         6.7      ENVIRONMENTAL MATTERS.

                  A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent:

                  (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent;

                  (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent,
         (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or imposing liability on any Lender or Agent, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent;

                  (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), with respect to (a) the commencement or the threat to commence a proceeding regarding any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of

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         stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Agent or
         (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations except to the extent the failure to maintain such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Agent; and

                  (v) Certain Communications. With respect to documents which would have been required to be provided to Administrative Agent pursuant to paragraph (i) or (iii) but for the parenthetical in those paragraphs, Company shall promptly upon receiving such documents provide a list identifying generally the documents not disclosed and summarizing the information contained in such documents to the extent consistent with not waiving any privilege with respect thereto. If the privilege prevents Company from summarizing the information contained in such documents Company (a) shall nevertheless advise Administrative Agent that a matter, the nature of which cannot be disclosed without waiving the applicable privilege, exists with respect to a specified Facility or Environmental Claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and
         (b) shall provide such other information to Administrative Agent, consistent with not waving the privilege, that Administrative Agent may reasonably request.

                  B. COMPANY'S ACTIONS REGARDING ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except if Company and its Subsidiaries do not have standing to contest or respond to such Environmental Claim); provided, however, that Company may, without breaching the requirements of this subsection 6.7B, contest an alleged violation of Environmental Laws or an Environmental Claim in good faith by appropriate proceedings promptly instituted and diligently conducted so long as during such contest the failure to cure such violation or to respond to such Environmental Claim or discharge

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the obligations thereunder could not reasonably be expected to result in a
Material Adverse Effect.

         6.8 EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

                  A. EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Subsidiary of Company existing on the Closing Date ceases to be an Excluded Subsidiary, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary promptly (and in any event no later than 30 days after it ceases to be an Excluded Subsidiary) to execute and deliver to Administrative Agent a Borrower Joinder Agreement and counterparts of the Security Agreement and the Intercreditor Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1M) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority security interest in all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents, subject to any Liens in existence on the date such Subsidiary ceases to be an Excluded Subsidiary to the extent permitted under subsection 7.2A, provided that at the request of Company in connection with sales of assets permitted under subsection 7.7, Administrative Agent shall, subject to the terms of the Intercreditor Agreement, direct Collateral Agent (without need for any further consent from any Lender or Lenders) to release any Liens on a Subsidiary's assets and/or release a Subsidiary from this Agreement solely to the extent required by the terms of any such sales permitted under this Agreement; provided, however, that no Capital Stock of any Subsidiary that meets the criteria set forth in subsections 5.18C(i) or 5.18C(ii) shall be required to be pledged as Collateral pursuant to this subsection.

                  B. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with the relevant Credit Documents, (i) certified copies of Organizational Documents of each Subsidiary which is becoming a Borrower pursuant to subsection 6.8A (each, an "ADDITIONAL SUBSIDIARY BORROWER"), together with a good standing certificate from the Secretary of State of the jurisdiction of such Subsidiary's organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Credit Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Credit Documents, and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Credit Documents, (c) the enforceability of such Credit Documents against such Subsidiary and (d) such other matters (including matters

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relating to the creation and perfection of Liens in any Collateral pursuant to such Credit Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

                  C. RELEASE OF RESTRICTIONS. Borrowers shall use their good faith, commercially reasonable efforts to obtain all necessary consents from all Persons in whose favor or for whose benefit Contractual Obligations are in effect which would be violated by (i) a pledge of the Capital Stock of any Subsidiary of a Borrower, (ii) entry into a Borrower Joinder Agreement by a Subsidiary which is not already a Borrower, or (iii) granting a Lien on substantially all of the assets of a Subsidiary. The foregoing efforts shall be exercised so as to obtain such consents as soon as practicable but no later than 90 days after the Closing Date.

         6.9      MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

                  From and after the Closing Date, in the event that any Borrower acquires any fee interest in real property or any Material Leasehold Property, such Borrower shall, as soon as practicable after such Person acquires such real property or Material Leasehold Property, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments, opinions, appraisals, title insurance and environmental reports as Administrative Agent may reasonably request to perfect and maintain the Liens created by the Collateral Documents, including, without limitation, deliver to Collateral Agent in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Borrower in such mortgaged property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such mortgaged were a Closing Date Mortgaged Property, and to assure, convey, assign, transfer and confirm unto Collateral Agent, for the benefit of the Secured Parties, the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Administrative Agent.

         6.10     DEPOSIT ACCOUNTS.

                  Borrowers shall, and shall cause each of their Subsidiaries (other than Bankrupt Subsidiaries) to, maintain the Cash Management System as described in Schedule 4.1P, as said Schedule 4.1P may be supplemented from time to time pursuant to clause (i)(c) below, and Company and its Subsidiaries shall not open or close Deposit Accounts or make other changes to the Cash Management System without the written consent of Administrative Agent, except that (i) Company and its Subsidiaries may open and maintain funds in Deposit Accounts with Collateral Agent or other depository institutions after the Closing Date so long as (a) concurrently with the opening of any such account with a depository institution other than Collateral Agent, Borrowers shall deliver to Administrative Agent a Control Agreement with respect to such account (unless after giving effect to such opening Borrowers would not be in breach of the requirement set forth in clause (i)(b)), (b) the aggregate amount on deposit at any time in all Deposit Accounts maintained with depository institutions other than Collateral Agent

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for which Control Agreements have not been delivered to Administrative Agent shall not exceed $1,000,000, and (c) concurrently with the opening of any such account, Borrowers shall deliver to Administrative Agent a written notice setting forth the account number and the name of the relevant depository institution (it being understood that such written notice shall be deemed to supplement Schedule 4.1P annexed hereto for all purposes of this Agreement) and, if applicable, the Project to which such account relates and the primary purpose of such account, and (ii) after the Closing Date Company and its Subsidiaries may open and maintain funds in collateral accounts or debt service reserve accounts that are required to be opened by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person so long as promptly upon opening any such account, a written notice setting forth in reasonable detail (a) the Project or obligation to which such account relates, (b) a description of the Contractual Obligation requiring such account to be opened, and (c) the provisions of this Agreement permitting such account to be opened and maintained (it being understood that such written notice shall be deemed to supplement Schedule 2.3A(i)(f) annexed hereto for all purposes of this Agreement).

         6.11     FURTHER ASSURANCES.

                  A. ASSURANCES. Without expense or cost to Agents or Lenders, each Borrower shall from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent may from time to time reasonably request and that do not involve a material expansion of Borrowers' obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Credit Documents and the Confirmation Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents and the Confirmation Order, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto Collateral Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Credit Documents or the Confirmation Order, registering or recording this Agreement or any other Credit Document. Without limiting the generality of the foregoing, Borrowers shall deliver to Collateral Agent, promptly upon receipt thereof, all instruments received by Borrowers after the Closing Date and take all actions and execute all documents necessary or reasonably requested by Collateral Agent to perfect Collateral Agent's Liens in any such instrument or any other Investment acquired by any Borrower.

                  B. FILING AND RECORDING OBLIGATIONS. Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Mortgage or other Credit Document, including any instrument of further assurance described in subsection 6.11A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Credit Document, including any instrument of further assurance described in subsection 6.11A, or by reason of its interest in, or measured by

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amounts payable under, the Notes, the Mortgages or any other Credit Document, including any instrument of further assurance described in subsection 6.11A, (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on any Credit Document; provided, however, that such Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that such Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by Administrative Agent) accompanied by documentation verifying the nature and amount of such payments, Administrative Agent may (but shall not be obligated to) pay the amount due and Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof.

                  C. COSTS OF DEFENDING AND UPHOLDING THE LIEN. Administrative Agent may, upon at least five days' prior notice to Borrowers,
(i) appear in and defend any action or proceeding, in the name and on behalf of any Agent, Lenders or any Borrower, in which any Agent or any Lender is named or which Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Mortgaged Property, any other Collateral, any Mortgage, the Lien thereof or any other Credit Document and (ii) institute any action or proceeding which Administrative Agent reasonably determines should be instituted to protect the interest or rights of Agents and Lenders in any Mortgaged Property or other Collateral or under this Agreement or any other Credit Document. Borrowers, jointly and severally, agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by Administrative Agent shall be paid pursuant to subsection 10.2 hereof.

         6.12     HIGH YIELD NOTES.

                  Company shall obtain no later than three months after the Closing Date, ratings of the High Yield Notes from S&P and/or Moody's; provided, however, that if such ratings shall not have been obtained by such date solely due to inaction or a refusal to act by any such rating agency that is, in either case, beyond the control of Borrowers (as determined in the reasonable judgment of Administrative Agent), Borrowers shall not be in breach of this subsection
6.12 so long as Borrowers shall take all steps Agents reasonably request from time to time to obtain such ratings.

         6.13     MOST FAVORED NATIONS PAYMENTS.

                  Company shall, and shall cause each of its Subsidiaries to, extend any fees or pricing increases, to the extent such fees or pricing increases are the direct obligation of Company or its Subsidiaries, resulting from the amendment, waiver or modification, after the Closing Date, of the New L/C Facility Documents, on an equivalent basis (based in the case of fees on the respective amounts of Letter of Credit Exposure outstanding (on one hand) and the credit exposure under the New L/C Facility Documents (on the other hand)) to the Lenders

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regardless of whether a particular Lender has participated in or consented to a corresponding amendment, waiver or modification (if any) of the Credit Documents, and any such payment of equivalent fees shall be paid in cash concurrently with the fees giving rise to such equivalent fees.

SECTION  7. BORROWERS' NEGATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Letter of Credit Commitments hereunder shall remain in effect and until payment in full of all Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

         7.1      INDEBTEDNESS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Borrowers may become and remain liable with respect to the Obligations and Indebtedness under the New L/C Facility Documents, the High Yield Notes, the Tax Note and the Unsecured Creditor Notes, and Subsidiaries of Borrowers may become and remain liable with respect to Indebtedness under the Tax Note;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations and Performance Guaranties permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, any Indebtedness created as a result thereof;

                  (iii) Borrowers may become and remain liable with respect to Indebtedness to any other Borrowers; provided that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (iv) Subsidiaries of Company other than Borrowers may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company so long as the proceeds of such Indebtedness are applied to working capital, capital expenditure, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of the Subsidiaries incurring such Indebtedness; provided, that (a) no such Indebtedness may be incurred at any time that Borrowers shall not be in compliance with subsection 7.6E, (b) no such Indebtedness may be incurred to make capital expenditures if after giving effect to such expenditures Borrowers would not be in pro forma compliance with subsection 7.6F, and (c) all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (v) Subsidiaries of Company may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company the

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         proceeds of which are applied to Development Expenses; provided that
         Development Expenses for all Projects of Company's Subsidiaries at any time after the Closing Date, net of any such Development Expenses that have theretofore been reimbursed after the Closing Date by the client of the relevant Project, shall not exceed on any date of determination an amount equal to (a) $3,000,000 plus (b) the product of $3,000,000 multiplied by the number of Fiscal Years that have commenced following January 31, 2004 but prior to such date of determination; and provided further, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Closing Date and described in Schedule 7.1(vi) annexed hereto;

                  (vii) Subsidiaries of Company may become and remain liable with respect to Indebtedness to Company or any of its Subsidiaries the proceeds of which are applied to make Expansions permitted under subsection 7.3(vi) or 7.3(vii); provided that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (viii) Subsidiaries of Company may become and remain liable with respect to Indebtedness consisting of a converted equity Investment by Company or another Subsidiary of Company in such Subsidiaries, provided that the underlying equity Investment was permitted under this Agreement at the time of such conversion;

                  (ix) Company and its Subsidiaries may become and remain liable with respect to Indebtedness under (a) Capital Leases in existence as of the Closing Date and described in Schedule 7.1(ix) and
         (b) Capital Leases entered into after the Closing Date, so long as the aggregate amount of Indebtedness outstanding at any time with respect to Capital Leases under clause (b) of this subsection 7.1(ix) shall not exceed $5,000,000;

                  (x) Company or any Subsidiary of Company may become and remain liable with respect to Indebtedness incurred to refinance, replace, renew or extend, in whole or in part, Indebtedness of such Person permitted to remain outstanding under subsection 7.1(vi); provided, that in each case (a) the terms (excluding the interest rate and fees payable with respect thereto, so long as such interest and fees on such Indebtedness are not borne directly or indirectly by Company or any of its Subsidiaries, whether through an offset to or deduction against service or operating agreement fees to Company or its Subsidiaries or otherwise) of such Indebtedness as refinanced, replaced, renewed or extended, taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such refinancing, replacement, renewal, or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Indebtedness relates), shall not be more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the Indebtedness so refinanced, replaced, renewed or extended, (b) the principal amount of the Indebtedness as refinanced, replaced, renewed or extended shall not exceed 110% of the principal amount of the Indebtedness so refinanced, replaced, renewed or extended (provided that such limitation shall not apply with respect to Indebtedness that

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         an existing client (if such client is a Government Authority) of a
         Project undertakes to service through the principal lease, service or operating agreement of the applicable Project), (c) no obligee or beneficiary of such Indebtedness after such refinancing, replacement, renewal or extension shall have greater recourse to Persons for the payment or collection of such Indebtedness than the obligee or beneficiary of the Indebtedness so refinanced, replaced, renewed or extended had immediately prior to such transaction, and (d) Company shall provide to Agents reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (xi) Subsidiaries of Company that are obligated with respect to Limited Recourse Debt on the Closing Date relating to waste-to-energy Projects may, after the Closing Date, become and remain liable with respect to Limited Recourse Debt relating to such waste-to-energy Projects, so long as (a) all or substantially all the proceeds of such Limited Recourse Debt are applied to Expansions of such waste-to-energy Projects permitted under subsection 7.3(vii) or to ensure compliance with applicable laws and regulatory requirements and
         (b) the incurrence by such Subsidiary of such Limited Recourse Debt is required by the existing client (if such client is a Government Authority) of the relevant Project and Company shall have delivered to Agents an Officer's Certificate to the foregoing effect; provided, that after the occurrence and during the continuation of an Event of Default, neither Company nor any of its Subsidiaries shall enter into a contractual commitment to incur any such Limited Recourse Debt;

                  (xii) Company may become and remain liable with respect to Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $30,000,000 in the aggregate;

                  (xiii) Borrowers may become and remain liable with respect to Indebtedness incurred to refinance, replace, defease, renew or extend, in whole or in part, the High Yield Notes issued on the Closing Date; provided, that (a) the fees, interest rates and pricing terms of such Indebtedness as refinanced, replaced, defeased, renewed or extended, taken as a whole (considering any extension of the term of such Indebtedness), shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Agents) than the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (b) no scheduled installment of principal shall be required on earlier dates than the maturity date of the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (c) the other terms (including the redemption and repayment terms, representations and warranties, covenants and events of default) of such Indebtedness as refinanced, replaced, defeased, renewed or extended, taken as a whole, shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Agents) than the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (d) the principal amount of the Indebtedness as refinanced, replaced, defeased, renewed or extended shall not exceed the sum of (1) 110% of the principal amount of the Indebtedness so refinanced, replaced, defeased, renewed or extended,
         (2) interest accrued and unpaid on such principal amount

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         immediately prior to such refinancing, replacement, defeasance, renewal or extension, and (3) premiums required to be paid upon such refinancing, replacement, defeasance, renewal or extension pursuant to the documentation for the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (e) the obligations under (and the Liens securing) such Indebtedness as refinanced, replaced, defeased, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the High Yield Notes refinanced, replaced, defeased, renewed or extended thereby, and (f) Company shall provide to Agents reasonable prior advance written notice of such proposed refinancing, replacement, defeasance, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (xiv) Company may become and remain liable with respect to Subordinated Indebtedness to Persons other than Company and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $10,000,000; provided, that (a) such Indebtedness shall be unsecured and unguarantied, (b) no cash interest or cash principal payments shall be required on such Indebtedness until the Obligations are paid in full, (c) the interest rates maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other terms of such Indebtedness are satisfactory to Agents and Requisite Lenders, (d) the proceeds of such Indebtedness shall not be applied to any purpose prohibited under this Agreement, and (e) after giving effect to the incurrence of such Indebtedness, Borrowers shall be in pro forma compliance with subsection 7.6B;

                  (xv) Bankrupt Subsidiaries may become and remain liable under intercompany loans by Company and its Subsidiaries (other than Bankrupt Subsidiaries) to such Bankrupt Subsidiaries to the extent such loans are permitted under subsection 7.3(xi);

                  (xvi) CEA may become and remain liable with respect to Indebtedness arising solely due to its pledge of the Capital Stock of CPIH under the CPIH Stock Pledge Agreement;

                  (xvii) Company and its Subsidiaries may become and remain liable with respect to their obligations to pay for services rendered by DHC to them under and in accordance with the Corporate Services Reimbursement Agreement; and

                  (xviii) Company and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed $7,500,000.

         7.2      LIENS AND RELATED MATTERS.

                  A. PROHIBITION ON LIENS. Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of,

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or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                  (i)      Permitted Encumbrances;

                  (ii) Liens granted pursuant to the Collateral Documents to secure the Obligations, the obligations of Borrowers under the New L/C Facility Documents and the obligations under the High Yield Notes;

                  (iii)    Liens existing on the Closing Date and described in
         Schedule 7.2 annexed hereto;

                  (iv) Liens on assets of any Subsidiary of Company and/or on the stock or other equity interests of such Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt of such Subsidiary permitted by subsection 7.1(xi);

                  (v) Liens on assets of Company or any Subsidiary of Company securing refinancing Indebtedness permitted by subsection 7.1(x), provided that in each case the Liens securing such refinancing Indebtedness shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced and, if applicable, assets the acquisition of which was financed with the proceeds of such refinancing Indebtedness permitted by subsection 7.1(x);

                  (vi) Liens securing debt service reserve funds, completion obligations and similar accounts and obligations (other than Indebtedness) of Subsidiaries of Company to Persons other than Company and its Subsidiaries and their respective Affiliates, so long as (a) each such obligation is associated with a Project, (b) such Lien is limited to (1) assets associated with such Project (which in any event shall not include assets held by any Borrower other than a Borrower whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) and/or (2) the equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project, and (c) such obligation is otherwise permitted under this Agreement;

                  (vii) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 7.4(ix), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (viii) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 7.4(x), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying

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         agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (ix) Liens on cash collateral of Company and its Subsidiaries securing Contingent Obligations permitted under subsection 7.4(xi);

                  (x) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under this Agreement, so long as such Liens attach only to gross unearned premiums for the insurance policies;

                  (xi) Liens on cash collateral of Company securing insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 6.4B;

                  (xii) Liens on all or substantially all of the assets of the Bankrupt Subsidiaries to the extent such Liens secure the obligations of such Bankrupt Subsidiaries under loans made to them and permitted under subsection 7.3(xi);

                  (xiii) Liens securing Indebtedness permitted under subsection 7.1(ix)(b), so long as such Liens extend only to the assets subject to the relevant Capital Lease;

                  (xiv) Liens on the Capital Stock of CPIH pledged by CEA under the CPIH Stock Pledge Agreement; and

                  (xv) Other Liens on assets of any Subsidiary of Company securing Indebtedness in an aggregate amount not exceeding $2,500,000.

                  B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Borrowers or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A and Liens created or assumed on properties or assets on which First Priority Liens created under the Collateral Documents are attached and perfected at the time of such creation or assumption, the Borrowers hereby agree that (i) they will be deemed to have automatically and without further action secured the Obligations with such Lien equally and ratably with any and all other Indebtedness, Contingent Obligations or any other obligations or debt (as defined in the Bankruptcy Code) secured thereby, and
(ii) they shall take or cause to be taken such actions as Agents or Requisite Lenders deem necessary or advisable to evidence such equal and ratable Lien; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A, and the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A shall constitute an Event of Default.

                  C. NO FURTHER NEGATIVE PLEDGES. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than this Agreement, the Credit Documents, the New L/C Facility Documents and the High Yield Indenture) on or after the Closing Date

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prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered by a Lien permitted hereunder to secure payment of particular Indebtedness permitted to be incurred under subsection 7.1(vii), 7.1(x) (but only to the extent that the Indebtedness being refinanced was subject to a negative pledge on the same assets), 7.1(xi), or 7.1(xii), or by a Lien permitted under subsection 7.2A(vi), 7.2A(vii), 7.2A(viii), 7.2A(ix), 7.2A(xi), 7.2A(xii) or 7.2A(xiv), or by a Lien permitted under subsection 7.2A(xv) to the extent such Lien secures obligations permitted hereunder that are incurred to finance the acquisition of such specific property, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale which is permitted hereunder, (iii) specific property that is leased pursuant to a lease permitted hereunder, (iv) provisions in the principal lease, service and operating agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, partnership or financing agreement is an extension, renewal or replacement of such agreement in effect as of the Closing Date, is otherwise permitted to be entered into hereunder and contains no more restrictive provisions relating to prohibiting the creation or assumption of any Lien upon the properties or assets of the relevant Subsidiary than the lease, service, operating, partnership or financing agreement so extended, renewed or replaced, and (v) provisions contained in any New L/C Facility Agreement described in and permitted under clause (ii) of the definition of New L/C Facility Agreement.

                  D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or the other Credit Documents, (b) those encumbrances or restrictions applicable to Subsidiaries of Company to the extent created under documentation in existence on the Closing Date, under the New L/C Facility Documents or under the High Yield Indenture, (c) as may be provided in an executed agreement with respect to an Asset Sale which is permitted hereunder, and (d) provisions in the principal lease, service or operating agreements, partnership agreements and financing agreements pertaining to Projects, so long as such lease, service or operating agreements, partnership agreements and financing agreements are extensions, renewals or replacements of such agreements in effect as of the Closing Date, are otherwise permitted to be entered into hereunder and in each case contain no more restrictive provisions relating to the ability of the relevant Subsidiary to take the actions described in clauses
(i) through (iv) than the agreement so extended, renewed or replaced.

         7.3      INVESTMENTS; ACQUISITIONS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of,

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or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

                  (i) Company and its Subsidiaries may make and own Investments in Domestic Cash Equivalents and in such investments as are permitted or imposed under the terms of any cash collateral or debt service reserve agreement (including pursuant to the terms of any Project bond indenture) permitted hereunder;

                  (ii) Borrowers may make and own additional equity Investments in other Borrowers, so long as no such Investment shall be made by one Borrower in another Borrower if (a) the latter is subject to restrictions of the type described in subsection 7.2D more adverse than restrictions of such type that are applicable to the Borrower making such Investment, or (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment; and Subsidiaries that are not Borrowers may make and own additional equity Investments in Borrowers other than Company, so long as no such Investment shall be made if (a) the applicable Subsidiary is subject to restrictions of the type described in subsection 7.2D more adverse than restrictions of such type that are applicable to the applicable Borrower, (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) of such Subsidiary having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment, or (c) such Investment shall have any adverse effect on the Collateral for the Obligations;

                  (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(iii) and 7.1(vii);

                  (iv) Company and its Subsidiaries may make Consolidated Facilities Capital Expenditures permitted by subsection 7.6;

                  (v) Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date and described in Schedule 7.3(v) annexed hereto;

                  (vi) Company and its Subsidiaries may make Expansions which Company and its Subsidiaries are committed as of the Closing Date to make in those waste-to-energy Projects set forth in Schedule 7.3(vi) annexed hereto; provided that each such Investment (or commitment to make the same) made in connection with such Projects shall be of a type described on such Schedule and shall be in an amount not exceeding the amount set forth on such Schedule;

                  (vii) Company and its Subsidiaries may make Expansions (and may enter into contractual commitments to make such Investments) with respect to existing waste-to-energy Projects to the extent such Expansions are publicly financed, so long as (a) Company shall provide to Agents reasonable prior advance written notice of each

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         such Investment and Expansion and copies of all material contracts or other agreements being entered into in connection with such Investment and Expansion, (b) such Expansion is not otherwise prohibited under this Agreement, (c) such Expansions are required by the existing client (if such client is a Government Authority) of the relevant Project and the amounts required therefor are advanced to Company and its Subsidiaries or paid directly by such client, and (d) such Investment (or such contractual commitment, as the case may be) shall not breach any other provision of this Agreement; provided, that after the occurrence and during the continuation of an Event of Default, neither Company nor any of its Subsidiaries shall enter into a contractual commitment for any such Investment;

                  (viii) Company and its Subsidiaries may, after the Closing Date, make and own Investments in any other Subsidiary of Company (to the extent in existence on the Closing Date) the proceeds of which are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of Subsidiaries other than Borrowers; provided, that no such Investment may be made at any time that Borrowers shall not be in compliance with subsection 7.6E;

                  (ix) Company and its Subsidiaries may, after the Closing Date, make and own Investments in any other Subsidiary of Company (to the extent in existence on the Closing Date) the proceeds of which are applied to Development Expenses; provided that Development Expenses for all Projects of Company's Subsidiaries at any time after the Closing Date, net of any such Development Expenses that have theretofore been reimbursed after the Closing Date by the client of the relevant Project, shall not exceed on any date of determination an amount equal to (a) $3,000,000 plus (b) the product of $3,000,000 multiplied by the number of Fiscal Years that have commenced following January 31, 2004 but prior to such date of determination;

                  (x) Borrowers and their Subsidiaries may own Investments in the form of non-cash consideration received in connection with (a) Asset Sales permitted under subsection 7.7(iii) or 7.7(iv) or (b) settlements of disputes, to the extent such settlements occur in the ordinary course of business;

                  (xi) Company and its Subsidiaries may make Investments after the Closing Date consisting of intercompany loans to the Bankrupt Subsidiaries, so long as (a) the proceeds of such loans are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of such Bankrupt Subsidiaries, (b) the aggregate amount of such intercompany loans outstanding to the Bankrupt Subsidiaries at any time shall not exceed $2,000,000, (c) such loans shall have, pursuant to an order of the Bankruptcy Court in form and substance satisfactory to Agents, no less favorable payment priority and lien priority than the payment priority and lien priority of such Bankrupt Subsidiaries' obligations under the DIP Credit Agreement immediately prior to the Closing Date, and shall be secured by substantially the same assets of such Bankrupt Subsidiary as such obligations under the DIP Credit Agreement immediately prior to the Closing Date, and (d) such loans shall be evidenced by promissory notes that shall be pledged to secure the Obligations;

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                  (xii)    Borrowers may make payments to the extent
         contractually obligated pursuant to the terms of the Existing IPP International Project Guaranties;

                  (xiii) Subject to the Intercreditor Agreement, Borrowers may reimburse drawings made under letters of credit issued under the New L/C Facility Agreement that support obligations with respect to the IPP International Business; and

                  (xiv) CEA may make payments on account of Indebtedness of CPIH to the extent such payments are made solely from the proceeds of sales of Capital Stock of CPIH.

         7.4      CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Performance Guaranty, and shall not create or become or remain liable with respect to any obligation to incur a subsequent Contingent Obligation or to post cash collateral to secure any obligation, except:

                  (i) Borrowers may become and remain liable (a) with respect to Contingent Obligations in respect of the Obligations and under the Credit Documents, (b) with respect to Contingent Obligations under guarantees of the High Yield Notes, and (c) with respect to Contingent Obligations under the New L/C Facility Documents and the CPIH Stock Pledge Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

                  (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary and appropriate indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets to the extent such Asset Sales and sales are permitted under this Agreement;

                  (iv) Company and its Subsidiaries may become and remain liable with respect to (a) Performance Guaranties in existence on the Closing Date and described on Schedule 7.4(iv) annexed hereto, and (b) Performance Guaranties replacing, renewing or extending Performance Guaranties described in clause (a); provided that no such replacement, renewed or extended Performance Guaranty (x), taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such replacement, renewal or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Performance Guaranty relates), shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Performance Guaranty so replaced, renewed or extended or (y) shall be secured or guarantied;

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                  (v)      Company and its Subsidiaries may become and remain
         liable with respect to Performance Guaranties or Contingent Obligations supporting Expansions of waste-to-energy Projects permitted pursuant to subsection 7.3(vii), provided that (a) the terms of any such Performance Guaranty or Contingent Obligation shall be generally consistent with past practice of Company and its Subsidiaries, (b) in no event shall any such Performance Guaranty or Contingent Obligation be secured by collateral, (c) no Borrower or Subsidiary other than a Person already liable under a substantially similar Contingent Obligation with respect to such Project shall become liable under any such Contingent Obligation, (d) no Borrower or Subsidiary other than a Person already liable under a substantially similar Performance Guaranty with respect to such Project shall become liable under any such Performance Guaranty, and (e) after the occurrence and during the continuation of an Event of Default, neither Company nor any if its Subsidiaries shall enter into any such Performance Guaranty or Contingent Obligation or enter into a contractual commitment to provide any such Performance Guaranty or Contingent Obligation;

                  (vi) Company and its Subsidiaries, as applicable, may become and remain liable with respect to (a) Contingent Obligations (other than the Existing IPP International Project Guaranties) in existence on the Closing Date and described in Schedule 7.4(vi) annexed hereto, and (b) Contingent Obligations replacing, renewing or extending Contingent Obligations described in clause (a); provided that no such replacement, renewed or extended Contingent Obligation, taken as a whole, shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Contingent Obligations so replaced, renewed or extended;

                  (vii) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with arrangements made with third parties to obtain surety bonds, bid bonds and other similar security required to be delivered or posted in connection with (i) additions or improvements to existing facilities to increase the capacity, efficiency, performance or profitability of the applicable Project, so long as such additions or improvements are not Expansions, are required pursuant to binding Contractual Obligations of Company or its Subsidiaries and are in compliance with subsection 7.6F, and (ii) Expansions of existing Projects, to the extent such Expansions are otherwise permitted under subsection 7.3(vii) and the other provisions of this Agreement;

                  (viii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations which Company and its Subsidiaries are contractually committed as of the Closing Date to incur with respect to those Projects set forth on Schedule 7.3(vi) annexed hereto; provided that each such Contingent Obligation (or commitment to incur the same) incurred in connection with such Projects shall be of a type described on such Schedule and shall be in an amount not exceeding the amount set forth on such Schedule;

                  (ix) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of long-term or forward purchase contracts and

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

         option contracts to buy, sell or exchange commodities and similar agreements or arrangements, so long as such contracts, agreements or arrangements do not constitute Commodities Agreements;

                  (x) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations constituting Hedge Agreements;

                  (xi) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations incurred in exchange (or in consideration) for (a) the release of cash collateral pledged by Company or its Subsidiaries or (b) the return and cancellation of undrawn letters of credit for which Company or its Subsidiaries are liable for reimbursement; provided that in each case the maximum amount of the Contingent Obligations so incurred shall not exceed 110% of the amount of cash collateral released or the face amount of the letters of credit returned and cancelled, as the case may be;

                  (xii) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 6.4B; and

                  (xiii) Company and its Subsidiaries, as applicable, may remain liable with respect to the Existing IPP International Project Guaranties, as such guaranties are in effect on the Closing Date.

         7.5      RESTRICTED PAYMENTS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided, however, that (i) so long as no Event of Default shall have occurred and be continuing, Borrowers may make regularly scheduled payments of principal and interest in respect of any Subordinated Indebtedness (other than the Tax Note) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.12, provided that so long as Borrowers may elect to pay all or any portion of such interest in kind rather than in cash, Borrowers shall elect to pay in kind the maximum portion of such interest with respect to which Borrowers can make such election; (ii) Company and its Subsidiaries may make payments of principal, interest and other amounts in respect of the Tax Note and Indebtedness permitted under subsections 7.1(vi), 7.1(ix), 7.1(x), 7.1(xi), 7.1(xii), 7.1(xiv), 7.1(xv)
and 7.1(xviii), in accordance with the terms of, and only to the extent required by, the Tax Note or the indentures or other agreements pursuant to which such Indebtedness was issued, as the case may be, as such Tax Note, indentures or other agreements may be amended from time to time to the extent permitted hereunder, provided, however, that during the continuance of an Event of Default, notwithstanding anything to the contrary in this Agreement, neither Company nor any Subsidiary shall fund, contribute or otherwise advance amounts for

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

payment of Indebtedness permitted under subsections 7.1(vi), 7.1(x) and 7.1(xi) related to Projects unless it has an irrevocable Contractual Obligation to make such payments; (iii) so long as no Event of Default shall have occurred and be continuing, Subsidiaries of Company may, at the time Indebtedness is refinanced or replaced as permitted under subsection 7.1 by other Indebtedness permitted under such subsection, pay principal, accrued interest and other amounts owing on such refinanced Indebtedness at such time, provided that such payments may be made with respect to Limited Recourse Debt during the continuance of an Event of Default so long as such payments are from the proceeds of Limited Recourse Debt permitted to be incurred hereunder and such proceeds are required to be applied to make such payments under a binding Contractual Obligation to a third party;
(iv) Company and its Subsidiaries may pay any fees required to be paid to the Agents and Lenders hereunder; (v) so long as no failure to pay any amount when due shall have occurred and be continuing under this Agreement, Company may make payments to DHC to the extent required under the Corporate Services Reimbursement Agreement; and (vi) Company and its Subsidiaries may make payments required under the DHC Tax Sharing Agreement.

                  In addition, in any case where a Borrower or Subsidiary is a Joint Venture, Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except in each case to the extent the relevant action described in clause (a), (b) or (c) is required pursuant to a binding Contractual Obligation in effect as of the Closing Date or pursuant to an extension, renewal or replacement of such a Contractual Obligation so long as such extension, renewal or replacement is otherwise permitted to be entered into hereunder and contains provisions no less favorable to Company and its Subsidiaries than the relevant Contractual Obligations so extended, renewed or replaced.

         7.6      FINANCIAL COVENANTS.

                  A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, in each case for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter set forth below, to be less than the correlative ratio indicated:

                          MINIMUM INTEREST
    FISCAL QUARTER         COVERAGE RATIO
-----------------------   ----------------
       FQ2 2004              1.15:1.00
       FQ3 2004              1.15:1.00

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

       FQ4 2004              1.15:1.00
       FQ1 2005              1.15:1.00
       FQ2 2005              1.20:1.00
       FQ3 2005              1.20:1.00
       FQ4 2005              1.25:1.00
       FQ1 2006              1.25:1.00
       FQ2 2006              1.30:1.00
       FQ3 2006              1.30:1.00
       FQ4 2006              1.30:1.00
       FQ1 2007              1.30:1.00
       FQ2 2007              1.35:1.00
       FQ3 2007              1.35:1.00
       FQ4 2007              1.35:1.00
       FQ1 2008              1.35:1.00
       FQ2 2008              1.40:1.00
       FQ3 2008              1.40:1.00
FQ4 2008 and thereafter      1.40:1.00

                  B. MAXIMUM CONSOLIDATED LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as at any date on or after the end of the most recently ended Fiscal Quarter set forth in the table below to exceed the correlative ratio indicated:

                          MAXIMUM CONSOLIDATED
    FISCAL QUARTER           LEVERAGE RATIO
-----------------------   --------------------
       FQ2 2004                7.00:1.00
       FQ3 2004                7.00:1.00
       FQ4 2004                7.00:1.00
       FQ1 2005                7.00:1.00
       FQ2 2005                6.75:1.00
       FQ3 2005                6.75:1.00
       FQ4 2005                6.50:1.00
       FQ1 2006                6.50:1.00

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

       FQ2 2006                6.25:1.00
       FQ3 2006                6.25:1.00
       FQ4 2006                6.25:1.00
       FQ1 2007                6.25:1.00
       FQ2 2007                6.00:1.00
       FQ3 2007                6.00:1.00
       FQ4 2007                6.00:1.00
       FQ1 2008                6.00:1.00
       FQ2 2008                5.75:1.00
       FQ3 2008                5.75:1.00
FQ4 2008 and thereafter        5.75:1.00

                  C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth on any date of determination after the Closing Date to be less than (i) Consolidated Net Worth as of the Closing Date, if such date of determination occurs during 2004, or (ii) the sum of (a) Consolidated Net Worth as of the Closing Date plus (b) the product of $7,000,000 multiplied by the number of Fiscal Quarters that have ended after December 31, 2004 but prior to such date of determination, if such date of determination occurs after 2004.

                  D. MINIMUM ADJUSTED EBITDA. Company shall not permit Adjusted EBITDA for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter set forth below to be less than the correlative amount indicated:

                          MINIMUM ADJUSTED
    FISCAL QUARTER             EBITDA
-----------------------   ----------------
        FQ2 2004          $     40,000,000
        FQ3 2004          $     40,000,000
        FQ4 2004          $     40,000,000
        FQ1 2005          $     40,000,000
        FQ2 2005          $     40,000,000
        FQ3 2005          $     40,000,000
        FQ4 2005          $     45,000,000
        FQ1 2006          $     45,000,000

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

        FQ2 2006          $     45,000,000
        FQ3 2006          $     45,000,000
        FQ4 2006          $     45,000,000
        FQ1 2007          $     45,000,000
        FQ2 2007          $     45,000,000
        FQ3 2007          $     45,000,000
        FQ4 2007          $     45,000,000
        FQ1 2008          $     45,000,000
        FQ2 2008          $     45,000,000
        FQ3 2008          $     45,000,000
FQ4 2008 and thereafter   $     45,000,000

                  E. MINIMUM NON-BORROWER CASH FLOW. Company shall not permit Non-Borrower Cash Flow for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter, to be less than zero.

                  F. MAXIMUM CONSOLIDATED FACILITIES CAPITAL EXPENDITURES. Borrowers shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Facilities Capital Expenditures during any Fiscal Year in excess of the Maximum Consolidated Facilities Capital Expenditures Amount for such Fiscal Year. For purposes of this subsection 7.6F, the "MAXIMUM CONSOLIDATED FACILITIES CAPITAL EXPENDITURES AMOUNT" for Fiscal Year 2004 shall equal $25,000,000 and for each Fiscal Year thereafter shall equal $20,000,000; provided, however, that the Maximum Consolidated Facilities Capital Expenditures Amount for any Fiscal Year after 2004 shall be increased by an amount equal to 25% of the excess, if any, of the Maximum Consolidated Facilities Capital Expenditures Amount for the previous Fiscal Year (prior to giving effect to this proviso) over the actual amount of Consolidated Facilities Capital Expenditures made or incurred during such previous Fiscal Year; and provided further, however, that Company may elect by written notice to Agents to increase the Maximum Consolidated Facilities Capital Expenditures Amount for any Fiscal Year by an amount not more than $5,000,000 by decreasing the Maximum Consolidated Facilities Capital Expenditures Amount for the subsequent Fiscal Year by an amount equal to the amount of such increase.

                  G. CERTAIN CALCULATIONS. Notwithstanding any provision of this Agreement to the contrary, (i) for purposes of calculating Adjusted EBITDA for any four-Fiscal Quarter period ending prior to the first Fiscal Quarter of 2005, Adjusted EBITDA for the third and fourth Fiscal Quarters of 2003 and the first Fiscal Quarter of 2004 shall be deemed to be equal to the correlative amounts set forth opposite such Fiscal Quarters on Schedule 7.6G annexed hereto; (ii) for purposes of determining compliance with subsection 7.6A for any four-Fiscal Quarter

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

period ending prior to the last Fiscal Quarter of 2004, Consolidated Cash Interest Expense shall equal the product of (a) actual Consolidated Cash Interest Expense during the period from the Closing Date to the end of such four-Fiscal Quarter period multiplied by (b) the ratio of (1) 365 divided by (2) the number of days in such period; and (iii) for purposes of determining compliance with each of the covenants in this subsection 7.6, each of Adjusted EBITDA, Consolidated Cash Interest Expense, Consolidated Net Worth, Non-Borrower Cash Flow and Consolidated Facilities Capital Expenditures shall not include any portion thereof attributable to the results of operations or financial position, as the case may be, of CPIH Subsidiaries for the relevant period or as of the relevant date of determination.

         7.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, alter the legal form of organization of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of (including by discount or compromise), in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding) or its interests in or claims against any Project, in each case whether now owned or hereafter acquired, except:

                  (i) any Borrower may be merged with or into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower; provided that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (ii) any Subsidiary of Company that is not a Borrower may be merged with or into any other Subsidiary of Company that is not a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Subsidiary that is not a Borrower; provided further, that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

                  (iv) Company and its Subsidiaries may make Asset Sales, provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair

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

         market value thereof; (b) not less than 90% of the consideration received (other than any consideration consisting of the assumption of liabilities related to such assets) in any such Asset Sale shall be cash (it being agreed that cash the receipt of which may by the relevant terms of such Asset Sale be deferred more than six months after the date of consummation of such Asset Sale shall not be considered cash for purposes of this clause (b)); (c) not more than 10% of the cash consideration received by Company and its Subsidiaries in any such Asset Sale shall be received after the date of consummation of such Asset Sale; (d) any Indebtedness in relation to the assets sold in any such Asset Sale shall be repaid and the related letters of credit shall be cancelled and returned to the issuers thereof; (e) the Net Asset Sale Proceeds of such Asset Sales shall be applied as Mandatory Payments to the extent required under subsection 2.3A; and (f) in the event that the Net Asset Sale Proceeds from any Asset Sale, when added to the aggregate Net Asset Sale Proceeds from all other Asset Sales after the Closing Date, would exceed $10,000,000, Company and its Subsidiaries shall not be permitted to consummate such Asset Sale without the prior written consent of Requisite Lenders.

         7.8      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any Indebtedness permitted under subsection 7.1 among Company and its Subsidiaries or among Subsidiaries of Company, (ii) reasonable and customary salaries and fees paid to current officers and members of the Governing Bodies of Company and its Subsidiaries, provided that such salary and fee arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iii) reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Governing Bodies of Company and its Subsidiaries on or after the Closing Date, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into, provided that such indemnifications and arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iv) any employment agreements or benefits arrangements entered into on or after the Closing Date by Company and its Subsidiaries with employees at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (v) payments (and other transactions) made in accordance with the terms of the Management Services and Reimbursement Agreement, the DHC Tax Sharing Agreement, the Corporate Services Reimbursement Agreement and the other Related Agreements, (vi) transactions occurring on the Closing Date and described on Schedule 7.8 annexed hereto, and (vii) the payment of reasonable legal fees and expenses

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

incurred by law firms in which Directors of Company are affiliated for services rendered to Company and its Subsidiaries.

         7.9      RESTRICTION ON LEASES.

                  Borrowers shall not, and shall not permit any of their Subsidiaries to, become liable in any way, whether directly by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease for equipment (other than intercompany leases between Borrowers), unless, immediately after giving effect to the incurrence of liability with respect to such lease, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis under all such leases entered into after the Closing Date at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $3,000,000; provided, however, that this subsection 7.9 shall not prohibit Company or its Subsidiaries from incurring obligations pursuant to the renewal, extension or replacement of leases in effect at the Closing Date so long as such leases as renewed, extended or replaced are not more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the leases so renewed, extended or replaced.

         7.10     DETROIT PROJECT COVENANTS

                  Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contractual Obligation after the Closing Date that would (i) grant a right to any Person or Persons to consent to or approve a sale or other disposition of all or any portion of the Detroit Project or the Capital Stock of the Detroit Project Subsidiary, (ii) be breached by a sale or other disposition of all or any portion of the Detroit Project or the Capital Stock of the Detroit Project Subsidiary if the consent or approval of any Person or Persons (other than Requisite Lenders) is not obtained, (iii) create any additional restriction not in existence as of the Closing Date limiting the ability of Company and its Subsidiaries to sell or dispose of all or any portion of the Detroit Project or the Capital Stock of the Detroit Project Subsidiary, or (iv) purport to restrict the ability of Company and its Subsidiaries to fund the operations of the Detroit Project after a default under the terms of such Contractual Obligation.

         7.11     CONDUCT OF BUSINESS

                  From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries, to engage in any business other than the energy, water and waste management businesses of the type in which they are engaged on the Closing Date and other activities to the extent incidental or reasonably related to such businesses.

         7.12 AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS.

                  Company shall not, and shall not permit any of its Subsidiaries to, amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of (i) the Management Services and Reimbursement Agreement or the other Related Agreements (other than the New L/C Facility Documents), in

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each case if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made,
(a) except as otherwise permitted under subsection 7.1(xiii), is to impose additional material obligations on, or confer material additional rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, or (b) is otherwise adverse to the interests of the Lenders in a manner deemed material in the judgment of Agents or Requisite Lenders so notifying Agents or Company; (ii) the Organizational Documents of Company and its Subsidiaries, if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made, is adverse to the interests of the Lenders in a manner deemed material in the judgment of Agents or Requisite Lenders; (iii) the Subordinated Indebtedness, if the effect thereof would be to (a) change to earlier dates the dates on which any payments of principal or interest are due thereon, (b) increase the interest rate, or the portion thereof payable on a current basis in cash, applicable thereto, (c) change any event of default with respect thereto in any manner adverse to the interests of the Lenders, (d) change the redemption, prepayment or defeasance provisions thereof, (e) change the subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (f) change any collateral therefor (other than to release such collateral), or (g) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse (in the judgment of Agents or Requisite Lenders so notifying Agents or Company) to Company, Agents or the Lenders, without the prior written consent of Requisite Lenders; (iv) the principal documents relating to Limited Recourse Debt with respect to a Project if such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications and waivers made, would reasonably be expected to have a Material Adverse Effect; or (v) the New L/C Facility Documents, unless (a) the terms of the New L/C Facility Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Agents) than the New L/C Facility Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of (1) increasing the maximum amount of any commitment to extend loans (as opposed to letters of credit) under the New L/C Facility Documents, or (2) reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend loans or letters of credit under the New L/C Facility Documents, shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Agents), (b) the aggregate amount of Indebtedness and letters of credit outstanding, and additional commitments to extend credit, if any, under the New L/C Facility Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the New L/C Facility Documents on the Closing Date, plus $5,000,000, (c) the obligations under (and the Liens securing) such New L/C Facility Documents as so amended, restated, modified or waived are subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the New L/C Facility Documents on the Closing Date, and (d) Company provides to Agents reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith).

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         7.13     END OF FISCAL YEARS; FISCAL QUARTERS.

                  Company shall not, and shall not permit any of its Subsidiaries to change the end of the Fiscal Year of Company or any of its Subsidiaries from December 31st.

         7.14     AMENDMENT TO PENSION PLANS.

                  Borrowers shall not amend or modify any Pension Plan after the Closing Date in any manner that results in or would reasonably be expected to result in an increase in the amount of unfunded benefit liabilities (as such unfunded benefit liabilities are determined in accordance with subsection 5.11D hereof), unless such amendment or modification is required under applicable law.

SECTION  8. EVENTS OF DEFAULT

                  If any of the following conditions or events ("Event of Default") shall occur:

         8.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

                  Failure by Borrowers to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; failure by Borrowers to pay any Mandatory Payment when due; or failure by Borrowers to pay any interest or any fee or any other amount due under this Agreement within five days after the date due; or

         8.2      DEFAULT IN OTHER AGREEMENTS.

                  (i) Failure of Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) to pay when due any principal of or interest on or any other amount payable in respect of (a) the New L/C Facility Documents or the High Yield Notes, (b) any one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1 or in clause (a) above or clause (c) below) or Contingent Obligations or Performance Guaranties, in each case in the principal amount of $5,000,000 or more, individually or in the aggregate, or (c) Limited Recourse Debt of Subsidiaries of Company (other than the Bankrupt Subsidiaries) in the principal amount of $10,000,000 or more, individually or in the aggregate (provided that Limited Recourse Debt incurred in connection with one or more Projects to which less than $2,000,000 in the aggregate of the operating income of Company and its Subsidiaries (on a consolidated basis) is attributable for the 12-month period immediately preceding the failure to pay such interest, principal or other amounts shall not be considered Indebtedness or Limited Recourse Debt solely for purposes of this clause (c)), in each case beyond the end of any grace period provided therefor; or

                  (ii) breach or default by Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) with respect to any other material term of (a) the New L/C Facility Documents, the High Yield Indenture or the High Yield Notes, (b) one or more items of Indebtedness (other than Limited Recourse Debt) or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of

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         Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

         8.3      BREACH OF CERTAIN COVENANTS.

                  Failure of any Borrower to perform or comply with any term or condition contained in subsection 6.2 or Section 7 of this Agreement; or

         8.4      BREACH OF WARRANTY.

                  Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Credit Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         8.5      OTHER DEFAULTS UNDER CREDIT DOCUMENTS.

                  Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Credit Documents, other than any such term referred to in any other subsection of this
Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Credit Party becoming aware of such default or (ii) receipt by Company or such Credit Party of notice from Administrative Agent or any Lender of such default; or

         8.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

                  (ii) an involuntary case shall be commenced against DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver,

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         trustee or other custodian of DHC or Company or any of its Subsidiaries
         (other than the Bankrupt Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

         8.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC..

                  (i) DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) shall make any assignment for the benefit of creditors; or

                  (ii) DHC or Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of DHC or Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries), or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

         8.8      JUDGMENTS AND ATTACHMENTS.

                  Any money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $5,000,000 or (b) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

         8.9      DISSOLUTION.

                  Any order, judgment or decree shall be entered against Company or any of its Material Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

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         8.10     EMPLOYEE BENEFIT PLANS.

                  There shall occur one or more ERISA Events that individually or in the aggregate result in or are reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist as of January 1 of any year (based on, with respect to the Covanta Energy Pension Plan, the actuarial valuation as of such January 1 and, with respect to the SEIU Pension Plan, the actuarial valuation as of the immediately preceding June 1), unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including, where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue
Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), in excess of (i) $20,000,000, in the event Assumptions are generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000, in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans; or

         8.11     MATERIAL ADVERSE EFFECT.

                  Any event or change shall occur after the date of this Agreement that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

         8.12     CHANGE IN CONTROL.

                  A Change in Control shall have occurred; or

         8.13 INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

                  At any time after the execution and delivery thereof, (i) the Intercreditor Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document (with respect to the obligations thereunder of Company or any Material Subsidiary (other than any Bankrupt Subsidiary)) shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Secured Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (with the priority set forth in subsection 5.15A) in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Collateral Agent or any Lender to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

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         8.14     TERMINATION OF MATERIAL CONTRACTS.

                  Any Material Contract of the type described in clause (i) of the definition of Material Contract, or any power purchase agreement to which Company or any of its Subsidiaries is a party relating to a Project, shall be terminated by Company or any of its Subsidiaries or by the counterparty or counterparties thereto, if such termination is enforceable by Company, such Subsidiary, or such counterparty or counterparties, unless (a) such Material Contract is replaced within ten (10) days after such termination with a contract that is reasonably acceptable to the Requisite Lenders and on substantially the same economic terms as the relevant Material Contract being terminated, or (b) the Subsidiary of Company party to such Material Contract or power purchase agreement, as the case may be, is a Bankrupt Subsidiary and such termination would not reasonably be expected to have a Material Adverse Effect, or (c) the termination of such Material Contract occurs pursuant to the exercise by the counterparty or counterparties thereto of a contractual right to terminate such Material Contract for convenience and such termination would not reasonably be expected to have a Material Adverse Effect; or

         8.15     NOL TREATMENT.

                  Any Capital Stock of Company of any of its Subsidiaries shall be issued, or any equity contribution shall be made to Company or any of its Subsidiaries, if (i) such issuance or equity contribution would reasonably be expected to have a material adverse effect on the availability or accessibility to Company and its Subsidiaries of the net operating losses disclosed to Agents and Lenders prior to the Closing Date as being held by DHC, or (ii) the proceeds of such issuance or equity contribution are applied to any purpose prohibited under this Agreement:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of Administrative Agent or the right of Documentation Agent to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrowers, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of Administrative Agent and any other Issuing Lender to issue, renew or extend any Letter of Credit and the right of Documentation Agent and any other Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall thereupon terminate.

                  Any amounts described in clause (a) above, when received by Collateral Agent, shall be held by Collateral Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided (subject to the terms of the Intercreditor Agreement).

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                  Further upon the occurrence and during the continuance of any
Event of Default, subject to the Intercreditor Agreement, Administrative Agent and Collateral Agent may, and upon the written request of Requisite Lenders shall, (i) exercise all rights and remedies of Administrative Agent or Collateral Agent set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC, and (ii) revoke Borrowers' rights to use cash collateral in which Administrative Agent or Collateral Agent has an interest. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

SECTION 9. ADMINISTRATIVE AGENT

         9.1      APPOINTMENT.

                  A. APPOINTMENT OF ADMINISTRATIVE AGENT. Bank of America is hereby appointed Administrative Agent hereunder and under the other Credit Documents and Deutsche Bank is hereby appointed Documentation Agent hereunder. Each Lender hereby authorizes each Agent to act as its agent in accordance with the terms of this Agreement and the other Credit Documents. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1B) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Credit Party.

                  B. CONTROL. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Collateral Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

         9.2      POWERS AND DUTIES; GENERAL IMMUNITY.

                  A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. An Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees. No Agent shall have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon an Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

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                  B.       NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall
be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of any Borrower to such Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrowers or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative
Agent shall not have any liability arising from confirmations of the amount of the Letter of Credit Usage or the component amounts thereof.

                  C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

                  D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally

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engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         9.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                  Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the issuance of any Letter of Credit or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         9.4      RIGHT TO INDEMNITY.

                  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agents and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of each of them to the extent that any such Person shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or and other such Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Credit Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         9.5      SUCCESSOR AGENTS.

                  Any Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrowers, and an Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrowers, to appoint a successor Agent. If, within 30 days after the date of an Agent's notice of its

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intention to resign, no successor to such Agent shall have been so appointed by
Requisite Lenders, then such Agent's resignation shall become effective on such date without the need for any further action and the Lenders shall be deemed to have been appointed as successor to such Agent hereunder and shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until the appointment by Requisite Lenders of some other successor to such Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor to an Agent, including, the Lenders as successor to an Agent (who shall be deemed to have accepted such appointment pursuant to this subsection 9.5), such successor to such Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as an Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Credit Documents.

         9.6      INTERCREDITOR AGREEMENT.

                  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into and to be the agent for and representative of Lenders under the Intercreditor Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders). Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Lenders in accordance with the terms thereof and of the Intercreditor Agreement, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

         9.7      ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise

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and irrespective of whether Administrative Agent shall have made any demand on
Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

                  (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of any Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.2, 3.2 and 10.2) allowed in such judicial proceeding, and

                  (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.2, 3.2 and 10.2.

                  Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

         10.1 SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LETTERS OF CREDIT.

                  A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither any Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the relevant Letter of Credit Commitment of the Lender effecting such sale, assignment, transfer or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No Lender shall be permitted to assign any portion of its rights or obligations hereunder to any other Person if, upon

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giving effect to such assignment, Borrowers would be obligated to pay such assignee amounts greater than the amounts, if any, which Borrowers would have been required to pay such assigning Lender under subsection 2.4 if such assignment did not occur.

                  B.       ASSIGNMENTS.

                  (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except
         (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Letter of Credit Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 after giving effect to such assignment, unless Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed, (b) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $5,000 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender prior to such assignment, shall deliver to Administrative Agent a counterpart to the Intercreditor Agreement and such documents and information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.4B(iii), and no such assignment shall be effective unless and until such Assignment Agreement is accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii), (c) except in the case of an assignment to another Lender, Administrative Agent and each Issuing Lender shall have consented thereto (which consents shall not be unreasonably withheld or delayed), and (d) no assignment by a Defaulting Lender shall be permitted unless such Defaulting Lender or assignee has funded such Defaulting Lender's defaulted funding obligations with respect to participations in Letters of Credit. Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder,
         (y) the assignee shall be a party to the Intercreditor Agreement and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a "Creditor Party" thereunder (as such term is defined in the Intercreditor Agreement) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement and the Intercreditor Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the

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         benefits of subsection 10.9; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Letter of Credit Commitment, Letters of Credit or participations therein or the other Obligations owed to such Lender.

                  (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee and the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.4B(iii), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

                  C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Borrower or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the Maturity Date or (ii) a reduction of the principal amount of or the rate of interest payable on any Obligation allocated to such participation. Subject to the further provisions of this subsection 10.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsection 2.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent

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permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsection 2.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.4.

                  D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of the Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that
(i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

                  E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries (including CPIH Subsidiaries) in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.

                  F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the funding of or purchasing participations of the type purchased in the Letters of Credit; and (iii) that it will fund or purchase such participations for its own account in the ordinary course of its business and without a view to distribution thereof within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such participations or any interests therein shall at all times remain within its exclusive control).

                  G. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of the Obligations owed to such Lender hereunder to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         10.2     EXPENSES.

Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to pay promptly (i) all the actual and reasonable costs and expenses of

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negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Credit Parties (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Credit Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of advisors and counsel to Agents (including O'Melveny & Myers LLP, counsel to Agents, and Ernst & Young Corporate Finance LLC) in connection with the negotiation, preparation, execution, interpretation or administration of the Credit Documents and any proposed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Agent and of counsel providing any opinions that Agents or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents (including Ernst & Young Corporate Finance LLC) employed or retained by Agents or their counsel; (vi) all the actual costs and reasonable expenses incurred in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Agents in connection with the syndication of the Letter of Credit Commitments; and (viii) all the actual costs and reasonable expenses, including reasonable attorneys' fees and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings.

         10.3     INDEMNITY.

                  In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers jointly and severally agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, employees, agents and affiliates of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

                  As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions,

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judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental
Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents and the Chapter 11 Cases (it being understood that such Indemnified Liabilities arising out of the Chapter 11 Cases shall apply solely to Indemnitees in their capacities as Agents, Lenders and Issuing Lenders or officers, directors, employees, agents and affiliates of Agents, Lenders or Issuing Lenders, and not in any other capacities) or the transactions contemplated hereby or thereby (including the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral), (ii) the statements contained in the commitment letter delivered by any Lender with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries).

                  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

         10.4     SET-OFF.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of Company and each other Credit Party against and on account of the obligations and liabilities of Company or any other Credit Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations

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therein and the other Credit Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Credit Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Each Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

         10.5     RATABLE SHARING.

                  A. Subject at all times to their obligations under the Intercreditor Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Credit Documents with respect to the Obligations (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

                  B. Notwithstanding anything in this subsection 10.5 to the contrary, in the event any one or more Lenders (for purposes of this subsection 10.5, "ENFORCING LENDERS") receives any amounts that are subject to the sharing provisions of subsection 10.5A as a result of such Enforcing Lender or Enforcing Lenders, but not any Agents or all Lenders, commencing Proceedings to recover such amounts, no Lender that is not an Enforcing Lender shall be entitled to the benefits of subsection 10.5A with respect to the amounts received by such Enforcing

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Lenders (i) unless and until such Lender has paid its Pro Rata Share of the out-of-pocket costs and expenses (including legal fees and expenses of counsel to such Enforcing Lenders) incurred by such Enforcing Lenders in connection with such Proceedings or (ii) in any greater amount at any time than such Lender would be entitled to receive under such subsection if all Lenders paid their Pro Rata Shares of such costs and expenses.

         10.6     AMENDMENTS AND WAIVERS.

                  No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or the Credit Documents, and no consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of: (a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any funded amount with respect to a participation in a Letter of Credit, (2) increase the maximum aggregate amount of such Lender's Letter of Credit Commitment or Letters of Credit, (3) postpone the Maturity Date, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any funded amount with respect to a participation in a Letter of Credit (other than any waiver of any increase in the interest rate applicable pursuant to subsection 2.1C, the penultimate sentence of subsection
3.2 or subsection 6.13) or the amount of any fees payable hereunder, (6) reduce the amount or postpone the due date of any reimbursement of a drawing (other than from a Mandatory Payment) in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Maturity Date, (8) change in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit, or (9) change in any manner or waive the provisions contained in subsection 8.1; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Letter of Credit Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) release any Lien granted in favor of Administrative Agent or Collateral Agent with respect to all or substantially all of the Collateral or release any substantial portion of Borrowers from their obligations under this Agreement, in each case other than in accordance with the terms of the Credit Documents, or (4) change in any manner or waive the provisions contained in subsection 10.6; or (c) Administrative Agent, Documentation Agent and each Issuing Lender, change in any manner the definition of "Eligible Assignee".

                  In addition, (i) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Administrative Agent and Documentation Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit; (ii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent or Documentation Agent shall be effective without the written concurrence of Administrative Agent or Documentation Agent, as the case may be; and (iii) no amendment,

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modification, termination or waiver of any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the applicable Issuing Lender shall be effective without the written concurrence of such Issuing Lender. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or Borrowers in any case shall entitle any Borrower or Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrowers, on Borrowers. Administrative Agent agrees that promptly after the effectiveness of any amendment, termination, supplement, waiver or other modification of this Agreement it shall provide, or cause to be provided, to each Lender a copy thereof to the extent such a copy is available to Administrative Agent.

         10.7     INDEPENDENCE OF COVENANTS.

                  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         10.8     NOTICES; EFFECTIVENESS OF SIGNATURES.

                  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

                  Credit Documents and notices under the Credit Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Credit Parties, Agents and Lenders. Administrative Agent

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may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

         10.9     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the issuance of the Letters of Credit hereunder.

                  B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.4, 3.5A, 10.2, 10.3, 10.4, 10.19 and 10.20 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.19 and 10.20 shall survive the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement (and the benefits to a Lender of such agreements of Borrowers shall survive such Lender's ceasing to be a party hereto pursuant to subsection 10.1B).

         10.10    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                  No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         10.11    MARSHALLING; PAYMENTS SET ASIDE.

                  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

         10.12    SEVERABILITY.

                  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the

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remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.

                  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Letter of Credit Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                  To the extent permitted by law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Credit Document, any transaction contemplated by the Credit Documents, any Letter of Credit or the use of proceeds of drawings thereunder.

         10.14    RELEASE OF SECURITY INTEREST.

                  Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Credit Party desires to obtain a security interest release from Collateral Agent, such Credit Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at such Credit Party's expense, so long as Collateral Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.3, execute and deliver such releases of its security interest in such Collateral as may be reasonably requested by such Credit Party. In the event of any conflict or inconsistency between this subsection 10.14 and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         10.15    HEADINGS.

                  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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         10.16    APPLICABLE LAW.

                  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

         10.17    CONSTRUCTION OF AGREEMENT.

                  Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

         10.18    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (AS ANY AGENT, AGENTS, LENDER OR LENDERS BRINGING SUCH ACTION MAY ELECT IN ITS OR THEIR SOLE DISCRETION). BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                  (I)      ACCEPTS (AND SUBMITS TO) GENERALLY AND
         UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                  (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

                  (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT,

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         AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY
         RESPECT;

                  (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

                  (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

         10.19    WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS CREDIT TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CREDIT EXTENDED HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         10.20    CONFIDENTIALITY.

                  Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrowers that in any event a Lender may make (a) disclosures to Affiliates and

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

professional advisors of such Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Obligations or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided that such assignee, transferee, participant, contractual counterparty or professional advisor agrees to keep such information confidential to the same extent required of Lenders hereunder, (c) disclosures to any court or tribunal (whether or not pursuant to subpoena) in connection with any action arising out of or related to this Agreement, or (d) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries (including CPIH Subsidiaries).

                  Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their respective Affiliates) (collectively, the "LENDER PARTIES") may disclose to any and all Persons, without limitation of any kind, (x) any information with respect to United States federal and state income tax treatment and United States federal income tax structure of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts, and (y) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Lender Parties.

         10.21    RELEASE OF PARTIES; WAIVERS.

                  A. Each Borrower, on behalf of itself and each of its Subsidiaries, including CPIH Subsidiaries (collectively, the "RELEASORS"), hereby releases, remises, acquits and forever discharges each Agent, each Lender (in its capacity as a Lender hereunder and as a lender, collateral agent, depository or letter of credit issuer and in any other capacity under or in connection with the Prepetition Credit Documents, DIP Credit Documents, each other Prepetition Lender and DIP Lender (in its capacity as a lender, collateral agent, depository or letter of credit issuer and in any other capacity under or in connection with the Prepetition Credit Documents, DIP Credit Documents, and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (all of the foregoing hereinafter called the "RELEASED PARTIES"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, setoffs, recoupments, counterclaims, defenses,

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damages and expenses of any and every character, known or unknown, suspected or unsuspected, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement, any of the other Credit Documents, the Prepetition Credit Documents, and DIP Credit Documents or the administration or enforcement of any of such documents (all of the foregoing hereinafter called the "RELEASED MATTERS"). Each Releasor acknowledges that the agreements in this subsection are intended to be in full satisfaction of all or any alleged injuries or damages suffered or incurred by such Releasor arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Closing Date to payment or performance of the Obligations. Each Releasor represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasors against the Released Parties which is not released hereby. Each Releasor represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Releasors have granted this release freely, and voluntarily and without duress.

         10.22    NO FIDUCIARY DUTY.

                  No Agent nor any Lender has or shall have, by reason of this Agreement or any of the Credit Documents, a fiduciary relationship in respect of, or a fiduciary duty to, any Borrower, Borrowers, any other Credit Party or Credit Parties, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

         10.23    COUNTERPARTS; EFFECTIVENESS.

                  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         10.24    NO THIRD PARTY BENEFICIARIES

                  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees and Released Parties related to Agents, and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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                  [Remainder of page intentionally left blank]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                  BORROWERS:

                                COVANTA ENERGY CORPORATION, as
                                Borrower

                                By: ____________________________________
                                Title: _________________________________

                                EACH OF THE ENTITIES NAMED ON SCHEDULE A ANNEXED HERETO, as a Borrower

                                By: ____________________________________
                                Title: _________________________________

                                EACH OF THE ENTITIES NAMED ON SCHEDULE B ANNEXED HERETO, as a Borrower

                                By: ____________________________________
                                Title: _________________________________

                                Notice Address for each Borrower:
                                         c/o Covanta Energy Group, Inc.
                                         40 Lane Road
                                         Fairfield, NJ 07007
                                         Attn: Jeffrey Horowitz, Esq.

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

AGENTS AND LENDERS:

                                BANK OF AMERICA, N.A.,
                                as Administrative Agent and Co-Arranger and as a Lender

                                By: ____________________________________
                                    Name:
                                    Title:

                                    Notice Address:
                                         Attention:  Barry Flynn
                                         1 Independence Center
                                         101 North Tryon Street
                                         Charlotte, N.C. 28255

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

                                DEUTSCHE BANK AG, NEW YORK BRANCH,
                                as Documentation Agent and Co-Arranger and as a Lender

                                By: ____________________________________
                                    Name:
                                    Title:

                                By: ____________________________________
                                    Name:
                                    Title:

                                    Notice Address:
                                         Attention:  Keith C. Braun
                                         Deutsche Bank AG
                                         New York Branch
                                         31 West 52nd Street, 7th Floor
                                         New York, NY 10020

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
                                                                     Exhibit C-2

                                CREDIT AGREEMENT

                         DATED AS OF [DECEMBER __, 2003]

                                      AMONG

                           COVANTA ENERGY CORPORATION

                                       AND

                     EACH OF ITS SUBSIDIARIES PARTY HERETO,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                                       AND

                                  BANK ONE, NA,
                             AS ADMINISTRATIVE AGENT

                                TABLE OF CONTENTS


                                                                                                                 Page No.
                                                                                                                 --------
Section 1.        DEFINITIONS....................................................................................    1
         1.1.     CERTAIN DEFINED TERMS..........................................................................    1
         1.2.     ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.............   39
         1.3.     OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION........................................   39

Section 2.        REVOLVING LOANS; INTEREST RATES; FEES; AND CERTAIN TERMS OF PAYMENT AND REPAYMENT AND
                  OTHER MATTERS..................................................................................   39
         2.1.     REVOLVING LOAN COMMITMENTS; MAKING OF REVOLVING LOANS; THE REGISTER; OPTIONAL NOTES............   39
         2.2.     INTEREST ON THE REVOLVING LOANS................................................................   44
         2.3.     FEES...........................................................................................   46
         2.4.     MANDATORY PAYMENTS, REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS;
                  APPLICATION OF PROCEEDS OF COLLATERAL..........................................................   47
         2.5.     USE OF PROCEEDS................................................................................   54
         2.6.     SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.............................................   54
         2.7.     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.......................................................   56
         2.8.     STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.....................   59
         2.9.     DEFAULTING LENDER..............................................................................   60
         2.10.    JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS..........................................   62
         2.11.    RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.......................................................   62

Section 3.        LETTERS OF CREDIT..............................................................................   63
         3.1.     LETTER OF CREDIT COMMITMENTS; ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF
                  PARTICIPATIONS THEREIN.........................................................................   63
         3.2.     LETTER OF CREDIT FEES..........................................................................   67
         3.3.     DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.............................   68
         3.4.     OBLIGATIONS ABSOLUTE...........................................................................   70
         3.5.     NATURE OF ISSUING LENDER'S DUTIES..............................................................   71
         3.6.     CASH COLLATERAL FOR LETTERS OF CREDIT..........................................................   72

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
Section 4.        CONDITIONS.....................................................................................   73
         4.1.     CONDITIONS TO CLOSING DATE.....................................................................   73
         4.2.     CONDITIONS TO ALL REVOLVING LOANS..............................................................   84
         4.3.     CONDITIONS TO LETTERS OF CREDIT................................................................   84

Section 5.        COMPANY'S REPRESENTATIONS AND WARRANTIES.......................................................   85
         5.1.     ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES..................   85
         5.2.     AUTHORIZATION OF BORROWING, ETC................................................................   86
         5.3.     FINANCIAL CONDITION............................................................................   87
         5.4.     NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.............................................   87
         5.5.     TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY...............................   87
         5.6.     LITIGATION; ADVERSE FACTS......................................................................   88
         5.7.     PAYMENT OF TAXES...............................................................................   89
         5.8.     PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS..................................................   89
         5.9.     GOVERNMENTAL REGULATION........................................................................   89
         5.10.    SECURITIES ACTIVITIES..........................................................................   90
         5.11.    EMPLOYEE BENEFIT PLANS.........................................................................   90
         5.12.    CERTAIN FEES...................................................................................   91
         5.13.    ENVIRONMENTAL PROTECTION.......................................................................   91
         5.14.    EMPLOYEE MATTERS...............................................................................   92
         5.15.    MATTERS RELATING TO COLLATERAL.................................................................   92
         5.16.    DISCLOSURE.....................................................................................   93
         5.17.    CASH MANAGEMENT SYSTEM.........................................................................   94
         5.18.    MATTERS RELATING TO CREDIT PARTIES.............................................................   94
         5.19.    INVESTIGATION..................................................................................   95
         5.20.    MATTERS RELATING TO BANKRUPTCY PROCEEDINGS.....................................................   95
         5.21.    SUBORDINATED INDEBTEDNESS......................................................................   95
         5.22.    REPORTING TO IRS...............................................................................   95
         5.23.    SOLVENCY.......................................................................................   96
Section 6.        COMPANY'S AFFIRMATIVE COVENANTS................................................................   96
         6.1.     FINANCIAL STATEMENTS AND OTHER REPORTS.........................................................   96
         6.2.     EXISTENCE, ETC................................................................................   101

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
         6.3.     PAYMENT OF TAXES AND CLAIMS; TAX..............................................................   102
         6.4.     MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION
                  PROCEEDS......................................................................................   102
         6.5.     INSPECTION RIGHTS; LENDER MEETING.............................................................   104
         6.6.     COMPLIANCE WITH LAWS, ETC.....................................................................   105
         6.7.     ENVIRONMENTAL MATTERS.........................................................................   105
         6.8.     EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS
                  AFTER THE CLOSING DATE........................................................................   107
         6.9.     MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.......................................   108
         6.10.    DEPOSIT ACCOUNTS..............................................................................   109
         6.11.    FURTHER ASSURANCES............................................................................   109
         6.12.    HIGH YIELD NOTES..............................................................................   111
         6.13.    MOST FAVORED NATIONS PAYMENTS.................................................................   111
         6.14.    MONTGOMERY LETTER OF CREDIT CANCELLATION......................................................   111

 Section 7.       BORROWERS' NEGATIVE COVENANTS.................................................................   112
         7.1.     INDEBTEDNESS..................................................................................   112
         7.2.     LIENS AND RELATED MATTERS.....................................................................   116
         7.3.     INVESTMENTS; ACQUISITIONS.....................................................................   119
         7.4.     CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES................................................   121
         7.5.     RESTRICTED PAYMENTS...........................................................................   123
         7.6.     FINANCIAL COVENANTS...........................................................................   125
         7.7.     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES...............................................   128
         7.8.     TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.................................................   129
         7.9.     RESTRICTION ON LEASES.........................................................................   130
         7.10.    [INTENTIONALLY OMITTED].......................................................................   130
         7.11.    CONDUCT OF BUSINESS...........................................................................   130
         7.12.    AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS.............   131
         7.13.    END OF FISCAL YEARS; FISCAL QUARTERS..........................................................   132
         7.14.    AMENDMENT TO PENSION PLANS....................................................................   132

Section 8.        EVENTS OF DEFAULT.............................................................................   132
         8.1.     FAILURE TO MAKE PAYMENTS WHEN DUE.............................................................   132

         8.2.     DEFAULT IN OTHER AGREEMENTS...................................................................   132
         8.3.     BREACH OF CERTAIN COVENANTS...................................................................   133
         8.4.     BREACH OF WARRANTY............................................................................   133
         8.5.     OTHER DEFAULTS UNDER CREDIT DOCUMENTS.........................................................   133
         8.6.     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC..........................................   134
         8.7.     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC............................................   134
         8.8.     JUDGMENTS AND ATTACHMENTS.....................................................................   135
         8.9.     DISSOLUTION...................................................................................   135
         8.10.    EMPLOYEE BENEFIT PLANS........................................................................   135
         8.11.    [MATERIAL ADVERSE EFFECT......................................................................   135
         8.12.    CHANGE IN CONTROL.............................................................................   135
         8.13.    INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS........   136
         8.14.    TERMINATION OF MATERIAL CONTRACTS.............................................................   136
         8.15.    NOL TREATMENT.................................................................................   136

Section 9.        ADMINISTRATIVE AGENT..........................................................................   137
         9.1.     APPOINTMENT...................................................................................   137
         9.2.     POWERS AND DUTIES; GENERAL IMMUNITY...........................................................   138
         9.3.     INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF
                  CREDITWORTHINESS..............................................................................   139
         9.4.     RIGHT TO INDEMNITY............................................................................   140
         9.5.     SUCCESSOR ADMINISTRATIVE AGENTS...............................................................   140
         9.6.     INTERCREDITOR AGREEMENT.......................................................................   141
         9.7.     ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.................................................   141

Section 10.       MISCELLANEOUS.................................................................................   142
         10.1.    SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LETTERS OF CREDIT...................   142
         10.2.    EXPENSES......................................................................................   146
         10.3.    INDEMNITY.....................................................................................   147
         10.4.    SET-OFF.......................................................................................   148
         10.5.    RATABLE SHARING...............................................................................   148
         10.6.    AMENDMENTS AND WAIVERS........................................................................   149

         10.7.    INDEPENDENCE OF COVENANTS.....................................................................   151
         10.8.    NOTICES; EFFECTIVENESS OF SIGNATURES..........................................................   151
         10.9.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS........................................   152
         10.10.   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.........................................   152
         10.11.   MARSHALLING; PAYMENTS SET ASIDE...............................................................   152
         10.12.   SEVERABILITY..................................................................................   152
         10.13.   OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.....................   153
         10.14.   RELEASE OF SECURITY INTEREST..................................................................   153
         10.15.   HEADINGS......................................................................................   154
         10.16.   APPLICABLE LAW................................................................................   154
         10.17.   CONSTRUCTION OF AGREEMENT.....................................................................   154
         10.18.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS................................................   154
         10.19.   WAIVER OF JURY TRIAL..........................................................................   155
         10.20.   CONFIDENTIALITY...............................................................................   156
         10.21.   NO FIDUCIARY DUTY.............................................................................   156
         10.22.   COUNTERPARTS; EFFECTIVENESS...................................................................   157
         10.23.   NO THIRD PARTY BENEFICIARIES..................................................................   157
SIGNATURE PAGES.................................................................................................   S-1

                                    EXHIBITS

         I        [INTENTIONALLY OMITTED]

         II       FORM OF REVOLVING NOTE

         III      FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

         IV       [INTENTIONALLY OMITTED]

         V        FORM OF COMPLIANCE CERTIFICATE

         VI       FORM OF ASSIGNMENT AGREEMENT

         VII      FORM OF SECURITY AGREEMENT

         VIII     FORM OF BORROWER JOINDER AGREEMENT

         IX       FORM OF SOLVENCY CERTIFICATE

         X        FORM OF OPINIONS OF CREDIT PARTIES' COUNSEL

         XI       DHC PLEDGE AGREEMENT

         XII      [INTENTIONALLY OMITTED]

         XIII     FORM OF INTERCREDITOR AGREEMENT

         XIV      FORM OF MORTGAGE

         XV       [INTENTIONALLY OMITTED]

                                    SCHEDULES

         1.1A              [INTENTIONALLY OMITTED]

         1.1B              PRINCIPAL LEASE, SERVICE AND OPERATING AGREEMENTS

         1.1C              BUDGET

         2.1               LENDERS' COMMITMENTS AND PRO RATA SHARES

         2.4A(iii)(f)      DEBT SERVICE RESERVE ACCOUNTS

         3.1(a)(i)         LETTER OF CREDIT OBLIGATIONS

         4.1C              CORPORATE STRUCTURE

         4.1N              CLOSING DATE MORTGAGED PROPERTIES

         4.1P              CASH MANAGEMENT SYSTEM

         5.1               COMPANY AND SUBSIDIARIES

         5.5B              REAL PROPERTY

         5.5C              INTELLECTUAL PROPERTY

         5.6               LITIGATION

         5.8A              CERTAIN ALLEGED DEFAULTS

         5.8C              MATERIAL CONTRACTS

         5.11              MATTERS RELATING TO EMPLOYEE BENEFIT PLANS

         5.13              ENVIRONMENTAL MATTERS

         7.1(vi)           CERTAIN EXISTING INDEBTEDNESS

         7.1(ix)           CERTAIN EXISTING CAPITAL LEASES

         7.2               CERTAIN EXISTING LIENS

         7.3(v)            CERTAIN EXISTING INVESTMENTS

         7.3(vi)           CERTAIN WTE PROJECTS

         7.4(iv)           CERTAIN EXISTING PERFORMANCE GUARANTIES

         7.4(vi)           CERTAIN EXISTING CONTINGENT OBLIGATIONS

         7.6G              STIPULATED ADJUSTED OPERATING CASH FLOW

         7.8               CERTAIN TRANSACTIONS WITH AFFILIATES

                           COVANTA ENERGY CORPORATION

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT is dated as of [DECEMBER __, 2003] and entered into by and among COVANTA ENERGY CORPORATION, a Delaware corporation ("COMPANY"); EACH OF COMPANY'S SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HEREOF (each such Subsidiary and Company individually referred to herein as a "BORROWER" and, collectively (together with any Additional Subsidiary Borrowers (this and other capitalized terms used in the recitals hereto without definition being used as defined in subsection 1.1)), on a joint and several basis, as "BORROWERS"); THE PERSONS IDENTIFIED ON THE SIGNATURE PAGES HEREOF AS LENDERS (each individually referred to herein as a "LENDER" and collectively as "LENDERS"); and BANK ONE, NA ("BANK ONE"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                R E C I T A L S

                  WHEREAS, on April 1, 2002 (the "PETITION DATE"), Borrowers and certain of their Domestic Subsidiaries (collectively, the "DEBTORS") filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (such proceedings being jointly administered under Case Nos. 02-40826 through 02-40949, 02-16322, 03-13679 through 03-13685, and 03-13687 through 03-13709 are hereinafter referred to as the "CHAPTER 11 CASES"), and each Borrower has operated its businesses and managed its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

                  WHEREAS, the Debtors have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

SECTION 1.        DEFINITIONS

         1.1.     CERTAIN DEFINED TERMS.

                  The following terms used in this Agreement shall have the following meanings:

                  "ADDITIONAL SUBSIDIARY BORROWER" has the meaning assigned to that term in subsection 6.8B.

                  "ADJUSTED EBITDA" means, for any period, (i) without duplication, the aggregate amount derived by combining the amounts for such period of (a) "Operating income (loss)", plus (b) Net Depreciation and Amortization Expense, plus (c) "Amortization of premium and discount, net" plus
(d) "Unbilled receivables", to the extent associated with accretion accounting for Limited Recourse Debt relating to Projects of Company and its Subsidiaries, minus (e) "Equity in income from unconsolidated investments", minus (ii) without duplication, the aggregate amount derived by combining the amounts (each expressed as a positive number) for such period of (a) "Payment of debt", to the extent consisting of principal payments on Limited Recourse Debt relating to Projects of Company and its Subsidiaries, plus (b) "Minority interests", plus
(c) accretion of principal on the High Yield Notes, as each such line item referred to in clauses (i)(a), (i)(e) and (ii)(b) is reflected in Company's consolidated statement of income prepared in conformity with GAAP and as each such line item referred to in clauses (i)(c), (i)(d) and (ii)(a) is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP, in each case reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled; provided, however, that with respect to any such period ending during 2008, each of the line items referred to above shall be calculated as if the terms of the service agreement of Company and its Subsidiaries relating to the Alexandria Project in effect for Fiscal Year 2007 continued in effect during 2008, without giving effect to any negative impact on Adjusted EBITDA from the terms of any extension in 2008 of such service agreement.

                  "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 10.5.

                  "AGREEMENT" means this Credit Agreement dated as of [DECEMBER __, 2003], as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "ANNUAL FREE CASH FLOW" means, for any period, (i) the sum for such period of (without duplication) (a) all cash revenue received by Company and its Subsidiaries from Projects and facilities that are not Projects, other than amounts received by Company or such Subsidiary as a "pass through" entity for debt service on Limited Recourse Debt, (b) all amounts previously in reserve with respect to Projects that are released from such reserves to Company or any of its Subsidiaries, other than amounts that are required to be paid (but that have not yet been paid) to third parties pursuant to binding Contractual Obligations of Company or any of its Subsidiaries and that are permitted under this Agreement to be paid to such third parties, (c) all distributions made to Company and its Subsidiaries on account of Capital Stock held by Company and its Subsidiaries, (d) all interest earned by Company and its Subsidiaries on cash on hand of Company and its Subsidiaries, (e) all amounts released to Company and its Subsidiaries from cash accounts related to Expansions, excluding any portion of such amounts that are not expended in such period and are required to be (and are permitted under this Agreement to be) expended by Company and its Subsidiaries in connection with such Expansions in a subsequent period (provided, that Administrative Agent shall have reviewed and approved the exclusion of such portion of such released amounts from this clause
(i)(e) prior to such exclusion), (f) all reimbursement amounts received by Company and its Subsidiaries under the Management Services and Reimbursement Agreement, and (g) all cash refunds or rebates of taxes received by Company and its Subsidiaries (but excluding from the amounts referred to in clauses (i)(a) through (i)(g) any portion of such amounts that was previously required to be applied (and was applied) as a Mandatory Payment), minus, without duplication of amounts already excluded or deducted from clauses (i)(a) through (i)(g) above,
(ii) the sum for such period of (without duplication) (a) operating disbursements of Company and its Subsidiaries, (b) Consolidated Facilities Capital Expenditures, (c) corporate overhead of Company and its Subsidiaries,
(d) payments on debt and leases of Company and its Subsidiaries, to the extent such payments are permitted to be made under this Agreement, (e) distributions on Capital Stock of Subsidiaries to Persons other than Company and its Subsidiaries, (f) all payments by Company and its Subsidiaries to third parties during such period as a result of drawings under the Existing IPP International Project Guaranties, (g) all payments by Company and its Subsidiaries to the extent that such payments are required to be reimbursed to Company and its Subsidiaries pursuant to the Management Services and Reimbursement Agreement,
(h) any amounts posted in such period by Company and its Subsidiaries for credit support to the extent such amounts are required to be posted during such period pursuant to binding Contractual Obligations of Company or any of its Subsidiaries, (i) all cash principal, interest and fee payments (other than Mandatory Payments) by Company and its Subsidiaries that are not prohibited by the terms of this Agreement, including all payments made by Borrowers to reimburse amounts drawn under Letters of Credit or letters of credit issued under the Detroit L/C Facility Agreement, (j) all cash payments of taxes by Company and its Subsidiaries, (k) all cash payments by Company and its Subsidiaries during such period under the DHC Corporate Services Reimbursement Agreement, to the extent such payments are permitted to be made under this Agreement, and (l) all payments by Company and its Subsidiaries made during such period into reserves with respect to Projects, to the extent such payments (1) are required to be placed during such period in such reserves pursuant to binding Contractual Obligations of Company or any of its Subsidiaries and (2) are funded from amounts which are included in the amounts described in clause
(i) of this definition for such period; provided, however, that in any Fiscal Year commencing with Fiscal Year 2005, Annual Free Cash Flow for such Fiscal Year shall be reduced by the amount, if any, by which the sum of the amounts of Annual Free Cash Flow for each of the immediately preceding Fiscal Years (commencing with Fiscal Year 2004) was less than zero.

                  "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "APPROVED PLAN OF REORGANIZATION" has the meaning assigned to that term in subsection 4.1E(i).

                  "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $500,000 or less and the aggregate value of all such other assets since the Closing Date is equal to $2,000,000 or less, in each case so long as not less than 90% of the consideration received for such assets shall be cash); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (provided, that sales and discounts of not more than $10,000,000 in face value of accounts receivable may be excluded from Asset Sales pursuant this clause (1), and the sole consideration received in connection with any such sale of accounts receivable shall be cash), (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged (provided, that any cash received in connection with any such sale or exchange that is not expended as part of such sale or exchange to obtain such replacement items of equipment, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (3) disposals of obsolete, worn out or surplus property in the ordinary course of business (provided, that not less than 75% of the consideration, if any, received in connection with any such disposal shall be cash, and any such cash received, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (4) any discount or compromise of notes or accounts receivable for less than the face value thereof, to the extent Company deems necessary in order to resolve disputes that occur in the ordinary course of business, or (5) any IPP International Sale.

                  "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VI annexed hereto.

                  "ASSUMPTIONS" has the meaning assigned to that term in subsection 5.11D.

                  "BABYLON SUBSIDIARY" means Covanta Babylon, Inc., a New York corporation.

                  "BACK-UP CLOSING DATE LETTER OF CREDIT" means a Closing Date Letter of Credit issued in support of a DIP Tranche A L/C or a DIP Tranche B L/C and any Letter of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "BANK OF AMERICA" means Bank of America, N.A.

                  "BANK ONE" has the meaning assigned to that term in the introduction to this Agreement.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BANKRUPT SUBSIDIARY" means any of the Warren Subsidiary, the Lake Subsidiary, the Tampa Subsidiaries or the Babylon Subsidiary, in each case so long as such Debtor remains subject to its Chapter 11 Case before the Bankruptcy Court.

                  "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

                  "BASE RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

                  "BASE RATE MARGIN" means four and one-half of one percent (4.50%).

                  "BORROWER JOINDER AGREEMENT" means a Borrower Joinder Agreement, substantially in the form of Exhibit VIII annexed hereto.

                  "BORROWERS" has the meaning assigned to that term in the introduction to this Agreement.

                  "BUDGET" means (i) with respect to Fiscal Year 2004, the budget delivered by Company to Lenders on or prior to the Closing Date pursuant to subsection 4.1G, setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and each Fiscal Quarter from the Closing Date through December 31, 2004, and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2009], as such budget may be supplemented pursuant to subsection 6.1(i), and (ii) with respect to each Fiscal Year after 2004, the budget delivered by Company to Lenders pursuant to subsection 6.1(xvi), setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and Fiscal Quarter during such Fiscal Year and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2009], as such budget may be supplemented pursuant to subsection 6.1(i).

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CAPITAL EXPENDITURES" means cash expenditures by Company and its Subsidiaries that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for the relevant period.

                  "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH MANAGEMENT SYSTEM" means the cash management system of Borrowers, described in Schedule 4.1P annexed hereto, as such Cash Management System may be modified pursuant to subsection 6.10.

                  "CASH ON HAND" has the meaning assigned to that term in subsection 2.3A(i)(f).

                  "CEA" means Covanta Energy Americas, Inc., a Delaware corporation.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "CHANGE IN CONTROL" means the occurrence of any one or more of the following: (i) DHC shall cease to own, directly, 80% or more of the outstanding Capital Stock of Company; or (ii) any "change of control" or "change in control" or event, however titled, shall occur that requires under the High Yield Indenture a prepayment of the High Yield Notes or an offer to prepay High Yield Notes as a result of a change in ownership of all or some portion of the Capital Stock of Company or any of its Subsidiaries or all or substantially all of the assets of Company and its Subsidiaries.

                  "CHAPTER 11 CASES" has the meaning assigned to that term in the recitals to this Agreement.

                  "CLOSING DATE" means the date on which each of the conditions described in subsection 4.1 have been satisfied or waived by Administrative Agent and Requisite Lenders (or such other Lenders as may be required under subsection 10.6).

                  "CLOSING DATE LETTERS OF CREDIT" means the Letters of Credit issued on the Closing Date pursuant to subsection 3.1B(i), consisting of the Back-Up Closing Date Letters of Credit, the Montgomery Closing Date Letter of Credit and the Replacement Closing Date Letters of Credit and any Letters of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "CLOSING DATE MORTGAGED PROPERTY" has the meaning assigned to that term in subsection 4.1N.

                  "CLOSING DATE MORTGAGES" has the meaning assigned to that term in subsection 4.1N.

                  "CLOSING DATE RETAINED AMOUNT" has the meaning assigned to that term in subsection 4.1T.

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents, as security for the Obligations.

                  "COLLATERAL ACCOUNT" means the cash collateral account maintained with Collateral Agent pursuant to the Security Agreement to secure the obligations of Borrowers with respect to Letter of Credit Exposure.

                  "COLLATERAL AGENT" means Bank of America, in its capacity as Collateral Agent under the Intercreditor Agreement and the Collateral Documents.

                  "COLLATERAL DOCUMENTS" means the Security Agreement, the DHC Pledge Agreement, the Control Agreements, the Mortgages and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Credit Party pursuant to this Agreement or any of the other Credit Documents, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time.

                  "COMMITMENTS" means one or more of the Revolving Loan Commitments or the Letter of Credit Commitments or any combination thereof.

                  "COMMITMENT FEE PERCENTAGE" means, on any date of determination, a per annum rate equal to 0.50%.

                  "COMMODITIES AGREEMENT" means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities or similar agreement or arrangement to which Company or any of its Subsidiaries is a party unless, under the terms of such contract, option contract agreement or arrangement Company expects to make or take delivery of the commodities which are the subject thereof.

                  "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                  "COMPETITOR" means any Person (and its Affiliates) primarily engaged in the business of (i) the generation and sale of electricity or (ii) municipal waste management.

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit V annexed hereto.

                  "CONFIRMATION ORDER" means [ORDER CONFIRMING DEBTORS' JOINT PLAN OF REORGANIZATION] under Chapter 11 of the Bankruptcy Code entered by the Bankruptcy Court on [DECEMBER __, 2003] in the Chapter 11 Cases, without modification, revision or amendment.

                  "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period,
(i) Consolidated Interest Expense for such period minus (ii) to the extent included in Consolidated Interest Expense for such period, accretion of principal on the High Yield Notes, interest paid in kind and not in cash during such period and any other amounts not paid or payable in cash.

                  "CONSOLIDATED FACILITIES CAPITAL EXPENDITURES" means, for any period, the aggregate of all cash expenditures by Company and its Subsidiaries during that period that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for that or any other period. Expenditures that are reimbursed by the client (if such client is a Government Authority) of a Project under the principal lease, service or operating agreement relating to such Project pursuant to a Contractual Obligation on the part of such client to reimburse such expenditures shall not constitute Consolidated Facilities Capital Expenditures.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, (i) total interest expense, net of interest income, of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries to the extent such Indebtedness is or is required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP, but excluding any Indebtedness consisting of Limited Recourse Debt, and (ii) to the extent not included in the calculation of the amount described in clause (i), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, from clauses (i) and (ii) any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date.

                  "CONSOLIDATED LEVERAGE RATIO" means, as at any date of determination, the ratio of (a) Total Debt as at such date to (b) Adjusted EBITDA for the four-Fiscal Quarter period most recently ended prior to such date.

                  "CONSOLIDATED NET WORTH" means, as at any date of determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficits) of Company and its Subsidiaries on a consolidated basis, as such amounts are or are required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount (if stated) of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if the amount of any Contingent Obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Company in good faith based upon reasonable assumptions. No obligations under Performance Guaranties shall constitute Contingent Obligations.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "CORPORATE SERVICES REIMBURSEMENT AGREEMENT" means the corporate services and expense reimbursement agreement entered into by DHC and Company on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "COVANTA ENERGY PENSION PLAN" means the Pension Plan referred to generally by Company on and prior to the Closing Date as the "Covanta Energy Pension Plan".

                  "CPIH" means Covanta Power International Holdings, Inc., a Delaware corporation, and its successors and assigns.

                  "CPIH BORROWERS" means CPIH and any additional borrowers under the CPIH Term Loan Agreement from time to time.

                  "CPIH REVOLVER AGREEMENT" means that certain credit agreement dated as of the date hereof by and among CPIH Borrowers, as borrowers, and the financial institutions listed on the signature pages thereof, as lenders, as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "CPIH REVOLVER DOCUMENTS" means the "Loan Documents" as defined in the CPIH Revolver Agreement.

                  "CPIH STOCK PLEDGE AGREEMENT" means the pledge agreement dated as of the Closing Date pursuant to which CEA pledges the Capital Stock of CPIH to secure the obligations of CPIH Borrowers under the CPIH Revolver Documents and the CPIH Term Loan Documents, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "CPIH SUBSIDIARIES" means, on and after the Closing Date, CPIH and its Subsidiaries.

                  "CPIH TERM LOAN AGREEMENT" means that certain credit agreement dated as of the date hereof by and among CPIH Borrowers, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "CPIH TERM LOAN DOCUMENTS" means the "Loan Documents" as defined in the CPIH Term Loan Agreement.

                  "CREDIT DOCUMENTS" means this Agreement, the Revolving Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrowers in favor of Issuing Lender relating to, the Letters of Credit) and the Collateral Documents, the Intercreditor Agreement and all amendments, waivers and consents relating thereto.

                  "CREDIT EXPOSURE" means, with respect to any Lender, as of any date of determination, that Lender's Revolving Loan Exposure and Letter of Credit Exposure.

                  "CREDIT PARTY" means each Borrower and DHC, and "CREDIT PARTIES" means all such Persons, collectively.

                  "CREDIT UTILIZATION" means, on any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate amount of Letter of Credit Usage.

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, or option contract to buy, sell or exchange currencies or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

                  "D.E. SHAW" means D.E. Shaw Laminar Portfolios, L.L.C. a Delaware limited liability company.

                  "DEBTORS" has the meaning assigned to that term in the recitals to this Agreement.

                  "DEFAULTED PARTICIPATION" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULT EXCESS" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULTING LENDER" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULT PERIOD" has the meaning assigned to that term in subsection 2.9.

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DETROIT L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Borrowers, as borrowers, Bank of America, as Administrative Agent, the Documentation Agent party thereto, the Co-Lead Arrangers party thereto, and the financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness and letters of credit issued thereunder (provided, that (a) the terms of the Detroit L/C Facility Documents as so refinanced, replaced, renewed or extended shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the Detroit L/C Facility Documents in effect on the

Closing Date (it being understood and agreed that any refinancing, replacement, renewal or extension having the effect of reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend letters of credit under the Detroit L/C Facility Documents shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Administrative Agent), (b) the aggregate amount of Indebtedness and letters of credit outstanding and additional commitments to extend credit, if any, under the Detroit L/C Facility Documents as refinanced, replaced, renewed or extended, shall not exceed the aggregate amount of the commitments to extend credit in effect under the Detroit L/C Facility Documents on the Closing Date (or, if less, the amount of such commitments in effect immediately prior to such refinancing, replacement, renewal or extension), plus $5,000,000, (c) the credit available under the Detroit L/C Facility Documents as refinanced, replaced, renewed or extended shall be limited to letters of credit issuable in connection with the Project to which the Existing Detroit L/Cs relate (provided, that the requirements of this clause (c) shall not apply with respect to credit extended pursuant to the $5,000,000 additional amount described at the end of the foregoing clause (b)), (d) the obligations under (and the Liens securing) the Detroit L/C Facility Documents as refinanced, replaced, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Detroit L/C Facility Documents in effect on the Closing Date, and (e) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith), in the case of clause (i) or (ii) as such credit agreement may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "DETROIT L/C FACILITY DOCUMENTS" means (i) the Detroit L/C Facility Agreement, and (ii) the other "Credit Documents" as defined in the Detroit L/C Facility Agreement.

                  "DETROIT PROJECT SUBSIDIARY" means Michigan Waste Energy, Inc., a Delaware corporation.

                  "DEUTSCHE BANK" means Deutsche Bank AG, New York Branch.

                  "DEVELOPMENT EXPENSE" means, with respect to any Project, cash expenditures made by Company or any of its Subsidiaries to fund (i) engineering, permitting, legal, environmental and other similar expenses and (ii) fees and expenses of consultants and advisers with respect to engineering, permitting, legal and environmental issues, in each case to the extent such expenses are payable to Persons other than Company and its Subsidiaries in connection with any Expansion permitted under this Agreement, prior to the date of financial closing for such Expansion; provided, that Development Expenses shall exclude payroll expense and reasonable travel expenses of employees of Company and its Subsidiaries.

                  "DHC" means Danielson Holding Corporation, a Delaware corporation.

                  "DHC PLEDGE AGREEMENT" means the DHC Pledge Agreement executed and delivered on the Closing Date by DHC, substantially in the form of Exhibit XI annexed hereto, as such DHC Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "DHC TAX SHARING AGREEMENT" means the tax sharing agreement entered into by DHC, Company and CPIH on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "DIP AGENTS" means the Persons identified as "Agents" under the DIP Credit Agreement, in their capacities as agents for DIP Lenders under the DIP Credit Agreement.

                  "DIP CREDIT AGREEMENT" means that certain Debtor-In-Possession Credit Agreement dated as April 1, 2002, by and among Company and certain of its Subsidiaries, as debtors and debtors-in-possession, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such agreement is in effect immediately prior to the Closing Date.

                  "DIP CREDIT DOCUMENTS" means the "Loan Documents" as defined in the DIP Credit Agreement.

                  "DIP LENDER" means each of the "Lenders" under the DIP Credit Agreement on the Closing Date, in its capacity as a lender under the DIP Credit Agreement.

                  "DIP TRANCHE A L/C" means each letter of credit outstanding as of the Closing Date that is described on Schedule 1.1A (Part I) annexed hereto (setting forth the expiration date, renewal requirements and other particulars of such letter of credit, including the type of obligation supported thereby), under which the maximum aggregate available amount for drawing is $3,676,500.00, determined as of the Closing Date; and "DIP TRANCHE A L/CS" means all such letters of credit, collectively.

                  "DIP TRANCHE B L/C" means each letter of credit outstanding as of the Closing Date that is described on Schedule 1.1A (Part II) annexed hereto (setting forth the expiration date, renewal requirements and other particulars of such letter of credit), under which the maximum aggregate available amount for drawing is $178,586,936.10, determined as of the Closing Date; and "DIP TRANCHE B L/CS" means all such letters of credit, collectively.

                  "DISTRIBUTABLE CASH" has the meaning assigned to that term in subsection 4.1T.

                  "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Documentation Agent appointed pursuant to subsection 9.5.

                  "DOLLARS" and the sign "$" mean the lawful money of the United States.

                  "DOMESTIC CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 30 days after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 30 days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY's"); (iii) commercial paper maturing no more than 30 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 30 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and
(ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) such other securities as Company and Administrative Agent may agree on from time to time.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of any Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

                  "ELIGIBLE ASSIGNEE" means (i) any Person that is (a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided, that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, or (d) any other financial institution that extends credit or buys loans as one of its businesses; (ii) any Person that is a Lender at the time of the relevant assignment; or (iii) any other Person designated as an Eligible Assignee pursuant to the prior written consent of Administrative Agent in its sole discretion; provided, that none of Company nor any Affiliate of Company nor any Competitor shall be an Eligible Assignee; and provided, further, that in order to be an Eligible Assignee, a Person must have at the time of determination a long term senior unsecured debt rating of "A2" or better from Moody's and/or "A" or better from S&P.

                  "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

                  "ENFORCING LENDERS" has the meaning assigned to that term in subsection 10.5B.

                  "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                  "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) or any Facility.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                  "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

                  "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) that would reasonably be expected to have a Material Adverse Effect; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 412(n) of the Internal Revenue Code, except any such failure or imposition attributable to an error made in good faith which results in the imposition of liability or a Lien on Company and its Subsidiaries and their respective ERISA Affiliates of an immaterial amount, so long as such error, failure and imposition are promptly corrected after discovery of such error by Company or any of its Subsidiaries, or the failure to make by its due date a required installment of a material amount under

Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material current liability of Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries) pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that would reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material current liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if it would reasonably be expected that Company or any of its Subsidiaries will incur material liability therefor (in excess of the contribution that would otherwise have been due absent such withdrawal), or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, if such assertion or the liability with respect thereto would reasonably be expected to have a Material Adverse Effect; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or of the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in either case if such failure would reasonably be expected to have a Material Adverse Effect; or
(x) the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "EURODOLLAR BASE RATE" means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

                  "EURODOLLAR RATE" means, with respect to a Eurodollar Loan for the relevant Interest Period the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

                  "EURODOLLAR RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

                  "EURODOLLAR RATE MARGIN" means six and one-half of one percent (6.50%).

                  "EVENT OF DEFAULT" has the meaning assigned to that term in
Section 8.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "EXCLUDED SUBSIDIARY" means (i) each Subsidiary of Company for which becoming a Borrower would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (b) applicable law affecting such Subsidiary, provided, that any such Subsidiary of Company shall cease to be covered under this clause at such time as such Subsidiary's becoming a Borrower would no longer constitute a material violation of such Contractual Obligation or applicable law, whether as a result of obtaining the required consents or otherwise, and (ii) each Bankrupt Subsidiary.

                  "EXISTING DETROIT L/CS" means, collectively, the following DIP Tranche B L/Cs: (i) Irrevocable Standby Letter of Credit Number SBY501806 issued by UBS Bank, in the available amount of $[96,731,392.81] as of the Closing Date, for the benefit of PMCC Leasing Corporation and Resource Recovery Business Trust-A, and (ii) Irrevocable Standby Letter of Credit Number SBY501835 issued by UBS Bank, in the available amount of $[41,460,161.38] as of the Closing Date, for the benefit of Aircraft Services Corporation and Resource Recovery Business Trust-B.

                  "EXISTING INTERCREDITOR AGREEMENT" means the "Intercreditor Agreement" as defined in the DIP Credit Agreement on the Closing Date, as such "Intercreditor Agreement" is in effect on the Closing Date.

                  "EXISTING IPP INTERNATIONAL PROJECT GUARANTIES" means, collectively, (i) the existing guaranty by Covanta Energy Group of the obligations of the CPIH Subsidiaries under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of the CPIH Subsidiaries under certain agreements relating to the Quezon Project, and (iii) the existing guaranty by Company of the obligations of the CPIH Subsidiaries under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

                  "EXPANSION" means, with respect to any waste-to-energy Project in existence as of the date hereof, additions or improvements to the existing facilities of such Project that involve the addition of a boiler or a turbine generator.

                  "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries, by any of their respective predecessors or by any Person who was an Affiliate of Borrower or any of its Subsidiaries prior to the Closing Date.

                  "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                  "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 7.2A(iii) through (xi)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

                  "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                  "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31st of each calendar year.

                  "FLOOD HAZARD PROPERTY" means any real property that is subject to a Mortgage and is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

                  "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 120 South LaSalle Street, 8th Floor, Mail Code L1-1713, Chicago, Illinois 60603 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

                  "FUNDING BORROWER" has the meaning assigned to that term in subsection 2.10C.

                  "FUNDING DATE" means the date of funding of a Revolving Loan.

                  "FUNDING DEFAULT" has the meaning assigned to that term in subsection 2.9.

                  "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by the American Institute of Certified Public Accountants.

                  "GEOTHERMAL SALE" means (i) the sale or other disposition by Company and its Subsidiaries of all or substantially all of (a) their respective
(1) Capital Stock in Covanta SIGC Energy, Inc., Covanta SIGC Energy II, Inc. and Amor 14 Corporation, (2) Capital Stock in Heber Geothermal Company, Heber Field Company and Second Imperial Geothermal Company, and (3) Capital Stock in non-debtor Affiliates Pacific Geothermal Company, Mammoth Geothermal Company and Mammoth Pacific L.P., which entities own or lease geothermal plants and facilities in California (the "GEOTHERMAL BUSINESS") and/or (b) the assets of each of the entities referenced in clause (a), and (ii) the assumption and/or assignment by Company and its Subsidiaries of certain contracts related to the Geothermal Business, in the case of both clauses (i) and (ii) occurring prior to or concurrently with the consummation of the Plan of Reorganization.

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

                  "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

                  "GROSS RECEIPTS" means, in respect of any Asset Sale, the total cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale minus any repayment of debt related to the assets sold in such Asset Sale which is made in connection therewith and is not prohibited under this Agreement.

                  "HAVERHILL DEFERRED INCOME" means, for any period, all non-cash income resulting from payments made in 1998 by the counterparty to the power purchase agreement relating to the Haverhill Project in order to "buydown" its obligations under such agreement, to the extent such non-cash income is included in consolidated revenue or consolidated earnings of Company and its Subsidiaries during such period.

                  "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of (a) "hazardous wastes" or "mixed wastes" as defined in RCRA or in any other Environmental Law;
(b) "hazardous substances", "pollutants" or "contaminants" as defined in CERCLA or in any other Environmental Law; (c) "chemical substances" or "mixtures" as defined in TSCA or any other substance which is tested pursuant to TSCA or any other Environmental Law, or the manufacture, processing, distribution, use or disposal of which is regulated or prohibited pursuant to TSCA or any other Environmental Law, including without limitation polychlorinated biphenyls and electrical equipment which contains any oil or dielectric fluid containing regulated concentrations of polychlorinated biphenyls; (d) "insecticides", "fungicides", "pesticides" or "rodenticides" as defined in FIFRA or any other Environmental Law; or (e) "infectious waste" or "biohazardous waste" as defined in any Environmental Law; (ii) asbestos or any asbestos-containing materials;
(iii) urea formaldehyde foam insulation; (iv) any oil, petroleum, petroleum fraction or petroleum derived substance; (v) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (vi) any flammable substances or explosives; (vii) any radioactive materials; and (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

                  "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                  "HEDGE AGREEMENT" means (i) an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, or (ii) a forward agreement or arrangement designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project, so long as the contractual arrangements relating to such Project contemplate that Company or its Subsidiaries shall deliver such electricity to third parties.

                  "HIGH YIELD INDENTURE" means (i) the indenture pursuant to which the High Yield Notes are issued and (ii) any replacement indenture entered into in connection with a refinancing, renewal, replacement or extension of the High Yield Notes permitted under subsection 7.1(xiii), in each case as such indenture or replacement indenture may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "HIGH YIELD NOTES" means (i) the $230,000,000 in aggregate principal amount at maturity of 8.25% Senior Notes due 2010 of Company issued pursuant to the High Yield Indenture, and (ii) any Indebtedness incurred to refinance, renew, replace or extend the High Yield Notes permitted to be incurred under subsection 7.1(xiii); provided, that the initial principal amount (and issue price) of such High Yield Notes on the Closing Date shall be $205,000,000.

                  "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services received by such Person (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a promissory note or similar written instrument, but excluding in either case current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (v) Synthetic Lease Obligations, and
(vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Any obligations under Interest Rate Agreements and Currency Agreements (and Hedge Agreements that protect against fluctuation in electricity rates) constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the Indebtedness of such partnership or joint venture is expressly Limited Recourse Debt of such partnership or joint venture.

                  "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

                  "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

                  "INSURANCE PREMIUM FINANCERS" means Persons who are non-Affiliates of Company that advance insurance premiums for Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

                  "INSURANCE PREMIUM FINANCING ARRANGEMENTS" means, collectively, such agreements as Company and its Subsidiaries shall enter into after the Closing Date with Insurance Premium Financers pursuant to which such Insurance Premium Financers shall advance insurance premiums for Company and its Subsidiaries. Such Insurance Premium Financing Arrangements (i) shall provide for the benefit of such Insurance Premium Financers a security interest in no property of Company or any of its Subsidiaries other than gross unearned premiums for the insurance policies, (ii) shall not purport to prohibit any portion of the Liens created in favor of Collateral Agent (for the benefit of Secured Parties) pursuant to the Collateral Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by this Agreement and shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.

                  "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrowers and their Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrowers and their Subsidiaries, taken as a whole.

                  "INTERCOMPANY MASTER NOTE" means a promissory note evidencing Indebtedness of Company and each of its Subsidiaries which (a) to the extent the Indebtedness evidenced thereby is owed to any Borrower, is pledged pursuant to the Collateral Documents, and (b) to the extent the Indebtedness evidenced thereby is owed by a Subsidiary of Company, is senior Indebtedness of such Subsidiary (except to the extent that requiring such Indebtedness to be senior would breach a contractual obligation binding on such Subsidiary), except that any such Indebtedness owed by any Borrower to any Subsidiary which is not a Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such note.

                  "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement executed and delivered on the Closing Date by Credit Parties, Lenders, Administrative Agent, Collateral Agent, the agents and the lenders under the Detroit L/C Facility Documents, the Investor Parties and the trustee under the High Yield Indenture, in the form of Exhibit XIII annexed hereto, as it may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, the last Business Day of each month, commencing on the first such date to occur after the Closing Date and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan.

                  "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Borrower or any of Subsidiary of any Borrower is a party.

                  "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                  "INTER-LENDER AGREEMENT" means that certain Inter-Lender Agreement of even date herewith among Administrative Agent, Lenders and Issuing Lender, as the same may be amended from time to time in accordance with its terms.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements, (v) Commodities Agreements not constituting Hedge Agreements, or (vi) any Expansion of any Project by Company or any of its Subsidiaries to the extent that the costs of such Expansion are borne, directly or indirectly, by Company or any of its Subsidiaries. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. No account receivable owed by a Person to Company or any of its Subsidiaries that on the relevant date of determination constitutes a current asset and arose from sales or services to such Person in the ordinary course of business shall constitute an Investment on such date.

                  "INVESTOR PARTIES" means D.E. Shaw, SZ Investments, LLC, a Delaware limited liability company, and Third Avenue Trust, on behalf of the Third Avenue Value Fund Series

                  "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral.

                  "IPP INTERNATIONAL BUSINESS" means the assets and operations of the business of Company and its Subsidiaries referred to by Company as the "IPP International business" prior to the Closing Date, including the Haripur Project, the Samalpatti Project, the Trezzo Project, the Quezon Project, the Balaji/Madurai Project, the Linasa Project, the Don Pedro Project, the Rio Volcan Project, the Bataan Project, the Magellan Project, the Linan Project, the Huantai Project, the Yanjiang Project and the Island Power Project.

                  "IPP INTERNATIONAL SALES" means one or more sales or dispositions of (i) the assets and/or operations of CPIH and its Subsidiaries and/or (ii) the Capital Stock of CPIH or any of its Subsidiaries.

                  "ISSUING LENDER" means Bank One, in its capacity as Issuing Lender and any successor Issuing Lender hereunder.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

                  "LAKE SUBSIDIARY" means Covanta Lake, Inc., a Florida corporation.

                  "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Borrower holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Borrower thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, and (iii) to such other matters relating to such Leasehold Property and the Collateral located thereon as Administrative Agent may reasonably request.

                  "LEASEHOLD PROPERTY" means any leasehold interest of any Borrower as lessee under any lease of real property.

                  "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

                  "LETTER OF CREDIT" or "LETTERS OF CREDIT" means (i) letters of credit issued under this Agreement by Issuing Lender pursuant to subsection 3.1 and (ii)(a) letters of credit issued by Issuing Lender to replace Closing Date Letters of Credit pursuant to subsection 3.1B(ii)(a) and (b) amendments to Letters of Credit issued by Issuing Lender to extend the expiration date of such Letters of Credit pursuant to subsection 3.1B(ii)(a).

                  "LETTER OF CREDIT COMMITMENT" means the commitment of a Lender to purchase and fund participations in Letters of Credit pursuant to Section 3, and "LETTER OF CREDIT COMMITMENTS" means such commitments of all Lenders in the aggregate.

                  "LETTER OF CREDIT EXPOSURE" means, with respect to any Lender as of any date of determination, the sum of (a) in the event that Lender is the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any drawings thereunder not theretofore reimbursed by Borrowers) plus (b) the aggregate amount of all participations purchased by that Lender in any other outstanding Letters of Credit or any drawings under any such other Letters of Credit not theretofore reimbursed by Borrowers.

                  "LETTER OF CREDIT LENDER" means any Lender having or holding Letter of Credit Exposure.

                  "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by Issuing Lender and not theretofore reimbursed by Borrowers.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                  "LIMITED RECOURSE DEBT" means, with respect to any Subsidiary of Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with the Project (which in any event shall not include assets held by any Borrower other than a Borrower, if any, whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or the equity interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project. For purposes of this Agreement, Indebtedness of a Subsidiary of Company shall not fail to be Limited Recourse Debt solely by virtue of the fact that the holders of such Limited Recourse Debt have recourse to Company or another Subsidiary of Company pursuant to a Contingent Obligation supporting such Limited Recourse Debt or a Performance Guaranty, so long as such Contingent Obligation or Performance Guaranty is permitted under subsection 7.4 of this Agreement.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by CPIH, Company and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 7.12.

                  "MANDATORY PAYMENT" means any amount described in subsections 2.4A(iii)(a)-(g) to be applied as a prepayment of the Revolving Loans, as a permanent reduction of the Commitments, to repay funded amounts under Letters of Credit and/or to cash collateralize Letter of Credit Exposure, in each case as determined pursuant to subsection 2.4A.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers, taken as a whole, or Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of Credit Parties taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                  "MATERIAL CONTRACT" means (i) the principal lease agreement, if any, and the principal service or operating agreement, if any, with respect to each waste-to-energy Project and the principal lease agreement, if any, with respect to each independent power plant Project to which Company or any of its Subsidiaries is a party, each of which is in existence as of the Closing Date and is described on Schedule 1.1B annexed hereto, and (ii) any other contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

                  "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

                  "MATERIAL SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person now existing or hereafter acquired or formed by such Person which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the most recent fiscal year of such Person accounted for more than 1% of the consolidated revenues of such Person and its Subsidiaries,
(ii) as at the end of such fiscal year, was the owner of more than 1% of the consolidated assets of such Person and its Subsidiaries, or (iii) is capitalized with more than $500,000 of equity.

                  "MATURITY DATE" means [DECEMBER __, 2008][TO BE THE DATE THAT IS FIVE YEARS FROM THE CLOSING DATE].

                  "MONTGOMERY CLOSING DATE LETTER OF CREDIT" means the Closing Date Letter of Credit issued to support obligations of Company under the Montgomery Service

Agreement, [OR TO BACK UP THE EXISTING LETTER OF CREDIT ISSUED BY [BANK OF AMERICA] ON OR ABOUT THE DATE HEREOF TO SUPPORT SUCH OBLIGATIONS,](1) and any Letter of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "MONTGOMERY SERVICE AGREEMENT" means that certain Service Agreement between Northeast Maryland Waste Disposal Authority and Covanta Martin Systems of Montgomery, Inc. (formerly known as Ogden Martin Systems of Montgomery, Inc.) dated November 16, 1990, as such agreement is in effect on the Closing Date and as it may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder.

                  "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Borrower, substantially in the form of Exhibit XIV annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of any real property or Material Leasehold Property that is the subject of subsection 6.9, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments collectively, whether executed as of or subsequent to the Closing Date.

                  "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Gross Receipts received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable prior to the earlier of (a) the date which is eighteen months from the date of such Asset Sale and (b) the Maturity Date as a result of any gain recognized in connection with such Asset Sale, (ii) additional Taxes actually payable upon the closing of such Asset Sale (including any transfer Taxes or Taxes on gross receipts), (iii) actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable immediately upon consummation of such Asset Sale to employees of Company and its Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (iv) payment of the outstanding principal amount of, premium or penalty, if any,

--------
(1) Bracketed language to be included only if a bank other than Bank One needs to issue Montgomery Closing Date Letter of Credit due to applicable rating requirements.

and interest on any Indebtedness that is (x) secured by a valid, enforceable and perfected Lien on the stock or assets in question that is permitted under subsection 7.2 and (y) required to be repaid under the terms of such Indebtedness as a result of such Asset Sale (without duplication of amounts deducted in calculating the Gross Receipts from such Asset Sale) and is permitted to be paid under the Credit Documents.

                  "NET DEPRECIATION AND AMORTIZATION EXPENSE" means, for any period, (i) the sum of the amounts (each expressed as a positive number) for such period of "Depreciation" and "Amortization", as each such line item is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled, minus (iii)Haverhill Deferred Income.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of
(1) the date which is eighteen months from the date of such receipt and (2) the Maturity Date as a result of the receipt of such payments or proceeds and (b) any actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) above or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than a Mandatory Payment.

                  "NET INDEBTEDNESS PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (including reasonable legal fees and expenses)) from the incurrence of Indebtedness by Company or any of its Subsidiaries.

                  "9.25% DEBENTURES" means the "9.25% Debenture Claims" as such term is defined in the Plan of Reorganization.

                  "NON-BORROWER CASH FLOW" means, for any period with respect to Subsidiaries of Company that are not Borrowers, (i) the aggregate amount of cash from such Subsidiaries paid as dividends or otherwise distributed to Borrowers, minus (ii) the aggregate amount of cash expenditures made by such Subsidiaries from amounts received from Borrowers to fund operations and capital expenditures of such Subsidiaries (whether such amounts are received from Borrowers as the proceeds of Indebtedness incurred by such non-Borrower Subsidiary or as the proceeds of equity contributions or both). Amounts included in the calculation of the Development Expenses with respect to a Project shall not be included in the calculation of clause (ii) of Non-Borrower Cash Flow.

                  "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

                  "OBLIGATIONS" means all obligations of every nature of Credit Parties under the Credit Documents, including any liability of such Credit Party on any claim arising out of or relating to the Credit Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Credit Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Credit Party under any Credit Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Credit Party; provided, that nothing in this definition shall be construed as creating any obligations of DHC under the Credit Documents that are not expressly set forth in such Credit Documents.

                  "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

                  "OFFICER's CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; provided, that any Officer's Certificate delivered pursuant to subsection 2.4A(iii)(h) or 6.1(v) shall be executed by a senior financial officer of Company reasonably acceptable to Administrative Agent.

                  "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

                  "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Internal Revenue Code or section 302 of ERISA.

                  "PERFORMANCE GUARANTY" means any agreement entered into by Company or any of its Subsidiaries under which Company or any such Subsidiary guarantees the performance of a Subsidiary of Company under a principal lease, service or operating agreement relating to a Project. The Existing IPP International Project Guaranties shall not constitute Performance Guaranties.

                  "PERMANENT L/C OBLIGATION REDUCTION" means a cancellation, termination or reduction in the amount of any Closing Date Letter of Credit (including any such reduction, cancellation or termination resulting from a drawing under such Closing Date Letter of Credit) issued on the Closing Date, other than such a cancellation, termination or reduction concurrently with a reissuance of the relevant cancelled, terminated or reduced portion of the applicable Closing Date Letter of Credit pursuant to subsection 3.1B(ii)(a). Notwithstanding the foregoing, any scheduled reduction in the stated amount of any Closing Date Letter of Credit shall be a Permanent L/C Obligation Reduction only to the extent the maximum amount available for drawing at any time thereafter under such Closing Date Letter of Credit is permanently reduced.

                  "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                  (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as

         (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

                  (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to the real property of Company and its Subsidiaries, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

                  (xii) licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

                  Other Liens on assets of Borrowers and their Subsidiaries permitted under this Agreement (which are not Permitted Encumbrances) are described in subsection 7.2A.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PETITION DATE" has the meaning assigned to that term in the recitals to this Agreement.

                  "PLAN OF REORGANIZATION" means the [CHAPTER 11 PLAN OF DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE DATED NOVEMBER __, 2003].

                  "PLEDGED COLLATERAL" means the "Pledged Collateral" as defined in the Security Agreement.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                  "PREPETITION CREDIT AGREEMENT" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Company, certain of its Subsidiaries, the financial institutions listed on the signature pages thereof, Deutsche Bank, as Documentation Agent, and Bank of America, as Administrative Agent, as amended, restated, supplemented or otherwise modified through the Closing Date and as it may hereafter be amended, restated, supplemented or otherwise modified.

                  "PREPETITION CREDIT DOCUMENTS" means all "Loan Documents" as defined in the Prepetition Credit Agreement.

                  "PREPETITION LENDERS" means the Persons identified as "Lenders" under the Prepetition Credit Agreement, in their capacities as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "PREPETITION OBLIGATIONS" means all "Obligations" as defined in the Prepetition Credit Agreement.

                  "PREPETITION SECURED CLAIMS" means, collectively, the "Secured Bank Claims" and the "9.25% Debenture Claims", as such terms are defined in the Plan of Reorganization.

                  "PREPETITION UNSECURED CLAIMS" means "Parent and Holding Company Unsecured Claims" that are "Allowed," as such terms are defined in the Plan of Reorganization.

                  "PRIME RATE" means the rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. Bank One or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                  "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company (including CPIH Subsidiaries) was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1; (ii) with respect to all payments, computations and other matters relating to the Letter of Credit Commitment of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender, the percentage obtained by dividing (a) the Letter of Credit Exposure of that Lender by (b) the aggregate Letter of Credit Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 and (iii) with respect to all payments, computations and other matters relating to the Commitments of Lenders generally, the percentage obtained by dividing (x) the aggregate Credit Exposure of that Lender by (y) the aggregate Credit Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                  "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

                  "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

                  "RCRA" means the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Borrower in any real property.

                  "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

                  "REGISTER" has the meaning assigned to that term in subsection 2.1E.

                  "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

                  "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

                  "RELATED AGREEMENTS" means the Detroit L/C Facility Documents, the High Yield Indenture, the High Yield Notes, the Corporate Services Reimbursement Agreement, the Management Services and Reimbursement Agreement and the DHC Tax Sharing Agreement as such agreements and instruments may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.12.

                  "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating of Hazardous Materials into the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                  "REPLACEMENT CLOSING DATE LETTER OF CREDIT" means a Closing Date Letter of Credit issued to replace a DIP Tranche A L/C or a DIP Tranche B L/C and any Letter of Credit issued to replace or extend the same pursuant to subsection 3.1B(ii)(a).

                  "REQUEST FOR ISSUANCE" means a request substantially in the form of Exhibit III annexed hereto.

                  "REQUISITE DIP LENDERS" means DIP Lenders having or holding more than 50% of the aggregate credit exposure under the DIP Tranche A L/Cs and the DIP Tranche B L/Cs.

                  "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Credit Exposure of all Lenders.

                  "RESERVE REQUIREMENT" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

                  "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of Company and its Subsidiaries other than (a) the Obligations, (b) Indebtedness owed by a Subsidiary to a Borrower, (c) Indebtedness under the Detroit L/C Facility Documents or the High Yield Notes, and (d) other amounts required to be paid under this Agreement.

                  "REVOLVING LENDER" means any Lender having or holding Revolving Loan Exposure.

                  "REVOLVING LOAN COMMITMENT" and "REVOLVING LOAN COMMITMENTS" have the respective meanings assigned to such terms in subsection 2.1(A).

                  "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

                  "REVOLVING LOANS" means the loans made (or deemed made) by Revolving Lenders to Borrowers pursuant to subsection 2.1A.

                  "REVOLVING NOTES" means any promissory notes of Borrowers issued pursuant to subsection 2.1F to evidence the Revolving Loans of any Lenders, substantially in the form of Exhibit II annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

                  "SECURED OBLIGATIONS" means the obligations secured by the Collateral pursuant to the Collateral Documents.

                  "SECURED PARTIES" means the "Secured Parties" as defined in the Intercreditor Agreement.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date by Credit Parties other than DHC, substantially in the form of Exhibit VII annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "SEIU PENSION PLAN" means the Pension Plan referred to generally by Company on and prior to the Closing Date as the "Service Employees International Union Pension Trust for Employees of Allied Plant Maintenance Company, Inc. Defined Benefit Pension Plan".

                  "SETTLEMENT" has the meaning assigned to that term in subsection 2.1D.

                  "SETTLEMENT DATE" has the meaning assigned to that term in subsection 2.1D.

                  "SOLVENT" means, with respect to any Person, that as of the date of determination, in light of all of the facts and circumstances existing at such time, (i) the then fair saleable value of the property of such Person is
(a) greater than the total amount of
liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBORDINATED INDEBTEDNESS" means, collectively, (i) Indebtedness under the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and (ii) any other Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated by its terms in right of payment to the Obligations.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Any reference contained herein to one or more Subsidiaries of Company or of Company's Domestic Subsidiaries shall, unless otherwise expressly indicated, not include any CPIH Subsidiaries.

                  "SWEEP DATE" has the meaning assigned to that term in subsection 2.4A(iii)(f).

                  "SWINGLINE LOAN" has the meaning assigned to that term in subsection 2.1D.

                  "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TAMPA SUBSIDIARIES" means Covanta Tampa Construction, Inc., a Delaware corporation, and Covanta Tampa Bay, Inc., a Florida corporation.

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded franchise taxes and all taxes that are imposed on the overall income or profits of such Lender by the United States or by any other

Government Authority under the laws of which Lender is organized or has its principal office or maintains its applicable lending office.

                  "TAX NOTE" has the meaning assigned to that term in subsection 4.1F(iv).

                  "TOTAL DEBT" means, as at any date of determination, (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus
(ii) the amounts of "Current portion of project debt" and "Project Debt", whether such line items are so titled or otherwise titled, as such line items are or would be reflected in Company's consolidated balance sheet as at such date prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amounts in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, minus
(iii) any portion of Indebtedness of Company and its Subsidiaries under the CPIH Stock Pledge Agreement or the Corporate Services Reimbursement Agreement included in the amount described in clause (i) above, minus (iv) any portion of the amount described in clause (i) above that represents a funded drawing under a letter of credit (otherwise permitted to be outstanding under this Agreement) supporting obligations of Company and its Subsidiaries (including CPIH Subsidiaries) in respect of the Quezon Project.

                  "TREASURY REGULATIONS" means the Treasury Regulations promulgated under the Internal Revenue Code.

                  "TSCA" means the Toxic Substances Control Act of 1976, as amended (15 U.S.C. Section 2601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "UBS BANK" means Union Bank of Switzerland, New York Branch.

                  "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                  "UNITED STATES" means the United States of America.

                  "UNSECURED CREDITOR NOTES" has the meaning assigned to that term in subsection 4.1F(iv).

                  "UNSECURED CREDITOR NOTES INDENTURE" means the Indenture pursuant to which the Unsecured Creditor Notes are issued.

                  "WARREN SUBSIDIARY" means Covanta Warren Energy Resource Co. LP, a Delaware limited partnership.

         1.2. ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii) and
(iv) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)). Except as otherwise permitted by this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

         1.3.     OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                  A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  C. The use in any of the Credit Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. REVOLVING LOANS; INTEREST RATES; FEES; AND CERTAIN TERMS OF PAYMENT AND REPAYMENT AND OTHER MATTERS

      2.1. REVOLVING LOAN COMMITMENTS; MAKING OF REVOLVING LOANS; THE REGISTER; OPTIONAL NOTES.

                  A. REVOLVING LOAN COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers

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

herein set forth, each Lender severally, and not jointly and severally, agrees to make a portion of its Letter of Credit Commitment available as Revolving Loans to be made to Borrowers from time to time during the period from the Closing Date to but excluding the Maturity Date in an aggregate amount not exceeding such Lender's Pro Rata Share of the aggregate amount of the Revolving Loan Commitments (as hereinafter defined) to be used for the purposes identified in subsection 2.5A. The original amount of the portion of each Lender's Letter of Credit Commitment that is available for the making of Revolving Loans to Borrowers (such Lender's "REVOLVING LOAN COMMITMENT") is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of such portions of the Letter of Credit Commitments that are available for the making of Revolving Loans to Borrowers is $10,000,000 (the "REVOLVING LOAN COMMITMENTS"); provided, however, that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Lender's Revolving Loan Commitment shall expire on the day before the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than the Maturity Date. Amounts borrowed under this subsection 2.1A may be repaid and reborrowed up to but excluding the Maturity Date. Anything contained in this Agreement to the contrary notwithstanding, in no event shall any Revolving Loan be requested or made if, after giving effect thereto, (i) the aggregate principal amount of all Revolving Loans outstanding would exceed the aggregate Revolving Loan Commitments then in effect or (ii) the aggregate Credit Utilization then in effect would exceed the aggregate Letter of Credit Commitments then in effect.

                  B. BORROWING MECHANICS. Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $200,000 and integral multiples of $100,000 in excess of that amount (or, if the amount of the Revolving Loan Commitments unfunded and available for borrowing is less than such aggregate minimum amount, an amount equal to the amount of the Revolving Loan Commitments unfunded and available for borrowing); provided that Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $500,000 and integral multiples of $200,000 in excess of that amount. Whenever Borrowers desire that Lenders make Revolving Loans they shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (Chicago time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate
Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

                  Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer of a Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Revolving Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrowers shall have effected Revolving Loans or a conversion or continuation thereof, as the case may be.

                  Borrowers shall notify Administrative Agent prior to the funding of any Revolving Loans in the event that any of the matters to which Borrowers are required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrowers of the proceeds of any Revolving Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Notice of Borrowing.

                  Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

                  Notwithstanding the foregoing provisions of this subsection 2.1B, no Eurodollar Rate Loans may be made and no Base Rate Loan may be converted into a Eurodollar Rate Loan until the third Business Day after the Closing Date.

                  C. DISBURSEMENT OF FUNDS. All Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder nor shall the Commitment of any Lender to make a Revolving Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Revolving Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) or a notice deemed to be a Notice of Borrowing pursuant to subsection 2.1B, Administrative Agent shall notify each Lender of the proposed borrowing. Each such Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 Noon (Chicago time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Revolving Loans made on the Closing Date) and 4.2 (in the case of all Revolving Loans), Administrative Agent shall make the proceeds of such Revolving Loans available to Borrowers on the applicable Funding Date by causing an amount of same day funds in

Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Funding and Payment Office.

                  Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Revolving Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

                  D. SWINGLINE LOANS. Subject to each of the terms and conditions set forth herein, Administrative Agent shall make each Revolving Loan, on behalf of Revolving Lenders and in the amount requested, available to Borrowers on the applicable Funding Date in the manner set forth in subsection 2.1C. Each Revolving Loan made solely by Administrative Agent pursuant to this subsection 2.1D is referred to in this Agreement as a "SWINGLINE LOAN" and such Revolving Loans are referred to in this Agreement collectively as "SWINGLINE LOANS". Each Swingline Loan shall be subject to all of the terms and conditions applicable to other Revolving Loans funded by Revolving Lenders (including, without limitation, the conditions set forth in Section 4), except that all payments thereon shall be payable to Administrative Agent solely for its own account (other than as expressly set forth in the Inter-Lender Agreement). All Swingline Loans shall be secured by the Liens under the Collateral Documents and shall constitute Revolving Loans for all purposes hereunder and under each other Credit Document. At any time upon the occurrence and during the continuance of an Event of Default, Administrative Agent may request settlement of any Swingline Loans (a "SETTLEMENT") with the Revolving Lenders by notifying the Revolving Lenders of such requested Settlement by telecopy or telephone no later than 12:00 Noon (Chicago time) on the date of such requested Settlement (the "SETTLEMENT DATE"). Each Revolving Lender (excluding Administrative Agent in all events) agrees to transfer in immediately available funds the entire amount of such Revolving Lender's Pro Rata Share of the outstanding principal balance of the Swingline Loan with respect to which a Settlement has been requested to Administrative Agent, at such account of Administrative Agent as

Administrative Agent may designate, no later than 2:00 p.m. (Chicago time) on the Settlement Date. The foregoing obligations of the Revolving Lenders in respect of Settlements shall be unconditional (it being understood for the avoidance of doubt that Settlements may occur during the existence of an Event of Default or Potential Event of Default and regardless of whether the applicable conditions set forth in Section 4 have been satisfied). Such amounts that are transferred by the Revolving Lenders to Administrative Agent shall be applied against the outstanding principal balance of the applicable Swingline Loan and shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount in respect of a Swingline Loan is not transferred to Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto, then Administrative Agent shall be unconditionally entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate applicable to such Swingline Loan hereunder.

                  E. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Borrowers and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Revolving Loan Commitment, Letter of Credit Commitment, Revolving Loans and participations in Letters of Credit of each Lender from time to time (the "REGISTER"). Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments, Revolving Loans and participations listed therein for all purposes hereof; all amounts owed with respect to any Commitment, Revolving Loan or participation shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Revolving Loans. Each Lender shall record on its internal records the amount of its participation, Revolving Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any participations, Revolving Loans or Commitments or any Obligations in respect of any Revolving Loans or participations.

                  F. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the date which is two Business Days prior to the Closing Date, promptly after

Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Revolving Loans, substantially in the form of Exhibit II annexed hereto, with appropriate insertions, including the principal amount of that Lender's Revolving Loan Commitment.

         2.2.     INTEREST ON THE REVOLVING LOANS.

                  A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made until repayment in full at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Borrowers initially at the time a Notice of Borrowing is given with respect to such Revolving Loan pursuant to subsection 2.2B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2B (subject to the last sentence of subsection 2.1B); provided, that if an Event of Default or Potential Event of Default then exists, Borrowers shall not be entitled to request that any Revolving Loan be made as a Eurodollar Rate Loan. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Revolving Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

                  (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin; or

                  (ii) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.

                  B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Borrowers shall, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an the interest period (each, an "INTEREST PERIOD") to be applicable to such Revolving Loan, which Interest Period shall be a one-, two- or three-month period; provided that:

                  (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Revolving Loan, in the case of a Revolving Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Loan converted to a Eurodollar Rate Loan;

                  (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                  (v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date in effect at the commencement of such Interest Period; and

                  (vi) there shall be no more than four Interest Periods outstanding at any time.

                  C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Revolving Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Revolving Loan, upon any prepayment of that Revolving Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

                  D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Borrowers shall have the option (i) to convert at any time all or any part of their outstanding Revolving Loans equal to $200,000 and integral multiples of $100,000 in excess of that amount from Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Revolving Loan equal to $500,000 and integral multiples of $200,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that (a) no Base Rate Loan may be converted into a Eurodollar Rate Loan and no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan if an Event of Default or Potential Event of Default then exists and (b) a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

                  Borrowers shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (Chicago time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation Borrowers may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall promptly notify each Lender of any Revolving Loan subject to the Notice of Conversion/Continuation.

                  E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default and notice to Borrowers from Administrative Agent, the outstanding principal amount of all Revolving Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder (but not including amounts drawn under any Letter of Credit that are not reimbursed by Borrowers when required under subsection 3.3), shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is (i) in the case of any Revolving Loans, 2.00% per annum in excess of the interest rate otherwise payable under this Agreement with respect to such Revolving Loans or
(ii) in the case of fees and other amounts, 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  F. COMPUTATION OF INTEREST. Interest on the Revolving Loans and other amounts bearing interest with reference to the Base Rate shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan or amount funded in a drawing under a Letter of Credit, the date of the making of such Revolving Loan or the date of funding of such drawing or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included; and the date of payment of such Revolving Loan or funded drawing or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Revolving Loan or funded drawing is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan or funded drawing.

                  G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrowers with respect to any Revolving Loan or funded drawing under any Letter of Credit exceed the maximum rate of interest permitted to be charged under applicable law.

         2.3.     FEES.

                  A. AGENCY FEE. Borrowers, jointly and severally, agree to pay to Administrative Agent on the Closing Date and each anniversary of the Closing Date (excluding the Maturity Date), for Administrative Agent's own account and in advance for the forthcoming year, an annual agency fee in an amount equal to $30,000. Each such annual maintenance fee shall be fully-earned and non-refundable when due.

                  B. COMMITMENT FEE. Borrowers, jointly and severally, agree to pay to Administrative Agent, for distribution to Issuing Lender and Lenders (with the allocation among Issuing Lender and Lenders to be as set forth in the Inter-Lender Agreement and the allocation among Lenders to be in proportion to their respective Pro Rata Shares), commitment fees for the period from and including the Closing Date to but excluding the Maturity Date equal to
(i) the daily excess of the aggregate Letter of Credit Commitments over the aggregate Credit Utilization, multiplied by (ii) the Commitment Fee Percentage, expressed as a daily rate. Such commitment fees shall be payable in arrears on and to (but excluding) the last day of each fiscal quarter and on the Maturity Date and computed on the basis of a 360-day year, for the actual number of days elapsed.

                  C. CLOSING FEE. Borrowers, jointly and severally, agree to pay on the Closing Date to Lenders, in proportion to their respective Pro Rata Shares, a closing fee in the aggregate amount of $2,360,000.

                  D. OTHER FEES. Borrowers, jointly and severally, agree to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent. All fees referenced in this subsection 2.3 shall be earned when payable and shall be non-refundable.

         2.4. MANDATORY PAYMENTS, REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL.

                  A.       PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                  (i) Voluntary Prepayments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (Chicago time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Revolving Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or, if the amount of the Revolving Loans is less than such aggregate minimum amount, an amount equal to the amount of the Revolving Loans); provided that voluntary prepayments of Eurodollar Rate Loans made on a date other than an Interest Payment Date applicable to such Eurodollar Rate Loan shall be subject to breakage fees, costs and expenses, if any, in accordance with subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

                  (ii) Voluntary Reductions of Commitments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice confirmed in writing to

         Administrative Agent, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, (a) the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the aggregate Revolving Loans outstanding at the time of such proposed termination or reduction or
         (b) the Letter of Credit Commitments in an amount up to the amount by which the Letter of Credit Commitments exceed the Letter of Credit Usage at the time of such proposed termination or reduction; provided that any such partial reduction of either the Revolving Loan Commitments or the Letter of Credit Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Borrowers' notice to Administrative Agent (who shall promptly notify each Revolving Lender or Letter of Credit Lender, as applicable, of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of any of the Commitments shall be effective on the date specified in Company's notice and shall reduce the particular type of Commitment of each Lender proportionately to its Pro Rata Share. No such voluntary reduction of the Commitments shall be permitted if such reduction would result in (1) the Revolving Loan Commitments being less than the aggregate principal amount of all outstanding Revolving Loans, or (2) the aggregate Letter of Credit Commitments being less than the aggregate Letter of Credit Usage then in effect.

                  (iii) Mandatory Payments. Mandatory Payments shall be made in the amounts and under the circumstances set forth below, all such Mandatory Payments to be applied to repay the Obligations and/or permanently reduce the Commitments as set forth below or as more specifically provided in subsection 2.4(iv), except to the extent that the Intercreditor Agreement requires application thereof in a different manner than as set forth in this subsection 2.4A(iii) or subsection 2.4A(iv) (it being understood that if a payment is made in accordance with the terms of the Intercreditor Agreement, a duplicate payment shall not be required hereunder and the application required under the terms of the Intercreditor Agreement shall apply as if set forth herein):

                           (a) Net Asset Sale Proceeds. No later than 2 days after the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall make a Mandatory Payment in an aggregate amount equal to (1) to the extent that aggregate Net Asset Sale Proceeds in respect of all Asset Sales made on or prior to such date is $7,500,000 or less, 33.33% of such Net Asset Sale Proceeds, or (2) to the extent that aggregate Net Asset Sale Proceeds in respect of all Asset Sales made on or prior to such date exceeds $7,500,000, 100% of such excess (without duplication).

                           (b) Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be used for a Mandatory Payment pursuant to the provisions of subsection 6.4C, Company shall make a Mandatory Payment in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                           (c) Issuance of Indebtedness. On the date of receipt of the Net Indebtedness Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsections 7.1(i) through (xvi), Company shall make a Mandatory Payment in an aggregate amount equal to such Net Indebtedness Proceeds.

                           (d) Tax Refunds. If after the Closing Date, Company or any of its Subsidiaries receives any payment of a cash refund or rebate of any Tax, the Borrowers shall no later than the Business Day following the date of receipt of such refund or rebate make a Mandatory Payment in the amount of such Tax refund or rebate, except to the extent such application would constitute a material violation of a valid Contractual Obligation in connection with a Project of Company or any of its Subsidiaries to remit such refund or rebate to the client of such Project.

                           (e) Annual Free Cash Flow. In the event that there shall be Annual Free Cash Flow for any Fiscal Year (commencing with Fiscal Year 2004), Company shall, no later than 60 days after the end of such Fiscal Year, make a Mandatory Payment in an aggregate amount equal to 50% (or, during the continuance of an Event of Default, 100%) of such Annual Free Cash Flow; provided, however, that the amount of such Mandatory Payment shall be reduced by the amount of cash, if any, applied to cash collateralize Letter of Credit Exposure pursuant to subsection 2.4A(iii)(f) during the four Fiscal Quarters most recently preceding the date of such Mandatory Payment.

                           (f) Excess Cash. Any amounts on deposit in the Cash Management System (such amounts, in any event, not to include amounts, if any, on deposit in the Collateral Accounts or required to be held in Deposit Accounts which are collateral accounts or debt service reserve accounts described on Schedule 2.4A(iii)(f) annexed hereto, as said Schedule 2.4A(iii)(f) may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvii)) (the aggregate of such amounts on deposit at any time (excluding any amounts on deposit in accounts set forth on said Schedule at such time) being referred to herein as "Cash On Hand") in excess of $60,000,000 (plus the Closing Date Retained Amount) for each Sweep Date (as defined below) in 2004 and 2005, $70,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2006, $75,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2007 and $80,000,000 (plus the Closing Date Retained Amount) for each Sweep Date in 2008, on June 30 and December 31 of each of the aforementioned years (each such date, a "Sweep Date"), shall be applied to repay the Obligations and/or permanently reduce the Commitments on the next succeeding Business Day in the following manner: first, to Letter of Credit Exposure, with the amount applied to Letter of Credit Exposure being applied to repay all funded amounts, if any, under the Letters of Credit and then to cash collateralize the Letter of Credit Exposure outstanding after giving effect to the foregoing repayment of all funded amounts under the Letters of Credit in an amount, taken together with all then existing cash collateral for such Letter of Credit Exposure, equal to 105% of such Letter of Credit Exposure; second, to repay outstanding Revolving Loans to the full extent thereof; and third, to cash collateralize the unutilized Letter of Credit Commitments in an amount, taken together with all then existing cash collateral for such unutilized Letter of Credit Commitments, equal to 105% of such unutilized Letter of Credit Commitment.

                           (g) Prepayments Due to Certain Changes of Control. Upon the date on which any "change of control" or "change in control" or event, however titled, shall occur that requires under the High Yield Indenture a repurchase of the High Yield Notes or an offer to repurchase High Yield Notes as a result of a change in ownership of all or some portion of the Capital Stock of Company or any of its Subsidiaries or all or substantially all of the assets of Company and its Subsidiaries, (1) Borrowers shall repay all funded amounts, if any, under the Letters of Credit, then deposit into the Collateral Account an amount equal to 105% of the Letter of Credit Exposure outstanding after giving effect to the foregoing repayment of all funded amounts under the Letters of Credit and repay the principal balance of any outstanding Revolving Loans, and (2) the right or obligation of Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall terminate and the right or obligation of any Lender to make any new Revolving Loans hereunder shall terminate.

                           (h) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with the receipt of any amount which would require a Mandatory Payment pursuant to subsections 2.4A(iii)(a) - (f), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, cash in the Cash Management System, Annual Free Cash Flow or Tax refund or rebate, as the case may be, that gave rise to such Mandatory Payment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional Mandatory Payment in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                  (iv)     Application of Prepayments; Reduction of Commitments.

                           (a) Application of Prepayments; Reduction of Commitments. Except as provided in subsection 2.4C and the last sentence of this subsection 2.4A(iv)(a) and to the extent that the Intercreditor Agreement requires application of such Mandatory Payment in a different manner than as set forth in this sentence (it being understood that if a payment is made in accordance with the terms of the Intercreditor Agreement, a duplicate payment shall not be required hereunder and the application required under the terms of the Intercreditor Agreement shall apply as if set forth herein), (1) any voluntary prepayments of the Revolving Loans made pursuant to subsection 2.4A shall be applied to repay outstanding Revolving Loans to the full extent thereof, and (2) the aggregate amount of any Mandatory Payments made pursuant to subsections 2.4A(iii)(a) - (f) shall be applied to repay the Obligations and/or permanently reduce the Commitments in the following manner: first, to Letter of Credit Exposure, with the amount applied to Letter of Credit Exposure being applied to repay all funded amounts, if any, under the Letters of Credit and then to cash collateralize the Letter of Credit Exposure outstanding after giving effect to the foregoing repayment of all funded amounts under the Letters of Credit in an amount, taken together with all then existing cash collateral for such Letter of Credit Exposure, equal to 105% of such Letter of Credit Exposure; second, to repay outstanding Revolving Loans to the full extent thereof (and as a concurrent, permanent reduction of (x) the unutilized Letter of Credit Commitments and (y) to the extent that the unutilized Letter of Credit Commitments have been reduced to an amount of $10,000,000 or less, the Revolving Loan Commitments); and third, to permanently reduce the unutilized Letter of Credit Commitments (and, to the extent that the unutilized Letter of Credit Commitments have been reduced to an amount of $10,000,000 or less, to permanently and concurrently reduce the Revolving Loan Commitments). Notwithstanding the foregoing, Borrowers and Lenders hereby agree that any cash applied to collateralize Letter of Credit Exposure pursuant to subsection 2.4A(iii)(f) with respect to a cash balance on June 30 or December 31 of any Fiscal Year (the "Subject Fiscal Year") shall in the event that the amount of such cash applied to collateralize Letter of Credit Exposure exceeds 50% of the Annual Free Cash Flow for the Subject Fiscal Year, be released to Borrowers to the extent of such excess (but in no event shall more cash be so released than the aggregate amount applied pursuant to subsection 2.4A(iii)(f) with respect to the Subject Fiscal Year) after the 60th day of the following Fiscal Year, promptly following Borrowers' certification of such excess; provided, however, that such release shall not be required if, at the time such release would otherwise be required, an Event of Default shall have occurred and be continuing; and provided, further, that to the extent that the Intercreditor Agreement requires application of such amounts in a different manner than as set forth in this sentence, such amounts shall be applied in accordance with the Intercreditor Agreement.

                           (b) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to subsection 2.6D.

                  (v) Mandatory Reduction of Letter of Credit Commitments. Immediately upon the occurrence of any Permanent L/C Obligation Reduction, the Letter of Credit Commitments shall be permanently reduced in an amount equal to the amount of such Permanent L/C Obligation Reduction, and such reduction of the Letter of Credit Commitments shall reduce each Lender's Letter of Credit Commitment ratably. In addition, the Commitments shall be reduced as specifically provided in subsections 2.4A(ii), 2.4A(iii) and 2.4A(iv) above.

                  B.       GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) Manner and Time of Payment. All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (Chicago time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day. Each Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Anything contained herein to the contrary notwithstanding, Borrowers jointly and severally promise to repay all Revolving Loans and honored drawings under the Letters of Credit when due in accordance with the terms hereof and agree that, to the extent any Letters of Credit have not been returned and cancelled, on the Maturity Date (a) the unpaid principal amount of, and accrued interest on, any funded amounts under such Letters of Credit and on any Revolving Loans, (b) an amount equal to the maximum available amount that may at any time on or after such date be drawn under all such Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrowers, and any amounts so due and payable with respect to Letters of Credit shall be cash collateralized in an amount equal to 105% of the amount thereof.

                  (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Revolving Loan or any honored drawing under a Letter of Credit shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Revolving Loan on a date when interest is due and payable with respect to such Revolving Loan) shall be applied to the payment of interest before application to principal.

                  (iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Revolving Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3 and subsection 3.2. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                  (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                  C. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT. Except to the extent that the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 2.4C, upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite Lenders or upon termination of the Commitments
(a) all Mandatory Payments or other payments received on account of the Obligations, whether from any Borrower or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in the Collateral Documents), in each case in the following order of priority:

                  (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Credit Document and all advances made by Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Credit Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Credit Documents;

                  (ii) thereafter, to the extent of any excess such proceeds, ratably to repay owed and outstanding amounts (subject to the provisions of subsection 2.3B(ii) hereof) with respect to Revolving Loan Exposure and Letter of Credit Exposure, with the remainder applied to cash collateralize Letter of Credit Exposure and unutilized Letter of Credit Commitments (it being understood that for purposes of determining the ratable portion of such excess proceeds to be applied to Letter of Credit Exposure, the portion of such Letter of Credit Exposure that consists of unutilized Letter of Credit Commitments or undrawn amounts under outstanding Letters of Credit shall be measured at 105% of the amount thereof), for the ratable benefit of the holders thereof; and

                  (iii) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

         2.5.     USE OF PROCEEDS.

                  A. REVOLVING LOANS. The proceeds of any Revolving Loans shall be applied by Borrowers to fund working capital requirements and general corporate purposes. Borrowers shall use the entire amount of the proceeds of each Revolving Loan in accordance with this subsection 2.5A.

                  B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower or any Subsidiary of any Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

         2.6.     SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                  A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers and each Lender.

                  B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Revolving Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

                  C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by

Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Revolving Loan as (or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of subsection 2.2D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans as, or to convert Revolving Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

         2.7.     INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

                  A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.4B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

                  (i) subjects such Lender to any additional Tax (other than any withholding tax with respect to which subsection 2.7B applies) with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Letter of Credit Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

                  (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

                  (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Revolving Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such

Lender with respect thereto; then, in any such case, Borrowers shall promptly pay, on a joint and several basis, to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.

                  B.       TAXES.

                  (i) Payments to Be Free and Clear. All sums payable by Borrowers under this Agreement and the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

                  (ii) Grossing-up of Payments. If any Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Credit Documents:

                           (a) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it;

                           (b) Borrowers shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on any Borrower) for their own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                           (c) the sum payable by Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                           (d) within 30 days after paying any sum from which any or all of them are required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which any or all of them are required by clause (b) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

                  (iii)    Evidence of Exemption from U.S. Withholding Tax.

                           (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.4B(iii), a "NON-US LENDER") shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of any Non-U.S. Lenders listed on the signatures pages hereto on the date hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Non-U.S. Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.

                           (b) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Credit Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                           (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided, that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of their obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

                  (iv) Indemnity for Withheld Amounts. Borrowers hereby agree to indemnify Lenders and Administrative Agent for the full amount of any deduction or withholding on account of any Taxes imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment (including any such Taxes imposed by any jurisdiction on amounts payable under this subsection 2.7B) that Borrowers are required to pay pursuant to subsection 2.7B(ii) but were paid by Administrative Agent or Lenders with respect to sums payable by Borrowers under this Agreement and the other Credit Documents and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made promptly, and in any event within 10 days after, the relevant Lender or Administrative Agent makes demand therefor in writing.

                  C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Revolving Loans, Commitments, Letters of Credit, participations therein or other Obligations to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 5 Business Days after receipt by Borrowers from such Lender of the statement referred to in subsection 2.8A, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

         2.8. STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.

                  A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that a Lender claiming compensation or reimbursement pursuant to subsection 2.7B(ii) due to circumstances in effect as of the Closing Date shall not be required to deliver more than one such statement to Borrowers or Administrative Agent, and such statement shall remain effective with respect to this Agreement until all Obligations have been paid in full.

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                  B.       MITIGATION. Each Lender (including Issuing Lender)
agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Revolving Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender or Issuing Lender to receive payments under subsection 2.4 (other than subsection 2.7B(ii)), it will use reasonable efforts to make, issue, fund or maintain the Letter of Credit Commitments of such Lender or the Revolving Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided, that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Borrowers agree to pay, on a joint and several basis, all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

         2.9.     DEFAULTING LENDER

                  Anything contained herein to the contrary notwithstanding, in the event that any Lender (any such Lender being a "DEFAULTING LENDER") defaults (a "FUNDING DEFAULT") in its obligation to fund its participation in any Letter of Credit (a "DEFAULTED PARTICIPATION") or to fund any Revolving Loan (a "DEFAULTED LOAN") in accordance with the terms of this Agreement, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall not be deemed a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents (provided, however, that nothing in this clause (i) shall be construed as permitting, without the consent of the relevant Defaulting Lender, a reduction in the principal amount of such Defaulting Lender's funded Revolving Loans or other outstanding funded Obligations, an increase in the amount of such Lender's Revolving Loan Commitment or Letter of Credit Commitment or participation in any Letters of Credit, a reduction or postponement of the due date of any amount funded by such Defaulting Lender and payable in respect of any Letter of Credit, an extension of the expiration date of any Letter of Credit beyond the Maturity Date, or an extension of the Maturity Date), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, any payment of amounts with respect to the Revolving Loans and any payment or reimbursement of amounts with respect to a drawing under a Letter of Credit shall be applied first, to amounts funded by Administrative Agent, Issuing Lender or other Lenders (together with unpaid interest accrued thereon) in lieu of such amounts required to be funded by Defaulting Lenders and second, to the Revolving Loans or Letter of Credit participations, as the case may be, of other Lenders (other than any other Defaulting Lenders) as if such Defaulting Lender (and any other Defaulting Lenders) had no Revolving Loans outstanding and the Credit Exposure of such Defaulting Lender were zero, (iii) such Defaulting Lender's

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Commitments, Revolving Loans and Pro Rata Share with respect thereto shall be excluded for purposes of calculating the commitment fee in respect of any day during any Default Period with respect to such Defaulting Lender, such Defaulting Lender's Commitments, Revolving Loans and Pro Rata Shares with respect thereto shall be excluded for purposes of calculating the letter of credit fees under subsection 3.2 in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such commitment fee or letter of credit fee with respect to such Defaulting Lender's Commitments in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Credit Utilization as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.

                  For purposes of this Agreement, (I) "DEFAULT PERIOD" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:
(A) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans or Defaulted Participations, as the case may be, of such Defaulting Lender or by the non-pro rata application of any payments of amounts with respect to the Revolving Loans or any payments or reimbursements of amounts with respect to drawings under Letters of Credit in accordance with the terms hereof or any combination thereof), and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitments, and (C) the date on which Company, Administrative Agent and Issuing Lender waive all Funding Defaults of such Defaulting Lender in writing, and (II) "DEFAULT EXCESS" means, with respect to any Defaulting Lender, the excess, if any, of (x) such Defaulting Lender's applicable Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders and all funded participations in Letters of Credit of Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans and Defaulted Participations) over (y) the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender and the aggregate funded amount of such Defaulting Lender's participations in Letters of Credit.

                  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by any Borrower of its obligations under this Agreement and the other Credit Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9. The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies that Borrowers may have against such Defaulting Lender with respect to any Funding Default and that Administrative Agent, Issuing Lender or any Lender may have against such Defaulting Lender with respect to any Funding Default.

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

         2.10.    JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS.

                  A. JOINT AND SEVERAL OBLIGATIONS. All Obligations of Borrowers under the Credit Documents shall be the joint and several Obligations of each Borrower.

                  B. NO IMPAIRMENT OR RELEASE. The Obligations of and the Liens granted by any Borrower under the Credit Documents shall not be impaired or released by any action or inaction on the part of Administrative Agent or any Lender with respect to any other Credit Party, including any action or inaction which would otherwise release a surety.

                  C. CONTRIBUTION RIGHTS. In order to provide for just and equitable contribution among Borrowers if any payment is made by a Borrower (a "FUNDING BORROWER") in discharging any of the Obligations, that Funding Borrower shall be entitled to a contribution from the other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among Borrowers on the basis of the relative benefits received by Borrowers. If and to the extent that a Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Funding Borrower may have against the other Borrowers by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing and shall be subject to the Liens and security interests of the Administrative Agent. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of Administrative Agent or any Lender under the Credit Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the Obligations.

         2.11.    RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

                  Except as prohibited under applicable law, Company hereby waives any claim, right or remedy, direct or indirect, that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations in connection with this Agreement or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any other Borrower or guarantor of the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Administrative Agent or any Lender now has or may hereafter have against any other Borrower or guarantor of the Obligations, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Administrative Agent or any Lender. In addition, until the Obligations shall have been indefeasibly paid in full and all Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Company shall withhold exercise of any right of contribution Company may have against any other Borrower or Credit Party. Company further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Company may have against any other Borrower or Credit Party or against any collateral or security shall be junior and subordinate to any rights Administrative Agent or any Lender may have against any other Borrower, to all right, title and interest Administrative Agent or any Lender may have in any such collateral or security, and to any right Administrative Agent or any Lender may have against such Credit Party. If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Administrative Agent and Lenders to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 3.        LETTERS OF CREDIT

         3.1. LETTER OF CREDIT COMMITMENTS; ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

                  A.       LETTERS OF CREDIT.

                  Borrowers may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Maturity Date, that Issuing Lender issue Letters of Credit for the account of Borrowers (in the case of Closing Date Letters of Credit, for the purposes of supporting obligations of the type set forth on Schedule 3.1A(i) annexed hereto, and, in the case of all other Letters of Credit, for the purposes described in subsection 3.1B(ii)(b)). The original amount of each Lender's Letter of Credit Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Letter of Credit Commitments is $118,000,000; provided, however, that the Letter of Credit Commitments of Lenders shall be adjusted to give effect to any assignments of the Letter of Credit Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Notwithstanding anything herein to the contrary, Borrowers shall not request that Issuing Lender issue (and Issuing Lender shall not issue) any Letter of Credit:

                           (a) if, after giving effect to such issuance, the aggregate Credit Utilization would exceed the aggregate Letter of Credit Commitments then in effect;

                           (b) with respect to Closing Date Letters of Credit only, if the obligations to be supported by such Letter of Credit are not of a type identified on Schedule 3.1A(i) annexed hereto;

                           (c) with respect to Closing Date Letters of Credit only, if, after giving effect to such issuance, the maximum aggregate amount which is or at

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

                  any time thereafter may be available for drawing under Letters of Credit issued to support an obligation of a type identified on Schedule 3.1A(i) annexed hereto would exceed the correlative amount set forth for such obligation on such Schedule (as such amount may be reduced from time to time pursuant to subsection 2.4A(v));

                           (d) having an expiration date later than the earlier of (a) the 5th Business Day prior to the Maturity Date and (b) the date which is three years from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Letter of Credit will automatically be extended to a date not later than the 5th Business Day prior to the Maturity Date unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension (with it being agreed and understood that Issuing Lender shall provide Borrowers with prompt notice of any such extension of a Letter of Credit having been denied); or

                           (e)      denominated in a currency other than
                  Dollars.

                  B.       MECHANICS OF ISSUANCES.

                  (i) Issuance of Closing Date Letters of Credit on the Closing Date. Issuing Lender shall, on the Closing Date, issue the Closing Date Letters of Credit as follows: (1) Issuing Lender shall issue the Montgomery Letter of Credit, (2) Issuing Lender shall issue the Back-Up Closing Date Letters of Credit and (3) Issuing Lender shall issue the Replacement Closing Date Letters of Credit upon Issuing Lender's receipt of evidence satisfactory to it that the DIP Tranche A L/Cs and DIP Tranche B L/Cs being replaced by such Replacement Closing Date Letters of Credit are concurrently therewith being returned undrawn and cancelled.

                  (ii)     Request for Issuance of Letter of Credit.

                           (a) Letters of Credit to Replace Closing Date Letters of Credit. After the issuance of any Closing Date Letter of Credit, whenever Borrowers desire to have Issuing Lender issue a Letter of Credit to extend or replace such outstanding Closing Date Letter of Credit (or, in the case of a Back-Up Closing Date Letter of Credit, to replace such Back-Up Closing Date Letter of Credit and the corresponding DIP Tranche A L/C or DIP Tranche B L/C), or Administrative Agent requests (with a copy of such request to Company) that Issuing Lender issue a Letter of Credit to extend or to replace such outstanding Closing Date Letter of Credit (or, in the case of a Back-Up Closing Date Letter of Credit, to replace such Back-Up Closing Date Letter of Credit and the corresponding DIP Tranche A L/C or DIP Tranche B L/C), Borrowers shall deliver to Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) a Request for Issuance no later than 12:00 Noon (Chicago time) at least 10 Business Days (or in each case such shorter period as may be agreed to by Administrative Agent in any particular instance) in advance of the proposed date of issuance, which Request for Issuance shall describe the relevant Closing Date Letter of Credit and the verbatim text of the Letter of Credit proposed to be issued or of such extension, as the case may be, and shall specify such proposed date of issuance or extension; provided, that Borrowers shall not request that Issuing Lender issue or extend (and Issuing Lender shall not issue or extend) any such Letter of Credit:

                           (1) if the underlying Contractual Obligation to provide any such Closing Date Letter of Credit or a replacement thereto to the beneficiary thereof (or, in the case of a Back-Up Closing Date Letter of Credit, the beneficiary of the DIP Tranche A L/C or DIP Tranche B L/C to which such Back-Up Closing Date Letter of Credit corresponds) has terminated, and/or the beneficiary of such Closing Date Letter of Credit (or, in the case of a Back-Up Closing Date Letter of Credit, the beneficiary of the DIP Tranche A L/C or DIP Tranche B L/C to which such Back-Up Closing Date Letter of Credit corresponds) has otherwise returned the same for cancellation without the expectation that a Letter of Credit will be issued contemporaneously with such cancellation in substitution therefor;

                           (2) if the terms of such Letter of Credit as so replaced or extended (other than the stated amount and expiration date thereof) are not substantially identical to the terms of the corresponding Closing Date Letter of Credit being replaced or extended (it being agreed and understood that any such Letter of Credit issued to replace a Back-Up Closing Date Letter of Credit and the DIP Tranche A L/C or DIP Tranche B L/C to which it corresponds shall have as its beneficiary the beneficiary of such DIP Tranche A L/C or DIP Tranche B L/C but shall otherwise comply with the requirements of this clause (2)); or

                           (3) if the stated amount of such Letter of Credit as so replaced or extended exceeds the stated amount of the corresponding Closing Date Letter of Credit being replaced or extended, as the case may be.

                           (b) Letters of Credit Not to Replace Closing Date Letters of Credit. Whenever Borrowers desire the issuance of a Letter of Credit (other than a Closing Date Letter of Credit), they shall deliver to Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) a Request for Issuance no later than 12:00 Noon (Chicago time) at least 10 Business Days, or in each case such shorter period as may be agreed to by Administrative Agent in any particular instance, in advance of the proposed date of issuance. Upon receipt by Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) of a Request for Issuance pursuant to this subsection 3.1B(ii)(b) requesting the issuance of a Letter of

                  Credit, Issuing Lender shall be the Issuing Lender with respect thereto. In respect of a Letter of Credit requested pursuant to this subsection 3.1B(ii)(b), Issuing Lender, in its reasonable discretion, may require changes in the text of a proposed Letter of Credit or any documents described in or attached to the relevant Request for Issuance so long as any such changes do not conflict with the applicable requirements of the Contractual Obligation to provide such Letter of Credit. Letters of Credit requested pursuant to this subsection 3.1B(ii)(b) shall be used solely for general corporate purposes. No Letter of Credit requested pursuant to this subsection 3.1B(ii)(b) shall require payment against a conforming demand for payment to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such Business Day.

                  (iii) Recertification. Borrowers shall notify Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance or extension of any Letter of Credit in the event that any of the matters to which Borrowers are required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance or extension of such Letter of Credit, and upon the issuance or extension of any Letter of Credit Borrowers shall be deemed to have re-certified, as of the date of such issuance or extension, as to the matters to which Borrowers are required to certify in the applicable Request for Issuance (except to the extent such requirement to re-certify as to such matters shall have been waived in accordance with subsection 10.6 hereof).

                  (iv) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender's standard operating procedures.

                  (v) Notification to Lenders. No later than 10 Business Days prior to the decision to extend or reissue any Letter of Credit, Issuing Lender shall notify Administrative Agent in writing of the date on which Issuing Lender expects such decision will be made and of the date by which such decision must be made in order to avoid a drawing under such Letter of Credit. Promptly after the issuance, amendment or extension of any Letter of Credit Issuing Lender shall promptly notify Administrative Agent and each Lender of such issuance, amendment or extension in writing. Upon receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender in writing of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C and, if so requested by a Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit, amendment or extension.

                  C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Letter of Credit Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Letter of Credit Lender's Pro Rata Share (with respect to Letter of Credit Exposure) of the maximum amount which is or at any time may become available to be drawn thereunder.

         3.2.     LETTER OF CREDIT FEES.

                  Borrowers jointly and severally agree to pay,

                  (i) with respect to each Letter of Credit, a letter of credit fee, payable to Administrative Agent for the account of Administrative Agent and Lenders (with the allocation among Administrative Agent and Lenders to be as set forth in the Inter-Lender Agreement and the allocation among Lenders to be in proportion to their respective Pro Rata Shares), equal to 6.50% per annum (expressed as a daily rate) multiplied by the daily amount available to be drawn under such Letter of Credit, each such letter of credit fee to be payable in arrears on and to (but excluding) the last day of each fiscal quarter and computed on the basis of a 360-day year, for the actual number of days elapsed, and

                  (ii) with respect to the issuance, negotiation, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), Borrowers jointly and severally agree to pay customary processing documentation and other like charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

                  For purposes of calculating any fees payable under this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (ii) of this subsection 3.2 with respect to a Letter of Credit, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount. All fees referenced in this subsection 3.2 shall be earned when payable and shall be non-refundable. Upon the occurrence and during the continuation of any Event of Default and notice from Administrative Agent to Borrowers, all fees set forth in this subsection 3.2 shall accrue at a rate that is 2.00% per annum in excess of the rate otherwise set forth in this subsection and shall, if Administrative Agent so requests, be payable upon demand. Payment or acceptance of the increased rates provided for in this paragraph shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

         3.3.     DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF
                  CREDIT.

                  A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in compliance with the terms and conditions of such Letter of Credit.

                  B. REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Borrowers and Borrowers shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such payment.

                  C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment by Lenders. In the event that Borrowers shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent of the unreimbursed amount of such drawing and upon receipt of such notice, Administrative Agent shall promptly notify each Lender (other than Issuing Lender) of such unreimbursed amount and of such Lender's respective participation therein based on such Lender's Pro Rata Share; provided, that no Lender's funding of its participation in any such drawing shall exceed its Pro Rata Share of the amount of such drawing, and the aggregate principal amount of all participations funded by a Lender with respect to Letters of Credit shall in no event exceed the amount of such Lender's Letter of Credit Commitment. Each Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Lender specified in such notice, not later than 12:00 Noon (Chicago time) on the first Business Day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Administrative Agent. In the event that any Lender fails to make available to Issuing Lender on such Business Day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for 3 Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

                  (ii) Distribution to Lenders of Reimbursements Received From Borrowers. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall deliver to Administrative Agent for distribution to any other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Lender's Pro Rata Share of all payments subsequently received by Issuing Lender from Borrowers in reimbursement of such payment under the Letter of Credit when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

                  D.       INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

                  (i) Payment of Interest by Borrowers. Borrowers agree to pay to Issuing Lender, with respect to payments under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrowers at a rate equal to (1) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus the Base Rate Margin per annum and ---- (2) thereafter, a rate which is 2% per annum in excess of the rate of interest set forth in clause (b)(1). Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. All payments by Borrowers in respect of payments made by Issuing Lender under a Letter of Credit issued by it shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal. Payment or acceptance of the increased rates of interest provided for in this subsection 3.3D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to Administrative Agent for distribution to each other Lender, out of the interest received by Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment, the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Issuing Lender shall distribute to Administrative Agent for distribution to each other Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Lender's Pro Rata Share of any interest received by Issuing Lender in respect of that portion of such payment so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such payment is reimbursed by Borrowers. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

         3.4.     OBLIGATIONS ABSOLUTE.

                  The obligation of Borrowers to reimburse Issuing Lender for payments under the Letters of Credit issued by it and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

                  (i) any lack of validity or enforceability of any Letter of Credit;

                  (ii) the existence of any claim, set-off, defense or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

                  (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

                  (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries (including CPIH Subsidiaries);

                  (vi) any breach of this Agreement or any other Credit Document by any party thereto;

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                  (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

         3.5.     NATURE OF ISSUING LENDER's DUTIES.

                  A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 2.7, Borrowers hereby jointly and severally agree to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

                  B. NATURE OF ISSUING LENDER's DUTIES. As between Borrowers and Issuing Lender, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any act or omission by a Government Authority specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder.

                  In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to any Borrower.

                  Notwithstanding anything to the contrary contained in this subsection 3.5, Borrowers shall retain any and all rights they may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

         3.6.     CASH COLLATERAL FOR LETTERS OF CREDIT.

                  A. RELEASES OF CASH COLLATERAL. If (i) (a) the underlying Contractual Obligation to provide a Letter of Credit or a replacement thereto to the beneficiary thereof has terminated (other than by drawing under such Letter of Credit), and/or (b) the beneficiary of such Letter of Credit has otherwise returned the same for cancellation without the expectation that a Letter of Credit will be issued contemporaneously with such cancellation in substitution for such cancelled Letter of Credit, and/or the maximum amount available for drawing under a Letter of Credit is permanently reduced (other than such a reduction concurrently with a reissuance or replacement of the relevant reduced portion of a Closing Date Letter of Credit pursuant to subsection 3.1(B)(ii)(a)), and (ii) the Letter of Credit Commitments are permanently reduced by the amount of such Letter of Credit or such reduction in the stated amount of such Letter of Credit, as the case may be, then, to the extent that the amount of cash collateral securing the Letter of Credit Exposure pursuant to the Collateral Account Agreement exceeds 105% of the Letter of Credit Commitments then in effect after such permanent reduction, the excess cash collateral shall be applied to the payment to or upon the order of Borrowers or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, except to the extent that the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 3.6A.

                  B. CASH COLLATERAL ON THE MATURITY DATE. On the Maturity Date, any outstanding Letter of Credit Exposure shall be cash collateralized in an amount equal to 105% of the amount thereof by Borrowers or otherwise supported, in either case in a manner satisfactory to the Lenders.

SECTION 4.        CONDITIONS

         4.1.     CONDITIONS TO CLOSING DATE.

                  The obligations of Lenders with respect to their respective Commitments and to make any Revolving Loans to be made on the Closing Date, and the issuance of any Letters of Credit to be issued on the Closing Date, are, in addition to the conditions precedent specified in subsections 4.2 and 4.3 (as applicable), subject to prior or concurrent satisfaction of the following conditions:

                  A. CREDIT PARTY DOCUMENTS. On or before the Closing Date, Borrowers shall, and shall cause each other Credit Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrowers or such Credit Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                  (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party;

                  (iv) Executed originals of the Credit Documents to which such Person is a party; and

                  (v) Such other documents as Administrative Agent may reasonably request.

                  B. FEES. Borrowers shall have paid out of Debtors' estates to Administrative Agent, for distribution (as appropriate) to Administrative Agent, Issuing Lender and Lenders, any fees payable on the Closing Date referred to in subsection 2.3 and all reasonable and documented costs and expenses (including legal fees, due diligence fees, recordation expenses, other out-of-pocket expenses and taxes) of Administrative Agent incurred in connection with the negotiation, preparation, recordation, execution and completion of the Credit Documents and the transactions contemplated thereby, including such fees and expenses of counsel to Administrative Agent.

                  C.       CORPORATE AND CAPITAL STRUCTURE; MANAGEMENT;
OWNERSHIP.

                  (i) Corporate Structure. DHC shall own all of the issued and outstanding Capital Stock of Company. The corporate organizational structure of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto.

                  (ii) Capital Structure and Ownership. DHC shall have made a cash equity contribution to Company of not less than $30,000,000. The capital structure and ownership of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto.

                  (iii) Management. The Governing Bodies, officers and management structure of Company and its Subsidiaries (including CPIH Subsidiaries) on the Closing Date, after giving effect to the Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Plan of Reorganization and the Disclosure Statement related thereto and shall be as set forth on
         Schedule 4.1C annexed hereto. Lenders shall have received copies of, and Requisite Lenders shall be satisfied with the form and substance of, any employment agreements with and any incentive arrangements for senior management of Company and its Subsidiaries.

                  D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

                  E. PLAN OF REORGANIZATION; CONFIRMATION ORDER; DISCHARGE OF EXISTING CREDIT FACILITIES.

                  (i) Plan of Reorganization. The Plan of Reorganization and all amendments, modifications, revisions and restatements thereof, if any, shall have been approved by the creditors of Borrowers (including the DIP Lenders and the

         Prepetition Lenders) in requisite number and percentage and confirmed by the Bankruptcy Court pursuant to the Confirmation Order and delivered to Administrative Agent (the "APPROVED PLAN OF REORGANIZATION"). Except as set forth in modifications filed with the Bankruptcy Court and approved by Administrative Agent, there shall have been no modifications, amendments, revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Company or any of its Subsidiaries in the Approved Plan of Reorganization shall be accurate, true, correct and complete in all material respects as of the Closing Date. The Approved Plan of Reorganization (a) shall provide for the payments on the Closing Date described in subsection 4.1U, the corporate reorganization described in subsection 4.1S, and the making of Revolving Loans and the issuance of the Letters of Credit under this Agreement and the Indebtedness described in subsection 4.1F; and (b) upon satisfaction of all conditions to the effectiveness of this Agreement, shall become effective in accordance with its terms without waiver of any condition to such effectiveness that, in Administrative Agent's reasonable judgment, is material.

                  (ii) Confirmation Order. The Confirmation Order shall have been delivered to Lenders, shall address the matters set forth in subsections 4.1F, 4.1S and 4.1T, the issuance of the Letters of Credit under this Agreement and the terms hereof and the granting of all Liens and consents required under this Agreement and the other Credit Documents and otherwise be in form and substance satisfactory to Requisite Lenders. The Confirmation Order shall be in full force and effect and no portion thereof shall have been stayed pending any appeal or petition for review or for rehearing, not less than 11 days shall have elapsed since entry of the Confirmation Order and Administrative Agent shall have received evidence satisfactory to each demonstrating such facts. Debtors' First Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code and the Liquidation Plan Supplement to Debtors' First Amended Joint Plan of Liquidation, as filed with the Bankruptcy Court on September 28, 2003 and as amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under the DIP Credit Agreement, shall have been confirmed by the Bankruptcy Court pursuant to an order in form and substance satisfactory to Requisite Lenders.

                  (iii) Approval of Fees Related to Exit Financing. The Bankruptcy Court order approving the fees payable to Administrative Agent and the Lenders described in subsection 4.1B shall be in full force and effect, without modification or amendment except to the extent approved by Administrative Agent.

                  (iv) Material Agreements. The terms and conditions of any Material Contracts to be entered into by the Borrowers or any of their Subsidiaries pursuant to the Approved Plan of Reorganization shall be in form and substance satisfactory to Requisite Lenders and Administrative Agent.

                  F.       MATTERS RELATING TO EXISTING INDEBTEDNESS.

                  (i) Termination of DIP Credit Agreement and Related Liens. (a) Indebtedness consisting of funded amounts outstanding under the DIP Credit Agreement on the Closing Date shall have been repaid in full in cash, (b) all undrawn DIP Tranche A L/Cs and DIP Tranche B L/Cs (other than the Existing Detroit L/Cs) shall be replaced (or any further drawings thereunder shall be fully supported) with letters of credit issued under this Agreement, (c) the Existing Detroit L/Cs shall be replaced with Letters of Credit issued under the Detroit L/C Facility Agreement, (d) each letter of credit (if any) issued or deemed issued under the DIP Credit Agreement other than the DIP Tranche A L/Cs and DIP Tranche B L/Cs shall have been cash collateralized pursuant to arrangements reasonably satisfactory to the issuer of such letter of credit, or cancelled and returned undrawn, or reimbursed, (e) all commitments to lend or make other extensions of credit under the DIP Credit Agreement shall have terminated (except that the participations of DIP Lenders purchased in the letters of credit, if any, referred to in clause (d) above shall continue), and (f) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries (including CPIH Subsidiaries) under the DIP Credit Agreement shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (ii) Termination of Prepetition Credit Agreement, 9.25% Debentures and Related Liens. (a) Indebtedness consisting of the 9.25% Debentures and the Prepetition Obligations on the Closing Date shall be satisfied by application of the High Yield Notes and the CPIH Term Loans and by application of Cash On Hand of Borrowers (as described in subsection 4.1U), and (b) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries (including CPIH Subsidiaries) under the Prepetition Credit Agreement and the 9.25% Debentures shall have been delivered to Administrative Agent to the extent required by the Administrative Agent.

                  (iii) CPIH Facilities. Indebtedness under the CPIH Revolver Agreement and Indebtedness under the CPIH Term Loan Agreement shall be secured as set forth in the CPIH Revolver Documents and the CPIH Term Loan Documents and shall be non-recourse to the Borrowers or their assets other than pursuant to the CPIH Stock Pledge Agreement. The CPIH Revolver Documents and the CPIH Term Loan Documents shall be in full force and effect, the "Closing Date" as defined in each of the CPIH Revolver Documents and the CPIH Term Loan Documents shall have occurred, and the CPIH Revolver Documents and the CPIH Term Loan Documents shall provide for $10,000,000 in revolving loan commitments and $90,000,000 in term loans (subject to increase to up to $95,000,000 pursuant to and in accordance with the Approved Plan of Reorganization) and shall otherwise be in form and substance satisfactory to Requisite Lenders.

                  (iv) Existing Indebtedness to Remain Outstanding. After giving effect to the Approved Plan of Reorganization, the Indebtedness and Contingent Obligations of

         Borrowers (other than Indebtedness under the Credit Documents) shall consist of (a) the Detroit L/C Facility Documents, which shall provide for maximum aggregate commitments of $[138,191,554.19] for the issuance of letters of credit to be issued on the Closing Date to replace the Existing Detroit L/Cs and for other specified uses, shall have a final maturity date of 5 years from the Closing Date, shall provide for fees on undrawn outstanding letters of credit at a rate no greater than ___% per annum, fees on unused letter of credit commitments at a rate no greater than ___% per annum and upfront fees not greater than ___% of the entire amount of letter of credit commitments, and shall be secured by a senior Lien on the Collateral, (b) $205,000,000 in aggregate initial principal amount of High Yield Notes, (c) a note issued by Company in a principal amount not to exceed $35,000,000 (the "TAX NOTE"), representing the back tax liability of Company and its Subsidiaries as of the Closing Date, which Tax Note shall be unsecured and unguarantied, shall have a final maturity date of 6 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize on a 30-year schedule for the first 5 years after the issuance thereof with the balance due at maturity, (d) subordinated notes issued by Company (the "UNSECURED CREDITOR NOTES") in an aggregate principal amount equal to the amount of "Operating Company Unsecured Claims" that are "Allowed" (as such terms are defined in the Approved Plan of Reorganization), which Unsecured Creditor Notes shall be unsecured and unguarantied, shall have a final maturity date of 8 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize in an amount not to exceed $3,900,000 annually commencing on the second anniversary of the Closing Date with the remainder due at final maturity, (e) outstanding Indebtedness described in Schedule 7.1(vi) and Schedule 7.1(ix) annexed hereto, and (f) Indebtedness and Contingent Obligations under the CPIH Stock Pledge Agreement, and outstanding Contingent Obligations described in Schedule 7.4(iv) and Schedule 7.4(vi) annexed hereto. The terms and conditions of all such Indebtedness and Contingent Obligations (including payment terms, covenants, representations and warranties, defaults and, in the case of the Unsecured Notes, payment subordination provisions), and the definitive documentation therefor, shall be in form and in substance satisfactory to Requisite Lenders.

                  (v) Related Agreements in Full Force and Effect. Lenders shall have received a fully executed or conformed copy of the Detroit L/C Facility Documents, the CPIH Revolver Documents, the CPIH Term Loan Documents, the CPIH Stock Pledge Agreement, the High Yield Indenture and the High Yield Notes, the Tax Note, the Unsecured Creditor Notes, the Unsecured Creditor Notes Indenture, the Intercreditor Agreement and any documents executed in connection therewith, each such Related Agreement, the Unsecured Creditor Notes, the CPIH Term Loan Documents, the CPIH Revolver Documents, the Intercreditor Agreement and the Unsecured Creditor Notes Indenture shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material.

                  G. FINANCIAL STATEMENTS; PROJECTIONS. On or before the Closing Date, Lenders shall have received the unaudited consolidated financial statements of Company and its Subsidiaries for the Fiscal Quarters ended June 30, 2003 and September 30, 2003, all in reasonable detail and certified by the chief executive officer or chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. Company shall have delivered to Administrative Agent and Lenders such projected financial statements as Administrative Agent may reasonably request for the period from the Closing Date through December 31, 2008, including the budget of monthly and quarterly cash receipts and expenditures for Fiscal Year 2004 and annual net cash flow for Fiscal Years 2005, 2006, 2007 and 2008 attached hereto as Schedule 1.1C, which budget and other projections shall be satisfactory to Administrative Agent and Requisite Lenders and shall be accompanied by a certificate from the chief executive officer or chief financial officer of Company certifying that they are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made.

                  H. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received an Officer's Certificate dated the Closing Date, substantially in the form of Exhibit IX annexed hereto and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Credit Documents, Borrowers, taken as a whole, and Company will be Solvent.

                  I. OPINIONS OF COUNSEL TO CREDIT PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & McRae, counsel for Borrowers, and of Skadden, Arps, Slate, Meagher & Flom LLP and affiliates, counsel for DHC, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit X annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Administrative Agent and Lenders).

                  J. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS AND OTHER DOCUMENTS. Administrative Agent and its counsel shall have received copies of the opinions of counsel delivered to the parties under the Related Agreements, the CPIH Revolver Documents, the CPIH Term Loan Documents, the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and Borrowers shall have made reasonable efforts to obtain from each such counsel letters authorizing Lenders to rely on such opinions to the same extent as though such opinions were addressed to Lenders.

                  K. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Collateral Agent and/or Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

                  L. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Borrowers shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. Administrative Agent shall have received an Officer's Certificate of Company in form and substance reasonably satisfactory to Administrative Agent certifying as to the foregoing matters and any other evidence reasonably requested by Administrative Agent in support thereof. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

                  M. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. To the extent not otherwise satisfied pursuant to subsection 4.1N, Administrative Agent shall have received evidence satisfactory to it that Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that Administrative Agent may reasonably request in order to evidence, in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected security interest in the entire personal and mixed property Collateral, with the priority set forth in the Collateral Documents (it being understood that such actions by DHC shall relate solely to its pledge of the Capital Stock of Company). Such actions shall include the following:

                  (i) Stock Certificates and Instruments. Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all capital stock included in the Collateral and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

                  (ii) Lien Searches and UCC Termination Statements. Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Borrower and of all effective UCC financing statements which may have been made with respect to Capital Stock of Borrowers or any Subsidiaries of any Borrower, in each case together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (iii) UCC Financing Statements and Fixture Filings. Delivery to Collateral Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Borrower with respect to all personal and mixed property Collateral of such Borrower and by DHC with respect to the Capital Stock of Company, in each case for filing in all jurisdictions as may be necessary or in the opinion of Collateral Agent desirable to perfect the security interests in favor of Collateral Agent created in such Collateral pursuant to the Collateral Documents;

                  (iv) PTO Cover Sheets, Etc. Delivery to Collateral Agent of all cover sheets or other documents or instruments Collateral Agent may reasonably request to be filed with the PTO in order to evidence Liens in favor of Collateral Agent in respect of any IP Collateral; and

                  (v) Control Agreements. Delivery to Collateral Agent of such Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents.

                  N. CLOSING DATE MORTGAGES; CLOSING DATE MORTGAGE POLICIES; ETC. Collateral Agent shall have received from each applicable
Borrower:

                  (i) Closing Date Mortgages. Fully executed and notarized Mortgages (each a "CLOSING DATE MORTGAGE" and, collectively, the "CLOSING DATE MORTGAGES"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Property Asset listed in Schedule 4.1N annexed hereto (each a "CLOSING DATE MORTGAGED PROPERTY" and, collectively, the "CLOSING DATE MORTGAGED PROPERTIES" (it being understood and agreed that (a) no Leasehold Property that is not a Material Leasehold Property shall be required to be a Closing Date Mortgaged Property, and (b) no Real Property Asset the pledge of which would constitute a material violation of (1) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting the Borrower holding such Real Property Asset, shall be required to be a Closing Date Mortgaged Property));

                  (ii) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

                  (iii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of each Closing Date Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel with respect thereto, and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;

                  (iv) Title Insurance. (a) ALTA mortgagee title insurance policies or unconditional commitments therefor (the "CLOSING DATE MORTGAGE POLICIES") issued by the Title Company with respect to the Closing Date Mortgaged Properties listed in Part A of Schedule 4.1N annexed hereto, in amounts not less than the respective amounts designated therein with respect to any particular Closing Date Mortgaged Properties, insuring fee simple title to, or a valid leasehold interest in, each such Closing Date Mortgaged Property vested in such Borrower and assuring Collateral Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Collateral Agent and (2) shall provide for affirmative insurance and such reinsurance as Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Collateral Agent; and (b) evidence satisfactory to Collateral Agent that such Borrower has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

                  (v) Title Reports. With respect to each Closing Date Mortgaged Property listed in Part B of Schedule 4.1N annexed hereto, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the Closing Date and satisfactory in form and substance to Administrative Agent;

                  (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies or in the title reports delivered pursuant to subsection 4.1N(iv); and

                  (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Borrower's written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood

         Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

                  O.       [INTENTIONALLY OMITTED].

                  P. CASH MANAGEMENT SYSTEM. The cash management system of Company and its Subsidiaries shall be as set forth on Schedule 4.1P annexed hereto.

                  Q.       [INTENTIONALLY OMITTED].

                  R. GEOTHERMAL SALE. Company shall have consummated the Geothermal Sale on terms and conditions and pursuant to documentation in form and substance satisfactory to the Requisite DIP Lenders.

                  S. CPIH REORGANIZATION. On the Closing Date, (i) Company shall own 100% of the outstanding Capital Stock of CEA, (ii) CEA shall own 100% of the outstanding common stock of CPIH, which shall own the Capital Stock of all Persons (including Persons holding the equity interests in other Persons) holding the assets and operations of the IPP International Business to the extent described in the Approved Plan of Reorganization and the Disclosure Statement related thereto, (iii) all relevant operating and administrative expenses associated with the IPP International Business shall be transferred into CPIH in accordance with the Management Services and Reimbursement Agreement, and (iv) not less than $5,000,000 of cash for working capital shall have been transferred from Company and its Subsidiaries to the CPIH Borrowers as an equity contribution.

                  T. DISTRIBUTION. All unrestricted Cash On Hand (including, without limitation, net sale proceeds from the Geothermal Sale) of Borrowers remaining prior to the equity contribution referred to in subsection 4.1C(ii) but after (i) the transfer of working capital amounts to CPIH as described in subsection 4.1S, (ii) the payment of the fees referred to in subsection 4.1B, (iii) the disposition of those letters of credit referred to in subsection 4.1F(i)(d), (iv) the payment of allowed administrative expenses, (v) the reimbursement of reasonable accrued fees and expenses of DHC not to exceed $4,000,000 in the aggregate and reasonable accrued fees and expenses of D.E. Shaw not to exceed $350,000 in the aggregate, and (vi) the payment of funded outstanding obligations under the DIP Credit Agreement (if any) and (without duplication of clauses (i) through (vi)) the payment of other "Exit Costs" (as defined in the Approved Reorganization Plan), subject to an amount of cash (which amount shall be determined in accordance with the terms set forth in the draft Plan of Reorganization attached (on the date of execution thereof) to the Investment and Purchase Agreement dated as of December ___, 2003 between DHC and Company) to be retained in the domestic Cash Management System by Company and its Subsidiaries (collectively, such Cash On Hand, net of such transferred amount, such payments and reimbursements, such retained amount and such reserves, is referred to herein as "DISTRIBUTABLE CASH"), shall have been distributed as follows: first, to the extent of the first $60,000,000 of such Distributable cash, for the benefit of the holders of Prepetition Secured Claims that are Lenders on the Closing Date, on account of their allowed pre-petition exposure, in accordance with the Plan of Reorganization, second, to the extent of the next $7,200,000 of such Distributable Cash, for the benefit of those holders of Prepetition Secured Claims that are not Lenders on the Closing Date, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization, and third, to the extent of 25% of any remaining Distributable Cash, to Company (the amount of Distributable Cash so distributed to Company being referred to herein as the "CLOSING DATE RETAINED AMOUNT"), and to the extent of the remaining 75%, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization.

                  U. NOL AVAILABILITY. Company, its independent advisers, Administrative Agent and Administrative Agent's counsel shall have determined to their respective sole satisfaction that the net operating losses disclosed to Administrative Agent and Lenders prior to the Closing Date as being held by DHC are available and accessible to Company and its Subsidiaries.

                  V. LITIGATION. On the Closing Date, there shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Approved Plan of Reorganization, any of the Credit Documents or any of the CPIH Term Loan Documents that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Approved Plan of Reorganization, any of the Credit Documents or any of the CPIH Term Loan Documents.

                  W. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

                  Each Lender, by delivering to Administrative Agent a signed counterpart to this Agreement, shall be deemed (unless such Lender indicates otherwise in writing to Administrative Agent and Company) to have acknowledged receipt of, and to have consented to, approved and be satisfied with, the documents, agreements, instruments or information which require approval, consent or satisfaction of the Lenders or Requisite Lenders, as applicable, in order for the conditions precedent contained in this subsection 4.1 to be satisfied.

         4.2.     CONDITIONS TO ALL REVOLVING LOANS.

                  The obligations of Lenders to make Revolving Loans on each Funding Date are subject to the following further conditions precedent:

                  A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrowers.

                  B.       As of that Funding Date:

                  (i) The representations and warranties contained herein (except, as of the Closing Date only, the representation and warranty set forth in the first sentence of Section 5.4 hereof) and in the other Credit Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                  (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                  (iii) No unstayed order, judgment or decree of any arbitrator or Government Authority (including the Bankruptcy Court) shall enjoin or restrain any Lender from making the Revolving Loans to be made by it on that Funding Date; and

                  (iv) After giving effect to the proposed borrowing, (1) the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Loan Commitments then in effect and (2) the aggregate Credit Utilization then in effect shall not exceed the aggregate Letter of Credit Commitments then in effect.

         4.3.     CONDITIONS TO LETTERS OF CREDIT.

                  The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

                  A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B, an originally executed Request for Issuance (or a facsimile copy thereof), in each case signed by a duly authorized Officer of Borrowers, together with all other information specified in subsection 3.1B and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

                  B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B (other than subdivision (iv) thereof) shall be satisfied

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

to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

                  C. As of the date of issuance of such Letter of Credit, after giving effect to the proposed issuance of such Letter of Credit, the aggregate Credit Utilization then in effect shall not exceed the aggregate Letter of Credit Commitments then in effect.

SECTION 5.        COMPANY'S REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Agreement and to make the Revolving Loans, to induce Issuing Lender to issue Letters of Credit and to induce Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on the Closing Date, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

         5.1. ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

                  A. ORGANIZATION AND POWERS. Each Credit Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each Credit Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. Each Credit Party is in compliance with all material terms of its Organizational Documents.

                  B. QUALIFICATION AND GOOD STANDING. Each Credit Party is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

                  C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12.

                  D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified in
Schedule 5.1 annexed hereto. The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Schedule 5.1 annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

         5.2.     AUTHORIZATION OF BORROWING, ETC.

                  A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

                  B. NO CONFLICT. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries, other than any Liens created under any of the Credit Documents in favor of Collateral Agent on behalf of Secured Parties, or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

                  C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any Governmental Authorization, except for the entry of the Confirmation Order and except for filings expressly contemplated by the Credit Documents and those Governmental Authorizations which have been obtained.

                  D. BINDING OBLIGATION. Each of the Credit Documents has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  E. RESTRICTIONS ON TRANSFER. There are no restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from one to another, other than (i) prohibitions or restrictions existing under or by reason of (a) this Agreement and the other Credit Documents, (b) applicable law,

(c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (d) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by subsection 7.2A, provided, that such prohibitions or restrictions apply only to the assets subject to such Liens, and (ii) restrictions described in clauses (a) through (d) of subsection 7.2D.

         5.3.     FINANCIAL CONDITION.

                  Company has heretofore delivered to Lenders, at Lenders' request, (i) the audited consolidated financial statements of Company and its Subsidiaries for the Fiscal Year ended December 31, 2002 and (ii) the unaudited consolidated financial statements of Company and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Borrower has, as of the Closing Date, any Contingent Obligation, contingent liability or unusual long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto (other than (a) those liabilities reflected on the Schedules to this Agreement and (b) Performance Guaranties and Contingent Obligations that are permitted to be incurred under subsection 7.4) and that, in any such case, is material in relation to the business, operations, properties, assets or financial condition of Company or any of its Subsidiaries taken as a whole.

         5.4.     NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

                  Since December 31, 2002, no event or change has occurred (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since the Petition Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except (i) as permitted by subsection 7.5, and (ii) as was permitted by subsection 7.5 of the DIP Credit Agreement.

         5.5.     TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL
                  PROPERTY.

                  A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                  B. REAL PROPERTY. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  C.       INTELLECTUAL PROPERTY. As of the Closing Date,
Schedule 5.5C annexed hereto contains a true, accurate and complete list of all material Intellectual Property. Each of Company and its Subsidiaries owns or has the right to use all material Intellectual Property used in the conduct of its business, and none of such Intellectual Property conflicts with a right of any other Person to the extent such conflict could reasonably be expect to result in a Material Adverse Effect.

         5.6.     LITIGATION; ADVERSE FACTS.

                  Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Borrower, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate (together with all such Proceedings with respect to substantially similar or related matters), would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         5.7.     PAYMENT OF TAXES.

                  Except to the extent permitted by subsection 6.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable (other than taxes represented by the Tax Note) and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against Company or any of its Subsidiaries, that Company or its Subsidiaries dispute or disagree with, that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         5.8.     PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

                  A. Except as set forth on Schedule 5.8A annexed hereto, after giving effect to the Approved Plan of Reorganization, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

                  B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to (i) any agreements or instruments the performance of which, in the ordinary course, would reasonably be expected to result in a Material Adverse Effect, or (ii) any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  C. Schedule 5.8C contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date after giving effect to the Approved Plan of Reorganization.

         5.9.     GOVERNMENTAL REGULATION.

                  Neither Company nor any of its Subsidiaries is subject to regulation under (i) the Public Utility Holding Company Act of 1935, (ii) the Federal Power Act (other than as a "qualifying small power production facility", as such term is defined in PURPA), (iii) the Interstate Commerce Act, (iv) the Investment Company Act of 1940, or (v) any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

         5.10.    SECURITIES ACTIVITIES.

                  A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  B. Following application of the proceeds of each Revolving Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

         5.11.    EMPLOYEE BENEFIT PLANS.

                  A. Company, each of its Subsidiaries and, with respect to Pension Plans and Multiemployer Plans, each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA, the regulations and published interpretations thereunder and other applicable law with respect to each Employee Benefit Plan, and have performed all of their material obligations under each Employee Benefit Plan. Company and each of its Subsidiaries are in material compliance with all applicable laws and orders of foreign Government Authorities with respect to each of its pension plans and employee benefit plans for foreign employees, and have performed all of their material obligations under each such pension plan and employee benefit plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received, or has timely taken all action necessary to receive, a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred (other than the enactment of legislation for which the remedial amendment period has not expired) that would reasonably be expected to affect adversely such Plan's qualification.

                  B. No ERISA Event has occurred or is reasonably expected to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto or in the financial statements delivered to Lenders pursuant to subsection 4.1 or 6.1 hereof, as applicable, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries).

                  D. As of January 1 of each year (based on, with respect to the Covanta Energy Pension Plan, the actuarial valuation as of such January 1 and, with respect to the SEIU Pension Plan, the actuarial valuation as of the immediately preceding June 1), the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including, where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed (i) $20,000,000, in the event the applicable law (including statutorily prescribed actuarial assumptions) used in determining such unfunded benefit liabilities (the "ASSUMPTIONS") is generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000, in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans.

                  E. To each Borrower's knowledge, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with the potential liability for a complete withdrawal from all other Multiemployer Plans for which such actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, based on the information contained in such reports, would not reasonably be expected to exceed $7,500,000.

                  F. Neither Company nor any Subsidiary has incurred or is reasonably expected to incur any material liability pursuant to Title IV of ERISA with respect to any employee benefit plan of an entity that was formerly an ERISA Affiliate of Company or any of its Subsidiaries or with respect to any employee benefit plan that was previously maintained by Company or any of its Subsidiaries (including CPIH Subsidiaries, to the extent such CPIH Subsidiaries are ERISA Affiliates of Company or any of its Subsidiaries).

         5.12.    CERTAIN FEES.

                  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

         5.13.    ENVIRONMENTAL PROTECTION.

                  A. Except as set forth in Schedule 5.13 annexed hereto, neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  B. Except as set forth in Schedule 5.13 annexed hereto, neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) has received any letter or request for information under Section 104 of CERCLA or any comparable state law regarding any condition, occurrence or activity that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  C. Except as set forth in Schedule 5.13 annexed hereto, there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  D.       Except as set forth in Schedule 5.13 annexed hereto,
(i) neither Company nor any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) nor, to Company's knowledge, any predecessor of Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, (ii) none of Company's or any of its Subsidiaries' Facilities constitute facilities for the treatment, storage or disposal of Hazardous Materials under RCRA or any state equivalent, and (iii) none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste in violation of RCRA or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent; and

                  E. Compliance with all current requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or impose liability on any Lender or Agent.

         5.14.    EMPLOYEE MATTERS.

                  There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

         5.15.    MATTERS RELATING TO COLLATERAL.

                  A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Credit Parties, together with (x) the actions taken on or prior to the date hereof pursuant to subsections 4.1M, 4.1N, 6.8, 6.9 and 6.11 and (y) the delivery to Collateral Agent of any Pledged Collateral of the Credit Parties not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document

(all of which Pledged Collateral has been so delivered) are effective to create in favor of Collateral Agent, for the benefit of Secured Parties, a Lien on all of the Collateral of the Credit Parties (which Lien has priority over any other Lien on such Collateral, subject to Permitted Encumbrances and Liens permitted under subsection 7.2A), and all filings and other actions necessary or desirable to perfect and maintain the perfection and such priority of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

                  B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by subsection 5.15A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and (c) authorizations and approvals in respect of the exercise of rights or remedies as to any collateral of any Credit Party which is subject to regulation under the Federal Power Act pursuant to Section 210(e)(2) of PURPA.

                  C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 5.15A and to evidence Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

                  D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  E. INFORMATION REGARDING COLLATERAL. All information supplied to Collateral Agent by any Credit Party (including its officers, employees, agents, advisors, representatives or counsel) with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

         5.16.    DISCLOSURE.

                  No representation or warranty of Company or any of its Subsidiaries (including CPIH Subsidiaries) contained in any Credit Document or in any other certificate or written statement (excluding the projections, pro forma financial statements and forward looking statements contained therein and the estimates contained in such projections, pro forma financial statements and forward looking statements) furnished to Lenders by

Company or any of its Subsidiaries (including CPIH Subsidiaries), including any such Person's officers, employees, agents, advisors, representatives or counsel, for use in connection with the transactions contemplated by this Agreement contained as of the date such representation or warranty was made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made and in light of such representations and warranties and all such prior representations and warranties, taken as a whole. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, and, accordingly, no assurances are given and no representations or warranties are made by Company or any of its Subsidiaries that any of the estimates and assumptions are correct, that the projections will be achieved or that the forward looking statements expressed in such information will correspond to actual results.

         5.17.    CASH MANAGEMENT SYSTEM.

                  The summary of the Cash Management System attached hereto as
Schedule 4.1P is accurate and complete in all material respects as of the Closing Date and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Borrower has any Deposit Account which is not described in Schedule 4.1P other than Deposit Accounts permitted to be owned after the Closing Date pursuant to subsection 6.10. There has been no change to the Cash Management System since the Closing Date except such changes as are permitted under subsection 6.10 and such other changes as have been disclosed to Lenders in writing and approved by Administrative Agent.

         5.18.    MATTERS RELATING TO CREDIT PARTIES.

                  A. CREDIT PARTIES. Neither Company nor any of its Subsidiaries owns any interest in any Subsidiary which is not a Borrower (other than Excluded Subsidiaries).

                  B. DOMESTIC SUBSIDIARY ASSETS. Each Subsidiary which is a Borrower has granted a Lien in favor of Collateral Agent on substantially all of its property (other than the Capital Stock of CPIH) pursuant to the Collateral Documents.

                  C. SUBSIDIARY CAPITAL STOCK. The Capital Stock of each Subsidiary which is directly owned by any Borrower has been pledged to Collateral Agent pursuant to the Collateral Documents, except for the Capital Stock of those Subsidiaries (other than Borrowers) (i) which is subject to a Lien permitted under subsection 7.2A securing Indebtedness permitted under subsection 7.1, or (ii) the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (b) applicable law affecting such Borrower or such Subsidiary.

         5.19.    INVESTIGATION.

                  All obligations in existence immediately after the Closing Date (other than obligations that do not, in the aggregate, exceed $2,000,000) to extend credit or credit support or obtain the extension of credit or credit support or to make investments or expenditures with respect to existing or future Projects of any Borrower or any Subsidiary of any Borrower that are contained in Contractual Obligations or of which Borrowers are otherwise aware have been disclosed to Administrative Agent prior to the Closing Date. Borrowers have made such inquiry and investigation as is necessary to enable Borrowers to make the representation contained in the preceding sentence.

         5.20.    MATTERS RELATING TO BANKRUPTCY PROCEEDINGS.

                  A. PLAN OF REORGANIZATION. As of the Closing Date, there have been no material modifications, amendments revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Borrowers or any Subsidiary in the Approved Plan of Reorganization is accurate, true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were accurate, true and correct in all material respects as of such earlier date).

                  B. CONFIRMATION ORDER. The Confirmation Order has been entered by the Bankruptcy Court at least 11 days prior to the Closing Date. The Confirmation Order has not been stayed pending any appeal or petition for review or for rehearing.

         5.21.    SUBORDINATED INDEBTEDNESS.

                  The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and its Subsidiaries under the Unsecured Creditor Notes.

         5.22.    REPORTING TO IRS.

                  Company does not intend to treat the Revolving Loans and Letters of Credit, and related transactions, as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Company acknowledges that one or more Lenders may treat their Revolving Loans and Letters of Credit as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

         5.23.    SOLVENCY.

                  Borrowers (taken as a whole) and Company are, and, upon the incurrence of any Obligations by such Borrowers on any date on which this representation is made, will be, Solvent.

SECTION 6.        COMPANY'S AFFIRMATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

         6.1.     FINANCIAL STATEMENTS AND OTHER REPORTS.

                  Borrowers will maintain, and cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Administrative Agent (and, promptly after receipt thereof, Administrative Agent will deliver a copy to each Lender):

                  (i) Budget Report; Budget Update: as soon as available and in any event no later than the 5th Business Day of each month commencing with the 5th Business Day of January 2004, (a) for the month most recently ended, a report in form satisfactory to Administrative Agent reflecting the actual cash receipts and disbursements of Company and its Subsidiaries for the preceding month with respect to each line item described in the Budget for the current Fiscal Year and the percentage and dollar variance of such amounts from the projected amounts therefor set forth in (x) such Budget and (y) the Budget for the current Fiscal Year as delivered pursuant to subsection 6.1(xvi), accompanied by an Officer's Certificate from the chief financial officer of Company certifying that such report accurately presents, in all material respects, cash receipts and cash expenditures of Company and its Subsidiaries for the periods indicated, and (b) a supplement to the Budget for the current Fiscal Year, in the form of such Budget, reflecting projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter remaining in the current Fiscal Year with respect to each line item described in such Budget, which supplement shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such supplement are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (ii) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of income of Company and its Subsidiaries for such Fiscal Quarter and the related consolidated statements of stockholders' equity and cash flows of Company and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided, however, that so long as Company files a quarterly report on Form 10Q with the Securities and Exchange Commission for any Fiscal Quarter, Borrowers shall be required to deliver a copy of such quarterly report in lieu of the financial statements described in this subsection 6.1(iii);

                  (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) an audit report thereon of independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall (with respect to the audits for all Fiscal Years after 2003) be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall (with respect to the audits for all Fiscal Years including 2003) state that in the opinion of such certified public accountants such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States; provided, however, that so long as Company files an annual report on Form 10K with the Securities Exchange Commission, Borrowers shall be required to deliver a copy of such annual report in lieu of the financial statements described in clause (a);

                  (v) Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
         Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

                  (vi) Reconciliation Statements: other than the fresh start adjustments required under SOP 90-7, if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (iii) or (iv) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                  (vii) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon stating that in connection with their audit, nothing came to their attention that caused them to believe that Company failed to comply with the terms, provisions or conditions of subsection 7.6, insofar as they relate to financial and accounting matters, or, if such a failure to comply has come to their attention, specifying the nature and period of existence thereof (it being understood that their audit is not directed primarily toward obtaining knowledge of non-compliance and that such accountants shall not be liable by reason of any failure to obtain knowledge of any such non-compliance that would not be disclosed in the course of their audit);

                  (viii) Accountants' Reports: promptly upon request of Administrative Agent (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                  (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company,
         (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

                  (x) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in the case of both clauses (1) and (2):

                           (1) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                           (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or to contest or challenge the legality, validity or enforceability of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within 20 days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, an Borrower equal to or greater than $1,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

                  (xi) ERISA Events: with reasonable promptness upon becoming aware of the occurrence of or forthcoming occurrence of (a) any ERISA Event or (b) any event that would constitute an ERISA Event but for the requirements (in order for such event to constitute an ERISA Event) that a Lien or liability imposed as a result thereof be material, that the error giving rise thereto be in bad faith, and/or that such event would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (xii)    ERISA Notices: with reasonable promptness, copies of
         (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request (it being agreed that commencing on the Closing Date, on an annual basis Borrowers shall request information from each Multiemployer Plan in accordance with section 4221 of ERISA to determine the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan);

                  (xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

                  (xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

                  (xv) Material Contracts: promptly, and in any event within 10 Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

                  (xvi) Budget: no later than the 15th day of December of each year commencing with December 15, 2004, a budget for the next Fiscal Year, in the form of the Budget for the current Fiscal Year, reflecting (a) projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter in the next Fiscal Year and (b) projected net cash flows of Company and its Subsidiaries for each Fiscal Year following the next Fiscal Year and ending with 2008, in each case with respect to each line item described in the Budget for the current Fiscal Year, which budget shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such budget are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (xvii) New Collateral or Reserve Accounts: promptly upon opening any collateral account or debt service reserve account after the Closing Date that is required to be opened by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person, a written notice setting forth in reasonable detail (a) the Project or obligation to which such account relates, (b) a description of the Contractual Obligation requiring such account to be opened and
         (c) the provisions of this Agreement permitting such account to be opened and maintained (it being understood that such written notice shall be deemed to supplement Schedule 2.3A(i)(f) annexed hereto for all purposes of this Agreement);

                  (xviii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or Requisite Lenders (or by any Lender so long as such request is made through Administrative Agent (and Administrative Agent shall be required to request from Borrowers any such information and data reasonably requested by a Lender)); and

                  (xix) Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder.

         6.2.     EXISTENCE, ETC.

                  Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however, that neither Company nor any of its Subsidiaries shall be required to preserve the existence of any such Subsidiary or any such right or franchise if the management or Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and the loss thereof could not reasonably be expected to have a Material Adverse Effect.

         6.3.     PAYMENT OF TAXES AND CLAIMS; TAX.

                  Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

         6.4. MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                  A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except that Company and its Subsidiaries shall not be required to perform the foregoing obligations (i) with respect to Subsidiaries or assets to which Persons other than Company and its Subsidiaries have recourse under Limited Recourse Debt owed to such Persons or (ii) to the extent that failure to perform such obligations would not reasonably be expected to have a Material Adverse Effect.

                  B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries and, for not less than one year following the Closing Date, of CPIH Subsidiaries (provided, that Company shall not be required to maintain such insurance with respect to CPIH Subsidiaries to the extent such insurance is not commercially available to Company) as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Unless prohibited by contractual or other legal requirement, such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Administrative Agent a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to this subsection
6.4 is in full force and effect and that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 6.4.

                  C.       APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                  (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
         (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes or any other purposes not prohibited under this Agreement, and
         (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, as provided in subsection 2.4A, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing (unless Company is otherwise required to use funds by law or contract), Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent or Collateral Agent. Upon receipt by Administrative Agent or Collateral Agent, as the case may be, of any Net Insurance/Condemnation Proceeds, (a) if and to the extent Company would have been required to apply such Net

         Insurance/Condemnation Proceeds (if it had received them directly) Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A, and (b) to the extent the foregoing clause (a) does not apply Administrative Agent or Collateral Agent, as the case may be, shall deliver such Net Insurance/Condemnation Proceeds to Company, and (1) Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under this Agreement and (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however, that if at any time Administrative Agent reasonably determines
         (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent or Collateral Agent, as the case may be, of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  Notwithstanding the foregoing, no Net Insurance/Condemnation Proceeds shall be required to be applied as provided in subsection 2.4A to the extent such application would constitute a material violation of (1) a valid Contractual Obligation (in effect on the Closing Date or arising under the documentation for Limited Recourse Debt permitted to be incurred under this Agreement) in favor of or for the benefit of a Person other than Company or any of its Subsidiaries or their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or inconsistency between subsection 6.4C and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         6.5.     INSPECTION RIGHTS; LENDER MEETING.

                  A. INSPECTION RIGHTS. Borrowers shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender, at such Lender's expense, to visit and inspect any of the properties of such Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided, that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall, and shall cause each of their respective Subsidiaries to, permit such additional visits, inspections and audits as Administrative Agent or Requisite

Lenders may deem necessary or advisable, at any time or from time to time, all at Borrowers' expense.

                  B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

         6.6.     COMPLIANCE WITH LAWS, ETC.

                  Borrowers shall comply, and shall cause each of their Subsidiaries (including CPIH Subsidiaries) to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

         6.7.     ENVIRONMENTAL MATTERS.

                  A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent:

                  (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Administrative Agent or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Administrative Agent;

                  (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or imposing liability on any Lender or Administrative Agent, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Administrative Agent;

                  (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), with respect to (a) the commencement or the threat to commence a proceeding regarding any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent, and
         (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent;

                  (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to
         (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Administrative Agent or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations except to the extent the failure to maintain such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Administrative Agent and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Administrative Agent; and

                  (v) Certain Communications. With respect to documents which would have been required to be provided to Administrative Agent pursuant to paragraph (i) or (iii) but for the parenthetical in those paragraphs, Company shall promptly upon receiving such documents provide a list identifying generally the documents not disclosed and summarizing the information contained in such documents to the extent consistent with not waiving any privilege with respect thereto. If the privilege prevents Company from summarizing the information contained in such documents Company (a) shall nevertheless advise Administrative Agent that a matter, the nature of which cannot be disclosed without waiving the applicable privilege, exists with respect to a specified Facility or Environmental Claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (b) shall provide such other information to Administrative Agent, consistent with not waving the privilege, that Administrative Agent may reasonably request.

                  B. COMPANY'S ACTIONS REGARDING ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries) and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except if Company and its Subsidiaries do not have standing to contest or respond to such Environmental Claim); provided, however, that Company may, without breaching the requirements of this subsection 6.7B, contest an alleged violation of Environmental Laws or an Environmental Claim in good faith by appropriate proceedings promptly instituted and diligently conducted so long as during such contest the failure to cure such violation or to respond to such Environmental Claim or discharge the obligations thereunder could not reasonably be expected to result in a Material Adverse Effect.

         6.8. EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

                  A. EXECUTION OF BORROWER JOINDER AGREEMENT AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Subsidiary of Company existing on the Closing Date ceases to be an Excluded Subsidiary, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary promptly (and in any event no later than 30 days after it ceases to be an Excluded Subsidiary) to execute and deliver to Administrative Agent a Borrower Joinder Agreement and counterparts of the Security Agreement and the Intercreditor Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1M) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority security interest in all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents, subject to any Liens in existence on the date such Subsidiary ceases to be an Excluded Subsidiary to the extent permitted under subsection 7.2A, provided, that at the request of Company in connection with sales of assets permitted under subsection 7.7, Administrative Agent shall, subject to the terms of the Intercreditor Agreement, direct Collateral Agent (without need for any further consent from any Lender or Lenders) to release any Liens on a Subsidiary's assets and/or release a Subsidiary from this Agreement solely to the extent required by the terms of any such sales permitted under this Agreement;

provided, however, that no Capital Stock of any Subsidiary that meets the criteria set forth in subsections 5.18C(i) or 5.18C(ii) shall be required to be pledged as Collateral pursuant to this subsection.

                  B. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with the relevant Credit Documents, (i) certified copies of Organizational Documents of each Subsidiary which is becoming a Borrower pursuant to subsection 6.8A (each, an "ADDITIONAL SUBSIDIARY BORROWER"), together with a good standing certificate from the Secretary of State of the jurisdiction of such Subsidiary's organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Credit Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Credit Documents, and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Credit Documents, (c) the enforceability of such Credit Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Credit Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

                  C. RELEASE OF RESTRICTIONS. Borrowers shall use their good faith, commercially reasonable efforts to obtain all necessary consents from all Persons in whose favor or for whose benefit Contractual Obligations are in effect which would be violated by (i) a pledge of the Capital Stock of any Subsidiary of a Borrower, (ii) entry into a Borrower Joinder Agreement by a Subsidiary which is not already a Borrower, or (iii) granting a Lien on substantially all of the assets of a Subsidiary. The foregoing efforts shall be exercised so as to obtain such consents as soon as practicable but no later than 90 days after the Closing Date.

         6.9.     MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

                  From and after the Closing Date, in the event that any Borrower acquires any fee interest in real property or any Material Leasehold Property, such Borrower shall, as soon as practicable after such Person acquires such real property or Material Leasehold Property, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments, opinions, appraisals, title insurance and environmental reports as Administrative Agent may reasonably request to perfect and maintain the Liens created by the Collateral Documents, including, without limitation, deliver to Collateral Agent in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Borrower in such mortgaged property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such mortgaged were a Closing Date Mortgaged Property, and to assure, convey, assign, transfer and confirm unto Collateral Agent, for the benefit of the Secured Parties, the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Administrative Agent.

         6.10.    DEPOSIT ACCOUNTS.

                  Borrowers shall, and shall cause each of their Subsidiaries (other than Bankrupt Subsidiaries) to, maintain the Cash Management System as described in Schedule 4.1P, as said Schedule 4.1P may be supplemented from time to time pursuant to clause (i)(c) below, and Company and its Subsidiaries shall not open or close Deposit Accounts or make other changes to the Cash Management System without the written consent of Administrative Agent, except that (i) Company and its Subsidiaries may open and maintain funds in Deposit Accounts with Collateral Agent or other depository institutions after the Closing Date so long as (a) concurrently with the opening of any such account with a depository institution other than Collateral Agent, Borrowers shall deliver to Collateral Agent a Control Agreement with respect to such account (unless after giving effect to such opening Borrowers would not be in breach of the requirement set forth in clause (i)(b)), (b) the aggregate amount on deposit at any time in all Deposit Accounts maintained with depository institutions other than Collateral Agent for which Control Agreements have not been delivered to Collateral Agent shall not exceed $1,000,000, and (c) concurrently with the opening of any such account, Borrowers shall deliver to Administrative Agent a written notice setting forth the account number and the name of the relevant depository institution (it being understood that such written notice shall be deemed to supplement Schedule 4.1P annexed hereto for all purposes of this Agreement) and, if applicable, the Project to which such account relates and the primary purpose of such account, and (ii) after the Closing Date Company and its Subsidiaries may open and maintain funds in collateral accounts or debt service reserve accounts that are required to be opened by Company or any of its Subsidiaries pursuant to a Contractual Obligation binding on such Person so long as promptly upon opening any such account, a written notice setting forth in reasonable detail (a) the Project or obligation to which such account relates, (b) a description of the Contractual Obligation requiring such account to be opened, and (c) the provisions of this Agreement permitting such account to be opened and maintained (it being understood that such written notice shall be deemed to supplement Schedule 2.4A(iii)(f) annexed hereto for all purposes of this Agreement).

         6.11.    FURTHER ASSURANCES.

                  A. ASSURANCES. Without expense or cost to Administrative Agent or Lenders, each Borrower shall from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent may from time to time reasonably request and that do not involve a material expansion of Borrowers' obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Credit Documents and the Confirmation Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents and the Confirmation Order, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto Collateral Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Credit Documents or the Confirmation Order, registering or recording this Agreement or any other Credit Document. Without limiting the generality of the foregoing, Borrowers shall deliver to Collateral Agent, promptly upon receipt thereof, all instruments received by Borrowers after the Closing Date and take all actions and execute all documents necessary or reasonably requested by Collateral Agent to perfect Collateral Agent's Liens in any such instrument or any other Investment acquired by any Borrower.

                  B. FILING AND RECORDING OBLIGATIONS. Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Mortgage or other Credit Document, including any instrument of further assurance described in subsection 6.11A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Credit Document, including any instrument of further assurance described in subsection 6.11A, or by reason of its interest in, or measured by amounts payable under, the Notes, the Mortgages or any other Credit Document, including any instrument of further assurance described in subsection 6.11A, (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on any Credit Document; provided, however, that such Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that such Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by Administrative Agent) accompanied by documentation verifying the nature and amount of such payments, Administrative Agent may (but shall not be obligated to) pay the amount due and Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof.

                  C. COSTS OF DEFENDING AND UPHOLDING THE LIEN. Administrative Agent may, upon at least 5 days' prior notice to Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of Administrative Agent, Lenders or any Borrower, in which Administrative Agent or any Lender is named or which Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Mortgaged Property, any other Collateral, any Mortgage, the Lien thereof or any other Credit Document and (ii) institute any action or proceeding which Administrative Agent reasonably determines should be instituted to protect the interest or rights of Administrative Agent and Lenders in any Mortgaged Property or other Collateral or under this Agreement or any other Credit Document. Borrowers, jointly and severally, agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by Administrative Agent shall be paid pursuant to subsection 10.2 hereof.

         6.12.    HIGH YIELD NOTES.

                  Company shall obtain no later than three months after the Closing Date, ratings of the High Yield Notes from S&P and/or Moody's; provided, however, that if such ratings shall not have been obtained by such date solely due to inaction or a refusal to act by any such rating agency that is, in either case, beyond the control of Borrowers (as determined in the reasonable judgment of Administrative Agent), Borrowers shall not be in breach of this subsection
6.12 so long as Borrowers shall take all steps Administrative Agent reasonably requests from time to time to obtain such ratings.

         6.13.    MOST FAVORED NATIONS PAYMENTS.

                  Company shall, and shall cause each of its Subsidiaries to, extend any fees or pricing increases, to the extent such fees or pricing increases are the direct obligation of Company or its Subsidiaries, resulting from the amendment, waiver or modification, after the Closing Date, of the Detroit L/C Facility Documents, on an equivalent basis (based in the case of fees on the respective amounts of Letter of Credit Exposure outstanding (on one hand) and the credit exposure under the Detroit L/C Facility Documents (on the other hand)) to the Lenders regardless of whether a particular Lender has participated in or consented to a corresponding amendment, waiver or modification (if any) of the Credit Documents, and any such payment of equivalent fees shall be paid in cash concurrently with the fees giving rise to such equivalent fees.

         6.14.    MONTGOMERY CLOSING DATE LETTER OF CREDIT CANCELLATION.

                  No later than 20 Business Days after Company receives a rating with respect to its senior debt and subordinated debt of at least "BBB" from S&P and at least "Baa" from Moody's, Company shall cause the Montgomery Closing Date Letter of Credit to be returned undrawn to Company for cancellation; provided, however, that if Company is unable to obtain the return of the Montgomery Closing Date Letter of Credit by such date as a result of inaction or refusal by the beneficiary of the Montgomery Closing Date Letter of Credit, Borrowers shall not be in breach of this subsection 6.14 so long as Borrowers shall prior thereto or promptly thereafter initiate appropriate Proceedings with appropriate Government Authorities to obtain the return of the Montgomery Closing Date Letter of Credit.

SECTION 7.        BORROWERS' NEGATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

         7.1.     INDEBTEDNESS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Borrowers may become and remain liable with respect to the Obligations and Indebtedness under the Detroit L/C Facility Documents, the High Yield Notes, the Tax Note and the Unsecured Creditor Notes, and Subsidiaries of Borrowers may become and remain liable with respect to Indebtedness under the Tax Note;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations and Performance Guaranties permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, any Indebtedness created as a result thereof;

                  (iii) Borrowers may become and remain liable with respect to Indebtedness to any other Borrowers; provided, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (iv) Subsidiaries of Company other than Borrowers may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company so long as the proceeds of such Indebtedness are applied to working capital, capital expenditure, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of the Subsidiaries incurring such Indebtedness; provided, that (a) no such Indebtedness may be incurred at any time that Borrowers shall not be in compliance with subsection 7.6E, (b) no such Indebtedness may be incurred to make capital expenditures if after giving effect to such expenditures Borrowers would not be in pro forma compliance with subsection 7.6F, and (c) all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (v) Subsidiaries of Company may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company the proceeds of which are applied to Development Expenses; provided, that Development Expenses for all Projects of Company's Subsidiaries at any time after the Closing Date, net of any such Development Expenses that have theretofore been reimbursed after the Closing Date by the client of the relevant Project, shall not exceed on any date of determination an amount equal to (a) $3,000,000 plus (b) the product of $3,000,000 multiplied by the number of Fiscal Years that have commenced following January 31, 2004 but prior to such date of determination; and provided, further, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Closing Date and described in Schedule 7.1(vi) annexed hereto;

                  (vii) Subsidiaries of Company may become and remain liable with respect to Indebtedness to Company or any of its Subsidiaries the proceeds of which are applied to make Expansions permitted under subsection 7.3(vi) or 7.3(vii); provided, that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (viii) Subsidiaries of Company may become and remain liable with respect to Indebtedness consisting of a converted equity Investment by Company or another Subsidiary of Company in such Subsidiaries, provided, that the underlying equity Investment was permitted under this Agreement at the time of such conversion;

                  (ix) Company and its Subsidiaries may become and remain liable with respect to Indebtedness under (a) Capital Leases in existence as of the Closing Date and described in Schedule 7.1(ix) and
         (b) Capital Leases entered into after the Closing Date, so long as the aggregate amount of Indebtedness outstanding at any time with respect to Capital Leases under clause (b) of this subsection 7.1(ix) shall not exceed $5,000,000;

                  (x) Company or any Subsidiary of Company may become and remain liable with respect to Indebtedness incurred to refinance, replace, renew or extend, in whole or in part, Indebtedness of such Person permitted to remain outstanding under subsection 7.1(vi); provided, that in each case (a) the terms (excluding the interest rate and fees payable with respect thereto, so long as such interest and fees on such Indebtedness are not borne directly or indirectly by Company or any of its Subsidiaries, whether through an offset to or deduction against service or operating agreement fees to Company or its Subsidiaries or otherwise) of such Indebtedness as refinanced, replaced, renewed or extended, taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such refinancing, replacement, renewal, or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Indebtedness relates), shall not be more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the Indebtedness so refinanced, replaced, renewed or extended, (b) the principal amount of the Indebtedness as refinanced, replaced, renewed or extended shall not exceed 110% of the principal amount of the Indebtedness so refinanced, replaced, renewed or extended (provided, that such limitation shall not apply with respect to Indebtedness that an existing client (if such client is a Government Authority) of a Project undertakes to service through the principal lease, service or operating agreement of the applicable Project), (c) no obligee or beneficiary of such Indebtedness after such refinancing, replacement, renewal or extension shall have greater recourse to Persons for the payment or collection of such Indebtedness than the obligee or beneficiary of the Indebtedness so refinanced, replaced, renewed or extended had immediately prior to such transaction and (d) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (xi) Subsidiaries of Company that are obligated with respect to Limited Recourse Debt on the Closing Date relating to waste-to-energy Projects may, after the Closing Date, become and remain liable with respect to Limited Recourse Debt relating to such waste-to-energy Projects, so long as (a) all or substantially all the proceeds of such Limited Recourse Debt are applied to Expansions of such waste-to-energy Projects permitted under subsection 7.3(vii) or to ensure compliance with applicable laws and regulatory requirements and
         (b) the incurrence by such Subsidiary of such Limited Recourse Debt is required by the existing client (if such client is a Government Authority) of the relevant Project and Company shall have delivered to Administrative Agent an Officer's Certificate to the foregoing effect; provided, that after the occurrence and during the continuation of an Event of Default, neither Company nor any of its Subsidiaries shall enter into a contractual commitment to incur any such Limited Recourse Debt;

                  (xii) Company may become and remain liable with respect to Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $30,000,000 in the aggregate;

                  (xiii) Borrowers may become and remain liable with respect to Indebtedness incurred to refinance, replace, defease, renew or extend, in whole or in part, the High Yield Notes issued on the Closing Date; provided, that (a) the fees, interest rates and pricing terms of such Indebtedness as refinanced, replaced, defeased, renewed or extended, taken as a whole (considering any extension of the term of such Indebtedness), shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (b) no scheduled installment of principal shall be required on earlier dates than the maturity date of the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (c) the other terms (including the redemption and repayment terms, representations and warranties, covenants and events of default) of such Indebtedness as refinanced, replaced, defeased, renewed or extended, taken as a whole, shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (d) the principal amount of the Indebtedness as refinanced, replaced, defeased, renewed or extended shall not exceed the sum of (1) 110% of the principal amount of the Indebtedness so refinanced, replaced, defeased, renewed or extended,
         (2) interest accrued and unpaid on such principal amount immediately prior to such refinancing, replacement, defeasance, renewal or extension, and (3) premiums required to be paid upon such refinancing, replacement, defeasance, renewal or extension pursuant to the documentation for the High Yield Notes so refinanced, replaced, defeased, renewed or extended, (e) the obligations under (and the Liens securing) such Indebtedness as refinanced, replaced, defeased, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the High Yield Notes refinanced, replaced, defeased, renewed or extended thereby, and (f) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, defeasance, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (xiv) Company may become and remain liable with respect to Subordinated Indebtedness to Persons other than Company and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $10,000,000; provided, that (a) such Indebtedness shall be unsecured and unguarantied, (b) no cash interest or cash principal payments shall be required on such Indebtedness until the Obligations are paid in full, (c) the interest rates maturities, amortization schedules covenants defaults, remedies, subordination provisions and other terms of such Indebtedness are satisfactory to Administrative Agent and Requisite Lenders, (d) the proceeds of such Indebtedness shall not be applied to any purpose prohibited under this Agreement, and (e) after giving effect to the incurrence of such Indebtedness, Borrowers shall be in pro forma compliance with subsection 7.6B;

                  (xv) Bankrupt Subsidiaries may become and remain liable under intercompany loans by Company and its Subsidiaries (other than Bankrupt Subsidiaries) to such Bankrupt Subsidiaries to the extent such loans are permitted under subsection 7.3(xi);

                  (xvi) CEA may become and remain liable with respect to Indebtedness under the CPIH Stock Pledge Agreement;

                  (xvii) Company and its Subsidiaries may become and remain liable with respect to their obligations to pay for services rendered by DHC to them under and in accordance with the Corporate Services Reimbursement Agreement; and

                  (xviii) Company and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate amount at any time outstanding not to exceed $7,500,000.

         7.2.     LIENS AND RELATED MATTERS.

                  A. PROHIBITION ON LIENS. Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                  (i)      Permitted Encumbrances;

                  (ii) Liens granted pursuant to the Collateral Documents to secure the Obligations, the obligations of Borrowers under the Detroit L/C Facility Documents and the obligations under the High Yield Notes;

                  (iii)    Liens existing on the Closing Date and described in
         Schedule 7.2 annexed hereto;

                  (iv) Liens on assets of any Subsidiary of Company and/or on the stock or other equity interests of such Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt of such Subsidiary permitted by subsection 7.1(xi);

                  (v) Liens on assets of Company or any Subsidiary of Company securing refinancing Indebtedness permitted by subsection 7.1(x), provided, that in each case the Liens securing such refinancing Indebtedness shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced and, if applicable, assets the acquisition of which was financed with the proceeds of such refinancing Indebtedness permitted by subsection 7.1(x);

                  (vi) Liens securing debt service reserve funds, completion obligations and similar accounts and obligations (other than Indebtedness) of Subsidiaries of Company to Persons other than Company and its Subsidiaries and their respective Affiliates, so long as (a) each such obligation is associated with a Project, (b) such Lien is limited to (1) assets associated with such Project (which in any event shall not include assets held by any Borrower other than a Borrower whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) and/or (2) the equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project, and (c) such obligation is otherwise permitted under this Agreement;

                  (vii) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 7.4(ix), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (viii) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 7.4(x), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (ix) Liens on cash collateral of Company and its Subsidiaries securing Contingent Obligations permitted under subsection 7.4(xi);

                  (x) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under this Agreement, so long as such Liens attach only to gross unearned premiums for the insurance policies;

                  (xi) Liens on cash collateral of Company securing insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 6.4B;

                  (xii) Liens on all or substantially all of the assets of the Bankrupt Subsidiaries to the extent such Liens secure the obligations of such Bankrupt Subsidiaries under loans made to them and permitted under subsection 7.3(xi);

                  (xiii) Liens securing Indebtedness permitted under subsection 7.1(ix)(b), so long as such Liens extend only to the assets subject to the relevant Capital Lease;

                  (xiv) Liens on the Capital Stock of CPIH pledged by CEA under the CPIH Stock Pledge Agreement; and

                  (xv) Other Liens on assets of any Subsidiary of Company securing Indebtedness in an aggregate amount not exceeding $2,500,000.

                  B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Borrowers or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A and Liens created or assumed on properties or assets on which First Priority Liens created under the Collateral Documents are attached and perfected at the time of such creation or assumption, the Borrowers hereby agree that (i) they will be deemed to have automatically and without further action secured the Obligations with such Lien equally and ratably with any and all other Indebtedness, Contingent Obligations or any other obligations or debt (as defined in the Bankruptcy Code) secured thereby, and
(ii) they shall take or cause to be taken such actions as Administrative Agent or Requisite Lenders deem necessary or advisable to evidence such equal and ratable Lien; provided, that notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A, and the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A shall constitute an Event of Default.

                  C. NO FURTHER NEGATIVE PLEDGES. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than this Agreement, the Credit Documents, the Detroit L/C Facility Documents and the High Yield Indenture) on or after the Closing Date prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered by a Lien permitted hereunder to secure payment of particular Indebtedness permitted to be incurred under subsection 7.1(vii), 7.1(x) (but only to the extent that the Indebtedness being refinanced was subject to a negative pledge on the same assets), 7.1(xi) or 7.1(xii) or a Lien permitted under subsection 7.2A(vi), 7.2A(vii), 7.2A(viii), 7.2A(ix), 7.2A(xi), 7.2A(xii) or 7.2A(xiv), or by a Lien
permitted under subsection 7.2A(xv) to the extent such Lien secures obligations permitted hereunder that are incurred to finance the acquisition of such specific property, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale which is permitted hereunder, (iii) specific property that is leased pursuant to a lease permitted hereunder, (iv) provisions in the principal lease, service and operating agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, partnership or financing agreement is an extension, renewal or replacement of such agreement in effect as of the Closing Date, is otherwise permitted to be entered into hereunder and contains no more restrictive provisions relating to prohibiting the creation or assumption of any Lien upon the properties or assets of the relevant Subsidiary than the lease, service, operating, partnership or financing agreement so extended, renewed or replaced, and (v) provisions contained in any Detroit L/C Facility Agreement described in and permitted under clause (ii) of the definition of Detroit L/C Facility Agreement.

                  D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or the other Credit Documents, (b) those encumbrances or restrictions applicable to Subsidiaries of Company to the extent created under documentation in existence on the Closing Date, under the Detroit L/C Facility Documents or under the High Yield Indenture, (c) as may be provided in an executed agreement with respect to an Asset Sale which is permitted hereunder, and (d) provisions in the principal lease, service or operating agreements, partnership agreements and financing agreements pertaining to Projects, so long as such lease, service or operating agreements, partnership agreements and financing agreements are extensions, renewals or replacements of such agreements in effect as of the Closing Date, are otherwise permitted to be entered into hereunder and in each case contain no more restrictive provisions relating to the ability of the relevant Subsidiary to take the actions described in clauses (i) through (iv) than the agreement so extended, renewed or replaced.

         7.3.     INVESTMENTS; ACQUISITIONS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

                  (i) Company and its Subsidiaries may make and own Investments in Domestic Cash Equivalents and in such investments as are permitted or imposed under the terms of any cash collateral or debt service reserve agreement (including pursuant to the terms of any Project bond indenture) permitted hereunder;

                  (ii) Borrowers may make and own additional equity Investments in other Borrowers, so long as no such Investment shall be made by one Borrower in another Borrower if (a) the latter is subject to restrictions of the type described in subsection 7.2D more adverse than restrictions of such type that are applicable to the Borrower making such Investment, or (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment; and Subsidiaries that are not Borrowers may make and own additional equity Investments in Borrowers other than Company, so long as no such Investment shall be made if (a) the applicable Subsidiary is subject to restrictions of the type described in subsection 7.2D more adverse than restrictions of such type that are applicable to the applicable Borrower, (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) of such Subsidiary having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment, or (c) such Investment shall have any adverse effect on the Collateral for the Obligations;

                  (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(iii) and 7.1(vii);

                  (iv) Company and its Subsidiaries may make Consolidated Facilities Capital Expenditures permitted by subsection 7.6;

                  (v) Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date and described in Schedule 7.3(v) annexed hereto;

                  (vi) Company and its Subsidiaries may make Expansions which Company and its Subsidiaries are committed as of the Closing Date to make in those waste-to-energy Projects set forth in Schedule 7.3(vi) annexed hereto; provided, that each such Investment (or commitment to make the same) made in connection with such Projects shall be of a type described on such Schedule and shall be in an amount not exceeding the amount set forth on such Schedule;

                  (vii) Company and its Subsidiaries may make Expansions (and may enter into contractual commitments to make such Investments) with respect to existing waste-to-energy Projects to the extent such Expansions are publicly financed, so long as (a) Company shall provide to Administrative Agent reasonable prior advance written notice of each such Investment and Expansion and copies of all material contracts or other agreements being entered into in connection with such Investment and Expansion, (b) such Expansion is not otherwise prohibited under this Agreement, (c) such Expansions are required by the existing client (if such client is a Government Authority) of the relevant Project and the amounts required therefor are advanced to Company and its Subsidiaries or paid directly by such client, and (d) such Investment (or such contractual commitment, as the case may be) shall not breach any other provision of this Agreement; provided, that after the occurrence and during the continuation of an Event of Default, neither Company nor any of its Subsidiaries shall enter into a contractual commitment for any such Investment;

                  (viii) Company and its Subsidiaries may, after the Closing Date, make and own Investments in any other Subsidiary of Company (to the extent in existence on the Closing Date) the proceeds of which are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of Subsidiaries other than Borrowers; provided, that no such Investment may be made at any time that Borrowers shall not be in compliance with subsection 7.6E;

                  (ix) Company and its Subsidiaries may, after the Closing Date, make and own Investments in any other Subsidiary of Company (to the extent in existence on the Closing Date) the proceeds of which are applied to Development Expenses; provided, that Development Expenses for all Projects of Company's Subsidiaries at any time after the Closing Date, net of any such Development Expenses that have theretofore been reimbursed after the Closing Date by the client of the relevant Project, shall not exceed on any date of determination an amount equal to (a) $3,000,000 plus (b) the product of $3,000,000 multiplied by the number of Fiscal Years that have commenced following January 31, 2004 but prior to such date of determination;

                  (x) Borrowers and their Subsidiaries may own Investments in the form of non-cash consideration received in connection with (a) Asset Sales permitted under subsection 7.7(iii) or 7.7(iv) or (b) settlements of disputes, to the extent such settlements occur in the ordinary course of business;

                  (xi) Company and its Subsidiaries may make Investments after the Closing Date consisting of intercompany loans to the Bankrupt Subsidiaries, so long as (a) the proceeds of such loans are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of such Bankrupt Subsidiaries, (b) the aggregate amount of such intercompany loans outstanding to the Bankrupt Subsidiaries at any time shall not exceed $2,000,000, (c) such loans shall have, pursuant to an order of the Bankruptcy Court in form and substance satisfactory to Administrative Agent, no less favorable payment priority and lien priority than the payment priority and lien priority of such Bankrupt Subsidiaries' obligations under the DIP Credit Agreement immediately prior to the Closing Date, and shall be secured by substantially the same assets of such Bankrupt Subsidiary as such obligations under the DIP Credit Agreement immediately prior to the Closing Date, and (d) such loans shall be evidenced by promissory notes that shall be pledged to secure the Obligations;

                  (xii) Borrowers may make payments to the extent contractually obligated pursuant to the terms of the Existing IPP International Project Guaranties;

                  (xiii) Subject to the Intercreditor Agreement, Borrowers may reimburse drawings made under Letters of Credit issued hereunder that support obligations with respect to the IPP International Business; and

                  (xiv) CEA may make payments on account of Indebtedness of CPIH to the extent such payments are made solely from the proceeds of sales of Capital Stock of CPIH.

         7.4.     CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Performance Guaranty, and shall not create or become or remain liable with respect to any obligation to incur a subsequent Contingent Obligation or to post cash collateral to secure any obligation, except:

                  (i) Borrowers may become and remain liable (a) with respect to Contingent Obligations in respect of the Obligations and under the Credit Documents, (b) with respect to Contingent Obligations under guarantees of the High Yield Notes, and (c) with respect to Contingent Obligations under the Detroit L/C Facility Documents and the CPIH Stock Pledge Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

                  (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary and appropriate indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets to the extent such Asset Sales and sales are permitted under this Agreement;

                  (iv) Company and its Subsidiaries may become and remain liable with respect to (a) Performance Guaranties in existence on the Closing Date and described on Schedule 7.4(iv) annexed hereto, and (b) Performance Guaranties replacing, renewing or extending Performance Guaranties described in clause (a); provided, that no such replacement, renewed or extended Performance Guaranty (x), taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such replacement, renewal or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Performance Guaranty relates), shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Performance Guaranty so replaced, renewed or extended or (y) shall be secured or guarantied;

                  (v) Company and its Subsidiaries may become and remain liable with respect to Performance Guaranties or Contingent Obligations supporting Expansions of waste-to-energy Projects permitted pursuant to subsection 7.3(vii), provided, that (a) the terms of any such Performance Guaranty or Contingent Obligation shall be generally consistent with past practice of Company and its Subsidiaries, (b) in no event shall any such Performance Guaranty or Contingent Obligation be secured by collateral, (c) no Borrower or Subsidiary other than a Person already liable under a substantially similar Contingent Obligation with respect to such Project shall become liable under any such Contingent Obligation, (d) no Borrower or Subsidiary other than a Person already liable under a substantially similar Performance Guaranty with respect to such Project shall become liable under any such Performance Guaranty, and (e) after the occurrence and during the continuation of an Event of Default, neither Company nor any if its Subsidiaries shall enter into any such Performance Guaranty or Contingent Obligation or enter into a contractual commitment to provide any such Performance Guaranty or Contingent Obligation;

                  (vi) Company and its Subsidiaries, as applicable, may become and remain liable with respect to (a) Contingent Obligations (other than the Existing IPP International Project Guaranties) in existence on the Closing Date and described in Schedule 7.4(vi) annexed hereto, and (b) Contingent Obligations replacing, renewing or extending Contingent Obligations described in clause (a); provided, that no such replacement, renewed or extended Contingent Obligation, taken as a whole, shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Contingent Obligations so replaced, renewed or extended;

                  (vii) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with arrangements made with third parties to obtain surety bonds, bid bonds and other similar security required to be delivered or posted in connection with (i) additions or improvements to existing facilities to increase the capacity, efficiency, performance or profitability of the applicable Project, so long as such additions or improvements are not Expansions, are required pursuant to binding Contractual Obligations of Company or its Subsidiaries and are in compliance with subsection 7.6F, and (ii) Expansions of existing Projects, to the extent such Expansions are otherwise permitted under subsection 7.3(vii) and the other provisions of this Agreement;

                  (viii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations which Company and its Subsidiaries are contractually committed as of the Closing Date to incur with respect to those Projects set forth on Schedule 7.3(vi) annexed hereto; provided, that each such Contingent Obligation (or commitment to incur the same) incurred in connection with such Projects shall be of a type described on such Schedule and shall be in an amount not exceeding the amount set forth on such Schedule;

                  (ix) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of long-term or forward purchase contracts and option contracts to buy, sell or exchange commodities and similar agreements or arrangements, so long as such contracts, agreements or arrangements do not constitute Commodities Agreements;

                  (x) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations constituting Hedge Agreements;

                  (xi) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations incurred in exchange (or in consideration) for (a) the release of cash collateral pledged by Company or its Subsidiaries or (b) the return and cancellation of undrawn letters of credit for which Company or its Subsidiaries are liable for reimbursement; provided, that in each case the maximum amount of the Contingent Obligations so incurred shall not exceed 110% of the amount of cash collateral released or the face amount of the letters of credit returned and cancelled, as the case may be;

                  (xii) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 6.4B; and

                  (xiii) Company and its Subsidiaries, as applicable, may remain liable with respect to the Existing IPP International Project Guaranties, as such guaranties are in effect on the Closing Date.

         7.5.     RESTRICTED PAYMENTS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided, however, that (i) so long as no Event of Default shall have occurred and be continuing, Borrowers may make regularly scheduled payments of principal and interest in respect of any Subordinated Indebtedness (other than the Tax Note) in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.12, provided, that so long as Borrowers may elect to pay all or any portion of such interest in kind rather than in cash, Borrowers shall elect to pay in kind the maximum portion of such interest with respect to which Borrowers can make such election; (ii) Company and its Subsidiaries may make payments of principal, interest and other amounts in respect of the Tax Note and Indebtedness permitted under subsections 7.1(vi), 7.1(ix), 7.1(x), 7.1(xi), 7.1(xii), 7.1(xiv) and 7.1(xviii), in accordance with the terms of, and only to the extent required by, the Tax Note or the indentures or other agreements pursuant to which such Indebtedness was issued, as the case may be, as such Tax Note, indentures or other agreements may be amended from time to time to the extent permitted hereunder, provided, however, that during the continuance of an Event of Default, notwithstanding anything to the contrary in this Agreement, neither Company nor any Subsidiary shall fund, contribute or otherwise advance amounts for payment of Indebtedness permitted under subsections 7.1(vi), 7.1(x) and 7.1(xi) related to Projects unless it has an irrevocable Contractual Obligation to make such payments; (iii) so long as no Event of Default shall have occurred and be continuing, Subsidiaries of Company may, at the time Indebtedness is refinanced or replaced as permitted under subsection 7.1 by other Indebtedness permitted under such subsection, pay principal, accrued interest and other amounts owing on such refinanced Indebtedness at such time, provided, that such payments may be made with respect to Limited Recourse Debt during the continuance of an Event of Default so long as such payments are from the proceeds of Limited Recourse Debt permitted to be incurred hereunder and such proceeds are required to be applied to make such payments under a binding Contractual Obligation to a third party; (iv) Company and its Subsidiaries may pay any fees required to be paid to Administrative Agent and Lenders hereunder;
(v) so long as no failure to pay any amount when due shall have occurred and be continuing under this Agreement, Company may make payments to DHC to the extent required under the Corporate Services Reimbursement Agreement; and (vi) Company and its Subsidiaries may make payments required under the DHC Tax Sharing Agreement.

                  In addition, in any case where a Borrower or Subsidiary is a Joint Venture, Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except in each case to the extent the relevant action described in clause (a), (b) or (c) is required pursuant to a binding Contractual Obligation in effect as of the Closing Date or pursuant to an extension, renewal or replacement of such a Contractual Obligation so long as such extension, renewal or replacement is otherwise permitted to be entered into hereunder and contains provisions no less favorable to Company and its Subsidiaries than the relevant Contractual Obligations so extended, renewed or replaced.

         7.6.     FINANCIAL COVENANTS.

                  A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, in each case for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter set forth below, to be less than the correlative ratio indicated:

                                                      MINIMUM INTEREST
     FISCAL QUARTER                                    COVERAGE RATIO
----------------------------------------------------------------------
        FQ2 2004                                         1.15:1.00
        FQ3 2004                                         1.15:1.00
        FQ4 2004                                         1.15:1.00
        FQ1 2005                                         1.15:1.00
        FQ2 2005                                         1.20:1.00
        FQ3 2005                                         1.20:1.00
        FQ4 2005                                         1.25:1.00
        FQ1 2006                                         1.25:1.00
        FQ2 2006                                         1.30:1.00
        FQ3 2006                                         1.30:1.00
        FQ4 2006                                         1.30:1.00
        FQ1 2007                                         1.30:1.00
        FQ2 2007                                         1.35:1.00
        FQ3 2007                                         1.35:1.00
        FQ4 2007                                         1.35:1.00
        FQ1 2008                                         1.35:1.00
        FQ2 2008                                         1.40:1.00
        FQ3 2008                                         1.40:1.00
FQ4 2008 and thereafter                                  1.40:1.00

                  B. MAXIMUM CONSOLIDATED LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as at any date on or after the end of the most recently ended Fiscal Quarter set forth in the table below to exceed the correlative ratio indicated:

                                                   MAXIMUM CONSOLIDATED
     FISCAL QUARTER                                   LEVERAGE RATIO
-----------------------------------------------------------------------
        FQ2 2004                                         7.00:1.00
        FQ3 2004                                         7.00:1.00
        FQ4 2004                                         7.00:1.00
        FQ1 2005                                         7.00:1.00
        FQ2 2005                                         6.75:1.00
        FQ3 2005                                         6.75:1.00
        FQ4 2005                                         6.50:1.00
        FQ1 2006                                         6.50:1.00
        FQ2 2006                                         6.25:1.00
        FQ3 2006                                         6.25:1.00
        FQ4 2006                                         6.25:1.00
        FQ1 2007                                         6.25:1.00
        FQ2 2007                                         6.00:1.00
        FQ3 2007                                         6.00:1.00
        FQ4 2007                                         6.00:1.00
        FQ1 2008                                         6.00:1.00
        FQ2 2008                                         5.75:1.00
        FQ3 2008                                         5.75:1.00
FQ4 2008 and thereafter                                  5.75:1.00

                  C. MINIMUM CONSOLIDATED NET WORTH. Company shall not permit Consolidated Net Worth on any date of determination after the Closing Date to be less than (i) Consolidated Net Worth as of the Closing Date, if such date of determination occurs during 2004, or (ii) the sum of (a) Consolidated Net Worth as of the Closing Date plus (b) the product of $7,000,000 multiplied by the number of Fiscal Quarters that have ended after December 31, 2004 but prior to such date of determination, if such date of determination occurs after 2004.

                  D. MINIMUM ADJUSTED EBITDA. Company shall not permit Adjusted EBITDA for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter set forth below to be less than the correlative amount indicated:


                                                      MINIMUM ADJUSTED
FISCAL QUARTER                                             EBITDA

                                                     MINIMUM ADJUSTED
    FISCAL QUARTER                                        EBITDA
---------------------------------------------------------------------
       FQ2 2004                                        $40,000,000
       FQ3 2004                                        $40,000,000
       FQ4 2004                                        $40,000,000
       FQ1 2005                                        $40,000,000
       FQ2 2005                                        $40,000,000
       FQ3 2005                                        $40,000,000
       FQ4 2005                                        $45,000,000
       FQ1 2006                                        $45,000,000
       FQ2 2006                                        $45,000,000
       FQ3 2006                                        $45,000,000
       FQ4 2006                                        $45,000,000
       FQ1 2007                                        $45,000,000
       FQ2 2007                                        $45,000,000
       FQ3 2007                                        $45,000,000
       FQ4 2007                                        $45,000,000
       FQ1 2008                                        $45,000,000
       FQ2 2008                                        $45,000,000
       FQ3 2008                                        $45,000,000
FQ4 2008 and thereafter                                $45,000,000

                  E. MINIMUM NON-BORROWER CASH FLOW. Company shall not permit Non-Borrower Cash Flow for any four-Fiscal Quarter period ending at the end of any Fiscal Quarter, to be less than zero.

                  F. MAXIMUM CONSOLIDATED FACILITIES CAPITAL EXPENDITURES. Borrowers shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Facilities Capital Expenditures during any Fiscal Year in excess of the Maximum Consolidated Facilities Capital Expenditures Amount for such Fiscal Year. For purposes of this subsection 7.6F, the "MAXIMUM CONSOLIDATED FACILITIES CAPITAL EXPENDITURES AMOUNT" for Fiscal Year 2004 shall equal $25,000,000 and for each Fiscal Year thereafter shall equal $20,000,000; provided, however, that the Maximum Consolidated Facilities Capital Expenditures Amount for any Fiscal Year after 2004 shall be increased by an amount equal to 25% of the excess, if any, of the Maximum Consolidated Facilities Capital Expenditures Amount for the previous Fiscal Year (prior to giving effect to this proviso) over the actual amount of Consolidated Facilities Capital Expenditures made or incurred during such previous Fiscal Year; and provided further, however, that Company may elect by written notice to Administrative Agent to increase the Maximum Consolidated Facilities Capital Expenditures Amount for any Fiscal Year by an amount not more than $5,000,000 by decreasing the Maximum Consolidated Facilities Capital Expenditures Amount for the subsequent Fiscal Year by an amount equal to the amount of such increase.

                  G. CERTAIN CALCULATIONS. Notwithstanding any provision of this Agreement to the contrary, (i) for purposes of calculating Adjusted EBITDA for any four-Fiscal Quarter period ending prior to the first Fiscal Quarter of 2005, Adjusted EBITDA for the third and fourth Fiscal Quarters of 2003 and the first Fiscal Quarter of 2004 shall be deemed to be equal to the correlative amounts set forth opposite such Fiscal Quarters on Schedule 7.6G annexed hereto; and (ii) for purposes of determining compliance with subsection 7.6A for any four-Fiscal Quarter period ending prior to the last Fiscal Quarter of 2004, Consolidated Cash Interest Expense shall equal the product of (a) actual Consolidated Cash Interest Expense during the period from the Closing Date to the end of such four-Fiscal Quarter period multiplied by (b) the ratio of (1) 365 divided by (2) the number of days in such period; and (iii) for purposes of determining compliance with each of the covenants in this subsection 7.6, each of Adjusted EBITDA, Consolidated Cash Interest Expense, Consolidated Net Worth, Non-Borrower Cash Flow and Consolidated Facilities Capital Expenditures shall not include any portion thereof attributable to the results of operations or financial position, as the case may be, of CPIH Subsidiaries for the relevant period or as of the relevant date of determination.

         7.7.     RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, alter the legal form of organization of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of (including by discount or compromise), in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding) or its interests in or claims against any Project, in each case whether now owned or hereafter acquired, except:

                  (i) any Borrower may be merged with or into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower; provided, that no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (ii) any Subsidiary of Company that is not a Borrower may be merged with or into any other Subsidiary of Company that is not a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another Subsidiary that is not a Borrower; provided, further, that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided, that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; and

                  (iv) Company and its Subsidiaries may make Asset Sales, provided, that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) not less than 90% of the consideration received (other than any consideration consisting of the assumption of liabilities related to such assets) in any such Asset Sale shall be cash (it being agreed that cash the receipt of which may by the relevant terms of such Asset Sale be deferred more than six months after the date of consummation of such Asset Sale shall not be considered cash for purposes of this clause
         (b)); (c) not more than 10% of the cash consideration received by Company and its Subsidiaries in any such Asset Sale shall be received after the date of consummation of such Asset Sale; (d) any Indebtedness in relation to the assets sold in any such Asset Sale shall be repaid and the related letters of credit shall be cancelled and returned to the issuers thereof; (e) the Net Asset Sale Proceeds of such Asset Sales shall be applied as Mandatory Payments to the extent required under subsection 2.4A; and (f) in the event that the Net Asset Sale Proceeds from any Asset Sale, when added to the aggregate Net Asset Sale Proceeds from all other Asset Sales after the Closing Date, would exceed $10,000,000, Company and its Subsidiaries shall not be permitted to consummate such Asset Sale without the prior written consent of Requisite Lenders.

         7.8.     TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to (i) any Indebtedness permitted under subsection 7.1 among Company and its Subsidiaries or among Subsidiaries of Company, (ii) reasonable and customary salaries and fees paid to current officers and members of the Governing Bodies of Company and its Subsidiaries, provided, that such salary and fee arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have

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

been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iii) reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Governing Bodies of Company and its Subsidiaries on or after the Closing Date, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into, provided, that such indemnifications and arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iv) any employment agreements or benefits arrangements entered into on or after the Closing Date by Company and its Subsidiaries with employees at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (v) payments (and other transactions) made in accordance with the terms of the Management Services and Reimbursement Agreement, the DHC Tax Sharing Agreement, the Corporate Services Reimbursement Agreement and the other Related Agreements, (vi) transactions occurring on the Closing Date and described on Schedule 7.8 annexed hereto, and (vii) the payment of reasonable legal fees and expenses incurred by law firms in which Directors of Company are affiliated for services rendered to Company and its Subsidiaries.

         7.9.     RESTRICTION ON LEASES.

                  Borrowers shall not, and shall not permit any of their Subsidiaries to, become liable in any way, whether directly by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease for equipment (other than intercompany leases between Borrowers), unless, immediately after giving effect to the incurrence of liability with respect to such lease, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis under all such leases entered into after the Closing Date at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $3,000,000; provided, however, that this subsection 7.9 shall not prohibit Company or its Subsidiaries from incurring obligations pursuant to the renewal, extension or replacement of leases in effect at the Closing Date so long as such leases as renewed, extended or replaced are not more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the leases so renewed, extended or replaced.

         7.10.    [Intentionally Omitted]

         7.11.    CONDUCT OF BUSINESS.

                  From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries, to engage in any business other than the energy, water and waste management businesses of the type in which they are engaged on the Closing Date and other activities to the extent incidental or reasonably related to such businesses.

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

         7.12. AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS.

                  Company shall not, and shall not permit any of its Subsidiaries to, amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of (i) the Management Services and Reimbursement Agreement or the other Related Agreements (other than the Detroit L/C Facility Documents), in each case if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made,
(a) except as otherwise permitted under subsection 7.1(xiii), is to impose additional material obligations on, or confer material additional rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, or (b) is otherwise adverse to the interests of the Lenders in a manner deemed material in the judgment of Administrative Agent;
(ii) the Organizational Documents of Company and its Subsidiaries, if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made, is adverse to the interests of the Lenders in a manner deemed material in the judgment of Administrative Agent; (iii) the Subordinated Indebtedness, if the effect thereof would be to (a) change to earlier dates the dates on which any payments of principal or interest are due thereon, (b) increase the interest rate, or the portion thereof payable on a current basis in cash, applicable thereto, (c) change any event of default with respect thereto in any manner adverse to the interests of the Lenders, (d) change the redemption, prepayment or defeasance provisions thereof, (e) change the subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (f) change any collateral therefor (other than to release such collateral), or (g) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse (in the judgment of Administrative Agent or Requisite Lenders so notifying Administrative Agent or Company) to Company, Administrative Agent or the Lenders, without the prior written consent of Requisite Lenders; (iv) the principal documents relating to Limited Recourse Debt with respect to a Project if such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications and waivers made, would reasonably be expected to have a Material Adverse Effect; or
(v) the Detroit L/C Facility Documents, unless (a) the terms of the Detroit L/C Facility Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent) than the Detroit L/C Facility Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend letters of credit under the Detroit L/C Facility Documents shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Administrative Agent), (b) the aggregate amount of Indebtedness and letters of credit outstanding and additional Commitments to extend credit, if any, under the Detroit L/C Facility Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the Detroit L/C

Facility Documents on the Closing Date (or, if less, the amount of such commitments in effect immediately prior to such amendment, restatement, modification or waiver), plus $5,000,000, (c) the credit available under the Detroit L/C Facility Documents as so amended, restated, modified or waived is limited to letters of credit issuable in connection with the Project to which the Existing Detroit L/Cs relate (provided, that the requirements of this clause
(c) shall not apply with respect to credit extended pursuant to the $5,000,000 additional amount described at the end of the foregoing clause (b)), (d) the obligations under (and the Liens securing) the Detroit L/C Facility Documents as so amended, restated, modified or waived are subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Detroit L/C Facility Documents in effect on the Closing Date, and (e) Company provides to Administrative Agent reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith).

         7.13.    END OF FISCAL YEARS; FISCAL QUARTERS.

                  Company shall not, and shall not permit any of its Subsidiaries to change the end of the Fiscal Year of Company or any of its Subsidiaries from December 31st.

         7.14.    AMENDMENT TO PENSION PLANS.

                  Borrowers shall not amend or modify any Pension Plan after the Closing Date in any manner that results in or would reasonably be expected to result in an increase in the amount of unfunded benefit liabilities (as such unfunded benefit liabilities are determined in accordance with subsection 5.11D hereof), unless such amendment or modification is required under applicable law.

SECTION 8. EVENTS OF DEFAULT

                  If any of the following conditions or events ("EVENT OF DEFAULT") shall occur:

         8.1.     FAILURE TO MAKE PAYMENTS WHEN DUE.

                  Failure by Borrowers to pay the principal amount of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrowers to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; failure by Borrowers to pay any Mandatory Payment when due; or failure by Borrowers to pay any interest or any fee or any other amount due under this Agreement within 5 days after the date due; or

         8.2.     DEFAULT IN OTHER AGREEMENTS.

                  (i) Failure of Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) to pay when due any principal of or interest on or any other amount payable in respect of (a) the Detroit L/C Facility Documents or the High Yield Notes,

         (b) any one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1 or in clause (a) above or clause (c) below) or Contingent Obligations or Performance Guaranties, in each case in the principal amount of $5,000,000 or more, individually or in the aggregate, or (c) Limited Recourse Debt of Subsidiaries of Company (other than the Bankrupt Subsidiaries) in the principal amount of $10,000,000 or more, individually or in the aggregate (provided, that Limited Recourse Debt incurred in connection with one or more Projects to which less than $2,000,000 in the aggregate of the operating income of Company and its Subsidiaries (on a consolidated basis) is attributable for the 12-month period immediately preceding the failure to pay such interest, principal or other amounts shall not be considered Indebtedness or Limited Recourse Debt solely for purposes of this clause (c)), in each case beyond the end of any grace period provided therefor; or

                  (ii) breach or default by Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) with respect to any other material term of (a) the Detroit L/C Facility Documents, the High Yield Indenture or the High Yield Notes, (b) one or more items of Indebtedness (other than Limited Recourse Debt) or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

         8.3.     BREACH OF CERTAIN COVENANTS.

                  Failure of any Borrower to perform or comply with any term or condition contained in subsection 6.2 or Section 7 of this Agreement; or

         8.4.     BREACH OF WARRANTY.

                  Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Credit Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         8.5.     OTHER DEFAULTS UNDER CREDIT DOCUMENTS.

                  Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Credit Documents, other than any such term referred to in any other subsection of this
Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Credit Party becoming aware of such default or (ii) receipt by Company or such Credit Party of notice from Administrative Agent or any Lender of such default; or

         8.6.     INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

                  (ii) an involuntary case shall be commenced against DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

         8.7.     VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries) shall make any assignment for the benefit of creditors; or

                  (ii) DHC, Company or any of Company's Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of DHC, Company or any of Company's Subsidiaries (other than the Bankrupt Subsidiaries), or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

         8.8.     JUDGMENTS AND ATTACHMENTS.

                  Any money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $5,000,000 or (b) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries (other than the Bankrupt Subsidiaries) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than 5 days prior to the date of any proposed sale thereunder); or

         8.9.     DISSOLUTION.

                  Any order, judgment or decree shall be entered against Company or any of its Material Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         8.10.    EMPLOYEE BENEFIT PLANS.

                  There shall occur one or more ERISA Events that individually or in the aggregate result in or are reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist as of January 1 of any year (based on, with respect to the Covanta Energy Pension Plan, the actuarial valuation as of such January 1 and, with respect to the SEIU Pension Plan, the actuarial valuation as of the immediately preceding June 1), unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including, where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue
Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), in excess of (i) $20,000,000, in the event Assumptions are generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000, in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans; or

         8.11.    MATERIAL ADVERSE EFFECT.

                  Any event or change shall occur after the Closing Date that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

         8.12.    CHANGE IN CONTROL.

                  A Change in Control shall have occurred; or

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

         8.13. INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

                  At any time after the execution and delivery thereof, (i) the Intercreditor Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document (with respect to the obligations thereunder of Company or any Material Subsidiary (other than any Bankrupt Subsidiary)) shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Secured Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (with the priority set forth in subsection 5.15A) in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Collateral Agent or any Lender to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

         8.14.    TERMINATION OF MATERIAL CONTRACTS.

                  Any Material Contract of the type described in clause (i) of the definition of Material Contract, or any power purchase agreement to which Company or any of its Subsidiaries is a party relating to a Project, shall be terminated by Company or any of its Subsidiaries or by the counterparty or counterparties thereto, if such termination is enforceable by Company, such Subsidiary, or such counterparty or counterparties, unless (a) such Material Contract is replaced within 10 days after such termination with a contract that is reasonably acceptable to the Requisite Lenders and on substantially the same economic terms as the relevant Material Contract being terminated, (b) the Subsidiary of Company party to such Material Contract or power purchase agreement, as the case may be, is a Bankrupt Subsidiary and such termination would not reasonably be expected to have a Material Adverse Effect, or (c) the termination of such Material Contract occurs pursuant to the exercise by the counterparty or counterparties thereto of a contractual right to terminate such Material Contract for convenience and such termination would not reasonably be expected to have a Material Adverse Effect; or

         8.15.    NOL TREATMENT.

                  Any Capital Stock of Company of any of its Subsidiaries shall be issued, or any equity contribution shall be made to Company or any of its Subsidiaries, if (i) such issuance or equity contribution would reasonably be expected to have a material adverse effect on the availability or accessibility to Company and its Subsidiaries of the net operating losses disclosed to Administrative Agent and Lenders prior to the Closing Date as being held by DHC, or (ii) the proceeds of such issuance or equity contribution are applied to any purpose prohibited under this Agreement:

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

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Revolving Loans, (b) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of each Lender to make any Revolving Loan and the obligation of Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrowers, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of any Lender to make any Revolving Loan and the obligation of Issuing Lender to issue, renew or extend any Letter of Credit hereunder shall thereupon terminate.

                  Any amounts described in clause (b) above, when received by Collateral Agent, shall be held by Collateral Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided (subject to the terms of the Intercreditor Agreement).

                  Further upon the occurrence and during the continuance of any Event of Default, subject to the Intercreditor Agreement, Administrative Agent and Collateral Agent may, and upon the written request of Requisite Lenders shall, (i) exercise all rights and remedies of Administrative Agent or Collateral Agent set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC, and (ii) revoke Borrowers' rights to use cash collateral in which Administrative Agent or Collateral Agent has an interest. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

SECTION 9. ADMINISTRATIVE AGENT

         9.1.     APPOINTMENT.

                  A. APPOINTMENT OF ADMINISTRATIVE AGENT. Bank One is hereby appointed Administrative Agent hereunder and under the other Credit Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Credit Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Credit Party.

                  B. CONTROL. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Collateral Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

         9.2.     POWERS AND DUTIES; GENERAL IMMUNITY.

                  A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

                  B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Borrower to Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrowers or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Revolving Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of the Letter of Credit Usage or the component amounts thereof.

                  C. EXCULPATORY PROVISIONS. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent's gross negligence or willful

                                     -138-
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misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing,
(i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

                  D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Revolving Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         9.3. INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                  Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Revolving Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect

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thereto, whether coming into its possession before the making of any Revolving
Loan or the issuance of any Letter of Credit or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         9.4.     RIGHT TO INDEMNITY.

                  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and affiliates to the extent that any such Person shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent or other such Persons in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting from Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         9.5.     SUCCESSOR ADMINISTRATIVE AGENTS.

                  Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrowers, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon 5 Business Days' notice to Borrowers, to appoint a successor Administrative Agent. If, within 30 days after the date of Administrative Agent's notice of its intention to resign, no successor Administrative Agent shall have been so appointed by Requisite Lenders, then the Administrative Agent's resignation shall become effective on such date without the need for any further action and the Lenders shall be deemed to have been appointed as successor to Administrative Agent hereunder and shall thereafter perform all of the duties of Administrative Agent hereunder and/or under any other Credit Document until the appointment by Requisite Lenders of such other successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, including the Lenders as successor to Administrative Agent (who shall be deemed to have accepted such appointment pursuant to this subsection 9.5), such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the

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

retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

         9.6.     INTERCREDITOR AGREEMENT.

                  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into and to be the agent for and representative of Lenders under the Intercreditor Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement; provided, that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders). Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof and of the Intercreditor Agreement, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

         9.7.     ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

                  (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of any Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable

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

         compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections 2.2, 3.2 and 10.2) allowed in such judicial proceeding, and

                  (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and their agents and counsel, and any other amounts due Administrative Agent under subsections 2.3, 3.2 and 10.2.

                  Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

         10.1. SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LETTERS OF CREDIT.

                  A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither any Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the relevant Letter of Credit Commitment of the Lender effecting such sale, assignment, transfer or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No Lender shall be permitted to assign any portion of its rights or obligations hereunder to any other Person if, upon giving effect to such assignment, Borrowers would be obligated to pay such assignee amounts greater than the amounts, if any, which Borrowers would have been required to pay such assigning Lender under subsection 2.4 if such assignment did not occur.

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

                  B.       ASSIGNMENTS.

                  (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided, that (a) except
         (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Credit Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 after giving effect to such assignment, unless Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed, (b) such assignment shall consist of corresponding amounts of the Letter of Credit Commitment of such Lender and the portion of such Letter of Credit Commitment that is available for the making of Revolving Loans (for example, if such assignment includes 20% of the Letter of Credit Commitment of such Lender it shall also include 20% of the portion of such Letter of Credit Commitment that is available for the making of Revolving Loans), (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $5,000 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender prior to such assignment, shall deliver to Administrative Agent a counterpart to the Intercreditor Agreement and such documents and information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), and no such assignment shall be effective unless and until such Assignment Agreement is accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii), (d) except in the case of an assignment to another Lender, Administrative Agent and Issuing Lender shall have consented thereto (which consents shall not be unreasonably withheld or delayed), (e) no assignment by a Defaulting Lender shall be permitted unless such Defaulting Lender or assignee has funded such Defaulting Lender's defaulted funding obligations with respect to Revolving Loans and participations in Letters of Credit and
         (f) unless an Event of Default or Potential Event of Default then exists, Borrowers shall have consented to any such assignment (such consent not to be unreasonably withheld or delayed). Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder,
         (y) the assignee shall be a party to the Intercreditor Agreement and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a "Creditor Party" thereunder (as such term is defined in the Intercreditor Agreement) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement and the Intercreditor Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsection 10.9; provided, that anything contained in any of the Credit Documents to the contrary notwithstanding, if such Lender is the Issuing Lender such Lender shall continue to have all rights and obligations of Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender of any Revolving Loan Commitments and/or Revolving Loans shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Revolving Notes, if any, to Administrative Agent for cancellation, and thereupon new Revolving Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1F, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit II annexed hereto, with appropriate insertions, to reflect the new Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Letter of Credit Commitment, Letters of Credit or participations therein or the other Obligations owed to such Lender.

                  (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee and the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.4B(iii), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

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

                  C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Borrower or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the Maturity Date or (ii) a reduction of the principal amount of or the rate of interest payable on any Obligation allocated to such participation. Subject to the further provisions of this subsection 10.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided, such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7.

                  D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of the Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided, that
(i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

                  E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries (including CPIH Subsidiaries) in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.20.

                  F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making or purchasing of loans such as the Revolving Loans and in the funding of or purchasing participations of the type purchased in the Letters of Credit; and (iii) that it will make or purchase Revolving Loans and fund or purchase such participations for its own account in the ordinary course of its business and without a view to distribution thereof within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Revolving Loans or participations or any interests therein shall at all times remain within its exclusive control).

                  G. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of the Obligations owed to such Lender hereunder to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         10.2.    EXPENSES.

                  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Credit Parties (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Credit Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of advisors and counsel to Administrative Agent (including Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd.) in connection with the negotiation, preparation, execution, interpretation or administration of the Credit Documents and any proposed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or their counsel; (vi) all the actual costs and reasonable expenses incurred in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in

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connection with the syndication of the Commitments; and (viii) all the actual costs and reasonable expenses, including reasonable attorneys' fees and costs of settlement, incurred by Administrative Agent, Issuing Lender and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings.

         10.3.    INDEMNITY.

                  In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers jointly and severally agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent, Issuing Lender and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent, Issuing Lender and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided, that Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

                  As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents and the Chapter 11 Cases (it being understood that such Indemnified Liabilities arising out of the Chapter 11 Cases shall apply solely to Indemnitees in their capacities as Administrative Agent, Lenders and Issuing Lender or officers, directors, employees, agents and affiliates of Administrative Agent, Lenders or Issuing Lender, and not in any other capacities) or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Revolving Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government

Authority, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)), (ii) the statements contained in the commitment letter delivered by any Lender with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries (including, solely with respect to periods prior to the Closing Date, CPIH Subsidiaries).

                  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

         10.4.    SET-OFF.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of Company and each other Credit Party against and on account of the obligations and liabilities of Company or any other Credit Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Credit Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Credit Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Revolving Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Each Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

         10.5.    RATABLE SHARING.

                  A. Subject at all times to their obligations under the Intercreditor Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment or mandatory payment (other than a payment or prepayment of the Revolving Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest and other amounts payable in respect of Revolving Loans, Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Credit Documents with respect to the Obligations (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

                  B. Notwithstanding anything in this subsection 10.5 to the contrary, in the event any one or more Lenders (for purposes of this subsection 10.5, "ENFORCING LENDERS") receives any amounts that are subject to the sharing provisions of subsection 10.5A as a result of such Enforcing Lender or Enforcing Lenders, but not Administrative Agent or all Lenders, commencing Proceedings to recover such amounts, no Lender that is not an Enforcing Lender shall be entitled to the benefits of subsection 10.5A with respect to the amounts received by such Enforcing Lenders (i) unless and until such Lender has paid its Pro Rata Share of the out-of-pocket costs and expenses (including legal fees and expenses of counsel to such Enforcing Lenders) incurred by such Enforcing Lenders in connection with such Proceedings or (ii) in any greater amount at any time than such Lender would be entitled to receive under such subsection if all Lenders paid their Pro Rata Shares of such costs and expenses.

         10.6.    AMENDMENTS AND WAIVERS.

                  No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or the Credit Documents, and no consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided, that no such amendment, modification, termination, waiver or consent shall, without the consent of: (a) each Lender with Obligations directly affected

(whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Revolving Loan or any funded amount with respect to a participation in a Letter of Credit, (2) increase the maximum aggregate amount of such Lender's Revolving Loan Commitment, Letter of Credit Commitment or Letters of Credit, (3) postpone the Maturity Date or any other scheduled payment date with respect to the principal balance of the Revolving Loans, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any funded amount with respect to a participation in a Letter of Credit or any Revolving Loan (other than any waiver of any increase in the interest rate applicable pursuant to subsection 2.2E, the penultimate sentence of subsection 3.2 or subsection 6.13) or the amount of any fees payable hereunder, (6) reduce the amount or postpone the due date of any reimbursement of a drawing (other than from a Mandatory Payment) in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Maturity Date, (8) change in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit, or (9) change in any manner or waive the provisions contained in subsection 8.1; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Letter of Credit Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) release any Lien granted in favor of Administrative Agent or Collateral Agent with respect to all or substantially all of the Collateral or release any substantial portion of Borrowers from their obligations under this Agreement, in each case other than in accordance with the terms of the Credit Documents, or (4) change in any manner or waive the provisions contained in subsection 10.6; or (c) Administrative Agent and Issuing Lender, change in any manner the definition of "Eligible Assignee".

                  In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of Issuing Lender, (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, as the case may be and (iii) no amendment, modification, termination or waiver of any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Issuing Lender shall be effective without the written concurrence of Issuing Lender. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or Borrowers in any case shall entitle any Borrower or Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrowers, on Borrowers. Administrative Agent agrees that promptly after the effectiveness of any amendment, termination, supplement, waiver or other modification of this Agreement it shall provide, or cause to be provided, to each Lender a copy thereof to the extent such a copy is available to Administrative Agent.

         10.7.    INDEPENDENCE OF COVENANTS.

                  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         10.8.    NOTICES; EFFECTIVENESS OF SIGNATURES.

                  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that notices to Administrative Agent and Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

                  Credit Documents and notices under the Credit Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Credit Parties, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

         10.9.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the issuance of the Letters of Credit hereunder.

                  B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.6D, 2.7, 3.5A, 10.2, 10.3, 10.4, 10.19 and 10.20 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.19 and 10.20 shall survive the payment of the Revolving Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement (and the benefits to a Lender of such agreements of Borrowers shall survive such Lender's ceasing to be a party hereto pursuant to subsection 10.1B).

         10.10.   FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                  No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         10.11.   MARSHALLING; PAYMENTS SET ASIDE.

                  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

         10.12.   SEVERABILITY.

                  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         10.13. OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.

                  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Letter of Credit Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                  To the extent permitted by law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Credit Document, any transaction contemplated by the Credit Documents, any Letter of Credit or Revolving Loan or the use of proceeds of drawings thereunder.

         10.14.   RELEASE OF SECURITY INTEREST.

                  Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Credit Party desires to obtain a security interest release from Collateral Agent, such Credit Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at such Credit Party's expense, so long as Collateral Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.3, execute and deliver such releases of its security interest in such Collateral as may be reasonably requested by such Credit Party. In the event of any conflict or inconsistency between this subsection 10.14 and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         10.15.   HEADINGS.

                  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         10.16.   APPLICABLE LAW.

                  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

         10.17.   CONSTRUCTION OF AGREEMENT.

                  Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

         10.18.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (AS ANY OF ADMINISTRATIVE AGENT, ANY LENDER OR LENDERS BRINGING SUCH ACTION MAY ELECT IN ITS OR THEIR SOLE DISCRETION). BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                  (i)      ACCEPTS (AND SUBMITS TO) GENERALLY AND
         UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                  (ii)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH

         BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

                  (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                  (v) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

                  (vi) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

         10.19.   WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS CREDIT TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CREDIT EXTENDED HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         10.20.   CONFIDENTIALITY.

                  Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrowers that in any event a Lender may make (a) disclosures to Affiliates and professional advisors of such Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Obligations or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided, that such assignee, transferee, participant, contractual counterparty or professional advisor agrees to keep such information confidential to the same extent required of Lenders hereunder, (c) disclosures to any court or tribunal (whether or not pursuant to subpoena) in connection with any action arising out of or related to this Agreement, or (d) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process; provided, that unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries (including CPIH Subsidiaries).

                  Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their respective Affiliates) (collectively, the "LENDER PARTIES") may disclose to any and all Persons, without limitation of any kind, (x) any information with respect to United States federal and state income tax treatment and United States federal income tax structure of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts, and (y) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Lender Parties.

         10.21.   NO FIDUCIARY DUTY.

                  Neither Administrative Agent nor any Lender has or shall have, by reason of this Agreement or any of the Credit Documents, a fiduciary relationship in respect of, or a fiduciary duty to, any Borrower, Borrowers, any other Credit Party or Credit Parties, and the relationship between Administrative Agent and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

         10.22.   COUNTERPARTS; EFFECTIVENESS.

                  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         10.23.   NO THIRD PARTY BENEFICIARIES.

                  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees and Released Parties related to Administrative Agent, and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  [Remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

                               COVANTA ENERGY CORPORATION, as Borrower

                               By:________________________________________
                               Title:_____________________________________

                               EACH OF THE ENTITIES NAMED ON SCHEDULE A ANNEXED HERETO, as a Borrower

                               By:________________________________________
                               Title:_____________________________________

                               EACH OF THE ENTITIES NAMED ON SCHEDULE B ANNEXED HERETO, as a Borrower

                               By:________________________________________
                               Title:_____________________________________

                               Notice Address for each Borrower:
                                      c/o Covanta Energy Group, Inc.
                                      40 Lane Road
                                      Fairfield, NJ  07007
                                      Attn: Jeffrey Horowitz, Esq.

ADMINISTRATIVE AGENT AND LENDERS:

                                   BANK ONE, NA,
                                   as Administrative Agent and as Issuing Lender

                                   By:_________________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                                   Notice Address:

                                      ______________________________
                                      ______________________________
                                      ______________________________
                                      Attn: ________________________

                                   SZ INVESTMENTS, LLC,
                                   as a Lender

                                   By:_________________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                                   Notice Address:

                                   ________________________
                                   ________________________
                                   ________________________
                                   Attn: __________________

                                    D.E. SHAW LAMINAR PORTFOLIOS, L.L.C.,
                                    as a Lender

                                    By:________________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                    Notice Address:

                                    120 West Forty-Fifth Street
                                    Floor 39, Tower 45
                                    New York, NY 10036
                                    Attention: Max Holmes
                                    Facsimile: (212) 478-0100

                                    with a copy to:
                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, NY 10019
                                    Attention: Steven Wilamowsky, Esq.
                                    Facsimile: (212) 728-8111

                                    THIRD AVENUE TRUST, ON BEHALF OF THE
                                    THIRD AVENUE VALUE FUND SERIES,
                                    as a Lender

                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                    Notice Address:

                                    622 Third Avenue
                                    New York, NY 10017
                                    Attention: General Counsel
                                    Facsimile: (212) 735-0003

                                    with a copy to:
                                    Pillsbury Winthrop LLP
                                    One Battery Park Plaza
                                    New York, NY 10004
                                    Attention: Richard Epling, Esq.
                                    Facsimile: (212) 858-1500

                                                                     Exhibit C-3

                                CREDIT AGREEMENT

                         DATED AS OF [DECEMBER __, 2003]

                                      AMONG

                   COVANTA POWER INTERNATIONAL HOLDINGS, INC.

                                       AND

                     EACH OF ITS SUBSIDIARIES PARTY HERETO,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                             BANK OF AMERICA, N.A.,
                            AS ADMINISTRATIVE AGENT,

                                       AND

                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                             AS DOCUMENTATION AGENT

                              BANK OF AMERICA, N.A.
                                       AND
                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                              AS CO-LEAD ARRANGERS

                                TABLE OF CONTENTS

                                                                                                                Page No.
                                                                                                                --------
SECTION 1.        DEFINITIONS..............................................................................         1

     1.1      Certain Defined Terms........................................................................         1

     1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement...........        28

     1.3      Other Definitional Provisions and Rules of Construction......................................        29

SECTION 2.        AMOUNTS AND TERMS OF COMMITMENTS AND LOANS...............................................        29

     2.1      Commitments; Making of Loans; the Register; Optional Notes...................................        29

     2.2      Interest on the Loans........................................................................        30

     2.3      Fees.........................................................................................        31

     2.4      Repayments, Prepayments; General Provisions Regarding Payments;
              Application of Proceeds of Collateral .......................................................        31

     2.5      Use of Proceeds..............................................................................        35

     2.6      Increased Costs; Taxes; Capital Adequacy.....................................................        35

     2.7      Statement of Lenders; Obligation of Lenders to Mitigate......................................        39

     2.8      Joint and Several Liability; Payment Indemnifications........................................        39

     2.9      Rights of Subrogation, Contribution, Etc.....................................................        40

SECTION 3.        CONDITIONS TO LOANS......................................................................        41

     3.1      Conditions to Closing Date...................................................................        41

SECTION 4.        COMPANY'S REPRESENTATIONS AND WARRANTIES.................................................        50

     4.1      Organization, Powers, Qualification, Good Standing, Business and Subsidiaries................        51

     4.2      Authorization of Borrowing, etc..............................................................        51

     4.3      Financial Condition..........................................................................        52

     4.4      No Material Adverse Change; No Restricted Payments...........................................        53

     4.5      Title to Properties; Liens; Real Property; Intellectual Property.............................        53

     4.6      Litigation; Adverse Facts....................................................................        54

     4.7      Payment of Taxes.............................................................................        54

     4.8      Performance of Agreements; Material Contracts................................................        54

     4.9      Governmental Regulation......................................................................        55

     4.10     Securities Activities........................................................................        55

     4.11     Employee Benefit Plans.......................................................................        55

     4.12     Certain Fees.................................................................................        56

     4.13     Environmental Protection.....................................................................        56

     4.14     Employee Matters.............................................................................        57

     4.15     Matters Relating to Collateral...............................................................        57

     4.16     Disclosure...................................................................................        58

     4.17     Cash Management System.......................................................................        59

     4.18     Matters Relating to Loan Parties.............................................................        59

     4.19     Investigation................................................................................        59

     4.20     Matters Relating to Bankruptcy Proceedings...................................................        60

     4.21     Subordinated Indebtedness....................................................................        60

     4.22     Reporting to IRS.............................................................................        60

     4.23     Solvency.....................................................................................        60

SECTION 5.        COMPANY'S AFFIRMATIVE COVENANTS..........................................................        61

     5.1      Financial Statements and Other Reports.......................................................        61

     5.2      Existence, etc...............................................................................        66

     5.3      Payment of Taxes and Claims; Tax.............................................................        66

     5.4      Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds....        66

     5.5      Inspection Rights; Lender Meeting............................................................        68

     5.6      Compliance with Laws, etc....................................................................        69

     5.7      Environmental Matters........................................................................        69

     5.8      Execution of Borrower Joinder Agreement, and Personal Property
              Collateral Documents After the Closing Date .................................................        71

     5.9      Matters Relating to Additional Real Property Collateral......................................        72

     5.10     Deposit Accounts; Repatriation of Foreign Cash...............................................        73

     5.11     Further Assurances...........................................................................        73

     5.12     Most Favored Nations Payments................................................................        75

SECTION 6.        BORROWERS' NEGATIVE COVENANTS............................................................        75

     6.1      Indebtedness.................................................................................        75

     6.2      Liens and Related Matters....................................................................        76

     6.3      Investments; Acquisitions....................................................................        78

     6.4      Contingent Obligations; Performance Guaranties...............................................        79

     6.5      Restricted Payments..........................................................................        80

     6.6      Financial Covenants..........................................................................        81

     6.7      Restriction on Fundamental Changes; Asset Sales..............................................        82

     6.8      Transactions with Shareholders and Affiliates................................................        84

     6.9      Restriction on Leases........................................................................        85

     6.10     Sales and Lease-Backs........................................................................        85

     6.11     Conduct of Business..........................................................................        85

     6.12     Amendments to Related Agreements, Debt Documentation and Organizational Documents............        85

     6.13     End of Fiscal Years; Fiscal Quarters.........................................................        86

SECTION 7.        EVENTS OF DEFAULT........................................................................        86

     7.1      Failure to Make Payments When Due............................................................        86

     7.2      Default in Other Agreements..................................................................        86

     7.3      Breach of Certain Covenants..................................................................        87

     7.4      Breach of Warranty...........................................................................        87

     7.5      Other Defaults Under Loan Documents..........................................................        87

     7.6      Involuntary Bankruptcy; Appointment of Receiver, etc.........................................        87

     7.7      Voluntary Bankruptcy; Appointment of Receiver, etc...........................................        88

     7.8      Judgments and Attachments....................................................................        88

     7.9      Dissolution..................................................................................        88

     7.10     Employee Benefit Plans.......................................................................        88

     7.11     Material Adverse Effect......................................................................        89

     7.12     Change in Control............................................................................        89

     7.13     Invalidity of Intercreditor Agreement; Failure of Security; Repudiation of Obligations.......        89

     7.14     Termination of Material Contracts............................................................        89

     7.15     Default under Existing IPP International Project Guaranties..................................        90

SECTION 8.        ADMINISTRATIVE AGENT.....................................................................        90

     8.1      Appointment..................................................................................        90

     8.2      Powers and Duties; General Immunity..........................................................        92

     8.3      Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness....        93

     8.4      Right to Indemnity...........................................................................        93

     8.5      Successor Agents.............................................................................        94

     8.6      Collateral Documents and Intercreditor Agreement.............................................        94

     8.7      Administrative Agent May File Proofs of Claim................................................        95

SECTION 9.        MISCELLANEOUS............................................................................        95

     9.1      Successors and Assigns; Assignments and Participations in Loans..............................        95

     9.2      Expenses.....................................................................................        98

     9.3      Indemnity....................................................................................       100

     9.4      Set-Off......................................................................................       101

     9.5      Ratable Sharing..............................................................................       101

     9.6      Amendments and Waivers.......................................................................       102

     9.7      Independence of Covenants....................................................................       103

     9.8      Notices; Effectiveness of Signatures.........................................................       103

     9.9      Survival of Representations, Warranties and Agreements.......................................       104

     9.10     Failure or Indulgence Not Waiver; Remedies Cumulative........................................       104

     9.11     Marshalling; Payments Set Aside..............................................................       104

     9.12     Severability.................................................................................       105

     9.13     Obligations Several; Independent Nature of Lenders' Rights; Damage Waiver....................       105

     9.14     Release of Security Interest.................................................................       105

     9.15     Headings.....................................................................................       105

     9.16     Applicable Law...............................................................................       106

     9.17     Construction of Agreement....................................................................       106

     9.18     Consent to Jurisdiction and Service of Process...............................................       106

     9.19     Waiver of Jury Trial.........................................................................       107

     9.20     Confidentiality..............................................................................       107

     9.21     Release of Parties; Waivers..................................................................       108

     9.22     No Fiduciary Duty............................................................................       109

     9.23     Counterparts; Effectiveness..................................................................       109

     9.24     No Third Party Beneficiaries.................................................................       109

Signature pages      S-1

EXHIBITS

   I.        FORM OF NOTE

  II.        FORM OF COMPLIANCE CERTIFICATE

 III.        FORM OF ASSIGNMENT AGREEMENT

  IV.        [intentionally omitted]

   V.        [intentionally omitted]

  VI.        FORM OF OPINIONS OF LOAN PARTIES' COUNSEL

 VII.        FORM OF SECURITY AGREEMENT

VIII.        FORM OF CEA Stock Pledge AgREEMENT

  IX.        FORM OF INTERCREDITOR AGREEMENT

   X.        FORM OF MORTGAGE

SCHEDULES

1.1A              PRINCIPAL LEASE, SERVICE AND OPERATING AGREEMENTS

1.1B              BUDGET

2.1               LENDERS' COMMITMENTS AND PRO RATA SHARES

3.1C              CORPORATE STRUCTURE

3.1P              CASH MANAGEMENT SYSTEM

4.1               COMPANY AND SUBSIDIARIES

4.5B              REAL PROPERTY

4.5C              INTELLECTUAL PROPERTY

4.6               LITIGATION

4.8A              CERTAIN ALLEGED DEFAULTS

4.8C              MATERIAL CONTRACTS

4.11              MATTERS RELATING TO EMPLOYEE BENEFIT PLANS

4.13              ENVIRONMENTAL MATTERS

4.14              EMPLOYEE MATTERS (BATAAN)

6.1(v)            CERTAIN EXISTING INDEBTEDNESS

6.2               CERTAIN EXISTING LIENS

6.3(v)            CERTAIN EXISTING INVESTMENTS

6.3(vi)           MANAGEMENT SERVICE AGREEMENTS

6.4(iii)          CERTAIN EXISTING CONTINGENT OBLIGATIONS

6.6E              STIPULATED ADJUSTED EBITDA

6.8               CERTAIN TRANSACTIONS WITH AFFILIATES

                   COVANTA POWER INTERNATIONAL HOLDINGS, INC.

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT is dated as of [December __, 2003] and entered into by and among COVANTA POWER INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("COMPANY" or "CPIH"); EACH OF COMPANY'S SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HEREOF (each such Subsidiary and Company individually referred to herein as a "BORROWER" and, collectively (this and other capitalized terms used in the recitals hereto without definition being used as defined in subsection 1.1), on a joint and several basis, as "BORROWERS"); THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"); DEUTSCHE BANK AG, NEW YORK BRANCH ("DEUTSCHE BANK"), as documentation agent for Lenders (in such capacity, "DOCUMENTATION AGENT"); and BANK OF AMERICA, N.A. ("BANK OF AMERICA"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                 R E C I T A L S

                  WHEREAS, on April 1, 2002 (the "PETITION DATE"), Covanta Energy Corporation, a Delaware corporation ("COVANTA"), and certain of its Domestic Subsidiaries, including Borrowers (collectively, the "DEBTORS"), filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (such proceedings being jointly administered under Case Nos. 02-40826 through 02-40949, 02-16322, 03-13679 through 03-13685, and 03-13687 through 03-13709 are hereinafter referred to as the "CHAPTER 11 CASES"), and each Borrower has operated its businesses and managed its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

                  WHEREAS, the Debtors have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  WHEREAS, pursuant to the Plan of Reorganization, certain outstanding pre-Petition Date secured indebtedness shall be refinanced in full under this Agreement with Loans deemed made hereunder;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agents agree as follows:

SECTION 1.        DEFINITIONS

         1.1      CERTAIN DEFINED TERMS.

                  The following terms used in this Agreement shall have the following meanings:

CPIH (DHC) Credit Agreement

                  "ADDITIONAL INTEREST LOANS" has the meaning assigned to that term in subsection 2.2B.

                  "ADJUSTED EBITDA" means, for any period, (i) without duplication, the aggregate amount derived by combining the amounts for such period of (a) "Operating income (loss)", plus (b) Net Depreciation and Amortization Expense, minus (ii) the amount (expressed as a positive number) for such period of "Minority interests", as each such line item referred to in clause (i)(a) and clause (ii) is reflected in Company's consolidated statement of income prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled.

                  "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5.

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or a Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "AGENTS" means Administrative Agent and Documentation Agent, and "AGENT" means either one of them.

                  "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 9.5.

                  "AGREEMENT" means this Credit Agreement dated as of [December __, 2003], as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "APPROVED PLAN OF REORGANIZATION" has the meaning assigned to that term in subsection 3.1E.

                  "ASSET SALE" means (A) the sale by CEA of any of the Capital Stock of Company to any Person or (B) the sale by Company or any of its Subsidiaries to any Person of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is

CPIH (DHC) Credit Agreement
equal to $250,000 or less and the aggregate value of all such other assets since the Closing Date is equal to $1,000,000 or less, in each case so long as not less than 90% of the consideration received for such assets shall be cash); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (provided, that sales and discounts of not more than $2,000,000 in face value of accounts receivable may be excluded from Asset Sales pursuant to this clause (1), and the sole consideration received in connection with any such sale of accounts receivable shall be cash), (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged (provided, that any cash received in connection with any such sale or exchange that is not expended as part of such sale or exchange to obtain such replacement items of equipment, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (3) disposals of obsolete, worn out or surplus property in the ordinary course of business (provided, that not less than 75% of the consideration, if any, received in connection with any such disposal shall be cash, and any such cash received, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (4) any discount or compromise of notes or accounts receivable for less than the face value thereof, to the extent Company deems necessary in order to resolve disputes that occur in the ordinary course of business, or (5) any sale of shares in the Madurai Project Entity permitted under subsection 6.7(vi).

                  "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit III annexed hereto.

                  "ASSUMPTIONS" has the meaning assigned to that term in subsection 4.11D.

                  "AVAILABLE CASH" has the meaning given to that term in subsection 2.4(A)(ii).

                  "BANK OF AMERICA" has the meaning assigned to that term in the introduction to this Agreement.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BORROWERS" has the meaning assigned to that term in the introduction to this Agreement.

                  "BUDGET" means (i) with respect to Fiscal Year 2004, the budget delivered by Company to Lenders on or prior to the Closing Date pursuant to subsection 3.1G, setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and each Fiscal Quarter from the Closing Date through December 31, [2004], and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter

CPIH (DHC) Credit Agreement
through December 31, [2007], as such budget may be supplemented pursuant to subsection 5.1(i), and (ii) with respect to each Fiscal Year after 2004, the budget delivered by Company to Lenders pursuant to subsection 5.1(xvi), setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and Fiscal Quarter during such Fiscal Year and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2007], as such budget may be supplemented pursuant to subsection 5.1(i).

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CANADIAN LENDERS" means Non-US Lenders, if any, that are (i) Lenders on the Closing Date in addition to being Canadian Loss Sharing Lenders (as defined in the Existing Intercreditor Agreement) immediately prior to the Closing Date or (ii) Non-US Lenders domiciled in Canada that (a) hold Loan Exposure originally held on the Closing Date by one or more Non-US Lenders referred to in clause (i) and (b) received such Loan Exposure directly from another Canadian Lender. Each reference herein to Canadian Lenders shall be a reference to such Persons solely with respect to Commitments and Loan Exposure held by such Canadian Lenders on the Closing Date.

                  "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH MANAGEMENT SYSTEM" means the cash management system of Company and its Subsidiaries in the United States described in Schedule 3.1P annexed hereto, as such Cash Management System may be modified pursuant to subsection 5.10.

                  "CASH ON HAND" means, as of any date of determination, the aggregate amounts on deposit in the Cash Management System in the United States as of the close of business on the preceding Business Day.

                  "CEA" means Covanta Energy Americas, Inc., a Delaware corporation.

                  "CEA STOCK PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by CEA on the Closing Date, substantially in the form of
Exhibit VIII annexed hereto (it being understood that such Pledge Agreement shall contain a covenant requiring CEA to pay to Collateral Agent any proceeds received by it from or in connection with the sale of any of the common stock of Company to any Person), as such Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

CPIH (DHC) Credit Agreement

                  "CHANGE IN CONTROL" means the occurrence of any one or more of the following: (i) DHC shall cease to own, directly, 80% or more of the outstanding Capital Stock of Covanta; (ii) Covanta shall cease to own, directly or indirectly, 100% of the outstanding Capital Stock of CEA; (iii) CEA shall cease to own, directly, 100% of the outstanding common stock of Company; or (iv) the occurrence of a change in the composition of the Governing Body of Company such that less than one of the members of such Governing Body is a Continuing Member.

                  "CHAPTER 11 CASES" has the meaning assigned to that term in the recitals to this Agreement.

                  "CLOSING DATE" means the date on which each of the conditions described in subsection 3.1 have been satisfied or waived by Agents and Requisite Lenders (or such other Lenders as may be required under subsection 9.6).

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents, as security for the Obligations.

                  "COLLATERAL AGENT" means Bank of America, in its capacity as Collateral Agent under the Intercreditor Agreement and the Collateral Documents.

                  "COLLATERAL DOCUMENTS" means the Security Agreement, the CEA Stock Pledge Agreement, the Foreign Pledge Agreements, the Control Agreements, the Mortgages and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Loan Party pursuant to this Agreement or any of the other Loan Documents, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time.

                  "COMMITMENT" means the commitment of a Lender to convert certain outstanding pre-Petition Date secured claims into Loans pursuant to subsection 2.1A, and "COMMITMENTS" means such commitments of all Lenders in the aggregate. The original amount of each Lender's Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Commitments is $90,000,000; provided, however, that the Commitment of each Lender shall be increased by the amount of any Loan deemed made by it on or after the Closing Date pursuant to subsection 2.1A(ii); and provided further, however, that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 9.1B.

                  "COMMODITIES AGREEMENT" means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities or similar agreement or arrangement to which Company or any of its Subsidiaries is a party unless, under the terms of such contract, option contract agreement or arrangement Company expects to make or take delivery of the commodities which are the subject thereof.

                  "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

CPIH (DHC) Credit Agreement

                  "COMPETITOR" means any Person (and its Affiliates) primarily engaged in the business of (i) the generation and sale of electricity or (ii) municipal waste management.

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit II annexed hereto.

                  "CONFIRMATION ORDER" means [Order Confirming Debtors' Joint Plan of Reorganization] under Chapter 11 of the Bankruptcy Code entered by the Bankruptcy Court on December __, 2003 in the Chapter 11 Cases, without modification, revision or amendment.

                  "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period to the extent paid or payable in cash.

                  "CONSOLIDATED FACILITIES CAPITAL EXPENDITURES" means, for any period, the aggregate of all cash expenditures by Company and its Subsidiaries during that period that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for that or any other period.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, (i) total interest expense, net of interest income, of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries to the extent such Indebtedness is or is required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP, but excluding any Indebtedness consisting of Non Recourse Debt, and (ii) to the extent not included in the calculation of the amount described in clause (i), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, from clauses (i) and (ii) any amounts referred to in subsection 2.3 payable to Agents and Lenders on or before the Closing Date.

                  "CONSOLIDATED LEVERAGE RATIO" means, as at any date of determination, the ratio of (a) Total Debt as at such date to (b) Adjusted EBITDA for the four-Fiscal Quarter period most recently ended prior to such date.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability

CPIH (DHC) Credit Agreement
of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount (if stated) of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if the amount of any Contingent Obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Company in good faith based upon reasonable assumptions. No obligations under Performance Guaranties shall constitute Contingent Obligations.

                  "CONTINUING MEMBER" means, as of any date of determination, any member of the Governing Body of Company who (i) was a member of such Governing Body on the Closing Date or (ii) is acceptable to Agents and Requisite Lenders as indicated to Company by Agents and Requisite Lenders.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "CORPORATE SERVICES REIMBURSEMENT AGREEMENT" means the corporate services reimbursement agreement entered into by DHC and Covanta on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "COVANTA" has the meaning assigned to such term in the recitals to this Agreement.

                  "CPIH" has the meaning assigned to that term in the introduction to this Agreement.

CPIH (DHC) Credit Agreement

                  "CPIH REVOLVER AVAILABILITY" means, as at any date of determination, the sum of (i) the CPIH Revolver Loan Commitments of all CPIH Revolver Lenders minus (ii) the aggregate principal amount of all CPIH Revolving Loans.

                  "CPIH REVOLVER CREDIT AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Borrowers, as borrowers, and the Investor Parties and the other financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness thereunder (provided, that (a) the terms of such credit agreement and such Indebtedness as so refinanced, replaced, renewed or extended shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Agents or Requisite Lenders so notifying Agents or Company) than the CPIH Revolver Credit Agreement in effect on the Closing Date, (b) the aggregate amount of Indebtedness outstanding, and additional commitments to extend credit, if any, under the CPIH Revolver Credit Agreement as refinanced, replaced, renewed or extended, shall not exceed the aggregate amount of the commitments to extend credit in effect under the CPIH Revolver Credit Agreement on the Closing Date, (c) the obligations under (and the Liens securing) such credit agreement as refinanced, replaced, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the CPIH Revolver Credit Agreement on the Closing Date, and (d) Company shall provide to Agents reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith), in the case of clause (i) or (ii) as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.12.

                  "CPIH REVOLVER DOCUMENTS" means the "Loan Documents" as defined in the CPIH Revolver Credit Agreement.

                  "CPIH REVOLVER LENDERS" means the "Lenders" as defined in the CPIH Revolver Credit Agreement.

                  "CPIH REVOLVER LOAN COMMITMENT" means, as at any date of determination, the commitment of a CPIH Revolver Lender to make CPIH Revolver Loans to Borrowers pursuant to subsection 2.1A of the CPIH Revolver Credit Agreement.

                  "CPIH REVOLVER LOAN EXPOSURE" means, with respect to any CPIH Revolver Lender as of any date of determination (i) prior to the termination of the CPIH Revolver Loan Commitments, that CPIH Revolver Lender's CPIH Revolver Loan Commitment, and (ii) after the termination of the CPIH Revolver Loan Commitments, the aggregate outstanding principal amount of the CPIH Revolver Loans of that CPIH Revolver Lender.

                  "CPIH REVOLVER LOANS" means the loans made (or deemed made) by CPIH Revolver Lenders to Borrowers pursuant to subsection 2.1A of the CPIH Revolver Credit Agreement.

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                                       8

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, or option contract to buy, sell or exchange currencies or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

                  "D.E. SHAW" means D.E. Shaw Laminar Portfolios, L.L.C. a Delaware limited liability company.

                  "DEBTORS" has the meaning assigned to that term in the recitals to this Agreement.

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DETROIT L/Cs" means the letters of credit issued under the Detroit L/C Credit Agreement on the Closing Date.

                  "DETROIT L/C CREDIT AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Domestic Borrowers, as borrowers, the Detroit L/C Lenders, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, and (ii) any credit agreement entered into by Domestic Borrowers to refinance, replace, renew or extend in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness and letters of credit issued thereunder as permitted pursuant to the New L/C Facility Agreement, in each case as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "DETROIT L/C LENDERS" means the "Lenders" under and as defined in the Detroit L/C Credit Agreement.

                  "DEUTSCHE BANK" has the meaning assigned to that term in the introduction to this Agreement.

                  "DHC" means Danielson Holding Corporation, a Delaware corporation.

                  "DIP AGENTS" means the Persons identified as "Agents" under the DIP Credit Agreement, in their capacities as agents for DIP Lenders under the DIP Credit Agreement.

                  "DIP CREDIT AGREEMENT" means that certain Debtor-In-Possession Credit Agreement dated as April 1, 2002, by and among Covanta and certain of its Subsidiaries, as debtors and debtors-in-possession, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such agreement is in effect immediately prior to the Closing Date.

                  "DIP CREDIT DOCUMENTS" means the "Loan Documents" as defined in the DIP Credit Agreement.

                  "DIP LENDER" means each of the "Lenders" under the DIP Credit Agreement on the Closing Date, in its capacity as a lender under the DIP Credit Agreement.

CPIH (DHC) Credit Agreement

                  "DISTRIBUTABLE CASH" has the meaning assigned to that term in subsection 3.1U.

                  "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Documentation Agent appointed pursuant to subsection 8.5.

                  "DOLLARS" and the sign "$" mean the lawful money of the United States.

                  "DOMESTIC BORROWERS" means Covanta and the Subsidiaries thereof party from time to time to the Detroit L/C Credit Agreement and New L/C Facility Agreement.

                  "DOMESTIC CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 30 days after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 30 days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than 30 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 30 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and
(ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) such other securities as Company and Agents may agree on from time to time.

                  "DOMESTIC LOAN DOCUMENTS" means the "Credit Documents" as defined in each of the Detroit L/C Credit Agreement and New L/C Facility Agreement.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of any Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

                  "ELIGIBLE ASSIGNEE" means (i) any Person that is (a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, or (d) any other financial institution that extends credit or buys loans as one of its businesses; (ii) any Person that

CPIH (DHC) Credit Agreement
is a Lender at the time of the relevant assignment; or (iii) any other Person designated as an Eligible Assignee pursuant to the prior written consent of Agents in their sole discretion; provided that neither Company nor any Affiliate of Company nor any Competitor shall be an Eligible Assignee; and provided further that, in order to be an Eligible Assignee, a Person must have at the time of determination a long term senior unsecured debt rating of "A2" or better from Moody's and/or "A" or better from S&P.

                  "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

                  "EMPLOYMENT AGREEMENTS" means those employment agreements entered into on the Closing Date by Company with such Persons as Agents shall approve prior to the Closing Date, in each case providing for the exclusive employment of such Persons by Company and its Subsidiaries, in the form provided to Agents pursuant to subsection 3.1C on or prior to the Closing Date.

                  "ENFORCING LENDERS" has the meaning assigned to that term in subsection 9.5C.

                  "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                  "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                  "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

                  "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan

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                                       11

(excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) that would reasonably be expected to have a Material Adverse Effect; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 412(n) of the Internal Revenue Code, except any such failure or imposition attributable to an error made in good faith which results in the imposition of liability or a Lien on Company and its Subsidiaries and their respective ERISA Affiliates of an immaterial amount, so long as such error, failure and imposition are promptly corrected after discovery of such error by Company or any of its Subsidiaries, or the failure to make by its due date a required installment of a material amount under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material current liability of Company or any of its Subsidiaries pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material current liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if it would reasonably be expected that Company or any of its Subsidiaries will incur material liability therefor (in excess of the contribution that would otherwise have been due absent such withdrawal), or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan if such assertion or the liability with respect thereto would reasonably be expected to have a Material Adverse Effect; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or of the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in either case if such failure would reasonably be expected to have a Material Adverse Effect; or
(x) the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "EVENT OF DEFAULT" has the meaning assigned to that term in
Section 7.

CPIH (DHC) Credit Agreement

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "EXISTING DETROIT L/Cs" means, collectively, (i) Irrevocable Standby Letter of Credit Number SBY501806 issued by UBS Bank, in the available amount of $[96,731,392.81] as of the Closing Date, for the benefit of PMCC Leasing Corporation and Resource Recovery Business Trust - A, and (ii) Irrevocable Standby Letter of Credit Number SBY501835 issued by UBS Bank, in the available amount of $[41,460,161.38] as of the Closing Date for the benefit of Aircraft Services Corporation and Resource Recovery Business Trust - B.

                  "EXISTING INTERCREDITOR AGREEMENT" means the "Intercreditor Agreement" as defined in the DIP Credit Agreement on the Closing Date, as such "Intercreditor Agreement" is in effect on the Closing Date.

                  "EXISTING IPP INTERNATIONAL PROJECT GUARANTIES" means, collectively, (i) the existing guaranty by Covanta Energy Group of the obligations of certain Subsidiaries of Company under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of certain Subsidiaries of Company under certain agreements relating to the Quezon Project, and (iii) the existing guaranty by Covanta of certain Subsidiaries of Company under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

                  "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries, by any of their respective predecessors or by any Person who is an Affiliate of Borrower or any of its Subsidiaries prior to the Closing Date.

                  "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 6.2A(iii) through (vi)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 6.2) to which such Collateral is subject.

                  "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                  "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31st of each calendar year.

                  "FLOOD HAZARD PROPERTY" means any real property that is subject to a Mortgage and is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

CPIH (DHC) Credit Agreement

                  "FOREIGN CASH EQUIVALENTS" means, as at any date of determination, (i) securities issued or directly and fully guaranteed by the government of the country within which an Investment by Company or any of its Subsidiaries has been or is being made and (ii) time deposits and certificates of deposit of commercial banks having offices in such country, in each case with a long term unsecured debt rating of at least equal to (a) the rating of the relevant government, in the event that such government is rated below investment grade by either Moody's or S&P, or when there is no Moody's or S&P rating of such government, (b) investment grade in the event that the relevant government is rated above investment grade by either Moody's or S&P, or (c) "A" or better to the extent that the relevant government is rated better than "A" by either Moody's or S&P, and (iii) such other securities as Company and Administrative Agent may agree on from time to time.

                  "FOREIGN PLEDGE AGREEMENT" means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 5.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Collateral Agent, as such Foreign Pledge Agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

                  "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 1 Independence Center, 101 North Tryon Street, Charlotte, N.C. 28255 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

                  "FUNDING BORROWER" has the meaning assigned to that term in subsection 2.8C.

                  "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by the American Institute of Certified Public Accountants.

                  "GEOTHERMAL SALE" means (i) the sale or other disposition by Covanta and its Subsidiaries of all or substantially all of (a) their respective
(1) Capital Stock in Covanta SIGC Energy, Inc., Covanta SIGC Energy II, Inc. and Amor 14 Corporation, (2) Capital Stock in Heber Geothermal Company, Heber Field Company and Second Imperial Geothermal Company, and (3) Capital Stock in non-debtor Affiliates Pacific Geothermal Company, Mammoth Geothermal Company and Mammoth Pacific L.P., which entities own or lease geothermal plants and facilities in California (the "GEOTHERMAL BUSINESS") and/or (b) the assets of each of the

CPIH (DHC) Credit Agreement
entities referenced in clause (a), and (ii) the assumption and/or assignment by Covanta and its Subsidiaries of certain contracts related to the Geothermal Business, in the case of both clauses (i) and (ii) occurring prior to or concurrently with the consummation of the Approved Plan of Reorganization.

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

                  "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

                  "GROSS RECEIPTS" means, in respect of any Asset Sale, the total cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale minus any repayment of debt related to the assets sold in such Asset Sale which is made in connection therewith and is not prohibited under this Agreement.

                  "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of (a) "hazardous wastes" or "mixed wastes" as defined in RCRA or in any other Environmental Law;
(b) "hazardous substances", "pollutants" or "contaminants" as defined in CERCLA or in any other Environmental Law; (c) "chemical substances" or "mixtures" as defined in TSCA or any other substance which is tested pursuant to TSCA or any other Environmental Law, or the manufacture, processing, distribution, use or disposal of which is regulated or prohibited pursuant to TSCA or any other Environmental Law, including without limitation polychlorinated biphenyls and electrical equipment which contains any oil or dielectric fluid containing regulated concentrations of polychlorinated biphenyls; (d) "insecticides", "fungicides", "pesticides" or "rodenticides" as defined in FIFRA or any other Environmental Law; or (e) "infectious waste" or "biohazardous waste" as defined in any Environmental Law; (ii) asbestos or any asbestos-containing materials;
(iii) urea formaldehyde foam insulation; (iv) any oil, petroleum, petroleum fraction or petroleum derived substance; (v) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (vi) any flammable substances or explosives; (vii) any radioactive materials; and (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

                  "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment,

CPIH (DHC) Credit Agreement
abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                  "HEDGE AGREEMENT" means (i) an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, or (ii) a forward agreement or arrangement designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project so long as the contractual arrangements relating to such Project contemplate that Company or its Subsidiaries shall deliver such electricity to third parties.

                  "HIGH YIELD INDENTURE" means (i) the indenture pursuant to which the High Yield Notes are issued and (ii) any replacement indenture entered into in connection with a refinancing, renewal, replacement or extension of the High Yield Notes permitted under the Detroit L/C Credit Agreement and New L/C Facility Agreement, in each case as such indenture or replacement indenture may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under the Detroit L/C Credit Agreement.

                  "HIGH YIELD NOTES" means (i) the $230,000,000 in aggregate principal amount at maturity of 8.25% Senior Notes due 2010 of Covanta issued pursuant to the High Yield Indenture, and (ii) any Indebtedness incurred to refinance, renew, replace or extend the High Yield Notes permitted to be incurred under the Detroit L/C Credit Agreement; provided, that the initial principal amount (and issue price) of such High Yield Notes on the Closing Date shall be $205,000,000.

                  "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services received by such Person (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a promissory note or similar written instrument, but excluding in either case current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (v) Synthetic Lease Obligations, and
(vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Any obligations under Interest Rate Agreements and Currency Agreements (and Hedge Agreements that protect against fluctuation in electricity rates) constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the Indebtedness of such partnership or joint venture is expressly Non Recourse Debt of such partnership or joint venture.

                  "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 9.3.

CPIH (DHC) Credit Agreement

                  "INDEMNITEE" has the meaning assigned to that term in subsection 9.3.

                  "INSURANCE PREMIUM FINANCERS" means Persons who are non-Affiliates of Company that advance insurance premiums for Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

                  "INSURANCE PREMIUM FINANCING ARRANGEMENTS" means, collectively, such agreements as Company and its Subsidiaries shall enter into after the Closing Date with Insurance Premium Financers pursuant to which such Insurance Premium Financers shall advance insurance premiums for Company and its Subsidiaries. Such Insurance Premium Financing Arrangements (i) shall provide for the benefit of such Insurance Premium Financers a security interest in no property of Company or any of its Subsidiaries other than gross unearned premiums for the insurance policies, (ii) shall not purport to prohibit any portion of the Liens created in favor of Collateral Agent (for the benefit of Secured Parties) pursuant to the Collateral Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by this Agreement and shall otherwise be in form and substance reasonably satisfactory to Agents.

                  "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrowers and their Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrowers and their Subsidiaries, taken as a whole.

                  "INTERCOMPANY MASTER NOTE" means a promissory note evidencing Indebtedness of Company and each of its Subsidiaries which (a) to the extent the Indebtedness evidenced thereby is owed to any Borrower, is pledged pursuant to the Collateral Documents, and (b) to the extent the Indebtedness evidenced thereby is owed by a Subsidiary of Company, is senior Indebtedness of such Subsidiary (except to the extent that requiring such Indebtedness to be senior would breach a contractual obligation binding on such Subsidiary), except that any such Indebtedness owed by any Borrower to any Subsidiary which is not a Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such note.

                  "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement executed and delivered on the Closing Date by Borrowers, CEA, Lenders, Agents, Collateral Agent, CPIH Revolver Lenders, the agents under the CPIH Revolver Documents, in the form of Exhibit IX annexed hereto, as it may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "INTEREST PAYMENT DATE" means the last Business Day of each month, commencing on the first such date to occur after the Closing Date.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Borrower or any of Subsidiary of any Borrower is a party.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

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

                  "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements, or (v) Commodities Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. No account receivable owed by a Person to Company or any of its Subsidiaries that on the relevant date of determination constitutes a current asset and arose from sales or services to such Person in the ordinary course of business shall constitute an Investment on such date.

                  "INVESTOR PARTIES" means D.E. Shaw, SZ Investments, LLC, a Delaware limited liability company, and Third Avenue Trust, on behalf of the Third Avenue Value Fund Series.

                  "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral.

                  "IPP INTERNATIONAL BUSINESS" means the assets and operations of the business of Covanta and its Subsidiaries referred to by Covanta as the "IPP International business" prior to the Closing Date, including the Haripur Project, the Samalpatti Project, the Trezzo Project, the Quezon Project, the Balaji/Madurai Project, the Linasa Project, the Don Pedro Project, the Rio Volcan Project, the Bataan Project, the Magellan Project, the Linan Project, the Huantai Project, the Yanjiang Project and the Island Power Project.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

                  "LEASEHOLD PROPERTY" means any leasehold interest of any Borrower as lessee under any lease of real property.

                  "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

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

                  "LOAN" or "LOANS" means one or more of the Loans made or deemed made by Lenders pursuant to subsection 2.1A and any Additional Interest Loan made pursuant to subsection 2.2B.

                  "LOAN DOCUMENTS" means this Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement and all amendments, waivers and consents relating thereto.

                  "LOAN EXPOSURE" means, with respect to any Lender as of any date of determination, the aggregate outstanding principal amount of the Loan of that Lender.

                  "LOAN PARTY" means each Borrower and CEA, and "LOAN PARTIES" means all such Persons, collectively.

                  "MADURAI PROJECT ENTITY" has the meaning assigned to that term in subsection 6.7(vi).

                  "MAGELLAN SUBSIDIARY" means Magellan Cogeneration, Inc., a Philippines corporation.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by Company, Covanta and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to the Agents, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 6.12.

                  "MANDATORY PAYMENT" means any amount described in subsections 2.4A(ii)(a)-(e) to be applied as a prepayment of the Loans and/or the CPIH Revolver Loans and/or a permanent reduction of the CPIH Revolver Commitments, as determined pursuant to subsection 2.4A.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers, taken as a whole, or Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of Loan Parties taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                  "MATERIAL CONTRACT" means (i) the principal service or operating agreement, if any, with respect to each waste-to-energy Project and the principal power sales agreement, if any, with respect to each independent power plant Project to which Company or any of its Subsidiaries is a party, each of which is in existence as of the Closing Date and is described on Schedule 1.1A annexed hereto, and (ii) any other contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

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

                  "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

                  "MATERIAL SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person now existing or hereafter acquired or formed by such Person which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the most recent fiscal year of such Person accounted for more than 1% of the consolidated revenues of such Person and its Subsidiaries,
(ii) as at the end of such fiscal year, was the owner of more than 1% of the consolidated assets of such Person and its Subsidiaries, or (iii) is capitalized with more than $500,000 of equity.

                  "MATURITY DATE" means [December __, 2006]. [**Insert date that is 3 years after the Closing Date.**]

                  "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit X annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of any real property or Material Leasehold Property that is the subject of subsection 5.9, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments collectively, whether executed as of or subsequent to the Closing Date.

                  "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Gross Receipts received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable prior to the earlier of (a) the date which is eighteen months from the date of such Asset Sale and (b) the Maturity Date as a result of any gain recognized in connection with such Asset Sale, (ii) additional Taxes actually payable upon the closing of such Asset Sale (including any transfer Taxes or Taxes on gross receipts), (iii) actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable immediately upon consummation of such Asset Sale to employees of Company and its Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans) that is (x) secured by a valid, enforceable and perfected Lien on the stock or assets in question that is

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                                       20
permitted under subsection 6.2 and (y) required to be repaid under the terms of such Indebtedness as a result of such Asset Sale (without duplication of amounts deducted in calculating the Gross Receipts from such Asset Sale) and is permitted to be paid under the Loan Documents.

                  "NET DEPRECIATION AND AMORTIZATION EXPENSE" means, for any period, the sum (expressed as a positive number) of (i) "Depreciation" for such period plus (ii) "Amortization" for such period, as each such line item referred to in clauses (i) and (ii) is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled.

                  "NET INDEBTEDNESS PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (including reasonable legal fees and expenses)) from the incurrence of Indebtedness by Company or any of its Subsidiaries.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of
(1) the date which is eighteen months from the date of such receipt and (2) the Maturity Date as a result of the receipt of such payments of proceeds and (b) any actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) above or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than a Mandatory Payment.

                  "NEW L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among the Domestic Borrowers, as borrowers, and the Investor Parties and the other financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Domestic Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness and letters of credit issued thereunder as permitted under the Detroit L/C Credit Agreement, in each case as

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                                       21
such credit agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "9.25% DEBENTURES" means the "9.25% Debenture Claims" as such term is defined in the Approved Plan of REORGANIZATION.

                  "NON RECOURSE DEBT" means, with respect to any Subsidiary of Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with the Project (which in any event shall not include assets held by any Borrower other than a Borrower, if any, whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or the equity interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project.

                  "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

                  "NOTES" means any promissory notes of Borrowers issued pursuant to subsection 2.1D to evidence the Loans of any Lenders, substantially in the form of Exhibit I annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

                  "OBLIGATIONS" means all obligations of every nature of Loan Parties under the Loan Documents, including any liability of such Loan Party on any claim arising out of or relating to the Loan Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Loan Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Loan Party.

                  "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

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                                       22

                  "OFFICER'S CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; provided, that any Officer's Certificate delivered pursuant to subsection 2.4A(ii)(f) or 5.1(v) shall be executed by a senior financial officer of Company reasonably acceptable to Administrative Agent.

                  "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

                  "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 9.1C.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Internal Revenue Code or section 302 of ERISA.

                  "PERFORMANCE GUARANTY" means any agreement entered into by Company or any of its Subsidiaries under which Company or any such Subsidiary guarantees the performance of a Subsidiary of Company under a principal lease, service or operating agreement relating to a Project.

                  "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

                  (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and

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                                       23
         appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

                  (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to the real property of Company and its Subsidiaries, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

                  (xii) licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

                  Other Liens on assets of Borrowers and their Subsidiaries permitted under this Agreement (which are not Permitted Encumbrances) are described in subsection 6.2A.

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

                  "PERMITTED SUPPLEMENTAL LOAN AMOUNT" means, on and as of the "Determination Date" (as defined in the Approved Plan of Reorganization), the excess of (i) the aggregate amount of "New CPIH Funded Debt" (as defined in the Approved Plan of Reorganization) that shall be issued by "Reorganized Covanta" (as defined in the Approved Plan of Reorganization), after giving effect to the adjustment described in the first proviso to the definition of such term in the Approved Plan of Reorganization, over (ii) $90,000,000.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PETITION DATE" has the meaning assigned to that term in the recitals to this Agreement.

                  "PLAN OF REORGANIZATION" means the [Chapter 11 Plan of Debtors under Chapter 11 of the Bankruptcy Code dated November __, 2003].

                  "PLEDGED COLLATERAL" means the "Pledged Collateral" as defined in each of the Security Agreement and the CEA Stock Pledge Agreement.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                  "PREPETITION CREDIT AGREEMENT" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Company, certain of its Subsidiaries, the financial institutions listed on the signature pages thereof, Deutsche Bank, as Documentation Agent, and Bank of America, as Administrative Agent, as amended, restated, supplemented or otherwise modified through the Closing Date and as it may hereafter be amended, restated, supplemented or otherwise modified.

                  "PREPETITION CREDIT DOCUMENTS" means all "Loan Documents" as defined in the Prepetition Credit Agreement.

                  "PREPETITION LENDERS" means the Persons identified as "Lenders" under the Prepetition Credit Agreement, in their capacities as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "PREPETITION OBLIGATIONS" means all "Obligations" as defined in the Prepetition Credit Agreement.

                  "PREPETITION SECURED CLAIMS" means, collectively, the "Secured Bank Claims" and the "9.25% Debenture Claims", as such terms are defined in the Approved Plan of Reorganization.

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

                  "PREPETITION UNSECURED CLAIMS" means "Parent and Holding Company Unsecured Claims" that are "Allowed," as such terms are defined in the Approved Plan of Reorganization.

                  "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "PRO RATA SHARE" means with respect to all payments, computations and other matters relating to the Commitment of any Lender or any Loans deemed made by any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the aggregate Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                  "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

                  "PUHCA" has the meaning assigned to that term in subsection
4.9.

                  "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

                  "RCRA" means the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Borrower in any real property.

                  "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such

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

Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

                  "REGISTER" has the meaning assigned to that term in subsection 2.1C.

                  "RELATED AGREEMENTS" means the CPIH Revolver Documents, the Management Services and Reimbursement Agreement, the Existing IPP International Project Guaranties and the Tax Sharing Agreement, as such agreements and instruments may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.12.

                  "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating of Hazardous Materials into the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                  "REQUISITE DIP LENDERS" means DIP Lenders having or holding more than 50% of the aggregate credit exposure under the "Tranche A L/Cs" and the "Tranche B L/Cs" (as such terms are defined in the DIP Credit Agreement).

                  "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders; provided, however, that prior to the Closing Date, for purposes of this definition, the Loan Exposure of each Lender shall equal the original Commitment of such Lender on the Closing Date.

                  "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of Company and its Subsidiaries other than (a) the Obligations, (b) Indebtedness owed by a Subsidiary to a Borrower, (c) payments under the CPIH Revolver Credit Agreement and (d) other amounts required to be paid under this Agreement.

                  "SECURED OBLIGATIONS" means the obligations secured by the Collateral pursuant to the Collateral Documents.

                  "SECURED PARTIES" means the "Secured Parties" as defined in the Intercreditor Agreement.

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

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date by Borrowers, substantially in the form of Exhibit VII annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "SOLVENT" means, with respect to any Person, that as of the date of determination, in light of all of the facts and circumstances existing at such time, (i) the then fair saleable value of the property of such Person is
(a) greater than the total amount of liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBORDINATED INDEBTEDNESS" means, collectively, (i) Indebtedness under the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture and (ii) any other Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated by its terms in right of payment to the Obligations.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise

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

specified herein or unless the context otherwise requires, any reference to a "Subsidiary" contained herein means a Subsidiary of Company.

                  "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded franchise taxes and all taxes that are imposed on the overall income or profits of such Lender by the United States or by any other Government Authority under the laws of which Lender is organized or has its principal office or maintains its applicable lending office.

                  "TAX NOTE" has the meaning assigned to that term in subsection 3.1F(iv).

                  "TAX SHARING AGREEMENT" means the tax sharing agreement entered into by DHC, Covanta and Company on the Closing Date, in form and substance satisfactory to the Agents, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.12.

                  "TOTAL DEBT" means, as at any date of determination, (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus
(ii) the amounts of "Current portion of project debt" and "Project Debt", whether such line items are so titled or otherwise titled, as such line items are or would be reflected in Company's consolidated balance sheet as at such date prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amounts in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, minus
(iii) any portion of Indebtedness of Company and its Subsidiaries under the Tax Sharing Agreement included in the amount described in clause (i) above.

                  "TREASURY REGULATIONS" means the Treasury Regulations promulgated under the Internal Revenue Code.

                  "TSCA" means the Toxic Substances Control Act of 1976, as amended (15 U.S.C. Section 2601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "UBS BANK" means Union Bank of Switzerland, New York Branch.

                  "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

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

                  "UNITED STATES" means the United States of America.

                  "UNSECURED CREDITOR NOTES" has the meaning assigned to that term in subsection 3.1F(iv).

                  "UNSECURED CREDITOR NOTES INDENTURE" means the Indenture pursuant to which the Unsecured Creditor Notes are issued.

         1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii) and
(iv) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(vi)). Except as otherwise permitted by this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 4.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 5.1(vi).

         1.3      OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                  A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

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

SECTION 2.        AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

         2.1      COMMITMENTS; MAKING OF LOANS; THE REGISTER; OPTIONAL NOTES.

                  A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Lender severally agrees (i) that a portion of its outstanding Prepetition Secured Claims equal to the amount set forth opposite its name on Schedule 2.1 annexed hereto shall be converted to (and shall be deemed to be a loan made by such Lender as) a Loan on the Closing Date, and (ii) that on the "Determination Date" (as defined in the Approved Plan of Reorganization), a portion of its outstanding Prepetition Secured Claims equal to its Pro Rata Share of any Permitted Supplemental Loan Amount shall be converted to (and shall be deemed to be a loan made by such Lender as) a Loan pursuant to Section 4.3_ of the Approved Plan of Reorganization. Any Loan deemed made pursuant to clause (ii) of the preceding sentence shall be made initially as a Base Rate Loan. The amount of each Lender's Pro Rata Share of the Loans is set forth opposite its name on Schedule 2.1 annexed hereto. The aggregate original principal amount of the Loans of all Lenders is $90,000,000, and the aggregate principal amount of the Loans of all Lenders shall increase from time to time by the principal amount of any Permitted Supplemental Loans. Loans deemed made under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed. All Loans and all other amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Loans shall include any Additional Interest Loans added to the principal balance thereof pursuant to subsection 2.2B. Borrowers hereby jointly and severally agree to the foregoing and promise to repay such Loans in accordance with the terms of this Agreement.

                  B. NO DISBURSEMENT OF FUNDS. All Loans described in clause (i) of subsection 2.1A shall, upon satisfaction or waiver of the conditions precedent specified in subsection 3.1, be deemed made (without any funding of any amounts therefor) on the Closing Date by Lenders simultaneously in the respective amounts set forth on Schedule 2.1 annexed hereto. All Loans described in clause (ii) of subsection 2.1A shall be deemed made (without any funding of any amounts therefor) by Lenders simultaneously and proportionately to their respective Pro Rata Shares on the date the relevant Permitted Supplemental Loan Amount is permitted to be converted to a Loan pursuant to the Approved Plan of Reorganization.

                  C. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 9.3), shall maintain (and make available for inspection by Borrowers and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 9.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Commitment and Loans of each Lender from time to time (the "REGISTER"). Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent

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

holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

                  D. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.1) on the Closing Date (or, if such notice is delivered after the date which is two Business Days prior to the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Loan, substantially in the form of Exhibit I annexed hereto, with appropriate insertions.

         2.2      INTEREST ON THE LOANS.

                  A. RATE OF INTEREST. Subject to the provisions of subsections 2.2C, 2.2E and 2.6, each Loan shall bear interest on the unpaid principal amount thereof from the date made or deemed made until repayment in full at the rate of 10.50% per annum.

                  B. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2C, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity). All interest payments on the Loans will be made pro rata in accordance with the outstanding principal balance under each Loan. On each Interest Payment Date, (i) interest accruing on the principal amount of the Loans at a rate of 6% per annum shall be payable in cash and (ii) Borrowers shall apply all Available Cash first to the payment of the remaining interest accruing on the Loans (other than any Additional Interest Loans) at a rate of 4.50% per annum to the full extent of such Available Cash and second, to the extent of any excess, to the payment of interest accruing on all Additional Interest Loan at a rate of 4.50% per annum; provided that if the amount of Available Cash on such Interest Payment Date is insufficient to pay the accrued interest on the Loans under this clause (ii) then the difference between the interest then due and payable under this clause (ii) with respect to the Loans and the interest actually paid in cash with respect to the Loans under this clause (ii) shall be added to the principal amount of the Loans on such Interest Payment Date (any and all such amounts that have been added to the principal amount of outstanding Loans, are referred to herein as the "ADDITIONAL INTEREST LOANS").

                  C. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable under

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

this Agreement for Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2C is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  D. COMPUTATION OF INTEREST. Interest on the Loans and other amounts bearing interest hereunder shall be computed on the basis of a 365-day or 366-day year, as the case may be. In computing interest on any Loan, the date of the making of such Loan shall be included; and the date of payment of such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan or funded drawing.

                  E. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrowers with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

         2.3      FEES.

                  Borrowers, jointly and severally, agree to pay to Agents such fees in the amounts and at the times separately agreed upon between Company and Agents. All fees referenced in this subsection 2.3 shall be earned when payable and shall be non-refundable.

         2.4 REPAYMENTS, PREPAYMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL .

                  A. PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                  (i) Voluntary Prepayments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or, if the amount of the Loans is less than such aggregate minimum amount, an amount equal to the amount of the Loans). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iii).

                  (ii) Mandatory Payments. Mandatory Payments shall be made in the amounts and under the circumstances set forth below, all such Mandatory Payments to be applied as set forth below or as more specifically provided in subsection 2.4A(iii), except to the extent the Intercreditor Agreement requires application thereof in a different manner than as set forth in this subsection 2.4A(ii) or subsection 2.4A(iii):

                           (a) Net Asset Sale Proceeds. No later than two days after the date of receipt by CEA, Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall make a Mandatory Payment

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

                  in an aggregate amount equal to the remaining amount of such Net Asset Sale Proceeds.

                           (b) Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be used for a Mandatory Payment pursuant to the provisions of subsection 5.4C, Company shall make a Mandatory Payment in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                           (c) Issuance of Indebtedness. On the date of receipt of the Net Indebtedness Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsections 6.1(i) through (vii), Company shall make a Mandatory Payment in an aggregate amount equal to such Net Indebtedness Proceeds.

                           (d) Tax Refunds. If after the Closing Date, Company or any of its Subsidiaries receives any payment of a cash refund or rebate of any Tax, the Borrowers shall no later than the Business Day following the date of receipt of such refund or rebate make a Mandatory Payment in the amount of such Tax refund or rebate, except to the extent such application would constitute a material violation of a valid Contractual Obligation in connection with a Project of Company or any of its Subsidiaries to remit such refund or rebate to the client of such Project.

                           (e) Excess Cash. If as of the last Business Day of any calendar month the sum of (1) Cash On Hand (after giving effect to the aggregate interest to be paid on such date pursuant to subsection 2.2C) plus (2) CPIH Revolver Availability (after giving effect to any voluntary repayment of outstanding CPIH Revolver Loans to be made on such date that are made on such date), exceeds $10,000,000, then Borrowers shall apply an amount equal to such excess (provided, that, in the event that such application would cause Cash On Hand to be less than $6,000,000, then such excess amount so applied shall be reduced such that Cash On Hand is not less than $6,000,000) (the amount so applied as it may be adjusted pursuant to the foregoing proviso, "AVAILABLE CASH")): first, to the payment of interest due and payable on the Loans pursuant to clause subsection 2.2B(ii); and second, to repay outstanding Loans.

                           (f) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with the receipt of any amount which would require a Mandatory Payment pursuant to subsections 2.4A(ii)(a) - (e), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, cash in the Cash Management System or Tax refund or rebate, as the case may be, that gave rise to such Mandatory Payment. In the event that Company shall subsequently determine that the actual amount was

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                                       34
                  greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional Mandatory Payment in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                  (iii) Application of Prepayments. Except as provided in subsection 2.4C and to the extent the Intercreditor Agreement requires application of any Mandatory Payment in a different manner than as set forth in this sentence, (1) any voluntary prepayments pursuant to subsection 2.4A shall be applied to repay outstanding Loans, and (2) any Mandatory Payment made pursuant to subsections 2.4A(ii)(a) - (d) shall be applied to repay Loans and/or to permanently reduce Commitments in accordance with the provisions of the Intercreditor Agreement, and the application of Mandatory Payments to Loans and/or Commitments required under the terms of the Intercreditor Agreement shall apply as if set forth herein.

                  (iv) Application of Payments to Loans. Any payments of the Loans, whether by voluntary prepayment, mandatory prepayment, scheduled payments or otherwise shall be applied: first, to all Loans (other than Additional Interest Loans); and second, to all Additional Interest Loans.

                  B. GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) Manner and Time of Payment. All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day. Each Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Anything contained herein to the contrary notwithstanding, Borrowers jointly and severally promise to repay all Loans when due in accordance with the terms hereof.

                  (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

                  (iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its

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

         name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent.

                  (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

                  (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the Obligations of Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

                  C. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT. Except to the extent the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 2.4C, upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite Lenders or upon termination of the Commitments (a) all Mandatory Payments or other payments received on account of the Obligations, whether from any Borrower, or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in the Collateral Documents), in each case in the following order of priority:

                  (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Agents are entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 8.4, 9.2 and 9.3 and the other terms of this Agreement and the Loan Documents;

                  (ii) thereafter, to the extent of any excess such proceeds, to the payment of all Obligations, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

                  (iii) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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         2.5      USE OF PROCEEDS.

                  No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower or any Subsidiary of any Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

         2.6      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

                  A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.6B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

                  (i) subjects such Lender to any additional Tax (other than any withholding tax with respect to which subsection 2.6B applies) with respect to this Agreement or any of its obligations hereunder (including with respect to maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

                  (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or

                  (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrowers shall promptly pay, on a joint and several basis, to such Lender, upon receipt of the statement referred to in subsection 2.7A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.

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                  B. TAXES.

                  (i) Payments to Be Free and Clear. All sums payable by Borrowers under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

                  (ii) Grossing-up of Payments. If any Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Loan Documents:

                           (a) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it (it being understood and agreed that no such notice shall be required with respect to Canadian Lenders, if any);

                           (b) Borrowers shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on any Borrower) for their own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                           (c) the sum payable by Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                           (d) within 30 days after paying any sum from which any or all of them are required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which any or all of them are required by clause (b) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

                  (iii)    Evidence of Exemption from U.S. Withholding Tax.

                           (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.6B(iii), a "NON-US LENDER") shall (1) to the extent such Non-US Lender is not a Canadian Lender, deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment

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

                  Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents, and (2) to the extent such Non-US Lender is a Canadian Lender, deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Canadian Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Canadian Lender (in the case of each other Canadian Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of any forms, properly completed and duly executed by such Lender, required under the Internal Revenue Code or the regulations issued thereunder to establish that such Canadian Lender is eligible for a reduced withholding tax rate under the "Convention Between the United States of America and Canada with Respect to Taxes on Income and Capital" or any successor thereto.

                           (b) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents (or, if such Lender is a Canadian Lender, to confirm or establish that such Lender is eligible for the relevant reduced withholding tax rate) or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                           (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.6B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.6B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.6B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.6B(iii)(c) shall relieve Borrowers of their obligation to pay any amounts pursuant to subsection 2.6B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject

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

                  to withholding as described in subsection 2.6B(iii)(a) (or, to the extent such Lender is a Canadian Lender, establishing the fact that such Lender is eligible for the relevant reduced withholding tax rate).

                           (d) Notwithstanding anything contained in this subsection to the contrary, Borrowers shall be required to pay additional amounts to each Canadian Lender under clause (c) of subsection 2.6B(ii) with respect to any Loan Exposure held by such Canadian Lender in its capacity as a Canadian Lender notwithstanding that such Lender fails to deliver forms, certificates or other evidence establishing the fact that such Lender is not subject to withholding as described in subsection 2.6B(iii)(a)(1).

                  (iv) Indemnity for Withheld Amounts. Borrowers hereby agree to indemnify Lenders and Agents for the full amount of any deduction or withholding on account of any Taxes imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment (including any such Taxes imposed by any jurisdiction on amounts payable under this subsection 2.6B) that Borrowers are required to pay pursuant to subsection 2.6B(ii) but were paid by Agents or Lenders with respect to sums payable by Borrowers under this Agreement and the other Loan Documents and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made promptly, and in any event within 10 days after, the relevant Lender or Agent makes demand therefor in writing.

                  C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans, Commitments, or other Obligations to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in subsection 2.7A, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

         2.7      STATEMENT OF LENDERS; OBLIGATION OF LENDERS TO MITIGATE.

                  A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6 or 2.7B shall deliver to Company (with a copy to Administrative Agent) a

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

written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that a Lender claiming compensation or reimbursement pursuant to subsection 2.6B(ii) due to circumstances in effect as of the Closing Date shall not be required to deliver more than one such statement to Borrowers or Administrative Agent, and such statement shall remain effective with respect to this Agreement until all Obligations have been paid in full.

                  B. MITIGATION. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under subsection 2.6 (other than subsection 2.6B(ii)), it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.6 would be materially reduced and
(ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.7B unless Borrowers agree to pay, on a joint and several basis, all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

         2.8      JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS.

                  A. JOINT AND SEVERAL OBLIGATIONS. All Obligations of Borrowers under the Loan Documents shall be the joint and several Obligations of each Borrower.

                  B. NO IMPAIRMENT OR RELEASE. The Obligations of and the Liens granted by any Borrower under the Loan Documents shall not be impaired or released by any action or inaction on the part of Administrative Agent or any Lender with respect to any other Loan Party, including any action or inaction which would otherwise release a surety.

                  C. CONTRIBUTION RIGHTS. In order to provide for just and equitable contribution among Borrowers if any payment is made by a Borrower (a "FUNDING BORROWER") in discharging any of the Obligations, that Funding Borrower shall be entitled to a contribution from the other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among Borrowers on the basis of the relative benefits received by Borrowers. If and to the extent that a Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Funding Borrower may have against the other Borrowers by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset of the party to which such contribution is owing and shall be subject to the Liens and security interests of Administrative Agent. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of Administrative Agent or any Lender under the Loan Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the Obligations.

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

         2.9      RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

                  Except as prohibited under applicable law, Company hereby waives any claim, right or remedy, direct or indirect, that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations in connection with this Agreement or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Agent or Lender now has or may hereafter have against any other Borrower or any guarantor of the Obligations, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Agent or Lender. In addition, until the Obligations shall have been indefeasibly paid in full, Company shall withhold exercise of any right of contribution Company may have against any other Borrower or Loan Party. Company further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Company may have against any other Borrower or Loan Party or against any collateral or security shall be junior and subordinate to any rights any Agent or Lender may have against any other Borrower, to all right, title and interest any Agent or Lender may have in any such collateral or security, and to any right any Agent or Lender may have against such Loan Party. If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Agents and Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Agents and Lenders to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 3.        CONDITIONS TO LOANS

                  The obligations of Lenders to make (or to be deemed to make) Loans hereunder are subject to the satisfaction of the following conditions.

         3.1      CONDITIONS TO CLOSING DATE.

                  The obligations of Lenders with respect to their respective Commitments and to make any Loans to be made (or to be deemed made) on the Closing Date, are subject to prior or concurrent satisfaction of the following conditions:

                  A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Borrowers shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrowers or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing
Date:

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

                  (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

                  (iv) Executed originals of the Loan Documents to which such Person is a party; and

                  (v) Such other documents as Administrative Agent may reasonably request.

                  B. FEES. Borrowers shall have paid out of Debtors' estates to Administrative Agent, (i) for distribution (as appropriate) to Agents, the fees payable on the Closing Date referred to in subsection 2.3 and all reasonable and documented costs and expenses (including legal fees, due diligence fees, recordation expenses, other out-of-pocket expenses and taxes) of Agents incurred in connection with the negotiation, preparation, recordation, execution and completion of the Loan Documents and the transactions contemplated thereby, including such fees and expenses of O'Melveny & Myers LLP, counsel to Agents, and Ernst & Young Corporate Finance LLC, and (ii) for distribution (as appropriate) to DIP Lenders and DIP Agents, all unpaid interest and fees accrued under the DIP Credit Agreement on or before the Closing Date, and all reasonable and documented costs and expenses of DIP Agents and DIP Lenders owed pursuant to subsection 10.2 of the DIP Credit Agreement. Borrowers shall have paid out of Debtors' estates to D.E. Shaw an arrangement fee of $450,000, unless Borrowers have previously paid out of Debtors' estates to D.E. Shaw the commitment fee required pursuant to the "Commitment Letter" (as defined in the Order Pursuant to Section 363 of the Bankruptcy Code Authorizing Debtors to Enter into Letter Agreement with D.E. Shaw Laminar Portfolios, L.L.C. as Additional New Lender and Make Certain Payments in Connection Therewith entered by the Bankruptcy Court on November [__], 2003).

                  C. CORPORATE AND CAPITAL STRUCTURE; MANAGEMENT; OWNERSHIP.

                  (i) Corporate Structure. DHC shall own all of the issued and outstanding Capital Stock of Covanta. CEA shall own all of the issued and outstanding common stock of Company. The corporate organizational structure of Company and its Subsidiaries on the Closing Date, after giving effect to the Approved Plan of

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

         Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Approved Plan of Reorganization and the Disclosure Statement related thereto.

                  (ii) Capital Structure and Ownership. DHC shall have made a cash equity contribution to Covanta of not less than $30,000,000. The capital structure and ownership of Company and its Subsidiaries on the Closing Date, after giving effect to the Approved Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Approved Plan of Reorganization and the Disclosure Statement related thereto.

                  (iii) Management. The Governing Bodies, officers and management structure of Covanta, Company and its Subsidiaries on the Closing Date, after giving effect to the Approved Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Approved Plan of Reorganization and the Disclosure Statement related thereto and shall be as set forth on Schedule 3.1C annexed hereto. Lenders shall have received copies of, and Requisite Lenders shall be satisfied with the form and substance of, the Employment Agreements and any other employment agreements with and any incentive arrangements for senior management of Company and its Subsidiaries.

                  D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Agents an Officer's Certificate, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Section 4 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

                  E. PLAN OF REORGANIZATION; CONFIRMATION ORDER; DISCHARGE OF EXISTING CREDIT FACILITIES.

                  (i) Plan of Reorganization. The Plan of Reorganization and all amendments, modifications, revisions and restatements thereof, if any, shall have been approved by the creditors of Borrowers (including the DIP Lenders and the Prepetition Lenders) in requisite number and percentage, and confirmed by the Bankruptcy Court pursuant to the Confirmation Order and delivered to Agents (the "APPROVED PLAN OF REORGANIZATION"). Except as set forth in modifications filed with the Bankruptcy Court and approved by Agents, there shall have been no modifications, amendments, revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Covanta or any of its Subsidiaries in the Approved Plan of Reorganization shall be accurate, true, correct and complete in all material respects as of the Closing Date. The Approved Plan of Reorganization (a) shall provide for the payments on the Closing Date described in subsection 3.1T, the corporate reorganization described in subsection 3.1S, the making of the Loans under this Agreement and the Indebtedness described in

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

         subsection 3.1F; and (b) upon satisfaction of all conditions to the effectiveness of this Agreement, shall become effective in accordance with its terms without waiver of any condition to such effectiveness that, in Agents' reasonable judgment, is material.

                  (ii) Confirmation Order. The Confirmation Order shall have been delivered to Lenders, shall address the matters set forth in subsections 3.1F, 3.1S and 3.1T, the making of the Loans and Commitments under this Agreement and the terms hereof and the granting of all Liens and consents required under this Agreement and the other Loan Documents and otherwise be in form and substance satisfactory to Requisite Lenders. The Confirmation Order shall be in full force and effect and no portion thereof shall have been stayed pending any appeal or petition for review or for rehearing, not less than 11 days shall have elapsed since entry of the Confirmation Order and Agents shall have received evidence satisfactory to each demonstrating such facts. Debtors' First Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code and the Liquidation Plan Supplement to Debtors' First Amended Joint Plan of Liquidation, as filed with the Bankruptcy Court on September 28, 2003 and as amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under the DIP Credit Agreement, shall have been confirmed by the Bankruptcy Court pursuant to an order in form and substance satisfactory to Requisite Lenders.

                  (iii) Approval of Fees Related to Exit Financing. The Bankruptcy Court order approving the fees payable to Agents and the Lenders described in subsection 3.1B shall be in full force and effect, without modification or amendment except to the extent approved by Agents.

                  (iv) Material Contracts. The terms and conditions of any Material Contracts to be entered into by the Borrowers or any of their Subsidiaries pursuant to the Approved Plan of Reorganization shall be in form and substance satisfactory to Requisite Lenders and Agents.

                  F. MATTERS RELATING TO EXISTING INDEBTEDNESS.

                  (i) Termination of DIP Credit Agreement and Related Liens. (a) Indebtedness consisting of funded amounts outstanding under the DIP Credit Agreement on the Closing Date shall have been repaid in full in cash, (b) all undrawn "Tranche A L/Cs" and "Tranche B L/Cs" under the DIP Credit Agreement (other than the Existing Detroit L/Cs) shall be replaced (or any further drawings thereunder shall be fully supported pursuant to arrangements satisfactory to DIP Lenders and the issuers thereof) with letters of credit issued under the New L/C Facility Agreement, (c) the Existing Detroit L/Cs shall be replaced with letters of credit issued under the Detroit L/C Credit Agreement as the Detroit L/Cs, (d) each letter of credit (if any) issued or deemed issued under the DIP Credit Agreement other than the "Tranche A L/Cs" and "Tranche B L/Cs" shall have been cash collateralized pursuant to arrangements reasonably satisfactory to the issuer of such letter of credit, or cancelled and returned undrawn, or reimbursed, (e) all commitments to lend or make other extensions of credit under the DIP Credit Agreement shall have terminated (except that the participations of DIP Lenders purchased in the letters of credit, if any, referred to in clause (d) above shall continue),

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         and (f) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries under the DIP Credit Agreement shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (ii) Termination of Prepetition Credit Agreement, 9.25% Debentures and Related Liens. (a) Indebtedness consisting of the 9.25% Debentures and the Prepetition Obligations on the Closing Date shall be satisfied by application of the High Yield Notes and the Loans and by application of Cash On Hand of Borrowers (as described in subsection 3.1T), and (b) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries under the Prepetition Credit Agreement and the 9.25% Debentures shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (iii) Domestic Facilities. Indebtedness under the Detroit L/C Credit Agreement, the New L/C Facility Agreement and the High Yield Notes shall be secured as set forth in the Domestic Loan Documents and High Yield Indenture and shall be non-recourse to the Borrowers or their assets. The Domestic Loan Documents, High Yield Notes and High Yield Indenture shall be in full force and effect, the "Closing Date" as defined in each of the Domestic Loan Documents, High Yield Notes, and High Yield Indenture shall have occurred, and the Domestic Loan Documents, High Yield Notes and High Yield Indenture and shall be in form and substance satisfactory to Requisite Lenders.

                  (iv) Existing Indebtedness to Remain Outstanding. After giving effect to the Approved Plan of Reorganization, the Indebtedness of Domestic Borrowers and Borrowers (other than Indebtedness under the Loan Documents, the Domestic Loan Documents, and the CPIH Revolver Documents) shall consist of (a) $205,000,000 in aggregate initial principal amount of High Yield Notes, (b) a note issued by Covanta in a principal amount not to exceed $35,000,000 (the "TAX NOTE"), representing the back tax liability of Covanta and its Subsidiaries as of the Closing Date, which Tax Note shall be unsecured and unguarantied, shall have a final maturity date of 6 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize on a 30-year schedule for the first 5 years after the issuance thereof with the balance due at maturity, (c) subordinated notes issued by Covanta (the "UNSECURED CREDITOR NOTES") in an aggregate principal amount equal to the amount of "Operating Company Unsecured Claims" that are "Allowed" (as such terms are defined in the Approved Plan of Reorganization), which Unsecured Creditor Notes shall be unsecured and unguarantied, shall have a final maturity date of 8 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize in an amount not to exceed $3,900,000 annually commencing on the second anniversary of the Closing Date with the remainder due at final maturity, (d) outstanding Indebtedness described in Schedule 6.1(v) annexed hereto, and (e) Indebtedness under the CEA Stock Pledge Agreement. The terms and conditions of all such Indebtedness (including payment terms, covenants, representations and warranties, defaults and, in the case of the Unsecured Creditor Notes, payment subordination provisions), and the

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         definitive documentation therefor, shall be in form and in substance satisfactory to Requisite Lenders.

                  (v) Related Agreements in Full Force and Effect. Lenders shall have received a fully executed or conformed copy of the Domestic Loan Documents, CPIH Revolver Documents, the High Yield Indenture and the High Yield Notes, the Management Services and Reimbursement Agreement, the Corporate Services Reimbursement Agreement, the Tax Note, the Unsecured Creditor Notes, the Unsecured Creditor Notes Indenture, the Employment Agreements, the Intercreditor Agreement and any documents executed in connection therewith, each such Related Agreement, the Domestic Loan Documents, the High Yield Notes, the Unsecured Creditor Notes, the Employment Agreements, the Intercreditor Agreement, the High Yield Indenture, the Management Services and Reimbursement Agreement, the Corporate Services Reimbursement Agreement and the Unsecured Creditor Notes Indenture shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by either Agent to be material.

                  G. FINANCIAL STATEMENTS; PROJECTIONS. On or before the Closing Date, Lenders shall have received (i) the audited consolidated financial statements of Covanta and its Subsidiaries for the Fiscal Year ended December 31, 2002 delivered pursuant to clause (i) of subsection 4.1G of the Domestic Credit Agreement, (ii) the unaudited consolidated financial statements of Covanta and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 delivered pursuant to clause (ii) of subsection 4.1G of the Domestic Credit Agreement, and (iii) financial statements with respect to Company and its Subsidiaries derived from the financial statements described in clauses (i) and (ii) above in form satisfactory to Agents, all in reasonable detail and (in the case of the financial statements described in clause (iii)) certified by the chief executive officer or chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. Company shall have delivered to Agents and Lenders such projected financial statements as Agents may reasonably request for the period from the Closing Date through December 31, [2006], including the budget of monthly and quarterly cash receipts and expenditures for Fiscal Year 2004 and annual net cash flow for Fiscal Years 2005 and [2006] attached hereto as Schedule 1.1B, which budget and other projections shall be satisfactory to Agents and Requisite Lenders and shall be accompanied by a certificate from the chief executive officer or chief financial officer of Company certifying that they are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made.

                  H. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received an Officer's Certificate from Covanta dated the Closing Date, substantially in the form delivered under subsection 4.1H of the Domestic Credit Agreement and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Domestic Loan Documents, Domestic Borrowers, taken as a whole, and Covanta will be Solvent.

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

                  I. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & McRae, counsel for Borrowers, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VI annexed hereto and as to such other matters as Agents acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Agents and Lenders).

                  J. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS AND OTHER DOCUMENTS. Administrative Agent and its counsel shall have received copies of the opinions of counsel delivered to the parties under the Related Agreements, the Domestic Loan Documents, the High Yield Note, the High Yield Indenture, the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and Borrowers shall have made reasonable efforts to obtain from each such counsel letters authorizing Lenders to rely on such opinions to the same extent as though such opinions were addressed to Lenders.

                  K. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Covanta's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 is in full force and effect and that Collateral Agent and/or Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4.

                  L. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Covanta and its Subsidiaries shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Covanta, Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. Administrative Agent shall have received an Officer's Certificate of Company in form and substance reasonably satisfactory to Administrative Agent certifying as to the foregoing matters and any other evidence reasonably requested by Agents in support thereof. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

                  M. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Administrative Agent shall have received evidence satisfactory to it that Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that Administrative Agent may reasonably request in order to evidence, in favor of Collateral

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

Agent, for the benefit of Secured Parties, a valid and perfected security interest in the entire personal and mixed property Collateral, with the priority set forth in the Collateral Documents (it being understood that such actions by CEA shall relate solely to its pledge of the common stock of Company). Such actions shall include the following:

                  (i) Stock Certificates and Instruments. Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all capital stock included in the Collateral and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

                  (ii) Lien Searches and UCC Termination Statements. Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Borrower and of all effective UCC financing statements which may have been made with respect to Capital Stock of Company, in each case, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (iii) UCC Financing Statements and Fixture Filings. Delivery to Collateral Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Borrower with respect to all personal and mixed property Collateral of such Borrower and by CEA with respect to the common stock of Company, in each case, for filing in all jurisdictions as may be necessary or in the opinion of Collateral Agent desirable to perfect the security interests in favor of Collateral Agent created in such Collateral pursuant to the Collateral Documents;

                  (iv) PTO Cover Sheets, Etc. Delivery to Collateral Agent of all cover sheets or other documents or instruments Collateral Agent may reasonably request to be filed with the PTO in order to evidence Liens in favor of Collateral Agent in respect of any IP Collateral; and

                  (v) Control Agreements. Delivery to Collateral Agent of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

                  N. [INTENTIONALLY OMITTED].

                  O. NO MATERIAL ADVERSE CHANGE. Agents (in their sole discretion) shall be satisfied that there has been no material adverse change (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) since December 31, 2002 in

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

the business, property, assets, operations, financial condition or prospects of Company and its Subsidiaries taken as a whole, and Company shall have delivered to Agents an Officer's Certificate to the foregoing effect.

                  P. CASH MANAGEMENT SYSTEM. The cash management system of Company and its Subsidiaries shall be as set forth on Schedule 3.1P annexed hereto.

                  Q. [INTENTIONALLY OMITTED].

                  R. GEOTHERMAL SALE. Covanta shall have consummated the Geothermal Sale on terms and conditions and pursuant to documentation in form and substance satisfactory to the Requisite DIP Lenders.

                  S. COMPANY REORGANIZATION. On the Closing Date, (i) Covanta shall own 100% of the outstanding Capital Stock of CEA, (ii) CEA shall own 100% of the outstanding common stock of Company, which shall own the Capital Stock of all Persons (including Persons holding the equity interests in other Persons) holding the assets and operations of the IPP International Business to the extent described in the Approved Plan of Reorganization and the Disclosure Statement related thereto, (ii) all relevant operating and administrative expenses associated with the IPP International Business shall be transferred into Company in accordance with the Management Services and Reimbursement Agreement, and (iii) not less than $5,000,000 of cash for working capital shall have been transferred from Covanta and its Subsidiaries (other than Borrowers) to the Borrowers as an equity contribution.

                  T. DISTRIBUTION. All unrestricted Cash On Hand (including, without limitation, net sale proceeds from the Geothermal Sale) of Covanta and its Subsidiaries remaining prior to the equity contribution referred to in subsection 3.1C(ii) but after (i) the transfer of working capital amounts to Company as described in subsection 3.1S, (ii) the payment of the fees referred to in subsection 3.1B, (iii) the disposition of those letters of credit referred to in subsection 3.1F(i)(c), (iv) the payment of allowed administrative expenses, (v) the reimbursement of reasonable accrued fees and expenses of DHC not to exceed $4,000,000 in the aggregate and reasonable accrued fees and expenses of D.E. Shaw not to exceed $350,000 in the aggregate, and (vi) payment of funded outstanding obligations under the DIP Credit Agreement (if any) and (without duplication of clauses (i) through (vi)) the payment of other "Exit Costs" (as defined in the Approved Reorganization Plan), subject to an amount of cash (which amount shall be determined in accordance with terms set forth in the draft Plan of Reorganization attached (on the date of execution thereof) to the Investment and Purchase Agreement dated as of December ___, 2003 between DHC and Covanta) (plus reserves required to address timing issues associated with the Geothermal Sale and emergence from the Chapter 11 Cases (in an aggregate amount satisfactory to the DIP Lenders)) to be retained in the Cash Management System in the United States by Covanta and its Subsidiaries (collectively, such Cash On Hand, net of such transferred amount, such payments and reimbursements, such retained amount and such reserves, is referred to herein as "DISTRIBUTABLE CASH"), shall have been distributed as follows: first, to the extent of the first $60,000,000 of such Distributable Cash, for the benefit of the holders of Prepetition Secured Claims that are Detroit L/C Lenders on the Closing Date, on account of their allowed pre-petition exposure, in accordance with the Approved Plan of Reorganization second, to the extent of the next $7,200,000 of such Distributable Cash, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-

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

Petition Date exposure, in accordance with the Approved Plan of Reorganization, and third, to the extent of 25% of any remaining Distributable Cash, to Covanta, and to the extent of the remaining 75%, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization.

                  U. NOL AVAILABILITY. Covanta, its independent advisers, Agents and Agents' counsel shall have determined to their respective sole satisfaction that the net operating losses disclosed to Agents and Lenders prior to the Closing Date as being held by DHC are available and accessible to Covanta and its Subsidiaries.

                  V. LITIGATION. On the Closing Date, there shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Approved Plan of Reorganization, any of the Loan Documents, any of the Domestic Loan Documents, the High Yield Notes or the High Yield Indenture that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Approved Plan of Reorganization, or any of the Loan Documents, or any of the Domestic Loan Documents.

                  W. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

                  Each Lender, by delivering to Agents a signed counterpart to this Agreement, shall be deemed (unless such Lender indicates otherwise in writing to Agents and Company) to have acknowledged receipt of, and to have consented to, approved and be satisfied with, the documents, agreements, instruments or information which require approval, consent or satisfaction of the Lenders or Requisite Lenders, as applicable, in order for the conditions precedent contained in this subsection 3.1 to be satisfied.

SECTION 4.        COMPANY'S REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Agreement and to make the Loans, Borrowers represent and warrant to each Lender, on the date of this Agreement and on the Closing Date, that the following statements are true, correct and complete:

         4.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

                  A. ORGANIZATION AND POWERS. Each Loan Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 4.1 annexed hereto. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Each Loan Party is in compliance with all material terms of its Organizational Documents.

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

                  B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

                  C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.12.

                  D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified in Schedule
4.1 annexed hereto. The Capital Stock of Company and each of its Subsidiaries identified in Schedule 4.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. CEA, Company and each of its Subsidiaries identified in Schedule 4.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Schedule
4.1 annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of CEA, Company and each of its Subsidiaries in Company and each of its Subsidiaries identified therein.

         4.2      AUTHORIZATION OF BORROWING, ETC.

                  A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

                  B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to CEA, Company or any of its Subsidiaries, the Organizational Documents of CEA, Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on CEA, Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of CEA, Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Covanta or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Secured Parties), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Covanta or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

                  C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the

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

transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except for the entry of the Confirmation Order and except for filings expressly contemplated by the Loan Documents and those Governmental Authorizations which have been obtained.

                  D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  E. RESTRICTIONS ON TRANSFER. There are no restrictions on Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from one Borrower to another, other than (i) prohibitions or restrictions existing under or by reason of (a) this Agreement and the other Loan Documents, (b) applicable law, (c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (d) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by subsection 6.2A, provided that such prohibitions or restrictions apply only to the assets subject to such Liens, and (ii) restrictions described in clauses (a) through (d) of subsection 6.2D.

         4.3      FINANCIAL CONDITION.

                  Company has heretofore delivered to Lenders, pursuant to subsection 3.1G, (i) statements of income, balance sheets and statements of cash flows with respect to Company and its Subsidiaries for the Fiscal Year ended December 31, 2002 and (ii) statements of income, balance sheets and statements of cash flows with respect to Company and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Borrower has, as of the Closing Date, any Contingent Obligation, contingent liability or unusual long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 5.1 or the notes thereto (other than (a) those liabilities reflected on the Schedules to this Agreement and (b) Performance Guaranties and Contingent Obligations that are permitted to be incurred under subsection 6.4) and that, in any such case, is material in relation to the business, operations, properties, assets or financial condition of Company or any of its Subsidiaries taken as a whole.

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

         4.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

                  Since December 31, 2002, no event or change has occurred (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since the Petition Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except (i) as permitted by subsection 6.5, and (ii) as was permitted by subsection 7.5 of the DIP Credit Agreement.

         4.5      TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL
                  PROPERTY.

                  A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                  B. REAL PROPERTY. As of the Closing Date, Schedule 4.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 4.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  C. INTELLECTUAL PROPERTY. As of the Closing Date, Schedule 4.5C annexed hereto contains a true, accurate and complete list of all material Intellectual Property. Each of Company and its Subsidiaries owns or has the right to use all material Intellectual Property used in the conduct of its business, and none of such Intellectual Property conflicts with a right of any other Person to the extent such conflict could reasonably be expect to result in a Material Adverse Effect.

         4.6      LITIGATION; ADVERSE FACTS.

                  Except as set forth in Schedule 4.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity,

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                                       54
or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Borrower, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate (together with all such Proceedings with respect to substantially similar or related matters), would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         4.7      PAYMENT OF TAXES.

                  Except to the extent permitted by subsection 5.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable (other than taxes represented by the Tax Note) and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against Company or any of its Subsidiaries, that Company or its Subsidiaries dispute or disagree with, that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         4.8      PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

                  A. Except as set forth on Schedule 4.8A annexed hereto, after giving effect to the Approved Plan of Reorganization, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

                  B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to (i) any agreements or instruments, the performance of which, in the ordinary course, would reasonably be expected to result in a Material Adverse Effect, or (ii) any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                  C. Schedule 4.8C contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date after giving effect to the Approved Plan of Reorganization. Except as described on Schedule 4.8C, all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

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         4.9      GOVERNMENTAL REGULATION.

                  Neither Company nor any of its Subsidiaries is subject to regulation under (i) the Public Utility Holding Company Act of 1935 ("PUHCA") (other than as an "exempt wholesale generator" or as a "foreign utility company", as such terms are defined in PUHCA), (ii) the Federal Power Act (other than as a "qualifying small power production facility", as such term is defined in PURPA), (iii) the Interstate Commerce Act, (iv) the Investment Company Act of 1940, or (v) any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

         4.10     SECURITIES ACTIVITIES.

                  A. Neither CEA nor Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  B. Following the making (or deemed making) of the Loans, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

         4.11     EMPLOYEE BENEFIT PLANS.

                  A. Company, each of its Subsidiaries and, with respect to Pension Plans and Multiemployer Plans, each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA, the regulations and published interpretations thereunder and other applicable law with respect to each Employee Benefit Plan, and have performed all of their material obligations under each Employee Benefit Plan. Company and each of its Subsidiaries are in material compliance with all applicable laws and orders of foreign Government Authorities with respect to each of its pension plans and employee benefit plans for foreign employees, and have performed all of their material obligations under each such pension plan and employee benefit plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received, or has timely taken all action necessary to receive, a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred (other than the enactment of legislation for which the remedial amendment period has not expired) that would reasonably be expected to affect adversely such Plan's qualification.

                  B. No ERISA Event has occurred or is reasonably expected to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 4.11 annexed hereto or in the financial statements delivered to Lenders pursuant to subsection 3.1 or
5.1 hereof, as applicable, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries.

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                  D. As of January 1 of each year (based on, with respect to each Pension Plan, the actuarial valuation as of such January 1, or if no such valuation was performed as of such January 1 but was performed within the preceding 12 months, the date as of which the valuation was so performed), the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed (i) $20,000,000, in the event the applicable law (including statutorily prescribed actuarial assumptions) used in determining such unfunded benefit liabilities (the "ASSUMPTIONS") is generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000 in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans.

                  E. To each Borrower's knowledge, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with the potential liability for a complete withdrawal from all other Multiemployer Plans for which such actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, based on the information contained in such reports, would not reasonably be expected to exceed $7,500,000.

                  F. Neither Company nor any Subsidiary has incurred or is reasonably expected to incur any material liability pursuant to Title IV of ERISA with respect to any employee benefit plan of an entity that was formerly an ERISA Affiliate of Company or any of its Subsidiaries or with respect to any employee benefit plan that was previously maintained by Company or any of its Subsidiaries.

         4.12     CERTAIN FEES.

                  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

         4.13     ENVIRONMENTAL PROTECTION.

                  A. Except as set forth in Schedule 4.13 annexed hereto, neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials

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Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  B. Except as set forth in Schedule 4.13 annexed hereto, neither Covanta nor any of its Subsidiaries has received any letter or request for information under Section 104 of CERCLA or any comparable state law regarding any condition, occurrence or activity that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  C. Except as set forth in Schedule 4.13 annexed hereto, there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  D. Except as set forth in Schedule 4.13 annexed hereto, (i) neither Covanta nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Covanta or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, (ii) none of Company's or any of its Subsidiaries' Facilities constitute facilities for the treatment, storage or disposal of Hazardous Materials under RCRA or any state equivalent, and (iii) none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste in violation of RCRA or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent; and

                  E. Compliance with all current requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or impose liability on any Lender or Agent.

         4.14     EMPLOYEE MATTERS.

                  Except as described in Schedule 4.14 annexed hereto with respect to the Bataan Project, there is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

         4.15     MATTERS RELATING TO COLLATERAL.

                  A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (x) the actions taken on or prior to the date hereof pursuant to subsections 3.1M, 3.1N, 5.8, 5.9 and 5.11 and (y) the delivery to Collateral Agent of any Pledged Collateral of the Loan Parties not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Collateral Agent, for the benefit of Secured Parties, a Lien on all of the Collateral of the Loan Parties (which Lien has priority over any other Lien on such Collateral, subject to Permitted Encumbrances and Liens permitted under subsection 6.2A), and all filings and other actions necessary or desirable to

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perfect and maintain the perfection and such priority of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

                  B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by subsection 4.15A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and
(c) authorizations and approvals in respect of the exercise of rights or remedies as to any collateral of any Loan Party which is subject to regulation under the Federal Power Act pursuant to Section 210(e)(2) of PURPA.

                  C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 4.15A and to evidence Liens permitted pursuant to subsection 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

                  D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  E. INFORMATION REGARDING COLLATERAL. All information supplied to Collateral Agent or Administrative Agent by any Loan Party (including its officers, employees, agents, advisors, representatives or counsel) with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

         4.16     DISCLOSURE.

                  No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other certificate or written statement (excluding the projections, pro forma financial statements and forward looking statements contained therein and the estimates contained in such projections, pro forma financial statements and forward looking statements) furnished to Lenders by Covanta or any of its Subsidiaries, including any such Person's officers, employees, agents, advisors, representatives or counsel, for use in connection with the transactions contemplated by this Agreement, contained as of the date such representation or warranty was made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made and in light of such representations and warranties and all such prior representations and

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warranties, taken as a whole. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, and, accordingly, no assurances are given and no representations or warranties are made by Company or any of its Subsidiaries that any of the estimates and assumptions are correct, that the projections will be achieved or that the forward looking statements expressed in such information will correspond to actual results.

         4.17     CASH MANAGEMENT SYSTEM.

                  The summary of the Cash Management System attached hereto as
Schedule 3.1P is accurate and complete in all material respects as of the Closing Date and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Borrower has any Deposit Account which is not described in Schedule 3.1P other than Deposit Accounts permitted to be owned after the Closing Date pursuant to subsection 5.10. There has been no change to the Cash Management System since the Closing Date except such changes as are permitted under subsection 5.10 and such other changes as have been disclosed to Lenders in writing and approved by Administrative Agent.

         4.18     MATTERS RELATING TO LOAN PARTIES.

                  A. LOAN PARTIES. Neither Company nor any of its Subsidiaries owns any interest in any Domestic Subsidiary which is not a Borrower.

                  B. DOMESTIC SUBSIDIARY ASSETS. Each Domestic Subsidiary has granted a Lien in favor of Collateral Agent on substantially all of its property pursuant to the Collateral Documents.

                  C. DOMESTIC SUBSIDIARY CAPITAL STOCK. The Capital Stock of each Domestic Subsidiary which is directly owned by any Loan Party has been pledged to Collateral Agent pursuant to the Collateral Documents, except for the Capital Stock of those Domestic Subsidiaries (other than Borrowers) (i) which is subject to a Lien permitted under subsection 6.2A securing Indebtedness permitted under subsection 6.1, or (ii) the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (b) applicable law affecting such Loan Party or such Domestic Subsidiary.

                  D. FOREIGN SUBSIDIARY CAPITAL STOCK. 65% of the Capital Stock of each Foreign Subsidiary which is a Material Subsidiary and is directly owned by Borrowers (or such lesser percentage as is owned by Borrowers ) has been pledged to Administrative Agent pursuant to the Collateral Documents except for the Capital Stock of those Foreign Subsidiaries the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (b) applicable law affecting such Borrower or such Foreign Subsidiary.

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                  E. COMPANY CAPITAL STOCK. The outstanding common stock of
Company has been pledged to Collateral Agent pursuant to the CEA Stock Pledge Agreement. No Contractual Obligations are in effect which would be violated by a pledge of the common stock of Company pursuant to the CEA Stock Pledge Agreement.

                  Notwithstanding the foregoing, the failure to grant a Lien after the Closing Date on assets of Company and its Subsidiaries or to pledge Capital Stock of a Subsidiary shall not constitute a breach of the representations and warranties contained in subsections 4.18B, 4.18C and 4.18D above on any date after the Closing Date if, at the time of the making of such representation or warranty on any such date, Borrowers are not otherwise in default of their obligations under subsection 5.8 and have commenced and are diligently pursuing appropriate actions to create such Lien or pledge to the extent such Lien or pledge is required under such subsection; provided, however, that nothing in this sentence shall be construed as waiving any of the conditions contained in subsection 3.1.

         4.19     INVESTIGATION.

         All obligations in existence immediately after the Closing Date (other than obligations that do not, in the aggregate, exceed $2,000,000) to extend credit or credit support or obtain the extension of credit or credit support or to make investments or expenditures with respect to existing or future Projects of any Borrower or any Subsidiary of any Borrower that are contained in Contractual Obligations or of which Borrowers are otherwise aware have been disclosed to Agents and the DIP Lenders prior to the Closing Date. Borrowers have made such inquiry and investigation as is necessary to enable Borrowers to make the representation contained in the preceding sentence.

         4.20     MATTERS RELATING TO BANKRUPTCY PROCEEDINGS.

                  A. PLAN OF REORGANIZATION. There have been no material modifications, amendments revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Covanta or any of its Subsidiaries in the Approved Plan of Reorganization is accurate, true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were accurate, true and correct in all material respects as of such earlier date).

                  B. CONFIRMATION ORDER. The Confirmation Order has been entered by the Bankruptcy Court at least 11 days prior to the Closing Date. The Confirmation Order has not been stayed pending any appeal or petition for review or for rehearing.

         4.21     SUBORDINATED INDEBTEDNESS.

                  The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and its Subsidiaries under the Unsecured Creditor Notes.

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         4.22     REPORTING TO IRS.

                  Company does not intend to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

SECTION 5.        COMPANY'S AFFIRMATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 5.

         5.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

                  Borrowers will maintain, and cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Administrative Agent (and, except as expressly provided below, promptly after receipt thereof Administrative Agent will deliver a copy to each Lender):

                  (i) Budget Report; Budget and Asset Sale Update: as soon as available and in any event no later than the 15th Business Day of each month commencing with the 15th Business Day of [January] 2004, (a) for the month most recently ended, a report in form satisfactory to Administrative Agent reflecting the actual cash receipts and disbursements of Company and its Subsidiaries for the preceding month with respect to each line item described in the Budget for the current Fiscal Year and the percentage and dollar variance of such amounts from the projected amounts therefor set forth in (x) such Budget and (y) the Budget for the current Fiscal Year as delivered pursuant to subsection 5.1(xvi), accompanied by an Officer's Certificate from the chief financial officer of Company certifying that such report accurately presents, in all material respects, cash receipts and cash expenditures of Company and its Subsidiaries for the periods indicated, (b) a supplement to the Budget for the current Fiscal Year, in the form of such Budget, reflecting projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter remaining in the current Fiscal Year with respect to each line item described in such Budget, which supplement shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such supplement are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, and (c) a report on all Asset Sales consummated prior to such date, describing in reasonable detail the properties sold, the consideration received and the expenses deducted from Gross Receipts therefor to calculate Net Asset Sale Proceeds, together with a progress report in

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         reasonable detail describing efforts being made to sell additional assets of Company and its Subsidiaries (such progress report described in this clause (c) to be provided solely to Administrative Agent and Documentation Agent);

                  (ii) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of income of Company and its Subsidiaries for such Fiscal Quarter and the related consolidated statements of stockholders' equity and cash flows of Company and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided, however, that so long as Covanta files a quarterly report on Form 10Q with the Securities and Exchange Commission for any Fiscal Quarter containing consolidating financial statements for Company and its Subsidiaries, Borrowers shall be required to deliver a copy of such quarterly report in lieu of the financial statements described in this subsection 5.1(iii);

                  (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the

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         results of their operations and their cash flows for the periods indicated, and (b) an audit report thereon of independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall (with respect to the audits for all Fiscal Years after 2003) be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall (with respect to the audits for all Fiscal Years including
         2003) state that in the opinion of such certified public accountants such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States; provided, however, that so long as Covanta files an annual report on Form 10K with the Securities and Exchange Commission containing consolidating financial statements for Company and its Subsidiaries, Borrowers shall be required to deliver a copy of such annual report in lieu of the financial statements described in clause (a);

                  (v) Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
         Section 6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; and (c) a certificate of the chief financial officer of Company stating that Company and its Subsidiaries have transferred to Deposit Accounts of Company located in the United States in the Cash Management System all funds of Company and its Subsidiaries on deposit in accounts located outside the United States that are required to be transferred pursuant to subsection 5.10B;

                  (vi) Reconciliation Statements: other than the fresh start adjustments required under SOP 90-7, if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (iii) or (iv) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements

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         pursuant to subdivision (iii) or (iv) of this subsection 5.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 5.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                  (vii) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon stating that in connection with their audit, nothing came to their attention that caused them to believe that Company failed to comply with the terms, provisions or conditions of subsection 6.6, insofar as they relate to financial and accounting matters, or, if such a failure to comply has come to their attention, specifying the nature and period of existence thereof (it being understood that their audit is not directed primarily toward obtaining knowledge of non-compliance and that such accountants shall not be liable by reason of any failure to obtain knowledge of any such non-compliance that would not be disclosed in the course of their audit);

                  (viii) Accountants' Reports: promptly upon request of an Agent (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                  (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company,
         (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Covanta or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Covanta or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

                  (x) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to

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         Lenders or (2) any material development in any Proceeding that, in the case of both clauses (1) and (2):

                           (I) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                           (II) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or to contest or challenge the legality, validity or enforceability of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, an Borrower equal to or greater than $1,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

                  (xi) ERISA Events: with reasonable promptness upon becoming aware of the occurrence of or forthcoming occurrence of (a) any ERISA Event or (b) any event that would constitute an ERISA Event but for the requirements (in order for such event to constitute an ERISA Event) that a Lien or liability imposed as a result thereof be material, that the error giving rise thereto be in bad faith, and/or that such event would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (xii)    ERISA Notices: with reasonable promptness, copies of
         (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request (it being agreed that commencing on the Closing Date, on an annual basis Borrowers shall request information from each Multiemployer Plan in accordance with section 4221 of ERISA to determine the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan);

                  (xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

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                  (xiv)    Governing Body: with reasonable promptness, written
         notice of any change in the Governing Body of Company;

                  (xv) Material Contracts: promptly, and in any event within 10 Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

                  (xvi) Budget: no later than the 15th day of December of each year commencing with December 15, 2004, a budget for the next Fiscal Year, in the form of the Budget for the current Fiscal Year, reflecting (a) projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter in the next Fiscal Year and (b) projected net cash flows of Company and its Subsidiaries for each Fiscal Year following the next Fiscal Year and ending with 2006, in each case with respect to each line item described in the Budget for the current Fiscal Year, which budget shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such budget are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (xvii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Requisite Lenders (or by any Lender so long as such request is made through an Agent (and Agents shall be required to request from Borrowers any such information and data reasonably requested by a Lender)); and

                  (xviii) Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder.

         5.2      EXISTENCE, ETC.

                  Except as permitted under subsection 6.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve the existence of any such Subsidiary or any such right or franchise if the management or Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and the loss thereof could not reasonably be expected to have a Material Adverse Effect.

         5.3      PAYMENT OF TAXES AND CLAIMS; TAX.

                  A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material

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sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

                  B. Borrowers will not file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

         5.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS.

                  A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except that Company and its Subsidiaries shall not be required to perform the foregoing obligations (i) with respect to Subsidiaries or assets to which Persons other than Company and its Subsidiaries have recourse under Non Recourse Debt owed to such Persons or (ii) to the extent that failure to perform such obligations would not reasonably be expected to have a Material Adverse Effect.

                  B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Unless prohibited by contractual or other legal requirement, such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at

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least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Administrative Agent a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to this subsection 5.4 is in full force and effect and that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 5.4.

                  C. APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                  (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
         (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes or any other purposes not prohibited under this Agreement, and
         (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, as provided in subsection 2.4A, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing (unless Company is otherwise required to use funds by law or contract), Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent or Collateral Agent. Upon receipt by Administrative Agent or Collateral Agent, as the case may be, of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A, and (b) to the extent the foregoing clause (a) does not apply Administrative Agent or Collateral Agent, as the case may be, shall deliver such Net Insurance/Condemnation Proceeds to Company, and (1) Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under this Agreement and (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing

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         the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however that if at any time Administrative Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent or Collateral Agent, as the case may be, of such Net Insurance/Condemnation Proceeds, Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  Notwithstanding the foregoing, no Net Insurance/Condemnation Proceeds shall be required to be applied as provided in subsection 2.4A to the extent such application would constitute a material violation of (1) a valid Contractual Obligation (in effect on the Closing Date or arising under the documentation for Non Recourse Debt permitted to be incurred under this Agreement) in favor of or for the benefit of a Person other than Company or any of its Subsidiaries or their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or inconsistency between subsection 5.4C and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         5.5      INSPECTION RIGHTS; LENDER MEETING.

                  A. INSPECTION RIGHTS. Borrowers shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender, at such Lender's expense, to visit and inspect any of the properties of such Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall, and shall cause each of their respective Subsidiaries to, permit such additional visits, inspections, and audits as Administrative Agent or Requisite Lenders may deem necessary or advisable, at any time from time to time, all at Borrowers' expense.

                  B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Agents and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

         5.6      COMPLIANCE WITH LAWS, ETC.

                  Borrowers shall comply, and shall cause each of their Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government

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Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

         5.7      ENVIRONMENTAL MATTERS.

                  A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent:

                  (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent;

                  (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent,
         (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or imposing liability on any Lender or Agent, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent;

                  (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), with respect to (a) the commencement or the threat to commence a proceeding regarding any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

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                  (iv)     Notice of Certain Proposed Actions Having
         Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to
         (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Agent or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations except to the extent the failure to maintain such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Agent; and

                  (v) Certain Communications. With respect to documents which would have been required to be provided to Administrative Agent pursuant to paragraph (i) or (iii) but for the parenthetical in those paragraphs, Company shall promptly upon receiving such documents provide a list identifying generally the documents not disclosed and summarizing the information contained in such documents to the extent consistent with not waiving any privilege with respect thereto. If the privilege prevents Company from summarizing the information contained in such documents Company (a) shall nevertheless advise Administrative Agent that a matter, the nature of which cannot be disclosed without waiving the applicable privilege, exists with respect to a specified Facility or Environmental Claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and
         (b) shall provide such other information to Administrative Agent, consistent with not waving the privilege, that Administrative Agent may reasonably request.

                  B. COMPANY'S ACTIONS REGARDING ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except if Company and its Subsidiaries do not have standing to contest or respond to such Environmental Claim); provided, however, that Company may, without breaching the requirements of this subsection 5.7B, contest an alleged violation of Environmental Laws or an Environmental Claim in good faith by appropriate proceedings promptly instituted and diligently conducted so long as during such contest the failure to cure such violation or to respond to such Environmental Claim or discharge the obligations thereunder could not reasonably be expected to result in a Material Adverse Effect.

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         5.8      EXECUTION OF THE PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER
                  THE CLOSING DATE.

                  A. FOREIGN PLEDGE AGREEMENTS. As soon as practicable (but not more than 90 days, unless rendered impracticable by events or by action or inaction of foreign Governmental Authorities in each case beyond the control of Borrowers (as determined in the reasonable judgment of Administrative Agent)) after the Closing Date (to the extent not completed on or prior to the Closing
Date), Borrowers shall cause Foreign Pledge Agreements to be executed and delivered to Administrative Agent with respect to 65% of the Capital Stock of all Foreign Subsidiaries which are Material Subsidiaries and are directly owned by any Borrower (other than to the extent a pledge of such Capital Stock under the Collateral Documents would constitute a material violation of (1) a valid Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (2) applicable law affecting such Borrower or such Foreign Subsidiary), shall take all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect the Liens purported to be created in such Capital Stock under the Collateral Documents, and shall deliver to Administrative Agent an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which (i) any Borrower holding stock of the relevant Foreign Subsidiary is organized with respect to the due authorization, execution and delivery of such Foreign Pledge Agreement by such Borrower, and (ii) such Foreign Subsidiary is organized with respect to customary matters regarding enforceability, validity and perfection of such pledge.

                  B. RELEASE OF RESTRICTIONS. Borrowers shall use their good faith, commercially reasonable efforts to obtain all necessary consents from all Persons in whose favor or for whose benefit Contractual Obligations are in effect which would be violated by a pledge of the Capital Stock of any Subsidiary of a Borrower. The foregoing efforts shall be exercised so as to obtain such consents as soon as practicable but no later than 90 days after the Closing Date.

         5.9      MATTERS RELATING TO REAL PROPERTY COLLATERAL.

                  From and after the Closing Date, in the event that any Borrower acquires any fee interest in real property or any Material Leasehold Property, such Borrower shall, as soon as practicable after such Person acquires such real property or Material Leasehold Property, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments, opinions, appraisals, title insurance and environmental reports as Administrative Agent may reasonably request to perfect and maintain the Liens created by the Collateral Documents, including, without limitation, deliver to Collateral Agent in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Borrower in such mortgaged property; and such opinions, appraisal, documents, title insurance, environmental reports and other documents as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent, and to assure, convey, assign, transfer and confirm unto Collateral Agent, for the benefit of the Secured Parties, the property and rights thereby conveyed and assigned or intended to now or

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hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Administrative Agent.

         5.10     DEPOSIT ACCOUNTS; REPATRIATION OF FOREIGN CASH.

                  A. DOMESTIC DEPOSIT ACCOUNTS. Borrowers shall, and shall cause each of their Subsidiaries to, maintain the Cash Management System as described in Schedule 3.1P, as said Schedule 3.1P may be supplemented from time to time pursuant to clause (c) below, and Company and its Subsidiaries shall not open or close Deposit Accounts in the United States or make other changes to the Cash Management System in the United States without the written consent of Administrative Agent, except that Company and its Subsidiaries may open and maintain funds in Deposit Accounts with Collateral Agent or other depository institutions after the Closing Date so long as (a) concurrently with the opening of any such account with a depository institution other than Collateral Agent, Borrowers shall deliver to Administrative Agent a Control Agreement with respect to such account (unless after giving effect to such opening Borrowers would not be in breach of the requirement set forth in clause (b)), (b) the aggregate amount on deposit at any time in all Deposit Accounts in the United States maintained with depository institutions other than Collateral Agent for which Control Agreements have not been delivered to Administrative Agent shall not exceed $50,000, and (c) concurrently with the opening of any such account, Borrowers shall deliver to Administrative Agent a written notice setting forth the account number and the name of the relevant depository institution (it being understood that such written notice shall be deemed to supplement Schedule 3.1P annexed hereto for all purposes of this Agreement) and, if applicable, the Project to which such account relates and the primary purpose of such account.

                  B. REPATRIATION OF FOREIGN CASH. At all times Company shall, and shall cause each of its Subsidiaries to, transfer to Deposit Accounts of Company located in the United States in the Cash Management System all funds of Company and its Subsidiaries on deposit in accounts located outside the United States that can be so transferred, to the extent such transfer (i) would not constitute a violation of (a) a valid Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (b) applicable law affecting the relevant Foreign Subsidiary or Project, and (ii) would not result in material adverse tax liabilities for Company and its Subsidiaries; provided, however, that Company and its Subsidiaries may maintain funds that would otherwise be required to be transferred pursuant to the foregoing provision so long as (1) such funds so maintained are applied to working capital, capital expenditure, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business and (2) the aggregate amount of such funds so maintained at any time does not exceed $2,000,000 in the aggregate.

         5.11     FURTHER ASSURANCES.

                  A. ASSURANCES. Without expense or cost to Agents or Lenders, each Borrower shall from time to time hereafter execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent may from time to time reasonably request and that do not

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involve a material expansion of Borrowers' obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Loan Documents and the Confirmation Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents and the Confirmation Order, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto Collateral Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Loan Documents or the Confirmation Order, registering or recording this Agreement or any other Loan Document. Without limiting the generality of the foregoing, Borrowers shall deliver to Collateral Agent, promptly upon receipt thereof, all instruments received by Borrowers after the Closing Date and take all actions and execute all documents necessary or reasonably requested by Collateral Agent to perfect Collateral Agent's Liens in any such instrument or any other Investment acquired by any Borrower.

                  B. FILING AND RECORDING OBLIGATIONS. Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Mortgage or other Loan Document, including any instrument of further assurance described in subsection 5.11A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Loan Document, including any instrument of further assurance described in subsection 5.11A, or by reason of its interest in, or measured by amounts payable under, the Notes, the Mortgages or any other Loan Document, including any instrument of further assurance described in subsection 5.11A, (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on the Notes or any other Loan Document; provided, however, that such Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that such Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by Administrative Agent) accompanied by documentation verifying the nature and amount of such payments, Administrative Agent may (but shall not be obligated to) pay the amount due and Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof.

                  C. COSTS OF DEFENDING AND UPHOLDING THE LIEN. Administrative Agent may, upon at least five days' prior notice to Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of any Agent, Lenders or any Borrower, in which any Agent or any Lender is named or which Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Mortgaged Property, any other Collateral, any Mortgage, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which Administrative Agent reasonably determines should be instituted to protect the interest or rights of Agents and Lenders in any Mortgaged Property or other Collateral or under this Agreement or any other Loan Document. Borrowers, jointly and severally, agree that all

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reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by Administrative Agent shall be paid pursuant to subsection 9.2 hereof.

         5.12     MOST FAVORED NATIONS PAYMENTS.

         Company shall, and shall cause each of its Subsidiaries to, extend any fees or pricing increases, to the extent such fees or pricing increases are the direct obligation of Company or its Subsidiaries, resulting from the amendment, waiver or modification, after the Closing Date, of the CPIH Revolver Documents, on an equivalent basis (based in the case of fees on the respective amounts of Loan Exposure outstanding (on one hand) and the credit exposure under the CPIH Revolver Documents (on the other hand)) to the Lenders regardless of whether a particular Lender has participated in or consented to a corresponding amendment, waiver or modification (if any) of the Loan Documents, and any such payment of equivalent fees shall be paid in cash concurrently with the fees giving rise to such equivalent fees.

SECTION 6.        BORROWERS' NEGATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

         6.1      INDEBTEDNESS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Borrowers may become and remain liable with respect to the Obligations and obligations under the CPIH Revolver Credit Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations and Performance Guaranties permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, any Indebtedness created as a result thereof;

                  (iii) Borrowers may become and remain liable with respect to Indebtedness to any other Borrowers; provided that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (iv) Subsidiaries of Company may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company so long as the proceeds of such Indebtedness are applied to Investments permitted under subsection 6.3(vi) to be made by Company or any of its Subsidiaries in the Subsidiaries incurring such Indebtedness; provided that (a) no such Indebtedness may be incurred to make capital expenditures if after giving effect to such expenditures Borrowers would not be in

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         pro forma compliance with subsection 6.6D, and (b) any such
         Indebtedness to any Borrower shall be evidenced by the Intercompany Master Note;

                  (v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Closing Date and described in Schedule 6.1(v);

                  (vi) Subsidiaries of Company may become and remain liable with respect to Indebtedness consisting of a converted equity Investment by Company or another Subsidiary of Company in such Subsidiaries, provided that the underlying equity Investment was permitted under this Agreement at the time of such conversion;

                  (vii) Any Subsidiary of Company may become and remain liable with respect to Indebtedness incurred to refinance, replace, renew or extend, in whole or in part, Indebtedness of such Subsidiary permitted to remain outstanding under subsection 6.1(v); provided, that in each case (a) the terms (excluding the interest rate and fees payable with respect thereto, so long as such interest and fees on such Indebtedness are not borne directly or indirectly by Company or any of its Subsidiaries, whether through an offset to or deduction against service or operating agreement fees to Company or its Subsidiaries or otherwise) of such Indebtedness as refinanced, replaced, renewed or extended, taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such refinancing, replacement, renewal or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Indebtedness relates), shall not be more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the Indebtedness so refinanced, replaced, renewed or extended, (b) the principal amount of the Indebtedness as refinanced, replaced, renewed or extended shall not exceed 110% of the principal amount of the Indebtedness so refinanced, replaced, renewed or extended (provided that such limitation shall not apply with respect to Indebtedness that an existing client (if such client is a Government Authority) of a Project undertakes to service through the principal lease, service or operating agreement of the applicable Project), (c) no obligee or beneficiary of such Indebtedness after such refinancing, replacement, renewal or extension shall have greater recourse to Persons for the payment or collection of such Indebtedness than the obligee or beneficiary of the Indebtedness so refinanced, replaced, renewed or extended had immediately prior to such transaction, and (d) Company shall provide to Agents reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (viii) Company may become and remain liable with respect to Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $5,000,000 in the aggregate;

                  (ix) Borrowers may become and remain liable with respect their obligations to pay for services rendered to them and certain payments made by Covanta and its Subsidiaries (other than Company and its Subsidiaries), in each case under and in accordance with the Management Services and Reimbursement Agreement; and

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                  (x)      Company and its Subsidiaries may, after the Closing
         Date, become and remain liable with respect to Indebtedness to any Subsidiary so long as the proceeds of such Indebtedness are applied to make Investments permitted under subsection 6.3(ix); provided that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note.

         6.2      LIENS AND RELATED MATTERS.

                  A. PROHIBITION ON LIENS. Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                  (i)      Permitted Encumbrances;

                  (ii) subject to the provisions of the Intercreditor Agreement, Liens granted pursuant to the Collateral Documents to secure the Obligations and the obligations of Borrowers under the CPIH Revolver Credit Agreement;

                  (iii)    Liens existing on the Closing Date and described in
         Schedule 6.2 annexed hereto;

                  (iv) Liens on assets of Company or any Subsidiary of Company securing refinancing Indebtedness permitted by subsection 6.1(vii), provided that in each case the Liens securing such refinancing Indebtedness shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced and, if applicable, assets the acquisition of which was financed with the proceeds of such refinancing Indebtedness permitted by subsection 6.1(vii);

                  (v) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 6.4(v), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (vi) Liens on cash collateral of Company securing insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 5.4B;

                  (vii) Liens securing debt service reserve funds, completion obligations and similar accounts and obligations (other than Indebtedness) of Subsidiaries of Company to Persons other than Company and its Subsidiaries and their respective Affiliates, so long as (a) each such obligation is associated with a Project, (b) such Lien is limited to

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         (1) assets associated with such Project (which in any event shall not include assets held by any Borrower other than a Borrower whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) and/or (2) the equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project, and (c) such obligation is otherwise permitted under this Agreement;

                  (viii) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under this Agreement, so long as such Liens attach only to gross unearned premiums for the insurance policies;

                  (ix) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 6.4(iv), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries; and

                  (x) Other Liens on assets of any Subsidiary of Company securing Indebtedness in an aggregate amount not exceeding $1,000,000.

                  B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Borrowers or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A and Liens created or assumed on properties or assets on which First Priority Liens created under the Collateral Documents are attached and perfected at the time of such creation or assumption, the Borrowers hereby agree that (i) they will be deemed to have automatically and without further action secured the Obligations with such Lien equally and ratably with any and all other Indebtedness, Contingent Obligations or any other obligations or debt (as defined in the Bankruptcy Code) secured thereby, and (ii) they shall take or cause to be taken such actions as Agents or Requisite Lenders deem necessary or advisable to evidence such equal and ratable Lien; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A, and the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A shall constitute an Event of Default.

                  C. NO FURTHER NEGATIVE PLEDGES. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than this Agreement, the Loan Documents and the CPIH Revolver Documents) on or after the Closing Date prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered by a Lien permitted hereunder to secure payment of particular Indebtedness permitted to be incurred under subsection 6.1(vii) (but only to the extent that the Indebtedness being refinanced was subject to a negative pledge on the same assets), or by a Lien permitted under subsection 6.2A(v), 6.2A(vi), 6.2A(vii) or 6.2A(ix), or by a Lien permitted under subsection 6.2A(x) to the extent such Lien secures obligations incurred to finance the acquisition of such specific property, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale which is permitted hereunder, (iii) specific

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property that is leased pursuant to a lease permitted hereunder, and (iv)
provisions in the principal lease, service and operating agreements pertaining to Projects, or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, partnership or financing agreement is an extension, renewal or replacement of such agreement in effect as of the Closing Date, is otherwise permitted to be entered into hereunder and contains no more restrictive provisions relating to prohibiting the creation or assumption of any Lien upon the properties or assets of the relevant Subsidiary than the lease, service, operating, partnership or financing agreement so extended, renewed or replaced.

                  D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or the other Loan Documents, (b) those encumbrances or restrictions applicable to Subsidiaries of Company to the extent created under documentation in existence on the Closing Date or under the CPIH Revolver Documents, (c) as may be provided in an executed agreement with respect to an Asset Sale which is permitted hereunder, and (d) provisions in the principal lease, service or operating agreements, partnership agreements and financing agreements pertaining to Projects, so long as such lease, service or operating agreements, partnership agreements and financing agreements are extensions, renewals or replacements of such agreements in effect as of the Closing Date, are otherwise permitted to be entered into hereunder and in each case contain no more restrictive provisions relating to the ability of the relevant Subsidiary to take the actions described in clauses (i) through (iv) than the agreement so extended, renewed or replaced.

         6.3      INVESTMENTS; ACQUISITIONS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

                  (i) Company and its Domestic Subsidiaries may make and own Investments in Domestic Cash Equivalents and in such investments as are permitted or imposed under the terms of any cash collateral or debt service reserve agreement (including pursuant to the terms of any Project bond indenture) permitted hereunder; and Company's Foreign Subsidiaries may make and own Investments in Foreign Cash Equivalents to the extent permitted under subsection 5.10;

                  (ii) Borrowers may make and own additional equity Investments in other Borrowers, so long as no such Investment shall be made by one Borrower in another Borrower if (a) the latter is subject to restrictions of the type described in subsection 6.2D

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         more adverse than restrictions of such type that are applicable to the
         Borrower making such Investment, or (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment;

                  (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iii);

                  (iv) Company and its Subsidiaries may make Consolidated Facilities Capital Expenditures permitted by subsection 6.6D;

                  (v) Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date and described in Schedule 6.3(v) annexed hereto;

                  (vi) (a) Company may make and own Investments consisting of intercompany loans to its Subsidiaries (to the extent such Subsidiaries are in existence on the Closing Date) in an aggregate amount not in excess of $1,000,000 outstanding at any time and (b) Subsidiaries may make and own Investments consisting of intercompany loans to other Subsidiaries (in each case to the extent such Subsidiaries are in existence on the Closing Date), so long as the proceeds of such loans are applied to working capital, capital expenditure, maintenance and payroll requirements in the ordinary course of business of such Subsidiaries (provided that the aggregate amount of loans outstanding pursuant to this clause (b) shall not at any time exceed $2,000,000);

                  (vii) Borrowers and their Subsidiaries may own Investments in the form of non-cash consideration received in connection with (a) Asset Sales permitted under subsection 6.7(iii) or 6.7(iv) or (b) settlements of disputes, to the extent such settlements occur in the ordinary course of business;

                  (viii) Subject to the Intercreditor Agreement, Borrowers may make payments under the Management Services and Reimbursement Agreement to the extent contractually obligated pursuant to the terms thereof; and

                  (ix) Company and its Subsidiaries may make and own Investments consisting of cash equity contributions made after the Closing Date (a) in the aggregate amount of approximately $360,000 (it being understood that such amount is the approximate Dollar equivalent of an estimate as of November 15, 2003 of the required foreign currency contribution, and thus may change based on fluctuations in currency exchange rates) in the Madurai Project and (b) in an aggregate amount not to exceed $1,600,000 in the Trezzo waste-to-energy Project, in each case so long as (1) such contributions are required to be made pursuant to the terms of a binding Contractual Obligation of Company and its Subsidiaries in effect on the Closing Date, and (2) any Capital Stock resulting from such contributions and held directly by any Borrower shall be pledged as Collateral under the Collateral Documents.

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         6.4      CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Performance Guaranty, and shall not create or become or remain liable with respect to any obligation to incur a subsequent Contingent Obligation or to post cash collateral to secure any obligation, except:

                  (i) Borrowers may become and remain liable (a) with respect to Contingent Obligations in respect of the Obligations, and
         (b) with respect to Contingent Obligations under the Management Services and Reimbursement Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary and appropriate indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets to the extent such Asset Sales and sales are permitted under this Agreement;

                  (iii) Company and its Subsidiaries, as applicable, may become and remain liable with respect to (a) Contingent Obligations in existence on the Closing Date and described in Schedule 6.4(iii) annexed hereto, and (b) Contingent Obligations replacing, renewing or extending Contingent Obligations described in clause (a); provided that no such replacement, renewed or extended Contingent Obligation, taken as a whole, shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Contingent Obligations so replaced, renewed or extended;

                  (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of long-term or forward purchase contracts and option contracts to buy, sell or exchange commodities and similar agreements or arrangements, so long as such contracts, agreements or arrangements do not constitute Commodities Agreements;

                  (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations constituting Hedge Agreements;

                  (vi) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 5.4B; and

                  (vii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under the Management Services and Reimbursement Agreement.

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         6.5      RESTRICTED PAYMENTS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided, however, that (i) Subsidiaries of Company may make payments of principal, interest and other amounts in respect of Indebtedness permitted under subsections 6.1(v) and 6.1(vii) related to Projects, in accordance with the terms of, and only to the extent required by, the indentures or other agreements pursuant to which such Indebtedness was issued, as such indentures or other agreements may be amended from time to time to the extent permitted hereunder, provided, however, that during the continuance of an Event of Default, notwithstanding anything to the contrary in this Agreement, neither Company nor any Subsidiary shall fund, contribute or otherwise advance amounts for payment of Indebtedness permitted under subsections 6.1(v) and 6.1(vii) related to Projects unless it has an irrevocable Contractual Obligation to make such payments; (ii) so long as no Event of Default shall have occurred and be continuing, Subsidiaries of Company may, at the time Indebtedness is refinanced or replaced as permitted under subsection
6.1 by other Indebtedness permitted under such subsection, pay principal, accrued interest and other amounts owing on such refinanced Indebtedness at such time, provided that such payments may be made with respect to Non Recourse Debt during the continuance of an Event of Default so long as such payments are from the proceeds of Non Recourse Debt permitted to be incurred hereunder and such proceeds are required to be applied to make such payments under a binding Contractual Obligation to a third party; (iii) Company and its Subsidiaries may pay any fees required to be paid to the Agents and Lenders hereunder; and (iv) Company and its Subsidiaries may make payments under and in accordance with the terms of, and only to the extent required by, the Management Services and Reimbursement Agreement and the Tax Sharing Agreement.

                  In addition, in any case where a Borrower or Subsidiary is a Joint Venture, Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except in each case to the extent the relevant action described in clause (a), (b) or (c) is required pursuant to a binding Contractual Obligation in effect as of the Closing Date or pursuant to an extension, renewal or replacement of such a Contractual Obligation so long as such extension, renewal or replacement is otherwise permitted to be entered into hereunder and contains provisions no less favorable to Company and its Subsidiaries than the relevant Contractual Obligations so extended, renewed or replaced.

         6.6      FINANCIAL COVENANTS.

                  A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, in each case for any four-Fiscal

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Quarter period ending at the end of any Fiscal Quarter commencing after March
31, 2004 to be less than 3.00:1.00.

                  B. MAXIMUM CONSOLIDATED LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as at any date on or after June 30, 2004 to exceed 5.00:1.00.

                  C. [INTENTIONALLY OMITTED].

                  D. CONSOLIDATED FACILITIES CAPITAL EXPENDITURES. Borrowers shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Facilities Capital Expenditures after the Closing Date if the aggregate amount of such expenditures financed by contributions, loans or advances from Company would exceed $1,000,000 in the aggregate.

                  E. CERTAIN CALCULATIONS. Notwithstanding any provision of this Agreement to the contrary, (i) for purposes of calculating Adjusted EBITDA for any four-Fiscal Quarter period ending prior to the first Fiscal Quarter of 2005, Adjusted EBITDA for the third and fourth Fiscal Quarters of 2003 and the first Fiscal Quarter of 2004 shall be deemed to be equal to the correlative amounts set forth opposite such Fiscal Quarters on Schedule 6.6E annexed hereto; and
(ii) for purposes of determining compliance with subsection 6.6A for any four-Fiscal Quarter period ending prior to the last Fiscal Quarter of 2004, Consolidated Cash Interest Expense shall equal the product of (a) actual Consolidated Cash Interest Expense during the period from the Closing Date to the end of such four-Fiscal Quarter period multiplied by (b) the ratio of (1) 365 divided by (2) the number of days in such period.

         6.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, alter the legal form of organization of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of (including by discount or compromise), in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding) or its interests in or claims against any Project, in each case whether now owned or hereafter acquired, except:

                  (i) any Borrower may be merged with or into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower; provided that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (ii) any Subsidiary of Company that is not a Borrower may be merged with or into any other Subsidiary of Company that is not a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions,

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         to another Subsidiary that is not a Borrower; provided further, that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                  (iv) Company and its Subsidiaries may make Asset Sales, provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) not less than 90% of the consideration received (other than any consideration consisting of the assumption of liabilities related to such assets) in any such Asset Sale shall be cash (it being agreed that cash the receipt of which may by the relevant terms of such Asset Sale be deferred more than six months after the date of consummation of such Asset Sale shall not be considered cash for purposes of this clause
         (b)); (c) not more than 10% of the cash consideration received by Company and its Subsidiaries in any such Asset Sale shall be received after the date of consummation of such Asset Sale; (d) any non-cash consideration received shall be reasonably satisfactory to Agents; (e) the principal documentation for each such Asset Sale shall have been delivered in advance to Agents; (f) upon consummation of each such Asset Sale, neither Company nor any of its Subsidiaries shall have any debts or obligations, contingent or otherwise, relating to the sold entities or assets (other than customary indemnification obligations and purchase price adjustment obligations incurred in connection with such Asset Sale); (g) any Indebtedness in relation to such assets shall be repaid and the related letters of credit shall be cancelled and returned to the issuers thereof; (h) any Asset Sale or series of related Asset Sales (1) in which the consideration to be received (other than the assumption of liabilities related to such assets) exceeds $15,000,0000 shall require the prior written consent of the Requisite Lenders, (2) of the Quezon Project or involving any assets or property comprising the Quezon Project shall require the prior written consent of Requisite Lenders and (3) in which the consideration to be received (other than the assumption of liabilities related to such assets) exceeds $5,000,000 shall require the delivery no later than 30 days prior to the consummation of such Asset Sale or Asset Sales of an independent appraisal of the fair market value of such assets subject thereto which appraisal shall be performed by an appraiser satisfactory to Agents and shall be in form and substance satisfactory in all respects to Agents and (i) the Net Asset Sale Proceeds of such Asset Sales shall be applied as Mandatory Payments to the extent required under subsection 2.4A;

                  (v) Any Subsidiary of Company may, if its Board of Directors determines that doing so is in the best interests of such Subsidiary, change its legal form of organization to a limited liability company, a corporation or a limited partnership; provided that (a) (1) if such Subsidiary is a Borrower, such Subsidiary shall have executed such documents as Administrative Agent reasonably deems necessary to ensure that such Subsidiary continues to be bound as a Borrower under the Loan Documents after such change and (2) if all or any portion of the equity interests of such Subsidiary are subject to Liens

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         created under the Collateral Documents prior to such change, the same percentage of the equity interests of such Subsidiary shall continue to be subject to Liens under the Collateral Documents after such change, with such Liens being of equal or higher priority than before such change and, if perfected prior to such change, perfected, and (b) Company and its Subsidiaries shall have complied with the provisions of the Collateral Documents applicable to such change of legal form; and

                  (vi) Covanta Energy India (Balaji) Ltd. may sell approximately 372,860 shares held by it on the Closing Date in the Madurai Project entity, Madurai Power Corp. Pvt. Ltd. (the "MADURAI PROJECT ENTITY"), to the Indian local partner with respect to the Madurai Project for approximately $575,000 (it being understood that such amount is the approximate Dollar equivalent of an estimate as of November 15, 2003 of the proceeds from such sale, and thus may change based on fluctuations in currency exchange rates), to the extent such local partner requires such sale so that such local partner will hold, after giving effect to such sale, up to 25.2% of the issued and outstanding Capital Stock of the Madurai Project Entity.

         6.8      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any Indebtedness permitted under subsection 6.1 among Company and its Subsidiaries or among Subsidiaries of Company, (ii) reasonable and customary salaries and fees paid to current officers and members of the Governing Bodies of Company and its Subsidiaries, provided that such salary and fee arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iii) reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Governing Bodies of Company and its Subsidiaries on or after the Closing Date, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into, provided that such indemnifications and arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iv) the Employment Agreements in effect on the Closing Date, and any other employment agreements or benefits arrangements entered into on or after the Closing Date by Company and its Subsidiaries with employees at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (v) payments (and other transactions) made in accordance with the terms of the Management Services and Reimbursement Agreement, the Tax Sharing Agreement and the other Related Agreements, (vi) transactions occurring on the Closing Date and described on Schedule 6.8 annexed hereto, (vii) services rendered by certain Subsidiaries for the benefit of

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other Subsidiaries pursuant to the terms of the intercompany service agreements described on Schedule 6.8 annexed hereto, and (viii) the payment of reasonable legal fees and expenses incurred by law firms in which Directors of Company are affiliated for services rendered to Company and its Subsidiaries.

         6.9      RESTRICTION ON LEASES.

                  Borrowers shall not, and shall not permit any of their Subsidiaries to, become liable in any way, whether directly by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease for equipment (other than intercompany leases between Borrowers), unless, immediately after giving effect to the incurrence of liability with respect to such lease, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis under all such leases entered into after the Closing Date at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $1,000,000; provided, however, that this subsection 6.9 shall not prohibit Company or its Subsidiaries from incurring obligations pursuant to the renewal, extension or replacement of leases in effect at the Closing Date so long as such leases as renewed, extended or replaced are not more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the leases so renewed, extended or replaced.

         6.10     [INTENTIONALLY OMITTED].

         6.11     CONDUCT OF BUSINESS.

                  From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries, to engage in any business other than the energy and waste management businesses of the type in which they are engaged on the Closing Date and other activities to the extent incidental or reasonably related to such businesses.

         6.12 AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS.

                  Company shall not, and shall not permit any of its Subsidiaries to, amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of any of (i) the Management Services and Reimbursement Agreement or the other Related Agreements (other than the CPIH Revolver Documents), in each case if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made,
(a) is to impose additional material obligations on, or confer additional material rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, or (b) is otherwise adverse to the interests of the Lenders in a manner deemed material in the judgment of Agents or Requisite Lenders so notifying Agents or Company; (ii) the Organizational Documents of Company and its Subsidiaries, if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made, is adverse to the interests of the Lenders in a manner deemed material in the judgment of Agents or Requisite Lenders; (iii) the Subordinated Indebtedness, if the effect thereof would be to (a) change to earlier dates the dates on which any payments of principal or interest are due thereon, (b) increase the interest

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rate, or the portion thereof payable on a current basis in cash, applicable thereto, (c) change any event of default with respect thereto in any manner adverse to the interests of the Lenders, (d) change the redemption, prepayment or defeasance provisions thereof, (e) change the subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (f) change any collateral therefor (other than to release such collateral), or (g) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse (in the judgment of Agents or Requisite Lenders so notifying Agents or Company) to Company, Agents or the Lenders, without the prior written consent of Requisite Lenders;
(iv) the principal documents relating to Non Recourse Debt with respect to a Project if such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications and waivers made, would reasonably be expected to have a Material Adverse Effect; or (v) the CPIH Revolver Documents, unless (a) the terms of the CPIH Revolver Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Agents or Requisite Lenders so notifying Agents or Company) than the CPIH Revolver Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of increasing the amount of, or reducing, delaying or waiving any otherwise required reduction in the amount of, any commitment to extend loans under the CPIH Revolver Documents shall be deemed to be more disadvantageous for purposes of this clause
(a) without further notice or other action by Agents or Requisite Lenders), (b) the aggregate amount of Indebtedness outstanding, and additional commitments to extend credit, if any, under the CPIH Revolver Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the CPIH Revolver Documents on the Closing Date, (c) the obligations under (and the Liens securing) such CPIH Revolver Documents as so amended, restated, modified or waived are subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the CPIH Revolver Documents on the Closing Date, and (d) Company provides to Agents reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith).

         6.13     END OF FISCAL YEARS; FISCAL QUARTERS.

                  Company shall not, and shall not permit any of its Subsidiaries to change the end of the Fiscal Year of Company or any of its Subsidiaries from December 31st.

         6.14     AMENDMENT TO PENSION PLANS.

                  Borrowers shall not amend or modify any Pension Plan after the Closing Date in any manner that results in or would reasonably be expected to result in an increase in the amount of unfunded benefit liabilities (as such unfunded benefit liabilities are determined in accordance with subsection 4.11D hereof), unless such amendment or modification is required under applicable law.

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SECTION 7.        EVENTS OF DEFAULT

                  If any of the following conditions or events ("EVENT OF DEFAULT") shall occur:

         7.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

                  Failure by Borrowers to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrowers to pay any Mandatory Payment when due; or failure by Borrowers to pay any interest or any fee or any other amount due under this Agreement within five days after the date due; or

         7.2      DEFAULT IN OTHER AGREEMENTS.

                  (i) Failure of Company or any of its Subsidiaries (other than the Magellan Subsidiary) to pay when due any principal of or interest on or any other amount payable in respect of (a) the CPIH Revolver Documents, (b) the Management Services and Reimbursement Agreement, (c) any one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1 or in clause (a) above or clause (d) below) or Contingent Obligations or Performance Guaranties, in each case in the principal amount of $2,000,000 or more, individually or in the aggregate, or (d) Non Recourse Debt of Subsidiaries of Company in the principal amount of $6,000,000 or more, individually or in the aggregate (provided that Non Recourse Debt incurred in connection with one or more Projects to which less than $2,000,000 in the aggregate of the operating income of Company and its Subsidiaries (on a consolidated basis) is attributable for the 12-month period immediately preceding the failure to pay such interest, principal or other amounts shall not be considered Indebtedness or Non Recourse Debt solely for purposes of this clause (d)), in each case beyond the end of any grace period provided therefor; or

                  (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) the CPIH Revolving Documents or the Management Services and Reimbursement Agreement, (b) one or more items of Indebtedness (other than Non Recourse Debt) or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise), or

         7.3      BREACH OF CERTAIN COVENANTS.

                  Failure of any Borrower to perform or comply with any term or condition contained in subsection 2.5 or 5.2 or Section 6 of this Agreement; or

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         7.4      BREACH OF WARRANTY.

                  Any representation, warranty, certification or other statement made by CEA or Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by CEA or Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         7.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS.

                  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this
Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company or such Loan Party of notice from Administrative Agent or any Lender of such default; or

         7.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

                  (ii) an involuntary case shall be commenced against CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

         7.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a

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         voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) shall make any assignment for the benefit of creditors; or

                  (ii) CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any of its Subsidiaries (other than the Magellan Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

         7.8      JUDGMENTS AND ATTACHMENTS.

                  Any money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $2,000,000 or (b) in the aggregate at any time an amount in excess of $2,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries (other than the Magellan Subsidiary) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

         7.9      DISSOLUTION.

                  Any order, judgment or decree shall be entered against CEA or Company or any of its Material Subsidiaries decreeing the dissolution or split up of CEA or Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         7.10     EMPLOYEE BENEFIT PLANS.

                  There shall occur one or more ERISA Events that individually or in the aggregate result in or are reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist as of January 1 of any year (based on, with respect to each Pension Plan, the actuarial valuation as of such January 1, or if no such valuation was performed as of such January 1 but was performed within the preceding 12 months, the date as of which the valuation was so performed), unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), in excess of (i) $20,000,000 in the event the Assumptions are generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000 in the

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event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans; or

         7.11     MATERIAL ADVERSE EFFECT.

                  Any event or change shall occur after the date of this Agreement that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

         7.12     CHANGE IN CONTROL.

                  A Change in Control shall have occurred; or

         7.13 INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

                  At any time after the execution and delivery thereof, (i) the Intercreditor Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document (with respect to the obligations thereunder of CEA, Company or any Material Subsidiary of Company) shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Secured Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (with the priority set forth in subsection 4.15A) in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Collateral Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

         7.14     TERMINATION OF MATERIAL CONTRACTS.

                  Any Material Contract of the type described in clause (i) of the definition of Material Contract, or any power purchase agreement to which Company or any of its Subsidiaries is a party relating to a Project (other than the power purchase agreement relating to the Magellan Project unless the termination of such agreement would result in a Material Adverse Effect), shall be terminated by Company or any of its Subsidiaries or by the counterparty or counterparties thereto, if such termination is enforceable by Company, such Subsidiary, or such counterparty or counterparties, unless such Material Contract is replaced within ten (10) days after such termination with a contract that is reasonably acceptable to the Requisite Lenders and on substantially the same economic terms as the relevant Material Contract being terminated; or

         7.15     DEFAULT UNDER EXISTING IPP INTERNATIONAL PROJECT GUARANTIES.

                  Failure by Covanta or any of its Subsidiaries to pay when due any principal of, interest on or any other amount payable in respect of any Existing IPP International Project Guaranty (other than the failure to pay amounts that are being actively contested by such Person

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in good faith by appropriate proceedings, so long as the beneficiary of such
Existing IPP International Project Guaranty has not exercised any remedy against Company or any of its Subsidiaries thereunder, under applicable law or otherwise as a result of such failure):

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrowers, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

                  Any amounts described in clause (b) above, when received by Collateral Agent, shall be held by Collateral Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided (subject to the terms of the Intercreditor Agreement).

                  Further upon the occurrence and during the continuance of any Event of Default, subject to the Intercreditor Agreement, Administrative Agent and Collateral Agent may, and upon the written request of Requisite Lenders shall, (i) exercise all rights and remedies of Administrative Agent or Collateral Agent set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC, and (ii) revoke Borrowers' rights to use cash collateral in which Administrative Agent or Collateral Agent has an interest. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

SECTION 8.        ADMINISTRATIVE AGENT

         8.1      APPOINTMENT.

                  A. APPOINTMENT OF ADMINISTRATIVE AGENT. Bank of America is hereby appointed Administrative Agent hereunder and under the other Loan Documents and Deutsche Bank is hereby appointed Documentation Agent hereunder. Each Lender hereby authorizes each Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1C) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Loan Party.

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                  B. CONTROL. Each Lender and Administrative Agent hereby
appoint each other Lender as agent for the purpose of perfecting Collateral Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

         8.2      POWERS AND DUTIES; GENERAL IMMUNITY.

                  A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. An Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon an Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

                  B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of any Borrower to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrowers or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

                  C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each

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Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

                  D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         8.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                  Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         8.4      RIGHT TO INDEMNITY.

                  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agents and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of each of them to the extent that any such Person shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or and other such Persons in exercising the powers, rights and remedies of an Agent or performing

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duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         8.5      SUCCESSOR AGENTS.

                  Any Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrowers, and an Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrowers, to appoint a successor Agent. If, within 30 days after the date of an Agent's notice of its intention to resign, no successor to such Agent shall have been so appointed by Requisite Lenders, then such Agent's resignation shall become effective on such date without the need for any further action and the Lenders shall be deemed to have been appointed as successor to such Agent hereunder and shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until the appointment by Requisite Lenders of some other successor to such Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor to an Agent, including, the Lenders as successor to an Agent (who shall be deemed to have accepted such appointment pursuant to this subsection 8.5), such successor to such Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as an Agent, the provisions of this
Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

         8.6      COLLATERAL DOCUMENTS AND INTERCREDITOR AGREEMENT.

                  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into and to be the agent for and representative of Lenders under the Intercreditor Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 9.6, all Lenders). Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Lenders in accordance

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with the terms thereof and of the Intercreditor Agreement, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

         8.7      ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

                  (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 9.2) allowed in such judicial proceeding, and

                  (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 9.2.

                  Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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SECTION 9. MISCELLANEOUS

         9.1      SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN
                  LOANS.

                  A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 9.1). Neither any Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No Lender shall be permitted to assign any portion of its rights or obligations hereunder to any other Person if, upon giving effect to such assignment, Borrowers would be obligated to pay such assignee amounts greater than the amounts, if any, which Borrowers would have been required to pay such assigning Lender under subsection 2.6 or 2.7 if such assignment did not occur.

                  B. ASSIGNMENTS.

                  (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except
         (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 after giving effect to such assignment, unless Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed, (b) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $5,000 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender prior to such assignment, shall deliver to Administrative Agent a counterpart to the Intercreditor Agreement and such documents and information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.6B(iii), and no such assignment shall be effective unless and until such Assignment Agreement is accepted by Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii), (c) except in the case of an assignment to another Lender, Administrative Agent shall have consented thereto (which consent shall not be unreasonably withheld or delayed), and (d) any assignment of Loan Exposure of the assigning Lender shall also constitute and be deemed to be an assignment of a ratable portion of the assigning Lender's right after such assignment is consummated to have a portion of its outstanding Prepetition

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         Secured Claims equal to its Pro Rata Share of any Permitted
         Supplemental Loan Amount converted to (and deemed to be a loan made by such assigning Lender as) a Loan pursuant to subsection 2.1A(ii). Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder,
         (y) the assignee shall be a party to the Intercreditor Agreement and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a "Creditor Party" thereunder (as such term is defined in the Intercreditor Agreement) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.9B) and be released from its obligations under this Agreement and the Intercreditor Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsection 9.9). The assigning Lender of any Commitments and/or Loans shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1D, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit I annexed hereto, as the case may be, with appropriate insertions, to reflect the new outstanding Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 9.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 9.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1C. Except as otherwise provided in this subsection 9.1, no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or Loans, or the other Obligations owed to such Lender.

                  (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee and the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.6B(iii), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

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                  C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Borrower or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the Maturity Date or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 9.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsection 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 9.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.4 as though it were a Lender; provided that such Participant agrees to be subject to subsection 9.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsection 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.6.

                  D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

                  E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.20.

                  F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

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                  G. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of the Loans or any other Obligations owed to such Lender hereunder, and its one or more Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         9.2      EXPENSES.

                  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Loan Parties (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental and insurance requirements;
(iii) the reasonable fees, expenses and disbursements of advisors and counsel to Agents (including O'Melveny & Myers LLP, counsel to Agents, and Ernst & Young Corporate Finance LLC) in connection with the negotiation, preparation, execution, interpretation or administration of the Loan Documents and any proposed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Agent and of counsel providing any opinions that Agents or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents (including Ernst & Young Corporate Finance LLC) employed or retained by Agents or their counsel; (vi) all the actual costs and reasonable expenses incurred in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Agents in connection with the syndication of the Commitments; and (viii) all the actual costs and reasonable expenses, including reasonable attorneys' fees and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings.

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         9.3      INDEMNITY.

                  In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers jointly and severally agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, directors, employees, agents and affiliates of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

                  As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents and the Chapter 11 Cases (it being understood that such Indemnified Liabilities arising out of the Chapter 11 Cases shall apply solely to Indemnitees in their capacities as Agents and Lenders or officers, directors, employees, agents and affiliates of Agents or Lenders, and not in any other capacities) or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral), (ii) the statements contained in the commitment letter delivered by any Lender with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

                  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

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         9.4      SET-OFF.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of Company and each other Loan Party against and on account of the obligations and liabilities of Company or any other Loan Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Each Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

         9.5      RATABLE SHARING.

                  A. Subject at all times to their obligations under the Intercreditor Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Loans, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents with respect to Obligations (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that

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Lender had complied with the provisions of subsection 9.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

                  B. COSTS OF COLLECTION. Notwithstanding anything in this subsection 9.5 to the contrary, in the event any one or more Lenders (for purposes of this subsection 9.5B, "ENFORCING LENDERS") receives any amounts that are subject to the sharing provisions of subsection 9.5A as a result of such Enforcing Lender or Enforcing Lenders, but not any Agents or all Lenders, commencing Proceedings to recover such amounts, no Lender that is not an Enforcing Lender shall be entitled to the benefits of subsection 9.5A with respect to the amounts received by such Enforcing Lenders (i) unless and until such Lender has paid its Pro Rata Share of the out-of-pocket costs and expenses (including legal fees and expenses of counsel to such Enforcing Lenders) incurred by such Enforcing Lenders in connection with such Proceedings or (ii) in any greater amount at any time than such Lender would be entitled to receive under such subsections if all Lenders paid their Pro Rata Shares of such costs and expenses.

         9.6      AMENDMENTS AND WAIVERS.

                  No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or the Loan Documents, and no consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of: (a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) increase the maximum aggregate amount of such Lender's Commitment, (3) postpone the scheduled final maturity date of the Loans, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2C) or the amount of any fees payable hereunder, or (6) change in any manner or waive the provisions contained in subsection 7.1; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) release any Lien granted in favor of Administrative Agent or Collateral Agent with respect to all or substantially all of the Collateral (except that such Lien may be released on all or substantially all Collateral to the extent such release is required in connection with an Asset Sale or Asset Sales permitted under this Agreement), or release any substantial portion of Borrowers from their obligations under this Agreement (except that all or any number of Borrowers may be released from such obligations to the extent such release is required in connection with an Asset Sale or Asset Sales permitted under this Agreement), or (4) change in any manner or waive the provisions contained in subsection 9.6; or (c) Administrative Agent and Documentation Agent, change in any manner the definition of "Eligible Assignee".

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                  In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note; and (ii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent or Documentation Agent shall be effective without the written concurrence of Administrative Agent or Documentation Agent, as the case may be. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or Borrowers in any case shall entitle any Borrower or Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrowers, on Borrowers. Administrative Agent agrees that promptly after the effectiveness of any amendment, termination, supplement, waiver or other modification of this Agreement it shall provide, or cause to be provided, to each Lender a copy thereof to the extent such a copy is available to Administrative Agent.

         9.7      INDEPENDENCE OF COVENANTS.

                  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         9.8      NOTICES; EFFECTIVENESS OF SIGNATURES.

                  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 5.1; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

                  Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall,

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subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

         9.9      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                  B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.6, 9.2, 9.3, 9.4, 9.19 and 9.20 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 9.5, 9.19 and 9.20 shall survive the payment of the Loans, and the termination of this Agreement (and the benefits to a Lender of such agreements of Borrowers shall survive such Lender's ceasing to be a party hereto pursuant to subsection 9.1B).

         9.10     FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                  No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         9.11     MARSHALLING; PAYMENTS SET ASIDE.

                  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

         9.12     SEVERABILITY.

                  In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the

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remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         9.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.

                  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                  To the extent permitted by law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

         9.14     RELEASE OF SECURITY INTEREST.

                  Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement and the Intercreditor Agreement or, subject to the Intercreditor Agreement, to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release from Collateral Agent, such Loan Party shall deliver an Officer's Certificate stating that the Collateral subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at such Loan Party's expense, so long as Collateral Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and
(b), if the sale or other disposition of such item of Collateral constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral, as may be reasonably requested by such Loan Party. In the event of any conflict or inconsistency between this subsection 9.14 and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         9.15     HEADINGS.

                  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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         9.16     APPLICABLE LAW.

                  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

         9.17     CONSTRUCTION OF AGREEMENT.

                  Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

         9.18     CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (AS ANY AGENT, AGENTS, LENDER OR LENDERS BRINGING SUCH ACTION MAY ELECT IN ITS OR THEIR SOLE DISCRETION). BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                  (I)      ACCEPTS (AND SUBMITS TO) GENERALLY AND
         UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                  (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.8;

                  (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

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                  (V)      AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS
         IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

                  (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

         9.19     WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
9.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         9.20     CONFIDENTIALITY.

                  Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrowers that in any event a Lender may make (a) disclosures to Affiliates and professional advisors of such Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided that such assignee, transferee, participant, contractual counterparty or professional

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advisor agrees to keep such information confidential to the same extent required of Lenders hereunder, (c) disclosures to any court or tribunal (whether or not pursuant to subpoena) in connection with any action arising out of or related to this Agreement, or (d) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

                  Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their respective Affiliates) (collectively, the "LENDER PARTIES") may disclose to any and all Persons, without limitation of any kind, (x) any information with respect to United States federal and state income tax treatment and United States federal income tax structure of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts, and (y) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Lender Parties.

         9.21     RELEASE OF PARTIES; WAIVERS.

                  A. Each Borrower, on behalf of itself and each of its Subsidiaries (collectively, the "RELEASORS"), hereby releases, remises, acquits and forever discharges each Agent, each Lender (in its capacity as a Lender hereunder and as a lender, collateral agent or depository and in any other capacity under or in connection with the Prepetition Credit Documents, DIP Credit Documents, each other Prepetition Lender and DIP Lender (in its capacity as a lender, collateral agent or depository and in any other capacity under or in connection with the Prepetition Credit Documents, DIP Credit Documents, and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (all of the foregoing hereinafter called the "RELEASED PARTIES"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, setoffs, recoupments, counterclaims, defenses, damages and expenses of any and every character, known or unknown, suspected or unsuspected, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement, any of the other Loan Documents, the Prepetition Credit Documents, and DIP Credit Documents or the administration or enforcement of any of such documents (all of the foregoing hereinafter called the "RELEASED MATTERS"). Each Releasor acknowledges that the agreements in this

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subsection are intended to be in full satisfaction of all or any alleged injuries or damages suffered or incurred by such Releasor arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Closing Date to payment or performance of the Obligations. Each Releasor represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasors against the Released Parties which is not released hereby. Each Releasor represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Releasors have granted this release freely, and voluntarily and without duress.

         9.22     NO FIDUCIARY DUTY.

                  No Agent nor any Lender has or shall have, by reason of this Agreement or any of the Loan Documents, a fiduciary relationship in respect of, or a fiduciary duty to, any Borrower, Borrowers, any other Loan Party or Loan Parties, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

         9.23     COUNTERPARTS; EFFECTIVENESS.

                  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         9.24     NO THIRD PARTY BENEFICIARIES

                  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees and Released Parties related to Agents, and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  [Remainder of page intentionally left blank]

CPIH (DHC) Credit Agreement

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                    BORROWERS:

                                    COVANTA POWER INTERNATIONAL HOLDINGS,
                                    INC., as Borrower

                                    By: _______________________________________
                                    Title: _____________________________________

                                    Notice Address for Borrower:
                                           c/o Covanta Energy Group, Inc.
                                           40 Lane Road
                                           Fairfield, NJ 07007
                                           Attn: Jeffrey Horowitz, Esq.

                                    [**Other Borrowers?**]

                                    AGENTS AND LENDERS:

                                    BANK OF AMERICA, N.A.,
                                    as Administrative Agent and Co-Arranger and as a Lender

                                    By: _______________________________________
                                        Name:
                                        Title:

                                        Notice Address:

                                               Attention: Barry Flynn
                                               1 Independence Center
                                               101 North Tryon Street
                                               Charlotte, N.C. 28255

                                    DEUTSCHE BANK AG, NEW YORK BRANCH,
                                    as Documentation Agent and Co-Arranger and as a Lender

                                    By: ________________________________________
                                        Name:
                                        Title:

                                    By:_______________________________________
                                       Name:
                                       Title:

                                       Notice Address:
                                                  Attention: Keith C. Braun
                                                  Deutsche Bank AG
                                                  New York Branch
                                                  31 West 52nd Street, 7th Floor
                                                  New York, NY 10020

                                                                     Exhibit C-4

                                CREDIT AGREEMENT

                         DATED AS OF [DECEMBER __, 2003]

                                      AMONG

                   COVANTA POWER INTERNATIONAL HOLDINGS, INC.

                                       AND

                     EACH OF ITS SUBSIDIARIES PARTY HERETO,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                       DEUTSCHE BANK AG, NEW YORK BRANCH,
                             AS ADMINISTRATIVE AGENT

                                TABLE OF CONTENTS

                                                                                                            Page No.
                                                                                                            --------
SECTION 1.     DEFINITIONS...............................................................................      1

   1.1      CERTAIN DEFINED TERMS........................................................................      1

   1.2      ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT...........     31

   1.3      OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION......................................     31

SECTION 2.     AMOUNTS AND TERMS OF COMMITMENTS AND LOANS................................................     31

   2.1      COMMITMENTS; MAKING OF LOANS; THE REGISTER; OPTIONAL NOTES...................................     31

   2.2      INTEREST ON THE LOANS........................................................................     34

   2.3      FEES.........................................................................................     37

   2.4      REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING
            PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER CPIH GUARANTY.............     37

   2.5      USE OF PROCEEDS..............................................................................     42

   2.6      SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS...........................................     42

   2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.....................................................     44

   2.8      STATEMENT OF LENDERS; OBLIGATION OF LENDERS TO MITIGATE......................................     47

   2.9      DEFAULTING LENDER............................................................................     48

   2.10     JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS........................................     49

   2.11     RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.....................................................     50

SECTION 3.     CONDITIONS TO LOANS.......................................................................     50

   3.1      CONDITIONS TO CLOSING DATE...................................................................     50

   3.2      CONDITIONS TO ALL LOANS......................................................................     59

SECTION 4.     COMPANY'S REPRESENTATIONS AND WARRANTIES..................................................     60

   4.1      ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES................     60

   4.2      AUTHORIZATION OF BORROWING, ETC..............................................................     61

   4.3      FINANCIAL CONDITION..........................................................................     62

   4.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS...........................................     63

   4.5      TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY.............................     63

   4.6      LITIGATION; ADVERSE FACTS....................................................................     64

   4.7      PAYMENT OF TAXES.............................................................................     64

   4.8      PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS................................................     64

   4.9      GOVERNMENTAL REGULATION......................................................................     65

   4.10     SECURITIES ACTIVITIES........................................................................     65

   4.11     EMPLOYEE BENEFIT PLANS.......................................................................     65

   4.12     CERTAIN FEES.................................................................................     66

   4.13     ENVIRONMENTAL PROTECTION.....................................................................     67

   4.14     EMPLOYEE MATTERS.............................................................................     67

   4.15     MATTERS RELATING TO COLLATERAL...............................................................     67

   4.16     DISCLOSURE...................................................................................     68

   4.17     CASH MANAGEMENT SYSTEM.......................................................................     69

   4.18     MATTERS RELATING TO LOAN PARTIES.............................................................     69

   4.19     INVESTIGATION................................................................................     70

   4.20     MATTERS RELATING TO BANKRUPTCY PROCEEDINGS...................................................     70

   4.21     SUBORDINATED INDEBTEDNESS....................................................................     71

   4.22     REPORTING TO IRS.............................................................................     71

SECTION 5.     COMPANY'S AFFIRMATIVE COVENANTS...........................................................     71

   5.1      FINANCIAL STATEMENTS AND OTHER REPORTS.......................................................     71

   5.2      EXISTENCE, ETC...............................................................................     76

   5.3      PAYMENT OF TAXES AND CLAIMS; TAX.............................................................     77

   5.4      MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.....     77

   5.5      INSPECTION RIGHTS; LENDER MEETING............................................................     79

   5.6      COMPLIANCE WITH LAWS, ETC....................................................................     80

   5.7      ENVIRONMENTAL MATTERS........................................................................     80

   5.8      EXECUTION OF THE PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE...............     82

   5.9      MATTERS RELATING TO REAL PROPERTY COLLATERAL.................................................     82

   5.10     DEPOSIT ACCOUNTS; REPATRIATION OF FOREIGN CASH...............................................     83

   5.11     FURTHER ASSURANCES...........................................................................     83

   5.12     MOST FAVORED NATIONS PAYMENTS................................................................     85

SECTION 6.     BORROWERS' NEGATIVE COVENANTS.............................................................     85

   6.1      INDEBTEDNESS.................................................................................     85

   6.2      LIENS AND RELATED MATTERS....................................................................     87

   6.3      INVESTMENTS; ACQUISITIONS....................................................................     89

   6.4      CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES...............................................     91

   6.5      RESTRICTED PAYMENTS..........................................................................     92

   6.6      FINANCIAL COVENANTS..........................................................................     92

   6.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES..............................................     93

   6.8      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES................................................     95

   6.9      RESTRICTION ON LEASES........................................................................     96

   6.10     [INTENTIONALLY OMITTED]......................................................................     96

   6.11     CONDUCT OF BUSINESS..........................................................................     96

   6.12     AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS............     96

   6.13     END OF FISCAL YEARS; FISCAL QUARTERS.........................................................     97

   6.14     AMENDMENT TO PENSION PLANS...................................................................     97

SECTION 7.     EVENTS OF DEFAULT.........................................................................     98

   7.1      FAILURE TO MAKE PAYMENTS WHEN DUE............................................................     98

   7.2      DEFAULT IN OTHER AGREEMENTS..................................................................     98

   7.3      BREACH OF CERTAIN COVENANTS..................................................................     98

   7.4      BREACH OF WARRANTY...........................................................................     99

   7.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS..........................................................     99

   7.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.........................................     99

   7.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC...........................................     99

   7.8      JUDGMENTS AND ATTACHMENTS....................................................................    100

   7.9      DISSOLUTION..................................................................................    100

   7.10     EMPLOYEE BENEFIT PLANS.......................................................................    100

   7.11     MATERIAL ADVERSE EFFECT......................................................................    101

   7.12     CHANGE IN CONTROL............................................................................    101

   7.13     INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.......    101

   7.14     TERMINATION OF MATERIAL CONTRACTS............................................................    101

   7.15     DEFAULT UNDER EXISTING IPP INTERNATIONAL PROJECT GUARANTIES..................................    101

SECTION 8.     ADMINISTRATIVE AGENT......................................................................    102

   8.1      APPOINTMENT..................................................................................    102

   8.2      POWERS AND DUTIES; GENERAL IMMUNITY..........................................................    103

   8.3      INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS....    104

   8.4      RIGHT TO INDEMNITY...........................................................................    104

   8.5      SUCCESSOR AGENTS.............................................................................    105

   8.6      COLLATERAL DOCUMENTS AND INTERCREDITOR AGREEMENT.............................................    105

   8.7      ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM................................................    106

SECTION 9.     MISCELLANEOUS.............................................................................    107

   9.1      SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LOANS..............................    107

   9.2      EXPENSES.....................................................................................    110

   9.3      INDEMNITY....................................................................................    110

   9.4      SET-OFF......................................................................................    111

   9.5      RATABLE SHARING..............................................................................    112

   9.6      AMENDMENTS AND WAIVERS.......................................................................    113

   9.7      INDEPENDENCE OF COVENANTS....................................................................    114

   9.8      NOTICES; EFFECTIVENESS OF SIGNATURES.........................................................    114

   9.9      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.......................................    115

   9.10     FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE........................................    115

   9.11     MARSHALLING; PAYMENTS SET ASIDE..............................................................    115

   9.12     SEVERABILITY.................................................................................    115

   9.13     OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER....................    116

   9.14     RELEASE OF SECURITY INTEREST ................................................................    116

   9.15     HEADINGS.....................................................................................    116

   9.16     APPLICABLE LAW...............................................................................    116

   9.17     CONSTRUCTION OF AGREEMENT....................................................................    117

   9.18     CONSENT TO JURISDICTION AND SERVICE OF PROCESS...............................................    117

   9.19     WAIVER OF JURY TRIAL.........................................................................    118

   9.20     CONFIDENTIALITY..............................................................................    118

   9.21     RELEASE OF PARTIES; WAIVERS..................................................................    119

   9.22     NO FIDUCIARY DUTY............................................................................    120

   9.23     COUNTERPARTS; EFFECTIVENESS..................................................................    120

   9.24     NO THIRD PARTY BENEFICIARIES.................................................................    120

Signature pages   S-1

EXHIBITS

   I.    FORM OF NOTE

  II.    FORM OF COMPLIANCE CERTIFICATE

 III.    FORM OF ASSIGNMENT AGREEMENT

  IV.    FORM OF NOTICE OF BORROWING

   V.    FORM OF NOTICE OF CONVERSION/CONTINUATION

  VI.    FORM OF OPINIONS OF LOAN PARTIES' COUNSEL

 VII.    FORM OF SECURITY AGREEMENT

VIII.    FORM OF CEA Stock Pledge AgREEMENT

  IX.    FORM OF INTERCREDITOR AGREEMENT

   X.    FORM OF MORTGAGE

SCHEDULES

    1.1A       PRINCIPAL LEASE, SERVICE AND OPERATING AGREEMENTS

    1.1B       BUDGET

    2.1        LENDERS' COMMITMENTS AND PRO RATA SHARES

    3.1C       CORPORATE STRUCTURE

    3.1P       CASH MANAGEMENT SYSTEM

    4.1        COMPANY AND SUBSIDIARIES

    4.5B       REAL PROPERTY

    4.5C       INTELLECTUAL PROPERTY

    4.6        LITIGATION

    4.8A       CERTAIN ALLEGED DEFAULTS

    4.8C       MATERIAL CONTRACTS

    4.11       MATTERS RELATING TO EMPLOYEE BENEFIT PLANS

    4.13       ENVIRONMENTAL MATTERS

    4.14       EMPLOYEE MATTERS (BATAAN)

    6.1(v)     CERTAIN EXISTING INDEBTEDNESS

    6.2        CERTAIN EXISTING LIENS

    6.3(v)     CERTAIN EXISTING INVESTMENTS

    6.4(iii)   CERTAIN EXISTING CONTINGENT OBLIGATIONS

    6.6E       STIPULATED ADJUSTED EBITDA

    6.8        CERTAIN TRANSACTIONS WITH AFFILIATES

                   COVANTA POWER INTERNATIONAL HOLDINGS, INC.

                                CREDIT AGREEMENT

                  This CREDIT AGREEMENT is dated as of [December __, 2003] and entered into by and among COVANTA POWER INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("COMPANY" or "CPIH"); EACH OF COMPANY'S SUBSIDIARIES LISTED ON THE SIGNATURE PAGES HEREOF (each such Subsidiary and Company individually referred to herein as a "BORROWER" and, collectively (this and other capitalized terms used in the recitals hereto without definition being used as defined in subsection 1.1), on a joint and several basis, as "Borrowers"); THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"); DEUTSCHE BANK AG, NEW YORK BRANCH ("DEUTSCHE BANK"), as, as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT" or "AGENT").

                                 R E C I T A L S

                  WHEREAS, on April 1, 2002 (the "PETITION DATE"), Covanta Energy Corporation, a Delaware corporation ("COVANTA"), and certain of its Domestic Subsidiaries, including Borrowers (collectively, the "DEBTORS"), filed voluntary petitions for relief under the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (such proceedings being jointly administered under Case Nos. 02-40826 through 02-40949, 02-16322, 03-13679 through 03-13685, and 03-13687 through 03-13709 are hereinafter referred to as the "CHAPTER 11 CASES"), and each Borrower has operated its businesses and managed its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

                  WHEREAS, the Debtors have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  WHEREAS, in connection with the Plan of Reorganization, Borrowers have requested that certain of the Lenders provide priority secured credit facilities on a post-bankruptcy basis on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Administrative Agent agree as follows:

SECTION 1. DEFINITIONS

         1.1      CERTAIN DEFINED TERMS.

                  The following terms used in this Agreement shall have the following meanings:

CPIH (DHC) Revolver Credit Agreement

                  "ADJUSTED EBITDA" means, for any period, (i) without duplication, the aggregate amount derived by combining the amounts for such period of (a) "Operating income (loss)", plus (b) Net Depreciation and Amortization Expense, minus (ii) the amount (expressed as a positive number) for such period of "Minority interests", as each such line item referred to in clause (i)(a) and clause (ii) is reflected in Company's consolidated statement of income prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled.

                  "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5.

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or a Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5.

                  "AGGREGATE AMOUNTS DUE" has the meaning assigned to that term in subsection 9.5.

                  "AGREEMENT" means this Credit Agreement dated as of [December __, 2003], as it may be amended, restated, supplemented or otherwise modified from time to time.

                  "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "APPROVED PLAN OF REORGANIZATION" has the meaning assigned to that term in subsection 3.1E.

                  "ASSET SALE" means (A) the sale by CEA of any of the Capital Stock of Company to any Person or (B) the sale by Company or any of its Subsidiaries to any Person of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $250,000 or less and the aggregate value of all such other assets since the Closing Date is equal to $1,000,000 or less, in each case so long as not less than 90% of the consideration

CPIH (DHC) Revolver Credit Agreement
received for such assets shall be cash); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (provided, that sales and discounts of not more than $2,000,000 in face value of accounts receivable may be excluded from Asset Sales pursuant to this clause (1), and the sole consideration received in connection with any such sale of accounts receivable shall be cash), (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged (provided, that any cash received in connection with any such sale or exchange that is not expended as part of such sale or exchange to obtain such replacement items of equipment, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset
Sale), (3) disposals of obsolete, worn out or surplus property in the ordinary course of business (provided, that not less than 75% of the consideration, if any, received in connection with any such disposal shall be cash, and any such cash received, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (4) any discount or compromise of notes or accounts receivable for less than the face value thereof, to the extent Company deems necessary in order to resolve disputes that occur in the ordinary course of business, or (5) any sale of shares in the Madurai Project Entity permitted under subsection 6.7(vi).

                  "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit III annexed hereto.

                  "ASSUMPTIONS" has the meaning assigned to that term in subsection 4.11D.

                  "AVAILABLE CASH" has the meaning given to that term in subsection 2.4A(iii).

                  "BANK OF AMERICA" means Bank of America, N.A.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

                  "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

                  "BASE RATE MARGIN" means a per annum rate equal to 7.00%.

CPIH (DHC) Revolver Credit Agreement

                  "BORROWERS" has the meaning assigned to that term in the introduction to this Agreement.

                  "BUDGET" means (i) with respect to Fiscal Year 2004, the budget delivered by Company to Lenders on or prior to the Closing Date pursuant to subsection 3.1G, setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and each Fiscal Quarter from the Closing Date through December 31, [2004], and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2007], as such budget may be supplemented pursuant to subsection 5.1(i), and (ii) with respect to each Fiscal Year after 2004, the budget delivered by Company to Lenders pursuant to subsection 5.1(xvi), setting forth projected cash receipts and expenditures for Company and its Subsidiaries for each calendar month and Fiscal Quarter during such Fiscal Year and projected net cash flows for Company and its Subsidiaries for each Fiscal Year thereafter through December 31, [2007], as such budget may be supplemented pursuant to subsection 5.1(i).

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH MANAGEMENT SYSTEM" means the cash management system of Company and its Subsidiaries in the United States described in Schedule 3.1P annexed hereto, as such Cash Management System may be modified pursuant to subsection 5.10.

                  "CASH ON HAND" means, as of any date of determination, the aggregate amounts on deposit in the Cash Management System in the United States as of the close of business on the preceding Business Day.

                  "CEA" means Covanta Energy Americas, Inc., a Delaware corporation.

                  "CEA STOCK PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by CEA on the Closing Date, substantially in the form of
Exhibit VIII annexed hereto (it being understood that such Pledge Agreement shall contain a covenant requiring CEA to pay to Collateral Agent any proceeds received by it from or in connection with the sale of any of the common stock of Company to any Person), as such Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

CPIH (DHC) Revolver Credit Agreement

                  "CHANGE IN CONTROL" means the occurrence of any one or more of the following: (i) DHC shall cease to own, directly, 80% or more of the outstanding Capital Stock of Covanta; (ii) Covanta shall cease to own, directly or indirectly, 100% of the outstanding Capital Stock of CEA; (iii) CEA shall cease to own, directly, 100% of the outstanding common stock of Company; or (iv) the occurrence of a change in the composition of the Governing Body of Company such that less than one of the members of such Governing Body is a Continuing Member.

                  "CHAPTER 11 CASES" has the meaning assigned to that term in the recitals to this Agreement.

                  "CLOSING DATE" means the date on which each of the conditions described in subsection 3.1 have been satisfied or waived by Administrative Agent and Requisite Lenders (or such other Lenders as may be required under subsection 9.6).

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents, as security for the Obligations.

                  "COLLATERAL AGENT" means Bank of America, in its capacity as Collateral Agent under the Intercreditor Agreement and the Collateral Documents.

                  "COLLATERAL DOCUMENTS" means the Security Agreement, the CEA Stock Pledge Agreement, the Foreign Pledge Agreements, the Control Agreements, the Mortgages and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Loan Party pursuant to this Agreement or any of the other Loan Documents, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time.

                  "COMMITMENT" means the commitment of a Lender to make Loans to Borrowers pursuant to subsection 2.1A, and "COMMITMENTS" means such commitments of all Lenders in the aggregate.

                  "COMMITMENT FEE PERCENTAGE" means, on any date of determination, a per annum rate equal to 0.50%.

                   "COMMODITIES AGREEMENT" means any long-term or forward purchase contract or option contract to buy, sell or exchange commodities or similar agreement or arrangement to which Company or any of its Subsidiaries is a party unless, under the terms of such contract, option contract agreement or arrangement Company expects to make or take delivery of the commodities which are the subject thereof.

                  "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                  "COMPETITOR" means any Person (and its Affiliates) primarily engaged in the business of (i) the generation and sale of electricity or (ii) municipal waste management.

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

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit II annexed hereto.

                  "CONFIRMATION ORDER" means [Order Confirming Debtors' Joint Plan of Reorganization] under Chapter 11 of the Bankruptcy Code entered by the Bankruptcy Court on December __, 2003 in the Chapter 11 Cases, without modification, revision or amendment.

                  "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period to the extent paid or payable in cash.

                  "CONSOLIDATED FACILITIES CAPITAL EXPENDITURES" means, for any period, the aggregate of all cash expenditures by Company and its Subsidiaries during that period that, in conformity with GAAP, would be included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries for that or any other period.

                  "CONSOLIDATED INTEREST EXPENSE" means, for any period, (i) total interest expense, net of interest income, of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries to the extent such Indebtedness is or is required to be reflected on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP, but excluding any Indebtedness consisting of Non Recourse Debt, and (ii) to the extent not included in the calculation of the amount described in clause (i), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, from clauses (i) and (ii) any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date.

                  "CONSOLIDATED LEVERAGE RATIO" means, as at any date of determination, the ratio of (a) Total Debt as at such date to (b) Adjusted EBITDA for the four-Fiscal Quarter period most recently ended prior to such date.

                  "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans,

CPIH (DHC) Revolver Credit Agreement
advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses
(1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount (if stated) of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if the amount of any Contingent Obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Company in good faith based upon reasonable assumptions. No obligations under Performance Guaranties shall constitute Contingent Obligations.

                  "CONTINUING MEMBER" means, as of any date of determination, any member of the Governing Body of Company who (i) was a member of such Governing Body on the Closing Date or (ii) is acceptable to Agent and Requisite Lenders as indicated to Company by Agent and Requisite Lenders.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "CORPORATE SERVICES REIMBURSEMENT AGREEMENT" means the corporate services reimbursement agreement entered into by DHC and Covanta on the Closing Date, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "COVANTA" has the meaning assigned to such term in the recitals to this Agreement.

                  "CPIH" has the meaning assigned to that term in the introduction to this Agreement.

                  "CPIH TERM LOAN AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Borrowers, as borrowers, and the financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause
(i) and the Indebtedness thereunder (provided, that (a) the terms of such credit agreement,

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                                       7
such Indebtedness so refinanced, replaced, renewed or extended shall not be more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent or Requisite Lenders so notifying Administrative Agent or Company) than the CPIH Term Loan Agreement in effect on the Closing Date, (b) the aggregate amount of Indebtedness outstanding, and additional commitments to extend credit, if any, under the CPIH Term Loan Agreement as refinanced, replaced, renewed or extended, shall not exceed the aggregate amount of the commitments to extend credit in effect under the CPIH Term Loan Agreement on the Closing Date, (c) the obligations under (and the Liens securing) such credit agreement as refinanced, replaced, renewed or extended shall be subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the CPIH Term Loan Agreement on the Closing Date, and (d) Company shall provide to Agents reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith), in the case of clause
(i) or (ii) as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.12.

                  "CPIH TERM LOAN DOCUMENTS" means the "Loan Documents" as defined in the CPIH Term Loan Agreement.

                  "CPIH TERM LOAN LENDERS" means the "Lenders" as defined in the CPIH Term Loan Agreement.

                  "CPIH TERM LOAN EXPOSURE" means, with respect to any CPIH Term Loan Lender as of any date of determination, the aggregate outstanding principal amount of the CPIH Term Loans of that CPIH Term Loan Lender.

                  "CPIH TERM LOANS" means the loans made (or deemed made) by CPIH Term Loan Lenders to Borrowers pursuant to subsection 2.1A of the CPIH Term Loan Agreement.

                  "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, or option contract to buy, sell or exchange currencies or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

                  "D.E. SHAW" means D.E. Shaw Laminar Portfolios, L.L.C. a Delaware limited liability company.

                  "DEBTORS" has the meaning assigned to that term in the recitals to this Agreement.

                  "DEFAULTED LOAN" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULT EXCESS" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULTING LENDER" has the meaning assigned to that term in subsection 2.9.

                  "DEFAULT PERIOD" has the meaning assigned to that term in subsection 2.9.

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                                       8

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DETROIT L/Cs" means the letters of credit issued under the Detroit L/C Credit Agreement on the Closing Date.

                  "DETROIT L/C CREDIT AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Domestic Borrowers, as borrowers, the Detroit L/C Lenders, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, and (ii) any credit agreement entered into by Domestic Borrowers to refinance, replace, renew or extend in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness and letters of credit issued thereunder as permitted pursuant to the New L/C Facility Agreement, in each case as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "DETROIT L/C LENDERS" means the "Lenders" under and as defined in the Detroit L/C Credit Agreement.

                  "DEUTSCHE BANK" has the meaning assigned to that term in the introduction to this Agreement.

                  "DHC" means Danielson Holding Corporation, a [Delaware] corporation.

                  "DIP AGENTS" means the Persons identified as "Agents" under the DIP Credit Agreement, in their capacities as agents for DIP Lenders under the DIP Credit Agreement.

                  "DIP CREDIT AGREEMENT" means that certain Debtor-In-Possession Credit Agreement dated as April 1, 2002, by and among Covanta and certain of its Subsidiaries, as debtors and debtors-in-possession, the financial institutions listed on the signature pages thereof, as lenders, and Bank of America and Deutsche Bank, as agents for such lenders, as such agreement is in effect immediately prior to the Closing Date.

                  "DIP CREDIT DOCUMENTS" means the "Loan Documents" as defined in the DIP Credit Agreement.

                  "DIP LENDER" means each of the "Lenders" under the DIP Credit Agreement on the Closing Date, in its capacity as a lender under the DIP Credit Agreement.

                  "DISTRIBUTABLE CASH" has the meaning assigned to that term in subsection 3.1U.

                  "DOLLARS" and the sign "$" mean the lawful money of the United States.

                  "DOMESTIC BORROWERS" means Covanta and the Subsidiaries thereof party from time to time to the Detroit L/C Credit Agreement and New L/C Facility Agreement.

                  "DOMESTIC CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and

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                                       9
principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 30 days after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 30 days after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than 30 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within 30 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that
(a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's; and (vi) such other securities as Company and Administrative Agent may agree on from time to time.

                  "DOMESTIC LOAN DOCUMENTS" means the "Credit Documents" as defined in each of the Detroit L/C Credit Agreement and New L/C Facility Agreement.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of any Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

                  "ELIGIBLE ASSIGNEE" means (i) any Person that is (a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, or (d) any other financial institution that extends credit or buys loans as one of its businesses; (ii) any Person that is a Lender at the time of the relevant assignment; or (iii) any other Person designated as an Eligible Assignee pursuant to the prior written consent of Administrative Agent in their sole discretion; provided that neither Company nor any Affiliate of Company nor any Competitor shall be an Eligible Assignee; and provided further that, in order to be an Eligible Assignee, a Person must have at the time of determination a long term senior unsecured debt rating of "A2" or better from Moody's and/or "A" or better from S&P.

                  "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

                  "EMPLOYMENT AGREEMENTS" means those employment agreements entered into on the Closing Date by Company with such Persons as Agent shall approve prior to the Closing

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                                       10

Date, in each case providing for the exclusive employment of such Persons by Company and its Subsidiaries, in the form provided to Administrative Agent pursuant to subsection 3.1C on or prior to the Closing Date.

                  "ENFORCING LENDERS" has the meaning assigned to that term in subsection 9.5C.

                  "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, or (ii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                  "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                  "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

                  "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation) that would reasonably be expected to have a Material Adverse Effect; (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 412(n) of the Internal Revenue Code, except any such failure or imposition attributable to an error made in good faith which results in the imposition of liability or a Lien on Company and its Subsidiaries and their respective ERISA Affiliates of an immaterial amount, so long as such error, failure and imposition are promptly corrected after discovery of such error by Company or any of its Subsidiaries, or the failure to make by its due date a required installment of a material amount under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution of a material amount to a

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                                       11

Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material current liability of Company or any of its Subsidiaries pursuant to Section 4063 or 4064 of ERISA;
(v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material current liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if it would reasonably be expected that Company or any of its Subsidiaries will incur material liability therefor (in excess of the contribution that would otherwise have been due absent such withdrawal), or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan if such assertion or the liability with respect thereto would reasonably be expected to have a Material Adverse Effect; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or of the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in either case if such failure would reasonably be expected to have a Material Adverse Effect; or
(x) the imposition of a Lien on the property of Company or any of its Subsidiaries pursuant to Section 401(a)(29) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                  "EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum that is the higher of (x) the rate obtained by dividing (i) the rate per annum (rounded upward to the nearest 1/16 of one percent) that appears on the Dow Jones Markets (Telerate) page 3750 (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) with maturities comparable to such Interest Period as of approximately 10:00 a.m. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); and (y) 2.00%.

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

                  "EURODOLLAR RATE LOANS" means Revolving Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

                  "EURODOLLAR RATE MARGIN" means a per annum rate equal to 8.00%.

                  "EVENT OF DEFAULT" has the meaning assigned to that term in
Section 7.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "EXISTING DETROIT L/Cs" means, collectively, (i) Irrevocable Standby Letter of Credit Number SBY501806 issued by UBS Bank, in the available amount of $[96,731,392.81] as of the Closing Date, for the benefit of PMCC Leasing Corporation and Resource Recovery Business Trust - A, and (ii) Irrevocable Standby Letter of Credit Number SBY501835 issued by UBS Bank, in the available amount of $[41,460,161.38] as of the Closing Date for the benefit of Aircraft Services Corporation and Resource Recovery Business Trust - B.

                  "EXISTING INTERCREDITOR AGREEMENT" means the "Intercreditor Agreement" as defined in the DIP Credit Agreement on the Closing Date, as such "Intercreditor Agreement" is in effect on the Closing Date.

                  "EXISTING IPP INTERNATIONAL PROJECT GUARANTIES" means, collectively, (i) the existing guaranty by Covanta Energy Group of the obligations of certain Subsidiaries of Company under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of certain Subsidiaries of Company under certain agreements relating to the Quezon Project, and (iii) the existing guaranty by Covanta of certain Subsidiaries of Company under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified to the extent permitted hereunder.

                  "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Borrower or any of its Subsidiaries, by any of their respective predecessors or by any Person who is an Affiliate of Borrower or any of its Subsidiaries prior to the Closing Date.

                  "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                  "FIFRA" means the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Section 136 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

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                                       13

                  "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsections 6.2A(iii) through (vi)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 6.2) to which such Collateral is subject.

                  "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                  "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31st of each calendar year.

                  "FLOOD HAZARD PROPERTY" means any real property that is subject to a Mortgage and is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

                  "FOREIGN CASH EQUIVALENTS" means, as at any date of determination, (i) securities issued or directly and fully guaranteed by the government of the country within which an Investment by Company or any of its Subsidiaries has been or is being made and (ii) time deposits and certificates of deposit of commercial banks having offices in such country, in each case with a long term unsecured debt rating of at least equal to (a) the rating of the relevant government, in the event that such government is rated below investment grade by either Moody's or S&P, or when there is no Moody's or S&P rating of such government, (b) investment grade in the event that the relevant government is rated above investment grade by either Moody's or S&P, or (c) "A" or better to the extent that the relevant government is rated better than "A" by either Moody's or S&P, and (iii) such other securities as Company and Administrative Agent may agree on from time to time.

                  "FOREIGN PLEDGE AGREEMENT" means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 5.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Collateral Agent, as such Foreign Pledge Agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "FOREIGN SUBSIDIARY" means any Subsidiary of any Borrower that is not a Domestic Subsidiary.

                  "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

                  "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 1 Independence Center, 101 North Tryon Street, Charlotte, N.C. 28255 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

                  "FUNDING BORROWER" has the meaning assigned to that term in subsection 2.10C.

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

                  "FUNDING DATE" means the date of funding of a Loan.

                  "FUNDING DEFAULT" has the meaning assigned to that term in subsection 2.9.

                  "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as are approved by the American Institute of Certified Public Accountants.

                  "GEOTHERMAL SALE" means (i) the sale or other disposition by Covanta and its Subsidiaries of all or substantially all of (a) their respective
(1) Capital Stock in Covanta SIGC Energy, Inc., Covanta SIGC Energy II, Inc. and Amor 14 Corporation, (2) Capital Stock in Heber Geothermal Company, Heber Field Company and Second Imperial Geothermal Company, and (3) Capital Stock in non-debtor Affiliates Pacific Geothermal Company, Mammoth Geothermal Company and Mammoth Pacific L.P., which entities own or lease geothermal plants and facilities in California (the "GEOTHERMAL BUSINESS") and/or (b) the assets of each of the entities referenced in clause (a), and (ii) the assumption and/or assignment by Covanta and its Subsidiaries of certain contracts related to the Geothermal Business, in the case of both clauses (i) and (ii) occurring prior to or concurrently with the consummation of the Approved Plan of Reorganization.

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

                  "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

                  "GROSS RECEIPTS" means, in respect of any Asset Sale, the total cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale minus any repayment of debt related to the assets sold in such Asset Sale which is made in connection therewith and is not prohibited under this Agreement.

                  "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of (a) "hazardous wastes" or "mixed wastes" as defined in RCRA or in any other Environmental Law;
(b) "hazardous substances", "pollutants" or "contaminants" as defined in CERCLA or in any other Environmental Law; (c) "chemical substances" or "mixtures" as defined in TSCA or any other substance which is tested pursuant to TSCA or any other Environmental Law, or the manufacture, processing, distribution, use or disposal of which is regulated or prohibited pursuant to TSCA or any other Environmental Law,

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including without limitation polychlorinated biphenyls and electrical equipment which contains any oil or dielectric fluid containing regulated concentrations of polychlorinated biphenyls; (d) "insecticides", "fungicides", "pesticides" or "rodenticides" as defined in FIFRA or any other Environmental Law; or (e) "infectious waste" or "biohazardous waste" as defined in any Environmental Law;
(ii) asbestos or any asbestos-containing materials; (iii) urea formaldehyde foam insulation; (iv) any oil, petroleum, petroleum fraction or petroleum derived substance; (v) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (vi) any flammable substances or explosives; (vii) any radioactive materials; and (viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

                  "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                  "HEDGE AGREEMENT" means (i) an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, or (ii) a forward agreement or arrangement designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project so long as the contractual arrangements relating to such Project contemplate that Company or its Subsidiaries shall deliver such electricity to third parties.

                  "HIGH YIELD INDENTURE" means (i) the indenture pursuant to which the High Yield Notes are issued and (ii) any replacement indenture entered into in connection with a refinancing, renewal, replacement or extension of the High Yield Notes permitted under the Detroit L/C Credit Agreement and New L/C Facility Agreement, in each case as such indenture or replacement indenture may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under the Detroit L/C Credit Agreement.

                  "HIGH YIELD NOTES" means (i) the $230,000,000 in aggregate principal amount at maturity of 8.25% Senior Notes due 2010 of Covanta issued pursuant to the High Yield Indenture, and (ii) any Indebtedness incurred to refinance, renew, replace or extend the High Yield Notes permitted to be incurred under the Detroit L/C Credit Agreement; provided, that the initial principal amount (and issue price) of such High Yield Notes on the Closing Date shall be $205,000,000.

                  "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services received by such Person (excluding any such obligations incurred under

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                                       16

ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a promissory note or similar written instrument, but excluding in either case current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Any obligations under Interest Rate Agreements and Currency Agreements (and Hedge Agreements that protect against fluctuation in electricity rates) constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless the Indebtedness of such partnership or joint venture is expressly Non Recourse Debt of such partnership or joint venture.

                  "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 9.3.

                  "INDEMNITEE" has the meaning assigned to that term in subsection 9.3.

                  "INSURANCE PREMIUM FINANCERS" means Persons who are non-Affiliates of Company that advance insurance premiums for Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

                  "INSURANCE PREMIUM FINANCING ARRANGEMENTS" means, collectively, such agreements as Company and its Subsidiaries shall enter into after the Closing Date with Insurance Premium Financers pursuant to which such Insurance Premium Financers shall advance insurance premiums for Company and its Subsidiaries. Such Insurance Premium Financing Arrangements (i) shall provide for the benefit of such Insurance Premium Financers a security interest in no property of Company or any of its Subsidiaries other than gross unearned premiums for the insurance policies, (ii) shall not purport to prohibit any portion of the Liens created in favor of Collateral Agent (for the benefit of Secured Parties) pursuant to the Collateral Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by this Agreement and shall otherwise be in form and substance reasonably satisfactory to Agent.

                  "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Borrowers and their Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Borrowers and their Subsidiaries, taken as a whole.

                  "INTERCOMPANY MASTER NOTE" means a promissory note evidencing Indebtedness of Company and each of its Subsidiaries which (a) to the extent the Indebtedness evidenced thereby is owed to any Borrower, is pledged pursuant to the Collateral Documents, and (b) to the extent the Indebtedness evidenced thereby is owed by a Subsidiary of Company, is senior Indebtedness of such Subsidiary (except to the extent that requiring such Indebtedness to be senior would breach a contractual obligation binding on such Subsidiary), except that any such Indebtedness owed by any Borrower to any Subsidiary which is not a Borrower shall be

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                                       17
subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such note.

                  "INTERCREDITOR AGREEMENT" means that certain Intercreditor Agreement executed and delivered on the Closing Date by Borrowers, CEA, Lenders, Administrative Agent, Collateral Agent, CPIH Term Loan Lenders, the agents under the CPIH Term Loan Documents, in the form of Exhibit IX annexed hereto, as it may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, the last Business Day of each month, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than one month "Interest Payment Date" shall also include each date that is a multiple of one month after the commencement of such Interest Period.

                  "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                  "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Borrower or any of Subsidiary of any Borrower is a party.

                  "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

                  "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements, or (v) Commodities Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. No account receivable owed by a Person to Company or any of its Subsidiaries that on the relevant date of determination constitutes a current asset and arose from sales or services to such Person in the ordinary course of business shall constitute an Investment on such date.

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                                       18

                  "INVESTOR PARTIES" means D.E. Shaw, SZ Investments, LLC, a Delaware limited liability company, and Third Avenue Trust, on behalf of the Third Avenue Value Fund Series.

                  "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral.

                  "IPP INTERNATIONAL BUSINESS" means the assets and operations of the business of Covanta and its Subsidiaries referred to by Covanta as the "IPP International business" prior to the Closing Date, including the Haripur Project, the Samalpatti Project, the Trezzo Project, the Quezon Project, the Balaji/Madurai Project, the Linasa Project, the Don Pedro Project, the Rio Volcan Project, the Bataan Project, the Magellan Project, the Linan Project, the Huantai Project, the Yanjiang Project and the Island Power Project.

                  "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

                  "LEASEHOLD PROPERTY" means any leasehold interest of any Borrower as lessee under any lease of real property.

                  "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                  "LOAN" or "LOANS" means one or more of the Loans made by Lenders pursuant to subsection 2.1A.

                  "LOAN DOCUMENTS" means this Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement and all amendments, waivers and consents relating thereto.

                  "LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender's Commitment, and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

                   "LOAN PARTY" means each Borrower and CEA, and "LOAN PARTIES" means all such Persons, collectively.

                  "MADURAI PROJECT ENTITY" has the meaning assigned to that term in subsection 6.7(vi).

                  "MAGELLAN SUBSIDIARY" means Magellan Cogeneration, Inc., a Philippines corporation.

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                                       19

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by Company, Covanta and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to the Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and under subsection 6.12.

                  "MANDATORY PAYMENT" means any amount described in subsections 2.4A(iii)(a)-(e) to be applied as a prepayment of the Loans and/or the CPIH Term Loans and/or a permanent reduction of the Commitments, as determined pursuant to subsection 2.4A.

                  "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers, taken as a whole, or Company and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of Loan Parties taken as a whole to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                  "MATERIAL CONTRACT" means (i) the principal service or operating agreement, if any, with respect to each waste-to-energy Project and the principal power sales agreement, if any, with respect to each independent power plant Project to which Company or any of its Subsidiaries is a party, each of which is in existence as of the Closing Date and is described on Schedule 1.1A annexed hereto, and (ii) any other contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

                  "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company or any of its Subsidiaries.

                  "MATERIAL SUBSIDIARY" means, with respect to any Person, any Subsidiary of such Person now existing or hereafter acquired or formed by such Person which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the most recent fiscal year of such Person accounted for more than 1% of the consolidated revenues of such Person and its Subsidiaries,
(ii) as at the end of such fiscal year, was the owner of more than 1% of the consolidated assets of such Person and its Subsidiaries, or (iii) is capitalized with more than $500,000 of equity.

                  "MATURITY DATE" means [December __, 2006]. [**Insert date that is 3 years after the Closing Date**]

                  "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit X annexed hereto or in such other form as may be approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local

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

mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of any real property or Material Leasehold Property that is the subject of subsection 5.9, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments collectively, whether executed as of or subsequent to the Closing Date.

                  "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Gross Receipts received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable prior to the earlier of (a) the date which is eighteen months from the date of such Asset Sale and (b) the Maturity Date as a result of any gain recognized in connection with such Asset Sale, (ii) additional Taxes actually payable upon the closing of such Asset Sale (including any transfer Taxes or Taxes on gross receipts), (iii) actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable immediately upon consummation of such Asset Sale to employees of Company and its Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans) that is (x) secured by a valid, enforceable and perfected Lien on the stock or assets in question that is permitted under subsection 6.2 and (y) required to be repaid under the terms of such Indebtedness as a result of such Asset Sale (without duplication of amounts deducted in calculating the Gross Receipts from such Asset Sale) and is permitted to be paid under the Loan Documents.

                  "NET DEPRECIATION AND AMORTIZATION EXPENSE" means, for any period, the sum (expressed as a positive number) of (i) "Depreciation" for such period plus (ii) "Amortization" for such period, as each such line item referred to in clauses (i) and (ii) is reflected in Company's consolidated statement of cash flows prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amount in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, whether such line items are so titled or otherwise titled.

                  "NET INDEBTEDNESS PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (including reasonable legal fees and expenses)) from the incurrence of Indebtedness by Company or any of its Subsidiaries.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or

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                                       21
casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of (1) the date which is eighteen months from the date of such receipt and (2) the Maturity Date as a result of the receipt of such payments of proceeds and (b) any actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) above or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to agreements in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than a Mandatory Payment.

                  "NEW L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among the Domestic Borrowers, as borrowers, and the Investor Parties and the other financial institutions listed on the signature pages thereof, as lenders, and (ii) any credit agreement entered into by Domestic Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the Indebtedness and letters of credit issued thereunder as permitted under the Detroit L/C Credit Agreement, in each case as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time.

                  "9.25% DEBENTURES" means the "9.25% Debenture Claims" as such term is defined in the Approved Plan of REORGANIZATION.

                  "NON RECOURSE DEBT" means, with respect to any Subsidiary of Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with the Project (which in any event shall not include assets held by any Borrower other than a Borrower, if any, whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or the equity interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project.

                  "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

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

                  "NOTES" means any promissory notes of Borrowers issued pursuant to subsection 2.1D to evidence the Loans of any Lenders, substantially in the form of Exhibit I annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

                  "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit IV annexed hereto.

                  "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit V annexed hereto.

                  "OBLIGATIONS" means all obligations of every nature of Loan Parties under the Loan Documents, including any liability of such Loan Party on any claim arising out of or relating to the Loan Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Loan Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Loan Party.

                  "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

                  "OFFICER'S CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company; provided, that any Officer's Certificate delivered pursuant to subsection 2.4A(iii)(g) or 5.1(v) shall be executed by a senior financial officer of Company reasonably acceptable to Administrative Agent.

                  "ORGANIZATIONAL DOCUMENTS" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

                  "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 9.1C.

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

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Internal Revenue Code or section 302 of ERISA.

                  "PERFORMANCE GUARANTY" means any agreement entered into by Company or any of its Subsidiaries under which Company or any such Subsidiary guarantees the performance of a Subsidiary of Company under a principal lease, service or operating agreement relating to a Project.

                  "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                  (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

                  (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                  (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                  (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

                  (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Secured Obligations;

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

                  (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to the real property of Company and its Subsidiaries, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Secured Obligations;

                  (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                  (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

                  (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                  (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

                  (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

                  (xii) licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

                  Other Liens on assets of Borrowers and their Subsidiaries permitted under this Agreement (which are not Permitted Encumbrances) are described in subsection 6.2A.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PETITION DATE" has the meaning assigned to that term in the recitals to this Agreement.

                  "PLAN OF REORGANIZATION" means the [Chapter 11 Plan of Debtors under Chapter 11 of the Bankruptcy Code dated November __, 2003].

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                                       25

                  "PLEDGED COLLATERAL" means the "Pledged Collateral" as defined in each of the Security Agreement and the CEA Stock Pledge Agreement.

                  "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                  "PREPETITION CREDIT AGREEMENT" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Company, certain of its Subsidiaries, the financial institutions listed on the signature pages thereof, Deutsche Bank, as Documentation Agent, and Bank of America, as Administrative Agent, as amended, restated, supplemented or otherwise modified through the Closing Date and as it may hereafter be amended, restated, supplemented or otherwise modified.

                  "PREPETITION CREDIT DOCUMENTS" means all "Loan Documents" as defined in the Prepetition Credit Agreement.

                  "PREPETITION LENDERS" means the Persons identified as "Lenders" under the Prepetition Credit Agreement, in their capacities as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "PREPETITION OBLIGATIONS" means all "Obligations" as defined in the Prepetition Credit Agreement.

                  "PREPETITION SECURED CLAIMS" means, collectively, the "Secured Bank Claims" and the "9.25% Debenture Claims", as such terms are defined in the Approved Plan of Reorganization.

                  "PREPETITION UNSECURED CLAIMS" means "Parent and Holding Company Unsecured Claims" that are "Allowed," as such terms are defined in the Approved Plan of Reorganization.

                  "PRIME RATE" means the rate that Deutsche Bank announces from time to time as its prime lending rate in effect for commercial borrowers in the United States, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                  "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its

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                                       26

Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "PRO RATA SHARE" means with respect to all payments, computations and other matters relating to the Commitment of any Lender or any Loans deemed made by any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the aggregate Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                  "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

                  "PUHCA" has the meaning assigned to that term in subsection
4.9.

                  "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

                  "RCRA" means the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Borrower in any real property.

                  "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

                  "REGISTER" has the meaning assigned to that term in subsection 2.1C.

                  "RELATED AGREEMENTS" means the CPIH Term Loan Documents, the Management Services and Reimbursement Agreement, the Existing IPP International Project Guaranties, and the Tax Sharing Agreement, as such agreements and instruments may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.12.

                  "RELEASE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or

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

migrating of Hazardous Materials into the indoor or outdoor environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                  "REQUISITE DIP LENDERS" means DIP Lenders having or holding more than 50% of the aggregate credit exposure under the "Tranche A L/Cs" and the "Tranche B L/Cs" (as such terms are defined in the DIP Credit Agreement).

                  "REQUISITE LENDERS" means Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders; provided, however, that prior to the Closing Date, for purposes of this definition, the Loan Exposure of each Lender shall equal the original Commitment of such Lender on the Closing Date.

                  "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of Company and its Subsidiaries other than (a) the Obligations, (b) Indebtedness owed by a Subsidiary to a Borrower, (c) payments under the CPIH Term Loan Agreement and (d) other amounts required to be paid under this Agreement.

                  "SECURED OBLIGATIONS" means the obligations secured by the Collateral pursuant to the Collateral Documents.

                  "SECURED PARTIES" means the "Secured Parties" as defined in the Intercreditor Agreement.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account

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                                       28
undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date by Borrowers, substantially in the form of Exhibit VII annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

                  "SOLVENT" means, with respect to any Person, that as of the date of determination, in light of all of the facts and circumstances existing at such time, (i) the then fair saleable value of the property of such Person is
(a) greater than the total amount of liabilities (including contingent liabilities) of such Person and (b) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "SUBORDINATED INDEBTEDNESS" means, collectively, (i) Indebtedness under the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture and (ii) any other Indebtedness of Company or any of its Subsidiaries incurred from time to time and subordinated by its terms in right of payment to the Obligations.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified herein or unless the context otherwise requires, any reference to a "Subsidiary" contained herein means a Subsidiary of Company.

                  "SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded franchise taxes and all taxes that are imposed on the overall

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                                       29
income or profits of such Lender by the United States or by any other Government Authority under the laws of which Lender is organized or has its principal office or maintains its applicable lending office.

                  "TAX NOTE" has the meaning assigned to that term in subsection 3.1F(iv).

                  "TAX SHARING AGREEMENT" means the tax sharing agreement entered into by DHC, Covanta and Company on the Closing Date, in form and substance satisfactory to the Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 6.12.

                  "TOTAL DEBT" means, as at any date of determination, (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus
(ii) the amounts of "Current portion of project debt" and "Project Debt", whether such line items are so titled or otherwise titled, as such line items are or would be reflected in Company's consolidated balance sheet as at such date prepared in conformity with GAAP and reported in a manner consistent with Company's reporting of such amounts in its quarterly or annual report (as the case may be) on Form 10Q or 10K, respectively, prior to the Closing Date, minus
(iii) any portion of Indebtedness of Company and its Subsidiaries under the Tax Sharing Agreement included in the amount described in clause (i) above.

                  "TOTAL UTILIZATION OF COMMITMENTS" means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

                  "TREASURY REGULATIONS" means the Treasury Regulations promulgated under the Internal Revenue Code.

                  "TSCA" means the Toxic Substances Control Act of 1976, as amended (15 U.S.C. Section 2601 et seq.), or any successor statute, and all implementing regulations promulgated thereunder.

                  "UBS BANK" means Union Bank of Switzerland, New York Branch.

                  "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                  "UNITED STATES" means the United States of America.

                  "UNSECURED CREDITOR NOTES" has the meaning assigned to that term in subsection 3.1F(iv).

                  "UNSECURED CREDITOR NOTES INDENTURE" means the Indenture pursuant to which the Unsecured Creditor Notes are issued.

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

         1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

                  Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (iii) and
(iv) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(vi)). Except as otherwise permitted by this Agreement, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 4.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 5.1(vi).

         1.3      OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                  A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

         2.1      COMMITMENTS; MAKING OF LOANS; THE REGISTER; OPTIONAL NOTES.

                  A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers herein set forth, each Lender severally agrees to lend to Borrowers, on a joint and several basis, from time to time during the period from the Closing Date to but excluding the Maturity Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender's Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original principal

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                                       31
amount of the Commitments is $10,000,000; provided, however, that the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 9.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Lender's Commitment shall expire on the day before the Maturity Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than the Maturity Date. Amounts borrowed under this subsection 2.1A may be repaid and reborrowed up to but excluding the Maturity Date. Anything contained in this Agreement to the contrary notwithstanding, in no event shall the Total Utilization of Commitments at any time exceed the Commitments then in effect.

                  B. BORROWING MECHANICS. Loans made on any Funding Date shall be in an aggregate minimum amount of $200,000 and integral multiples of $100,000 in excess of that amount (or, if the amount of the Commitments unfunded and available for borrowing is less than such aggregate minimum amount, an amount equal to the amount of the Commitments unfunded and available for borrowing); provided that Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $500,000 and integral multiples of $200,000 in excess of that amount. Whenever Borrowers desire that Lenders make Loans they shall deliver to Administrative Agent a Notice of Borrowing no later than 10:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Borrowers may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

                  Neither Administrative Agent nor any Lender shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer of a Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrowers shall have effected Loans or a conversion or continuation, as the case may be, of Loans hereunder.

                  Borrowers shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrowers are required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrowers of the proceeds of any Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Notice of Borrowing.

                  Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the

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                                       32
related Interest Rate Determination Date, and Borrowers shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

                  Notwithstanding the foregoing provisions of this subsection 2.1B, no Eurodollar Rate Loans may be made and no Base Rate Loan may be converted into a Eurodollar Rate Loan until the third Business Day after the Closing Date.

                  C. DISBURSEMENT OF FUNDS. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make a Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) or a notice deemed to be a Notice of Borrowing pursuant to subsection 2.1B, Administrative Agent shall notify each Lender of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrowers on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrowers at the Funding and Payment Office.

                  Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

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

                  D. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Borrowers (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 9.3), shall maintain (and make available for inspection by Borrowers and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 9.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Commitment and Loans of each Lender from time to time (the "REGISTER"). Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Borrowers, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

                  E. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.1) on the Closing Date (or, if such notice is delivered after the date which is two Business Days prior to the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Loan, substantially in the form of Exhibit I annexed hereto, with appropriate insertions, including the principal amount of that Lender's Commitment.

         2.2      INTEREST ON THE LOANS.

                  A. RATE OF INTEREST. Subject to the provisions of subsections
2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made until repayment in full at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Borrowers initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.2B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2B (subject to the last sentence of subsection 2.1B). If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Loans shall bear interest through maturity as follows:

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                  (i)      if a Base Rate Loan, then at the sum of the Base Rate
         plus the Base Rate Margin; or

                  (ii) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus the Eurodollar Rate Margin.

                  B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Borrowers may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be a one-, two-, three- or six-month period; provided that:

                  (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

                  (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                  (v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date in effect at the commencement of such Interest Period; and

                  (vi) there shall be no more than four Interest Periods outstanding at any time.

                  C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

                  D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Borrowers shall have the option (i) to convert at any time all or any part of their outstanding Loans equal to $200,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to

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

$500,000 and integral multiples of $200,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

                  Borrowers shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation Borrowers may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall promptly notify each Lender of any Loan subject to the Notice of Conversion/Continuation.

                  E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is (i) in the case of Loans, 2.00% per annum in excess of (a) the interest rate otherwise payable under this Agreement for Base Rate Loans or (b) the interest rate otherwise payable under this Agreement with respect to such Loans, if such Loans are Eurodollar Rate Loans, the Interest Period in effect at the time of the relevant Event of Default has not yet expired, and such interest rate otherwise payable with respect to such Loans is greater than the interest rate otherwise payable under this Agreement for Base Rate Loans, or (ii) in the case of fees and other amounts, 2.00% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

                  F. COMPUTATION OF INTEREST. Interest on the Loans and other amounts bearing interest with reference to the Base Rate shall be computed (i) in the case of Base Rate Loans and other amounts bearing interest with reference to the Base Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

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                  G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrowers with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

         2.3      FEES.

                  A. AGENCY FEE; FACILITY FEES. Borrowers, jointly and severally, agree to pay to Administrative Agent (i) on the Closing Date and each anniversary of the Closing Date (excluding the Maturity Date), for Administrative Agent's own account and in advance for the forthcoming year, an annual agency fee in an amount equal to $30,000 (which fee shall be fully earned and non-refundable when due), and (ii) on the Closing Date, for distribution to each Lender, a facility fee in an amount equal to 2.0% of the Commitment of such Lender as of the Closing Date.

                  B. COMMITMENT FEES. Borrowers, jointly and severally, agree to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender's Pro Rata Share of the Commitments, commitment fees for the period from and including the Closing Date to but excluding the Maturity Date equal to (i) the daily excess of the Commitments over the Total Utilization of Commitments, multiplied by (ii) the Commitment Fee Percentage then in effect, expressed as a daily rate. Such commitment fees shall be payable in arrears on and to (but excluding) the last day of each month and on the Maturity Date and computed on the basis of a 360-day year, for the actual number of days elapsed.

                  C. OTHER FEES. Borrowers, jointly and severally, agree to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent. All fees referenced in this subsection 2.3 shall be earned when payable and shall be non-refundable.

         2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER CPIH GUARANTY.

                  A. PREPAYMENTS AND REDUCTIONS IN COMMITMENTS.

                  (i) Voluntary Prepayments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or, if the amount of the Loans is less than such aggregate minimum amount, an amount equal to the amount of the Loans); provided that voluntary prepayments of Eurodollar Rate Loans made on a date other than an Interest Payment Date applicable to such Loan shall be subject to breakage fees, costs and expenses, if any, in accordance with subsection 2.6D. Notice of prepayment having been

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

         given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

                  (ii) Voluntary Reductions of Commitments. Borrowers may, upon not less than one Business Day's prior written or telephonic notice confirmed in writing to Administrative Agent, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the aggregate Loans outstanding at the time of such proposed termination or reduction; provided that any such partial reduction of either the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Borrowers' notice to Administrative Agent (who shall promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business
         Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of any of the Commitments shall be effective on the date specified in Company's notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share. No such voluntary reduction of the Commitments shall be permitted if such reduction would result in the Commitments being less than the Total Utilization of Commitments.

                  (iii) Mandatory Payments. Mandatory Payments shall be made in the amounts and under the circumstances set forth below, all such Mandatory Payments to be applied as set forth below or as more specifically provided in subsection 2.4A(iii), except to the extent the Intercreditor Agreement requires application thereof in a different manner than as set forth in this subsection 2.4A(iii) or subsection 2.4A(iv):

                           (a) Net Asset Sale Proceeds. No later than two days after the date of receipt by CEA, Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall make a Mandatory Payment in an aggregate amount equal to the remaining amount of such Net Asset Sale Proceeds.

                           (b) Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be used for a Mandatory Payment pursuant to the provisions of subsection 5.4C, Company shall make a Mandatory Payment in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                           (c) Issuance of Indebtedness. On the date of receipt of the Net Indebtedness Proceeds from the issuance of any Indebtedness of Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsections 6.1(i) through (vii), Company shall make a Mandatory Payment in an aggregate amount equal to such Net Indebtedness Proceeds.

                           (d) Tax Refunds. If after the Closing Date, Company or any of its Subsidiaries receives any payment of a cash refund or rebate of any Tax, the

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

                  Borrowers shall no later than the Business Day following the date of receipt of such refund or rebate make a Mandatory Payment in the amount of such Tax refund or rebate, except to the extent such application would constitute a material violation of a valid Contractual Obligation in connection with a Project of Company or any of its Subsidiaries to remit such refund or rebate to the client of such Project.

                           (e) Excess Cash. If as of the last Business Day of any calendar month the sum of (1) Cash On Hand (after giving effect to the aggregate interest to be paid on such date pursuant to subsection 2.2C) plus (2) the aggregate Commitments minus (3) the Total Utilization of Commitments (after giving effect to any voluntary repayment of outstanding Loans to be made on such date that are made on such date) exceeds $10,000,000, then Borrowers shall apply an amount equal to such excess (provided, that, in the event that such application would cause Cash On Hand to be less than $6,000,000, then such excess amount so applied shall be reduced such that Cash On Hand is not less than $6,000,000) (the amount so applied as it may be adjusted pursuant to the foregoing proviso, "AVAILABLE CASH")) to the payment of outstanding Term Loans.

                           (f)      Prepayments Due to Reductions or
                  Restrictions of Commitments. Borrowers shall from time to time prepay the Loans to the extent necessary to give effect to the limitations set forth in the last sentence of subsection 2.1A. Without limiting the preceding sentence, if at any time and from time to time after the Closing Date the outstanding principal amount of Loans shall exceed the Commitments then in effect Borrowers shall promptly prepay Loans in an aggregate amount equal to the amount of any such excess.

                           (g) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with the receipt of any amount which would require a Mandatory Payment pursuant to subsections 2.4A(iii)(a) - (e), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, cash in the Cash Management System or Tax refund or rebate, as the case may be, that gave rise to such Mandatory Payment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional Mandatory Payment in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                  (iv)     Application of Prepayments.

                           (a) Application of Prepayments. Except as provided in subsection 2.4C and to the extent the Intercreditor Agreement requires application of any Mandatory Payment in a different manner than as set forth in this sentence,

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

                  (1) any voluntary prepayments pursuant to subsection 2.4A shall be applied to repay outstanding Loans, and (2) any Mandatory Payment made pursuant to subsections 2.4A(iii)(a) -
                  (d) shall be applied to repay Loans and/or to permanently reduce Commitments in accordance with the provisions of the Intercreditor Agreement, and the application of Mandatory Payments to Loans and/or Commitments required under the terms of the Intercreditor Agreement shall apply as if set forth herein.

                           (b) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to subsection 2.6D.

                  (v) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

                  B. GENERAL PROVISIONS REGARDING PAYMENTS.

                  (i) Manner and Time of Payment. All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day. Each Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Anything contained herein to the contrary notwithstanding, Borrowers jointly and severally promise to repay all Loans when due in accordance with the terms hereof.

                  (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

                  (iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent

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

         and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                  (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                  (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the Obligations of Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

                  C. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT. Except to the extent the Intercreditor Agreement requires application in a different manner than as set forth in this subsection 2.4C, upon the occurrence and during the continuation of an Event of Default, either if requested by Requisite Lenders or upon termination of the Commitments (a) all Mandatory Payments or other payments received on account of the Obligations, whether from any Borrower, or otherwise, shall be applied by Administrative Agent against the Obligations and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in the Collateral Documents), in each case in the following order of priority:

                  (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 8.4, 9.2 and 9.3 and the other terms of this Agreement and the Loan Documents;

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                  (ii)     thereafter, to the extent of any excess such
         proceeds, to the payment of all Obligations, for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

                  (iii) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

         2.5      USE OF PROCEEDS.

                  A. LOANS. The proceeds of any Loans shall be applied by Borrowers to fund working capital requirements and general corporate purposes relating to Borrowers' post-Closing Date operations and other expenditures; provided that no portion of the Loans shall be used, directly or indirectly, to
(a) finance or make any Restricted Payment or other payment or prepayment prohibited under subsection 7.5, or (b) make any payment or prepayment (including by way of an Investment) to any Person that is otherwise prohibited under this Agreement. Borrowers shall use the entire amount of the proceeds of each Loan in accordance with this subsection 2.5A.

                  B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by any Borrower or any Subsidiary of any Borrower in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

         2.6      SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

                  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

                  A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers and each Lender.

                  B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto) on any Interest Rate Determination Date that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to

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such notice no longer exist and (ii) any Notice of Borrowing or Notice of
Conversion/Continuation given by Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

                  C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

                  D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Borrowers shall, jointly and severally, compensate each Lender, upon written request by that Lender pursuant to subsection 2.6, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does

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not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers, or (iv) as a consequence of any other default by Borrowers in the repayment of Eurodollar Rate Loans when required by the terms of this Agreement.

                  E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

                  F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

                  G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrowers with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Borrowers.

         2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

                  A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

                  (i) subjects such Lender to any additional Tax (other than any withholding tax with respect to which subsection 2.7B applies) with respect to this Agreement or any

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         of its obligations hereunder (including with respect to maintaining any
         Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

                  (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

                  (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrowers shall promptly pay, on a joint and several basis, to such Lender, upon receipt of the statement referred to in subsection 2.7A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.

                  B. TAXES.

                  (i) Payments to Be Free and Clear. All sums payable by Borrowers under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

                  (ii) Grossing-up of Payments. If any Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrowers to Administrative Agent or any Lender under any of the Loan Documents:

                           (a) Borrowers shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrowers become aware of it;

                           (b) Borrowers shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on any Borrower) for their own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

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                           (c)      the sum payable by Borrowers in respect of
                  which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                           (d) within 30 days after paying any sum from which any or all of them are required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which any or all of them are required by clause (b) above to pay, Borrowers shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

                  (iii)    Evidence of Exemption from U.S. Withholding Tax.

                           (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                           (b) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                           (c) Borrowers shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this

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                  subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of their obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

                  (iv) Indemnity for Withheld Amounts. Borrowers hereby agree to indemnify Lenders and Administrative Agent for the full amount of any deduction or withholding on account of any Taxes imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment (including any such Taxes imposed by any jurisdiction on amounts payable under this subsection 2.7B) that Borrowers are required to pay pursuant to subsection 2.7B(ii) but were paid by Administrative Agent or Lenders with respect to sums payable by Borrowers under this Agreement and the other Loan Documents and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made promptly, and in any event within 10 days after, the relevant Lender or Agent makes demand therefor in writing.

                  C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans, Commitments, or other Obligations to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrowers from such Lender of the statement referred to in subsection 2.8A, Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

         2.8      STATEMENT OF LENDERS; OBLIGATION OF LENDERS TO MITIGATE.

                  A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all

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parties hereto absent manifest error; provided that a Lender claiming compensation or reimbursement pursuant to subsection 2.7B(ii) due to circumstances in effect as of the Closing Date shall not be required to deliver more than one such statement to Borrowers or Administrative Agent, and such statement shall remain effective with respect to this Agreement until all Obligations have been paid in full.

                  B. MITIGATION. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection
2.7 (other than subsection 2.7B(ii)), it will use reasonable efforts to make, fund or maintain the Commitments of such Lender or the Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Borrowers agree to pay, on a joint and several basis, all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

         2.9      DEFAULTING LENDER.

                  Anything contained herein to the contrary notwithstanding, in the event that any Lender (any such Lender being a "DEFAULTING LENDER") defaults (a "FUNDING DEFAULT") in its obligation to fund any Loan (a "DEFAULTED LOAN") in accordance with the terms of this Agreement, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall not be deemed a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (provided, however, that nothing in this clause (i) shall be construed as permitting, without the consent of the relevant Defaulting Lender, a reduction in the principal amount of such Defaulting Lender's funded Loans or other outstanding funded Obligations, an increase in the amount of such Lender's Commitment, or an extension of the Maturity Date), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, any payment of amounts with respect to the Loans shall be applied first, to amounts funded by Administrative Agent or other Lenders (together with unpaid interest accrued thereon) in lieu of such amounts required to be funded by Defaulting Lenders and second, to the Loans of other Lenders (other than any other Defaulting Lenders) as if such Defaulting Lender (and any other Defaulting Lenders) had no Loans outstanding and the Loan Exposure of such Defaulting Lender were zero, (iii) such Defaulting Lender's Commitment, Loans and Pro Rata Share with respect thereto shall be excluded for purposes of calculating the commitment fee in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such commitment fee with respect to such Defaulting Lender's Commitments in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.

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                  For purposes of this Agreement, (I) "DEFAULT PERIOD" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:
(A) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any payments of amounts with respect to the Loans in accordance with the terms hereof or any combination thereof), and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitments, and (C) the date on which Company and Administrative Agent waive all Funding Defaults of such Defaulting Lender in writing, and (II) "DEFAULT EXCESS" means, with respect to any Defaulting Lender, the excess, if any, of (x) such Defaulting Lender's applicable Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over (y) the aggregate outstanding principal amount of Loans of such Defaulting Lender.

                  No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by any Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9. The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies that Borrowers may have against such Defaulting Lender with respect to any Funding Default and that Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

         2.10     JOINT AND SEVERAL LIABILITY; PAYMENT INDEMNIFICATIONS.

                  A. JOINT AND SEVERAL OBLIGATIONS. All Obligations of Borrowers under the Loan Documents shall be the joint and several Obligations of each Borrower.

                  B. NO IMPAIRMENT OR RELEASE. The Obligations of and the Liens granted by any Borrower under the Loan Documents shall not be impaired or released by any action or inaction on the part of Administrative Agent or any Lender with respect to any other Loan Party, including any action or inaction which would otherwise release a surety.

                  C. CONTRIBUTION RIGHTS. In order to provide for just and equitable contribution among Borrowers if any payment is made by a Borrower (a "FUNDING BORROWER") in discharging any of the Obligations, that Funding Borrower shall be entitled to a contribution from the other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging the Obligations, in the manner and to the extent required to allocate liabilities in an equitable manner among Borrowers on the basis of the relative benefits received by Borrowers. If and to the extent that a Funding Borrower makes any payment to any Lender or any other Person in respect of the Obligations, any claim which said Funding Borrower may have against the other Borrowers by reason thereof shall be subject and subordinate to the prior cash payment in full of the Obligations. The parties hereto acknowledge that the right to

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contribution hereunder shall constitute an asset of the party to which such contribution is owing and shall be subject to the Liens and security interests of Administrative Agent. Notwithstanding any of the foregoing to the contrary, such contribution arrangements shall not limit in any manner the joint and several nature of the Obligations, limit, release or otherwise impair any rights of Administrative Agent or any Lender under the Loan Documents, or alter, limit or impair the obligation of each Borrower, which is absolute and unconditional, to repay the Obligations.

         2.11     RIGHTS OF SUBROGATION, CONTRIBUTION, ETC.

                  Except as prohibited under applicable law, Company hereby waives any claim, right or remedy, direct or indirect, that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations in connection with this Agreement or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any other Borrower or any guarantor of the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Agent or Lender now has or may hereafter have against any other Borrower or any guarantor of the Obligations, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Agent or Lender. In addition, until the Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, Company shall withhold exercise of any right of contribution Company may have against any other Borrower or Loan Party. Company further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Company may have against any other Borrower or Loan Party or against any collateral or security shall be junior and subordinate to any rights Agent or Lender may have against any other Borrower, to all right, title and interest Agent or Lender may have in any such collateral or security, and to any right Agent or Lender may have against such Loan Party. If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Administrative Agent and Lenders to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

SECTION 3. CONDITIONS TO LOANS

                  The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

         3.1      CONDITIONS TO CLOSING DATE.

                  The obligations of Lenders with respect to their respective Commitments and to make any Loans to be made on the Closing Date, are subject to prior or concurrent satisfaction of the following conditions:

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                  A. LOAN PARTY DOCUMENTS. On or before the Closing Date,
Borrowers shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Borrowers or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing
Date:

                  (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                  (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

                  (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

                  (iv) Executed originals of the Loan Documents to which such Person is a party; and

                  (v) Such other documents as Administrative Agent may reasonably request.

                  B. FEES. Borrowers shall have paid out of Debtors' estates to Administrative Agent, (i) for distribution (as appropriate) to Administrative Agent, the fees payable on the Closing Date referred to in subsection 2.3 and all reasonable and documented costs and expenses (including legal fees, due diligence fees, recordation expenses, other out-of-pocket expenses and taxes) of Administrative Agent incurred in connection with the negotiation, preparation, recordation, execution and completion of the Loan Documents and the transactions contemplated thereby, including such fees and expenses of O'Melveny & Myers LLP, counsel to Administrative Agent, and Ernst & Young Corporate Finance LLC, and
(ii) for distribution (as appropriate) to DIP Lenders and DIP Agents, all unpaid interest and fees accrued under the DIP Credit Agreement on or before the Closing Date, and all reasonable and documented costs and expenses of DIP Agents and DIP Lenders owed pursuant to subsection 10.2 of the DIP Credit Agreement. Borrowers shall have paid out of Debtors' estates to D.E. Shaw an arrangement fee of $450,000, unless Borrowers have previously paid out of Debtors' estates to D.E. Shaw the commitment fee required pursuant to the "Commitment Letter" (as defined in the Order Pursuant to Section 363 of the Bankruptcy Code Authorizing Debtors to Enter into Letter Agreement with D.E. Shaw Laminar Portfolios, L.L.C. as Additional New Lender and Make Certain Payments in Connection Therewith entered by the Bankruptcy Court on November [__], 2003).

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                  C. CORPORATE AND CAPITAL STRUCTURE; MANAGEMENT; OWNERSHIP.

                  (i) Corporate Structure. DHC shall own all of the issued and outstanding Capital Stock of Covanta. CEA shall own all of the issued and outstanding common stock of Company. The corporate organizational structure of Company and its Subsidiaries on the Closing Date, after giving effect to the Approved Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Approved Plan of Reorganization and the Disclosure Statement related thereto.

                  (ii) Capital Structure and Ownership. DHC shall have made a cash equity contribution to Covanta of not less than $30,000,000. The capital structure and ownership of Company and its Subsidiaries on the Closing Date, after giving effect to the Approved Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Approved Plan of Reorganization and the Disclosure Statement related thereto.

                  (iii) Management. The Governing Bodies, officers and management structure of Covanta, Company and its Subsidiaries on the Closing Date, after giving effect to the Approved Plan of Reorganization, shall be satisfactory to Requisite Lenders, shall be consistent in all material respects with the Approved Plan of Reorganization and the Disclosure Statement related thereto and shall be as set forth on Schedule 3.1C annexed hereto. Lenders shall have received copies of, and Requisite Lenders shall be satisfied with the form and substance of, the Employment Agreements and any other employment agreements with and any incentive arrangements for senior management of Company and its Subsidiaries.

                  D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 4 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

                  E. PLAN OF REORGANIZATION; CONFIRMATION ORDER; DISCHARGE OF EXISTING CREDIT FACILITIES.

                  (i) Plan of Reorganization. The Plan of Reorganization and all amendments, modifications, revisions and restatements thereof, if any, shall have been approved by the creditors of Borrowers (including the DIP Lenders and the Prepetition Lenders) in requisite number and percentage, and confirmed by the Bankruptcy Court pursuant to the Confirmation Order and delivered to Administrative Agent (the "APPROVED PLAN OF REORGANIZATION"). Except as set forth in modifications filed with the Bankruptcy Court

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         and approved by Administrative Agent, there shall have been no modifications, amendments, revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Covanta or any of its Subsidiaries in the Approved Plan of Reorganization shall be accurate, true, correct and complete in all material respects as of the Closing Date. The Approved Plan of Reorganization (a) shall provide for the payments on the Closing Date described in subsection 3.1T, the corporate reorganization described in subsection 3.1S, the making of the Loans under this Agreement and the Indebtedness described in subsection 3.1F; and (b) upon satisfaction of all conditions to the effectiveness of this Agreement, shall become effective in accordance with its terms without waiver of any condition to such effectiveness that, in Administrative Agent's reasonable judgment, is material.

                  (ii) Confirmation Order. The Confirmation Order shall have been delivered to Lenders, shall address the matters set forth in subsections 3.1F, 3.1Q, 3.1S and 3.1T, the making of the Loans and Commitments under this Agreement and the terms hereof and the granting of all Liens and consents required under this Agreement and the other Loan Documents and otherwise be in form and substance satisfactory to Requisite Lenders. The Confirmation Order shall be in full force and effect and no portion thereof shall have been stayed pending any appeal or petition for review or for rehearing, not less than 11 days shall have elapsed since entry of the Confirmation Order and Administrative Agent shall have received evidence satisfactory to each demonstrating such facts. Debtors' First Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code and the Liquidation Plan Supplement to Debtors' First Amended Joint Plan of Liquidation, as filed with the Bankruptcy Court on September 28, 2003 and as amended, supplemented or otherwise modified from time to time thereafter to the extent permitted under the DIP Credit Agreement, shall have been confirmed by the Bankruptcy Court pursuant to an order in form and substance satisfactory to Requisite Lenders.

                  (iii) Approval of Fees Related to Exit Financing. The Bankruptcy Court order approving the fees payable to Administrative Agent and the Lenders described in subsection 3.1B shall be in full force and effect, without modification or amendment except to the extent approved by Administrative Agent.

                  (iv) Material Contracts. The terms and conditions of any Material Contracts to be entered into by the Borrowers or any of their Subsidiaries pursuant to the Approved Plan of Reorganization shall be in form and substance satisfactory to Requisite Lenders and Administrative Agent.

                  F. MATTERS RELATING TO EXISTING INDEBTEDNESS.

                  (i) Termination of DIP Credit Agreement and Related Liens. (a) Indebtedness consisting of funded amounts outstanding under the DIP Credit Agreement on the Closing Date shall have been repaid in full in cash, (b) all undrawn "Tranche A L/Cs" and "Tranche B L/Cs" under the DIP Credit Agreement (other than the Existing Detroit L/Cs) shall be replaced (or any further drawings thereunder shall be fully supported pursuant to arrangements satisfactory to DIP Lenders and the issuers thereof) with letters of credit issued under the New L/C Facility Agreement, (c) the Existing

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         Detroit L/Cs shall be replaced with letters of credit issued under the
         Detroit L/C Credit Agreement as the Detroit L/Cs, (d) each letter of credit (if any) issued or deemed issued under the DIP Credit Agreement other than the "Tranche A L/Cs" and "Tranche B L/Cs" shall have been cash collateralized pursuant to arrangements reasonably satisfactory to the issuer of such letter of credit, or cancelled and returned undrawn, or reimbursed, (e) all commitments to lend or make other extensions of credit under the DIP Credit Agreement shall have terminated (except that the participations of DIP Lenders purchased in the letters of credit, if any, referred to in clause (d) above shall continue), and
         (f) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries under the DIP Credit Agreement shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (ii) Termination of Prepetition Credit Agreement, 9.25% Debentures and Related Liens. (a) Indebtedness consisting of the 9.25% Debentures and the Prepetition Obligations on the Closing Date shall be satisfied by application of the High Yield Notes and the Loans and by application of Cash On Hand of Borrowers (as described in subsection 3.1T), and (b) all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Borrowers and their Subsidiaries under the Prepetition Credit Agreement and the 9.25% Debentures shall have been delivered to Administrative Agent to the extent required by Administrative Agent.

                  (iii) Domestic Facilities. Indebtedness under the Detroit L/C Credit Agreement, the New L/C Facility Agreement and the High Yield Notes shall be secured as set forth in the Domestic Loan Documents and High Yield Indenture and shall be non-recourse to the Borrowers or their assets. The Domestic Loan Documents, High Yield Notes and High Yield Indenture shall be in full force and effect, the "Closing Date" as defined in each of the Domestic Loan Documents, High Yield Notes, and High Yield Indenture shall have occurred, and the Domestic Loan Documents, High Yield Notes and High Yield Indenture and shall be in form and substance satisfactory to Requisite Lenders.

                  (iv) Existing Indebtedness to Remain Outstanding. After giving effect to the Approved Plan of Reorganization, the Indebtedness of Domestic Borrowers and Borrowers (other than Indebtedness under the Loan Documents, the Domestic Loan Documents, and the CPIH Term Loan Documents) shall consist of (a) $205,000,000 in aggregate initial principal amount of High Yield Notes, (b) a note issued by Covanta in a principal amount not to exceed $35,000,000 (the "TAX NOTE"), representing the back tax liability of Covanta and its Subsidiaries as of the Closing Date, which Tax Note shall be unsecured and unguarantied, shall have a final maturity date of 6 years from the Closing Date, shall bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize on a 30-year schedule for the first 5 years after the issuance thereof with the balance due at maturity, (c) subordinated notes issued by Covanta (the "UNSECURED CREDITOR NOTES") in an aggregate principal amount equal to the amount of "Operating Company Unsecured Claims" that are "Allowed" (as such terms are defined in the Approved Plan of Reorganization), which Unsecured Creditor Notes shall be unsecured and unguarantied, shall have a final maturity date of 8 years from the Closing Date, shall

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         bear interest payable in arrears at a rate no greater than 7.5% per annum, and shall amortize in an amount not to exceed $3,900,000 annually commencing on the second anniversary of the Closing Date with the remainder due at final maturity, (d) outstanding Indebtedness described in Schedule 6.1(v) annexed hereto, and (e) Indebtedness under the CEA Stock Pledge Agreement. The terms and conditions of all such Indebtedness (including payment terms, covenants, representations and warranties, defaults and, in the case of the Unsecured Creditor Notes, payment subordination provisions), and the definitive documentation therefor, shall be in form and in substance satisfactory to Requisite Lenders.

                  (v) Related Agreements in Full Force and Effect. Lenders shall have received a fully executed or conformed copy of the Domestic Loan Documents, CPIH Term Loan Documents, the High Yield Indenture and the High Yield Notes, the Management Services and Reimbursement Agreement, the Corporate Services Reimbursement Agreement, the Tax Note, the Unsecured Creditor Notes, the Unsecured Creditor Notes Indenture, the Employment Agreement, the Intercreditor Agreement and any documents executed in connection therewith, each such Related Agreement, the Domestic Loan Documents, the High Yield Notes, the Unsecured Creditor Notes, the Employment Agreements, the Intercreditor Agreement, the High Yield Indenture, the Management Services and Reimbursement Agreement, the Corporate Services Reimbursement Agreement and the Unsecured Creditor Notes Indenture shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by either Agent to be material.

                  G. FINANCIAL STATEMENTS; PROJECTIONS. On or before the Closing Date, Lenders shall have received (i) the audited consolidated financial statements of Covanta and its Subsidiaries for the Fiscal Year ended December 31, 2002 delivered pursuant to clause (i) of subsection 4.1G of the Domestic Credit Agreement, (ii) the unaudited consolidated financial statements of Covanta and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 delivered pursuant to clause (ii) of subsection 4.1G of the Domestic Credit Agreement, and (iii) financial statements with respect to Company and its Subsidiaries derived from the financial statements described in clauses (i) and (ii) above in form satisfactory to Administrative Agent, all in reasonable detail and (in the case of the financial statements described in clause (iii)) certified by the chief executive officer or chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments. Company shall have delivered to Administrative Agent and Lenders such projected financial statements as Administrative Agent may reasonably request for the period from the Closing Date through December 31, [2006], including the budget of monthly and quarterly cash receipts and expenditures for Fiscal Year 2004 and annual net cash flow for Fiscal Years 2005 [and 2006] attached hereto as Schedule 1.1B, which budget and other projections shall be satisfactory to Administrative Agent and Requisite Lenders and shall be accompanied by a certificate from the chief executive officer or chief financial officer of Company certifying that they are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made.

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                  H. SOLVENCY ASSURANCES. On the Closing Date, Administrative
Agent and Lenders shall have received an Officer's Certificate from Covanta dated the Closing Date, substantially in the form delivered under subsection 4.1H of the Domestic Credit Agreement and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Domestic Loan Documents, Domestic Borrowers, taken as a whole, and Covanta will be Solvent.

                  I. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Cleary, Gottlieb, Steen & Hamilton and LeBoeuf, Lamb, Greene & McRae, counsel for Borrowers, in form and substance reasonably satisfactory to Administrative Agent and their counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VI annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Borrowers to such counsel to deliver such opinions to Administrative Agent and Lenders).

                  J. OPINIONS OF COUNSEL DELIVERED UNDER RELATED AGREEMENTS AND OTHER DOCUMENTS. Administrative Agent and its counsel shall have received copies of the opinions of counsel delivered to the parties under the Related Agreements, the Domestic Loan Documents, the High Yield Note, the High Yield Indenture, the Unsecured Creditor Notes and the Unsecured Creditor Notes Indenture, and Borrowers shall have made reasonable efforts to obtain from each such counsel letters authorizing Lenders to rely on such opinions to the same extent as though such opinions were addressed to Lenders.

                  K. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Covanta's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 5.4 is in full force and effect and that Collateral Agent and/or Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 5.4.

                  L. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS. Covanta and its Subsidiaries shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Covanta, Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, should not reasonably be expected to have a Material Adverse Effect. Administrative Agent shall have received an Officer's Certificate of Company in form and substance reasonably satisfactory to Administrative Agent certifying as to the foregoing matters and any other evidence reasonably requested by Administrative Agent in support thereof. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable

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Government Authority to take action to set aside its consent on its own motion shall have expired.

                  M. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Administrative Agent shall have received evidence satisfactory to it that Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that Administrative Agent may reasonably request in order to evidence, in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected security interest in the entire personal and mixed property Collateral, with the priority set forth in the Collateral Documents (it being understood that such actions by CEA shall relate solely to its pledge of the common stock of Company). Such actions shall include the following:

                  (i) Stock Certificates and Instruments. Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all capital stock included in the Collateral and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral;

                  (ii) Lien Searches and UCC Termination Statements. Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Borrower and of all effective UCC financing statements which may have been made with respect to Capital Stock of Company, in each case, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

                  (iii) UCC Financing Statements and Fixture Filings. Delivery to Collateral Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Borrower with respect to all personal and mixed property Collateral of such Borrower and by CEA with respect to the common stock of Company, in each case, for filing in all jurisdictions as may be necessary or in the opinion of Collateral Agent desirable to perfect the security interests in favor of Collateral Agent created in such Collateral pursuant to the Collateral Documents;

                  (iv) PTO Cover Sheets, Etc. Delivery to Collateral Agent of all cover sheets or other documents or instruments Collateral Agent may reasonably request to be filed with the PTO in order to evidence Liens in favor of Collateral Agent in respect of any IP Collateral; and

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                  (v)      Control Agreements. Delivery to Collateral Agent of
         Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

                  N. [INTENTIONALLY OMITTED].

                  O. NO MATERIAL ADVERSE CHANGE. Administrative Agent (in its sole discretion) shall be satisfied that there has been no material adverse change (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) since December 31, 2002 in the business, property, assets, operations, financial condition or prospects of Company and its Subsidiaries taken as a whole, and Company shall have delivered to Administrative Agent an Officer's Certificate to the foregoing effect.

                  P. CASH MANAGEMENT SYSTEM. The cash management system of Company and its Subsidiaries shall be as set forth on Schedule 3.1P annexed hereto.

                  Q. [INTENTIONALLY OMITTED].

                  R. GEOTHERMAL SALE. Covanta shall have consummated the Geothermal Sale on terms and conditions and pursuant to documentation in form and substance satisfactory to the Requisite DIP Lenders.

                  S. COMPANY REORGANIZATION. On the Closing Date, (i) Covanta shall own 100% of the outstanding Capital Stock of CEA, (ii) CEA shall own 100% of the outstanding common stock of Company, which shall own the Capital Stock of all Persons (including Persons holding the equity interests in other Persons) holding the assets and operations of the IPP International Business to the extent described in the Approved Plan of Reorganization and the Disclosure Statement related thereto, (ii) all relevant operating and administrative expenses associated with the IPP International Business shall be transferred into Company in accordance with the Management Services and Reimbursement Agreement, and (iii) not less than $5,000,000 of cash for working capital shall have been transferred from Covanta and its Subsidiaries (other than Borrowers) to the Borrowers as an equity contribution.

                  T. DISTRIBUTION. All unrestricted Cash On Hand (including, without limitation, net sale proceeds from the Geothermal Sale) of Covanta and its Subsidiaries remaining prior to the equity contribution referred to in subsection 3.1C(ii) but after (i) the transfer of working capital amounts to Company as described in subsection 3.1S, (ii) the payment of the fees referred to in subsection 3.1B, (iii) the disposition of those letters of credit referred to in subsection 3.1F(i)(c), (iv) the payment of allowed administrative expenses, (v) the reimbursement of reasonable accrued fees and expenses of DHC not to exceed $4,000,000 in the aggregate and reasonable accrued fees and expenses of D.E. Shaw not to exceed $350,000 in the aggregate, and (vi) payment of funded outstanding obligations under the DIP Credit Agreement (if any) and (without duplication of clauses (i) through (vi)) the payment of other "Exit Costs" (as defined in the Approved Reorganization Plan), subject to an amount of cash (which amount shall be determined in accordance with terms set forth in the draft Plan of Reorganization attached (on the date of execution thereof) to the Investment and Purchase Agreement dated as of December ___,

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2003 between DHC and Covanta) (plus reserves required to address timing issues associated with the Geothermal Sale and emergence from the Chapter 11 Cases (in an aggregate amount satisfactory to the DIP Lenders)) to be retained in the Cash Management System in the United States by Covanta and its Subsidiaries (collectively, such Cash On Hand, net of such transferred amount, such payments and reimbursements, such retained amount and such reserves, is referred to herein as "DISTRIBUTABLE CASH"), shall have been distributed as follows: first, to the extent of the first $60,000,000 of such Distributable Cash, for the benefit of the holders of Prepetition Secured Claims that are Detroit L/C Lenders on the Closing Date, on account of their allowed pre-petition exposure, in accordance with the Approved Plan of Reorganization second, to the extent of the next $7,200,000 of such Distributable Cash, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization, and third, to the extent of 25% of any remaining Distributable Cash, to Covanta, and to the extent of the remaining 75%, for the benefit of the holders of Prepetition Secured Claims, on account of any remaining allowed pre-Petition Date exposure, in accordance with the Approved Plan of Reorganization.

                  U. NOL AVAILABILITY. Covanta, its independent advisers, Administrative Agent and Administrative Agent's counsel shall have determined to their respective sole satisfaction that the net operating losses disclosed to Administrative Agent and Lenders prior to the Closing Date as being held by DHC are available and accessible to Covanta and its Subsidiaries.

                  V. LITIGATION. On the Closing Date, there shall be no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Approved Plan of Reorganization, any of the Loan Documents, any of the Domestic Loan Documents, the High Yield Notes or the High Yield Indenture that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Approved Plan of Reorganization, or any of the Loan Documents, or any of the Domestic Loan Documents.

                  W. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and their counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

                  Each Lender, by delivering to Administrative Agent a signed counterpart to this Agreement, shall be deemed (unless such Lender indicates otherwise in writing to Administrative Agent and Company) to have acknowledged receipt of, and to have consented to, approved and be satisfied with, the documents, agreements, instruments or information which require approval, consent or satisfaction of the Lenders or Requisite Lenders, as applicable, in order for the conditions precedent contained in this subsection 3.1 to be satisfied.

         3.2      CONDITIONS TO ALL LOANS.

                  The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

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                  A. Administrative Agent shall have received before that
Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrowers.

                  B. As of that Funding Date:

                  (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                  (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                  (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

                  (iv) No order, judgment or decree of any arbitrator or Government Authority (including the Bankruptcy Court) shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                  (v) After giving effect to the proposed borrowing, the aggregate principal amount of all outstanding Loans shall not exceed the Commitments then in effect;

                  (vi) Company shall have delivered to Administrative Agent an Officer's Certificate (together with such supporting calculations as Administrative Agent may reasonably request) certifying that, before and after giving effect to the contemplated application of amounts proposed to be borrowed, Company and its Subsidiaries shall be in pro forma compliance with subsection 7.6; and

                  (vii) The aggregate amount of Cash On Hand shall not exceed $2,000,000.

SECTION 4. COMPANY'S REPRESENTATIONS AND WARRANTIES

                  In order to induce Lenders to enter into this Agreement and to make the Loans, Borrowers represent and warrant to each Lender, on the date of this Agreement, on the Closing Date and on each Funding Date, that the following statements are true, correct and complete:

         4.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

                  A. ORGANIZATION AND POWERS. Each Loan Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 4.1 annexed hereto. Each Loan

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Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby. Each Loan Party is in compliance with all material terms of its Organizational Documents.

                  B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

                  C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.12.

                  D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date and their jurisdictions of organization are identified in Schedule
4.1 annexed hereto. The Capital Stock of Company and each of its Subsidiaries identified in Schedule 4.1 annexed hereto is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. CEA, Company and each of its Subsidiaries identified in Schedule 4.1 annexed hereto is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to have a Material Adverse Effect. Schedule
4.1 annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of CEA, Company and each of its Subsidiaries in Company and each of its Subsidiaries identified therein.

         4.2      AUTHORIZATION OF BORROWING, ETC.

                  A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

                  B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to CEA, Company or any of its Subsidiaries, the Organizational Documents of CEA, Company or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on CEA, Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of CEA, Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Covanta or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Secured Parties), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual

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Obligation of Covanta or any of its Subsidiaries, except for (x) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

                  C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization, except for the entry of the Confirmation Order and except for filings expressly contemplated by the Loan Documents and those Governmental Authorizations which have been obtained.

                  D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  E. RESTRICTIONS ON TRANSFER. There are no restrictions on Company or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from one Borrower to another, other than (i) prohibitions or restrictions existing under or by reason of (a) this Agreement and the other Loan Documents, (b) applicable law, (c) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, and (d) any documents or instruments governing the terms of any Indebtedness or other obligations secured by Liens permitted by subsection 6.2A, provided that such prohibitions or restrictions apply only to the assets subject to such Liens, and (ii) restrictions described in clauses (a) through (d) of subsection 6.2D.

         4.3      FINANCIAL CONDITION.

                  Company has heretofore delivered to Lenders, pursuant to subsection 3.1G, (i) statements of income, balance sheets and statements of cash flows with respect to Company and its Subsidiaries for the Fiscal Year ended December 31, 2002 and (ii) statements of income, balance sheets and statements of cash flows with respect to Company and its Subsidiaries for the Fiscal Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No Borrower has, as of the Closing Date, any Contingent Obligation, contingent liability or unusual long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and, as of any date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 5.1 or the notes thereto (other than (a) those liabilities reflected on the Schedules to this Agreement and (b) Performance Guaranties and Contingent Obligations that are permitted to be incurred under subsection 6.4)

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and that, in any such case, is material in relation to the business, operations, properties, assets or financial condition of Company or any of its Subsidiaries taken as a whole.

         4.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

                  Since December 31, 2002, no event or change has occurred (other than as disclosed in reports delivered pursuant to subsection 6.1(i) of the DIP Credit Agreement) that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since the Petition Date, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except (i) as permitted by subsection 6.5, and (ii) as was permitted by subsection 7.5 of the DIP Credit Agreement.

         4.5      TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL
                  PROPERTY.

                  A. TITLE TO PROPERTIES; LIENS. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

                  B. REAL PROPERTY. As of the Closing Date, Schedule 4.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Borrower is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, except as specified in Schedule 4.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Borrower has knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

                  C. INTELLECTUAL PROPERTY. As of the Closing Date, Schedule 4.5C annexed hereto contains a true, accurate and complete list of all material Intellectual Property. Each of Company and its Subsidiaries owns or has the right to use all material Intellectual Property used in the conduct of its business, and none of such Intellectual Property conflicts with a right of any other Person to the extent such conflict could reasonably be expect to result in a Material Adverse Effect.

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         4.6      LITIGATION; ADVERSE FACTS.

                  Except as set forth in Schedule 4.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Borrower, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate (together with all such Proceedings with respect to substantially similar or related matters), would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         4.7      PAYMENT OF TAXES.

                  Except to the extent permitted by subsection 5.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable (other than taxes represented by the Tax Note) and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No Borrower knows of any proposed tax assessment against Company or any of its Subsidiaries, that Company or its Subsidiaries dispute or disagree with, that is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         4.8      PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

                  A. Except as set forth on Schedule 4.8A annexed hereto, after giving effect to the Approved Plan of Reorganization, neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

                  B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to (i) any agreements or instruments, the performance of which, in the ordinary course, would reasonably be expected to result in a Material Adverse Effect, or (ii) any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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                  C. Schedule 4.8C contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date after giving effect to the Approved Plan of Reorganization.

         4.9      GOVERNMENTAL REGULATION.

                  Neither Company nor any of its Subsidiaries is subject to regulation under (i) the Public Utility Holding Company Act of 1935 ("PUHCA") (other than as an "exempt wholesale generator" or as a "foreign utility company", as such terms are defined in PUHCA), (ii) the Federal Power Act (other than as a "qualifying small power production facility", as such term is defined in PURPA), (iii) the Interstate Commerce Act, (iv) the Investment Company Act of 1940, or (v) any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

         4.10     SECURITIES ACTIVITIES.

                  A. Neither CEA nor Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

                  B. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 6.2 or 6.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

         4.11     EMPLOYEE BENEFIT PLANS.

                  A. Company, each of its Subsidiaries and, with respect to Pension Plans and Multiemployer Plans, each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA, the regulations and published interpretations thereunder and other applicable law with respect to each Employee Benefit Plan, and have performed all of their material obligations under each Employee Benefit Plan. Company and each of its Subsidiaries are in material compliance with all applicable laws and orders of foreign Government Authorities with respect to each of its pension plans and employee benefit plans for foreign employees, and have performed all of their material obligations under each such pension plan and employee benefit plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received, or has timely taken all action necessary to receive, a favorable determination letter from the Internal Revenue Service to such effect and no event has occurred (other than the enactment of legislation for which the remedial amendment period has not expired) that would reasonably be expected to affect adversely such Plan's qualification.

                  B. No ERISA Event has occurred or is reasonably expected to occur.

                  C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 4.11 annexed hereto or in the financial statements

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delivered to Lenders pursuant to subsection 3.1 or 5.1 hereof, as applicable, no
Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company or any of its Subsidiaries.

                  D. As of January 1 of each year (based on, with respect to each Pension Plan, the actuarial valuation as of such January 1, or if no such valuation was performed as of such January 1 but was performed within the preceding 12 months, the date as of which the valuation was so performed), the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed (i) $20,000,000, in the event the applicable law (including statutorily prescribed actuarial assumptions) used in determining such unfunded benefit liabilities (the "ASSUMPTIONS") is generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000 in the event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans.

                  E. To each Borrower's knowledge, as of the most recent valuation date for each Multiemployer Plan for which the actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with the potential liability for a complete withdrawal from all other Multiemployer Plans for which such actuarial report (or an estimate provided pursuant to Section 4221(e) of ERISA) is reasonably available to Company, based on the information contained in such reports, would not reasonably be expected to exceed $7,500,000.

                  F. Neither Company nor any Subsidiary has incurred or is reasonably expected to incur any material liability pursuant to Title IV of ERISA with respect to any employee benefit plan of an entity that was formerly an ERISA Affiliate of Company or any of its Subsidiaries or with respect to any employee benefit plan that was previously maintained by Company or any of its Subsidiaries.

         4.12     CERTAIN FEES.

                  No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and each Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

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         4.13     ENVIRONMENTAL PROTECTION.

                  A. Except as set forth in Schedule 4.13 annexed hereto, neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  B. Except as set forth in Schedule 4.13 annexed hereto, neither Covanta nor any of its Subsidiaries has received any letter or request for information under Section 104 of CERCLA or any comparable state law regarding any condition, occurrence or activity that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  C. Except as set forth in Schedule 4.13 annexed hereto, there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  D. Except as set forth in Schedule 4.13 annexed hereto, (i) neither Covanta nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Covanta or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, (ii) none of Company's or any of its Subsidiaries' Facilities constitute facilities for the treatment, storage or disposal of Hazardous Materials under RCRA or any state equivalent, and (iii) none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste in violation of RCRA or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent; and

                  E. Compliance with all current requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or impose liability on any Lender or Agent.

         4.14     EMPLOYEE MATTERS.

                  Except as described in Schedule 4.14 annexed hereto with respect to the Bataan Project, there is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

         4.15     MATTERS RELATING TO COLLATERAL.

                  A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (x) the actions taken on or prior to the date hereof pursuant to subsections 3.1M, 3.1N, 5.8, 5.9 and 5.11 and (y) the delivery to

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Collateral Agent of any Pledged Collateral of the Loan Parties not delivered to
Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Collateral Agent, for the benefit of Secured Parties, a Lien on all of the Collateral of the Loan Parties (which Lien has priority over any other Lien on such Collateral, subject to Permitted Encumbrances and Liens permitted under subsection 6.2A), and all filings and other actions necessary or desirable to perfect and maintain the perfection and such priority of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Collateral Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Collateral Agent.

                  B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by subsection 4.15A, (b) as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities, and
(c) authorizations and approvals in respect of the exercise of rights or remedies as to any collateral of any Loan Party which is subject to regulation under the Federal Power Act pursuant to Section 210(e)(2) of PURPA.

                  C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 4.15A and to evidence Liens permitted pursuant to subsection 6.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

                  D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  E. INFORMATION REGARDING COLLATERAL. All information supplied to Collateral Agent or Administrative Agent by any Loan Party (including its officers, employees, agents, advisors, representatives or counsel) with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

         4.16     DISCLOSURE.

                  No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other certificate or written statement (excluding the projections, pro forma financial statements and forward looking statements contained therein and the estimates contained in such projections, pro forma financial statements and forward looking statements) furnished to Lenders by Covanta or any of its Subsidiaries, including any such

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Person's officers, employees, agents, advisors, representatives or counsel, for use in connection with the transactions contemplated by this Agreement, contained as of the date such representation or warranty was made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made and in light of such representations and warranties and all such prior representations and warranties, taken as a whole. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, and, accordingly, no assurances are given and no representations or warranties are made by Company or any of its Subsidiaries that any of the estimates and assumptions are correct, that the projections will be achieved or that the forward looking statements expressed in such information will correspond to actual results.

         4.17     CASH MANAGEMENT SYSTEM.

                  The summary of the Cash Management System attached hereto as
Schedule 3.1P is accurate and complete in all material respects as of the Closing Date and does not omit to state any material fact necessary to make the statements set forth therein not misleading. No Borrower has any Deposit Account which is not described in Schedule 3.1P other than Deposit Accounts permitted to be owned after the Closing Date pursuant to subsection 5.10. There has been no change to the Cash Management System since the Closing Date except such changes as are permitted under subsection 5.10 and such other changes as have been disclosed to Lenders in writing and approved by Administrative Agent.

         4.18     MATTERS RELATING TO LOAN PARTIES.

                  A. LOAN PARTIES. Neither Company nor any of its Subsidiaries owns any interest in any Domestic Subsidiary which is not a Borrower.

                  B. DOMESTIC SUBSIDIARY ASSETS. Each Domestic Subsidiary has granted a Lien in favor of Collateral Agent on substantially all of its property pursuant to the Collateral Documents.

                  C. DOMESTIC SUBSIDIARY CAPITAL STOCK. The Capital Stock of each Domestic Subsidiary which is directly owned by any Loan Party has been pledged to Collateral Agent pursuant to the Collateral Documents, except for the Capital Stock of those Domestic Subsidiaries (other than Borrowers) (i) which is subject to a Lien permitted under subsection 6.2A securing Indebtedness permitted under subsection 6.1, or (ii) the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or (b) applicable law affecting such Loan Party or such Domestic Subsidiary.

                  D. FOREIGN SUBSIDIARY CAPITAL STOCK. 65% of the Capital Stock of each Foreign Subsidiary which is a Material Subsidiary and is directly owned by Borrowers (or such

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lesser percentage as is owned by Borrowers ) has been pledged to Administrative
Agent pursuant to the Collateral Documents except for the Capital Stock of those Foreign Subsidiaries the pledge of which would constitute a material violation of (a) a valid and enforceable Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries and their respective Affiliates for which the required consents have not been obtained or
(b) applicable law affecting such Borrower or such Foreign Subsidiary.

                  E. COMPANY CAPITAL STOCK. The outstanding common stock of Company has been pledged to Collateral Agent pursuant to the CEA Stock Pledge Agreement. No Contractual Obligations are in effect which would be violated by a pledge of the common stock of Company pursuant to the CEA Stock Pledge Agreement.

                  Notwithstanding the foregoing, the failure to grant a Lien after the Closing Date on assets of Company and its Subsidiaries or to pledge Capital Stock of a Subsidiary shall not constitute a breach of the representations and warranties contained in subsections 4.18B, 4.18C and 4.18D above on any date after the Closing Date if, at the time of the making of such representation or warranty on any such date, Borrowers are not otherwise in default of their obligations under subsection 5.8 and have commenced and are diligently pursuing appropriate actions to create such Lien or pledge to the extent such Lien or pledge is required under such subsection; provided, however, that nothing in this sentence shall be construed as waiving any of the conditions contained in subsection 3.1.

         4.19     INVESTIGATION.

         All obligations in existence immediately after the Closing Date (other than obligations that do not, in the aggregate, exceed $2,000,000) to extend credit or credit support or obtain the extension of credit or credit support or to make investments or expenditures with respect to existing or future Projects of any Borrower or any Subsidiary of any Borrower that are contained in Contractual Obligations or of which Borrowers are otherwise aware have been disclosed to Administrative Agent and the DIP Lenders prior to the Closing Date. Borrowers have made such inquiry and investigation as is necessary to enable Borrowers to make the representation contained in the preceding sentence.

         4.20     MATTERS RELATING TO BANKRUPTCY PROCEEDINGS.

                  A. PLAN OF REORGANIZATION. As of the Closing Date, there have been no material modifications, amendments revisions or restatements of the Approved Plan of Reorganization. Any representation and warranty made by Covanta or any of its Subsidiaries in the Approved Plan of Reorganization is accurate, true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were accurate, true and correct in all material respects as of such earlier date).

                  B. CONFIRMATION ORDER. The Confirmation Order has been entered by the Bankruptcy Court at least 11 days prior to the Closing Date. The Confirmation Order has not been stayed pending any appeal or petition for review or for rehearing.

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         4.21     SUBORDINATED INDEBTEDNESS.

                  The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of Company and its Subsidiaries under the Unsecured Creditor Notes.

         4.22     REPORTING TO IRS.

                  Company does not intend to treat the Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

SECTION 5. COMPANY'S AFFIRMATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 5.

         5.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

                  Borrowers will maintain, and cause each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrowers will deliver to Administrative Agent (and, except as expressly provided below, promptly after receipt thereof Administrative Agent will deliver a copy to each Lender):

                  (i) Budget Report; Budget and Asset Sale Update: as soon as available and in any event no later than the 15th Business Day of each month commencing with the 15th Business Day of [January] 2004, (a) for the month most recently ended, a report in form satisfactory to Administrative Agent reflecting the actual cash receipts and disbursements of Company and its Subsidiaries for the preceding month with respect to each line item described in the Budget for the current Fiscal Year and the percentage and dollar variance of such amounts from the projected amounts therefor set forth in (x) such Budget and (y) the Budget for the current Fiscal Year as delivered pursuant to subsection 5.1(xvi), accompanied by an Officer's Certificate from the chief financial officer of Company certifying that such report accurately presents, in all material respects, cash receipts and cash expenditures of Company and its Subsidiaries for the periods indicated, (b) a supplement to the Budget for the current Fiscal Year, in the form of such Budget, reflecting projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter remaining in the current Fiscal Year with respect to each line item described in such Budget, which supplement shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the

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         projections contained in such supplement are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, and (c) a report on all Asset Sales consummated prior to such date, describing in reasonable detail the properties sold, the consideration received and the expenses deducted from Gross Receipts therefor to calculate Net Asset Sale Proceeds, together with a progress report in reasonable detail describing efforts being made to sell additional assets of Company and its Subsidiaries (such progress report described in this clause (c) to be provided solely to Administrative Agent);

                  (ii) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

                  (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of income of Company and its Subsidiaries for such Fiscal Quarter and the related consolidated statements of stockholders' equity and cash flows of Company and its Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; provided, however, that so long as Covanta files a quarterly report on Form 10Q with the Securities and Exchange Commission for any Fiscal Quarter containing consolidating financial statements for Company and its Subsidiaries, Borrowers shall be required to deliver a copy of such quarterly report in lieu of the financial statements described in this subsection 5.1(iii);

                  (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and

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         consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (b) an audit report thereon of independent certified public accountants of recognized national standing selected by Company and satisfactory to Administrative Agent, which report shall (with respect to the audits for all Fiscal Years after 2003) be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall (with respect to the audits for all Fiscal Years including 2003) state that in the opinion of such certified public accountants such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States; provided, however, that so long as Covanta files an annual report on Form 10K with the Securities and Exchange Commission containing consolidating financial statements for Company and its Subsidiaries, Borrowers shall be required to deliver a copy of such annual report in lieu of the financial statements described in clause (a);

                  (v) Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
         Section 6, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; and (c) a certificate of the chief financial officer of Company stating that Company and its Subsidiaries have transferred to Deposit Accounts of Company located in the United States in the Cash Management System all funds of Company and its Subsidiaries on deposit in accounts located outside the United States that are required to be transferred pursuant to subsection 5.10B;

                  (vi) Reconciliation Statements: other than the fresh start adjustments required under SOP 90-7, if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in

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         subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (iii) or (iv) of this subsection 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 5.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (iii) or (iv) of this subsection 5.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 6.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

                  (vii) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon stating that in connection with their audit, nothing came to their attention that caused them to believe that Company failed to comply with the terms, provisions or conditions of subsection 6.6, insofar as they relate to financial and accounting matters, or, if such a failure to comply has come to their attention, specifying the nature and period of existence thereof (it being understood that their audit is not directed primarily toward obtaining knowledge of non-compliance and that such accountants shall not be liable by reason of any failure to obtain knowledge of any such non-compliance that would not be disclosed in the course of their audit);

                  (viii) Accountants' Reports: promptly upon request of Agent (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                  (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company,
         (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Covanta or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Covanta or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

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                  (x)      Litigation or Other Proceedings: (a) promptly upon
         any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in the case of both clauses (1) and (2):

                           (I) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

                           (II) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, or to contest or challenge the legality, validity or enforceability of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, an Borrower equal to or greater than $1,000,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

                  (xi) ERISA Events: with reasonable promptness upon becoming aware of the occurrence of or forthcoming occurrence of (a) any ERISA Event or (b) any event that would constitute an ERISA Event but for the requirements (in order for such event to constitute an ERISA Event) that a Lien or liability imposed as a result thereof be material, that the error giving rise thereto be in bad faith, and/or that such event would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (xii)    ERISA Notices: with reasonable promptness, copies of
         (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request (it being agreed that commencing on the Closing Date, on an annual basis Borrowers shall request information from each Multiemployer Plan in accordance with section 4221 of ERISA to determine the potential withdrawal liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan);

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                  (xiii)   Insurance: as soon as practicable after any material
         change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

                  (xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

                  (xv) Material Contracts: promptly, and in any event within 10 Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

                  (xvi) Budget: no later than the 15th day of December of each year commencing with December 15, 2004, a budget for the next Fiscal Year, in the form of the Budget for the current Fiscal Year, reflecting (a) projected cash receipts and disbursements of Company and its Subsidiaries for each month and each Fiscal Quarter in the next Fiscal Year and (b) projected net cash flows of Company and its Subsidiaries for each Fiscal Year following the next Fiscal Year and ending with 2006, in each case with respect to each line item described in the Budget for the current Fiscal Year, which budget shall be accompanied by an Officer's Certificate from the chief financial officer of Company certifying that the projections contained in such budget are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made;

                  (xvii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Agent or Requisite Lenders (or by any Lender so long as such request is made through Administrative Agent (and Administrative Agent shall be required to request from Borrowers any such information and data reasonably requested by a Lender)); and

                  (xviii) Notices from Holders of Subordinated Indebtedness: promptly, upon receipt, copies of all notices from holders of Subordinated Indebtedness or a trustee, agent or other representative of such a holder.

         5.2      EXISTENCE, ETC.

                  Except as permitted under subsection 6.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries shall be required to preserve the existence of any such Subsidiary or any such right or franchise if the management or Governing Body of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and the loss thereof could not reasonably be expected to have a Material Adverse Effect.

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         5.3      PAYMENT OF TAXES AND CLAIMS; TAX.

                  A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

                  B. Borrowers will not file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

         5.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS.

                  A. MAINTENANCE OF PROPERTIES. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except that Company and its Subsidiaries shall not be required to perform the foregoing obligations (i) with respect to Subsidiaries or assets to which Persons other than Company and its Subsidiaries have recourse under Non Recourse Debt owed to such Persons or (ii) to the extent that failure to perform such obligations would not reasonably be expected to have a Material Adverse Effect.

                  B. INSURANCE. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable

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judgment. Unless prohibited by contractual or other legal requirement, such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Administrative Agent a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to this subsection
5.4 is in full force and effect and that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 5.4.

                  C. APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                  (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
         (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes or any other purposes not prohibited under this Agreement, and
         (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (ii) Net Insurance/Condemnation Proceeds Received by Company. Upon receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, as provided in subsection 2.4A, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing (unless Company is otherwise required to use funds by law or contract), Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent or Collateral Agent. Upon receipt by Administrative Agent or Collateral Agent, as the case may be, of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A, and (b) to the extent the foregoing clause (a) does not apply Administrative Agent or Collateral Agent, as the case may be, shall

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         deliver such Net Insurance/Condemnation Proceeds to Company, and (1)
         Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under this Agreement and
         (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however that if at any time Administrative Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent or Collateral Agent, as the case may be of such Net Insurance/Condemnation Proceeds, Administrative Agent or Collateral Agent, as the case may be, shall, and Company hereby authorizes Administrative Agent or Collateral Agent, as the case may be, to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 2.4A.

                  Notwithstanding the foregoing, no Net Insurance/Condemnation Proceeds shall be required to be applied as provided in subsection 2.4A to the extent such application would constitute a material violation of (1) a valid Contractual Obligation (in effect on the Closing Date or arising under the documentation for Non Recourse Debt permitted to be incurred under this Agreement) in favor of or for the benefit of a Person other than Company or any of its Subsidiaries or their respective Affiliates for which the required consents have not been obtained or (2) applicable law affecting Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict or inconsistency between subsection 5.4C and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         5.5      INSPECTION RIGHTS; LENDER MEETING.

                  A. INSPECTION RIGHTS. Borrowers shall, and shall cause each of their respective Subsidiaries to, permit any authorized representatives designated by any Lender, at such Lender's expense, to visit and inspect any of the properties of such Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall, and shall cause each of their respective Subsidiaries to, permit such additional visits, inspections, and audits as Administrative Agent or Requisite Lenders may deem necessary or advisable, at any time from time to time, all at Borrowers' expense.

                  B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

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         5.6      COMPLIANCE WITH LAWS, ETC.

                  Borrowers shall comply, and shall cause each of their Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental
Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

         5.7      ENVIRONMENTAL MATTERS.

                  A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent:

                  (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent;

                  (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent,
         (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or imposing liability on any Lender or Agent, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent;

                  (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications (excluding writings which are protected by attorney-client privilege or the work-product doctrine or confidential self-evaluative writings), with respect to (a) the commencement or the threat to commence a proceeding regarding any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or impose liability on any Lender or Agent, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any

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         Hazardous Materials Activity that could reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent;

                  (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to
         (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Agent or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations except to the extent the failure to maintain such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect or impose liability on any Lender or Agent and (b) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or impose liability on any Lender or Agent; and

                  (v) Certain Communications. With respect to documents which would have been required to be provided to Administrative Agent pursuant to paragraph (i) or (iii) but for the parenthetical in those paragraphs, Company shall promptly upon receiving such documents provide a list identifying generally the documents not disclosed and summarizing the information contained in such documents to the extent consistent with not waiving any privilege with respect thereto. If the privilege prevents Company from summarizing the information contained in such documents Company (a) shall nevertheless advise Administrative Agent that a matter, the nature of which cannot be disclosed without waiving the applicable privilege, exists with respect to a specified Facility or Environmental Claim that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and
         (b) shall provide such other information to Administrative Agent, consistent with not waving the privilege, that Administrative Agent may reasonably request.

                  B. COMPANY'S ACTIONS REGARDING ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS. Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except if Company and its Subsidiaries do not have standing to contest or respond to such Environmental Claim); provided, however, that Company may, without breaching the requirements of this subsection 5.7B, contest an alleged violation of Environmental Laws or an Environmental Claim in good faith by appropriate proceedings promptly instituted and diligently conducted so long as

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during such contest the failure to cure such violation or to respond to such
Environmental Claim or discharge the obligations thereunder could not reasonably be expected to result in a Material Adverse Effect.

         5.8 EXECUTION OF THE PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

                  A. FOREIGN PLEDGE AGREEMENTS. As soon as practicable (but not more than 90 days, unless rendered impracticable by events or by action or inaction of foreign Governmental Authorities in each case beyond the control of Borrowers (as determined in the reasonable judgment of Administrative Agent)) after the Closing Date (to the extent not completed on or prior to the Closing
Date), Borrowers shall cause Foreign Pledge Agreements to be executed and delivered to Administrative Agent with respect to 65% of the Capital Stock of all Foreign Subsidiaries which are Material Subsidiaries and are directly owned by any Borrower (other than to the extent a pledge of such Capital Stock under the Collateral Documents would constitute a material violation of (1) a valid Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (2) applicable law affecting such Borrower or such Foreign Subsidiary), shall take all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect the Liens purported to be created in such Capital Stock under the Collateral Documents, and shall deliver to Administrative Agent an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which (i) any Borrower holding stock of the relevant Foreign Subsidiary is organized with respect to the due authorization, execution and delivery of such Foreign Pledge Agreement by such Borrower, and (ii) such Foreign Subsidiary is organized with respect to customary matters regarding enforceability, validity and perfection of such pledge.

                  B. RELEASE OF RESTRICTIONS. Borrowers shall use their good faith, commercially reasonable efforts to obtain all necessary consents from all Persons in whose favor or for whose benefit Contractual Obligations are in effect which would be violated by a pledge of the Capital Stock of any Subsidiary of a Borrower. The foregoing efforts shall be exercised so as to obtain such consents as soon as practicable but no later than 90 days after the Closing Date.

         5.9      MATTERS RELATING TO REAL PROPERTY COLLATERAL.

                  From and after the Closing Date, in the event that any Borrower acquires any fee interest in real property or any Material Leasehold Property, such Borrower shall, as soon as practicable after such Person acquires such real property or Material Leasehold Property, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments, opinions, appraisals, title insurance and environmental reports as Administrative Agent may reasonably request to perfect and maintain the Liens created by the Collateral Documents, including, without limitation, deliver to Collateral Agent in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Borrower in such mortgaged property; and such opinions, appraisal, documents, title

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insurance, environmental reports and other documents as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent, and to assure, convey, assign, transfer and confirm unto Collateral Agent, for the benefit of the Secured Parties, the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Administrative Agent.

         5.10     DEPOSIT ACCOUNTS; REPATRIATION OF FOREIGN CASH.

                  A. DOMESTIC DEPOSIT ACCOUNTS. Borrowers shall, and shall cause each of their Subsidiaries to, maintain the Cash Management System as described in Schedule 3.1P, as said Schedule 3.1P may be supplemented from time to time pursuant to clause (c) below, and Company and its Subsidiaries shall not open or close Deposit Accounts in the United States or make other changes to the Cash Management System in the United States without the written consent of Administrative Agent, except that Company and its Subsidiaries may open and maintain funds in Deposit Accounts with Collateral Agent or other depository institutions after the Closing Date so long as (a) concurrently with the opening of any such account with a depository institution other than Collateral Agent, Borrowers shall deliver to Administrative Agent a Control Agreement with respect to such account (unless after giving effect to such opening Borrowers would not be in breach of the requirement set forth in clause (b)), (b) the aggregate amount on deposit at any time in all Deposit Accounts in the United States maintained with depository institutions other than Collateral Agent for which Control Agreements have not been delivered to Administrative Agent shall not exceed $50,000, and (c) concurrently with the opening of any such account, Borrowers shall deliver to Administrative Agent a written notice setting forth the account number and the name of the relevant depository institution (it being understood that such written notice shall be deemed to supplement Schedule 3.1P annexed hereto for all purposes of this Agreement) and, if applicable, the Project to which such account relates and the primary purpose of such account.

                  B. REPATRIATION OF FOREIGN CASH. At all times Company shall, and shall cause each of its Subsidiaries to, transfer to Deposit Accounts of Company located in the United States in the Cash Management System all funds of Company and its Subsidiaries on deposit in accounts located outside the United States that can be so transferred, to the extent such transfer (i) would not constitute a violation of (a) a valid Contractual Obligation in favor of or for the benefit of a Person other than Company or any of its Subsidiaries for which the required consents have not been obtained or (b) applicable law affecting the relevant Foreign Subsidiary or Project, and (ii) would not result in material adverse tax liabilities for Company and its Subsidiaries; provided, however, that Company and its Subsidiaries may maintain funds that would otherwise be required to be transferred pursuant to the foregoing provision so long as (1) such funds so maintained are applied to working capital, capital expenditure, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business and (2) the aggregate amount of such funds so maintained at any time does not exceed $2,000,000 in the aggregate.

         5.11     FURTHER ASSURANCES.

                  A. ASSURANCES. Without expense or cost to Administrative Agent or Lenders, each Borrower shall from time to time hereafter execute, acknowledge, file, record, do and

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deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent may from time to time reasonably request and that do not involve a material expansion of Borrowers' obligations or liabilities hereunder in order to carry out more effectively the purposes of this Agreement, the other Loan Documents and the Confirmation Order, including to subject any Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents and the Confirmation Order, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto Collateral Agent the property and rights thereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or that any Borrower may be or may hereafter become bound to convey or to assign to Collateral Agent or for carrying out the intention of or facilitating the performance of the terms of this Agreement, any other Loan Documents or the Confirmation Order, registering or recording this Agreement or any other Loan Document. Without limiting the generality of the foregoing, Borrowers shall deliver to Collateral Agent, promptly upon receipt thereof, all instruments received by Borrowers after the Closing Date and take all actions and execute all documents necessary or reasonably requested by Collateral Agent to perfect Collateral Agent's Liens in any such instrument or any other Investment acquired by any Borrower.

                  B. FILING AND RECORDING OBLIGATIONS. Each Borrower shall jointly and severally pay all filing, registration and recording fees and all expenses incident to the execution and acknowledgement of any Mortgage or other Loan Document, including any instrument of further assurance described in subsection 5.11A, and shall pay all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Mortgage or other Loan Document, including any instrument of further assurance described in subsection 5.11A, or by reason of its interest in, or measured by amounts payable under, the Notes, the Mortgages or any other Loan Document, including any instrument of further assurance described in subsection 5.11A, (excluding income, franchise and doing business Taxes), and shall pay all stamp Taxes and other Taxes required to be paid on the Notes or any other Loan Document; provided, however, that such Borrower may contest in good faith and through appropriate proceedings, any such Taxes, duties, imposts, assessments and charges; provided further, however, that such Borrower shall pay all such Taxes, duties, imposts and charges when due to the appropriate taxing authority during the pendency of any such proceedings if required to do so to stay enforcement thereof. If any Borrower fails to make any of the payments described in the preceding sentence within 10 days after notice thereof from Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by Administrative Agent) accompanied by documentation verifying the nature and amount of such payments, Administrative Agent may (but shall not be obligated to) pay the amount due and Borrowers shall jointly and severally reimburse all amounts in accordance with the terms hereof.

                  C. COSTS OF DEFENDING AND UPHOLDING THE LIEN. Administrative Agent may, upon at least five days' prior notice to Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of Agent, Lenders or any Borrower, in which Agent or any Lender is named or which Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect any Mortgaged Property, any other Collateral,

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any Mortgage, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which Administrative Agent reasonably determines should be instituted to protect the interest or rights of Administrative Agent and Lenders in any Mortgaged Property or other Collateral or under this Agreement or any other Loan Document. Borrowers, jointly and severally, agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys' fees and disbursements) by Administrative Agent shall be paid pursuant to subsection 9.2 hereof.

         5.12     MOST FAVORED NATIONS PAYMENTS.

         Company shall, and shall cause each of its Subsidiaries to, extend any fees or pricing increases, to the extent such fees or pricing increases are the direct obligation of Company or its Subsidiaries, resulting from the amendment, waiver or modification, after the Closing Date, of the CPIH Term Loan Documents, on an equivalent basis (based in the case of fees on the respective amounts of Loan Exposure outstanding (on one hand) and the credit exposure under the CPIH Term Loan Documents (on the other hand)) to the Lenders regardless of whether a particular Lender has participated in or consented to a corresponding amendment, waiver or modification (if any) of the Loan Documents, and any such payment of equivalent fees shall be paid in cash concurrently with the fees giving rise to such equivalent fees.

SECTION 6. BORROWERS' NEGATIVE COVENANTS

                  Borrowers covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all Obligations unless Requisite Lenders shall otherwise give prior written consent, Borrowers shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

         6.1      INDEBTEDNESS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (i) Borrowers may become and remain liable with respect to the Obligations and obligations under the CPIH Term Loan Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations and Performance Guaranties permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, any Indebtedness created as a result thereof;

                  (iii) Borrowers may become and remain liable with respect to Indebtedness to any other Borrowers; provided that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note;

                  (iv) Subsidiaries of Company may, after the Closing Date, become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company so long as the proceeds of such Indebtedness are applied to Investments permitted under subsection

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         6.3(vi) to be made by Company or any of its Subsidiaries in the
         Subsidiaries incurring such Indebtedness; provided that (a) no such Indebtedness may be incurred to make capital expenditures if after giving effect to such expenditures Borrowers would not be in pro forma compliance with subsection 6.6D, and (b) any such Indebtedness to any Borrower shall be evidenced by the Intercompany Master Note;

                  (v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Closing Date and described in Schedule 6.1(v);

                  (vi) Subsidiaries of Company may become and remain liable with respect to Indebtedness consisting of a converted equity Investment by Company or another Subsidiary of Company in such Subsidiaries, provided that the underlying equity Investment was permitted under this Agreement at the time of such conversion;

                  (vii) Any Subsidiary of Company may become and remain liable with respect to Indebtedness incurred to refinance, replace, renew or extend, in whole or in part, Indebtedness of such Subsidiary permitted to remain outstanding under subsection 6.1(v); provided, that in each case (a) the terms (excluding the interest rate and fees payable with respect thereto, so long as such interest and fees on such Indebtedness are not borne directly or indirectly by Company or any of its Subsidiaries, whether through an offset to or deduction against service or operating agreement fees to Company or its Subsidiaries or otherwise) of such Indebtedness as refinanced, replaced, renewed or extended, taken as a whole (considering the economic benefits and disadvantages to Company and its Subsidiaries from such refinancing, replacement, renewal or extension, as well as the economic benefits and disadvantages to Company and its Subsidiaries of the Project to which such Indebtedness relates), shall not be more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the Indebtedness so refinanced, replaced, renewed or extended, (b) the principal amount of the Indebtedness as refinanced, replaced, renewed or extended shall not exceed 110% of the principal amount of the Indebtedness so refinanced, replaced, renewed or extended (provided that such limitation shall not apply with respect to Indebtedness that an existing client (if such client is a Government Authority) of a Project undertakes to service through the principal lease, service or operating agreement of the applicable Project), (c) no obligee or beneficiary of such Indebtedness after such refinancing, replacement, renewal or extension shall have greater recourse to Persons for the payment or collection of such Indebtedness than the oblige or beneficiary of the Indebtedness so refinanced, replaced, renewed or extended had immediately prior to such transaction, and (d) Company shall provide to Administrative Agent reasonable prior advance written notice of such proposed refinancing, replacement, renewal or extension and copies of all material contracts or other agreements being entered into in connection therewith;

                  (viii) Company may become and remain liable with respect to Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $5,000,000 in the aggregate;

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                  (ix)     Borrowers may become and remain liable with respect
         their obligations to pay for services rendered to them and certain payments made by Covanta and its Subsidiaries (other than Company and its Subsidiaries), in each case under and in accordance with the Management Services and Reimbursement Agreement; and

                  (x) Company and its Subsidiaries may, after the Closing Date, become and remain liable with respect to Indebtedness to any Subsidiary so long as the proceeds of such Indebtedness are applied to make Investments permitted under subsection 6.3(ix); provided that all such intercompany Indebtedness shall be evidenced by the Intercompany Master Note.

         6.2      LIENS AND RELATED MATTERS.

                  A. PROHIBITION ON LIENS. Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrowers or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of, or permit to remain in effect, any effective financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

                  (i)      Permitted Encumbrances;

                  (ii) subject to the provisions of the Intercreditor Agreement, Liens granted pursuant to the Collateral Documents to secure the Obligations and the obligations of Borrowers under the CPIH Term Loan Agreement;

                  (iii)    Liens existing on the Closing Date and described in
         Schedule 6.2 annexed hereto;

                  (iv) Liens on assets of Company or any Subsidiary of Company securing refinancing Indebtedness permitted by subsection 6.1(vii), provided that in each case the Liens securing such refinancing Indebtedness shall attach only to the assets that were subject to Liens securing the Indebtedness so refinanced and, if applicable, assets the acquisition of which was financed with the proceeds of such refinancing Indebtedness permitted by subsection 6.1(vii);

                  (v) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 6.4(v), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries;

                  (vi) Liens on cash collateral of Company securing insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 5.4B;

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                  (vii)    Liens securing debt service reserve funds, completion
         obligations and similar accounts and obligations (other than Indebtedness) of Subsidiaries of Company to Persons other than Company and its Subsidiaries and their respective Affiliates, so long as (a) each such obligation is associated with a Project, (b) such Lien is limited to (1) assets associated with such Project (which in any event shall not include assets held by any Borrower other than a Borrower whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) and/or (2) the equity interests in such Subsidiary, but in the case of clause (2) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project, and (c) such obligation is otherwise permitted under this Agreement;

                  (viii) Liens created pursuant to Insurance Premium Financing Arrangements otherwise permitted under this Agreement, so long as such Liens attach only to gross unearned premiums for the insurance policies;

                  (ix) Liens on cash collateral of Subsidiaries of Company securing Contingent Obligations permitted under subsection 6.4(iv), so long as such cash is provided from funds that would not otherwise be available (due to prohibitions in the underlying agreements relating to Projects) for making dividends and distributions to Company and its other Subsidiaries; and

                  (x) Other Liens on assets of any Subsidiary of Company securing Indebtedness in an aggregate amount not exceeding $1,000,000.

                  B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Borrowers or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A and Liens created or assumed on properties or assets on which First Priority Liens created under the Collateral Documents are attached and perfected at the time of such creation or assumption, the Borrowers hereby agree that (i) they will be deemed to have automatically and without further action secured the Obligations with such Lien equally and ratably with any and all other Indebtedness, Contingent Obligations or any other obligations or debt (as defined in the Bankruptcy Code) secured thereby, and (ii) they shall take or cause to be taken such actions as Administrative Agent or Requisite Lenders deem necessary or advisable to evidence such equal and ratable Lien; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A, and the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A shall constitute an Event of Default.

                  C. NO FURTHER NEGATIVE PLEDGES. Neither Company nor any of its Subsidiaries shall enter into any agreement (other than this Agreement, the Loan Documents and the CPIH Term Loan Documents) on or after the Closing Date prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except with respect to (i) specific property encumbered by a Lien permitted hereunder to secure payment of particular Indebtedness permitted to be incurred under subsection 6.1(vii) (but only to the extent that the Indebtedness being refinanced was subject to a negative pledge on the same

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assets), or by a Lien permitted under subsection 6.2A(v), 6.2A(vi), 6.2A(vii) or
6.2A(ix), or by a Lien permitted under subsection 6.2A(x) to the extent such Lien secures obligations incurred to finance the acquisition of such specific property, (ii) specific property to be sold pursuant to an executed agreement with respect to an Asset Sale which is permitted hereunder, (iii) specific property that is leased pursuant to a lease permitted hereunder, and (iv) provisions in the principal lease, service and operating agreements pertaining to Projects, or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, partnership or financing agreement is an extension, renewal or replacement of such agreement in effect as of the Closing Date, is otherwise permitted to be entered into hereunder and contains no more restrictive provisions relating to prohibiting the creation or assumption of any Lien upon the properties or assets of the relevant Subsidiary than the lease, service, operating, partnership or financing agreement so extended, renewed or replaced.

                  D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement or the other Loan Documents, (b) those encumbrances or restrictions applicable to Subsidiaries of Company to the extent created under documentation in existence on the Closing Date or under the CPIH Term Documents,
(c) as may be provided in an executed agreement with respect to an Asset Sale which is permitted hereunder, and (d) provisions in the principal lease, service or operating agreements, partnership agreements and financing agreements pertaining to Projects, so long as such lease, service or operating agreements, partnership agreements and financing agreements are extensions, renewals or replacements of such agreements in effect as of the Closing Date, are otherwise permitted to be entered into hereunder and in each case contain no more restrictive provisions relating to the ability of the relevant Subsidiary to take the actions described in clauses (i) through (iv) than the agreement so extended, renewed or replaced.

         6.3      INVESTMENTS; ACQUISITIONS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

                  (i) Company and its Domestic Subsidiaries may make and own Investments in Domestic Cash Equivalents and in such investments as are permitted or imposed under the terms of any cash collateral or debt service reserve agreement (including pursuant to the terms of any Project bond indenture) permitted hereunder; and Company's Foreign Subsidiaries may make and own Investments in Foreign Cash Equivalents to the extent permitted under subsection 5.10;

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                  (ii)     Borrowers may make and own additional equity
         Investments in other Borrowers, so long as no such Investment shall be made by one Borrower in another Borrower if (a) the latter is subject to restrictions of the type described in subsection 6.2D more adverse than restrictions of such type that are applicable to the Borrower making such Investment, or (b) such Investment shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such Investment;

                  (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iii);

                  (iv) Company and its Subsidiaries may make Consolidated Facilities Capital Expenditures permitted by subsection 6.6D;

                  (v) Company and its Subsidiaries may continue to own the Investments owned by them on the Closing Date and described in Schedule 6.3(v) annexed hereto;

                  (vi) (a) Company may make and own Investments consisting of intercompany loans to its Subsidiaries (to the extent such Subsidiaries are in existence on the Closing Date) in an aggregate amount not in excess of $1,000,000 outstanding at any time and (b) Subsidiaries may make and own Investments consisting of intercompany loans to other Subsidiaries (in each case to the extent such Subsidiaries are in existence on the Closing Date), so long as the proceeds of such loans are applied to working capital, capital expenditure, maintenance and payroll requirements in the ordinary course of business of such Subsidiaries (provided that the aggregate amount of loans outstanding pursuant to this clause (b) shall not at any time exceed $2,000,000);

                  (vii) Borrowers and their Subsidiaries may own Investments in the form of non-cash consideration received in connection with (a) Asset Sales permitted under subsection 6.7(iii) or 6.7(iv) or (b) settlements of disputes, to the extent such settlements occur in the ordinary course of business;

                  (viii) Subject to the Intercreditor Agreement, Borrowers may make payments under the Management Services and Reimbursement Agreement to the extent contractually obligated pursuant to the terms thereof; and

                  (ix) Company and its Subsidiaries may make and own Investments consisting of cash equity contributions made after the Closing Date (a) in the aggregate amount of approximately $360,000 (it being understood that such amount is the approximate Dollar equivalent of an estimate as of November 15, 2003 of the required foreign currency contribution, and thus may change based on fluctuations in currency exchange rates) in the Madurai Project and (b) in an aggregate amount not to exceed $1,600,000 in the Trezzo waste-to-energy Project, in each case so long as (1) such contributions are required to be made pursuant to the terms of a binding Contractual Obligation of Company and its Subsidiaries in effect on the Closing Date, and (2) any Capital Stock

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         resulting from such contributions and held directly by any Borrower shall be pledged as Collateral under the Collateral Documents.

         6.4      CONTINGENT OBLIGATIONS; PERFORMANCE GUARANTIES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Performance Guaranty, and shall not create or become or remain liable with respect to any obligation to incur a subsequent Contingent Obligation or to post cash collateral to secure any obligation, except:

                  (i) Borrowers may become and remain liable (a) with respect to Contingent Obligations in respect of the Obligations, and
         (b) with respect to Contingent Obligations under the Management Services and Reimbursement Agreement;

                  (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary and appropriate indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets to the extent such Asset Sales and sales are permitted under this Agreement;

                  (iii) Company and its Subsidiaries, as applicable, may become and remain liable with respect to (a) Contingent Obligations in existence on the Closing Date and described in Schedule 6.4(iii) annexed hereto, and (b) Contingent Obligations replacing, renewing or extending Contingent Obligations described in clause (a); provided that no such replacement, renewed or extended Contingent Obligation, taken as a whole, shall be more disadvantageous in any material respect to Company and its Subsidiaries than the Contingent Obligations so replaced, renewed or extended;

                  (iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of long-term or forward purchase contracts and option contracts to buy, sell or exchange commodities and similar agreements or arrangements, so long as such contracts, agreements or arrangements do not constitute Commodities Agreements;

                  (v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations constituting Hedge Agreements;

                  (vi) Company and its Subsidiaries may become and remain liable with respect to usual and customary Contingent Obligations incurred in connection with insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into by Company and its Subsidiaries with such insurers in compliance with subsection 5.4B; and

                  (vii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under the Management Services and Reimbursement Agreement.

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         6.5      RESTRICTED PAYMENTS.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided, however, that (i) Subsidiaries of Company may make payments of principal, interest and other amounts in respect of Indebtedness permitted under subsections 6.1(v) and 6.1(vii) related to Projects, in accordance with the terms of, and only to the extent required by, the indentures or other agreements pursuant to which such Indebtedness was issued, as such indentures or other agreements may be amended from time to time to the extent permitted hereunder, provided, however, that during the continuance of an Event of Default, notwithstanding anything to the contrary in this Agreement, neither Company nor any Subsidiary shall fund, contribute or otherwise advance amounts for payment of Indebtedness permitted under subsections 6.1(v) and 6.1(vii) related to Projects unless it has an irrevocable Contractual Obligation to make such payments; (ii) so long as no Event of Default shall have occurred and be continuing, Subsidiaries of Company may, at the time Indebtedness is refinanced or replaced as permitted under subsection
6.1 by other Indebtedness permitted under such subsection, pay principal, accrued interest and other amounts owing on such refinanced Indebtedness at such time, provided that such payments may be made with respect to Non Recourse Debt during the continuance of an Event of Default so long as such payments are from the proceeds of Non Recourse Debt permitted to be incurred hereunder and such proceeds are required to be applied to make such payments under a binding Contractual Obligation to a third party; (iii) Company and its Subsidiaries may pay any fees required to be paid to the Administrative Agent and Lenders hereunder; and (iv) Company and its Subsidiaries may make payments under and in accordance with the terms of, and only to the extent required by, the Management Services and Reimbursement Agreement and the Tax Sharing Agreement.

                  In addition, in any case where a Borrower or Subsidiary is a Joint Venture, Borrowers shall not, and shall not permit their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except a dividend payable solely in shares of that class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of Capital Stock of such Joint Venture held by Persons other than Borrowers or any Subsidiaries of Borrowers, except in each case to the extent the relevant action described in clause (a), (b) or (c) is required pursuant to a binding Contractual Obligation in effect as of the Closing Date or pursuant to an extension, renewal or replacement of such a Contractual Obligation so long as such extension, renewal or replacement is otherwise permitted to be entered into hereunder and contains provisions no less favorable to Company and its Subsidiaries than the relevant Contractual Obligations so extended, renewed or replaced.

         6.6      FINANCIAL COVENANTS.

                  A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Adjusted EBITDA to (ii) Consolidated Cash Interest Expense, in each case for any four-Fiscal

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Quarter period ending at the end of any Fiscal Quarter commencing after March
31, 2004 to be less than 3.00:1.00.

                  B. MAXIMUM CONSOLIDATED LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as at any date on or after June 30, 2004 to exceed 5.00:1.00.

                  C. [INTENTIONALLY OMITTED].

                  D. CONSOLIDATED FACILITIES CAPITAL EXPENDITURES. Borrowers shall not, and shall not permit their respective Subsidiaries to, make or incur Consolidated Facilities Capital Expenditures after the Closing Date if the aggregate amount of such expenditures financed by contributions, loans or advances from Company would exceed $1,000,000 in the aggregate.

                  E. CERTAIN CALCULATIONS. Notwithstanding any provision of this Agreement to the contrary, (i) for purposes of calculating Adjusted EBITDA for any four-Fiscal Quarter period ending prior to the first Fiscal Quarter of 2005, Adjusted EBITDA for the third and fourth Fiscal Quarters of 2003 and the first Fiscal Quarter of 2004 shall be deemed to be equal to the correlative amounts set forth opposite such Fiscal Quarters on Schedule 6.6E annexed hereto; and
(ii) for purposes of determining compliance with subsection 6.6A for any four-Fiscal Quarter period ending prior to the last Fiscal Quarter of 2004, Consolidated Cash Interest Expense shall equal the product of (a) actual Consolidated Cash Interest Expense during the period from the Closing Date to the end of such four-Fiscal Quarter period multiplied by (b) the ratio of (1) 365 divided by (2) the number of days in such period.

         6.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

                  Borrowers shall not, and shall not permit their respective Subsidiaries to, alter the legal form of organization of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of (including by discount or compromise), in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding) or its interests in or claims against any Project, in each case whether now owned or hereafter acquired, except:

                  (i) any Borrower may be merged with or into a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower; provided that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (ii) any Subsidiary of Company that is not a Borrower may be merged with or into any other Subsidiary of Company that is not a Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions,

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         to another Subsidiary that is not a Borrower; provided further, that, no such transaction shall result in the obligee or beneficiary of any Indebtedness or Contingent Obligation (other than the Obligations) having greater recourse to assets or Persons for the payment or collection of such Indebtedness or Contingent Obligation than such obligee or beneficiary had immediately prior to such transaction;

                  (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                  (iv) Company and its Subsidiaries may make Asset Sales, provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) not less than 90% of the consideration received (other than any consideration consisting of the assumption of liabilities related to such assets) in any such Asset Sale shall be cash (it being agreed that cash the receipt of which may by the relevant terms of such Asset Sale be deferred more than six months after the date of consummation of such Asset Sale shall not be considered cash for purposes of this clause
         (b)); (c) not more than 10% of the cash consideration received by Company and its Subsidiaries in any such Asset Sale shall be received after the date of consummation of such Asset Sale; (d) any non-cash consideration received shall be reasonably satisfactory to Administrative Agent; (e) the principal documentation for each such Asset Sale shall have been delivered in advance to Administrative Agent; (f) upon consummation of each such Asset Sale, neither Company nor any of its Subsidiaries shall have any debts or obligations, contingent or otherwise, relating to the sold entities or assets (other than customary indemnification obligations and purchase price adjustment obligations incurred in connection with such Asset Sale);
         (g) any Indebtedness in relation to such assets shall be repaid and the related letters of credit shall be cancelled and returned to the issuers thereof; (h) any Asset Sale or series of related Asset Sales
         (1) in which the consideration to be received (other than the assumption of liabilities related to such assets) exceeds $15,000,0000 shall require the prior written consent of the Requisite Lenders, (2) of the Quezon Project or involving any assets or property comprising the Quezon Project shall require the prior written consent of Requisite Lenders and (3) in which the consideration to be received (other than the assumption of liabilities related to such assets) exceeds $5,000,000 shall require the delivery no later than 30 days prior to the consummation of such Asset Sale or Asset Sales of an independent appraisal of the fair market value of such assets subject thereto which appraisal shall be performed by an appraiser satisfactory to Administrative Agent and shall be in form and substance satisfactory in all respects to Administrative Agent and (i) the Net Asset Sale Proceeds of such Asset Sales shall be applied as Mandatory Payments to the extent required under subsection 2.4A;

                  (v) Any Subsidiary of Company may, if its Board of Directors determines that doing so is in the best interests of such Subsidiary, change its legal form of organization to a limited liability company, a corporation or a limited partnership; provided that (a) (1) if such Subsidiary is a Borrower, such Subsidiary shall have executed such documents as Administrative Agent reasonably deems necessary to ensure that such Subsidiary continues to be bound as a Borrower under the Loan Documents after such change and

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         (2) if all or any portion of the equity interests of such Subsidiary are subject to Liens created under the Collateral Documents prior to such change, the same percentage of the equity interests of such Subsidiary shall continue to be subject to Liens under the Collateral Documents after such change, with such Liens being of equal or higher priority than before such change and, if perfected prior to such change, perfected, and (b) Company and its Subsidiaries shall have complied with the provisions of the Collateral Documents applicable to such change of legal form; and

                  (vi) Covanta Energy India (Balaji) Ltd. may sell approximately 372,860 shares held by it on the Closing Date in the Madurai Project entity, Madurai Power Corp. Pvt. Ltd. (the "MADURAI PROJECT ENTITY"), to the Indian local partner with respect to the Madurai Project for approximately $575,000 (it being understood that such amount is the approximate Dollar equivalent of an estimate as of November 15, 2003 of the proceeds from such sale, and thus may change based on fluctuations in currency exchange rates), to the extent such local partner requires such sale so that such local partner will hold, after giving effect to such sale, up to 25.2% of the issued and outstanding Capital Stock of the Madurai Project Entity.

         6.8      TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

                  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any Indebtedness permitted under subsection 6.1 among Company and its Subsidiaries or among Subsidiaries of Company, (ii) reasonable and customary salaries and fees paid to current officers and members of the Governing Bodies of Company and its Subsidiaries, provided that such salary and fee arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iii) reasonable and customary indemnifications and insurance arrangements for the benefit of Persons that are officers or members of the Governing Bodies of Company and its Subsidiaries on or after the Closing Date, whether such Persons are current or former officers or members at the time such indemnifications or arrangements are entered into, provided that such indemnifications and arrangements are entered into at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (iv) the Employment Agreements in effect on the Closing Date, and any other employment agreements or benefits arrangements entered into on or after the Closing Date by Company and its Subsidiaries with employees at arms' length and on terms that are no less favorable to Company or that Subsidiary, as the case may be, than those that would have been obtained at the relevant time from Persons who are not such a holder or Affiliate, (v) payments (and other transactions) made in accordance with the terms of the Management Services and Reimbursement Agreement, the Tax Sharing Agreement and the other Related Agreements, (vi) transactions occurring on the Closing Date and described

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on Schedule 6.8 annexed hereto, (vii) services rendered by certain Subsidiaries for the benefit of other Subsidiaries pursuant to the terms of the intercompany service agreements described on Schedule 6.8 annexed hereto, and (viii) the payment of reasonable legal fees and expenses incurred by law firms in which Directors of Company are affiliated for services rendered to Company and its Subsidiaries.

         6.9      RESTRICTION ON LEASES.

                  Borrowers shall not, and shall not permit any of their Subsidiaries to, become liable in any way, whether directly by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease for equipment (other than intercompany leases between Borrowers), unless, immediately after giving effect to the incurrence of liability with respect to such lease, the aggregate amount of all rents paid or payable by Company and its Subsidiaries on a consolidated basis under all such leases entered into after the Closing Date at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $1,000,000; provided, however, that this subsection 6.9 shall not prohibit Company or its Subsidiaries from incurring obligations pursuant to the renewal, extension or replacement of leases in effect at the Closing Date so long as such leases as renewed, extended or replaced are not more disadvantageous in any material respect to Company and its Subsidiaries and the Lenders than the leases so renewed, extended or replaced.

         6.10     [INTENTIONALLY OMITTED].

         6.11     CONDUCT OF BUSINESS.

                  From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries, to engage in any business other than the energy and waste management businesses of the type in which they are engaged on the Closing Date and other activities to the extent incidental or reasonably related to such businesses.

         6.12 AMENDMENTS TO RELATED AGREEMENTS, DEBT DOCUMENTATION AND ORGANIZATIONAL DOCUMENTS.

                  Company shall not, and shall not permit any of its Subsidiaries to, amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of any of (i) the Management Services and Reimbursement Agreement or the other Related Agreements (other than the CPIH Term Loan Documents), in each case if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made,
(a) is to impose additional material obligations on, or confer additional material rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, or (b) is otherwise adverse to the interests of the Lenders in a manner deemed material in the judgment of Administrative Agent or Requisite Lenders so notifying Agent or Company; (ii) the Organizational Documents of Company and its Subsidiaries, if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made, is adverse to the interests of the Lenders in a manner deemed material in the judgment of Administrative Agent or Requisite Lenders; (iii) the Subordinated

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Indebtedness, if the effect thereof would be to (a) change to earlier dates the dates on which any payments of principal or interest are due thereon, (b) increase the interest rate, or the portion thereof payable on a current basis in cash, applicable thereto, (c) change any event of default with respect thereto in any manner adverse to the interests of the Lenders, (d) change the redemption, prepayment or defeasance provisions thereof, (e) change the subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (f) change any collateral therefor (other than to release such collateral), or (g) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse (in the judgment of Administrative Agent or Requisite Lenders so notifying Agent or Company) to Company, Administrative Agent or the Lenders, without the prior written consent of Requisite Lenders; (iv) the principal documents relating to Non Recourse Debt with respect to a Project if such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications and waivers made, would reasonably be expected to have a Material Adverse Effect or (v) the CPIH Term Loan Documents, unless (a) the terms of the CPIH Term Loan Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Lenders (in a manner deemed material by Administrative Agent or Requisite Lenders so notifying Administrative Agent or Company) than the CPIH Term Loan Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of increasing the amount of, or reducing, delaying or waiving any otherwise required reduction in the amount of, any commitment to extend loans under the CPIH Term Loan Documents shall be deemed to be more disadvantageous for purposes of this clause (a) without further notice or other action by Agent or Requisite Lenders), (b) the aggregate amount of Indebtedness outstanding, and additional commitments to extend credit, if any, under the CPIH Term Loan Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the CPIH Term Loan Documents on the Closing Date, (c) the obligations under (and the Liens securing) such CPIH Term Loan Documents as so amended, restated, modified or waived are subject to the Intercreditor Agreement on terms substantively identical to the terms applicable to the obligations in effect under the CPIH Term Loan Documents on the Closing Date, and (d) Company provides to Administrative Agent reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith).

         6.13     END OF FISCAL YEARS; FISCAL QUARTERS.

                  Company shall not, and shall not permit any of its Subsidiaries to change the end of the Fiscal Year of Company or any of its Subsidiaries from December 31st.

         6.14     AMENDMENT TO PENSION PLANS.

                  Borrowers shall not amend or modify any Pension Plan after the Closing Date in any manner that results in or would reasonably be expected to result in an increase in the amount of unfunded benefit liabilities (as such unfunded benefit liabilities are determined in accordance with subsection 4.11D hereof), unless such amendment or modification is required under applicable law.

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SECTION 7. EVENTS OF DEFAULT

                  If any of the following conditions or events ("EVENT OF DEFAULT") shall occur:

         7.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

                  Failure by Borrowers to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrowers to pay any Mandatory Payment when due; or failure by Borrowers to pay any interest or any fee or any other amount due under this Agreement within five days after the date due; or

         7.2      DEFAULT IN OTHER AGREEMENTS.

                  (i) Failure of Company or any of its Subsidiaries (other than the Magellan Subsidiary) to pay when due any principal of or interest on or any other amount payable in respect of (a) the CPIH Term Loan Documents, (b) Management Services and Reimbursement Agreement,
         (c) any one or more items of Indebtedness (other than Indebtedness referred to in subsection 7.1 or in clause (a) above or clause (d) below) or Contingent Obligations or Performance Guaranties, in each case in the principal amount of $2,000,000 or more, individually or in the aggregate, or (d) Non Recourse Debt of Subsidiaries of Company in the principal amount of $6,000,000 or more, individually or in the aggregate (provided that Non Recourse Debt incurred in connection with one or more Projects to which less than $2,000,000 in the aggregate of the operating income of Company and its Subsidiaries (on a consolidated basis) is attributable for the 12-month period immediately preceding the failure to pay such interest, principal or other amounts shall not be considered Indebtedness or Non Recourse Debt solely for purposes of this clause (d)), in each case beyond the end of any grace period provided therefor; or

                  (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) the CPIH Term Loan Documents or Management Services and Reimbursement Agreement,
         (b) one or more items of Indebtedness (other than Non Recourse Debt) or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise), or

         7.3      BREACH OF CERTAIN COVENANTS.

                  Failure of any Borrower to perform or comply with any term or condition contained in subsection 2.5 or 5.2 or Section 6 of this Agreement; or

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         7.4      BREACH OF WARRANTY.

                  Any representation, warranty, certification or other statement made by CEA or Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by CEA or Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

         7.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS.

                  Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this
Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company or such Loan Party of notice from Administrative Agent or any Lender of such default; or

         7.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

                  (ii) an involuntary case shall be commenced against CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary), and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

         7.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                  (i) CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a

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         voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) shall make any assignment for the benefit of creditors; or

                  (ii) CEA or Company or any of its Subsidiaries (other than the Magellan Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any of its Subsidiaries (other than the Magellan Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

         7.8      JUDGMENTS AND ATTACHMENTS.

                  Any money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $2,000,000 or (b) in the aggregate at any time an amount in excess of $2,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries (other than the Magellan Subsidiary) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

         7.9      DISSOLUTION.

                  Any order, judgment or decree shall be entered against CEA or Company or any of its Material Subsidiaries decreeing the dissolution or split up of CEA or Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

         7.10     EMPLOYEE BENEFIT PLANS.

                  There shall occur one or more ERISA Events that individually or in the aggregate result in or are reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist as of January 1 of any year (based on, with respect to each Pension Plan, the actuarial valuation as of such January 1, or if no such valuation was performed as of such January 1 but was performed within the preceding 12 months, the date as of which the valuation was so performed), unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA, but determined on the basis of the actuarial assumptions used for funding purposes with respect to a Pension Plan (as set forth in Section 412 of the Internal Revenue Code, including where applicable, the interest rate assumptions set forth in Section 412(l) of the Internal Revenue Code)), in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), in excess of (i) $20,000,000 in the event the Assumptions are generally as favorable as the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans, or (ii) $26,000,000 in the

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event the Assumptions are generally less favorable than the Assumptions used in the 2003 plan year valuations with respect to such Pension Plans; or

         7.11     MATERIAL ADVERSE EFFECT.

                  Any event or change shall occur after the date of this Agreement that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

         7.12     CHANGE IN CONTROL.

                  A Change in Control shall have occurred; or

         7.13 INVALIDITY OF INTERCREDITOR AGREEMENT; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

                  At any time after the execution and delivery thereof, (i) the Intercreditor Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document (with respect to the obligations thereunder of CEA, Company or any Material Subsidiary of Company) shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Secured Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien (with the priority set forth in subsection 4.15A) in any Collateral purported to be covered thereby, in each case for any reason other than the failure of Collateral Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

         7.14     TERMINATION OF MATERIAL CONTRACTS.

                  Any Material Contract of the type described in clause (i) of the definition of Material Contract, or any power purchase agreement to which Company or any of its Subsidiaries is a party relating to a Project (other than the power purchase agreement relating to the Magellan Project unless the termination of such agreement would result in a Material Adverse Effect), shall be terminated by Company or any of its Subsidiaries or by the counterparty or counterparties thereto, if such termination is enforceable by Company, such Subsidiary, or such counterparty or counterparties, unless such Material Contract is replaced within ten (10) days after such termination with a contract that is reasonably acceptable to the Requisite Lenders and on substantially the same economic terms as the relevant Material Contract being terminated; or

         7.15     DEFAULT UNDER EXISTING IPP INTERNATIONAL PROJECT GUARANTIES.

                  Failure by Covanta or any of its Subsidiaries to pay when due any principal of, interest on or any other amount payable in respect of any Existing IPP International Project Guaranty (other than the failure to pay amounts that are being actively contested by such Person

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in good faith by appropriate proceedings, so long as the beneficiary of such
Existing IPP International Project Guaranty has not exercised any remedy against Company or any of its Subsidiaries thereunder, under applicable law or otherwise as a result of such failure:

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrowers, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

                  Any amounts described in clause (b) above, when received by Collateral Agent, shall be held by Collateral Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided (subject to the terms of the Intercreditor Agreement).

                  Further upon the occurrence and during the continuance of any Event of Default, subject to the Intercreditor Agreement, Administrative Agent and Collateral Agent may, and upon the written request of Requisite Lenders shall, (i) exercise all rights and remedies of Administrative Agent or Collateral Agent set forth in any of the Collateral Documents, in addition to all rights and remedies allowed by, the United States and of any state thereof, including but not limited to the UCC, and (ii) revoke Borrowers' rights to use cash collateral in which Administrative Agent or Collateral Agent has an interest. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative and not alternative.

SECTION 8. ADMINISTRATIVE AGENT

         8.1      APPOINTMENT.

                  A. APPOINTMENT OF ADMINISTRATIVE AGENT. Deutsche Bank is hereby appointed Administrative Agent under the other Loan Documents. Each Lender hereby authorizes each Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1C) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any other Loan Party.

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                  B. CONTROL. Each Lender and Administrative Agent hereby
appoint each other Lender as agent for the purpose of perfecting Collateral Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

         8.2      POWERS AND DUTIES; GENERAL IMMUNITY.

                  A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. An Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any Borrower; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

                  B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of any Borrower to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrowers or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

                  C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each

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Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

                  D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

         8.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

                  Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

         8.4      RIGHT TO INDEMNITY.

                  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of each of them to the extent that any such Person shall not have been reimbursed by Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or and other such Persons in exercising the powers, rights and remedies of

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Agent or performing duties of Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Agent resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         8.5      SUCCESSOR AGENTS.

                  Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Borrowers, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Borrowers, to appoint a successor to Agent. If, within 30 days after the date of the Agent's notice of its intention to resign, no successor to Agent shall have been so appointed by Requisite Lenders, then the Agent's resignation shall become effective on such date without the need for any further action and the Lenders shall be deemed to have been appointed as successor to Agent hereunder and shall thereafter perform all the duties of the Agent hereunder and/or under any other Loan Document until the appointment by Requisite Lenders of some other successor to Agent. Upon the acceptance of any appointment as Agent hereunder by a successor to Agent, including, the Lenders as successor to Agent (who shall be deemed to have accepted such appointment pursuant to this subsection 8.5), such successor to Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

         8.6      COLLATERAL DOCUMENTS AND INTERCREDITOR AGREEMENT.

                  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into and to be the agent for and representative of Lenders under the Intercreditor Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in the Intercreditor Agreement or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 9.6, all Lenders). Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of Lenders in accordance

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with the terms thereof and of the Intercreditor Agreement, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

         8.7      ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

                  (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their agents and counsel and all other amounts due Lenders and Administrative Agent under subsections
         2.3 and 9.2) allowed in such judicial proceeding, and

                  (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and their agents and counsel, and any other amounts due Administrative Agent under subsections 2.3 and 9.2.

                  Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

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SECTION 9. MISCELLANEOUS

         9.1      SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN
                  LOANS.

                  A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 9.1). Neither any Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No Lender shall be permitted to assign any portion of its rights or obligations hereunder to any other Person if, upon giving effect to such assignment, Borrowers would be obligated to pay such assignee amounts greater than the amounts, if any, which Borrowers would have been required to pay such assigning Lender under subsection
2.6 or 2.7 if such assignment did not occur.

                  B. ASSIGNMENTS.

                  (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a) except
         (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000 after giving effect to such assignment, unless Administrative Agent otherwise consents, such consent not to be unreasonably withheld or delayed, (b) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $5,000 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender prior to such assignment, shall deliver to Administrative Agent a counterpart to the Intercreditor Agreement and such documents and information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.6B(iii), and no such assignment shall be effective unless and until such Assignment Agreement is accepted by Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii), and (c) except in the case of an assignment to another Lender, Administrative Agent shall have consented thereto (which consent shall not be unreasonably withheld or delayed). Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such

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         Assignment Agreement, shall have the rights and obligations of a Lender hereunder, (y) the assignee shall be a party to the Intercreditor Agreement and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a "Creditor Party" thereunder (as such term is defined in the Intercreditor Agreement) and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.9B) and be released from its obligations under this Agreement and the Intercreditor Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsection 9.9). The assigning Lender of any Commitments and/or Loans shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection
         2.1D, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit I annexed hereto, as the case may be, with appropriate insertions, to reflect the new outstanding Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 9.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 9.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 9.1C. Except as otherwise provided in this subsection 9.1, no Lender shall, as between Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or Loans, or the other Obligations owed to such Lender.

                  (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee and the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.6B(iii), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).

                  C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Borrower or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this

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Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the Maturity Date or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 9.1C, each Borrower agrees that each Participant shall be entitled to the benefits of subsection 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 9.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 9.4 as though it were a Lender; provided that such Participant agrees to be subject to subsection 9.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsection 2.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.6.

                  D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

                  E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.20.

                  F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

                  G. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of the Loans or any other Obligations owed to such Lender hereunder, and its one or more Notes to any Federal Reserve Bank as collateral security pursuant

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to Regulation A of the Board of Governors of the Federal Reserve System and any
operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         9.2      EXPENSES.

                  Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree, jointly and severally, to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Loan Parties (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of Borrowers' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of advisors and counsel to Administrative Agent (including O'Melveny & Myers LLP, counsel to Administrative Agent, and Ernst & Young Corporate Finance LLC) in connection with the negotiation, preparation, execution, interpretation or administration of the Loan Documents and any proposed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Secured Parties pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents (including Ernst & Young Corporate Finance LLC) employed or retained by Administrative Agent or their counsel; (vi) all the actual costs and reasonable expenses incurred in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; and (viii) all the actual costs and reasonable expenses, including reasonable attorneys' fees and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to the Chapter 11 Cases or any other insolvency or bankruptcy proceedings.

         9.3      INDEMNITY.

                  In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Borrowers jointly and severally

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agree to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, agents and affiliates of Administrative Agent and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

                  As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents and the Chapter 11 Cases (it being understood that such Indemnified Liabilities arising out of the Chapter 11 Cases shall apply solely to Indemnitiees in their capacities as Administrative Agent and Lenders or officers, directors, employees, agents and affiliates of Administrative Agent or Lenders, and not in any other capacities) or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral), (ii) the statements contained in the commitment letter delivered by any Lender with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

                  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrowers shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

         9.4      SET-OFF.

                  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special,

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including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of such Lender to or for the credit or the account of Company and each other Loan Party against and on account of the obligations and liabilities of Company or any other Loan Party to that Lender (or any Affiliate of such Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Each Borrower hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

         9.5      RATABLE SHARING.

                  A. Subject at all times to their obligations under the Intercreditor Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Loans, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents with respect to Obligations (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 9.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an assignment agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

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                  B. COSTS OF COLLECTION. Notwithstanding anything in this
subsection 9.5 to the contrary, in the event any one or more Lenders (for purposes of this subsection 9.5B, "ENFORCING LENDERS") receives any amounts that are subject to the sharing provisions of subsection 9.5A as a result of such Enforcing Lender or Enforcing Lenders, but not Administrative Agent or all Lenders, commencing Proceedings to recover such amounts, no Lender that is not an Enforcing Lender shall be entitled to the benefits of subsection 9.5A with respect to the amounts received by such Enforcing Lenders (i) unless and until such Lender has paid its Pro Rata Share of the out-of-pocket costs and expenses (including legal fees and expenses of counsel to such Enforcing Lenders) incurred by such Enforcing Lenders in connection with such Proceedings or (ii) in any greater amount at any time than such Lender would be entitled to receive under such subsections if all Lenders paid their Pro Rata Shares of such costs and expenses.

         9.6      AMENDMENTS AND WAIVERS.

                  No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or the Loan Documents, and no consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of: (a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) increase the maximum aggregate amount of such Lender's Commitment, (3) postpone the scheduled final maturity date of the Loans, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2C) or the amount of any fees payable hereunder, or (6) change in any manner or waive the provisions contained in subsection 7.1; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) release any Lien granted in favor of Administrative Agent or Collateral Agent with respect to all or substantially all of the Collateral (except that such Lien may be released on all or substantially all Collateral to the extent such release is required in connection with an Asset Sale or Asset Sales permitted under this Agreement), or release any substantial portion of Borrowers from their obligations under this Agreement (except that all or any number of Borrowers may be released from such obligations to the extent such release is required in connection with an Asset Sale or Asset Sales permitted under this Agreement), or (4) change in any manner or waive the provisions contained in subsection 9.6; or (c) Administrative Agent, change in any manner the definition of "Eligible Assignee".

                  In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note; and (ii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, as the case may be. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments,

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modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower or Borrowers in any case shall entitle any Borrower or Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrowers, on Borrowers. Administrative Agent agrees that promptly after the effectiveness of any amendment, termination, supplement, waiver or other modification of this Agreement it shall provide, or cause to be provided, to each Lender a copy thereof to the extent such a copy is available to Administrative Agent.

         9.7      INDEPENDENCE OF COVENANTS.

                  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

         9.8      NOTICES; EFFECTIVENESS OF SIGNATURES.

                  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 5.1; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document or any notice that is intended to have binding effect may be sent by electronic mail.

                  Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Administrative Agent and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

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         9.9      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

                  B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in subsections 2.6, 9.2, 9.3, 9.4, 9.19 and 9.20 and the agreements of Lenders set forth in subsections 8.2C, 8.4, 9.5, 9.19 and 9.20 shall survive the payment of the Loans, and the termination of this Agreement (and the benefits to a Lender of such agreements of Borrowers shall survive such Lender's ceasing to be a party hereto pursuant to subsection 9.1B).

         9.10     FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

                  No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         9.11     MARSHALLING; PAYMENTS SET ASIDE.

                  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

         9.12     SEVERABILITY.

                  In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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         9.13     OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS;
                  DAMAGE WAIVER.

                  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

                  To the extent permitted by law, each Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

         9.14     RELEASE OF SECURITY INTEREST .

                  Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement and the Intercreditor Agreement or, subject to the Intercreditor Agreement, to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release from Collateral Agent, such Loan Party shall deliver an Officer's Certificate stating that the Collateral subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at such Loan Party's expense, so long as Collateral Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and
(b), if the sale or other disposition of such item of Collateral constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral, as may be reasonably requested by such Loan Party. In the event of any conflict or inconsistency between this subsection 9.14 and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

         9.15     HEADINGS.

                  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         9.16     APPLICABLE LAW.

                  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND

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ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK
(INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

         9.17     CONSTRUCTION OF AGREEMENT.

                  Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

         9.18     CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (AS ANY AGENT, AGENTS, LENDER OR LENDERS BRINGING SUCH ACTION MAY ELECT IN ITS OR THEIR SOLE DISCRETION). BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

                  (I)      ACCEPTS (AND SUBMITS TO) GENERALLY AND
         UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

                  (II)     WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

                  (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.8;

                  (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

                  (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

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                  (VI)     AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.18
         RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

         9.19     WAIVER OF JURY TRIAL.

                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
9.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

         9.20     CONFIDENTIALITY.

                  Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Borrowers that in any event a Lender may make (a) disclosures to Affiliates and professional advisors of such Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided that such assignee, transferee, participant, contractual counterparty or professional advisor agrees to keep such information confidential to the same extent required of Lenders hereunder, (c) disclosures to any court or tribunal (whether or not pursuant to subpoena) in connection with any action arising out of or related to this Agreement, or (d) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall

CPIH (DHC) Revolver Credit Agreement

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

notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

                  Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their respective Affiliates) (collectively, the "LENDER PARTIES") may disclose to any and all Persons, without limitation of any kind, (x) any information with respect to United States federal and state income tax treatment and United States federal income tax structure of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other non-public business or financial information that is unrelated to such tax treatment or facts, and (y) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Lender Parties.

         9.21     RELEASE OF PARTIES; WAIVERS.

                  A. Each Borrower, on behalf of itself and each of its Subsidiaries (collectively, the "RELEASORS"), hereby releases, remises, acquits and forever discharges each Agent, each Lender (in its capacity as a Lender hereunder and as a lender, collateral agent or depository and in any other capacity under or in connection with the Prepetition Credit Documents, DIP Credit Documents, each other Prepetition Lender and DIP Lender (in its capacity as a lender, collateral agent or depository and in any other capacity under or in connection with the Prepetition Credit Documents, DIP Credit Documents, and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (all of the foregoing hereinafter called the "RELEASED PARTIES"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, setoffs, recoupments, counterclaims, defenses, damages and expenses of any and every character, known or unknown, suspected or unsuspected, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement, any of the other Loan Documents, the Prepetition Credit Documents, and DIP Credit Documents or the administration or enforcement of any of such documents (all of the foregoing hereinafter called the "RELEASED MATTERS"). Each Releasor acknowledges that the agreements in this subsection are intended to be in full satisfaction of all or any alleged injuries or damages suffered or incurred by such Releasor arising in connection with the Released Matters and constitute a complete waiver of any right of setoff or recoupment, counterclaim or defense of any nature whatsoever which arose prior to the Closing Date to payment or performance of the Obligations. Each Releasor represents and warrants that it has no knowledge of any claim by it against the

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

Released Parties or of any facts, or acts or omissions of the Released Parties which on the date hereof would be the basis of a claim by the Releasors against the Released Parties which is not released hereby. Each Releasor represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Releasors have granted this release freely, and voluntarily and without duress.

         9.22     NO FIDUCIARY DUTY.

                  No Agent nor any Lender has or shall have, by reason of this Agreement or any of the Loan Documents, a fiduciary relationship in respect of, or a fiduciary duty to, any Borrower, Borrowers, any other Loan Party or Loan Parties, and the relationship between Administrative Agent and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

         9.23     COUNTERPARTS; EFFECTIVENESS.

                  This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

         9.24     NO THIRD PARTY BENEFICIARIES

                  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees and Released Parties related to Administrative Agent, and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  [Remainder of page intentionally left blank]

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

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                      BORROWERS:

                                      COVANTA POWER INTERNATIONAL
                                      HOLDINGS, INC., as Borrower

                                      By: ______________________________________
                                      Title: ___________________________________

                                      Notice Address for Borrower:
                                               c/o Covanta Energy Group, Inc.
                                               40 Lane Road
                                               Fairfield, NJ 07007
                                               Attn:  Jeffrey Horowitz, Esq.

                                      [**Other Borrowers?**]

                                      AGENT:

                                      DEUTSCHE BANK AG, NEW YORK BRANCH,
                                      as Administrative Agent

                                      By:_______________________________________
                                         Name:
                                         Title:

                                         Notice Address:

                                                  Attention:  Keith C. Braun
                                                  Deutsche Bank AG
                                                  New York Branch
                                                  31 West 52nd Street, 7th Floor
                                                  New York, NY 10020

                                      LENDERS:

                                      [By:___________________________________
                                          Name:
                                          Title:

                                       By:___________________________________
                                          Name:
                                          Title:]

                                          [Notice Address:]

                                                                     Exhibit C-5

                                                              DANIELSON DOMESTIC
                                                                      OM&M DRAFT
                                                                  DATED 12/02/03

                             INTERCREDITOR AGREEMENT

                  This INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, herein called this "AGREEMENT") is dated as of [__________ __, 2003] and entered into by and among COVANTA ENERGY CORPORATION, a Delaware corporation ("COVANTA" or "COMPANY"), and THE SUBSIDIARIES OF COVANTA LISTED ON THE SIGNATURE PAGES HEREOF AS DETROIT L/C BORROWERS (together with Company and any Additional Detroit L/C Borrowers (as hereinafter defined; this and other capitalized terms used herein without definition being used as defined in subsection 1.1), collectively, "DETROIT L/C BORROWERS" and each a "DETROIT L/C BORROWER") and THE SUBSIDIARIES OF COVANTA LISTED ON THE SIGNATURE PAGES HEREOF AS NEW L/C BORROWERS (together with Company and any Additional New L/C Borrowers, collectively, "NEW L/C BORROWERS" and each a "NEW L/C BORROWER"; the Detroit L/C Borrowers together with the New L/C Borrowers, collectively, "BORROWERS" and each a "BORROWER"); THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF AS DETROIT L/C LENDERS (each, in its capacity as a Detroit L/C Lender, together with any other Person that become a party hereto as a Detroit L/C Lender pursuant to subsection 6.1(f), individually referred to herein as a "DETROIT L/C LENDER" and collectively as "DETROIT L/C LENDERS"); THE ENTITIES LISTED ON THE SIGNATURE PAGES HEREOF AS NEW L/C LENDERS (each, in its capacity as a New L/C Lender, together with any other Person that becomes a party hereto as a New L/C Lender pursuant to subsection 6.1(f), individually referred to herein as "NEW L/C LENDER" and collectively as "NEW L/C LENDERS"); BANK OF AMERICA, N.A. ("BANK OF AMERICA"), as administrative agent for Detroit L/C Lenders (and any successor administrative agent for Detroit L/C Lenders pursuant to the Detroit L/C Agreement, in such capacity "DETROIT L/C FACILITY AGENT") and as Collateral Agent; BANK ONE, NA, as administrative agent for New L/C Lenders (and any successor administrative agent for New L/C Lenders pursuant to the New L/C Facility Agreement, in such capacity "NEW L/C AGENT"); DEUTSCHE BANK AG, NEW YORK BRANCH ("DEUTSCHE BANK"), as Documentation Agent for Detroit L/C Lenders (and any successor documentation agent for Detroit L/C Lenders pursuant to the Detroit L/C Agreement in such capacity "DETROIT L/C DOCUMENTATION AGENT"); DANIELSON HOLDING CORPORATION, a Delaware corporation ("DHC"); [__________], in its capacity as trustee under the High Yield Indenture (in such capacity, the "HIGH YIELD TRUSTEE"); and the other Persons who may become parties to this Agreement from time to time pursuant to and in accordance with subsections 6.1(f) and 6.1(l) of this Agreement.

                                 R E C I T A L S

                  WHEREAS, the Borrowers have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  WHEREAS, in connection with the Plan of Reorganization, simultaneously herewith the Borrowers have received financing pursuant to the Detroit L/C Facility Agreement, New L/C Facility Agreement and High Yield Indenture;

                  WHEREAS, it is a condition precedent to (i) the obligations of the Detroit L/C Lenders to enter into and extend credit under the Detroit L/C Facility Agreement, (ii) the obligations of the New L/C Lenders to enter into and extend credit under the New L/C Facility Agreement, (iii) the obligations of the holders of the High Yield Notes to accept the High Yield Notes in exchange for certain pre-existing claims against Loan Parties (other than DHC) and (iv) the effectiveness of the Plan of Reorganization, as applicable, that each Creditor Party, High Yield Trustee and each Borrower shall have executed and delivered this Agreement to the Collateral Agent;

                  WHEREAS, on the date hereof Loan Parties have executed and delivered to Collateral Agent the Collateral Documents pursuant to which Loan Parties granted a security interest in the Collateral as security for (i) in the case of Detroit L/C Borrowers, all Obligations of Detroit L/C Borrowers under and in respect of the Detroit L/C Facility Agreement and all other Detroit L/C Facility Documents to which Detroit L/C Borrowers are a party to from time to time, in each case as described therein, (ii) in the case of New L/C Borrowers, all Obligations of New L/C Borrowers under and in respect of the New L/C Facility Agreement and all other New L/C Facility Documents to which New L/C Borrowers are party to from time to time, in each case as described therein, and
(iii) in the case of Company and High Yield Guarantors, all Obligations of Company and High Yield Guarantors under and in respect of the High Yield Notes and High Yield Indenture;

                  WHEREAS, Creditor Parties and High Yield Trustee desire to set forth certain provisions regarding the appointment, duties and responsibilities of Collateral Agent and to set forth certain other provisions concerning the obligations of Loan Parties to Creditor Parties and High Yield Noteholders under the agreements referred to in the foregoing recitals; and

                  WHEREAS, Creditor Parties and High Yield Trustee wish to set forth their mutual intentions as to certain matters relating to the exercise of remedies with respect to the Collateral and payments made by or for the account of the applicable Loan Parties under the Credit Documents as more fully set forth herein.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    SECTION I

                  1.1 DEFINITIONS. Terms used in the Agreement have the meanings set forth in the introduction and recitals hereto. In addition, the following terms shall have the following meanings:

                  "ADDITIONAL DETROIT L/C BORROWER" means any Person that becomes an "Additional Subsidiary Borrower" after the date hereof pursuant to and as such term is defined in the Detroit L/C Facility Agreement.

                  "ADDITIONAL NEW L/C BORROWER" means any Person that becomes an "Additional Subsidiary Borrower" after the date hereof pursuant to and as such term is defined in the New L/C Facility Agreement.

                  "AGENTS" means Collateral Agent, Detroit L/C Agents and New L/C Agent.

Domestic (DHC) Intercreditor Agreement

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "ANNUAL FREE CASH FLOW" shall have the meaning assigned to that term in the each Facility Agreement as in effect on the Closing Date.

                  "BANK OF AMERICA" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BANKRUPTCY EVENT" means any of one or more of the following events regardless of the reason therefor:

                  (a) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, or state law; or (ii) an involuntary case shall be commenced against any Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of any Loan Party, and the continuance of any such event in clause (ii) for 60 days unless dismissed, bonded or discharged; or

                  (b) (i) any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a

Domestic (DHC) Intercreditor Agreement
         substantial part of its property, or shall make any assignment for the benefit of creditors; or

                           (ii) the inability or failure of any Loan Party, or the admission by any Loan Party in writing of its inability, to pay its debts as such debts become due; or the Governing Body (or any committee thereof) of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in clause
         (i) or this clause (ii); or

                  (c) any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution, winding up or split up of that Loan Party and such order shall remain undischarged or unstayed for a period in excess of 30 days.

                  "BANKRUPTCY PROCEEDING" means any case or proceeding of the type described in the definition of "Bankruptcy Event" with respect to any Loan Party.

                  "BORROWER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH COLLATERAL ACCOUNTS" means the Detroit L/C Cash Collateral Account and the New L/C Cash Collateral Account.

                  "CHAPTER 11 CASE" means the chapter 11 cases of Covanta Energy Corporation, a Delaware corporation, and certain of its Subsidiaries, including Borrowers, jointly administered under Case Nos. 02-40826 through 02-40949, 02-16322, 03-13679 through 03-13685, and 03-13687 through 03-13709.

                  "CLOSING DATE" means [__________ __, 2003].

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests in property now owned or hereafter acquired by any Loan Party in or upon which a security interest, Lien or mortgage is granted or purported to be granted to Collateral Agent pursuant to the Collateral Documents, including all Proceeds thereof, but in no event shall Collateral include the Capital Stock of CPIH pledged pursuant to the CPIH Stock Pledge Agreement (as defined in the Facility Agreements). For the avoidance of doubt, "Collateral" shall not include any New Investor Assurances.

                  "COLLATERAL AGENT" shall have the meaning assigned to that term in subsection 2.1.

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                                       4

                  "COLLATERAL DOCUMENTS" means the Security Agreement, DHC Pledge Agreement, Control Agreements, Mortgages (as defined in the Facility Agreements) and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Loan Party pursuant to the Detroit L/C Facility Documents, New L/C Facility Documents or the High Yield Indenture in each case in order to grant to Collateral Agent a Lien on any real, personal or mixed property as security for any or all of the Obligations, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted pursuant to subsection 2.4.

                  "COMPANY" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Detroit L/C Facility Agent and New L/C Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted pursuant to subsection 2.4.

                  "COUNTERPART" shall have the meaning assigned to that term in subsection 6.1(l).

                  "COVANTA" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "CPIH" means Covanta Power International Holdings, Inc., a Delaware corporation, and its successors and assigns.

                  "CPIH SUBSIDIARIES" means, on and after the Closing Date, CPIH and its Subsidiaries.

                  "CREDIT DOCUMENTS" means, collectively, (i) the New L/C Facility Agreement and the other New L/C Facility Documents, (ii) the Detroit L/C Facility Agreement and the other Detroit L/C Facility Documents, and (iii) the High Yield Notes and the High Yield Indenture, in each case as they may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5.

                  "CREDITOR PARTIES" means Detroit L/C Lenders, New L/C Lenders, Detroit L/C Agents, New L/C Agent, and Collateral Agent.

Domestic (DHC) Intercreditor Agreement

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DETROIT L/C" or "DETROIT L/CS" means letters of credit issued or to be issued from time to time under the Detroit L/C Facility Agreement, including amendments thereto.

                  "DETROIT L/C AGENTS" means the Detroit L/C Facility Agent and Detroit L/C Documentation Agent.

                  "DETROIT L/C BORROWER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DETROIT L/C CASH COLLATERAL ACCOUNT" means the cash collateral account maintained with Collateral Agent pursuant to the Security Agreement to secure the obligations of Detroit L/C Borrowers with respect to Detroit L/C Exposure.

                  "DETROIT L/C COMMITMENT" means the commitment of a Detroit L/C Lender to purchase and fund participations in Detroit L/Cs pursuant to the Detroit L/C Facility Agreement.

                  "DETROIT L/C DOCUMENTATION AGENT" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DETROIT L/C EVENT OF DEFAULT" means an "Event of Default" under and as defined in the Detroit L/C Facility Agreement.

                  "DETROIT L/C EXPOSURE" means, with respect to any Detroit L/C Lender as of any date of determination, the sum of (a) in the event that Detroit L/C Lender is a Detroit L/C Issuing Lender, the aggregate Detroit L/C Usage in respect of all Detroit L/Cs issued by that Detroit L/C Lender (in each case net of any participations purchased by other Detroit L/C Lenders in such Detroit L/Cs or in any drawings thereunder not theretofore reimbursed by Detroit L/C Borrowers) plus (b) the aggregate amount of all participations purchased by that Detroit L/C Lender in any other outstanding Detroit L/Cs or any drawings under any such other Detroit L/Cs not theretofore reimbursed by Detroit L/C Borrowers.

                  "DETROIT L/C FACILITY AGENT" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DETROIT L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among Covanta and the other Detroit L/C Borrowers, as borrowers, the Detroit L/C Lenders and Detroit L/C Agents, and
(ii) any credit agreement entered into by Detroit L/C Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the indebtedness and letters of credit issued thereunder to the extent permitted pursuant to the New L/C Facility Agreement and the High Yield Indenture, in the case of clause (i) or (ii), as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 2.5.

Domestic (DHC) Intercreditor Agreement

                  "DETROIT L/C FACILITY DOCUMENTS" means the "Credit Documents" as defined in the Detroit L/C Facility Agreement (or any comparable term with respect to any replacement Detroit L/C Facility Agreement not prohibited hereunder).

                  "DETROIT L/C ISSUING LENDER" means, with respect to any Detroit L/C, the Detroit L/C Lender that has issued such Detroit L/C pursuant to the Detroit L/C Facility Agreement.

                  "DETROIT L/C LENDER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DETROIT L/C OBLIGATIONS" means any and all Obligations to the extent arising under or with respect to the Detroit L/C Commitments or the Detroit L/Cs, including fees and other amounts accruing or otherwise owed with respect to the Detroit L/C Exposure, and any drawings (and interest accrued thereon) under Detroit L/Cs not reimbursed by Detroit L/C Borrowers; provided, however, that Obligations of any Loan Party (other than DHC) for interest or letter of credit fees with respect to Detroit L/Cs and Detroit L/C Commitments that accrue or may be incurred under any Detroit L/C Facility Document after the commencement by or against any Loan Party of a Bankruptcy Proceeding shall be included in Detroit L/C Obligations solely to the extent recoverable from such Loan Party or its estate in such proceeding.

                  "DETROIT L/C USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Detroit L/Cs then outstanding plus
(ii) the aggregate amount of all drawings under Detroit L/Cs honored by the applicable Detroit L/C Issuing Lender and not theretofore reimbursed by Detroit L/C Borrowers.

                  "DEUTSCHE BANK" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DHC" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DHC PLEDGE AGREEMENT" means the pledge agreement executed and delivered by DHC on the Closing Date, substantially in the form of Exhibit XI annexed to the Detroit L/C Facility Agreement, as such pledge agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted pursuant to subsection 2.4.

                  "DISTRIBUTION" means, with respect to any Obligation, (a) any payment or distribution by Company or any of its Subsidiaries (including CPIH Subsidiaries) of cash, securities or other assets and properties of any kind whatsoever, real or personal, tangible or intangible, or mixed, whether now owned or existing or hereafter acquired or arising and wheresoever located, by set-off or otherwise, on account of such Obligation, (b) any redemption, purchase or other acquisition of such Obligation by Company or any of its Subsidiaries (including CPIH Subsidiaries) or (c) the granting of any Lien to or for the benefit of the holders of such Obligation in or upon any or all assets and properties of any kind whatsoever, real or personal, tangible or intangible, or mixed, whether now owned or existing or hereafter acquired

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

or arising and wheresoever located of Company or any of its Subsidiaries (including CPIH Subsidiaries).

                  "ENFORCEMENT ACTION" shall mean the exercise by any Secured Party of any of the enforcement rights and remedies under, and subject to the provisions of, the Collateral Documents at any time on or after an Event of Default, including any or all of the following: any motion to vacate any stay on enforcement of the Liens on the Collateral, solicitation of bids from third parties to conduct the liquidation of Collateral, the engagement or retention of third parties for the purposes of marketing, promoting or selling all or any Collateral, the commencement of any action to foreclose on the Liens on any of the Collateral, notification of account debtors to make payments to any Secured Party or its agents, any action to take possession of any Collateral or the commencement of any legal proceedings or actions seeking payment of any Secured Obligations or otherwise in connection with the preservation or protection of any of the Collateral, its value or any rights or remedies therein or otherwise or as may be deemed necessary or appropriate to enhance the likelihood or maximize the repayment of the Secured Obligations.

                  "EVENT OF DEFAULT" means a Detroit L/C Event of Default and/or a New L/C Event of Default and/or a High Yield Event of Default.

                  "FACILITY AGREEMENTS" means the New L/C Facility Agreement and Detroit L/C Facility Agreement.

                  "FISCAL YEAR" means the fiscal year of the Company and its Subsidiaries ending on December 31st of each calendar year.

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "HIGH YIELD EVENT OF DEFAULT" means an "Event of Default" under and as defined in the High Yield Indenture.

                  "HIGH YIELD GUARANTORS" means the Subsidiaries of Company party from time to time to the High Yield Indenture as guarantors thereunder.

                  "HIGH YIELD INDENTURE" means (i) the indenture pursuant to which the High Yield Notes are issued and (ii) any replacement indenture entered into in connection with a refinancing, defeasance, renewal, replacement or extension of the High Yield Notes permitted under the Facility Agreements, in the case of clause (i) or (ii), as such indenture or replacement indenture may be amended, supplemented or otherwise modified from time to time to the extent permitted under the Facility Agreements.

                  "HIGH YIELD NOTEHOLDERS" means the holders from time to time of the High Yield Notes.

                  "HIGH YIELD NOTES" means (i) the $230,000,000 in aggregate principal amount at maturity of 8.25% Senior Notes due 2010 of Company issued pursuant to the High Yield

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

Indenture, and (ii) any indebtedness incurred to refinance, renew, replace or extend the High Yield Notes permitted to be incurred under the Facility Agreements; provided, that the initial principal amount (and issue price) of such High Yield Notes on the Closing Date shall be $205,000,000.

                  "HIGH YIELD OBLIGATIONS" means the obligations of Company and High Yield Guarantors under the High Yield Indenture and the High Yield Notes, as applicable.

                  "HIGH YIELD TRUSTEE" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "IPP INTERNATIONAL SALES" means one or more sales or dispositions of (i) the assets and/or operations of CPIH and its Subsidiaries and/or (ii) the Capital Stock of CPIH or any of its Subsidiaries.

                  "JUNIOR CREDITOR" shall have the meaning assigned to that term in subsection 4.2(f).

                  "LENDERS" means New L/C Lenders and Detroit L/C Lenders.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                  "LOAN PARTIES" means Company, the other Borrowers, DHC, and High Yield Guarantors.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by CPIH, Company and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to the Detroit L/C Agents and New L/C Agent as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5(c).

                  "MANDATORY PAYMENTS" means any amount described in subsections 2.3A(i)(a)-(f) of the Detroit L/C Facility Agreement or 2.4A(iii)(a)-(g) of the New L/C Facility Agreement to be applied as a Mandatory Payment (as such term is defined in each Facility Agreement).

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or Proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of
(1) the date which is eighteen months from the date of such receipt and (2) [**December __, 2008**] as a result of the receipt of such payments of proceeds and (b) any actual, reasonable and documented out-of-pocket fees and

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

expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) hereof or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to Contractual Obligations in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than a Mandatory Payment.

                  "NEW INVESTOR ASSURANCES" means any collateral, insurance policy, letter of credit or other financial assurances provided by any New Investor or any of its Affiliates (other than Company or any of its Subsidiaries (including CPIH Subsidiaries)) to New L/C Lenders in connection with the New L/C Facility Agreement.

                  "NEW INVESTORS" means D.E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company, SZ Investments, LLC, a Delaware limited liability company, and Third Avenue Trust, on behalf of Third Avenue Value Fund Series.

                  "NEW L/C" or "NEW L/CS" means letters of credit issued or to be issued (or deemed issued) by New L/C Issuing Lender pursuant to the New L/C Facility Agreement, including amendments thereto.

                  "NEW L/C AGENT" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "NEW L/C AGGREGATE COMMITMENT" means one or more of the New Revolving Loan Commitment or the New L/C Commitment or any combination thereof.

                   "NEW L/C AGGREGATE EXPOSURE" means, with respect to any New L/C Lender as of any date of determination, the sum of (i) that New L/C Lenders' New Revolving Loan Exposure and (ii) that New L/C Lender's New L/C Exposure.

                   "NEW L/C BORROWERS" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "NEW L/C CASH COLLATERAL ACCOUNT" means the cash collateral account maintained with Collateral Agent pursuant to the Security Agreement to secure the obligations of New L/C Borrowers with respect to New L/C Exposure.

                  "NEW L/C COMMITMENT" means the commitment of a New L/C Lender to purchase and fund participations in New L/Cs pursuant to the New L/C Facility Agreement.

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

                  "NEW L/C EVENT OF DEFAULT" means an "Event of Default" under and as defined in the New L/C Facility Agreement.

                  "NEW L/C EXPOSURE" with respect to any New L/C Lender, means, as of any date of determination, the sum of (a) in the event that New L/C Lender is a New L/C Issuing Lender, the aggregate New L/C Usage in respect of all New L/Cs issued by that New L/C Lender (in each case net of any participations purchased by other New L/C Lenders in such New L/Cs or in any drawings thereunder not theretofore reimbursed by New L/C Borrowers) plus (b) the aggregate amount of all participations purchased by that New L/C Lender in any other outstanding New L/Cs or any drawings under any such other New L/Cs not theretofore reimbursed by New L/C Borrowers.

                  "NEW L/C FACILITY AGREEMENT" means (i) that certain credit agreement dated as of the date hereof by and among New L/C Borrowers, New L/C Lenders and New L/C Agent, and (ii) any credit agreement entered into by New L/C Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the indebtedness and letters of credit issued thereunder to the extent permitted pursuant to the Detroit L/C Facility Agreement and the High Yield Indenture, in the case of clause (i) or
(ii), as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under subsection 2.5.

                  "NEW L/C FACILITY DOCUMENTS" means the "Credit Documents" as defined in the New L/C Facility Agreement (or any comparable term with respect to any replacement New L/C Facility Agreement not prohibited hereunder).

                  "NEW L/C ISSUING LENDER" means, with respect to any New L/C, the New L/C Lender that agrees or is otherwise obligated to issue such New L/C, determined as provided in the New L/C Facility Agreement.

                  "NEW L/C LENDER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "NEW L/C OBLIGATIONS" means any and all Obligations to the extent arising under or with respect to the New L/C Aggregate Commitments, New Revolving Loans or the New L/Cs, including principal and interest on any New Revolving Loans and the fees and other amounts accruing or otherwise owed with respect to the New L/C Aggregate Exposure, and any drawings (and interest accrued thereon) under New L/Cs not reimbursed by New L/C Borrowers; provided, however, that Obligations of any Loan Party (other than DHC) for interest, commitment fees or letter of credit fees with respect to the New L/Cs, New Revolving Loans or New L/C Aggregate Commitments and that accrue or may be incurred under any New L/C Facility Document after the commencement by or against any Loan Party (other than DHC) of a Bankruptcy Proceeding shall be included in New L/C Obligations solely to the extent recoverable from such Loan Party or its estate in such proceeding.

                  "NEW L/C USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all New L/Cs then outstanding plus (ii) the aggregate amount of all drawings

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

under New L/Cs honored by Issuing Lenders and not theretofore reimbursed by New L/C Borrowers.

                  "NEW REVOLVING LOAN COMMITMENT" means the commitment of a New L/C Lender to make New Revolving Loans to the New L/C Borrowers pursuant to the New L/C Facility Agreement.

                  "NEW REVOLVING LOAN EXPOSURE" with respect to any New L/C Lender, means, as of any date of determination (i) prior to the termination of the New Revolving Loan Commitments, that New L/C Lender's Revolving Loan Commitment, and (ii) after the termination of the New Revolving Loan Commitments, the aggregate outstanding principal amount of the New Revolving Loans of that New L/C Lender.

                  "NEW REVOLVING LOANS" means loans made from time to time by New L/C Lenders to New L/C Borrowers as "Revolving Loans" under and as defined in the New L/C Facility Agreement.

                  "OBLIGATIONS" means all obligations of every nature of Loan Parties under the Credit Documents, including any liability of such Loan Party on any claim arising out of or relating to the Credit Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Credit Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Loan Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Loan Party under any Credit Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Loan Party; provided, that nothing in this definition shall be construed as creating any obligations of DHC under the Credit Documents that are not expressly set forth in such Credit Documents.

                  "OFFICER'S CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

                  "PAYMENT IN FULL" and "PAID IN FULL" means (a) as to the Detroit L/C Obligations, the payment and satisfaction in full in immediately available funds of all of such funded Detroit L/C Obligations and either (i) the termination of the Detroit L/C Commitments and the receipt by Collateral Agent of cash collateral in the Detroit L/C Cash Collateral Account in an amount equal to one hundred five (105%) percent of the aggregate Detroit L/C Usage then outstanding or (ii) if the Detroit L/C Commitments have not been terminated, the receipt by

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

Collateral Agent of cash collateral in the Detroit L/C Cash Collateral Account in an amount equal to 105% of the Detroit L/C Commitments of all Detroit L/C Lenders, (b) as to the New L/C Obligations, the payment and satisfaction in full in immediately available funds of all of such funded New L/C Obligations and either (i) the termination of the New L/C Aggregate Commitments and the receipt by Collateral Agent of cash collateral in the New L/C Cash Collateral Account in an amount equal to one hundred five (105%) percent of the aggregate New L/C Usage then outstanding or (ii) if the New L/C Aggregate Commitments have not been terminated, the receipt by Collateral Agent of cash collateral in the New L/C Cash Collateral Account in an amount equal to 105% of the New L/C Commitments of all New L/C Lenders, (c) as to the High Yield Obligations, the payment and satisfaction in full in immediately available funds of all of such High Yield Obligations and the termination or defeasance (whether legally or as to covenants only) of the financing arrangements provided by any High Yield Noteholder to the Loan Parties (other than DHC) with respect thereto, and (d) as to any other Secured Obligations, the payment and satisfaction in full in immediately available funds of all such Secured Obligations then due and payable. If after receipt of any payment of, or Proceeds of Collateral applied to the payment of, any of the Secured Obligations, Collateral Agent or any other Secured Party, as applicable, is required to surrender or return such payment or Proceeds to any Person for any reason, then the Secured Obligations intended to be satisfied by such payment or Proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or Proceeds had not been received by Collateral Agent or such other Secured Party, as the case may be.

                  "PARTIES" means the High Yield Trustee, Loan Parties, and the Creditor Parties from time to time party to this Agreement.

                  "PERSON" or "PERSONS" means and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures (as defined in the Facility Agreements), associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PLAN OF REORGANIZATION" means Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated November __, 2003, as amended, supplemented or otherwise modified prior to the Closing Date.

                  "POTENTIAL EVENT OF DEFAULT" means a "Potential Event of Default" under and as defined in the Detroit L/C Facility Agreement, a "Potential Event of Default" under and as defined in the New L/C Facility Agreement or a "Default" under and as defined in the High Yield Indenture.

                  "PROCEEDS" means "proceeds", as such term is defined in the UCC and, in any event, shall include (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any of the Loan Parties or Collateral Agent from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any of the Loan Parties from time to time in connection with any requisition, confiscation,

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

condemnation, seizure or forfeiture of all or any part of the Collateral, by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), and (iii) any and all other consideration (in any form whatsoever) or other amounts from time to time paid or payable under or in connection with any of the Collateral upon disposition or otherwise.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company (including CPIH Subsidiaries) was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "REQUISITE DETROIT L/C LENDERS" means Detroit L/C Lenders having or holding more than 50% of the Detroit L/C Exposure of all Detroit L/C Lenders; provided, however, that prior to the Closing Date, for purposes of this definition the Detroit L/C Exposure of each Detroit L/C Lender shall equal the original Detroit L/C Commitment of such Detroit L/C Lender on the Closing Date.

                  "REQUISITE NEW L/C LENDERS" means New L/C Lenders having or holding more than 50% of the New L/C Aggregate Exposure of all New L/C Lenders; provided, however, that prior to the Closing Date, for purposes of this definition the New L/C Aggregate Exposure of each New L/C Lender shall equal the original New L/C Commitment of such New L/C Lender on the Closing Date.

                  "REQUISITE OBLIGEES" means,

                  (i) until such time as all Detroit L/C Obligations are Paid in Full under clause (a)(i) of the definition thereof and no Detroit L/Cs or other Detroit L/C Obligations are outstanding, for purposes of any exercise of any Enforcement Action or other rights with respect to the Detroit L/C Cash Collateral Account and any Collateral from time to time on deposit therein (including any application thereof), Requisite Detroit L/C Lenders;

                  (ii) until such time as all New L/C Obligations are Paid in Full and no New L/Cs or other New L/C Obligations are outstanding, for purposes of any exercise of any Enforcement Action or other rights with respect to the New L/C Cash Collateral Account and any Collateral from time to time on deposit therein (including any application thereof), Requisite New L/C Lenders;

                  (iii) subject to clauses (i) and (ii) above, until Payment in Full of all Detroit L/C Obligations, (a) for so long as no drawing has occurred under any Detroit L/C, no Event of Default has occurred and is continuing under subsection 8.1 of the Detroit L/C Facility

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

Agreement and no Bankruptcy Proceeding has been commenced by or against any Loan Party, Lenders having or holding of more than 50% of the sum of (1) the aggregate Detroit L/C Exposure of all Detroit L/C Lenders and (2) the aggregate New L/C Aggregate Exposure of all New L/C Lenders, and (b) from and after the occurrence of any drawing under any Detroit L/C which is not reimbursed in full by Detroit L/C Borrowers, the occurrence and continuance of a Detroit L/C Event of Default under subsection 8.1 of the Detroit L/C Facility Agreement or the commencement of a Bankruptcy Proceeding by or against any Loan Party, Requisite Detroit L/C Lenders;

                  (iv) subject to clauses (i) and (ii) above, from and after Payment in Full of all Detroit L/C Obligations and until Payment in Full of all New L/C Obligations, Requisite New L/C Lenders; and

                  (v) subject to clauses (i) and (ii) above, from and after Payment in Full of all Detroit L/C Obligations and New L/C Obligations, holders of more than 50% of the aggregate outstanding principal amount of the High Yield Notes.

                  "SECURED PARTIES" means the Creditor Parties, the High Yield Noteholders and the High Yield Trustee.

                  "SECURED OBLIGATIONS" means the collective reference to all Detroit L/C Obligations, all New L/C Obligations, all High Yield Obligations and all Obligations owing to Collateral Agent hereunder or under any Collateral Document.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered by Borrowers on the Closing Date pursuant to the Detroit L/C Facility Agreement, New L/C Facility Agreement and High Yield Indenture, as such agreement may from time to time hereafter be amended, restated, supplemented or otherwise modified to the extent permitted pursuant to subsection 2.4.

                  "SENIOR AGENT" means, (i) until Payment in Full of all Detroit L/C Obligations, Detroit L/C Facility Agent and (ii) from and after Payment in Full of all Detroit L/C Obligations and until Payment in Full of all New L/C Obligations, New L/C Agent, and (iii) after Payment in Full of all Detroit L/C Obligations and New L/C Obligations, High Yield Trustee.

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                  "SENIOR CREDITOR" shall have the meaning assigned to that term in subsection 4.2(f).

                  "SUBJECT FISCAL YEAR" shall have the meaning assigned to that term in subsection 4.1(b).

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. Any reference contained herein to one or more Subsidiaries of Company shall, unless otherwise expressly indicated, not include CPIH or any of its Subsidiaries.

                  "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 6.1(c).

                  "THIRD-PARTY GUARANTY" shall have the meaning assigned to that term in subsection 4.2(i).

                  "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, the priority of any Secured Party's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such priority and for purposes of definitions related to such provisions.

                  "UNITED STATES" means the United States of America.

                  1.2      OTHER DEFINITIONAL PROVISIONS AND RULES OF
                           CONSTRUCTION.

                  (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  (b) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  (c) The use of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

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                  (d)      In the event of any refinancing, replacement or
         extension of any Facility Agreement, references in this Agreement to sections or subsections of such Facility Agreement shall refer to the functionally equivalent sections or subsections in such refinanced, replaced or extended agreement as the context requires.

                                   SECTION II

                  2.1 APPOINTMENT AS COLLATERAL AGENT. Each Creditor Party executing this Agreement, and High Yield Trustee and each High Yield Noteholder, by its acceptance of the benefits of the Collateral Documents and of this Agreement, (i) appoints Bank of America to serve as collateral agent and representative of each such Secured Party (to the extent applicable) under this Agreement and each of the Collateral Documents (in such capacity, together with its successors in such capacity, the "COLLATERAL AGENT") and (ii) irrevocably authorizes Collateral Agent to act as agent for the Secured Parties for the purpose of executing and delivering, on behalf of all such Secured Parties, the Collateral Documents and, subject to the provisions of this Agreement, for the purpose of exercising such powers, rights and remedies hereunder and under the other Collateral Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. For the avoidance of doubt, it is understood and agreed that the Collateral Agent is the "Secured Party" or, as the case may be, the "Mortgagee" referred to in the Collateral Documents. Each Creditor Party and Collateral Agent, and High Yield Trustee and each High Yield Noteholder, by its acceptance of the benefits of the Collateral Documents and this Agreement, hereby appoint each other Secured Party as agent for the purpose of perfecting Collateral Agent's security interest in Collateral that, in accordance with the UCC, can be perfected by possession or control.

                  2.2 DECISIONS RELATING TO ENFORCEMENT ACTIONS AND OTHER MATTERS VESTED IN REQUISITE OBLIGEES.


                  (a) Collateral Agent agrees to take such Enforcement Actions as may be directed by Requisite Obligees (it being understood and agreed that if at any time Collateral Agent determines that the requisite percentages constituting Requisite Obligees shall have been obtained, the Collateral Agent may and shall be fully authorized, as of such time and without the need for further direction from any Secured Party, to take or not take such action as the Requisite Obligees direct); provided, however, that notwithstanding anything in this Agreement to the contrary, Collateral Agent shall not be required to take any action that is in its judgment contrary to law or to the terms of this Agreement or any or all of the Collateral Documents or which would in its opinion subject it or any of its officers, employees or directors to liability, and Collateral Agent shall not be required to take any action under this Agreement or any or all of the Collateral Documents unless and until Collateral Agent shall be indemnified to its satisfaction by the relevant Parties against any and all losses, costs, expenses or liabilities in connection therewith.

                  (b) Each Creditor Party executing this Agreement or an acknowledgment hereto, and the High Yield Trustee and each holder of a High Yield Note, by its acceptance of the benefits hereof and of the Collateral Documents, agree that Collateral

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         Agent may act as Requisite Obligees may request (regardless of whether any individual Party or any other Secured Party (including the holders of the High Yield Notes) agrees, disagrees or abstains with respect to such request), that Collateral Agent shall have no liability for acting in accordance with such request (provided such action does not conflict with the express terms of this Agreement) and that no Secured Party shall have any liability to any other Secured Party for any such request, except, in each case, liability arising from the gross negligence or willful misconduct of such Person. Collateral Agent shall give prompt notice to all Creditor Parties and the High Yield Trustee of actions taken pursuant to the instructions of Requisite Obligees; provided, however, that the failure to give any such notice shall not impair the right of Collateral Agent to take any such action or the validity or enforceability under this Agreement and the applicable Collateral Documents of the action so taken.

                  (c) Collateral Agent may at any time request directions from the Requisite Obligees with respect to the Collateral Documents as to any course of action or other matter relating hereto or to the Collateral Documents. Except as otherwise provided in the Collateral Documents, directions given by Requisite Obligees to Collateral Agent with respect to the Collateral and Collateral Documents shall be binding on all Secured Parties for all purposes (provided such directions do not conflict with the express terms of this Agreement).

                  (d) Each Creditor Party, the High Yield Trustee, and each holder of a High Yield Note, by accepting the benefits hereof and of the Collateral Documents, agrees not to take any Enforcement Action whatsoever, in each case except through Collateral Agent in accordance with this Agreement; provided, however, that (i) Detroit L/C Agents and Detroit L/C Lenders may apply Collateral on deposit in the Detroit L/C Cash Collateral Account to the payment of the Detroit L/C Obligations and otherwise exercise rights of setoff with respect thereto, in each case in accordance with the terms of the Detroit L/C Facility Agreement and the Security Agreement and (ii) New L/C Agent and New L/C Lenders may apply Collateral on deposit in the New L/C Cash Collateral Account to the payment of the New L/C Obligations and otherwise exercise rights of setoff with respect thereto, in each case in accordance with the terms of the New L/C Facility Agreement and the Security Agreement.

                  2.3      NET INSURANCE/CONDEMNATION PROCEEDS.

                  (a) Unless prohibited by contractual or other legal requirement, all policies of insurance required to be maintained under any Credit Document shall (a) name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Detroit L/C Facility Agent and New L/C Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Agents a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained

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         pursuant to this subsection 2.3 is in full force and effect and that
         Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 2.3.

                  (b) Upon receipt by Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) pursuant to the Detroit L/C Facility Agreement (or, if the Detroit L/C Obligations have been Paid in Full, the New L/C Facility Agreement), Collateral Agent shall, and Company hereby authorizes Collateral Agent to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 4.1(a), and (b) to the extent the foregoing clause (a) does not apply, Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and (1) Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under the Facility Agreements and (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however that if at any time Senior Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Collateral Agent of such Net Insurance/Condemnation Proceeds, Senior Agent may direct Collateral Agent, and Company hereby authorizes Senior Agent and Collateral Agent to apply such Net Insurance/Condemnation Proceeds as provided in subsection 4.1(a).

                  2.4 AMENDMENTS, MODIFICATIONS, WAIVERS AND RELEASES. Notwithstanding anything in the Facility Agreements, High Yield Indenture, Collateral Documents and other Credit Documents to the contrary:

                  (a) except in connection with any Enforcement Action or the release of any cash on deposit in any Cash Collateral Account, the release of the Lien granted in favor of Collateral Agent on all or substantially all of the Collateral under the Collateral Documents shall require the prior written consent of, until Payment in Full of all Detroit L/C Obligations, each Detroit L/C Lender and, until Payment if Full of all New L/C Obligations, each New L/C Lender; provided that no such consent shall be required in connection with any IPP International Sale provided that the consideration received for the assets subject to such IPP International Sale shall be in an amount at least equal to the fair market value thereof; and

                  (b) except as set forth in subsection 2.4(a), any amendment, modification, termination or waiver of, any Collateral Documents shall require the prior written consent of (i) until Payment in Full of all Detroit L/C Obligations, Requisite Detroit L/C Lenders,
         (ii) until Payment in Full of all New L/C Obligations, Requisite New L/C Lenders, and (iii) upon Payment in Full of all Detroit L/C Obligations and New L/C Obligations, holders of more than 50% of the principal amount of the High Yield Notes; provided, however, that (i) no such amendment, modification, termination or waiver shall, without

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

         the consent of Requisite Detroit L/C Lenders, amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving, Section [12] (Detroit L/C Cash Collateral Account) of the Security Agreement or the rights of Collateral Agent and Detroit L/C Lenders under such Section or otherwise with respect to the Detroit L/C Cash Collateral Account or the Collateral on deposit therein from time to time, and (ii) no such amendment, modification, termination or waiver shall, without the consent of Requisite New L/C Lenders, amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving, Section [13] (New L/C Cash Collateral Account) of the Security Agreement or the rights of Collateral Agent and New L/C Lenders under such Section or otherwise with respect to the New L/C Cash Collateral Account or the Collateral on deposit therein from time to time.

                  2.5 AMENDMENTS, MODIFICATIONS AND WAIVERS WITH RESPECT TO CREDIT DOCUMENTS. Any amendment or modification of, or waiver of compliance with the terms of any Credit Document shall be subject to the following requirements:

                  (a) Subject to the provisions of subsection 2.4, and until the termination of the Detroit L/C Facility Agreement and the Payment in Full of all Detroit L/C Obligations, without the prior written consent of Requisite Detroit L/C Lenders, New L/C Lenders may not amend, restate, modify or waive (or receive any payment consistent with an amendment, restatement, modification or waiver of) any material provision of any of the New L/C Facility Documents, unless (i) the terms of the New L/C Facility Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Detroit L/C Lenders (in a manner deemed material by Detroit L/C Agents) than the New L/C Facility Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of (1) increasing the maximum amount of any commitment to extend loans (as opposed to letters of credit) under the New L/C Facility Documents, or (2) reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend loans or letters of credit under the New L/C Facility Documents, shall be deemed to be more disadvantageous for purposes of this clause (i) without further notice or other action by Detroit L/C Agents), (ii) the aggregate amount of indebtedness and letters of credit outstanding, and additional commitments to extend credit, if any, under the New L/C Facility Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the New L/C Facility Documents on the Closing Date plus $5,000,000, (iii) the obligations under (and the Liens securing) such ---- New L/C Facility Documents as so amended, restated, modified or waived are subject to this Agreement on terms substantively identical to the terms applicable to the obligations in effect under the New L/C Facility Documents on the Closing Date , and (iv) Company provides to Detroit L/C Agents reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith.

                  (b) Subject to the provisions of subsection 2.4, and until the termination of the New L/C Facility Agreement and the Payment in Full of all New L/C Obligations, without the prior written consent of Requisite New L/C Lenders, Detroit L/C Lenders

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

         may not amend, restate, modify or waive (or receive any payment consistent with an amendment, restatement, modification or waiver of) any material provision of any of the Detroit L/C Facility Documents, unless (i) the terms of the Detroit L/C Facility Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the New L/C Lenders (in a manner deemed material by New L/C Agent) than the Detroit L/C Facility Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of (1) increasing the maximum amount of any commitment to extend loans (as opposed to letters of credit) under the Detroit L/C Facility Documents, or (2) reducing, delaying or waiving any otherwise required reduction in the amount of any commitment to extend loans or letters of credit under the Detroit L/C Facility Documents, shall be deemed to be more disadvantageous for purposes of this clause (i) without further notice or other action by New L/C Agent), (ii) the aggregate amount of indebtedness and letters of credit outstanding, and additional commitments to extend credit, if any, under the Detroit L/C Facility Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the Detroit L/C Facility Documents on the Closing Date plus $5,000,000, (iii) the obligations ---- under (and the Liens securing) such Detroit L/C Facility Documents as so amended, restated, modified or waived are subject to this Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Detroit L/C Facility Documents on the Closing Date, and (iv) Company provides to New L/C Agent reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith.

                  (c) Until (i) the termination of the Detroit L/C Facility Agreement and the Payment in Full of all Detroit L/C Obligations, without the prior written consent of Requisite Detroit L/C Lenders and
         (ii) the termination of the New L/C Facility Agreement and the Payment in Full of all New L/C Obligations, without the prior written consent of Requisite New L/C Lenders, Company shall not, and shall not permit any of its Subsidiaries (including CPIH Subsidiaries) to amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of the Management Services and Reimbursement Agreement if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made,
         (a) is to impose additional material obligations on, or confer material additional rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, (b) is otherwise adverse to the interests of the Detroit L/C Lenders in a manner deemed material in the judgment of Detroit L/C Agents or Requisite Detroit L/C Lenders so notifying Detroit L/C Agents or Company, or (c) is otherwise adverse to the interests of the New L/C Lenders in a manner deemed material in the judgment of New L/C Agent or Requisite New L/C Lenders so notifying New L/C Agents or Company.

                  (d) Each Lender acknowledges and agrees that Borrowers have agreed to and are bound by the provisions of subsection 6.13 (Most Favored Nations Payments) of each Facility Agreement.

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                                   SECTION III

                  3.1      PRIORITY OF LIENS.

                  (a) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of Collateral Agent in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Document, the following Lien priorities shall strictly apply in defining the respective Lien priorities of each Secured Party in the Collateral (provided, however that, in the case of the Collateral held as cash collateral in the Detroit L/C Cash Collateral Account for the Detroit L/C Obligations and in the New L/C Cash Collateral Account for New L/C Obligations, such cash collateral shall have the priorities set forth in subsection 3.1(b) and 3.1(c), respectively, until released pursuant to subsection 4.2(c), in which case the following priorities apply):

                           (1) first, the Liens upon the Collateral in favor of Collateral Agent to the extent securing the Secured Obligations owing from time to time to the Collateral Agent, in its capacity as Collateral Agent, to the full extent thereof;

                           (2) second: the Liens upon the Collateral in favor of Collateral Agent to the extent securing, on a pari passu basis, the Secured Obligations owing from time to time to the Detroit L/C Agents and New L/C Agent, in their capacities as Detroit L/C Agents and New L/C Agent, respectively, to the full extent thereof;

                           (3) third: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the remaining Detroit L/C Obligations to the full extent thereof;

                           (4) fourth: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the remaining New L/C Obligations to the full extent thereof; and

                           (5) fifth: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the High Yield Obligations to the full extent thereof.

                  (b) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of Collateral Agent in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Document, the following Lien priorities shall strictly apply in defining the respective Lien priorities of each Secured Party in cash collateral held in the Detroit L/C Cash Collateral Account:

                           (1) first, the Liens upon the Collateral in favor of Collateral Agent to the extent securing the Secured Obligations owing from time to time to the Collateral Agent, in its capacity as Collateral Agent, to the full extent thereof;

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                           (2)      second: the Liens upon the Collateral in
         favor of Collateral Agent to the extent securing the Secured Obligations owing from time to time to the Detroit L/C Agents, in their capacities as Detroit L/C Agents, to the full extent thereof;

                           (3) third: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the remaining Detroit L/C Obligations to the full extent thereof; and

                           (4) fourth: the Liens upon the Collateral in favor of Collateral Agent in the order of priority provided for in subsection 3.1(a).

                  (c) Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of Collateral Agent in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Document, the following Lien priorities shall strictly apply in defining the respective Lien priorities of each Secured Party in cash collateral held in the New L/C Cash Collateral Account:

                           (1) first, the Liens upon the Collateral in favor of Collateral Agent to the extent securing the Secured Obligations owing from time to time to the Collateral Agent, in its capacity as Collateral Agent, to the full extent thereof;

                           (2) second: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the Secured Obligations owing from time to time to the New L/C Agent, in their capacity as New L/C Agent, to the full extent thereof;

                           (3) third: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the remaining New L/C Obligations to the full extent thereof; and

                           (4) fourth: the Liens upon the Collateral in favor of Collateral Agent in the order of priority provided for in subsection 3.1(a).

                  3.2 PRIORITIES UNAFFECTED BY ACTION OR INACTION. The Lien priorities in subsection 3.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of any of the Secured Obligations, nor by any action or inaction which Collateral Agent or any other Secured Party may take or fail to take in respect of the Collateral.

                                   SECTION IV

                  4.1 APPLICATION OF MANDATORY PREPAYMENTS UNDER FACILITY AGREEMENTS. Notwithstanding anything in the Credit Documents to the contrary but subject in all respects to subsection 4.2, so long as any Detroit L/C Obligations and New L/C Obligations are outstanding any Mandatory Payments made pursuant to subsections 2.3A(i)(a) - (g) of the Detroit L/C Facility Agreement and subsections 2.4A(iii)(a) - (g) of the New L/C Facility Agreement shall be applied as follows:

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                  (a)      Any Mandatory Payments made pursuant to subsections
         2.3A(i)(a) - (b) of the Detroit L/C Facility Agreement and subsections 2.4A(iii)(a) - (b) of the New L/C Facility Agreement shall be applied first, to repay funded amounts (if any) under the Detroit L/Cs and then to cash collateralize the Detroit L/Cs and the Detroit L/C Commitments under the Security Agreement in an amount, taken together with all then existing cash collateral on deposit in the Detroit L/C Cash Collateral Account for the Detroit L/C Commitments, equal to 105% of the Detroit L/C Commitments and second, to reduce the New L/C Aggregate Exposure in accordance with subsection 4.1(e).

                  (b) Any Mandatory Payments made pursuant to subsections 2.3A(i)(c) - (e) of the Detroit L/C Facility Agreement and subsections 2.4A(iii)(c) - (e) of the New L/C Facility Agreement shall be applied as follows: (i) an amount equal to 50% of such Mandatory Payment shall be applied to repay funded amounts (if any) under the Detroit L/Cs and then to cash collateralize the Detroit L/Cs and the Detroit L/C Commitments under the Security Agreement up to an amount, taken together with all then existing cash collateral on deposit in the Detroit L/C Cash Collateral Account for the Detroit L/C Commitments, equal to 105% of the Detroit L/C Commitments, (ii) an amount equal to 50% of such Mandatory Payment shall be applied to reduce the New L/C Aggregate Exposure in accordance with subsection 4.1(e) and (iii) if any proceeds of a Mandatory Prepayment remain after application as set forth in clause (i) or (ii), then such remaining proceeds shall be applied as if it were proceeds required to be applied pursuant to the other such clause.

                  (c) Any Mandatory Payments made pursuant to subsections 2.3A(i)(f) of the Detroit L/C Facility Agreement and subsections 2.4A(iii)(f) of the New L/C Facility Agreement shall be applied as follows (other than any such Mandatory Payment to be made after the occurrence and during the continuance of an Event of Default, in which case such Mandatory Payment shall be applied pursuant to subsection 4.2(a)): (i) an amount equal to 50% of such Mandatory Payment shall be applied to repay funded amounts (if any) under the Detroit L/Cs and then to cash collateralize the Detroit L/Cs and the Detroit L/C Commitments under the Security Agreement up to an amount, taken together with all then existing cash collateral on deposit in the Detroit L/C Cash Collateral Account for the Detroit L/C Commitments, equal to 105% of the Detroit L/C Commitments, (ii) an amount equal to 50% of such Mandatory Payment shall be applied to reduce the New L/C Aggregate Exposure in the following manner: first, to New L/C Exposure, with the amount applied to New L/C Exposure being applied to repay all funded amounts, if any, under the New L/Cs and then to cash collateralize the New L/C Exposure outstanding (after giving effect to the foregoing repayment) in an amount, taken together with all then existing cash collateral for such New L/C Exposure, equal to 105% of such New L/C Exposure; and second, to repay outstanding New Revolving Loans to the full extent thereof, and (iii) if any proceeds of a Mandatory Prepayment remain after application as set forth in clause
         (i) or (ii), then such remaining proceeds shall be applied as if it were proceeds required to be applied pursuant to the other such clause. Notwithstanding the foregoing, Borrowers and Lenders hereby agree that any cash applied to cash collateralize Detroit L/C Exposure or New L/C Exposure pursuant to this subsection 4.1(c) with respect to a cash balance on June 30 or December 31 of any Fiscal Year (the "SUBJECT FISCAL YEAR") shall, in the event that the amount of such cash

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         applied to cash collateralize Detroit L/C Exposure and New L/C Exposure exceeds 50% of the Annual Free Cash Flow for the Subject Fiscal Year, be released to Borrowers to the extent of such excess, with the amount of cash so released being released pro rata from the amounts on deposit in the Detroit L/C Cash Collateral Account and New L/C Cash Collateral Account based on the amount of such excess applied to cash collateralize Detroit L/C Exposure and New L/C Exposure (but in no event shall more cash be so released from any Collateral Account than the aggregate amount applied pursuant to this subsection 4.1(c) with respect to the Subject Fiscal Year and deposited to such Collateral Account) after the 60th day of the following Fiscal Year, promptly following Borrowers' certification of such excess; provided, however, that such release shall not be required if, at the time such release would otherwise be required, a Detroit L/C Event of Default or New L/C Event of Default shall have occurred and be continuing.

                  (d) Any Mandatory Payments made pursuant to subsection 2.3A(i)(g) of the Detroit L/C Facility Agreement and subsection 2.4A(iii)(g) of the New L/C Facility Agreement shall be applied pursuant to subsection 4.2(a).

                  (e) All Mandatory Prepayments of the New L/C Aggregate Exposure referenced in subsections 4.1(a) and 4.1(b) shall be applied in the following manner: first, to New L/C Exposure, with the amount applied to New L/C Exposure being applied to repay all funded amounts, if any, under the New L/Cs and then to cash collateralize the New L/C Exposure outstanding (after giving effect to the foregoing repayment) in an amount, taken together with all then existing cash collateral for such New L/C Exposure, equal to 105% of such New L/C Exposure, and, concurrently with any such repayment or cash collateralization of New L/C Exposure, effecting a permanent reduction in the New L/C Commitment by the amount of such repayment or cash collateralization of New L/C Exposure; second, to repay outstanding New Revolving Loans to the full extent thereof and to concurrently permanently reduce (x) the New L/C Commitments and (y) to the extent that any such reduction in New L/C Commitments would cause the New L/C Commitments to be less than the Revolver Loan Commitments then in effect, the Revolver Commitments by the amount of such difference; and third, to permanently reduce the unutilized New L/C Commitments and, to the extent that any reduction in New L/C Commitments would cause the New L/C Commitments to be less than the Revolver Loan Commitments then in effect, to permanently and concurrently reduce the Revolver Commitments by the amount of such difference.

                  4.2      APPLICATION OF PROCEEDS OF COLLATERAL, ETC.

                  (a) Except as provided in subsection 4.2(c) and 4.2(d) below, upon the occurrence and during the continuation of an Event of Default or upon the termination of either the Detroit L/C Commitments or the New L/C Aggregate Commitments, if requested by Requisite Detroit L/C Lenders with respect to any Detroit L/C Event of Default or termination of Detroit L/C Commitments, or if requested by Requisite New L/C Lenders with respect to any New L/C Event of Default and termination of New L/C Aggregate Commitments, or holders of more than 50% of the High Yield Notes with respect to a High Yield Event of Default, (1) all Mandatory Payments or other payments received by any Agent or other Secured Party on account of the Obligations, whether

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

         from any Loan Party or otherwise, shall promptly be delivered to Collateral Agent and upon receipt by Collateral Agent, applied by Collateral Agent against the Obligations and (2) all Proceeds received by Collateral Agent in respect of any sale of collection from, or other realization upon all or any part of the Collateral or other Enforcement Action may, in the discretion of Senior Agent upon written direction to Collateral Agent, be held by Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Collateral Agent against, the applicable Secured Obligations, in each case under clauses (1) and (2) in the following order of priority:

                           (i) First, to the payment of the costs and expenses of the exercise of rights and remedies and such sale, collection or other realization or Enforcement Action, including reimbursement of all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith (including, for reasonable cost, fees and expenses of counsel and other professionals and agents retained by the Collateral Agent) and all amounts for which Collateral Agent is entitled to compensation, reimbursement and indemnification under any Credit Document and any other amounts then owing to Collateral Agent, in its capacity as Collateral Agent, pursuant to the Collateral Documents;

                           (ii) Second, to the extent proceeds remain after application as described in clause (i) above, pro rata among the following, based on the amounts outstanding as of any date of determination: all Secured Obligations owing to Detroit L/C Agents and New L/C Agent, in their capacities as Detroit L/C Agents and New L/C Agent, respectively;

                           (iii) Third, to the extent proceeds remain after application as described in clauses (i) and (ii) above, to the payment of the remaining Detroit L/C Obligations, until all Detroit L/C Obligations have been Paid in Full;

                           (iv) Fourth, to the extent proceeds remain after application as described in clauses (i) through (iii) above, to the payment of the remaining New L/C Obligations until all New L/C Obligations have been Paid in Full;

                           (v) Fifth, to the extent proceeds remain after application as described in clauses (i) through (iv) above, to the payment of the High Yield Note Obligations, until all such High Yield Note Obligations have been Paid in Full; and

                           (vi)     Sixth, after Payment in Full of all
         Obligations under clauses (i) through (v) above, to Loan Parties (other than DHC) or their successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

                  (b) Notwithstanding anything in subsection 4.2(a) to the contrary, (i) in the event that no Detroit L/C Event of Default has occurred and is continuing under subsection 8.1 of the Detroit L/C Facility Agreement and no Bankruptcy Proceeding has been commenced by or against any Loan Party, the New L/C Lenders and New L/C Agent shall be entitled to receive payments of current interest and fees when due under

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

         the New L/C Facility Agreement; (ii) in the event that no Detroit L/C Event of Default has occurred and is continuing under subsection 8.1 of the Detroit L/C Facility Agreement and no New L/C Event of Default has occurred and is continuing under subsection 8.1 of the New L/C Facility Agreement and no Bankruptcy Proceeding has been commenced by or against any Loan Party and subsection 8.1 of the Detroit L/C Facility Agreement and New L/C Facility Agreement, the High Yield Trustee, on behalf of the High Yield Noteholders, shall be entitled to receive payments of current interest and fees when due under the High Yield Indenture and High Yield Note; and (iii) in the event any Management Services Reimbursement Agreement Beneficiary receives any payment from any Management Services Agreement Obligors pursuant to subsection 4(b) of the Management Services Reimbursement Agreement with respect to any drawing of any New L/C that is honored by the New L/C Issuing Lender, then such Management Services Agreement Beneficiaries shall apply such payment to reimburse New L/C Issuing Lender (and any New L/C Lender that has funded its participation therein) for such honored drawing.

                  (c) Cash collateral held by Collateral Agent pursuant to the Security Agreement shall be held for the purposes set forth therein. Notwithstanding anything in the other Credit Documents to the Company, if during any period in which the provisions of subsection 4.2(a) are applicable, (i) the Detroit L/C Commitments and the obligation of the Detroit L/C Lenders to issue and maintain Detroit L/Cs have terminated and all Detroit L/C Obligations have been fully satisfied in cash and no Detroit L/Cs are then outstanding, then any cash collateral held by Collateral Agent to cash collateralize Detroit L/C Obligations shall be applied in accordance with subsection 4.2(a); and (ii) the New L/C Aggregate Commitments and the obligation of the Issuing Lenders to issue or maintain New L/Cs have terminated and all New L/C Obligations have been fully satisfied in cash and no New L/Cs are then outstanding, then any cash collateral held by Collateral Agent to cash collateralize New L/C Obligations shall be applied in accordance with subsection 4.2(a).

                  (d) Until Proceeds are applied as set forth in this subsection 4.2, Collateral Agent shall hold such Proceeds in its custody in accordance with its regular procedures for handling deposited funds.

                  (e) Payments by Collateral Agent to the Detroit L/C Lenders in respect of the Detroit L/C Obligations shall be made to the Detroit L/C Facility Agent for distribution to the Detroit L/C Lenders in accordance with the Detroit L/C Facility Agreement and this Agreement; payments by Collateral Agent to the New L/C Lenders in respect of the New L/C Obligations shall be made to the New L/C Agent for distribution to the New L/C Lenders in accordance with the New L/C Facility Agreement and this Agreement; and any payments in respect of any High Yield Obligations shall be paid to the High Yield Trustee for the benefit of the holders of such High Yield Obligations.

                  (f) In the event that any Secured Party shall receive any Distribution that such Secured Party is not entitled to receive or retain under the provisions of this Agreement (in such capacity, each, a "JUNIOR CREDITOR"), such Junior Creditor shall hold any such Distribution so received in trust for the benefit of the holders of other Secured

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

         Obligations with the right to receive such Distribution under the provisions of this Agreement (in such capacity, each, a "SENIOR CREDITOR") and shall segregate such Distribution from other assets held by such Junior Creditor; and shall forthwith turn over such Distribution (without liability for interest thereon, but with any appropriate endorsements or assignments, if necessary) to the holders of, or to Collateral Agent for the benefit of the holders of, such Secured Obligations in the form received (with any appropriate endorsement or assignment, if necessary) to be distributed in accordance with subsection 4.1 or 4.2, as applicable, and applied to such Secured Obligations. In the event of a failure of any Junior Creditor to make any such endorsement or assignment to Collateral Agent or Senior Creditors, as the case may be, Collateral Agent and such Senior Creditors are hereby irrevocably authorized on behalf of such Junior Creditor to make such endorsement or assignment, as applicable.

                  (g) No payment or distribution to any Senior Creditor pursuant to the provisions of this Agreement shall entitle the applicable Junior Creditor or Junior Creditors to exercise any right of subrogation in respect thereof until (i) all Obligations of such Senior Creditors (including with respect to any outstanding letters of credit) shall have been indefeasibly Paid in Full, or (ii) all of such Senior Creditors have consented in writing to the taking of such action. With respect to any subrogation claims, each Junior Creditor hereby (to the extent permitted by applicable law) waives, releases and discharges any and all rights, claims, causes of action, liabilities, claims and demands, in law or equity, which such Junior Creditor has had, now has, or may in the future have, arising out of or relating directly or indirectly to the taking or not taking of any act or proceeding or not proceeding with any action which the Senior Creditors (or that representatives) may take in an effort to collect in respect of the Obligations owed to such Senior Creditors.

                  (h) In furtherance of, and without limiting, the priority provisions set forth in this subsection 4.2, but subject to the applicable voting provisions set forth in subsection 2.1, each Creditor Party and High Yield Trustee (and, by their acceptance of the benefits hereof and of the Collateral Documents, each High Yield Noteholder) agrees that, in order to enable Collateral Agent to enforce its rights hereunder in any Bankruptcy Proceeding, Collateral Agent is hereby irrevocably authorized and empowered in its sole and absolute discretion to receive and collect any and all dividends or other payments or disbursements made on account of Collateral Agent's Lien on the Collateral in whatever form the same may be paid or issued and to apply the same on account of any such Obligations in accordance with the provisions of the Credit Documents and this Agreement. At any time, including but not limited to during any Bankruptcy Proceeding, Collateral Agent and each other Secured Party will refrain from taking any action which would contest or challenge in any administrative, legal or equitable action or otherwise the validity or enforceability of the terms of this Agreement, including the priority provisions contained in this subsection 4.2 and the Lien priority provisions contained in subsection 3.1.

                  (i)      Each Secured Party hereby covenants and agrees that
         (i) except for the guaranty of the High Yield Obligations by High Yield Guarantors pursuant to the High Yield Indenture and any New Investor Assurances, such Secured Party will not accept

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

         from any Person on behalf of the Borrowers any guarantee (a "THIRD-PARTY GUARANTY") of any Secured Obligations unless such guarantor simultaneously guarantees the payment all Obligations owed to each of the other Secured Parties (or, if such Third-Party Guaranty guarantees only a portion of the Obligations owing to such Secured Party, such Secured Party will not accept such Third-Party Guaranty unless such guarantor simultaneously guarantees the same proportion of Secured Obligations owing to the other Secured Parties), and (ii) such Secured Party will not take, accept or obtain any security interest in, or lien or encumbrance upon, any assets of any of the Borrowers or any Subsidiary (including any CPIH Subsidiary) or Affiliate thereof or any other Person to secure the payment and performance of the Obligations unless the Collateral Agent, for the benefit of all Secured Parties, is granted a pari passu security interest in, or lien upon, such assets, in either case, pursuant to documents in form and substance satisfactory to Detroit L/C Facility Agent and New L/C Agent.

                  (j) Each Junior Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshalling or to otherwise require Collateral Agent or any Senior Creditors to marshal any property of the Loan Parties or any of their respective Affiliates for the benefit of such Junior Creditors.

                                    SECTION V

                  5.1 INFORMATION. From time to time, upon the request of Collateral Agent, each of the following Parties agrees to promptly provide to Collateral Agent the information described below:

                  (a) Detroit L/C Facility Agent agrees promptly from time to time to (i) deliver to Collateral Agent a true, correct and complete copy of any amendment, waiver or modification of or supplement to any Detroit L/C Facility Documents upon execution and delivery to Detroit L/C Facility Agent thereof by the relevant parties thereto and (ii) notify Collateral Agent of: (A) the aggregate amount of principal of and interest on the relevant Detroit L/C Obligations (including the aggregate Detroit L/C Usage) as at such date as Collateral Agent may specify, (B) the current Detroit L/C Commitment under the Detroit L/C Facility Agreement, and (C) any payment received by Detroit L/C Facility Agent to be applied to the principal of or interest on the Obligations and (iv) the amount of any other fees or expenses outstanding under the Detroit L/C Facility Agreement (including fees and expenses of Detroit L/C Agents) and, in each case, Collateral Agent shall be entitled to rely conclusively upon such information.

                  (b)      New L/C Agent agrees promptly from time to time to
         (i) deliver to Collateral Agent a true, correct and complete copy of any amendment, waiver or modification of or supplement to any New L/C Facility Documents upon execution and delivery to New L/C Facility Agent thereof by the relevant parties thereto and (ii) notify Collateral Agent of: (A) the aggregate amount of principal of and interest on the New L/C Obligations (including the aggregate New L/C Usage) as at such date as Collateral Agent may specify, (B) the current New L/C Commitment under the New L/C Facility Agreement, (C) any payment received by New L/C Agent to be applied to the principal of or interest on the Obligations, and (D) the amount of any other fees or expenses

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


         outstanding under the New L/C Facility Agreement (including fees and expenses of New L/C Agent) and, in each case, Collateral Agent shall be entitled to rely conclusively upon such information.

                  (c) The High Yield Trustee agrees promptly from time to time to (i) deliver to Collateral Agent a true, correct and complete copy of any amendment, waiver or modification of or supplement to any High Yield Note or the High Yield Indenture upon execution thereof and
         (ii) notify Collateral Agent of: (A) the outstanding principal amount of the High Yield Notes and the amount of accrued but unpaid interest thereon, and (B) the amount of any other fees or expenses outstanding under the High Yield Indenture (including fees and expenses of High Yield Trustee) at such date as Collateral Agent may specify. The High Yield Trustee shall, or shall cause the registrar for the High Yield Notes to, provide a statement of such amount as reflected in the register maintained for such purpose by the High Yield Trustee or such registrar, as the case may be, and Collateral Agent shall be entitled to rely conclusively upon such statement.

                                   SECTION VI

                  6.1      DISCLAIMERS, SUPPLEMENTAL COLLATERAL AGENT,
                           INDEMNITY, ETC.

                  (a) Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Collateral Documents and Collateral Agent shall not by reason of this Agreement or the Collateral Documents be a trustee for any Secured Party or have any other fiduciary obligation to any Secured Party (including any obligation under the Trust Indenture Act of 1939, as amended). Collateral Agent shall not be responsible to any Secured Party for any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for therein or any Lien under the Collateral Documents or the perfection or priority of any such Lien or for any failure by any Loan Party to perform any of its respective obligations under this Agreement or any other Credit Document. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees.

                  (b) Neither Collateral Agent nor any of its officers, directors, employees or agents shall be liable to any Secured Parties for any action taken or omitted by Collateral Agent under or in connection with this Agreement or any of the Collateral Documents or other Credit Documents except to the extent caused by Collateral Agent's gross negligence or willful misconduct. Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the Collateral Documents or other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Collateral Agent shall have received instructions in respect thereof from Requisite Obligees (or such other Secured Parties as may be required to give such instructions under subsection 2.4(a)) and, upon receipt of such instructions from

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

         Requisite Obligees (or such other Secured Parties, as the case may be), Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against an Agent as a result of Collateral Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Collateral Documents or other Credit Documents in accordance with the instructions of Requisite Obligees (or such other Secured Parties as may be required to give such instructions under subsection 2.4(a)).

                  (c) It is the purpose of this Agreement and the Collateral Documents and other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Collateral Documents, and in particular in case of the enforcement of any of the Collateral Documents, or in case Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the Collateral Documents or other Credit Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

                  In the event that Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Collateral Documents to be exercised by or vested in or conveyed to Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Collateral Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Agreement that refer to Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references herein to Collateral Agent shall be deemed to be references to Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

                  Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by Collateral Agent for more fully and

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

         certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Collateral Agent until the appointment of a new Supplemental Collateral Agent.

                  (d) Each Detroit L/C Lender and New L/C Lender (other than New L/C Issuing Lender for so long as New L/C Issuing Lender does not have any New L/C Aggregate Commitments), ratably in accordance with the amount of the Secured Obligations of such Detroit L/C Lenders and all New L/C Lenders, secured by the Collateral Documents, severally agrees that it shall indemnify Collateral Agent and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of Collateral Agent to the extent that any such Person is neither reimbursed by any Loan Party under any Loan Document nor reimbursed out of any Proceeds pursuant to clause First of subsection 4.2(a), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and fees and disbursements of any advisor engaged by Collateral Agent) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Collateral Agent or any such Person exercising the powers, rights and remedies of a Collateral Agent or performing duties of a Collateral Agent hereunder or under the other Collateral Documents or in any way relating to or arising out of this Agreement, any Collateral Document or any other Credit Document or any other documents contemplated hereby or thereby or referred to therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms of any thereof; provided, however, that no Detroit L/C Lender nor New L/C Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Collateral Agent as determined by a final judgment of a court of competent jurisdiction. If for any reason a New L/C Lender shall fail to make any payment to Collateral Agent when due hereunder, then, without in anyway limiting any right or remedy Collateral Agent may have against such New L/C Lender with respect thereto, such New L/C Lender agrees that, as provided in subsection 4.2, deductions from distributions otherwise due with respect to the New L/C Obligations will be made so that all New L/C Lenders shall share with the Detroit L/C Lenders, ratably in accordance with the amount (without duplication) of such New L/C Obligations secured by the Collateral Documents, the payment of the amounts due under the preceding sentence. The High Yield Trustee, on behalf of the holders of the High Yield Obligations, agrees, by its acceptance of the benefits hereof, that, as provided in subsection 4.2, deductions from distributions otherwise due such holders of High Yield Obligations will be made so that such holders of High Yield Obligations shall share with the Detroit L/C Lenders and New L/C Lenders, ratably in accordance with the amount (without duplication) of such High Yield Obligations secured by the Collateral Documents, the payment of the amounts due under the first sentence of this subsection 6.1(d). No Detroit L/C Agent nor New L/C Agent, in their respective capacities as Detroit L/C Agents and New L/C Agent, shall have any liability to any Party under this subsection 6.1(d).

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                  (e)      The agency hereby created shall in no way impair or
         affect any of the rights and powers of, or impose any duties or obligations upon, Collateral Agent in its individual capacity as a Detroit L/C Agent, Detroit L/C Lender, New L/C Lender or High Yield Noteholder, as the case may be, hereunder or under any Credit Document. With respect to its participation in the Detroit L/C Obligations, New L/C Obligations and High Yield Obligations, Collateral Agent shall have the same rights and powers hereunder as any other Secured Party and may exercise the same as though it were not performing the duties and functions delegated to it hereunder. Collateral Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to Secured Parties.

                  (f) Collateral Agent may deem and treat the payee of any promissory note or other evidence of indebtedness relating to the Secured Obligations as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof, signed by such payee and in form satisfactory to Collateral Agent, shall have been filed with Collateral Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any such note or other evidence of indebtedness shall be conclusive and binding on any subsequent holder, transferee or assignee of such note or other evidence of indebtedness and of any note or notes or other evidences of indebtedness issued in exchange therefor. Notwithstanding anything to the contrary contained in the Detroit L/C Facility Documents or the New L/C Facility Documents, (i) no assignment or transfer of any interest of any (A) Detroit L/C Lender in the Detroit L/C Exposure or Detroit L/Cs (including pursuant to any refinancing, restatement, replacement or extension of the Detroit L/C Facility Agreement not prohibited hereunder), and (B) no transfer of any interest of any New L/C Lender in the New L/C Aggregate Exposure or the New L/Cs (including pursuant to any refinancing, restatement, replacement or extension of the New L/C Facility Agreement not prohibited hereunder) and (ii) no appointment (A) of any successor Detroit L/C Facility Agent or Detroit L/C Document Agent under the Detroit L/C Facility Agreement (including pursuant to any refinancing, restatement, replacement or extension of the Detroit L/C Facility Credit Agreement not prohibited hereunder),
         (B) any successor New L/C Agent under the New L/C Facility Agreement (including pursuant to any refinancing, restatement, replacement or extension of the New L/C Facility Agreement not prohibited hereunder); or (C) any successor High Yield Trustee pursuant to the High Yield Indenture may in any case be made unless the successor executes an Assumption Agreement in the form of Annex 1 hereto shall be made unless the transferee executes an Assumption Agreement in the form of Annex 1 hereto.

                  (g) Except as expressly provided herein and in the Collateral Documents, Collateral Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. Collateral Agent shall incur no liability to any Secured Party as a result of any sale of any Collateral at any private sale.

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                  (h)      Collateral Agent may resign at any time by giving at
         least 30 days' notice thereof to the Parties and Collateral Agent may be removed as Collateral Agent at any time by Requisite Obligees. In the event of such resignation or removal of Collateral Agent, Requisite Obligees shall thereupon have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by Requisite Obligees within 30 days after the resigning Collateral Agent's giving notice of its intention to resign, then the resigning Collateral Agent may appoint, on behalf of Secured Parties, a successor Collateral Agent and Company hereby agrees to pay to such successor Collateral Agent, in addition to any other amounts payable to Collateral Agent hereunder and under the Collateral Documents, such reasonable annual fees in such amounts and at such times as may be requested by such successor Collateral Agent. Any successor Collateral Agent appointed pursuant to this clause (h) shall be a commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $500,000,000.

                  (i) Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and under the Collateral Documents. After any retiring or removed Collateral Agent's resignation or removal hereunder as Collateral Agent, the provisions of this subsection 6.1 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

                  (j) In no event shall Collateral Agent or any Secured Party be liable or responsible for any funds or investments of funds held by any Loan Party.

                  (k) Upon the proposed sale or other disposition of any Collateral that is permitted by the Facility Agreements and not prohibited by subsection 2.4(a) or to which Requisite Obligees have otherwise consented pursuant to an Enforcement Action, for which a Loan Party desires to obtain a security interest release from Collateral Agent, such Loan Party shall deliver an Officer's Certificate to Collateral Agent, Detroit L/C Agent and New L/C Agent (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and of the Facility Agreements and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at Loan Parties' (other than DHC's), joint and several expense, so long as Senior Agent has not informed Collateral Agent that it (a) has reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale (as defined in each Facility Agreement), has not received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds (as defined in each Facility Agreement) if and as required by subsection 2.3 of the respective Facility Agreement, execute and deliver such releases of its security interest in such Collateral as may be reasonably requested by such Loan Party. In the event of any conflict or inconsistency between this subsection 6.1(k) and the terms of any other Credit Document, the terms of this Agreement shall prevail.

Domestic (DHC) Intercreditor Agreement

                  (l) Concurrently with any Subsidiary of Company becoming Additional Detroit L/C Borrower or Additional New L/C Borrower, such Subsidiary shall execute and deliver to Collateral Agent a counterpart to this Agreement in the form attached hereto as Annex 2 ("COUNTERPART"). Upon delivery of any such Counterpart to Collateral Agent, each such Additional Detroit L/C Borrower or Additional New L/C Borrower shall be a Detroit L/C Borrower or New L/C Borrower, as applicable, and shall be as fully a party hereto as if such Additional Detroit L/C Borrower or Additional New L/C Borrower were an original signatory hereto. Each Borrower expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Borrower hereunder, nor by any election of Collateral Agent or Secured Party not to cause any Subsidiary of Company to become an Additional Detroit L/C Borrower or Additional New L/C Borrower, as applicable, hereunder. This Agreement shall be fully effective as to any Borrower that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Borrower hereunder.

                                   SECTION VII

                  7.1      MISCELLANEOUS.

                  (a) All notices and other communications provided for herein shall be in writing and may be personally served, or sent by telefacsimile or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after deposit in the United States mail with postage prepaid and properly addressed; provided that notices to Collateral Agent shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this subsection 7.1(a)) shall be as set forth under each party's name on the signature pages (including acknowledgments) hereof.

                  (b) No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall in any event be effective without the written concurrence of Requisite Detroit L/C Lenders and Requisite New L/C Lenders; provided that (i) no such amendment, modification, termination or waiver shall, without the consent of each Lender with Secured Obligations directly affected thereby, amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving, the definition of "Requisite Obligees", (ii) no such amendment, modification, termination or waiver shall, without the consent of each Lender and Agent with Secured Obligations directly affected thereby, amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving (A) subsection 3.1 or
         4.2 or this subsection 7.1(a), or (B) any other provision of this Agreement in a manner that would impose any additional material obligations on any Lender or Agent or prejudice any material rights or remedies of such Lender or Agent, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1 or 2.2 or
         Section 5 or 6 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Collateral Agent shall be effective without the written concurrence of Collateral Agent; or (iv) no such

Domestic (DHC) Intercreditor Agreement
         amendment, modification, termination or waiver of this Agreement shall materially increase or materially adversely affect obligations of any Loan Party or adversely affect any rights of Loan Party under the other Credit Documents in each case without such loan party's prior consent; provided, further, that no amendment, modification, termination or waiver shall (1) reduce or otherwise adversely affect the right of the High Yield Trustee to request or direct Collateral Agent to take action on the terms set forth in subsection 2.1(a), or (2) subordinate in right of payment the High Yield Obligations, or (3) modify or otherwise alter in any manner adverse to the holders of the High Yield Notes the priority of such holders' Lien in the Collateral as provided in subsection 3.1 as in effect on the date hereof or the right of such holders to receive Proceeds in the amount and order of priority and under the circumstances described in subsections 4.1(a) and 4.2(a), as in effect on the date hereof. To the extent (if any) the provisions of this Agreement are inconsistent with the provisions set forth in any Facility Agreement or the High Yield Indenture in any particular circumstance, then the provisions set forth in this Agreement shall prevail to the extent necessary to eliminate or avoid such inconsistency in such circumstance.

                  (c) Subject to the provisions of subsection 6.1(f), this Agreement shall be binding upon and inure to the benefit of Collateral Agent, each other Party and each Secured Party and their respective successors and assigns, including, subject to compliance with the provisions of subsection 6.1(f), successors to Detroit L/C Agents, New L/C Agent and any Lenders and High Yield Trustee under the Detroit L/C Facility Agreement, New L/C Facility, and High Yield Indenture, as applicable.

                  (d) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  (e) This Agreement shall become effective on the Closing Date and upon the execution of this Agreement by each Loan Party, New L/C Lender and Detroit L/C Lender and New L/C Agent, Detroit L/C Agents, High Yield Trustee and Collateral Agent.

                  (f) The Collateral Agent may deem and treat the Secured Parties executing and delivering this Agreement and the High Yield Noteholders as the "Secured Parties" for all purposes hereof unless and until a notice of the assignment or transfer of any interest held by such Party shall have been filed with the Collateral Agent in accordance with subsection 6.1(f). The Company agrees that it will advise the Collateral Agent of any transfer by any Creditor Party of any Detroit L/C Exposure or New L/C Aggregate Exposure held by such Creditor Party and will, from time to time upon request of the Collateral Agent, deliver a list to the Collateral Agent (which shall be distributed by the Collateral Agent to each Creditor Party) setting forth, for the Detroit L/C Exposure and New L/C Aggregate Exposure, the unpaid principal amount (or outstanding undrawn letters of credit with respect thereto) and holder thereof. The Collateral Agent may rely on such list unless, after the distribution thereof, the Collateral Agent is notified by a Secured Party that such information as set forth on such list is inaccurate.

Domestic (DHC) Intercreditor Agreement

                  (g) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY (I) ACCEPTS FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 7.1(a) HEREOF, (IV) AGREES THAT SERVICE OF PROCESS AS PROVIDED IN CLAUSE (III) IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, (V) AGREES THAT THE PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION, AND (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 7.1(g) RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

                  (h) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE INTERCREDITOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, REPLACEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                  (i) NO CLAIM MAY BE MADE BY ANY SECURED PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, PARTNERS, DIRECTORS, OFFICERS,

Domestic (DHC) Intercreditor Agreement

         EMPLOYEES, OR ATTORNEYS AGAINST ANY OTHER SECURED PARTY OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR ATTORNEYS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIP ESTABLISHED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH SECURED PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  (j) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

                  (k) All undertakings and agreements contained in this Agreement are solely for the benefit of the Secured Parties and there are no other Persons (other than Loan Parties to the extent expressly provided herein) who are intended to be benefited in any way by this Agreement. Each Loan Party agrees that no Secured Party shall have any liability to any of the Loan Parties for performing its obligations and responsibilities under this Agreement with respect to the other Secured Parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Domestic (DHC) Intercreditor Agreement

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                  LOAN PARTIES:

                                COVANTA ENERGY CORPORATION

                                By:___________________________________________
                                   Name:
                                   Title:

                                Notice Address:
                                   c/o Covanta Energy Group, Inc.
                                   40 Lane Road
                                   Fairfield, NJ 07007
                                   Attn: Jeffrey Horowitz, Esq.

                                EACH OF THE ENTITIES NAMED ON SCHEDULE A ANNEXED HERETO, AS DETROIT L/C BORROWERS, NEW L/C BORROWERS AND HIGH YIELD GUARANTORS

                                By:___________________________________________
                                   Name: Jeffrey Horowitz, Esq.
                                         Authorized Officer

                                Notice Address for each Borrower and
                                High Yield Guarantor:
                                   c/o Covanta Energy Group, Inc.
                                   40 Lane Road
                                   Fairfield, NJ 07007
                                   Attn: Jeffrey Horowitz, Esq.

Domestic (DHC) Intercreditor Agreement

         DANIELSON:

                                DANIELSON HOLDING CORPORATION

                                By:_________________________________
                                   Name:
                                   Title:

                                Notice Address:

Domestic (DHC) Intercreditor Agreement

         AGENTS AND LENDERS:

                                BANK OF AMERICA, N.A.,
                                as Collateral Agent, Detroit L/C Facility Agent, and a Detroit L/C Lender

                                By:___________________________________________
                                   Name:
                                   Title:

                                   Notice Address:
                                          Attention:  Barry Flynn
                                          1 Independence Center
                                          101 North Tryon Street
                                          Charlotte, N.C. 28255

                                DEUTSCHE BANK AG, NEW YORK BRANCH
                                As Detroit L/C Documentation Agent and a Detroit L/C Lender

                                By:___________________________________________
                                   Name:
                                   Title:

                                   Notice Address:
                                          Deutsche Bank AG
                                          New York Branch
                                          130 Liberty Street
                                          New York, NY 10016
                                          Attn: Keith C. Braun

                                BANK ONE, NA,
                                as New L/C Agent and a New L/C Lender

                                By:___________________________________________
                                   Name:
                                   Title:

                                   Notice Address:

Domestic (DHC) Intercreditor Agreement

                                SZ INVESTMENTS, LLC
                                as a New L/C Lender

                                By:______________________________________
                                   Name:
                                   Title:

                                Notice Address:

                                THIRD AVENUE TRUST, ON BEHALF OF THIRD
                                AVENUE VALUE FUND SERIES
                                as a New L/C Lender

                                By:______________________________________
                                   Name:
                                   Title:

                                Notice Address:

                                622 Third Avenue
                                New York, NY 10017
                                Attn: General Counsel
                                Facsimile: (212) 735-0003

                                with a copy to Pillsbury Winthrop LLP
                                One Battery Park Plaza
                                New York, NY 10004
                                Attn: Richard Epling, Esq.
                                Facsimile: (212) 858-1500

Domestic (DHC) Intercreditor Agreement

                                D.E. SHAW LAMINAR PORTFOLIOS, L.L.C.
                                as a New L/C Lender

                                By:____________________________________
                                   Name:
                                   Title:

                                Notice Address:

Domestic (DHC) Intercreditor Agreement

                                HIGH YIELD TRUSTEE:

                                [__________________________], as Trustee

                                By:______________________________________
                                   Name:
                                   Title:

                                Notice Address:

Domestic (DHC) Intercreditor Agreement

                                                                     Exhibit C-6

                                                         DANIELSON INTERNATIONAL
                                                                      OM&M DRAFT
                                                                  DATED 12/02/03

                             INTERCREDITOR AGREEMENT

                  This INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, herein called this "AGREEMENT") is dated as of [__________ __, 2003] and entered into by and among COVANTA POWER INTERNATIONAL HOLDINGS, INC., a Delaware corporation ("CPIH" or "COMPANY"), and THE SUBSIDIARIES OF CPIH LISTED ON THE SIGNATURE PAGES HEREOF AS REVOLVER BORROWERS (together with Company, collectively, "REVOLVER BORROWERS" and each a "REVOLVER BORROWER") and THE SUBSIDIARIES OF CPIH LISTED ON THE SIGNATURE PAGES HEREOF AS TERM LOAN BORROWERS (together with Company, collectively, "TERM LOAN BORROWERS" and each a "TERM LOAN BORROWER"; the Revolver Borrowers together with the Term Loan Borrowers, collectively, "BORROWERS" and each a "BORROWER"); COVANTA ENERGY AMERICAS, INC., a Delaware corporation ("CEA"); THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF AS REVOLVER LENDERS (each, in its capacity as a Revolver Lender, together with any other Person (this and other capitalized terms used herein without definition being used as defined in subsection 1.1) that becomes a party hereto as a Revolver Lender pursuant to subsection 6.1(f), individually referred to herein as a "REVOLVER LENDER" and collectively as "REVOLVER LENDERS"); THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF AS TERM LOAN LENDERS (each, in its capacity as a Term Loan Lender, together with any other Person that becomes a party hereto as a Term Loan Lender pursuant to subsection 6.1(f), individually referred to herein as a "TERM LOAN LENDER" and collectively as "TERM LOAN LENDERS"); BANK OF AMERICA, N.A. ("BANK OF AMERICA"), as administrative agent for Term Loan Lenders (and any successor, administrative agent for Term Loan Lenders pursuant to the Term Loan Agreement, in such capacity "TERM LOAN AGENT") and as Collateral Agent; DEUTSCHE BANK AG, NEW YORK BRANCH ("DEUTSCHE BANK"), as administrative agent for Revolver Lenders (and any successor administrative agent for Revolver Lenders pursuant to the Revolver Credit Agreement, in such capacity "REVOLVER AGENT") and as documentation agent for Term Loan Lenders (and any successor documentation agent for the Term Loan Lenders pursuant to the Term Loan Agreement, in such capacity "TERM LOAN DOCUMENTATION AGENT"); [__________], in its capacity as [trustee/agent] for the holders of the Prepetition Unsecured Claims pursuant to the Plan of Reorganization (in such capacity, the "PREPETITION UNSECURED CLAIMS TRUSTEE"); THE COMPANIES LISTED ON THE SIGNATURE PAGES HEREOF AS MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT BENEFICIARIES (the "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT BENEFICIARIES"); and THE COMPANIES LISTED ON THE SIGNATURE PAGES HEREOF AS MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT OBLIGORS (the "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT OBLIGORS") and the other Persons who may become parties to this Agreement from time to time pursuant to and in accordance with subsections 6.1(f) of this Agreement.

                                 R E C I T A L S

                  WHEREAS, the Borrowers have proposed, their creditors have approved, and the Bankruptcy Court has confirmed, the Plan of Reorganization;

                  WHEREAS, in connection with the Plan of Reorganization, simultaneously herewith the Borrowers have received financing pursuant to the Term Loan Agreement and Revolver Credit Agreement;

                  WHEREAS, it is a condition precedent to (i) the obligations of Revolver Lenders to enter into and extend credit under the Revolver Credit Agreement, (ii) the obligations of Term Loan Lenders to enter into and extend credit under the Term Loan Agreement, (iii) the obligations of Management Services and Reimbursement Agreement Beneficiaries to enter into the Management Services and Reimbursement Agreement and (iv) the effectiveness of the Plan of Reorganization, as applicable, that each Party shall have executed and delivered this Agreement to the Collateral Agent;

                  WHEREAS, on the date hereof Loan Parties have executed and delivered to Collateral Agent the Collateral Documents pursuant to which Loan Parties granted a security interest in the Collateral as security for (i) in the case of Revolver Borrowers, all Obligations of Revolver Borrowers under and in respect of the Revolver Credit Agreement and all other Revolver Documents to which Revolver Borrowers are a party to from time to time, in each case as described therein, and (ii) in the case of Term Loan Borrowers, all Obligations of Term Loan Borrowers under and in respect of the Term Loan Agreement and all other Term Loan Documents to which Term Loan Borrowers are party to from time to time, in each case as described therein;

                  WHEREAS, Creditor Parties desire to set forth certain provisions regarding the appointment, duties and responsibilities of Collateral Agent and to set forth certain other provisions concerning the obligations of Loan Parties to Creditor Parties under the agreements referred to in the foregoing recitals; and

                  WHEREAS, Creditor Parties wish to set forth their mutual intentions as to certain matters relating to the exercise of remedies with respect to the Collateral and payments made by or for the account of the applicable Loan Parties under the Credit Documents as more fully set forth herein.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   SECTION I

                  1.1 DEFINITIONS. Terms used in the Agreement have the meanings set forth in the introduction and recitals hereto. In addition, the following terms shall have the following meanings:

                  "ADDITIONAL INTEREST LOANS" means "Additional Interest Loans" as such term is defined in the Term Loan Agreement.

                  "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person (other than exclusively as a result of such Person's role as a senior executive of that Person or Project manager or operator), whether through the ownership of voting securities or by contract or otherwise.

                  "AGENTS" means Collateral Agent, Term Loan Agents and Revolver Agent.

                  "AGGREGATE NET SALES PROCEEDS" means (i) Net Asset Sales Proceeds and (ii) Proceeds received by Collateral Agent in connection with the foreclosure or other disposition of Collateral in connection with any Enforcement Action.

                  "APPROVED OPERATING EXPENSES" means, as at any date of determination, the following operating expenses of Company and its Domestic
Subsidiaries: (i) payments then due and payable by Company to Covanta pursuant Sections 2, 3, and 4(a) of the Management Services and Reimbursement Agreement,
(ii) amounts then due and payable to DHC pursuant to Section 6 of the DHC Tax Sharing Agreement, and (iii) fees and expenses then due and payable to senior executive management of Company (including any success-based fees). "Approved Operating Expenses" shall not include any Management Services and Reimbursement Agreement Obligations or operating expenses directly related to any Project (other than operating expenses related to a Project and payable to Management Services and Reimbursement Agreement Beneficiaries pursuant to the Management Services and Reimbursement Agreement).

                  "ASSET SALE" means (A) the sale by CEA of any of the Capital Stock of Company to any Person or (B) the sale by Company or any of its Subsidiaries to any Person of (i) any of the Capital Stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $250,000 or less and the aggregate value of all such other assets since the Closing Date is equal to $1,000,000 or less, in each case so long as not less than 90% of the consideration received for such assets shall be cash); provided, however, that Asset Sales shall not include (1) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof (provided, that sales and discounts of not more than $2,000,000 in face value of accounts receivable may be excluded from Asset Sales pursuant to this clause (1), and the sole consideration received in connection with any such sale of accounts receivable shall be cash), (2) any sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 120 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged (provided, that any cash received in connection with any such sale or exchange, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), (3) disposals of obsolete, worn out or surplus property in the ordinary course of business (provided, that not less than 75% of the consideration, if any, received in connection with any such disposal shall be cash, and any such cash received, to the extent in excess of the amounts set forth in clause (b) of this definition, shall be deemed cash proceeds of an Asset Sale), or (4) any discount or compromise of notes or accounts receivable for less than the face value thereof, to the extent Company deems necessary in order to resolve disputes that occur in the ordinary course of business or (5) any sale of shares in the Madurai Project Entity permitted under subsection 6.7(vi) of each Credit Agreement.

                  "BANK OF AMERICA" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                  "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant Chapter 11 Case.

                  "BANKRUPTCY EVENT" means any of one or more of the following events regardless of the reason therefor:

                  (a) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, or state law; or (ii) an involuntary case shall be commenced against any Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of any Loan Party, and the continuance of any such event in clause (ii) for 60 days unless dismissed, bonded or discharged; or

                  (b) (i) any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or shall make any assignment for the benefit of creditors; or

                  (ii) the inability or failure of any Loan Party, or the admission by any Loan Party in writing of its inability, to pay its debts as such debts become due; or the

         Governing Body (or any committee thereof) of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in clause (i) or this clause (ii); or

                  (c) any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution, winding up or split up of that Loan Party and such order shall remain undischarged or unstayed for a period in excess of 30 days.

                  "BANKRUPTCY PROCEEDING" means any case or proceeding of the type described in the definition of "Bankruptcy Event" with respect to any Loan Party.

                  "BORROWER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

                  "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

                  "CASH MANAGEMENT SYSTEM" means the cash management system of Company and its Subsidiaries in the United States described in Schedule 3.1P annexed to each Credit Agreement, as such Cash Management System may be modified pursuant to subsection 5.10 of each Credit Agreement.

                  "CASH ON HAND" means, as of any date of determination, the aggregate amounts on deposit in the Cash Management System in the United States as of the close of business on the preceding Business Day.

                  "CEA" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "CEA STOCK PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered by CEA on the Closing Date, substantially in the form of
Exhibit VIII annexed to the Term Loan Agreement (it being understood that such Pledge Agreement shall contain a covenant requiring CEA to pay to Collateral Agent any proceeds received by it from or in connection with the sale of any of the common stock of Company to any Person), as such Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted pursuant to subsection 2.4.

                  "CLOSING DATE" means [_____________ __, 2003].

                  "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests in property now owned or hereafter acquired by any Loan Party in or upon which a security interest, Lien or mortgage is granted or purported to be granted to Collateral Agent pursuant to the Collateral Documents, including Proceeds thereof.

                  "COLLATERAL AGENT" shall have the meaning assigned to that term in subsection 2.1.

                  "COLLATERAL DOCUMENTS" means the Security Agreement, any foreign pledge agreements, Control Agreements, Mortgages (as defined in the Credit Agreements), CEA Stock Pledge Agreement and all other instruments or documents (pursuant to which a Lien to secure all or any portion of the Secured Obligations is purported or intended to be created, granted, evidenced or perfected) delivered from time to time by any Loan Party pursuant to the Credit Agreements or any other Revolver Document or Term Loan Document, in each case in order to grant to Collateral Agent a Lien on any real, personal or mixed property as security for any or all of the Secured Obligations, as such instruments and documents may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted pursuant to subsection 2.4.

                  "COMPANY" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Revolver Agent and Term Loan Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Collateral Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary, as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted pursuant to subsection 2.4.

                  "COVANTA" means Covanta Energy Corporation, a Delaware corporation.

                  "CREDIT AGREEMENTS" means the Term Loan Agreement and Revolver Credit Agreement.

                  "CREDIT DOCUMENTS" means, collectively, (i) the Term Loan Agreement and the other Term Loan Documents, (ii) the Revolver Credit Agreement and the other Revolver Documents, and (iii) the Management Services and Reimbursement Agreement, in each case as they may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5.

                  "CREDITOR OBLIGATIONS" means, collectively, the Approved Operating Expenses, Revolver Loan Obligations, Term Loan Obligations, Management Services and Reimbursement Agreement Obligations and Prepetition Unsecured Claims.

                  "CREDITOR PARTIES" means Collateral Agent, Revolver Agent, Term Loan Agents, Revolver Lenders, Term Loan Lenders, Prepetition Unsecured Claims Trustee and Management Services and Reimbursement Agreement Beneficiaries.

                  "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

                  "DEUTSCHE BANK" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "DHC" means Danielson Holding Corporation, a Delaware corporation.

                  "DHC TAX SHARING AGREEMENT" means the tax sharing agreement entered into by DHC, Company and Covanta on the Closing Date, as such agreement may be amended, restated supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5(a).

                  "DISTRIBUTION" means, with respect to any Obligation, (a) any payment or distribution by Covanta or any of its Subsidiaries of cash, securities or other assets and properties of any kind whatsoever, real or personal, tangible or intangible, or mixed, whether now owned or existing or hereafter acquired or arising and wheresoever located, by set-off or otherwise, on account of such Obligation, (b) any redemption, purchase or other acquisition of such Obligation by Covanta or any of its Subsidiaries or (c) the granting of any Lien to or for the benefit of the holders of such Obligation in or upon any or all assets and properties of any kind whatsoever, real or personal, tangible or intangible, or mixed, whether now owned or existing or hereafter acquired or arising and wheresoever located of Covanta or any of its Subsidiaries.

                  "DOMESTIC SUBSIDIARY" means any Subsidiary of any Borrower that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

                  "ENFORCEMENT ACTION" shall mean the exercise by any Secured Party of any of the enforcement rights and remedies under, and subject to the provisions of, the Collateral Documents at any time on or after an Event of Default, including any or all of the following: any motion to vacate any stay on enforcement of the Liens on the Collateral, solicitation of bids from third parties to conduct the liquidation of Collateral, the engagement or retention of third parties for the purposes of marketing, promoting or selling all or any Collateral, the commencement of any action to foreclose on the Liens on any of the Collateral, notification of account debtors to make payments to any Secured Party or its agents, any action to take possession of any Collateral or otherwise in connection with the preservation or protection of any of the Collateral, its value or any rights or remedies therein or otherwise or as may be deemed necessary or appropriate to enhance the likelihood or maximize the repayment of the Secured Obligations.

                  "EVENT OF DEFAULT" means a Revolver Event of Default and/or a Term Loan Event of Default.

                  "EXISTING IPP INTERNATIONAL PROJECT GUARANTIES" means, collectively, (i) the existing guaranty by Covanta Energy Group of the obligations of certain Subsidiaries of Company under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of certain Subsidiaries of Company under certain agreements relating to the Quezon Project, and (iii) the existing guaranty by Covanta of the obligations certain Subsidiaries of Company under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified to the extent permitted pursuant to subsection 2.5(a).

                  "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

                  "GROSS RECEIPTS" means, in respect of any Asset Sale, the total cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale minus any repayment of debt related to the assets sold in such Asset Sale which is made in connection therewith and is not prohibited under the Revolver Credit Agreement and Term Loan Agreement.

                  "JUNIOR CREDITOR" shall have the meaning assigned to that term in subsection 4.2(e).

                  "LENDERS" means Term Loan Lenders and Revolver Lenders.

                  "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                  "LOAN PARTIES" means Company, the other Borrowers, CEA, and Management Services and Reimbursement Agreement Obligors.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT" means the management services and reimbursement agreement entered into by Company and Covanta and certain of their respective Subsidiaries on the Closing Date, in form and substance satisfactory to Revolver Agent and Term Loan Agents as such agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5(a).

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT BENEFICIARIES" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT OBLIGATIONS" means, as at any date of determination, the obligations of Management Services and Reimbursement Agreement Obligors then due and payable under Section 4(b) of the Management Services and Reimbursement Agreement; provided, however, that no such obligations shall be included in

"Management Services and Reimbursement Agreement Obligations" if such obligation arises as a result of (i) any action or inaction by Covanta or any of its Subsidiaries (other than Company and its Subsidiaries), not triggered by a failure to perform by Company or any of its Subsidiaries or (ii) the failure of any Management Services and Reimbursement Agreement Beneficiary to renew, replace or extend, or cause the renewal, replacement or extension of, a Letter of Credit (as defined in the Management Services and Reimbursement Agreement); provided, however that the letter of credit dated February 28, 1999 issued by Citibank, N.A. to secure an obligation of NEPC Consortium Ltd. under certain Haripur project documents, and any renewal, replacement or extension of such letter of credit, shall in each case be excluded under this clause (ii) to the extent such letter of credit is not renewed, replaced or extended as a result of
(x) the refusal of issuer thereof (or any other proposed issuer acceptable to the beneficiary thereof) to so renew, replace or extend such letter of credit on an unsecured basis or (y) the failure of any other account party thereunder to satisfy any condition precedent imposed by the issuer thereof (or any other proposed issuer acceptable to the beneficiary thereof) to such renewal, replacement or extension.

                  "MANAGEMENT SERVICES AND REIMBURSEMENT AGREEMENT OBLIGORS" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "MANDATORY PAYMENTS" means any amount described in subsections 2.4A(iii)(a)-(e) of the Revolver Credit Agreement and subsections
2.4A(ii)(a)-(e) of the Term Loan Agreement to be applied as a prepayment of the Term Loans and/or the Revolver Loans and/or a permanent reduction of the Revolver Loan Commitments.

                  "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Gross Receipts received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable prior to the earlier of (a) the date which is eighteen months from the date of such Asset Sale and (b) the Maturity Date as a result of any gain recognized in connection with such Asset Sale, (ii) additional Taxes actually payable upon the closing of such Asset Sale (including any transfer Taxes or Taxes on gross receipts), (iii) actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation of Company or any of its Subsidiaries in effect prior to such Asset Sale or pursuant to applicable law) and payable immediately upon consummation of such Asset Sale to employees of Company and its Subsidiaries that are terminated as a result thereof) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with such Asset Sale (including fees necessary to obtain any required consents of such Persons to such Asset Sale), and (iv) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any indebtedness (other than Revolver Loans and Term Loans) that is (x) secured by a valid, enforceable and perfected Lien on the stock or assets in question that is permitted under subsection 6.2 of each Credit Agreement and (y) required to be repaid under the terms of such indebtedness as a result of such Asset Sale (without duplication of amounts deducted in calculating the Gross Receipts from such Asset Sale) and is permitted to be paid under the Credit Documents.

                  "NET INSURANCE/CONDEMNATION PROCEEDS" means any cash payments or Proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of (a) income taxes reasonably estimated to be actually payable prior to the earlier of (1) the date which is eighteen months from the date of such receipt and (2) [**December ___, 2006**] as a result of the receipt of such payments of proceeds and (b) any actual, reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees, reasonable fees to advisors and severance costs that are due (pursuant to a Contractual Obligation, or written employment policy applicable to terminated employees generally, of Company or any of its Subsidiaries in effect prior to the event causing or relating to the payment referred to in clause (i) or (ii) hereof or pursuant to applicable law) and payable on or prior to the receipt of such payment or proceeds to employees of Company and its Subsidiaries that have been terminated as a result of the relevant loss, taking or sale) paid to Persons other than Company and its Subsidiaries and their respective Affiliates in connection with the relevant loss, taking or sale or the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof; provided, however, that Net Insurance/Condemnation Proceeds shall be reduced in an amount equal to the amount of proceeds Subsidiaries of Company are legally bound or required, pursuant to Contractual Obligations in effect on the Closing Date, or which were entered into after the Closing Date with respect to the financing or acquisition of a Project, to use for purposes other than application pursuant to subsection 4.1(b).

                  "OBLIGATIONS" means all obligations of every nature of Loan Parties under the Credit Documents, including any liability of such Loan Party on any claim arising out of or relating to the Credit Documents, whether or not the right to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed or contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or other similar proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Credit Documents include (a) the obligation to pay principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of, any Loan Party, whether or not allowed in such case or proceeding), charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Borrower and any other Loan Party under any Credit Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower or other Loan Party; provided, that nothing in this definition shall be construed as creating any obligations of DHC under the Credit Documents that are not expressly set forth in such Credit Documents.

                  "OFFICER'S CERTIFICATE" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

                  "PAYMENT IN FULL" and "PAID IN FULL" means (i) as to the Revolver Loan Obligations, the payment and satisfaction in full in immediately available funds of all of such Revolver Loan Obligations and, other than for purposes of subsection 4.2(a), the termination of all Revolver Loan Commitments,
(ii) as to the Term Loan Obligations, the payment and satisfaction in full in immediately available funds of all of such Term Loan Obligations and the termination of the Term Loan Commitments, (iii) as to the Approved Operating Expenses, the payment in full in immediately available funds of all such Approved Operating Expenses to the extent then due and payable, (iv) as to the Management Services and Reimbursement Agreement Obligations, the payment and satisfaction in full in immediately available funds of all of such Management Services and Reimbursement Agreement Obligations to the extent then due and payable pursuant to the Management Services and Reimbursement Agreement, (v) as to any amounts payable hereunder with respect to the Prepetition Unsecured Claims, the payment to Prepetition Unsecured Claims Trustee of $4,000,000 in aggregate cumulative amount of Aggregate Net Sales Proceeds and (vi) as to any other Secured Obligations, the payment and satisfaction in full in immediately available funds of all such Secured Obligations then outstanding. If after receipt of any payment of, or Proceeds of Collateral applied to the payment of, any of the Creditor Obligations, Collateral Agent or any other Creditor Party, as applicable, is required to surrender or return such payment or Proceeds to any Person for any reason, then the Creditor Obligations intended to be satisfied by such payment or Proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or Proceeds had not been received by Collateral Agent or such other Creditor Party, as the case may be.

                  "PARTIES" means the Loan Parties, Secured Parties and Creditor Parties from time to time party to this Agreement.

                  "PERMITTED ENCUMBRANCES" shall have the meaning assigned to that term in both the Term Loan Agreement and Revolver Credit Agreement as in effect on the date hereof.

                  "PERSON" or "PERSONS" means and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures (as defined in the Credit Agreements), associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                  "PETITION DATE" means April 1, 2002.

                  "PLAN OF REORGANIZATION" means Debtors' Second Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated November __, 2003, as amended, supplemented or otherwise modified prior to the Closing Date.

                  "PREPETITION UNSECURED CLAIMS" means "Parent and Holding Company Unsecured Claims" that are "Allowed," as such terms are defined in the Plan of Reorganization.

                  "PREPETITION UNSECURED CLAIMS TRUSTEE" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "PROCEEDS" means "proceeds", as such term is defined in the UCC and, in any event, shall include (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any of the Loan Parties or Collateral Agent from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any of the Loan Parties from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral, by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), and (iii) any and all other consideration (in any form whatsoever) or other amounts from time to time paid or payable under or in connection with any of the Collateral upon disposition or otherwise.

                  "PROJECT" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of Company was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Closing Date permitted under this Agreement; provided, however, that a Project shall cease to be a Project of Company and its Subsidiaries at such time that Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

                  "REQUISITE OBLIGEES" means (i) until Payment in Full of all Revolver Loan Obligations, Requisite Revolver Lenders; and (ii) from and after Payment in Full of all Revolver Loan Obligations, Requisite Term Loan Lenders.

                  "REQUISITE REVOLVER LENDERS" means Lenders having or holding more than 50% of the aggregate Revolver Loan Exposure of all Revolver Lenders; provided, however, that prior to the Closing Date, for purposes of this definition the Revolver Loan Exposure of each Revolver Loan Lender shall equal the original Revolver Loan Commitment of such Revolver Loan Lender on the Closing Date.

                  "REQUISITE TERM LOAN LENDERS" means Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Term Loan Lenders; provided, however, that prior to the Closing Date, for purposes of this definition the Term Loan Exposure of each Term Loan Lender shall equal the original Term Loan Commitment of such Term Loan Lender on the Closing Date.

                  "REVOLVER AGENT" shall have the meaning assigned to that term in the introduction hereto.

                  "REVOLVER BORROWER" shall have the meaning assigned to that term in the introduction hereto.

                  "REVOLVER CREDIT AGREEMENT" means that (i) certain credit agreement dated as of the date hereof by and among Company and the other Revolver Borrowers, Revolver Lenders and Revolver Agent, (ii) any credit agreement entered into by Revolver Borrowers to refinance, replace, renew or extend, in whole or in party, the credit agreement referenced in clause (i) and the indebtedness issued thereunder to the extent permitted pursuant to the Term Loan Agreement, in the case of clause (i) or (ii), as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5(b).

                  "REVOLVER DOCUMENTS" means the "Loan Documents" as such term is defined in the Revolver Credit Agreement (or any comparable term with respect to any replacement Revolver Credit Agreement not prohibited hereunder).

                  "REVOLVER EVENT OF DEFAULT" means an "Event of Default" under and as defined in the Revolver Credit Agreement.

                  "REVOLVER LENDER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "REVOLVER LOAN" or "REVOLVER LOANS" means the loans made (or deemed made) by Revolver Lenders to Revolver Borrowers under the Revolver Credit Agreement.

                  "REVOLVER LOAN COMMITMENT" means, as at any date of determination, the commitment of a Revolver Lender to make Revolver Loans to Revolver Borrowers pursuant to the Revolver Credit Agreement.

                  "REVOLVER LOAN EXPOSURE" with respect to any Revolver Lender, means, as of any date of determination (i) prior to the termination of the Revolver Loan Commitments, that Revolver Lender's Revolver Loan Commitment, and
(ii) after the termination of the Revolver Loan Commitments, the aggregate outstanding principal amount of the Revolver Loans of that Revolver Lender.

                  "REVOLVER LOAN OBLIGATIONS" means any and all Obligations to the extent arising under or with respect to the Revolver Loan Commitments or the Revolver Loans, including principal and interest on any Revolver Loans and the fees and other amounts accruing or otherwise owed with respect to the Revolver Loan Exposure and all other Obligations of a Loan Party with respect to Revolver Loans; provided, however, that Obligations of any Loan Party for interest or commitment fees with respect to any Revolver Loan Document and Revolver Loan Commitments that accrue or may be incurred under any Revolver Loan Document after the commencement by or against any Loan Party of a Bankruptcy Proceeding shall be included in the Revolver Loan Obligations solely to the extent recoverable from such Loan Party or its estate in such proceeding.

                  "SECURED PARTIES" means Term Loan Lenders, Revolver Lenders, Term Loan Agents, Revolver Agent and Collateral Agent.

                  "SECURED OBLIGATIONS" means all Obligations of Loan Parties from time to time under the Credit Agreements and the other Revolver Documents and Term Loan Documents and all obligations owing to Collateral Agent hereunder or under any Collateral Document.

                  "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

                  "SECURITY AGREEMENT" means the Security Agreement executed and delivered by Borrowers on the Closing Date pursuant to the Revolver Credit Agreement and Term Loan Agreement, as such agreement may from time to time hereafter be amended, restated, supplemented or otherwise modified to the extent permitted pursuant to subsection 2.4.

                  "SENIOR AGENT" means, (i) until Payment in Full of all Revolver Loan Obligations, Revolver Loan Agent and (ii) from and after Payment in Full of all Revolver Loan Obligations and until Payment in Full of all Term Loan Obligations, Term Loan Agent.

                  "SENIOR CREDITOR" shall have the meaning assigned to that term in subsection 4.2(e).

                  "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                  "SUPERPRIORITY TERM LOAN OBLIGATIONS" means all Term Loan Obligations in respect of accrued and unpaid interest on the Term Loans (including, for the avoidance of doubt, accrued and unpaid interest on Additional Interest Loans; it being understood and agreed that, to the extent interest on the Term Loans is paid through the issuance of Additional Interest Loans pursuant to subsection 2.2B(ii) of the Term Loan Agreement, such interest shall be deemed paid for purposes of this definition).

                  "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 6.1(c).

                  "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

                  "TERM LOAN" or "TERM LOANS" means the loans made (or deemed made) by Term Loan Lenders to Term Loan Borrowers pursuant to the Term Loan Agreement, including any Additional Interest Loans (as defined in the Term Loan Agreement) and loans deemed made after the Closing Date pursuant to subsection
2.1 of the Term Loan Agreement.

                  "TERM LOAN AGENT" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "TERM LOAN AGENTS" means Term Loan Agent and Term Loan Documentation Agent.

                  "TERM LOAN AGREEMENT" means that (i) certain credit agreement dated as of the date hereof by and among Company and the other Term Loan Borrowers, Term Loan Lenders and the Term Loan Agents, (ii) any credit agreement entered into by the Term Loan Borrowers to refinance, replace, renew or extend, in whole or in part, the credit agreement referenced in clause (i) and the indebtedness thereunder to the extent permitted pursuant to the Revolver Credit Agreement, in the case of clause (i) or (ii), as such credit agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder and pursuant to subsection 2.5(c).

                  "TERM LOAN BORROWERS" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "TERM LOAN COMMITMENT" means, as at any date of determination, the commitment of a Term Loan Lender to make Term Loans to Term Loan Borrowers pursuant to the Term Loan Agreement.

                  "TERM LOAN DOCUMENTATION AGENT" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "TERM LOAN DOCUMENTS" means the "Loan Documents" as such term is defined in the Term Loan Agreement (or any comparable term with respect to any replacement Term Loan Agreement not prohibited hereunder).

                  "TERM LOAN EVENT OF DEFAULT" means an "Event of Default" under and as defined in the Term Loan Agreement.

                  "TERM LOAN EXPOSURE" with respect to any Term Loan Lender, means, as of any date of determination the aggregate outstanding principal amount of the Term Loans of that Term Loan Lender.

                  "TERM LOAN LENDER" shall have the meaning assigned to that term in the introduction to this Agreement.

                  "TERM LOAN OBLIGATIONS" means any and all Obligations to the extent arising under or with respect to the Term Loan Commitments or the Term Loans, including principal and interest on any Terms Loans and fees and other amounts accruing or otherwise owed with respect to the Term Loan Exposure; provided, however, that Obligations of any Loan Party for interest with respect to any Term Loan Document and Term Loan Commitments that accrue or may be incurred under any Term Loan Document after the commencement by or against any Loan Party of a Bankruptcy Proceeding shall be included in the Term Loan Obligations solely to the extent recoverable from such Loan Party or its estate in such proceeding.

                  "THIRD-PARTY GUARANTY" shall have the meaning assigned to that term in subsection 4.2(h).

                  "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, the priority of any Secured Party's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such priority and for purposes of definitions related to such provisions.

                  "UNITED STATES" means the United States of America.

                  1.2      OTHER DEFINITIONAL PROVISIONS AND RULES OF
CONSTRUCTION.

                  (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

                  (b) References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                  (c) The use of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

                  (d) In the event of any refinancing, replacement or extension of any Credit Agreement, references in this Agreement to sections or subsections of such Credit Agreement shall refer to the functionally equivalent sections or subsections in such refinanced, replaced or extended agreement as the context requires.

                                   SECTION II

                  2.1 APPOINTMENT AS COLLATERAL AGENT. Each Secured Party executing this Agreement (i) appoints Bank of America to serve as collateral agent and representative of each such Secured Party (to the extent applicable) under this Agreement and each of the Collateral

Documents (in such capacity, together with its successors in such capacity, the "COLLATERAL AGENT") and (ii) irrevocably authorizes Collateral Agent to act as agent for the Secured Parties for the purpose of executing and delivering, on behalf of all such Secured Parties, the Collateral Documents and, subject to the provisions of this Agreement, for the purpose of exercising such powers, rights and remedies hereunder and under the other Collateral Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. For the avoidance of doubt, it is understood and agreed that the Collateral Agent is the "Secured Party" or, as the case may be, the "Mortgagee" referred to in the Collateral Documents. Each Secured Party and Collateral Agent hereby appoints each other Secured Party as agent for the purpose of perfecting Collateral Agent's security interest in Collateral that, in accordance with the UCC, can be perfected by possession or control.

                  2.2 DECISIONS RELATING TO ENFORCEMENT ACTIONS AND OTHER MATTERS VESTED IN REQUISITE OBLIGEES.

                  (a) Collateral Agent agrees to take such Enforcement Actions as may be directed by Requisite Obligees (it being understood and agreed that if, at any time Collateral Agent determines that the requisite percentages constituting Requisite Obligees shall have been obtained, the Collateral Agent may and shall be fully authorized, as of such time and without the need for further direction from any Secured Party, to take or not take such action as the Requisite Obligees direct); provided, however, that notwithstanding anything in this Agreement to the contrary, Collateral Agent shall not be required to take any action that is in its judgment contrary to law or to the terms of this Agreement or any or all of the Collateral Documents or which would in its opinion subject it or any of its officers, employees or directors to liability, and Collateral Agent shall not be required to take any action under this Agreement or any or all of the Collateral Documents unless and until Collateral Agent shall be indemnified to its satisfaction by the relevant Parties against any and all losses, costs, expenses or liabilities in connection therewith.

                  (b) Each Party executing this Agreement or an acknowledgment hereto agrees that Collateral Agent may act as Requisite Obligees may request (regardless of whether any individual Party or any other Secured Party agrees, disagrees or abstains with respect to such request), that Collateral Agent shall have no liability for acting in accordance with such request (provided such action does not conflict with the express terms of this Agreement) and that no Secured Party shall have any liability to any other Party for any such request, except, in each case, liability arising from the gross negligence or willful misconduct of such Person. Collateral Agent shall give prompt notice to all Secured Parties of actions taken pursuant to the instructions of Requisite Obligees; provided, however, that the failure to give any such notice shall not impair the right of Collateral Agent to take any such action or the validity or enforceability under this Agreement and the applicable Collateral Documents of the action so taken.

                  (c) Collateral Agent may at any time request directions from the Requisite Obligees with respect to the Collateral Documents as to any course of action or other matter relating hereto or to the Collateral Documents. Except as otherwise provided in the Collateral Documents, directions given by Requisite Obligees to Collateral Agent with respect to the Collateral and Collateral Documents shall be binding on all Secured Parties for all purposes (provided such directions do not conflict with the express terms of this Agreement).

                  (d) Each Secured Party, by accepting the benefits hereof and of the Collateral Documents, agrees not to take any Enforcement Action whatsoever, in each case except through Collateral Agent in accordance with this Agreement.

                  2.3      NET INSURANCE/CONDEMNATION PROCEEDS.

                  (a) Unless prohibited by contractual or other legal requirement, all policies of insurance required to be maintained under any Credit Document shall (a) name Collateral Agent, for the benefit of Secured Parties, as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Revolver Loan Agent and Term Loan Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. As soon as practicable after the Closing Date, Company shall deliver to Agents, a certificate from Borrowers' insurance broker(s) or other evidence satisfactory to it that all insurance required to be maintained pursuant to this subsection 2.3 is in full force and effect and that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under this subsection 2.3.

                  (b) Upon receipt by Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) pursuant to the Revolver Credit Agreement (or, if the Revolver Loan Obligations have been Paid in Full, the Term Loan Agreement), Collateral Agent shall, and Company hereby authorizes Collateral Agent to, apply such Net Insurance/Condemnation Proceeds as provided in subsection 4.1(c), and (b) to the extent the foregoing clause (a) does not apply, Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and (1) Company and its Subsidiaries may retain and apply any portion thereof that is business interruption insurance proceeds for working capital purposes or any other purposes not prohibited under the Credit Agreements and (2) Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds that are not business interruption insurance proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received; provided, however that if at any time Senior Agent reasonably determines (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Collateral Agent of such Net Insurance/Condemnation Proceeds, Senior Agent may direct Collateral Agent, and Company hereby authorizes Senior Agent and Collateral Agent to apply such Net Insurance/Condemnation Proceeds as provided in subsection 4.1(c).

                  2.4 AMENDMENTS, MODIFICATIONS, WAIVERS AND RELEASES. Notwithstanding anything in the Credit Agreements, Collateral Documents and other Credit Documents to the contrary,

                  (a) except in connection with any Enforcement Action, the release of the Lien granted in favor of Collateral Agent on all or substantially all of the Collateral under the Collateral Documents shall require the prior written consent of each Revolver Lender and each Term Loan Lender; (except that such Lien may be released on all or substantially all Collateral to the extent such release is required in connection with an Asset Sale or Asset Sales permitted under the Credit Agreements); provided however, that, if prior to or concurrently with any such release the Revolver Loan Obligations are Paid in Full, then such release shall not require any Revolver Lender's consent; and

                  (b) except as set forth in subsection 2.4(a), any amendment, modification, termination or waiver of, any Collateral Documents shall require the prior written consent of (i) until Payment in Full of all Revolver Loan Obligations, Requisite Revolver Lenders and (ii) until Payment in Full of all Term Loan Obligations, Requisite Term Loan Lenders.

                  2.5 AMENDMENTS, MODIFICATIONS AND WAIVERS WITH RESPECT TO CREDIT DOCUMENTS. Any amendment or modification of, or waiver of compliance with the terms of any Credit Document, shall be subject to the following requirements:

                  (a) Until (i) the termination of the Term Loan Agreement and the Payment in Full of all Term Loan Obligations, without the prior written consent of Requisite Term Loan Lenders, and (ii) the termination of the Revolver Credit Agreement and the Payment in Full of all Revolver Loan Obligations, without the prior written consent of Requisite Revolver Lenders, Company shall not, and shall not permit any of its Subsidiaries to amend, restate, modify or waive (or make any payment consistent with an amendment, restatement, modification or waiver of) any material provision of the Management Services and Reimbursement Agreement, the Existing IPP Project Guaranties, or the DHC Tax Sharing Agreement, in each case if the effect of such amendment, restatement, modification or waiver, together with all other amendments, restatements, modifications or waivers made, (a) is to impose additional material obligations on, or confer additional material rights to the holders thereof (or to other obligees with respect thereto) against, Company or any of its Subsidiaries, (b) is otherwise adverse to the interests of the Term Loan Lenders in a manner deemed material in the judgment of the Term Loan Agents or Requisite Term Loan Lenders so notifying Term Loan Agents or Company, or (c) is otherwise adverse to the interests of the Revolver Lenders in a manner deemed material in the judgment of the Revolver Agent or Requisite Revolver Lenders so notifying Revolver Agent or Company.

                  (b) Subject to the provisions of subsection 2.4, and until the termination of the Term Loan Agreement and the Payment in Full of all Term Loan Obligations, without the prior written consent of Requisite Term Loan Lenders, Revolver Lenders may not amend, restate, modify or waive (or receive any payment consistent with an amendment, restatement, modification or waiver of) any material provision of any of the Revolver

         Documents, unless (i) the terms of the Revolver Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Term Loan Lenders (in a manner deemed material by Term Loan Agent or Requisite Term Loan Lenders so notifying Term Loan Agent or Company) than the Revolver Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of increasing the amount of, or reducing, delaying or waiving any otherwise required reduction in the amount of, any commitment to extend loans under the Revolver Documents shall be deemed to be more disadvantageous for purposes of this clause (i) without further notice or other action by Term Loan Agents or Requisite Term Loan Lenders),
         (ii) the aggregate amount of indebtedness and additional commitments to extend credit, if any, under the Revolver Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the Revolver Documents on the Closing Date, (iii) the obligations under (and the Liens securing) such Revolver Documents as so amended, restated, modified or waived are subject to this Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Revolver Documents on the Closing Date, and (iv) Company provides to Term Loan Agents reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith.

                  (c) Subject to the provisions of subsection 2.4, and until the termination of the Revolver Credit Agreement and the Payment in Full of all Revolver Loan Obligations, without the prior written consent of Requisite Revolver Lenders, Term Loan Lenders may not amend, restate, modify or waive (or receive any payment consistent with an amendment, restatement, modification or waiver of) any material provision of any of the Term Loan Documents, unless (i) the terms of the Term Loan Documents as so amended, restated, modified or waived are not more disadvantageous to Company and its Subsidiaries and the Revolver Lenders (in a manner deemed material by Revolver Agent or Requisite Revolver Lenders so notifying Revolver Agent or Company) than the Term Loan Documents in effect on the Closing Date (it being understood and agreed that any amendment, restatement, modification or waiver having the effect of increasing the amount of, or reducing, delaying or waiving any otherwise required reduction in the amount of, any commitment to extend loans under the Term Loan Documents shall be deemed to be more disadvantageous for purposes of this clause (i), without further notice or other action by Revolver Agent or Requisite Revolver Lenders), (ii) the aggregate amount of indebtedness and additional commitments to extend credit, if any, under the Term Loan Documents as so amended, restated, modified or waived, do not exceed the aggregate amount of the commitments to extend credit in effect under the Term Loan Documents on the Closing Date plus the amount of any Additional Interest Loans and other Term Loans deemed made thereunder from time to time pursuant to subsections 2.2B and 2.1A of the Term Loan Agreement, respectively, (iii) the obligations under (and the Liens securing) such Term Loan Documents as so amended, restated, modified or waived are subject to this Agreement on terms substantively identical to the terms applicable to the obligations in effect under the Term Loan Documents on the Closing Date, and (iv) Company provides to Revolver Agent reasonable prior advance written notice of such proposed amendment, restatement, modification or waiver and copies of all material contracts or other agreements being entered into in connection therewith.

                  (d) Each Lender acknowledges and agrees that Borrowers have agreed to and are bound by the provisions of subsection 5.12 (Most Favored Nations Payments) of each Credit Agreement.

                                  SECTION III

                  3.1 PRIORITY OF LIENS. Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of Collateral Agent in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Credit Documents, the following Lien priorities shall strictly apply in defining the respective Lien priorities of each Secured Party in the
Collateral:

                  (a) first, the Liens upon the Collateral in favor of Collateral Agent to the extent securing the Secured Obligations owing from time to time to the Collateral Agent, in its capacity as Collateral Agent, to the full extent thereof;

                  (b) second: the Liens upon the Collateral in favor of Collateral Agent to the extent securing, on a pari passu basis, the Secured Obligations owing from time to time to the Term Loan Agents and Revolver Loan Agent, in their capacities as Term Loan Agents and Revolver Loan Agent, respectively, to the full extent thereof;

                  (c) third: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the remaining Revolver Loan Obligations to the full extent thereof; and

                  (d) fourth: the Liens upon the Collateral in favor of Collateral Agent to the extent securing the Term Loan Obligations to the full extent thereof.

                  3.2 PRIORITIES UNAFFECTED BY ACTION OR INACTION. The Lien priorities in subsection 3.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of any of the Secured Obligations, nor by any action or inaction which Collateral Agent or any other Secured Party may take or fail to take in respect of the Collateral.

                                   SECTION IV

                  4.1 APPLICATION OF MANDATORY PREPAYMENTS UNDER CREDIT AGREEMENTS. Notwithstanding anything in the Credit Documents to the contrary but subject in all respects to subsection 4.2, so long as any Creditor Obligations are outstanding (including any loans or any commitments to lend):

                  (a) Any Mandatory Payments pursuant to subsection 2.4A(iii)(e) of the Revolver Credit Agreement and subsection 2.4A(ii)(e) of the Term Loan Agreement shall, in each case, be applied first, to the payment of any Approved Operating Expenses then due and payable to Management Services and Reimbursement Agreement

         Beneficiaries pursuant to the Management Services and Reimbursement Agreement; second, to the extent of any excess amounts remaining after application in clause first, to the payment of interest then due and payable on the Term Loans pursuant to subsection 2.2B(ii) of the Term Loan Agreement; third, to the extent of any excess amounts remaining after the application described in clauses first and second, to repay any Management Services and Reimbursement Agreement Obligations then due and payable; and fourth to the extent of any excess amounts remaining after application in clauses first, second and third, to prepay outstanding Term Loans.

                  (b) Any Mandatory Payments pursuant to subsections 2.4A(iii)(a) - (d) of the Revolver Credit Agreement and subsection 2.4A(ii)(a) - (d) of the Term Loan Agreement shall, in each case, be applied first, to the payment of any Approved Operating Expenses then due and payable to Management Services and Reimbursement Agreement Beneficiaries pursuant to the Management Services and Reimbursement Agreement, second, to the extent of any excess amounts remaining after the application described in clause first, (a) to reduce Revolver Loan Exposure in an amount equal to 50% of such excess amounts with such reduction in Revolver Loan Exposure to occur by repaying outstanding Revolver Loans to the full extent thereof and permanently reducing the Revolver Loan Commitments in the full amount of the portion of such payment so applied to reduce Revolver Loan Exposure (provided, however, that no such application shall reduce the Revolver Loan Commitments to the extent that the sum of any Cash On Hand plus the amount of Revolver Loan Commitments would be less than $10,000,000 after giving effect to such reduction), with any amounts so applied to Revolver Loan Exposure but not actually applied to repay Revolver Loans being retained by Revolver Borrowers, and (b) to repay any Management Services and Reimbursement Agreement Obligations then due and payable and outstanding Term Loans in an amount equal to 50% of such excess amounts, (with such amount being applied first to such Management Services and Reimbursement Agreement Obligations and then to prepay outstanding Term Loans); and third, if either (1) no Revolver Loans are outstanding and the sum of all Cash On Hand plus the amount of Revolver Loan Commitments is less than $10,000,000, or (2) no Management Services and Reimbursement Agreement Obligations and no Term Loans are outstanding, but both events described in clauses (1) and (2) shall not have occurred, to repay and reduce Revolver Loan Exposure by repaying Revolving Loans and permanently reducing Revolving Loan Commitment (with any amounts so applied to Revolver Loan Exposure but not actually applied to repay Revolver Loans being retained by Borrowers) or Management Services and Reimbursement Agreement Obligations and Term Loans (with amounts being applied first to Management Services and Reimbursement Agreement Obligations and then to Term Loans) to the extent required so that both such events shall occur; provided that, notwithstanding anything in the foregoing to the contrary, to the extent that any Mandatory Payment applied to prepay Term Loans pursuant to this subsection 4.1(b) constitutes Net Asset Sale Proceeds, 5% of such payment shall be applied to the payment of Prepetition Unsecured Claims (provided, that the aggregate cumulative amount of all Net Asset Sale Proceeds so applied, when aggregated with all other Aggregate Net Sales Proceeds paid or distributed in respect of Prepetition Unsecured Claims shall not exceed $4,000,000) and 95% of such payment shall be applied to prepay Term Loans).

                  4.2      APPLICATION OF PROCEEDS OF COLLATERAL, ETC.

                  (a) Except as provided in subsection 4.2(b) or 4.2(c) below, upon the occurrence and during the continuation of an Event of Default or the termination of the Revolver Loan Commitments (other than as a result of any voluntary termination of Revolver Loan Commitments by Revolver Borrowers pursuant to subsection 2.4A(ii) of the Revolver Credit Agreement), if requested by Requisite Revolver Lenders with respect to any Revolver Event of Default or termination of Revolver Loan Commitments, or if requested by Requisite Term Loan Lenders with respect to any Term Loan Event of Default, (1) all Mandatory Payments or other payments received by any Agent or other Creditor Party on account of the Obligations, whether from any Loan Party or otherwise, shall promptly be delivered to Collateral Agent and upon receipt by Collateral Agent, applied by Collateral Agent against the Obligations and (2) all Proceeds received by Collateral Agent in respect of any sale of collection from, or other realization upon all or any part of the Collateral or other Enforcement Action may, in the discretion of Senior Agent upon written direction to Collateral Agent, be held by Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Collateral Agent against, the applicable Creditor Obligations, in each case under clauses (1) and (2) in the following order of priority:

                           (i) First, to the payment of the costs and expenses of the exercise of rights and remedies and such sale, collection or other realization or Enforcement Action, including reimbursement of all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith (including for reasonable cost, fees and expenses of counsel and other professionals and agents retained by the Collateral Agent) and all amounts for which Collateral Agent is entitled to compensation, reimbursement and indemnification under any Credit Document and any other amounts then owing to Collateral Agent, in its capacity as Collateral Agent, pursuant to the Collateral Documents;

                           (ii) Second, to the extent proceeds remain after application as described in clause (i) above, pro rata among the following, based on the amounts outstanding as of any date of determination: all Secured Obligations owing to Term Loan Agents and Revolver Agent, in their capacities as Term Loan Agents and Revolver Agent, respectively;

                           (iii) Third, to the extent proceeds remain after application as described in clauses (i) and (ii) above, to the payment of Approved Operating Expenses until all Approved Operating Expenses have been Paid in Full;

                           (iv) Fourth, to the extent proceeds remain after application as described in clauses (i) through (iii) above, to the payment of the Revolver Loan Obligations (with any payment of the Revolver Loans resulting in a corresponding permanent reduction in the Revolver Loan Commitments), until all such Revolver Loan Obligations have been Paid in Full;

                           (v) Fifth, to the extent proceeds remain after application as described in clauses (i) through (iv) above, to the payment of the Superpriority Term Loan Obligations, until all Superpriority Term Loan Obligations have been Paid in Full;

                           (vi) Sixth, to the extent proceeds remain after application as described in clauses (i) through (v) above, to the payment of the Management Services and Reimbursement Agreement Obligations then due and payable, until all Management Services and Reimbursement Agreement Obligations have been Paid in Full;

                           (vii) Seventh, to the extent proceeds remain after application as described in clauses (i) through (vi) above, 5% of any such excess proceeds constituting Aggregate Net Sales Proceeds to the payment of the Prepetition Unsecured Claims in an aggregate cumulative amount which, when added to amounts paid to the Prepetition Unsecured Claims pursuant to subsection 4.1(a) does not exceed $ 4,000,000;

                           (viii) Eighth, to the extent proceeds remain after application as described in clauses (i) through (vii) above, to the payment of the remaining Term Loan Obligations, until all Term Loan Obligations have been Paid in Full; and

                           (ix) Ninth, after application as described in clauses (i) through (viii) above and Payment in Full of all other Obligations under the Revolver Credit Agreement, Term Loan Agreement, and all Obligations then due and payable under the Management Services and Reimbursement Agreement, if any, and the termination of all Revolver Loan Commitments, to Loan Parties, or, subject to subsection 7.1(c), their successors or assigns, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

                  (b) Notwithstanding anything in subsection 4.2(a) to the contrary, in the event that no Revolver Event of Default has occurred and is continuing under subsection 7.1 of the Revolver Credit Agreement and no Bankruptcy Proceeding has been commenced by or against any Loan Party, the Term Loan Lenders and Term Loan Agents shall be entitled to receive payments of current interest and fees with respect to the Term Loan Obligations when due under the Term Loan Agreement.

                  (c) Until Proceeds are applied as set forth in this subsection 4.2, Collateral Agent shall hold such Proceeds in its custody in accordance with its regular procedures for handling deposited funds.

                  (d) Payments by Collateral Agent to the Revolver Lenders in respect of the Obligations shall be made to the Revolver Agent for distribution to the Revolver Lenders in accordance with the Revolver Credit Agreement and this Agreement; payments by Collateral Agent to the Term Loan Lenders in respect of the Obligations shall be made to the Term Loan Agent for distribution to the Term Loan Lenders in accordance with the Term Loan Agreement and this Agreement; any payments in respect of Approved Operating Expenses shall be made to such Persons as shall be directed in writing by Company pursuant to an Officer's Certificate delivered pursuant to subsection 5.1(c); any payments in respect of any Management Services and Reimbursement Agreement

         Obligations shall be paid to Covanta, for distribution to the applicable Management Services and Reimbursement Agreement Beneficiary; and any payments in respect of any Prepetition Unsecured Claims shall be paid to Prepetition Unsecured Claims Trustee for distribution to the holders of the Prepetition Unsecured Claims.

                  (e) In the event that any Creditor Party shall receive any Distribution that such Creditor Party is not entitled to receive or retain under the provisions of this Agreement (in such capacity, each, a "JUNIOR CREDITOR"), such Junior Creditor shall hold any such Distribution so received in trust for the benefit of the holders of other Creditor Obligations with the right to receive such Distribution under the provisions of this Agreement (in such capacity, each, a "SENIOR CREDITOR") and shall segregate such Distribution from other assets held by such Junior Creditor; and shall forthwith turn over such Distribution (without liability for interest thereon, but with any appropriate endorsements or assignments, if necessary) to the holders of, or to Collateral Agent for the benefit of the holders of, such Creditor Obligations in the form received (with any appropriate endorsement or assignment, if necessary) to be distributed in accordance with subsection 4.1 or 4.2, as applicable, and applied to such Creditor Obligations. In the event of a failure of any Junior Creditor to make any such endorsement or assignment to Collateral Agent or Senior Creditors, as the case may be, Collateral Agent and such Senior Creditors are hereby irrevocably authorized on behalf of such Junior Creditor to make such endorsement or assignment, as applicable. For the avoidance of doubt, the provisions of this Agreement regarding Junior Creditors and Senior Creditors apply regardless of whether or not a Junior Creditor or Senior Creditor is a Secured Party.

                  (f) No payment or distribution to any Senior Creditor pursuant to the provisions of this Agreement shall entitle the applicable Junior Creditor or Junior Creditors to exercise any right of subrogation in respect thereof until (i) all Obligations of such Senior Creditors shall have been indefeasibly Paid in Full, or (ii) all of such Senior Creditors have consented in writing to the taking of such action. With respect to any subrogation claims, each Junior Creditor hereby (to the extent permitted by applicable law) waives, releases and discharges any and all rights, claims, causes of action, liabilities, claims and demands, in law or equity, which such Junior Creditor has had, now has, or may in the future have, arising out of or relating directly or indirectly to the taking or not taking of any act or proceeding or not proceeding with any action which the Senior Creditors (or that representatives) may take in an effort to collect in respect of the Obligations owed to such Senior Creditors.

                  (g) In furtherance of, and without limiting, the priority provisions set forth in this subsection 4.2, but subject to the applicable voting provisions set forth in subsection 2.1, each Secured Party agrees that, in order to enable Collateral Agent to enforce its rights hereunder in any Bankruptcy Proceeding, Collateral Agent is hereby irrevocably authorized and empowered in its sole and absolute discretion to receive and collect any and all dividends or other payments or disbursements made on account of Collateral Agent's Lien on the Collateral in whatever form the same may be paid or issued and to apply the same on account of any such Obligations in accordance with the provisions of the Credit Documents and this Agreement. At any time, including but not limited to during any Bankruptcy Proceeding, Collateral Agent and each other Party will refrain from taking any action which would contest or challenge in any administrative, legal or equitable action or otherwise the validity or enforceability of the terms of this Agreement, including the priority provisions contained in subsection 4.1 and this subsection 4.2 and the Lien priority provisions contained in subsection 3.1.

                  (h)      Each Secured Party hereby covenants and agrees that
         (i) such Secured Party will not accept from any Person on behalf of the Borrowers any guarantee (a "THIRD-PARTY GUARANTY") of any Obligations unless such guarantor simultaneously guarantees the payment of all Obligations owed to each of the other Secured Parties (or, if such Third-Party Guaranty guarantees only a portion of the Obligations owing to such Secured Party, such Secured Party will not accept such Third-Party Guaranty unless such guarantor simultaneously guarantees the same proportion of Obligations owing to the other Secured Parties), and (ii) such Secured Party will not take, accept or obtain any security interest in, or lien or encumbrance upon, any assets of any of the Borrowers or any Subsidiary or Affiliate thereof or any other Person to secure the payment and performance of the Obligations unless the Collateral Agent, for the benefit of all Secured Parties, is granted a pari passu security interest in, or lien upon, such assets, in either case, pursuant to documents in form and substance satisfactory to the Revolver Agent and Term Loan Agent.

                  (i) Each Junior Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshalling or to otherwise require Collateral Agent or any Senior Creditors to marshal any property of the Loan Parties or any of their respective Affiliates for the benefit of such Junior Creditors.

                                   SECTION V

                  5.1 INFORMATION. From time to time, upon the request of Collateral Agent, each of the following Parties agrees to promptly provide to Collateral Agent the information described below:

                  (a) Revolver Agent agrees to promptly from time to time to (i) deliver to Collateral Agent a true, correct and complete copy of any amendment, waiver or modification of or supplement to any Revolver Document upon execution and delivery to Revolver Agent thereof by the relevant parties thereto and (ii) notify Collateral Agent of: (A) the aggregate amount of principal of and interest on the relevant Obligations arising under the Revolver Credit Agreement as at such date as Collateral Agent may specify, (B) the current Revolver Loan Commitment under the Revolver Credit Agreement, and (C) any payment received by Revolver Agent to be applied to the principal of or interest on the Obligations and (iii) the amount of any other fees or expenses outstanding under the Revolver Credit Agreement (including fees and expenses of Revolver Agent) and, in each case, Collateral Agent shall be entitled to rely conclusively upon such information.

                  (b) Term Loan Agent agrees to promptly from time to time to (i) deliver to Collateral Agent a true, correct and complete copy of any amendment, waiver or modification of or supplement to any Term Loan Document upon execution and delivery to Term Loan Agent thereof by the relevant parties thereto and (ii) notify Collateral

         Agent of: (A) the aggregate amount of principal of and interest on the Obligations under the Term Loan Agreement as at such date as Collateral Agent may specify, (B) any payment received by Term Loan Agent to be applied to the principal of or interest on the Obligations and (C) the amount of any other fees or expenses outstanding under the Term Loan Agreement (including fees and expenses of Term Loan Agents) and, in each case, Collateral Agent shall be entitled to rely conclusively upon such information.

                  (c) Company agrees promptly from time to time to (i) upon execution of any amendment, waiver, modification or supplement to the Management Services and Reimbursement Agreement, deliver to Collateral Agent an Officer's Certificate certifying that attached thereto is a true, correct and complete copy of any such amendment, waiver or modification or supplement and (ii) upon request of Collateral Agent, promptly deliver to Collateral Agent an Officer's Certificate certifying as to: (A) the outstanding amount of any claim or demand made against any Loan Party pursuant to the Management Services and Reimbursement Agreement and any other amounts owing thereunder, whether for Approved Operating Expenses, Management Services and Reimbursement Agreement Obligations or otherwise, at such date as Collateral Agent may specify, (B) the amount of any payment made pursuant to the Management Services and Reimbursement Agreement and received by any Management Services and Reimbursement Agreement Beneficiary and (C) the outstanding amount of, and applicable recipients of, any Approved Operating Expenses as at any date as Collateral Agent may specify, and, in each case, Collateral Agent shall be entitled to rely conclusively upon such certification.

                                   SECTION VI

                  6.1      DISCLAIMERS, SUPPLEMENTAL COLLATERAL AGENT,
INDEMNITY, ETC.

                  (a) Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Collateral Documents and Collateral Agent shall not by reason of this Agreement or the Collateral Documents be a trustee for any Party or have any other fiduciary obligation to any Party. Collateral Agent shall not be responsible to any Party for any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for therein or any Lien under the Collateral Documents or the perfection or priority of any such Lien or for any failure by any Loan Party to perform any of its respective obligations this Agreement or any other Credit Document. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its Affiliates, agents or employees.

                  (b) Neither Collateral Agent nor any of its officers, directors, employees or agents shall be liable to any Parties for any action taken or omitted by Collateral Agent under or in connection with this Agreement or any of the Collateral Documents or other Credit Documents except to the extent caused by Collateral Agent's gross negligence or willful misconduct. Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the Collateral Documents or other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Collateral Agent shall have received instructions in respect thereof from Requisite Obligees (or such other Secured Parties as may be required to give such instructions under subsection 2.4(a)) and, upon receipt of such instructions from Requisite Obligees (or such other Secured Parties, as the case may be), Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Party shall have any right of action whatsoever against an Agent as a result of Collateral Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Collateral Documents or other Credit Documents in accordance with the instructions of Requisite Obligees (or such other Secured Parties as may be required to give such instructions under subsection 2.4(a)).

                  (c) It is the purpose of this Agreement and the Collateral Documents and other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the Collateral Documents or other Credit Documents, and in particular in case of the enforcement of any of the Collateral Documents, or in case Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Collateral Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

                  In the event that Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Collateral Documents to be exercised by or vested in or conveyed to Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Collateral Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Agreement that refer to Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references herein to Collateral Agent shall be deemed to be references to Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

                  Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Collateral Agent until the appointment of a new Supplemental Collateral Agent.

                  (d) Each Lender ratably in accordance with the amount of the Creditor Obligations of such Lenders, severally agrees that it shall indemnify Collateral Agent and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of Collateral Agent to the extent that any such Person is neither reimbursed by any Loan Party under any Loan Document nor reimbursed out of any Proceeds pursuant to clause First of subsection 4.2(a), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and fees and disbursements of any advisor engaged by Collateral Agent) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Collateral Agent or any such Person exercising the powers, rights and remedies of a Collateral Agent or performing duties of a Collateral Agent hereunder or under the other Collateral Documents or in any way relating to or arising out of this Agreement, any Collateral Document or any other Credit Document or any other documents contemplated hereby or thereby or referred to therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms of any thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Collateral Agent as determined by a final judgment of a court of competent jurisdiction. No Revolver Agent or Term Loan Agent shall have any liability to any Party under this subsection 6.1(d).

                  (e) The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Collateral Agent in its individual capacity as a Revolver Agent, Term Loan Agent or Term Loan Lender, as the case may be, hereunder or under any Credit Document. With respect to its participation in the Revolver Loan Obligations or Term Loan Obligations, Collateral Agent shall have the same rights and powers hereunder as any other Secured Party and may exercise the same as though it were not performing the duties and functions delegated to it hereunder. Collateral Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to Creditor Parties.

                  (f) Collateral Agent may deem and treat the payee of any promissory note or other evidence of indebtedness relating to the Creditor Obligations as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof, signed by such payee and in form satisfactory to Collateral Agent, shall have been filed with Collateral Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any such note or other evidence of indebtedness shall be conclusive and binding on any subsequent holder, transferee or assignee of such note or other evidence of indebtedness and of any note or notes or other evidences of indebtedness issued in exchange therefor. Notwithstanding anything to the contrary contained in the Term Loan Documents, the Revolver Documents or Management Services and Reimbursement Agreement, (i) no assignment or transfer of any interest of (A) any Revolver Lender in the Revolver Loan Exposure or Revolver Loans (including pursuant to any refinancing, restatement, replacement or extension of the Revolver Credit Agreement not prohibited hereunder), or (B) any interest of any Term Loan Lender in the Term Loan or the Term Loans (including pursuant to any refinancing, restatement, replacement or extension of the Term Loan Agreement not prohibited hereunder), may in any case be made unless the transferee executes an Assumption Agreement in the form of Annex 1 hereto, (ii) no appointment (A) of any successor Revolver Agent under the Revolver Credit Agreement (including pursuant to any refinancing, restatement, replacement or extension of the Revolver Credit Agreement not prohibited hereunder), (B) any successor Term Loan Agent or Term Loan Documentation Agent under the Term Loan Agreement (including pursuant to any refinancing, restatement, replacement or extension of the Term Loan Agreement not prohibited hereunder), or (C) any successor Prepetition Unsecured Claims Trustee pursuant to the Prepetition Unsecured Claims Indenture may in any case be made unless the successor executes an Assumption Agreement in the form of Annex 1 hereto and (iii) no Management Services and Reimbursement Agreement Beneficiary may assign or transfer any of its interest in the Management Services and Reimbursement Agreement without the prior written consent of Requisite Revolver Lenders and Requisite Term Loan Lenders.

                  (g) Except as expressly provided herein and in the Collateral Documents, Collateral Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. Collateral Agent shall incur no liability to any Party as a result of any sale of any Collateral at any private sale.

                  (h) Collateral Agent may resign at any time by giving at least 30 days' notice thereof to the Parties and Collateral Agent may be removed as Collateral Agent at any time by Requisite Obligees. In the event of such resignation or removal of Collateral Agent, Requisite Obligees shall thereupon have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by Requisite Obligees within 30 days after the resigning Collateral Agent's giving notice of its intention to resign, then the resigning Collateral Agent may appoint, on behalf of Secured Parties, a successor Collateral Agent and Company hereby agrees to pay to such successor Collateral Agent, in addition to any other amounts payable to Collateral Agent hereunder and under the Collateral Documents, such reasonable annual fees in such amounts and at such times as may be requested by such successor Collateral Agent. Any successor Collateral Agent appointed pursuant to this clause (h) shall be a commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least $500,000,000.

                  (i) Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent's resignation or removal hereunder as Collateral Agent, the provisions of this subsection 6.1 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

                  (j) In no event shall Collateral Agent or any Secured Party be liable or responsible for any funds or investments of funds held by any Loan Party.

                  (k) Upon the proposed sale or other disposition of any Collateral that is permitted by the Credit Agreements and is not prohibited by subsection 2.4(a) or has been consented to by Requisite Obligees in connection with an Enforcement Action, and for which a Loan Party desires to obtain a security interest release from Collateral Agent, such Loan Party shall deliver an Officer's Certificate to Collateral Agent, Revolver Loan Agent and Term Loan Agent (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and of the Credit Agreements and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Collateral Agent shall, at Loan Parties' joint and several expense, so long as Senior Agent has not informed Collateral Agent that it (a) has reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale (as defined in each Credit Agreement) has not received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds (as defined in each Credit Agreement) if and as required by subsection 2.4 of the respective Credit Agreement, execute and deliver such releases of its security interest in such Collateral as may be reasonably requested by such Loan Party. In the event of any conflict or inconsistency between this subsection 6.1(k) and the terms of any other Credit Document, the terms of this Agreement shall prevail.

                                  SECTION VII

                  7.1      MISCELLANEOUS.

                  (a) All notices and other communications provided for herein shall be in writing and may be personally served, or sent by telefacsimile or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after deposit in the United States mail with postage prepaid and properly addressed; provided that notices to Collateral Agent shall not be effective until received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this subsection 7.1(a)) shall be as set forth under each party's name on the signature pages (including acknowledgments) hereof.

                  (b) No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall in any event be effective without the written concurrence of Requisite Revolver Lenders and Requisite Term Loan Lenders; provided that (i) no such amendment, modification, termination or waiver shall, without the consent of each Secured Party with Obligations directly affected thereby, amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving, the definition of "Requisite Obligees" or subsection 3.1, (ii) no such amendment, modification, termination or waiver shall, without the consent of each Creditor Party (other than Prepetition Unsecured Claims Trustee) with Obligations directly affected thereby, amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving (A) subsection 4.1 or 4.2 or this subsection 7.1(b), or (B) any other provision of this Agreement in a manner that would impose any additional material obligations on such Creditor Party or prejudice any material rights or remedies of such Creditor Party,
         (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1 or 2.2 or Section 5 or 6 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Collateral Agent shall be effective without the written concurrence of Collateral Agent; and (iv) no such amendment, modification, termination or waiver of this Agreement shall materially increase or materially adversely affect obligations of any Loan Party or adversely affect any rights of a Loan Party under the other Credit Documents in each case without such Loan Party's prior written consent; provided, further, that, without the prior written consent of Prepetition Unsecured Claims Trustee, no such amendment, modification, termination or waiver shall (x) modify or otherwise alter in any manner adverse to the holders of the Prepetition Unsecured Claims the right of such holders to receive Proceeds in the amount and order of priority and under the circumstances described in subsections 4.1(a) and 4.2(a), as in effect on the date hereof, (y) impose any additional obligation on Prepetition Unsecured Claims Agent or (z) amend, modify, terminate or waive, or have the effect of amending, modifying, terminating or waiving the rights of Prepetition Unsecured Claims Trustee under this subsection 7.1(b). To the extent (if any) the provisions of this Agreement are inconsistent with the provisions set forth in any Credit Agreement in any particular circumstance, then the provisions set forth in this Agreement shall prevail to the extent necessary to eliminate or avoid such inconsistency in such circumstance.

                  (c) Subject to the provisions of subsection 6.1(f), this Agreement shall be binding upon and inure to the benefit of Collateral Agent and each other Party and, other than with respect to the Management Services and Reimbursement Agreement Beneficiaries (except pursuant to a merger of Covanta otherwise permitted pursuant to the Credit Agreements), their respective successors and assigns, including successors to Revolver Agents and Revolver Lenders under the Revolver Loan Documents, Term

         Agents and Term Loan Lenders under the Term Loan Documents and Prepetition Unsecured Claims Trustee.

                  (d) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  (e) This Agreement shall become effective on the Closing Date and upon the execution of this Agreement by each Loan Party, Term Loan Lenders, Revolver Lenders, Term Loan Agents, Revolver Agent, Management Services and Reimbursement Agreement Beneficiaries, Prepetition Unsecured Claims Trustee and Collateral Agent.

                  (f) The Collateral Agent may deem and treat the Secured Parties executing and delivering this Agreement as the "Secured Parties" for all purposes hereof unless and until a notice of the assignment or transfer of any interest held by such Party shall have been filed with the Collateral Agent in accordance with subsection 6.1(f). The Company agrees that it will advise the Collateral Agent of any transfer by any Secured Party of any Revolver Loan Exposure or Term Loan Exposure held by such Secured Party and will, from time to time upon request of the Collateral Agent, deliver a list to the Collateral Agent (which shall be distributed by the Collateral Agent to each Secured Party) setting forth, for the Revolver Loan Exposure, Term Loan Exposure and Management Services and Reimbursement Agreement Obligations, the unpaid principal amount and holder thereof. The Collateral Agent may rely on such list unless, after the distribution thereof, the Collateral Agent is notified by a Secured Party that such information as set forth on such list is inaccurate.

                  (g) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY (I) ACCEPTS FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 7.1(a) HEREOF, (IV) AGREES THAT SERVICE OF PROCESS AS PROVIDED IN CLAUSE (III) IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PERSON IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT, (V) AGREES THAT THE PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION, AND (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 7.1(g) RELATING TO JURISDICTION AND VENUE SHALL BE

         BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

                  (h) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE INTERCREDITOR RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, REPLACEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                  (i) NO CLAIM MAY BE MADE BY ANY CREDITOR PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES, OR ATTORNEYS AGAINST ANY OTHER CREDITOR PARTY OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR ATTORNEYS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIP ESTABLISHED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH CREDITOR PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

                  (j) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF

         LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

                  (k) All undertakings and agreements contained in this Agreement are solely for the benefit of the Creditor Parties and there are no other Persons (other than the Loan Parties to the extent expressly provided herein) who are intended to be benefited in any way by this Agreement. Each Loan Party agrees that no Creditor Party shall have any liability to any of the Loan Parties for performing its obligations and responsibilities under this Agreement with respect to the other Creditor Parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

         LOAN PARTIES:

                                    COVANTA POWER INTERNATIONAL
                                    HOLDINGS, INC.

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                    COVANTA ENERGY AMERICAS, INC.

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                    Notice Address:
                                             c/o Covanta Energy Group, Inc.
                                             40 Lane Road
                                             Fairfield, NJ 07007
                                             Attn:  Jeffrey Horowitz, Esq.

                                    EACH OF THE ENTITIES NAMED ON SCHEDULE A
                                    ANNEXED HERETO, AS REVOLVER BORROWERS, TERM
                                    BORROWERS AND MANAGEMENT SERVICES AND
                                    REIMBURSEMENT AGREEMENT OBLIGORS

                                    By:  _______________________________________
                                         Name: Jeffrey Horowitz, Esq.
                                               Authorized Officer

                                    Notice Address for each Borrower and
                                    Management Services Agreement Obligor:
                                             c/o Covanta Energy Group, Inc.
                                             40 Lane Road
                                             Fairfield, NJ 07007
                                             Attn:  Jeffrey Horowitz, Esq.

         MANAGEMENT SERVICES AND REIMBURSEMENT
         AGREEMENT BENEFICIARIES:

                                    COVANTA ENERGY CORPORATION

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                    Notice Address:
                                             c/o Covanta Energy Group, Inc.
                                             40 Lane Road
                                             Fairfield, NJ 07007
                                             Attn:  Jeffrey Horowitz, Esq.

                                    EACH OF THE ENTITIES NAMED ON SCHEDULE B
                                    ANNEXED HERETO, AS MANAGEMENT SERVICES AND
                                    REIMBURSEMENT AGREEMENT BENEFICIARIES

                                    By:  _______________________________________
                                         Name: Jeffrey Horowitz, Esq.
                                               Authorized Officer

                                    Notice Address for each Management
                                    Services Agreement Beneficiary:
                                             c/o Covanta Energy Group, Inc.
                                             40 Lane Road
                                             Fairfield, NJ 07007
                                             Attn:  Jeffrey Horowitz, Esq.

         AGENTS AND LENDERS:

                                    BANK OF AMERICA, N.A.,
                                    as Collateral Agent, Term Loan Agent and
                                    Term Loan Lender

                                    By: _______________________________
                                        Name:
                                        Title:

                                        Notice Address:
                                              Attention: Barry Flynn
                                              1 Independence Center
                                              101 North Tryon Street
                                              Charlotte, N.C. 28255

                                    DEUTSCHE BANK AG, NEW YORK BRANCH,
                                    as Revolver Agent, Term Loan Documentation
                                    Agent and Term Loan Lender

                                    By: ________________________________________
                                         Name:
                                         Title:

                                         Notice Address:
                                                 Attention:  Keith C. Braun
                                                 Deutsche Bank AG
                                                 New York Branch
                                                 130 Liberty Street
                                                 New York, NY 10016

         PREPETITION UNSECURED CLAIMS TRUSTEE:

                                    [__________________________], AS PREPETITION
                                    UNSECURED CLAIMS TRUSTEE

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                    Notice Address:

                                                                       Exhibit D

                                                                       OMM DRAFT
                                                                         12/2/03

THE 8.25% SENIOR SECURED NOTES DUE 2011 WILL BE INITIALLY ISSUED IN GLOBAL FORM AND HELD BY DTC. PLAN PARTICIPANTS ENTITLED TO RECEIVE NOTES WILL BE REQUIRED TO HOLD THEIR INTERESTS DIRECTLY OR INDIRECTLY THROUGH DTC PARTICIPANTS EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THIS INDENTURE.

--------------------------------------------------------------------------------

                           COVANTA ENERGY CORPORATION

                     AND EACH OF THE GUARANTORS NAMED HEREIN

                       8.25% SENIOR SECURED NOTES DUE 2011

                         -------------------------------

                                    INDENTURE

                          DATED AS OF [________], 2004

                         -------------------------------

                         -------------------------------

                              [_________________]

                                   AS TRUSTEE

                         -------------------------------

                             CROSS-REFERENCE TABLE*

   Trust Indenture
     Act Section                                                       Indenture Section
   ---------------                                                     -----------------
310(a)(1).........................................................                  7.10
   (a)(2).........................................................                  7.10
   (a)(3).........................................................                  N.A.
   (a)(4).........................................................                  N.A.
   (a)(5).........................................................            7.08, 7.10
   (b)............................................................     7.08, 7.10, 13.02
   (c)............................................................                  N.A.
311(a)............................................................                  7.11
   (b)............................................................                  7.11
   (c)............................................................                  N.A.
312(a)............................................................                  2.05
   (b)............................................................                 13.03
   (c)............................................................                 13.03
313(a)............................................................                  7.06
   (b)(1).........................................................                  N.A.
   (b)(2).........................................................                  7.06
   (c)............................................................                  7.06
   (d)............................................................                  7.06
314(a)............................................................            4.03, 4.04
   (b)............................................................                 10.02
   (c)(1).........................................................           7.02, 13.04
   (c)(2).........................................................           7.02, 13.05
   (c)(3).........................................................                  N.A.
   (d)............................................................   10.03, 10.04, 10.05
   (e)............................................................                 13.05
   (f)............................................................                  N.A.
315(a)............................................................               7.01(b)
   (b)............................................................                  7.05
   (c)............................................................                  7.01
   (d)............................................................         6.05, 7.01(c)
   (e)............................................................                  6.11
316(a) (last sentence)............................................                   2.9
   (a)(1)(A)......................................................                  6.05
   (a)(1)(B)......................................................                  6.04
   (a)(2).........................................................                  N.A.
   (b)............................................................                  6.07
   (c)............................................................                  9.04
317(a)(1).........................................................                  6.08
   (a)(2).........................................................                  6.09
   (b)............................................................                  2.04
318(a)............................................................                 13.01
   (b)............................................................                  N.A.
   (c)............................................................                 13.01

----------
N.A. means not applicable
*This Cross Reference Table is not part of the Indenture.

                                TABLE OF CONTENTS

                                                                                                         PAGE
ARTICLE 1.      DEFINITIONS AND INCORPORATION BY REFERENCE.............................................    1

     Section 1.01     Definitions......................................................................    1

     Section 1.02     Other Definitions................................................................   30

     Section 1.03     Incorporation by Reference of Trust Indenture Act................................   30

     Section 1.04     Rules of Construction............................................................   31

ARTICLE 2.      THE NOTES..............................................................................   31

     Section 2.01     Form and Dating..................................................................   31

     Section 2.02     Execution and Authentication.....................................................   32

     Section 2.03     Registrar and Paying Agent.......................................................   33

     Section 2.04     Paying Agent to Hold Money in Trust..............................................   33

     Section 2.05     Holder Lists.....................................................................   33

     Section 2.06     Transfer and Exchange............................................................   34

     Section 2.07     Replacement Notes................................................................   38

     Section 2.08     Outstanding Notes................................................................   38

     Section 2.09     Treasury Notes...................................................................   38

     Section 2.10     Temporary Notes..................................................................   39

     Section 2.11     Cancellation.....................................................................   39

     Section 2.12     Defaulted Interest...............................................................   39

ARTICLE 3.      REDEMPTION AND PREPAYMENT..............................................................   39

     Section 3.01     Notices to Trustee...............................................................   39

     Section 3.02     Selection of Notes to Be Redeemed or Purchased...................................   40

     Section 3.03     Notice of Redemption.............................................................   40

     Section 3.04     Effect of Notice of Redemption...................................................   41

     Section 3.05     Deposit of Redemption or Purchase Price..........................................   41

     Section 3.06     Notes Redeemed or Purchased in Part..............................................   42

     Section 3.07     Optional Redemption..............................................................   42

     Section 3.08     Mandatory Redemption.............................................................   42

     Section 3.09     Offer to Purchase by Application of Excess Proceeds..............................   42

ARTICLE 4.      COVENANTS..............................................................................   45

     Section 4.01     Payment of Notes.................................................................   45

     Section 4.02     Maintenance of Office or Agency..................................................   45

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
     Section 4.03     Reports..........................................................................    45

     Section 4.04     Compliance Certificate...........................................................    46

     Section 4.05     Taxes............................................................................    47

     Section 4.06     Stay, Extension and Usury Laws...................................................    47

     Section 4.07     Restricted Payments..............................................................    47

     Section 4.08     Dividend and Other Payment Restrictions Affecting Subsidiaries...................    52

     Section 4.09     Restrictions on Indebtedness.....................................................    54

     Section 4.10     Asset Sales......................................................................    57

     Section 4.11     Transactions with Affiliates.....................................................    59

     Section 4.12     Liens............................................................................    61

     Section 4.13     Business Activities..............................................................    62

     Section 4.14     Corporate Existence..............................................................    62

     Section 4.15     Offer to Repurchase Upon Change of Control.......................................    62

     Section 4.16     Payments for Consent.............................................................    64

     Section 4.17     Additional Subsidiary Guarantees and Liens.......................................    64

     Section 4.18     Designation of Restricted and Unrestricted Subsidiaries..........................    65

     Section 4.19     Limitation on Sale and Leaseback Transactions....................................    65

     Section 4.20     Limitation on Performance Guarantees.............................................    66

     Section 4.21     Payment of Additional Interest...................................................    66

ARTICLE 5.            SUCCESSORS.......................................................................    66

     Section 5.01     Merger, Consolidation, or Sale of Assets.........................................    66

     Section 5.02     Successor Corporation Substituted................................................    68

ARTICLE 6.      DEFAULTS AND REMEDIES..................................................................    68

     Section 6.01     Events of Default................................................................    68

     Section 6.02     Acceleration.....................................................................    70

     Section 6.03     Other Remedies...................................................................    71

     Section 6.04     Waiver of Past Defaults..........................................................    71

     Section 6.05     Control by Majority..............................................................    71

     Section 6.06     Limitation on Suits..............................................................    72

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
     Section 6.07     Rights of Holders of Notes to Receive Payment....................................    72

     Section 6.08     Collection Suit by Trustee.......................................................    72

     Section 6.09     Trustee May File Proofs of Claim.................................................    73

     Section 6.10     Priorities.......................................................................    73

     Section 6.11     Undertaking for Costs............................................................    74

ARTICLE 7.      TRUSTEE................................................................................    74

     Section 7.01     Duties of Trustee................................................................    74

     Section 7.02     Rights of Trustee................................................................    75

     Section 7.03     Individual Rights of Trustee.....................................................    75

     Section 7.04     Trustee's Disclaimer.............................................................    76

     Section 7.05     Notice of Defaults...............................................................    76

     Section 7.06     Reports by Trustee to Holders of the Notes.......................................    76

     Section 7.07     Compensation and Indemnity.......................................................    76

     Section 7.08     Replacement of Trustee...........................................................    77

     Section 7.09     Successor Trustee by Merger, etc. ...............................................    78

     Section 7.10     Eligibility; Disqualification....................................................    78

     Section 7.11     Preferential Collection of Claims Against Company................................    79

ARTICLE 8.      LEGAL DEFEASANCE AND COVENANT DEFEASANCE...............................................    79

     Section 8.01     Option to Effect Legal Defeasance or Covenant Defeasance.........................    79

     Section 8.02     Legal Defeasance and Discharge...................................................    79

     Section 8.03     Covenant Defeasance..............................................................    80

     Section 8.04     Conditions to Legal or Covenant Defeasance.......................................    80

     Section 8.05     Deposited Money and Government Securities to be Held in
                      Trust; Other Miscellaneous Provisions............................................    81

     Section 8.06     Repayment to Company.............................................................    82

     Section 8.07     Reinstatement....................................................................    82

ARTICLE 9.      AMENDMENT, SUPPLEMENT AND WAIVER.......................................................    83

     Section 9.01     Without Consent of Holders of Notes..............................................    83

     Section 9.02     With Consent of Holders of Notes.................................................    84

     Section 9.03     Compliance with Trust Indenture Act..............................................    85

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
     Section 9.04     Revocation and Effect of Consents................................................    85

     Section 9.05     Notation on or Exchange of Notes.................................................    86

     Section 9.06     Trustee to Sign Amendments, etc. ................................................    86

ARTICLE 10.     COLLATERAL AND SECURITY................................................................    86

     Section 10.01    Security Documents...............................................................    86

     Section 10.02    Recording and Opinions...........................................................    87

     Section 10.03    Release of Collateral/Additional Liens...........................................    87

     Section 10.04    Certificates and Opinions of Counsel.............................................    90

     Section 10.05    Certificates of the Trustee......................................................    90

     Section 10.06    Authorization of Actions to be Taken by the Trustee Under the
                      Security Documents...............................................................    91

     Section 10.07    Authorization of Receipt of Funds by the Trustee Under the
                      Security Documents...............................................................    91

     Section 10.08    Termination of Security Interest.................................................    91

ARTICLE 11.     NOTE GUARANTEES........................................................................    92

     Section 11.01    Guarantee........................................................................    92

     Section 11.02    Limitation on Guarantor Liability................................................    93

     Section 11.03    Execution and Delivery of Subsidiary Guarantees..................................    93

     Section 11.04    Guarantors May Consolidate, etc., on Certain Terms...............................    94

     Section 11.05    Releases Following Sale of Assets................................................    95

     Section 11.06    Release Following Designation as an Unrestricted Subsidiary......................    95

ARTICLE 12.     SATISFACTION AND DISCHARGE.............................................................    95

     Section 12.01    Satisfaction and Discharge.......................................................    95

     Section 12.02    Application of Trust Money.......................................................    96

ARTICLE 13.     MISCELLANEOUS..........................................................................    97

     Section 13.01    Trust Indenture Act Controls.....................................................    97

     Section 13.02    Notices..........................................................................    97

     Section 13.03    Communication by Holders of Notes with Other Holders of Notes....................    98

     Section 13.04    Certificate and Opinion as to Conditions Precedent...............................    98

     Section 13.05    Statements Required in Certificate or Opinion....................................    98

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
     Section 13.06    Rules by Trustee and Agents......................................................    99

     Section 13.07    No Personal Liability of Directors, Officers, Employees and Stockholders.........    99

     Section 13.08    Governing Law....................................................................    99

     Section 13.09    No Adverse Interpretation of Other Agreements....................................    99

     Section 13.10    Successors.......................................................................    99

     Section 13.11    Severability.....................................................................    99

     Section 13.12    Counterpart Originals............................................................   100

     Section 13.13    Table of Contents, Headings, etc. ...............................................   100

     Schedule I       Schedule of Guarantors..........................................................    I-1

     Exhibit A        Form of Notes...................................................................    A-1

     Exhibit B        Form of Notation of Guarantee...................................................    B-1

     Exhibit C        Form of Supplemental Indenture to be Delivered by Subsequent Guarantors.........    C-1

         INDENTURE dated as of _________, 2004 among Covanta Energy Corporation, a Delaware corporation (the "Company"), the Guarantors (as defined) and [_________], as trustee (the "Trustee").

         The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 8.25% Senior Secured Notes due 2011 (the "Notes"):

                                   ARTICLE 1.
                   DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

         "Accreted Value" means, with respect to each $1,000 principal amount at Stated Maturity of Notes, (i) as of the Issue Date, the Initial Principal Amount; (ii) as of the Stated Maturity of the principal of the Notes, $1,000.00 and (iii) as of any other date of determination, the Initial Principal Amount plus an accretion on such Initial Principal Amount equal to an amount that causes the yield to maturity on such Note (taking into account the amount and timing of all payments of stated interest at the Stated Maturity of such payments, other than additional interest payable pursuant to Section 4.21, if any) to equal [10.480002%] per annum, calculated on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months and rounded to the nearest $0.01.

         "Acquired Debt" means, with respect to any specified Person:

                  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

                  (2) Indebtedness secured by a Lien encumbering any asset acquired or owned by such specified Person.

         "Adjusted EBITDA" means, for any period, for the Company and its Consolidated Subsidiaries (i) without duplication, the aggregate amount derived by combining the amounts for such period of (a) "Operating income (loss)", plus
(b) Net Depreciation and Amortization Expense, plus (c) "Amortization of premium and discount, net", plus (d) "Unbilled receivables", to the extent associated with accretion accounting for Limited Recourse Debt relating to Projects of the Company and its Subsidiaries, minus (e) "Equity in income from unconsolidated investments", minus (ii) without duplication, the aggregate amount derived by combining the amounts (each expressed as a positive number) for such period of
(a) "Payment of debt", to the extent consisting of principal payments on Limited Recourse Debt relating to Projects of the Company and its Subsidiaries, plus (b) "Minority interests", plus (c) the change in Accreted Value of the Notes, as each such line item referred to in clauses (i)(a), (i)(e) and (ii)(b) is reflected in the Company's consolidated statement of income prepared in conformity with GAAP and as each such line item referred to in clauses (i)(c),
(i)(d) and (ii) (a) is reflected in the Company's consolidated statement of cash flows prepared in conformity with GAAP, in each case reported in a manner consistent with the Company's reporting of such amount in its last quarterly or annual report (as the case may be) on Form 10-Q or Form 10-K, respectively, filed with the Commission prior to the Issue Date, whether such line items are so titled or otherwise titled; provided, however, that, with respect to any such period ending during 2008, each of the line items referred to above shall be calculated as if the terms of the service agreement of the Company and its Subsidiaries relating to the Alexandria Project in effect for fiscal year 2007 continued in effect during 2008, without giving effect to any negative impact on Adjusted EBITDA from the terms of any extension in 2008 of such service agreement.

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agent" means any Registrar, co-registrar, Paying Agent or additional paying agent.

         "Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

         "Approved DHC Investor" means any Person that acquires shares of common stock of DHC pursuant to a transaction determined by at least a majority of the members of the board of directors of DHC (who are not representatives, nominees or Affiliates of such Person) to be in the best interests of DHC and its stockholders.

         "Asset Sale" means:

                  (1) the sale, lease, conveyance or other disposition of any assets, property or rights (other than the sale of Equity Interests of the Company by the Company); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by
         Section 4.15 or Section 5.01 and not by Section 4.10; and

                  (2) the issuance of Equity Interests by any Restricted Subsidiary of the Company or the sale of Equity Interests in any Restricted Subsidiary of the Company.

         Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

                  (1) any single transaction or series of related transactions that involves assets, property or rights or the issuance of Equity Interests having a fair market value, or yielding Net Proceeds, of less than $10.0 million;

                  (2) any transfer of assets, property or rights by the Company to a Restricted Subsidiary of the Company or by a Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary of the Company;

                  (3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or a Restricted Subsidiary of the Company;

                  (4) the sale, lease, sublease or assignment of equipment, inventory, accounts receivable or other assets, property or rights in the ordinary course of business;

                  (5) the disposition of equipment no longer used or useful in the business of the Company or any of its Restricted Subsidiaries;

                  (6) a Sale/Leaseback Transaction with respect to any assets within 90 days of the acquisition of such assets which complies with the terms of this Indenture;

                  (7) the sale or other disposition of Cash Equivalents;

                  (8) the grant of any license of patents or trademarks or registrations therefor and other similar intellectual property in the ordinary course of business;

                  (9) the granting of any Permitted Lien (or the foreclosure thereon);

                  (10) the surrender or waiver of contract rights or the settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

                  (11) any sale of Indebtedness or other securities of an Unrestricted Subsidiary of the Company;

                  (12) a Restricted Payment permitted to be made under Section
         4.07 or a Permitted Investment; or

                  (13) any issuance of employee stock options or stock awards pursuant to benefit plans in existence on the Issue Date.

         "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).

         "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreements and any Permitted Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

         "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York and any other court properly exercising jurisdiction over any relevant case under Chapter 11 of the Bankruptcy Law.

         "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

         "Bankrupt Subsidiary" means any of Covanta Warren Energy Resource Co. LP, a Delaware limited partnership, Covanta Lake, Inc., a Florida corporation, Covanta Babylon, Inc., a New York corporation, Covanta Construction, Inc., a Delaware corporation or Covanta Tampa Bay, Inc., a Florida corporation, in each case so long as such Person remains subject to the Chapter 11 Cases before the Bankruptcy Court.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Own" and "Beneficially Owned" have a corresponding meaning.

         "Board of Directors" means the Board of Directors of the Company.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

                  (1) in the case of a corporation, corporate stock;

                  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

                  (1) United States dollars;

                  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

                  (3) time deposits, demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank lender party to the First Lien Letter of Credit Facility or an Affiliate thereof or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

                  (4) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody's or S&P;

                  (5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

                  (6) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within one year after the date of acquisition; and

                  (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

         "Change of Control" means the occurrence of any of the following:

                  (1) any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities or otherwise; provided that the creation of a holding company to own all of the Capital Stock of the Company will not be deemed to constitute a Change of Control under this clause (1) if, immediately after consummation of such transaction, the holders of the Capital Stock of such holding company are the same holders of the Capital Stock of the Company immediately before such transaction and the percentage holding of such holders is unaffected by the creation of such holding company;

                 (2) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

                  (3) the adoption of a plan relating to the liquidation or dissolution of the Company, other than to effect a Change of Domicile; or

                  (4) the sale, lease or transfer, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" or "group" as that term is used in Section 13(d)(3) of the Exchange Act (other than to the Company, any Guarantor or one or more Permitted Holders or other than to effect a Change of Domicile).

         "Change of Domicile" means a transaction or series of related transactions, including without limitation (1) a merger, amalgamation, combination or consolidation of the Company with or into another Person, (2) the acquisition of all the Capital Stock of the Company or (3) the sale, transfer, conveyance or other disposition of all or substantially all the assets of the Company and its Subsidiaries taken as a whole to another Person, the sole purpose of which is to reincorporate the Company in another jurisdiction or organize a successor entity to the Company in another jurisdiction.

         "Chapter 11 Cases" means those bankruptcy cases jointly administered under the caption "In re Ogden New York Services, Inc., et al.," Case Nos. 02-40826 (CB), et al.

         "Clearstream" means Clearstream Banking, S.A.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means all property and assets of the Company or any Guarantor with respect to which from time to time a Lien is granted as security for the Notes pursuant to the applicable Security Documents.

         "Collateral Agent" means Bank of America, N.A. in its capacity as the "Collateral Agent" as appointed pursuant to the Security Documents and any successor thereto in such capacity.

         "Commission" means the Securities and Exchange Commission.

         "Company" means Covanta Energy Corporation, a Delaware corporation, and any and all successors thereto.

         "Consolidated Cash Interest Expense" means, for any period, (i) Consolidated Interest Expense for such period minus (ii) to the extent included in Consolidated Interest Expense for such period, the change in Accreted Value of the Notes, interest paid in kind and not in cash during such period and any other amounts not paid or payable in cash.

         "Consolidated Coverage Ratio" means, with respect to the Company and its Consolidated Subsidiaries, as of any date of determination, the ratio of:

                  (1) the aggregate amount of Adjusted EBITDA for the period of the most recent four consecutive fiscal quarters (commencing on or after the Issue Date) for which internal financial statements are available prior to the date of such determination to

                  (2) Consolidated Cash Interest Expense for such four fiscal quarters; provided, however, that:

                           (A) if the Company or any of its Restricted
                  Subsidiaries has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Adjusted EBITDA and Consolidated Cash Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (in each case other than Indebtedness incurred under any revolving credit facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased (whether legally or as to covenants only) or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

                           (B) if the Company or any of its Restricted
                  Subsidiaries has repaid, repurchased, defeased or otherwise discharged, including permanent reductions in letter of credit commitments, any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased (whether legally or as to covenants only) or otherwise discharged, including permanent reductions in letter of credit commitments (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Adjusted EBITDA and Consolidated Cash Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

                           (C) if since the beginning of such period, the
                  Company or any of its Restricted Subsidiaries has made any Asset Sale, Adjusted EBITDA for such period shall be reduced by an amount equal to Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period or increased by an amount equal to Adjusted EBITDA (if negative) directly attributable thereto for such period, and Consolidated Cash Interest Expense for such period shall be reduced by an amount equal to the Consolidated Cash Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary of the Company repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Cash Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

                           (D) if since the beginning of such period, the
                  Company or any of its Restricted Subsidiaries (by merger or otherwise) has made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any such Investment or acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Adjusted EBITDA and Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

                           (E) if since the beginning of such period, any Person
                  (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or any of its Restricted Subsidiaries during such period, Adjusted EBITDA and Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on the first day of such period.

         For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Cash Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculations shall reflect any pro forma expense and cost reductions attributable to such acquisitions, to the extent such expense and cost reduction would be consistent with Regulation S-X, promulgated under the Securities Act, as such regulation is in effect from time to time, and permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission.

         If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging

Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of twelve months).

         "Consolidated Interest Expense" means, for any period, (i) the total interest expense, net of interest income, of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus
(ii) interest expense incurred by the Company or its Consolidated Subsidiaries in such period in connection with Indebtedness constituting Non-Recourse Debt or Limited Recourse Debt, determined on a consolidated basis in accordance with GAAP, plus (iii) to the extent incurred by the Company or its Consolidated Subsidiaries in such period but not included in such interest expense, without duplication, determined in each case on a consolidated basis in accordance with GAAP, except to the extent related to Non-Recourse Debt and Limited Recourse
Debt:

                  (1) interest expense attributable to Capital Lease Obligations and the imputed interest with respect to Attributable Debt;

                  (2) amortization of debt discount;

                  (3) amortization of debt issuance costs (other than any such costs associated with the Indebtedness incurred by the Company or its Subsidiaries in accordance with the Plan of Reorganization);

                  (4) amortization of capitalized interest;

                  (5) noncash interest expense;

                  (6) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financings;

                  (7) interest or dividends accrued and unpaid on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Consolidated Subsidiary;

                  (8) net payments, if any, pursuant to Hedging Obligations (including amortization of fees);

                  (9) dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of its Consolidated Subsidiaries, to the extent held by Persons other than the Company or another Consolidated Subsidiary; and

                  (10) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness incurred by such plan or trust.

         "Consolidated Net Income" means, for any period, the net income or loss of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that:

                  (1) net income of any Person (other than the Company) which is not a Restricted Subsidiary, shall be excluded from such Consolidated Net Income, except that:

                           (A) subject to the limitations contained in clause
                  (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary of the Company, to the limitations contained in clause (2) below); and

                           (B) the Company's equity in a net loss of any such
                  Person for such period shall be included in determining such Consolidated Net Income;

                  (2) net income (or loss) of any Restricted Subsidiary of the Company, other than a Guarantor, to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, which restrictions have not been legally and effectively waived, shall be excluded from such Consolidated Net Income except that:

                           (A) subject to the limitations contained in clause
                  (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary of the Company as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary of the Company, to the limitation contained in this clause); and

                           (B) the Company's equity in a net loss of any such
                  Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                  (3) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or any of its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Subsidiary of the Company shall be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

                  (4) amounts specified in clause (ii)(a) of the definition of Adjusted EBITDA (determined in accordance with such definition) shall be excluded from such Consolidated Net Income;

                  (5) any extraordinary gain or loss shall be excluded from such Consolidated Net Income;

                  (6) the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;

                  (7) gains or losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP shall be excluded from such Consolidated Net Income;

                  (8) any non-cash deferred tax expense shall be excluded from such Consolidated Net Income;

                  (9) Fresh Start Charges and reorganization charges taken in connection with the Plan of Reorganization shall be excluded from such Consolidated Net Income;

                  (10) amortization of debt issuance costs in respect of Indebtedness incurred by the Company or its Subsidiaries in accordance with the Plan of Reorganization shall be excluded from such Consolidated Net Income;

                  (11) any charges resulting from the application of Statement of Financial Accounting Standards No. 142 or 145 shall be excluded from such Consolidated Net Income; and

                  (12) the results of operations of CPIH and its Subsidiaries shall be excluded in determining such Consolidated Net Income.

         "Consolidated Subsidiaries" means the Restricted Subsidiaries of the Company; provided, however, that the interest of the Company or any of its Restricted Subsidiaries in an Unrestricted Subsidiary will be accounted for as an Investment.

         "Continuing Directors" means, as of any date of determination, those members of the Board of Directors who: (a) were members of the Board of Directors on the Issue Date; or (b) were nominated for election or elected to the Board of Directors with the affirmative vote of, or whose election or appointment was otherwise approved or ratified (whether before or after nomination or election) by, at least a majority of the Continuing Directors who were members of the Board of Directors at the time of the nomination, election or approval, as applicable.

         "Corporate Trust Office of the Trustee" will be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Company.

         "CPIH" means Covanta Power International Holdings, Inc., a Delaware corporation, and any and all successors thereto.

         "CPIH Reimbursement Agreement" means the Management Services & Reimbursement Agreement entered into by CPIH, the Company and certain of their respective Subsidiaries on the Issue Date, as such agreement may be amended, supplemented or otherwise modified from time to time.

         "CPIH Subsidiaries" means, on and after the Issue Date, CPIH and its Subsidiaries.

         "Credit Agents" means, at any time, the Persons serving at such time as the sole lender or as the "Agent," "Administrative Agent" or in some other similar capacity under each of the Credit Agreements, respectively (each of them being referred to individually herein as a "Credit Agent").

         "Credit Agreements" means the First Lien Letter of Credit Facility and the Second Lien Letter of Credit Facility (each being referred to individually herein as a "Credit Agreement") and any other revolving credit or letter of credit facility entered into by the Company or any of its Restricted Subsidiaries.

         "Credit Agreement Obligations" means (i) all Bank Indebtedness and (ii) all other obligations (not constituting Indebtedness) of the Company or any Guarantor under the Credit Agreements.

         "Custodian" means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Definitive Note" means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

         "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

         "DHC" means Danielson Holding Corporation, a Delaware corporation, and any and all successors thererto.

         "Discharge of Credit Agreement Obligations" means payment in full in cash of the principal of and interest and premium, if any, on all Bank Indebtedness, payment in full in cash of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid and the termination of all letter of credit commitments and other commitments thereunder.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of such Capital Stock), or upon the happening of any event, matures, excluding any maturity as the result of the redemption thereof at the option of the issuer thereof, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock that is not Disqualified Stock; provided that only the portion of the Capital Stock or other security which so matures, is mandatorily redeemable or is so redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock; provided further that if such Capital Stock or other security is issued to and held by any employee pursuant to any plan program or arrangement or any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock or other security shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of such Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.

         "Domestic Subsidiary" means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Euroclear" means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Subsidiary" means any Domestic Subsidiary which is not a "Borrower", and is not required to be a "Borrower", under either Credit Agreement, as such term is defined in the Credit Agreements.

         "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the Issue Date or otherwise issued in accordance with the Plan of Reorganization.

         "Existing IPP International Project Guaranties" means, collectively,
(i) the existing guaranty by Covanta Energy Group, Inc. of the obligations of the CPIH Subsidiaries under certain agreements relating to the Haripur Project, the Samalpatti Project and the Trezzo Project, (ii) the existing guaranty by Covanta Projects, Inc. of the obligations of the CPIH Subsidiaries under certain agreements relating to the Quezon Project and (iii) the existing guaranty by the

Company of the obligations of the CPIH Subsidiaries under certain agreements relating to the Balaji/Madurai Project and the LICA Project, as each such guaranty may be amended, restated, supplemented or otherwise modified on terms not materially less favorable to the Company and its Restricted Subsidiaries.

         "Expansion" means, with respect to any waste-to-energy Project in existence on the Issue Date, additions or improvements to the existing facilities of such Project that involve the addition of a boiler or an increase in turbine generating capacity.

         "Expense Reimbursement Agreement" means [_____] and any amendments, modifications or extensions thereof on terms not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the terms of such agreement as in effect on the Issue Date.

         "First Lien Letter of Credit Facility" means the Credit Agreement, dated as of [_______], 2004, by and among the Company, the guarantors party thereto, Deutsche Bank AG, New York Branch, as documentation agent, Bank of America, N.A., as administrative agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, increased, supplemented, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group.

         "Fresh Start Charges" means, for any period, the aggregate non-cash charges of the Company and its Restricted Subsidiaries arising from the application of fresh start accounting principles, determined on a consolidated basis in accordance with GAAP.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

         "Global Notes" means one or more global Notes registered in the name of the Depositary or its nominee issued in accordance with Article 2, substantially in the form of Exhibit A hereto, and bearing the Global Note Legend and including the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

         "Global Note Legend" means the legend set forth in Section 2.06(f), which is required to be placed on all Global Notes issued under this Indenture.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

                  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

                  (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include (i) endorsements of negotiable instruments for collection or deposit in the ordinary course of business or (ii) Performance Guarantees. The term "guarantee" used as a verb has a corresponding meaning.

         "Guarantors" means each of:

                  (1) the Company's Domestic Subsidiaries on the Issue Date other than Excluded Subsidiaries; and

                  (2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns.

         "Haverhill Deferred PPA Income" means, for any period, all non-cash income resulting from payments made in 1998 by the counterparty to the power purchase agreement relating to the Haverhill Project in order to "buydown" its obligations under such agreement, to the extent such non-cash income is included in consolidated revenue or consolidated earnings of the Company and its Subsidiaries during such period.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

                  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

                  (2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates; and

                  (3) forward agreements or arrangements designed to hedge against fluctuation in electricity rates pertaining to electricity produced by a Project, so long as the contractual arrangements relating to such Project contemplate that the Company or its Subsidiaries shall deliver such electricity to third parties.

         "Holder" means a Person in whose name a Note is registered.

         "Indebtedness" means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (3), (8) and (9) below) would appear as a liability or, in the case of clause (6) only, Preferred Stock on the balance sheet of such Person, prepared in accordance with GAAP:

                  (1) the principal amount of and premium, if any, in respect of indebtedness of such Person for borrowed money;

                  (2) the principal amount of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (3) all obligations of such Person in respect of letters of credit, bankers' acceptances, or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

                  (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

                  (5) all Capital Lease Obligations and all Attributable Debt of such Person;

                  (6) the amount of all obligations of such Person with respect to the redemption, repayment or repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

                  (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

                           (A) the fair market value of such asset at such date
                  of determination and

                           (B) the amount of such Indebtedness of such other
                  Persons;

                  (8) Hedging Obligations of such Person;

                  (9) all obligations of such Person in respect of Insurance Premium Financing Arrangements; and

                  (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends or distributions of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

         The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount of such Indebtedness less the remaining unaccreted portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

         "Indenture" means this indenture, as amended or supplemented from time to time.

         "Indirect Participant" means a Person who holds a beneficial interest in a Global Note through a Participant.

         "Initial Principal Amount" means, with respect to each $1,000 principal amount at Stated Maturity of Notes, $891.30.

         "Insurance Premium Financers" means Persons who are not Affiliates of the Company who advance insurance premiums for the Company and its Subsidiaries pursuant to Insurance Premium Financing Arrangements.

         "Insurance Premium Financing Arrangements" means, with respect to any Person, agreements with Insurance Premium Financers pursuant to which such Insurance Premium Financers advance insurance premiums for or on behalf of such Person. Insurance Premium Financing Arrangements (i) shall not provide, for the benefit of such Insurance Premium Financers, any security interest in any property of the Company or any of its Subsidiaries other than gross unearned premiums for the insurance policies that are the subject of such arrangements,
(ii) shall not purport to prohibit any of the Liens created in favor of Trustee for the benefit of Holders pursuant to the Security Documents, and (iii) shall not contain any provision or contemplate any transaction prohibited by the Indenture.

         "Intercreditor Agreement" means that certain intercreditor agreement, dated as of [________], 2004, by and among the Company, the Company's subsidiaries listed on the signature pages thereto, the financial institutions listed on the signature pages thereto, Bank of America, N.A., as administration agent, Deutsche Bank AG, New York branch, as documentation agent, DHC and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

         "Interest Accrual Period" means the period from (and including) the date of issuance of the Notes to but excluding the first Interest Payment Date after issuance, and each successive six-month period from and including each Interest Payment Date to but excluding the following Interest Payment Date.

         "Interest Payment Date" means [________] and [________] of each year, commencing on [________], 2004, or if any such day is not a Business Day, the next succeeding Business Day.

         "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Company's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07. Any deemed investment in any Person not involving a transfer of cash or other assets to such Person and resulting solely from the application of pushdown accounting rules will not constitute an Investment.

         "Investor Parties" means (i) D.E. Shaw Laminar Portfolios, L.L.C., (ii) SZ Investments, LLC, and (iii) Third Avenue Value Fund, Inc.

         "Issue Date" means the first date on which the Notes are issued.

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Limited Recourse Debt" means, with respect to any Subsidiary of the Company, Indebtedness of such Subsidiary with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets associated with a Project (which in any event shall not include assets held by the Company or any Subsidiary other than a Subsidiary whose sole business is the ownership and/or operation of such Project and substantially all of whose assets are associated with such Project) in respect of which such Indebtedness was incurred or (ii) the Equity Interests in such Subsidiary, but in the case of clause (ii) only if such Subsidiary's sole business is the ownership and/or operation of such Project and substantially all of such Subsidiary's assets are associated with such Project. Indebtedness of a Subsidiary of the Company shall not fail to be Limited Recourse Debt solely by virtue of the fact that the holders of such Limited Recourse Debt have recourse to the Company or another Subsidiary of the

Company pursuant to a Performance Guaranty, so long as such Performance Guaranty is not prohibited by Section 4.20.

         "Management Investors" means the officers and employees of the Company or a Subsidiary of the Company who acquire Voting Stock of DHC or the Company on or after the Issue Date.

         "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business of Moody's Investors Service, Inc.

         "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any parcel of real property to secure the Obligations under the Notes.

         "Net Depreciation and Amortization Expense" means, for any period, (i) the sum of the amounts (each expressed as a positive number) for such period of "Depreciation" and "Amortization", as each such line item is reflected in the Company's consolidated statement of cash flows prepared in conformity with GAAP and reported in a manner consistent with the Company's reporting of such amount in its last quarterly or annual report (as the case may be) on Form 10-Q or Form 10-K, respectively, filed with the Commission prior to the Issue Date, whether such line items are so titled or otherwise titled, plus other non-cash charges, minus (ii) Haverhill Deferred PPA Income.

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the costs directly related to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions and consent fees, (ii) taxes paid or payable as a result of such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment or cash collateralization of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness:

                  (1) as to which neither the Company, any Guarantor, nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly liable as a guarantor or otherwise, or (iii) constitutes the lender; and

                  (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company, any Guarantor, or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity;

provided that Performance Guarantees permitted under this Indenture will not cause any such Indebtedness not to be Non-Recourse Debt.

         "Notes" has the meaning assigned to it in the preamble to this Indenture.

         "Obligations" means all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including post-petition interest whether or not allowable as a claim in any proceeding) under the documentation governing any Indebtedness.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Senior Vice President, or any Vice President of such Person.

         "Officer's Certificate" means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 13.05.

         "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee and, that meets the requirements of Section
13.05. Such counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

         "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

         "Performance Guaranty" means any agreement entered into by the Company or any Restricted Subsidiary of the Company under which the Company or such Restricted Subsidiary (i) guarantees the performance of a Subsidiary of the Company under a lease or sublease or under a service, management or operating agreement relating to a Project or (ii) guarantees the performance of CPIH or any of its Subsidiaries under a lease or sublease or under a service, management or operating agreement in existence on the Issue Date, as amended or modified on terms not materially less advantageous to the Company or such Restricted Subsidiary.

         "Permitted Business" means any business of the type engaged in by the Company or any of its Restricted Subsidiaries as of the Issue Date or any business reasonably related, ancillary or complementary thereto.

         "Permitted Holders" means (i) DHC and the Management Investors and (ii) any Related Party of a Person referred to in the immediately preceding clause
(i).

         "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary of the Company:

                  (1) in the Company, a Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) or a Person that will, upon the making of such Investment, become a Restricted Subsidiary of the Company;

                  (2) consisting of intercompany loans to Bankrupt Subsidiaries, so long as (a) the proceeds of such loans are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of such Bankrupt Subsidiaries, and (b) the aggregate amount of such intercompany loans outstanding to all Bankrupt Subsidiaries at any time does not exceed $3.0 million;

                  (3) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary of the Company;

                  (4) in Cash Equivalents;

                  (5) in receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

                  (6) in payroll, travel and similar advances to employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (7) in loans or advances to employees made in the ordinary course of business and not exceeding $2.0 million in the aggregate outstanding at any one time, of which not more than $1.0 million shall be for purposes other than employee relocation expenses;

                  (8) received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

                  (9) in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 or a transaction not constituting an Asset Sale by reason of the $10.0 million threshold contained in the definition thereof;

                  (10) that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of the Company in the ordinary course of business and otherwise in accordance with this Indenture;

                  (11) in securities of any trade creditor, supplier or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor, supplier or customer;

                  (12) acquired as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

                  (13) consisting of purchases and acquisitions of inventory, supplies, materials, equipment or contract rights or licenses or leases of intellectual property, in any case, in the ordinary course of business;

                  (14) consisting of intercompany Indebtedness not prohibited under Section 4.09;

                  (15) consisting of a Guarantee not prohibited under Section 4.09;

                  (16) the consideration for which consists solely of shares of Capital Stock (other than Disqualified Stock) of the Company;

                  (17) required to be made by the Company and its Restricted Subsidiaries under Performance Guarantees in effect on the Issue Date or entered into in compliance with the terms of Section 4.20;

                  (18) deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not made or acquired in contemplation of such acquisition;

                  (19) in prepaid expenses and leases, and in utility and workers' compensation performance and other similar deposits made in ordinary course of business;

                  (20) in CPIH and its Subsidiaries and in Unrestricted Subsidiaries of the Company to fund administrative services including, but not limited to, payroll, cash management, administration, billing, procurement, and equity investments the Company is required to make in CPIH and its Subsidiaries in a net amount not to exceed $20.0 million in the aggregate outstanding at any one time;

                  (21) under the CPIH Reimbursement Agreement;

                  (22) advances by the Company or a Restricted Subsidiary of the Company to fund expansion, replacements or improvements in respect of a publicly-owned Project, which advances are reimbursable by the owner of the Project;

                  (23) made pursuant to the Plan of Reorganization; and

                  (24) other Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not exceeding $70.0 million in the aggregate outstanding at any one time.

         "Permitted Liens" means:

                  (1) Liens securing the Credit Agreement Obligations;

                  (2) Liens securing the Notes and the Guarantees;

                  (3) Liens in favor of the Company or any Guarantor;

                  (4) Liens on property or assets of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were not put in place in contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or the Restricted Subsidiary;

                  (5) Liens on property or assets existing at the time of acquisition of the property or assets by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not put in place in contemplation of such acquisition;

                  (6) Liens existing on the Issue Date or otherwise granted in respect to Existing Indebtedness in accordance to the Plan of Reorganization;

                  (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent, that are not yet subject to penalties or interest for non-payment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

                  (8) Liens securing Permitted Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under this Indenture;

                  (9) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business;

                  (10) Liens securing Indebtedness permitted by clause (5) of
         Section 4.09(b) covering only the assets acquired with such Indebtedness;

                  (11) Liens with respect to Permitted Indebtedness incurred pursuant to clause (8) or (10) of Section 4.09(b).

                  (12) Liens securing Hedging Obligations permitted under this Indenture;

                  (13) Liens arising from the filing of Uniform Commercial Code financing statements in connection with operating leases;

                  (14) attachment or judgment Liens not giving rise to an Event of Default;

                  (15) Liens encumbering property or assets of the Company or any Restricted Subsidiary of the Company consisting of carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords', suppliers' and other similar Liens, and other Liens arising by operation of law and incurred in the ordinary course of business for sums that are not overdue or that are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of the Company or such Restricted Subsidiary in accordance with GAAP;

                  (16) Liens incurred, or pledges or deposits made in the ordinary course of business and consistent with industry practice in connection with, workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, including any Liens securing letters of credit issued in the ordinary course of business in connection with the foregoing;

                  (17) Liens in the nature of rights of set-off of banks and other Persons;

                  (18) Liens in favor of customs and revenue authorities and other similar authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

                  (19) leases or subleases granted to third Person not materially interfering with the business of the Company and its Restricted Subsidiaries taken as a whole;

                  (20) any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease;

                  (21) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

                  (22) Liens incurred or deposits made in connection with the purchase of inventory; provided that any such purchase of inventory is incidental to the conduct of the business of the Company or a Restricted Subsidiary of the Company in accordance with its then current business practices, such Liens are in the nature of a vendor's lien or a reservation of title and the obligations secured by such Liens are Trade Payables incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

                  (23) minor imperfections of, or encumbrances on, title that do not materially impair the value of property for its intended use;

                  (24) Liens incurred or deposits made to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (25) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with this Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

                  (26) Liens on assets of any Subsidiary of the Company or on the Equity Interests of such Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt or Non-Recourse Debt of such Subsidiary permitted by Section 4.09;

                  (27) Liens on cash collateral of the Company securing insurance deductibles or self-insurance retentions required by third party insurers in connection with insurance arrangements entered into in the ordinary course of business by the Company and its Subsidiaries with such insurers;

                  (28) Liens pursuant to Insurance Premium Financing Arrangements permitted under this Indenture, so long as such Liens attach only to the gross unearned premiums for the insurance policies which are the subject of such arrangements; and

                  (29) Liens not otherwise permitted by clauses (1) through (28) above securing Indebtedness in an aggregate amount at the time of incurrence, together with all other Indebtedness secured by then outstanding Liens previously incurred or assumed pursuant to this clause (29), not in excess of $10.0 million.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (A) other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

                  (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased (whether legally or as to covenants only) or refunded (plus all accrued interest on such Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith); provided, however, that, notwithstanding the foregoing, Permitted Refinancing Indebtedness with respect to Permitted Debt described in clauses (3) and (4) of Section 4.09(b) may be incurred in an amount not in excess of 110% of the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

                  (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

                  (4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

or (B) Limited Recourse Debt or Non-Recourse Debt of municipally-sponsored privately-owned Projects so long as the terms of such Permitted Refinancing Indebtedness, taken as a whole, are not materially more restrictive to the Company and its Subsidiaries.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "Plan of Reorganization" means the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, filed with the United States Bankruptcy Court for the Southern District of New York on [________], 2003, as amended pursuant to the confirmation order thereof dated [________], 2003.

         "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

         "Project" means any waste-to-energy facility, electrical generation plant, cogeneration plant, water treatment facility or other facility for the generation of electricity or engaged in another line of business in which the Company and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of the Company was, is or will be (as the case may be) an owner, operator, manager or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction, so long as such interest constitutes an existing Investment on the Issue Date permitted hereunder; provided however, that a Project shall cease to be a Project at such time that the Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

         "Related Party" means (a) with respect to DHC, (i) any direct or indirect wholly-owned Subsidiary of DHC, any Approved DHC Investor and any officer, director or employee of DHC or any wholly-owned Subsidiary of DHC, (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers, directors and employees referred to in clause (a)(i) of this definition or (iii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of one or more of the persons described in clauses (a)(i) or (a)(ii) of this definition; or (b) with respect to any Management Investor (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer or employee or (ii) any trust, corporation or partnership 100%-in-interest of the beneficiaries, stockholders or partners of which consists of such officer or employee, any of the persons described in clause (b)(i) of this definition or any combination thereof.

         "Responsible Officer," when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

         "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary of the Company whereby the Company or such Restricted Subsidiary transfers such property to another Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Guarantor or between Guarantors.

         "Second Lien Letter of Credit Facility" means (i) the Credit Agreement, dated as of [_____], 200[_], by and among the Company, each of its Subsidiaries listed on the signature pages thereof, the financial institution listed on the signature pages thereof and Bank One, N.A., as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, increased, supplemented, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreement" means the Security Agreement, dated as of the date of this Indenture, by and among the Company, the Grantors (as defined therein) and the Collateral Agent, as amended, modified or supplemented from time to time in accordance with the terms of this Indenture.

         "Security Documents" means the Security Agreement, the Intercreditor Agreement and the Mortgages, dated as of the date of this Indenture, and any other document or instrument pursuant to which a Lien is granted by the Company or any Guarantor to secure any Obligations under the Notes and this Indenture or under which rights or remedies with respect to such Lien are governed, as such agreements may be amended, modified or supplemented from time to time.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

         "Stated Maturity" means, with respect to any installment of interest or principal on any Indebtedness, the fixed date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, but does not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the fixed date scheduled for the payment thereof.

         "Subsidiary" means, with respect to any specified Person:

                  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                  (2) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of such Person (or any combination thereof);

provided, however, that, except to the extent expressly indicated, the term "Subsidiary," when used with respect to the Company or its Restricted Subsidiaries, shall not include CPIH or any of its Subsidiaries.

         "Subsidiary Guarantee" means, the Guarantee by each Guarantor of the Company's Obligations under this Indenture and the Notes, executed pursuant to the terms of this Indenture.

         "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

         "Tax Sharing Agreement" means the Tax Sharing Agreement among DHC, the Company and CPIH and any amendments, modifications or extensions thereof on terms not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the terms of such agreement as in effect on the Issue Date.

         "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

         "Trustee" means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

         "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such
Subsidiary:

                  (1) has no Indebtedness other than Non-Recourse Debt;

                  (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

                  (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

                  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

         Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements to be an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under
Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Unsecured Notes" means the 7.5% Subordinated Unsecured Notes due 2011 issued by the Company pursuant to an indenture dated [________], 2004.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                  (1) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

                  (2) the then outstanding principal amount of such Indebtedness.

SECTION 1.02 Other Definitions.

                                                                                    Defined in
            Term                                                                     Section
            ----                                                                     -------
"Affiliate Transaction"............................................................    4.11
"Asset Sale Offer".................................................................    3.09
"Authentication Order".............................................................    2.02
"Change of Control Offer"..........................................................    4.15
"Change of Control Payment"........................................................    4.15
"Change of Control Payment Date"...................................................    4.15
"Covenant Defeasance"..............................................................    8.03
"DTC"..............................................................................    2.03
"Event of Default".................................................................    6.01
"Excess Proceeds"..................................................................    4.10
"Exemption" .......................................................................   10.03
"incur"............................................................................    4.09
"Legal Defeasance".................................................................    8.02
"Offer Amount".....................................................................    3.09
"Offer Period".....................................................................    3.09
"Paying Agent".....................................................................    2.03
"Permitted Debt"...................................................................    4.09
"Purchase Date"....................................................................    3.09
"Registrar"........................................................................    2.03
"Relevant Liabilities".............................................................   10.07
"Restricted Payments"..............................................................    4.07
"Subject Property".................................................................   10.03

SECTION 1.03  Incorporation by Reference of Trust Indenture Act.

         Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

         The following TIA terms used in this Indenture have the following meanings:

         "indenture securities" means the Notes;

         "indenture security Holder" means a Holder of a Note;

         "indenture to be qualified" means this Indenture;

         "indenture trustee" or "institutional trustee" means the Trustee; and

         "obligor" on the Notes and the Subsidiary Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

         All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.04 Rules of Construction.

         Unless the context otherwise requires:

                  (1) a term has the meaning assigned to it;

                  (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                  (3) "or" is not exclusive;

                  (4) words in the singular include the plural, and in the plural include the singular;

                  (5) "will" shall be interpreted to express a command;

                  (6) provisions apply to successive events and transactions;

                  (7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time; and

                  (8) references to "Sections" or "Articles" are to the portions of this Indenture so designated.

                                   ARTICLE 2.
                                    THE NOTES

SECTION 2.01 Form and Dating.

         (a) General. The Notes shall be known and designated as the "8.25% Senior Secured Notes Due 2011" of the Company. The Notes and the Trustee's certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof and shall be initially issued only in global form.

         The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

         (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

         (c) Book-Entry Provisions. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

SECTION 2.02 Execution and Authentication.

         An Officer must sign the Notes for the Company and an Officer or director of each Guarantor must sign such Guarantor's Guarantee, in each case, by manual or facsimile signature.

         If an Officer or director whose signature is on a Note or Guarantee no longer holds that office at the time a Note or Guarantee is authenticated, the Note or Guarantee will nevertheless be valid.

         A Note will not be valid until authenticated by the manual or facsimile signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

         On the date of the Indenture, the Trustee will, upon receipt of a written order of the Company signed by two Officers (an "Authentication Order"), authenticate the Notes for $230.0 million in aggregate principal amount at Stated Maturity.

         The Trustee may appoint an authenticating agent acceptable to the Company to authenticate the Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

SECTION 2.03 Registrar and Paying Agent.

         The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term "Registrar" includes any co-registrar and the term "Paying Agent" includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

         The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

         The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

SECTION 2.04 Paying Agent to Hold Money in Trust.

         The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

SECTION 2.05 Holder Lists.

         The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA Section 312(a).

SECTION 2.06 Transfer and Exchange.

         (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Company for Definitive Notes only if:

                  (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary; or

                  (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee;

         Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

         (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or
(2) below, as applicable:

                  (1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

                  (2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

                           (A)      both:

                                    (i) a written order from a Participant or an
                           Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

                                    (ii) instructions given in accordance with
                           the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

                           (B)      both:

                                    (i) a written order from a Participant or an
                           Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive
                           Note in an amount equal to the beneficial interest to be transferred or exchanged; and

                                    (ii) instructions given by the Depositary to
                           the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

         (c) Transfer or Exchange of Beneficial Interests for Definitive Notes. Subject to Section 2.06(a), if any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(1) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

         (d) Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

         (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the

Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

         (f) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION
2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

         (g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

         (h) General Provisions Relating to Transfers and Exchanges.

                  (1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar's request.

                  (2) No service charge will be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require Holder to pay a sum sufficient to pay all transfer tax or similar governmental charges payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 3.10, 4.10, 4.15 and 9.05). The Registrar
         will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

                  (3) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

                  (4) The Company will not be required:

                           (A) to issue, to register the transfer of or to
                  exchange any Notes (i) during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, or (ii) during a period beginning at the opening of business 15 days before any Interest Payment Date and ending at the closing of business on such Interest Payment Date;

                           (B) to register the transfer of or to exchange any
                  Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

                           (C) to register the transfer of or to exchange a Note
                  between a record date and the next succeeding Interest Payment Date.

                  (5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

                  (6) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

SECTION 2.07 Replacement Notes.

         If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee's requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

         Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08 Outstanding Notes.

         The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a).

         If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

         If the principal amount or Accreted Value of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

         If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

SECTION 2.09 Treasury Notes.

         In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

SECTION 2.10 Temporary Notes.

         Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes. Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

SECTION 2.11 Cancellation.

         The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy or return to the Company canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12 Defaulted Interest.

         If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

                                   ARTICLE 3.
                            REDEMPTION AND PREPAYMENT

SECTION 3.01 Notices to Trustee.

         If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer's Certificate setting forth:

                  (1) the clause of this Indenture pursuant to which the redemption shall occur;

                  (2) the redemption date;

                  (3) the principal amount of Notes to be redeemed; and

                  (4) the redemption price.

SECTION 3.02 Selection of Notes to Be Redeemed or Purchased.

         (a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase as follows:

                  (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

                  (2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         (b) In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

         (c) The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03 Notice of Redemption.

         (a) Subject to the provisions of Sections 3.09 and 3.10, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.

         (b) The notice will identify the Notes to be redeemed and will state:

                  (1) the redemption date;

                  (2) the redemption price;

                  (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such

         Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

                  (4) the name and address of the Paying Agent;

                  (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

                  (6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

                  (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

                  (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

         (c) At the Company's request, the Trustee will give the notice of redemption in the Company's name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer's Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04 Effect of Notice of Redemption.

         Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional. If the Company complies with the provisions of this paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.

SECTION 3.05 Deposit of Redemption or Purchase Price.

         (a) One Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

         (b) If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06 Notes Redeemed or Purchased in Part.

         Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

SECTION 3.07 Optional Redemption.

         (a) At any time after the Issue Date and on or before [_________], 2006, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' notice, at the Accreted Value on the redemption date, plus accrued and unpaid interest to the redemption date.

         (b) At any time on or after [_______], 2006, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of Accreted Value) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on [_______] of the years indicated below:

        Year                                                                            Percentage
        ----                                                                            ----------
2006..........................................................................           104.625%
2007..........................................................................           103.469%
2008..........................................................................           102.313%
2009..........................................................................           101.156%
2010 and thereafter...........................................................           100.000%

         (c) Any redemption pursuant to this Section 3.07 shall be made in accordance with the provisions of Section 3.01 through 3.06. Any notice to the Holders of Notes of a redemption pursuant to this Section 3.07 shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

SECTION 3.08 Mandatory Redemption.

         The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09 Offer to Purchase by Application of Excess Proceeds.

         (a) In the event that, pursuant to Section 4.10, the Company is required to commence an offer to all Holders to purchase Notes (an "Asset Sale Offer"), it will follow the procedures specified below.

         (b) Subject to the Intercreditor Agreement, the Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than three Business Days after the termination of the Offer Period (the "Purchase Date"), the Company will apply all Excess Proceeds (the "Offer Amount") to the purchase or redemption of Notes and such other pari passu Indebtedness containing provisions similar to this Section 3.09 (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

         (c) If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

         (d) Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

                  (1) that the Asset Sale Offer is being made pursuant to this
         Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer will remain open;

                  (2) the Offer Amount, the offer price and the Purchase Date;

                  (3) that any Note not tendered or accepted for payment will continue to accrue interest;

                  (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

                  (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 of principal at Stated Maturity only;

                  (6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

                  (7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

                  (8) that, if the aggregate purchase or redemption price of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased or redeemed on a pro rata basis based on the Accreted Value of Notes and principal of such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000 of principal at Stated Maturity, or integral multiples thereof, will be purchased); and

                  (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount at Stated Maturity to that of the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

         (e) On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver to the Trustee an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver such new Note to such Holder, in a principal amount at Stated Maturity equal to that of any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

         (f) Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made in accordance with the provisions of Sections 3.01 through 3.06.

         (g) Notwithstanding the foregoing, to the extent the Intercreditor Agreement is in effect, any Asset Sale Offer shall be governed by the terms of the Intercreditor Agreement to the extent that the applicable terms of this Indenture are inconsistent therewith.

                                   ARTICLE 4.
                                    COVENANTS

SECTION 4.01 Payment of Notes.

         The Company shall pay or cause to be paid the principal or Accreted Value of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, Accreted Value, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by or on behalf of the Company in immediately available funds and designated for and sufficient to pay all principal, Accreted Value, premium, if any, and interest then due. Payments of Accreted Value of the Notes prior to the Stated Maturity of principal of the Notes will reduce proportionately, for purposes of calculation of interest payable thereon and for future determinations of Accreted Value and principal thereof, the principal amount at Stated Maturity of the Notes with respect to which such payments of Accreted Value have been made.

SECTION 4.02 Maintenance of Office or Agency.

         (a) The Company shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

         (b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

         (c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

SECTION 4.03 Reports.

         (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes remain outstanding, the Company will:

                  (1) provide the Trustee and the Holders with the annual, quarterly and current reports as are required in such Sections 13 and 15(d) to be filed by a United States corporation subject to such Sections in respect of debt securities not listed on an exchange, within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and

                  (2) to the extent permitted, file with the Commission the reports referred to in clause (1) of this Section 4.03(a) within 15 days after the times specified for such filings under the Exchange Act (whether or not applicable to the Company).

         (b) The quarterly and annual financial information required by Section 4.03(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of condensed consolidating financial information with respect to the financial condition and results of operations of the Company and its Subsidiaries (excluding CPIH and its Subsidiaries) separate from the financial condition and results of operations of the Company and all of its Subsidiaries (including, for that purpose, CPIH and its Subsidiaries).

SECTION 4.04 Compliance Certificate.

         (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 105 days after the end of each fiscal year, an Officer's Certificate of the Company and such Guarantor, respectively, stating that, in the course of performing his or her duties as officers of the Company or such Guarantor, as applicable, a review of the activities of the Company or such Guarantor and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company or such Guarantor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such Guarantor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal or Accreted Value of, or interest or premium, if any, on, the Notes are prohibited or if such event has occurred, a description of the event and what action the Company or such Guarantor is taking or proposes to take with respect thereto.

         (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a)(1) shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that caused them to believe that, with respect to financial and accounting matters, the Company has violated any provisions of Article 4 or
Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. [SUBJECT TO AUDITOR REVIEW.]

         (c) So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, within 5 Business Days after the date on which any Officer of the Company becomes aware of any Default or Event of Default, an Officer's Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05 Taxes.

         The Company shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, prior to delinquency, all taxes, assessments, and governmental charges levied or imposed upon its or its Subsidiaries' income, profits or property, except such as are contested in good faith and by appropriate proceedings or where stayed by the Bankruptcy Court or other court of competent jurisdiction or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06 Stay, Extension and Usury Laws.

         The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture or the Security Documents; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07 Restricted Payments.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Guarantor or, in the case of a Restricted Subsidiary that is not a Guarantor, to the Company or any Restricted Subsidiary);

                  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the

         Company held by a Person other than the Company or a Restricted Subsidiary of the Company;

                  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated by its terms in right of payment to the Notes or the Subsidiary Guarantees, except payments of interest or principal at the Stated Maturity thereof; or

                  (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

                  (5) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

                  (6) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.09(a); and

                  (7) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9),
         (10), (11) (other than payments with respect to Equity Interests of the Company or any of its Restricted Subsidiaries), (12) and (13) of
         Section 4.07(b)), is less than the sum, without duplication, of:

                           (A) 50% of the aggregate Consolidated Net Income of
                  the Company (or, in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the Issue Date and ending on the last day of the Company's most recent fiscal quarter for which financial information is available to the Company ending prior to the date of such proposed Restricted Payment, taken as one accounting period, plus

                           (B) 100% of the aggregate net cash proceeds received
                  by the Company since the Issue Date (x) from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or Disqualified Stock or debt or other securities of the Company that have been converted into or exchanged for such Equity Interests (other than (i) Equity Interests (or Disqualified Stock or convertible or exchangeable debt or other securities) sold to a Subsidiary of the Company or any employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries, and (ii) Disqualified Stock or convertible or exchangeable debt or other securities that have been converted into or exchanged for Disqualified Stock), and
                  (y) as capital contributions from its shareholders, plus

                           (C) to the extent that any Unrestricted Subsidiary is
                  redesignated as a Restricted Subsidiary after the Issue Date, the fair market value of such Subsidiary, as determined by the Board of Directors, as of the date of such redesignation, plus

                           (D) the sum of (i) the aggregate amount in cash
                  returned to the Company or any of its Restricted Subsidiaries and (ii) the aggregate principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries cancelled, in each case with respect to Restricted Investments made after the Issue Date whether through interest payments, principal payments, dividends, or other distributions or the forgiveness or cancellation of Indebtedness, plus

                           (E) the net cash proceeds received by the Company or
                  any of its Restricted Subsidiaries from the disposition or sale (other than to a Restricted Subsidiary), or liquidation, retirement or redemption of all or any portion of Restricted Investments made after the Issue Date, plus

                           (F) the net reduction in Investments in Unrestricted
                  Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or any of its Restricted Subsidiaries, plus

                           (G) in the event that the Company or any of its
                  Restricted Subsidiaries makes any Investment in a Person that, as a result of or in connection with such Restricted Investment, becomes a Restricted Subsidiary, an amount equal to such portion of the Company's or any of its Restricted Subsidiaries' existing Investments in such Person that was previously treated as a Restricted Payment.

         (b) The provisions of Section 4.07(a) will not prohibit:

                  (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture; provided, however, that any such dividend will be included in the calculation of the amount of Restricted Payments (without duplication for declaration);

                  (2) the making of any Restricted Investment or the payment on or with respect to or, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than (i) Disqualified Stock and (ii) Equity Interests issued or sold to a Restricted Subsidiary of the Company or to any employee stock ownership plan or other trust established by the

         Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries) or out of the net cash proceeds of substantially concurrent capital contributions made to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Investment redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (7)(B) of Section 4.07(a);

                  (3) the defeasance (whether legally or as to covenants only), redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or Disqualified Stock of the Company with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

                  (4) the declaration and payment of any dividend by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary's Equity Interests on a pro rata basis;

                  (5) the retirement of any shares of Disqualified Stock of the Company by conversion into, or by exchange for, shares of Disqualified Stock of the Company, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other shares of Disqualified Stock of the Company; provided that the Disqualified Stock of the Company that replaces the retired shares of Disqualified Stock of the Company shall not require the direct or indirect payment of any liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of the Company;

                  (6) payments required to be made or otherwise contemplated pursuant to the Plan of Reorganization;

                  (7) payments required to be made pursuant to the Expense Reimbursement Agreement or Tax Sharing Agreement;

                  (8) payments in respect of the limited partnership interests in Covanta Onondaga Limited Partnership and Covanta Huntington Limited Partnership pursuant to the limited partnership agreements of such entities as in effect on the Issue Date and as amended, modified or extended on terms not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole;

                  (9) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

                  (10) payments in satisfaction of earn-out and deferred purchase price obligations pursuant to agreements relating to the acquisition of any Person which, following such acquisition, would be a Restricted Subsidiary of the Company;

                  (11) any Restricted Payments made pursuant to any employee benefit plan, arrangement or perquisite (including plans, arrangements or perquisites for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors in its good faith judgment;

                  (12) the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, any Unrestricted Subsidiary of the Company;

                  (13) payments or distributions to dissenting stockholders pursuant to applicable law or pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 5.01;

                  (14) any purchase, redemption, retirement or other acquisition for value of any subordinated Indebtedness pursuant to the provisions of such Indebtedness relating to a change of control or sale of assets; provided that the Company shall have complied with any requirement to make a Change of Control Offer or Asset Sale Offer, as the case may be, in connection with such change of control or sale of assets; and

                  (15) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

         (c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in good faith, by the Board of Directors. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million and if the Restricted Payment is to be made to an Affiliate of the Company or to the holders of or in respect of any Equity Interest. Not later than the date of making any Restricted Payment having a fair market value exceeding $15.0 million, the Company will deliver to the Trustee an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07(c) were computed, together with a copy of the fairness opinion or appraisal required by this Indenture. In determining whether any Restricted Payment is permitted by the covenant described above, the Company may in its sole discretion allocate all or any portion of such Restricted Payment among the categories described in the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under the "Restricted Payments" heading above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

SECTION 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

                  (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

                  (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

                  (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

         (b) The provisions of Section 4.08(a) will not apply to encumbrances or restrictions existing under or by reason of:

                  (1) agreements governing Existing Indebtedness, the Credit Agreements or the Indemnification Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those provisions contained in those agreements on the Issue Date;

                  (2) this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents;

                  (3)      applicable law, rule, regulation or order;

                  (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Acquired Debt, such Indebtedness was permitted by the terms of this Indenture to be incurred;

                  (5) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

                  (6) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are materially not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing the Indebtedness being refinanced;

                  (7) provisions with respect to the disposition or distribution of assets or property held under joint venture agreements, or subject to asset sale agreements, stock sale agreements and other similar agreements;

                  (8) restrictions on cash or other deposits or net worth requirements imposed by customers under contracts or net worth requirements contained in leases and other agreements entered into in the ordinary course of business;

                  (9) customary restrictions with respect to Restricted Subsidiaries of the Company pursuant to agreements creating Permitted Liens or agreements entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of any such Restricted Subsidiary pending the closing of such sale or disposition; provided that such restrictions apply solely to the Capital Stock or assets of the Restricted Subsidiary that are being sold or that are subject to the Permitted Lien;

                  (10) any encumbrance or restriction existing under or by reason of Insurance Premium Financing Arrangements permitted pursuant to Section 4.09;

                  (11) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

                  (12) Liens securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

                  (13) Non-Recourse Debt, Limited Recourse Debt, leases or operating agreements related to Projects, so long as such encumbrances or restrictions relate solely to Project assets and distributions of Project earnings or Project cash flow;

                  (14) any instrument governing any other Indebtedness the incurrence of which is not prohibited by Section 4.09; provided that the terms of such Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than the provisions with respect to such dividend and other payment restrictions contained in this Indenture at the time of such incurrence; and

                  (15) any encumbrance or restriction of the type referred to in Section 4.08(a) imposed by any extension, amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement, contract, instrument or obligation referred to in clauses (1) through (14) of this Section 4.08(b) that is not materially more restrictive, taken as a whole, than the encumbrance or restriction imposed by the applicable predecessor agreement, contract, instrument or obligation.

SECTION 4.09 Restrictions on Indebtedness.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, however, that the Company or any Guarantor may incur Indebtedness (including Acquired Debt), and any Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) may incur Acquired Debt not incurred by the acquired Person in contemplation of the related acquisition of such Person by such Restricted Subsidiary, if the Company's Consolidated Coverage Ratio at the time of incurrence of such Indebtedness, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of the Company (commencing on or after the Issue Date) for which internal financial statements are available, would have been no less than 2.00 to 1.00.

         (b) Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                  (1) the incurrence by the Company or any Restricted Subsidiary of Indebtedness and letters of credit under the Credit Agreements in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $280.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under the Credit Agreements in order to comply with
         Section 4.10(b);

                  (2) the incurrence by the Company of Indebtedness consisting solely of its obligations under Insurance Premium Financing Arrangements, which obligations shall not exceed at any time $30.0 million in the aggregate;

                  (3) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, including without limitation the Unsecured Notes;

                  (4) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the Issue Date;

                  (5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Permitted Business in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
         (5), not to exceed $15.0 million at any time outstanding;

                  (6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under
         Section 4.09(a) or any of clauses (3), (4), (5), (6), (9), (15), (16)
         or (18) of this paragraph;

                  (7) the incurrence (i) by the Company or any of the Guarantors of intercompany Indebtedness between or among the Company and any of the Guarantors and (ii) by non-Guarantor Restricted Subsidiaries of the Company of Indebtedness to the Company or a Guarantor in an aggregate net amount not to exceed $20.0 million; provided, however, that (a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes (in the case of the Company) or the related Subsidiary Guarantee (in the case of a Guarantor); and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Guarantor and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Guarantor will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Guarantor, as the case may be, that was not permitted by this clause (7);

                  (8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the bona fide purpose of hedging (w) interest rate risk with respect to Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under this Indenture and which has a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or (x) currency exchange rate risk in connection with then existing financial obligations, or (y) the acquisition of goods or services or (z) against fluctuations in electricity rates pertaining to electricity produced by a Project; and in no event for purposes of speculation;

                  (9) Guarantees provided under Section 4.17 and the Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

                  (10) (A) Indebtedness incurred in the ordinary course of business solely in respect of bid, surety and similar bonds and standby letters of credit issued for the purpose of supporting workers' compensation liabilities or other insurance obligations of the Company or any of its Restricted Subsidiaries, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others and (B) Indebtedness owed to, including obligations in respect of letters of credit for the benefit of, any Person in connection with workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or a Restricted Subsidiary of the Company, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

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

                  (11) obligations in respect of Performance Guarantees entered into in accordance with Section 4.20;

                  (12) obligations in respect of any Existing IPP International Project Guaranties;

                  (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, and such Indebtedness is extinguished within five business days after incurrence thereof;

                  (14) Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets or a Subsidiary of the Company;

                  (15) Indebtedness of the Company or any of its Restricted Subsidiaries, to the extent the net proceeds thereof are promptly (a) used to purchase Notes tendered pursuant to a Change of Control Offer under Section 4.15 or (b) deposited to defease the Notes in accordance with Article 8;

                  (16) the incurrence by the Company or any of its Restricted Subsidiaries of Non-Recourse Debt or Limited Recourse Debt, in an aggregate amount not to exceed the greater of (i) $40.0 million and (ii) 33% of the aggregate reduction in principal amount of Non-Recourse Debt and Limited Recourse Debt in existence on the Issue Date, up to a maximum amount of $150.0 million, at any time outstanding;

                  (17) the incurrence by any Restricted Subsidiary of the Company of Limited Recourse Debt relating to waste-to-energy Projects, so long as the incurrence by such Restricted Subsidiary of such Limited Recourse Debt is required, as evidenced by a resolution of the Board of Directors, by the existing client (if such client is a governmental authority) of the relevant Project; provided that during the continuance of an Event of Default, the Company and its Restricted Subsidiaries will not enter into any new commitments for any such Indebtedness;

                  (18) Non-Recourse Debt or Limited Recourse Debt incurred by any of the Company's Restricted Subsidiaries, the net proceeds of which are used to repay, redeem or repurchase the Notes or any other secured unsubordinated Indebtedness of the Company; and

                  (19) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (19), not to exceed $30.0 million at any time outstanding.

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

         (c) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clause (1) through
(19) of Section 4.09(b), or is permitted to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. The maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in currency exchange rates. Indebtedness under the Credit Agreements, including Guarantees of such Indebtedness, on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of Section 4.09(b).

         (d) Accrual of interest or dividends, the accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.09.

         (e) For purposes of determining compliance with any U.S. dollar-denominated restriction on Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date of this Indenture, and (2) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency than the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.10 Asset Sales.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                  (1) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

                  (2) the fair market value is determined by the Board of Directors and evidenced by a resolution of the Board of Directors and, if such fair market value is in excess of $15.0 million, is set forth in an Officer's Certificate delivered to the Trustee; and

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

                  (3) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (3), each of the following will be deemed to be cash:

                           (A) any liabilities, as shown on the Company's most recent consolidated balance sheet, of the Company or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

                           (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee converted by the Company or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash and Cash Equivalents received in that conversion; and

                           (C) any Voting Stock or assets of the kind referred to in clause (2) or (4) of Section 4.10(b).

         (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may, at its option and to the extent it elects, apply (i) 33% of all such Net Proceeds received after the Issue Date and until the aggregate Net Proceeds received by the Company and all of its Restricted Subsidiaries equal $7.5 million, and (ii) thereafter, 100% of such Net Proceeds:

                  (1) to repay or cash collateralize Bank Indebtedness and, to the extent the Bank Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

                  (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business, or to make a Permitted Investment in another Person that is engaged in a Permitted Business;

                  (3) to make capital expenditures that are used or useful in a Permitted Business;

                  (4) to acquire other assets that are used or useful in a Permitted Business; or

                  (5)      any combination of the foregoing;

provided that the Company and any such Restricted Subsidiary will be deemed to have applied such Net Proceeds in accordance with clause (2) or clause (4) of this Section 4.10(b) if, within 365 days after the date of such Asset Sale, the Company or such Restricted Subsidiary shall have entered into, and not abandoned or rejected, a binding agreement with respect to an acquisition, expenditure or Investment that would result in such application of such Net Proceeds and that acquisition, expenditure or Investment is thereafter completed within 455 days after the date of such Asset Sale.

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         (c)      Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

         (d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b), other than Net Proceeds not required to be applied or invested in the manner specified in Section 4.10(b), will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will, to the extent permitted under the Intercreditor Agreement, make an Asset Sale Offer to all Holders of Notes and to all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase or redeem the maximum principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price for the Notes in any Asset Sale Offer will be equal to 100% of the Accreted Value plus accrued and unpaid interest on the Notes to be purchased, to the date fixed for the closing of such Asset Sale Offer in accordance with the procedures set forth in this Indenture, and will be payable in cash. If the date of purchase is on or after an interest record date and on or before the related Interest Payment Date, accrued and unpaid interest, if any, will be paid to the Holder in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Asset Sale Offer. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate Accreted Value of Notes and the amount of other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

         (e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under
Section 3.09 or this Section 4.10 by virtue of such conflict.

         (f) Notwithstanding the foregoing, to the extent the Intercreditor Agreement is in effect, any Asset Sale shall be governed by the terms of the Intercreditor Agreement to the extent that the applicable terms of this Indenture are inconsistent therewith.

SECTION 4.11 Transactions with Affiliates.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), unless:

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                  (1)      the Affiliate Transaction is on terms that are no
         less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

                  (2)      the Company delivers to the Trustee:

                           (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with this
                  Section 4.11 and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

                           (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         (b) The following transactions will not be deemed to be Affiliate Transactions and therefore will not be subject to the provisions of Section 4.11(a):

                  (1) any Restricted Payment permitted to be made pursuant to Section 4.07 and any Permitted Investment;

                  (2) payments made pursuant to the Expense Reimbursement Agreement and the Tax Sharing Agreement;

                  (3) any employment, service or termination agreement entered into in the ordinary course of business;

                  (4) any issuance of Equity Interests (other than Disqualified Stock), or other payments, awards or grants in cash, Equity Interests (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the Board of Directors;

                  (5) loans or advances to employees of the Company or its Subsidiaries in the ordinary course of business permitted by clause (7) of the definition of Permitted Investments;

                  (6) the payment or provision of reasonable fees, compensation or employee benefit plans, arrangements or perquisites to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of the Company or any Subsidiary in the ordinary course of business;

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                  (7)      any transaction between or among the Company and its
         Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

                  (8) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture, and which are fair to the Company and its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors;

                  (9) transactions with the Investor Parties pursuant to the Indemnification Agreement, the Second Lien Letter of Credit Facility and any other agreement in existence on the Issue Date, between the Company, DHC or any Investor Party, as such agreement may thereafter be amended, modified, restated, renewed, extended, refinanced, refunded or replaced, as applicable, on terms not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than those terms in effect on the Issue Date, and any such amendment, modification, restatement, renewal, extension, refinancing, refunding or replacement;

                  (10) transactions with CPIH and its Subsidiaries pursuant to agreements in existence or entered into on the Issue Date, as such agreements may thereafter be amended, modified, restated, renewed, extended, refinanced, refunded or replaced, as applicable, on terms not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the terms of such agreements as in effect on the Issue Date, and any such amendment, modification, restatement, renewal, extension, refinancing, refunding or replacement;

                  (11) transactions pursuant to any other arrangement, contract or agreement in existence on the Issue Date, as such arrangement, contract or agreement may thereafter be amended, modified, restated, renewed, extended, refinanced, refunded or replaced from time to time; provided that any such amendment, modification, restatement, renewal, extension, refinancing, refunding or replacement is on terms not materially less favorable to the Company and its Restricted Subsidiaries, taken as a whole, than the arrangement, contract or agreement in existence on the Issue Date; and

                  (12) sales of Equity Interests, other than Disqualified Stock, of the Company to Affiliates of the Company.

SECTION 4.12 Liens.

         (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

         (b) If the Company or any of its Restricted Subsidiaries shall create, incur, assume or suffer to exist any such Lien not permitted by the provisions of Section 4.12(a), the Company

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

and such Restricted Subsidiary (i) will be deemed to have automatically and without further action secured the Obligations under the Notes with such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured, and (ii) will take or cause to be taken such actions as Holders deem necessary or advisable to evidence such equal and ratable Lien; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Holders to the creation of any such Lien not permitted by the provisions of Section 4.12(a) and the creation or assumption of any such Lien not permitted by the provisions of Section 4.12(a) shall constitute an Event of Default.

SECTION 4.13 Business Activities.

         The Company will not, and will not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.14 Corporate Existence.

         Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

                  (1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective or organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

                  (2) the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, of the Company or any of its Restricted Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not materially adverse to the Holders of the Notes or such action as is otherwise permitted by this Indenture.

SECTION 4.15 Offer to Repurchase Upon Change of Control.

         (a)      Subject to the Company's right to redeem the Notes pursuant to
Section 3.07, upon the occurrence of a Change of Control, the Company will make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (in a minimum aggregate principal amount at Stated Maturity of $1,000 or an integral multiple of $1,000) of such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase (the "Change of Control Payment"). Within 10 days following any Change of Control, if the Company has not sent a redemption notice pursuant to Section 3.03 for all of the Notes, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

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                  (1)      that the Change of Control Offer is being made
         pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

                  (2) the purchase price and the purchase date, which date shall be no earlier than 30 days and no later than 60 days after the date on which such notice is mailed (the "Change of Control Payment Date");

                  (3) that any Note not tendered will continue to accrue interest;

                  (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

                  (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                  (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder; the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

                  (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

         (b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09, 3.10 or 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09, 3.10 or this Section 4.15 by virtue of such conflict.

         (c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

                  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

                  (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

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                  (3)      deliver or cause to be delivered to the Trustee the
         Notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

         Any Note so accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date.

         (d) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum aggregate principal amount of $1,000 or an integral multiple thereof. If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, accrued and unpaid interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to the holders who tender pursuant to the Change of Control Offer. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (e) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this
Section 4.15 and Section 3.10 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer.

SECTION 4.16 Payments for Consent.

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Security Documents unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.17 Additional Subsidiary Guarantees and Liens.

         If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, excluding any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with this Indenture for so long as it continues to constitute an Unrestricted Subsidiary, then that newly acquired or created Domestic Subsidiary will become a Guarantor and (a) execute a supplemental indenture and deliver an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days of the date on which it was acquired or created, (b) if such Domestic Subsidiary grants any Lien upon any of its assets and property as security for any Credit Agreement Obligations, execute any and all further Security Documents, financing statements, agreements and instruments, upon substantially the same terms as the security documents in respect of such Credit Agreement Obligations, but subject to the Intercreditor Agreement, that grants the Trustee a third-priority Lien upon such assets and

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property for the benefit of the Holders and take all such actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents) that may be required under any applicable law, or which the Trustee may reasonably request to create such third-priority Lien, all at the expense of the Company, including all reasonable fees and expenses of counsel incurred by the Trustee in connection therewith, and (c) deliver to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, that such Guarantee and any such Security Documents, as the case may be, are valid, binding and enforceable obligations of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles.

SECTION 4.18 Designation of Restricted and Unrestricted Subsidiaries.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section
4.07 or Permitted Investments, as determined by the Company. Such a designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the criteria for being an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

SECTION 4.19 Limitation on Sale and Leaseback Transactions.

         The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale/Leaseback transaction if:

                  (1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction in compliance with Section 4.09;

                  (2) the gross cash proceeds of the Sale/Leaseback Transaction are at least equal to the fair market value (in the case of gross cash proceeds in excess of $5.0 million, as determined in good faith by the Board of Directors, and as so determined by the Board of Directors and set forth in an Officer's Certificate delivered to the Trustee in the case of gross cash proceeds in excess of $15.0 million), of the property that is the subject of that Sale/Leaseback Transaction; and

                  (3) the transfer of assets in that Sale/Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10.

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SECTION 4.20 Limitation on Performance Guarantees.

         The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or become obligated with respect to any Performance Guarantee other than Performance Guarantees which are unsecured and which:

                  (1)      are in effect on the Issue Date;

                  (2) replace, renew or extend Performance Guarantees permitted pursuant to clause (1) above;

                  (3)      support Expansions of existing waste-to-energy
         Projects; or

                  (4) are required in connection with waste-to-energy Projects undertaken by the Company or any of its Restricted Subsidiaries after the Issue Date (i) with respect to which the Company's or such Restricted Subsidiary's Investment therein constitutes a Permitted Investment or a Restricted Payment not prohibited by Section 4.07 or (ii) in which neither the Company nor any of its Restricted Subsidiaries has any Investment.

SECTION 4.21 Payment of Additional Interest

         The Company shall apply for and use reasonable business efforts to obtain and maintain ratings of the Notes from both Moody's and S&P. If the Notes have not been rated by either Moody's or S&P within 90 days after the Issue Date, the Company shall pay, as additional interest on the Notes, an amount equal to 0.25% of the principal amount of the Notes at maturity until a rating is obtained from one or both of Moody's or S&P. Such additional interest shall be computed in the same manner and shall be payable at the same times and to the same Persons as other interest on the Notes. Any failure by the Company to obtain or maintain the ratings required by this Section 4.21 solely as a result of the inaction or refusal to act by any such rating agency that is beyond the control of the Company shall not constitute a breach of this Section 4.21 or require the payment of such additional interest.

                                   ARTICLE 5.
                                   SUCCESSORS

SECTION 5.01 Merger, Consolidation, or Sale of Assets.

         (a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

                  (1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made

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

         is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

                  (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture, pursuant to a supplemental indenture or other agreements reasonably satisfactory to the Trustee;

                  (3) immediately after giving effect to such transaction no Default or Event of Default exists;

                  (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period,
         (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of Section 4.09(a) or (ii) (A) would have a Consolidated Coverage Ratio greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction and without taking into account such transaction and any related financing transactions and (B) has received and delivered to the Trustee letters from Moody's and S&P stating that the Notes, after giving effect to such transaction and any related financing transactions, will be rated at least "Ba1" and "BB+" by such agencies, respectively; and

                  (5) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with this Indenture.

         (b) In addition, the Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 5.01 will not prohibit
(i) any sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Guarantor, (ii) any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its assets to the Company or any Guarantor, or (iii) the Company from merging with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

         (c) In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person and the surviving Person is to assume all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from its obligations under this Indenture and the Notes.

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

SECTION 5.02 Successor Corporation Substituted.

         Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Company" shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal or Accreted Value of, and interest and premium, if any, on, the Notes except in the case of a sale of all of the Company's assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

                                   ARTICLE 6.
                              DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default.

         Each of the following is an "Event of Default":

                  (1) the Company defaults for 30 consecutive days in the payment when due of interest on the Notes;

                  (2) the Company defaults in payment when due of the principal or Accreted Value of, or premium, if any, on the Notes;

                  (3) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations to make any Change of Control Payment pursuant to Section 4.15 or to comply with the provisions of Section 5.01;

                  (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with the provisions of any of Sections 4.07, 4.09 or 4.10;

                  (5) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes to comply with any of the other agreements in this Indenture or the Security Documents;

                  (6) default under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries whether such Indebtedness now exists, or is created after the Issue Date, if that default:

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                           (A)      is caused by a failure to pay principal of
                  or liquidation preference of such Indebtedness at the final stated maturity thereof (giving effect to any applicable grace periods and any extensions thereof); or

                           (B)      results in the acceleration of such
                  Indebtedness prior to its express maturity; or

                           (C) results in a requirement that the Company or any of its Restricted Subsidiaries collateralize any letter of credit thereunder and the Company or such Restricted Subsidiary fails to provide the required collateral on the terms and within the times set forth therein (giving effect to any applicable grace periods and any extensions thereof);

         and, in each case, if the principal amount of such Indebtedness or the amount of such collateralization requirement aggregates $20.0 million or more;

                  (7) any final judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) in excess of amounts which the Company's insurance carriers have agreed to pay under applicable policies shall have been rendered against the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary and shall not have been waived, satisfied, bonded or discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect;

                  (8) the Company or any Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

                           (A)      commences a voluntary case;

                           (B) consents to the entry of an order for relief against it in an involuntary case;

                           (C) consents to the appointment of or taking possession by a custodian, receiver, liquidator, trustee, assignee or sequestrator of it or for all or substantially all of its property; or

                           (D) makes a general assignment for the benefit of its creditors; or

                  (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                           (A) is for relief against the Company or any Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case; or

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                           (B)      appoints a custodian, receiver, liquidator,
                  trustee, assignee or sequestrator of the Company or any Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) that is a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or, in either case, any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary; or

                           (C) orders the liquidation of the Company or any Restricted Subsidiary of the Company (other than a Bankrupt Subsidiary) that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary;

         and the order or decree remains unstayed and in effect for 60 consecutive days; or

                           (D) (a) any Subsidiary Guarantee or any Security Document or any security interest granted thereby is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect and such default continues for ten days after written notice, or (b) the Company or any Guarantor, or any Person acting on behalf of the Company or any Guarantor, denies or disaffirms its obligations under any Subsidiary Guarantee or Security Document.

SECTION 6.02 Acceleration.

         (a)      In the case of an Event of Default specified in clauses (8) or
(9) of Section 6.01, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at Stated Maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration the Notes shall become due and payable immediately. The amount due and payable with respect to principal of the Notes upon any acceleration hereunder shall be the Accreted Value of the Notes as of the date of acceleration.

         (b) In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of Section 6.01, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of Section 6.01 have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

                  (1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

                  (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

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         (c)      The Holders of a majority in aggregate principal amount at
Stated Maturity of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

         (d) If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07, then, upon acceleration of the Notes, an equivalent premium, based upon the Accreted Value of the Notes as of the date of acceleration, shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.

SECTION 6.03 Other Remedies.

         If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or Accreted Value of and premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a
Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

SECTION 6.04 Waiver of Past Defaults.

         Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal or Accreted Value of or premium or interest on, the Notes, including in connection with an offer to purchase (other than a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount at Stated Maturity of the then outstanding Notes); provided, however, that the Holders of a majority in aggregate principal amount at Stated Maturity of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05 Control by Majority.

         Holders of a majority in aggregate principal amount at Stated Maturity of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.

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However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Security Documents that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability and may take any other action it deems proper that is not inconsistent with such direction.

SECTION 6.06 Limitation on Suits.

         (a) A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

                  (1) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

                  (2) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

                  (3) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

                  (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

                  (5) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

         A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07 Rights of Holders of Notes to Receive Payment.

         Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal or Accreted Value of, and premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee.

         If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal or Accreted Value of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

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SECTION 6.09 Trustee May File Proofs of Claim.

         The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under
Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

(a) If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

                  First: to the Trustee, its agents and attorneys (including any Collateral Agent) for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

                  Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

                  Third: to the Company or to such party as a court of competent jurisdiction shall direct.

         (b) The Trustee may, upon prior written notice to the Company, fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

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SECTION 6.11 Undertaking for Costs.

         In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or any Collateral Agent for any action taken or omitted by it as Trustee or as Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or by any Collateral Agent, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 25% in principal amount of the then outstanding Notes.

                                   ARTICLE 7.
                                     TRUSTEE

SECTION 7.01 Duties of Trustee.

         (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

         (b)      Except during the continuance of an Event of Default:

                  (1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

                  (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

         (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

                  (1)      this paragraph does not limit the effect of paragraph
         (b) of this Section 7.01;

                  (2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

                  (3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

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         (d)      Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

         (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

         (f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02 Rights of Trustee.

         (a) The Trustee may conclusively rely upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

         (b) Before the Trustee acts or refrains from acting, it may require an Officer's Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer's Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

         (d) The Trustee will not be liable for any action it reasonably takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, provided, however, that the Trustee's conduct does not constitute willful misconduct or negligence.

         (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

         (f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.03 Individual Rights of Trustee.

         The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same

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rights it would have if it were not Trustee. However, in the event that the
Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.04 Trustee's Disclaimer.

         The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05 Notice of Defaults.

         If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06 Reports by Trustee to Holders of the Notes.

         (a) Within 60 days after each January 1 beginning January 1, 2005, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA Section 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA
Section 313(c).

         (b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed by the Trustee with the Commission and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

SECTION 7.07 Compensation and Indemnity.

         (a) The Company will pay to the Trustee such compensation for its acceptance of this Indenture and services hereunder as agreed from time to time by the Company and the Trustee. The Trustee's compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.

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         (b)      The Company and the Guarantor will indemnify the Trustee and any Collateral Agent against any and all losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture, including the reasonable costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to their negligence or bad faith. The Trustee (or, if the claim is against a Collateral Agent, the applicable Collateral Agent) will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or a Collateral Agent to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee (or the Collateral Agent, as applicable) will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

         (c)      The obligations of the Company and the Guarantors under this
Section 7.07 will survive the satisfaction and discharge of this Indenture.

         (d) To secure the Company's payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

         (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

         (f) The Trustee will comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

SECTION 7.08 Replacement of Trustee.

         (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

         (b) The Trustee may resign, upon 30 days written notice to the Company, in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

                  (1)      the Trustee fails to comply with Section 7.10;

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                  (2)      the Trustee is adjudged a bankrupt or an insolvent or
         an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

                  (3) a custodian or public officer takes charge of the Trustee or its property; or

                  (4)      the Trustee becomes incapable of acting.

         (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

         (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

         (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

         (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger, etc.

         If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

SECTION 7.10 Eligibility; Disqualification.

         (a) There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

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         (b)      This Indenture will always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

SECTION 7.11 Preferential Collection of Claims Against Company.

         The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

                                   ARTICLE 8.
                    LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

         The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer's Certificate, at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes (including the Subsidiary Guarantees) upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02 Legal Defeasance and Discharge.

         (a) Upon the Company's exercise under Section 8.01 of the option applicable to this Section 8.02, the Guarantees will be released, and the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Subsidiary Guarantees) on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance"). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Subsidiary Guarantees), which will thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

                  (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04;

                  (2) the Company's obligations with respect to such Notes under Article 2 and Section 4.02;

                  (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company's and the Guarantors' obligations in connection therewith; and

                  (4)      this Article 8.

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         (b)      Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03 Covenant Defeasance.

         Upon the Company's exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and its Restricted Subsidiaries will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 3.09, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and
4.21 and clause (4) of Section 5.01(a) and the first sentence of Section 5.01(b) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, "Covenant Defeasance"), and the Notes will thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed "outstanding" for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees will be unaffected thereby. In addition, upon the Company's exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through 6.01(6) will not constitute Events of Default.

SECTION 8.04 Conditions to Legal or Covenant Defeasance.

         (a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

                  (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal or Accreted Value of and premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

                  (2) in the case of an election under Section 8.02, the Company has delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

                           (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

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                           (B)      since the Issue Date, there has been a
                  change in the applicable federal income tax law,

                  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (3) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

                  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

                  (6) the Company must deliver to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

                  (7) the Company must deliver to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

         (b) Notwithstanding the foregoing, the Opinion of Counsel required by clause (7) of Section 8.04(a) need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable on their maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of assumption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

         (a) Subject to Section 8.06, all money and noncallable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the "Trustee") pursuant to Section 8.04 in respect

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of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium (if any) and interest, but such money need not be segregated from other funds except to the extent required by law.

         (b) The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

         (c) Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06 Repayment to Company.

         Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.07 Reinstatement.

         If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantor's obligations under this Indenture and the Notes and the Subsidiary Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of or

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premium or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

                                   ARTICLE 9.
                        AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01 Without Consent of Holders of Notes.

         (a) Notwithstanding Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Subsidiary Guarantees, the Notes or the Security Documents without the consent of any Holder of a Note:

                  (1)      to cure any ambiguity, defect or inconsistency;

                  (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

                  (3) to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

                  (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that would not adversely affect the legal rights under this Indenture of any such Holder;

                  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

                  (6) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes; or

                  (7) if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture or the Security Documents.

         (b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

         (c) The Company shall be entitled to releases of the Collateral or the Guarantees as described in Sections 10.03, 11.05 and 11.06.

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SECTION 9.02 With Consent of Holders of Notes.

         (a) Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement any provision of this Indenture, the Subsidiary Guarantees, the Notes or the Security Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or a tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or compliance with any provision of this Indenture, the Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 shall determine which Notes are considered to be "outstanding" for purposes of this Section 9.02.

         (b) Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture or other amendment, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in
Section 7.02, the Trustee will join with the Company in the execution of such amended or supplemental Indenture or other amendment unless such amended or supplemental Indenture or other amendment directly affects the Trustee's own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or other amendment.

         (c) It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

         (d)      After an amendment, supplement or waiver under this Section
9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Security Documents. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

                  (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                  (2) reduce the principal or Accreted Value of or change the stated maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes;

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                  (3)      reduce the rate of or change the time for payment of
         interest, including default interest, on any Note;

                  (4) waive a Default or Event of Default in the payment of principal or Accreted Value of or premium or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

                  (5) make any Note payable in money other than that stated in this Indenture;

                  (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal or Accreted Value of, or interest or premium on, the Notes;

                  (7) waive a redemption payment with respect to any Note other than a payment required by Sections 3.09, 4.10 and 4.15;

                  (8) subordinate in right of payment the Notes or any Subsidiary Guarantee to any other Indebtedness of the Company or any Guarantor; or

                  (9) make any change in the preceding amendment and waiver provisions;

         (e) Any amendment to, or waiver of, the provisions of this Indenture or the Security Documents relating to the release of any Guarantor from any of its Obligations under its Guarantee, this Indenture or the Security Documents, except in accordance with the terms of this Indenture, will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

SECTION 9.03 Compliance with Trust Indenture Act.

         Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04 Revocation and Effect of Consents.

         Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

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SECTION 9.05 Notation on or Exchange of Notes.

         The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06 Trustee to Sign Amendments, etc.

         The Trustee will sign any amended or supplemental Indenture or other amendment authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental Indenture or other amendment until the Board of Directors approves it. In executing any amended or supplemental indenture or other amendment, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer's Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture or other amendment is authorized or permitted by this Indenture.

                                   ARTICLE 10.
                             COLLATERAL AND SECURITY

SECTION 10.01 Security Documents.

         The due and punctual payment of the principal and Accreted Value of and interest and premium (if any) on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal or Accreted Value of and interest on the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture, subject to the terms of the Intercreditor Agreement. Each Holder of a Note, by its acceptance thereof, consents and agrees to the terms of this Indenture and the Security Documents (including the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms or the terms hereof and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee (if it is not itself then the Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the next sentence of this Section 10.01, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall take, and shall cause its Restricted Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to

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create and maintain, as security for the Obligations of the Company and the
Guarantors hereunder, a valid and enforceable perfected third-priority Lien and security interest in and on 100% of the capital stock of, or other Equity Interests in, existing and future Domestic Subsidiaries owned by the Company and its Restricted Subsidiaries, substantially all the personal property assets of the Company and the Guarantors, all fee interests in real property assets and all leasehold interests, in favor of the Collateral Agent for the benefit of the Holders, third in priority (subject to Permitted Liens) to Liens securing Credit Agreement Obligations.

SECTION 10.02 Recording and Opinions.

         (a) The Company will furnish to the Collateral Agent and the Trustee on January 15 in each year beginning with January 15, 2005, an Opinion of Counsel, which may be rendered by internal counsel to the Company, dated as of such date, either:

                  (1) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain and perfect the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve, perfect and protect, to the extent such protection and preservation are possible by filing, the rights of the Collateral Agent and the Trustee hereunder and under the Security Documents with respect to the security interests in the Collateral; or

                  (2) stating that, in the opinion of such counsel, no such action is necessary to maintain and perfect such Lien and assignment.

         (b)      The Company will otherwise comply with the provisions of TIA
Section 314(b).

SECTION 10.03 Release of Collateral/Additional Liens.

         (a) Subject to subsections (b), (c) and (d) of this Section 10.03, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents or as provided hereby. Whether prior to or after the Discharge of Credit Agreement Obligations, upon the request of the Company pursuant to an Officer's Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company and the Guarantors will be entitled to a release (or in the case of clause (3) below, a subordination) of the security interests on assets included in the Collateral from the Liens securing the Notes and the Subsidiary Guarantees under any one or more of the following circumstances:

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                  (1)      to enable the Company or any Guarantor to consummate
         any sale, lease, conveyance or other disposition of any assets or rights permitted or not prohibited under Section 4.10;

                  (2) in respect of assets subject to a permitted purchase money lien;

                  (3) if all of the stock of any Subsidiary of the Company that is pledged as part of the Collateral is released or if any Subsidiary that is a Guarantor is released from its Guarantee, such Subsidiary's assets will also be released; or

                  (4) pursuant to an amendment, waiver or supplement in accordance with Article 9;

provided that, in the case of a release requested under clauses (1), (2) or (3), above, or a subordination under clause (2) above, the Credit Agent concurrently releases (or in the case of a requested subordination under clause (2) above, subordinates) the Liens securing Credit Agreement Obligations with respect to the affected assets and, provided further, that if there are any subordinated Liens on such assets, such subordinated Liens are similarly released or subordinated.

         Upon receipt of such Officer's Certificate, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release (or in the case of clause (2) above, the subordination) of any Collateral permitted to be released (or in the case of clause (2) above, subordinated) pursuant to this Indenture or the Security Documents.

         Notwithstanding anything to the contrary in this Section 10.03(a) or in
Section 10.03(b), as long as the Company is in compliance with the provisions of
Section 10.03(f), the Company or any Guarantor may, pursuant to and in accordance with this Indenture and the Security Documents, without requesting the release or consent of the Trustee or the Collateral Agent or any Holder and without delivering an Officer's Certificate:

                  (A) sell or dispose of in the ordinary course of business, free from the Lien and security interest created by the Security Documents, any machinery, equipment, furniture, apparatus, tools, implements, materials, supplies or other similar property ("Subject Property") which, in the Company's reasonable opinion, may have become obsolete or unfit for use in the conduct of its business or the operation of the Collateral upon replacing the same with, or substituting for the same, new Subject Property constituting Collateral not necessarily of the same character but being of at least equal value and utility as the Subject Property so disposed of, as long as such new Subject Property becomes subject to the Lien and security interest created by the Security Documents;

                  (B) abandon, sell, assign, transfer, license or otherwise dispose of in the ordinary course of business any personal property the use of which is no longer necessary or desirable in the proper conduct of the

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         business or maintenance of the earnings of the Company and its
         Subsidiaries, taken as a whole, and is not material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

                  (C) grant in the ordinary course of business rights-of-way and easements over or in respect of any of the Company's or any Guarantor's real property; provided that such grant will not, in the reasonable opinion of the Board of Directors, impair the usefulness of such property in the conduct of the Company's and its Subsidiaries' business, taken as a whole, and will not be materially prejudicial to the interests of the Holders;

                  (D) sell, transfer or otherwise dispose of inventory in the ordinary course of business;

                  (E) sell, collect, liquidate, factor or otherwise dispose of accounts receivable in the ordinary course of business; and

                  (F) make cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by this Indenture and the Security Documents.

         (b) Except as may be otherwise provided in the Security Documents or in this Section 10.03, no Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the Officer's Certificate required by this
Section 10.03 has been delivered to the Collateral Agent.

         (c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders, except as otherwise provided in the Security Documents.

         (d) The release of any Collateral from the terms of this Indenture and the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and this Indenture. To the extent applicable, the Company will cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Documents, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care, and in accordance with TIA; provided that the fair value of Collateral released from the Lien and security interest of the Security Documents pursuant to the last paragraph of Section 10.03(a) shall not be considered in determining whether the aggregate fair value of Collateral released from the Lien and security interest of the Security Documents in any calendar year exceeds the 10% threshold specified in

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TIA Section 314(d)(1). The Company's and each Guarantor's right to rely on the immediately preceding proviso at any time is conditioned upon the Company having furnished to the Trustee all certificates described in Section 10.03(f) that were required to be furnished to the Trustee at or prior to such time.

         (e) The Company may from time to time file with the Commission a request for an exemption (an "Exemption") from the requirements of TIA Section 314(d) for purposes of the releases of Collateral described in the last paragraph of Section 10.03(a). The Company shall provide the Trustee with a copy of any such Exemption and promptly inform the Trustee of any rescission or termination of, or amendment to, such Exemption.

         (f)      In the case of transactions permitted by the last paragraph of
Section 10.03(a), the Company shall deliver to the Trustee, within 15 days after the end of each of the six month periods ended on [_______] and [_______] of each year, a certificate signed on behalf of the Company by an Officer of the Company to the effect that all transactions effected pursuant to the last paragraph of Section 10.03(a) during the immediately preceding six month period were made by the Company and the Guarantors in the ordinary course of business and that all proceeds therefrom were used by the Company and the Guarantors in connection with their respective businesses or to make payments on the Notes or as otherwise permitted under this Indenture and the Security Documents.

SECTION 10.04 Certificates and Opinions of Counsel.

                  (1) To the extent applicable, the Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Documents:

                  (2)      all documents required by TIA Section 314(d); and

                  (3) an Opinion of Counsel, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d).

         (b) The Trustee may, to the extent permitted by Sections 7.01 and 7.02, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

SECTION 10.05 Certificates of the Trustee.

         In the event that the Company wishes to release Collateral in accordance with the Security Documents at a time when the Trustee is not itself also the Collateral Agent and has delivered the certificates and documents required by the Security Documents and Sections 10.03 and 10.04, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 10.04(b), will deliver a certificate to the Collateral Agent setting forth such determination.

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

SECTION 10.06 Authorization of Actions to be Taken by the Trustee Under the Security Documents.

         (a) Subject to the provisions of Section 7.01 and 7.02 and the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

                  (1)      enforce any of the terms of the Security Documents;
         and

                  (2) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

         (b) Subject to the terms of the Intercreditor Agreement, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

SECTION 10.07 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

         The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.08 Termination of Security Interest.

         The Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that all Obligations under the Notes, the Guarantees, this Indenture and the Security Documents have been paid in full, and instruct the Collateral Agent to take the actions set forth in the next sentence pursuant to this Indenture and the Security Documents upon (1) payment in full of the principal of, accrued and unpaid interest on the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest are paid, (2) a satisfaction and discharge of this Indenture as described in Article 12 or (3) a legal defeasance or covenant defeasance as described in Article 8. Upon receipt of such instruction, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of all such Liens.

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

                                   ARTICLE 11.
                                 NOTE GUARANTEES

SECTION 11.01 Guarantee.

         (a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

                  (1) the principal and Accreted Value of and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and Accreted Value of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

                  (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

         (b) Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

         (c) Subject to Section 11.02, the Guarantors hereby agree that their obligations hereunder are full and unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

         (d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

         (e) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all

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obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in
Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Subsidiary Guarantee.

SECTION 11.02 Limitation on Guarantor Liability.

         Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this
Article 11, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.03 Execution and Delivery of Subsidiary Guarantees.

         (a) To evidence its Subsidiary Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form attached as Exhibit B hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

         (b) Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

         (c) If an Officer whose signature is on this Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee will be valid nevertheless.

         (d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

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

         (e) In the event that the Company creates or acquires any Domestic Subsidiary after the Issue Date, if required by Section 4.17, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.17 and this Article 11, to the extent applicable.

SECTION 11.04 Guarantors May Consolidate, etc., on Certain Terms.

         (a) Except as otherwise provided in Section 11.05, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, except that a Restricted Subsidiary may merge with or into any Guarantor so long as such Guarantor is the surviving entity, unless:

                  (1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

                  (2) if the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Restricted Subsidiary immediately following such transaction, such Person assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; and

                  (3) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with this Indenture;

provided, however, that the foregoing shall not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, survivor or transferee Person will not be a Subsidiary of the Company and the other terms of this Indenture, including Section 4.10, are complied with.

         (b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

         (c) Except as set forth in Article 4, and notwithstanding Section 11.04(a), nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or

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

conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 11.05 Releases Following Sale of Assets.

         (a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of Capital Stock of any Guarantor such that it is no longer a Subsidiary of the Company, in each case to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation Section
4.10. Upon delivery by the Company to the Trustee of an Officer's Certificate and an Opinion of Counsel to the effect that such sale or other disposition, merger or consolidation was made by the Company or a Subsidiary of the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

         (b) Any Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal or Accreted Value of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 11.

SECTION 11.06 Release Following Designation as an Unrestricted Subsidiary.

         In the event the Company designates any Guarantor as an Unrestricted Subsidiary in accordance with Section 4.18, the Obligations of such Guarantor under its Subsidiary Guarantee pursuant to this Article 11 shall be released.

                                   ARTICLE 12.
                           SATISFACTION AND DISCHARGE

SECTION 12.01 Satisfaction and Discharge.

         (a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

                  (1)      either:

                           (A) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

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

                           (B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium (if any) and accrued interest to the date of maturity or redemption;

                  (2) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

                  (3) the Company or any Guarantor has paid or caused to be paid all sums payable under this Indenture;

                  (4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be; and

                  (5) the Company has delivered an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

         (b) Notwithstanding the satisfaction and discharge of this Indenture; if money has been deposited with the Trustee pursuant to subclause
(b) of clause (1) of Section 12.01(a), the provisions of Section 12.02 and
Section 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

SECTION 12.02 Application of Trust Money.

         (a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

         (b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and any Guarantor's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

                                   ARTICLE 13.
                                  MISCELLANEOUS

SECTION 13.01 Trust Indenture Act Controls.

         If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

SECTION 13.02 Notices.

         (a) Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the others' address:

         If to the Company and/or any Guarantor:

         [    ]

         With a copy to:

         [   ]

         If to the Trustee:

         [   ]

         (b) The Company, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

         (c) All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         (d) Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

         (e) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

         (f) If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03 Communication by Holders of Notes with Other Holders of Notes.

         Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

SECTION 13.04 Certificate and Opinion as to Conditions Precedent.

         Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

                  (1) an Officer's Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

                  (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.05 Statements Required in Certificate or Opinion.

         Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) must comply with the provisions of TIA
Section 314(e) and must include:

                  (1) a statement that the Person making such certificate or opinion has read such covenant or condition;

                  (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

                  (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided that an Opinion of Counsel can rely as to matters of fact on an Officer's Certificate or a certificate of a public official.

SECTION 13.06 Rules by Trustee and Agents.

         The Trustee may make reasonable rules for action by or at a meeting of Holders. The Trustee shall provide the Company reasonable notice of such rules. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

         No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 13.08 Governing Law.

         THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 13.09 No Adverse Interpretation of Other Agreements.

         This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10 Successors.

         All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05.

SECTION 13.11 Severability.

         In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 13.12 Counterpart Originals.

         The parties may sign any number of copies or counterparts of this Indenture. Each signed copy or counterpart will be an original, but all of them together represent the same agreement.

SECTION 13.13 Table of Contents, Headings, etc.

         The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

S I G N A T U R E S

         Dated as of [_______], 2004

                                           COVANTA ENERGY CORPORATION, a
                                           Delaware Corporation

                                           By: ______________________________
                                               Name:
                                               Title:

                                           [SUBSIDIARY GUARANTORS]

                                           By: ______________________________
                                               Name:
                                               Title:

                                           [TRUSTEE], as Trustee

                                           By: ______________________________
                                               Name:
                                               Title:

                                                                     Exhibit E-1

                                                                   DRAFT 12/2/03
                                                     PRIVILEGED AND CONFIDENTIAL
                                                    ATTORNEY-CLIENT WORK PRODUCT
                                                              SUBJECT TO FRE 408

CLEARY, GOTTLIEB, STEEN & HAMILTON
Deborah M. Buell (DB 3562)
James L. Bromley (JB 5125)
One Liberty Plaza
New York, New York 10006

and

JENNER & BLOCK, LLC
Vincent E. Lazar (VL 7320)
Christine L. Childers (CC 0092)
One IBM Plaza
Chicago, Illinois 60611

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

------------------------------------------ X
                                           :
In re:                                     :    Chapter 11
                                           :
OGDEN NEW YORK SERVICES, INC., et al.,     :    Case Nos. 02-40826 (CB), et al.
                                           :
       Debtors and Debtors in Possession   :    Jointly Administered
                                           :
------------------------------------------ X

               DEBTORS' SECOND JOINT PLAN OF REORGANIZATION UNDER
                       CHAPTER 11 OF THE BANKRUPTCY CODE

                               December ___, 2003

                  Covanta Energy Corporation and those of its affiliates set forth on Exhibit 1 attached hereto (each a "Reorganizing Debtor" and collectively, the "Reorganizing Debtors"), as debtors and debtors in possession under chapter 11 of title 11 of the United States Code, in each of their separate cases, which have been consolidated for procedural purposes only, hereby propose and file this Second Joint Plan of Reorganization.

                                TABLE OF CONTENTS

                                                                                                         PAGE
ARTICLE I         DEFINITIONS AND INTERPRETATION...................................................        1
    1.1     Definitions............................................................................        1
ARTICLE II        TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND
                    PRIORITY TAX CLAIMS............................................................       21
    2.1     Non-Classification.....................................................................       21
    2.2     Administrative Expense Claims..........................................................       22
    2.3     Compensation and Reimbursement Claims..................................................       22
    2.4     Priority Tax Claims....................................................................       23
    2.5     DIP Financing Facility Claims..........................................................       23
ARTICLE III       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS....................................       24
    3.1      General Rules of Classification.......................................................       24
ARTICLE IV        TREATMENT OF CLAIMS AND EQUITY INTERESTS.........................................       25
    4.1     Class 1 - Allowed Priority Non-Tax Claims..............................................       27
    4.2     Class 2 - Allowed Project Debt Claims and Other Allowed Secured Claims.................       27
    4.3     Class 3 - Allowed Reorganized Covanta Secured Claims...................................       28
    4.4     Class 4 - Allowed Operating Company Unsecured Claims...................................       31
    4.5     Class 5 - Allowed Parent and Holding Company Guarantee Claims..........................       32
    4.6     Class 6 - Allowed Parent and Holding Company Unsecured Claims..........................       32
    4.7     Class 7 - Allowed Convertible Subordinated Bond Claims.................................       33
    4.8     Class 8 - Allowed Convenience Claims...................................................       33
    4.9     Class 9 - Intercompany Claims..........................................................       34
    4.10    Class 10- Subordinated Claims..........................................................       34
    4.11    Class 11 - Equity Interests in Subsidiary Debtors......................................       34
    4.12    Class 12 - Equity Interests in Covanta Huntington, Covanta Onondaga
              and DSS Environmental................................................................       35
    4.13    Class 13-Old Covanta Stock Equity Interests............................................       35
ARTICLE V        ACCEPTANCE OR REJECTION OF THE REORGANIZATION PLAN................................       35
    5.1     Voting of Claims.......................................................................       35

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
    5.2     Acceptance by an Impaired Class........................................................       36
    5.3     Presumed Acceptance of Plan............................................................       36
    5.4     Presumed Rejection of Plan.............................................................       36
    5.5     Cramdown...............................................................................       36
ARTICLE VI       MEANS FOR IMPLEMENTATION..........................................................       36
    6.1     Exit Financing.........................................................................       36
    6.2     Investment and Purchase Agreement......................................................       37
    6.3     Confirmation of Heber Reorganization Plan..............................................       37
    6.4     Authorization of Reorganized Covanta Common Stock and
              Reorganization Plan Notes............................................................       37
    6.5     Cancellation of Existing Securities and Agreements.....................................       37
    6.6     Board of Directors and Executive Officers..............................................       37
    6.7     Deemed Consolidation of Debtors for Plan Purposes Only.................................       38
    6.8     Continued Corporate Existence; Vesting of Assets in the Reorganized
              Debtors and Corporate Restructuring..................................................       38
    6.9     Amended Organizational Documents.......................................................       38
    6.10    Settlements............................................................................       39
    6.11    Employee Benefits......................................................................       39
    6.12    Funding the Operating Reserve..........................................................       39
ARTICLE VII      DISTRIBUTIONS.....................................................................       39
    7.1     Distribution Record Date...............................................................       39
    7.2     Date of Distributions..................................................................       39
    7.3     Disbursing Agent.......................................................................       40
    7.4     Rights and Powers of Disbursing Agent..................................................       40
    7.5     Surrender of Instruments...............................................................       40
    7.6     Delivery of Distributions..............................................................       40
    7.7     Manner of Payment Under Plan...........................................................       41
    7.8     De Minimis and Fractional Distributions................................................       41
    7.9     Exemption from Securities Laws.........................................................       42

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
    7.10    Setoffs................................................................................       42
    7.11    Allocation of Plan Distribution Between Principal and Interest.........................       42
    7.12    Withholding and Reporting Requirements.................................................       42
    7.13    Time Bar to Cash Payments..............................................................       42
    7.14    Closing of Chapter 11 Cases............................................................       42
ARTICLE VIII     PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS.............................       43
    8.1     No Distribution Pending Allowance......................................................       43
    8.2     Resolution of Disputed Claims and Equity Interests.....................................       43
    8.3     Estimation of Claims and Equity Interests..............................................       44
    8.4     Reserve Account for Disputed Claims....................................................       44
    8.5     Allowance of Disputed Claims...........................................................       44
    8.6     Reserve Account for Subclass 3B Rejecting Bondholder Recovery..........................       44
    8.7     Release of Funds from Disputed Claims Reserve..........................................       46
ARTICLE IX        TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................       46
    9.1     General Treatment......................................................................       46
    9.2     Cure of Defaults.......................................................................       47
    9.3     Approval of Assumption of Certain Executory Contracts..................................       47
    9.4     Approval of Rejection of Executory Contracts and Unexpired Leases......................       47
    9.5     Deemed Consents........................................................................       47
    9.6     Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired
              Leases Rejected Pursuant to the Reorganization Plan..................................       48
    9.7     Survival of Debtors' Corporate Indemnities.............................................       48
    9.8     Reservation of Rights Under Insurance Policies and Bonds...............................       48
ARTICLE X        CONDITIONS PRECEDENT TO THE CONFIRMATION DATE
                   AND THE EFFECTIVE DATE..........................................................       48
   10.1     Conditions to Confirmation.............................................................       49
   10.2     Conditions Precedent to the Effective Date.............................................       49
   10.3     Waiver of Conditions...................................................................       51

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
   10.4     Failure to Satisfy or Waiver of Conditions Precedent...................................       51
ARTICLE XI        EFFECT OF CONFIRMATION...........................................................       51
   11.1     Revesting of Assets....................................................................       51
   11.2     Discharge of Claims and Cancellation of Equity Interests...............................       51
   11.3     Discharge of Reorganizing Debtors......................................................       52
   11.4     Binding Effect.........................................................................       52
   11.5     Term of Injunctions or Stays...........................................................       52
   11.6     Injunction Against Interference with Plan..............................................       52
   11.7     Exculpation............................................................................       53
   11.8     Rights of Action.......................................................................       54
   11.9     Injunction.............................................................................       54
   11.10    Release................................................................................       55
ARTICLE XII      RETENTION OF JURISDICTION.........................................................       56
   12.1     Jurisdiction of Court..................................................................       56
ARTICLE XIII     MISCELLANEOUS PROVISIONS..........................................................       57
   13.1     Deletion of Classes and Subclasses.....................................................       57
   13.2     Dissolution of the Committee...........................................................       58
   13.3     Effectuating Documents and Further Transactions........................................       58
   13.4     Payment of Statutory Fees..............................................................       58
   13.5     Modification of Plan...................................................................       58
   13.6     Courts of Competent Jurisdiction.......................................................       59
   13.7     Exemption From Transfer Taxes..........................................................       59
   13.8     Rules of Construction..................................................................       59
   13.9     Computation of Time....................................................................       60
   13.10    Successors and Assigns.................................................................       60
   13.11    Notices................................................................................       60
   13.12    Severability...........................................................................       61
   13.13    Governing Law..........................................................................       61
   13.14    Exhibits...............................................................................       62

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                         PAGE
   13.15    Counterparts...........................................................................       62

                         EXHIBITS TO REORGANIZATION PLAN

EXHIBIT NUMBER      EXHIBIT
      1             List of Reorganizing Debtors

      2             List of Liquidating Debtors

      3             List of Reorganizing Debtors That Filed on Initial Petition
                    Date and Subsequent Petition Date

      5             Description of 9.25% Settlement

      9.1A          List of Rejecting Debtors

      9.1A(s)       Rejecting Debtors' Schedule Of Assumed Contracts And Leases

      9.IB          List of Assuming Debtors

      9.IB(s)       Assuming Debtors' Schedule Of Rejected Contracts And Leases

            EXHIBITS TO REORGANIZATION PLAN SUPPLEMENT

EXHIBIT NUMBER      EXHIBIT
      1             New CPIH Funded Debt

      2             New CPIH Revolver Facility

      3             New High Yield Indenture

      4             First Lien L/C Facility

      5             Second Lien L/C Facility

      6             Covanta Unsecured Subordinated Notes Indenture

      7             Term Sheet for Class 3B Stock Offering

      8             Domestic Intercreditor Agreement

      9             International Intercreditor Agreement

     10             Tax Sharing Agreement

                                  INTRODUCTION

                  These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Court. While this is a Joint Reorganization Plan for each of the Reorganizing Debtors, and without limiting the terms of Section 6.8 of this Reorganization Plan, it does NOT provide that these Chapter 11 Cases will be substantively consolidated. Capitalized terms used herein shall have the meanings ascribed to such terms in Article I of this Reorganization Plan.

                  Reference is made to the Disclosure Statement accompanying this Reorganization Plan, including the Exhibits thereto, for a discussion of the Reorganizing Debtors' history, business, results of operations and properties, and for a summary and analysis of the Reorganization Plan. All creditors are encouraged to consult the Disclosure Statement and read this Reorganization Plan carefully before voting to accept or reject this Reorganization Plan.

                  NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE COURT, HAVE BEEN AUTHORIZED BY THE COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS REORGANIZATION PLAN.

                  The Reorganizing Debtors reserve the right to proceed with confirmation of this Reorganization Plan as to some but not all of the Reorganizing Debtors.

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions. In addition to such other terms as are defined in other Sections of this Reorganization Plan, the following terms (which appear herein as capitalized terms) shall have the meanings set forth below, such meanings to be applicable to both the singular and plural forms of the terms defined. A term used in this Reorganization Plan and not defined herein or elsewhere in this Reorganization Plan, but that is defined in the Bankruptcy Code has the meaning set forth therein.

                  "Accepting Bondholder" means any member of Subclass 3B other than a Rejecting Bondholder.

                  "Additional Distributable Cash" means, if Distributable Cash is equal to $60 million, an amount of Cash equal to the lesser of (i) $7.2 million and (ii) the amount of Post-Closing Cash in excess of Distributable Cash.

                  "Additional New Lenders" means the lenders that underwrite the entire commitment with respect to the Second Lien L/C Facility and the New CPIH Revolver Facility.

                  "Administrative Expense Claim" means a Claim under sections 503(b), 507(a)(l), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses incurred after the Petition Date for preserving the assets of the Reorganizing

Debtors, any actual and necessary costs and expenses of operating the businesses of the Reorganizing Debtors incurred after the Petition Date, all compensation and reimbursement of expenses allowed by the Court under sections 330, 331 or 503 of the Bankruptcy Code, any reclamation claims arising under section 546(c) of the Bankruptcy Code, and any amounts payable with respect to Tranche A or Tranche B of the DIP Financing Facility.

                  "Administrative Expense Claim Bar Date" means the date that is thirty (30) days following the Effective Date. The Administrative Expense Claim Bar Date shall apply to all holders of Administrative Expense Claims not satisfied prior to the Administrative Expense Claim Bar Date, except that the Administrative Expense Claim Bar Date shall not apply to holders of the following limited types of claims: (a) United States Trustee Claims; (b) post-petition liabilities incurred and payable in the ordinary course of business by any Reorganizing Debtor; or (c) fees and expenses incurred by (i) Retained Professionals and (ii) Persons employed by the Reorganizing Debtors or serving as independent contractors to the Reorganizing Debtors in connection with their reorganization efforts, including without limitation the Balloting Agent.

                  "Agent Banks" means Bank of America, N.A., as Administrative Agent, and Deutsche Bank, AG, New York Branch, as Documentation Agent, under the Prepetition Credit Agreement.

                  "Allowed" means, with reference to the portion of any Claim (other than Administrative Expense Claims) or Equity Interest and with respect to each Reorganizing Debtor, (a) any such Claim against or Equity Interest in such Reorganizing Debtor which has been listed by a Reorganizing Debtor in its Schedules, as such Schedules have been or may be amended or supplemented by a Reorganizing Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed, (b) any Claim or Equity Interest allowed (i) under the Reorganization Plan or under any settlement agreement incorporated or otherwise implemented hereby, (ii) by Final Order, or (iii) as to which the liability of each Reorganizing Debtor and the amount thereof are determined by a final, non-appealable order of a court of competent jurisdiction other than the Court or (c) as to which a proof of claim has been timely filed before the applicable Bar Date in a liquidated amount with the Court pursuant to the Bankruptcy Code or any order of the Court, provided that (i) no objection to the allowance of such Claim or notice to expunge such Claim has been interposed by the Reorganizing Debtors, the Committee, the United States Trustee or any other party in interest as permitted under the Bankruptcy Code before any final date for the filing of such objections or motions set forth in the Reorganization Plan, the Confirmation Order or other order of the Court, or (ii) if such objection or motion has been filed and not withdrawn, such objection or motion has been overruled by a Final Order (but only to the extent such objection or motion has been overruled); provided, further that any such Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Reorganization Plan pursuant to an order of the Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" for the purpose of distributions hereunder. Except as expressly stated in this Reorganization Plan or as provided under section 506(b) of the Bankruptcy Code or a Final Order of the Court, an Allowed Claim shall not include interest on the principal amount of any Claim accruing from and after the Petition Date or any fees

(including attorneys' fees), costs or charges (including late payment charges) related to any Claim accruing from or after the Petition Date.

                  "Allowed Administrative Expense Claim" means the portion of any Administrative Expense Claim (including any interest for which the Reorganizing Debtors are legally obligated) that is (i) incurred or arising after the Petition Date and prior to the Effective Date, (ii) for those Administrative Expense Claims as to which the Administrative Expense Claim Bar Date is applicable, which has been filed before the Administrative Expense Bar Date, and (iii) as to which no objection to the allowance of such Administrative Expense Claim has been filed by the Reorganizing Debtors, the Committee, the United States Trustee or any other party in interest as permitted under the Bankruptcy Code. All Administrative Expense Claims arising under or relating to the DIP Financing Facility are deemed Allowed Administrative Expense Claims.

                  "Allowed Class - Claim" means an Allowed Claim in the specified Class.

                  "Allowed Priority Tax Claims" means any Claim that is Allowed pursuant to Section 2.4 of this Reorganization Plan.

                  "Allowed Subclass 3A Secured Claim Amount" means the aggregate Allowed amount of the Secured Bank Claims, currently estimated to be $434 million including accrued but unpaid fees and interest, but subject to ultimate resolution of the claims under the Prepetition Credit Agreement.

                  "Allowed Subclass 3B Secured Claim Amount" means the aggregate Allowed amount of the 9.25% Debenture Claims, currently estimated to be $105 million including accrued but unpaid fees and interest, but subject to ultimate resolution of the claims under the 9.25% Debentures Adversary Proceeding.

                  "Allowed Subclass 3B Settlement Amount" means the aggregate amount of the Subclass 3B Secured Claims held by holders that are Accepting Bondholders.

                  "Assuming Debtors' Schedule of Rejected Contracts and Leases" means the schedule of the executory contracts and unexpired leases to which each of the Assuming Debtors (as defined in Section 9.1(b) of this Reorganization
Plan) is a party that will be rejected under Article IX of the Plan, which schedule has been filed as Exhibit 9.1B hereto and shall be served on the relevant parties no less than twenty-three (23) days prior to the Confirmation Hearing.

                  "Ballot" means the ballot that accompanies the Disclosure Statement upon which holders of Impaired Claims entitled to vote on the Reorganization Plan shall indicate their acceptance or rejection of the Reorganization Plan.

                  "Ballot Deadline" means the date and time set by the Court by which the Balloting Agent must receive all Ballots.

                  "Balloting Agent" means Bankruptcy Services LLC ("BSI") or such other entity authorized by the Court to distribute, collect and tally Ballots.

                  "Bankruptcy Code" means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

                  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court under 28 U.S.C. Section 2075 and the local rules of the Court (including any applicable local rules and standing and administrative orders of the Court), as now in effect or hereafter amended, as applicable to the Chapter 11 Cases.

                  "Bar Date" means the applicable date or dates fixed by the Court or this Reorganization Plan for filing proofs of claim or interests in the Chapter 11 Cases.

                  "Bondholders Committee" means the Informal Committee of Secured Debenture Holders of certain holders of, and the Indenture Trustee for, the 9.25% Debentures issued by Covanta.

                  "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

                  "Cash" means lawful currency of the United States, including cash equivalents, bank deposits, checks and other similar items, unless otherwise indicated.

                  "Chapter 11 Cases" means the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by each Reorganizing Debtor, which cases are currently pending before the Court under the caption In re Ogden Services New York, Inc. et al., Case Nos. 02-40826 (CB), et al.

                  "Claim" has the meaning set forth in section 101 of the Bankruptcy Code, whether or not asserted.

                  "Claims Objection Deadline" means that day which is one hundred eighty (180) days after the Effective Date, as the same may be extended from time to time by the Court, without further notice to parties in interest.

                  "Class" means any group of similar Claims or Equity Interests described in Article IV of the Reorganization Plan in accordance with section 1123(a)(l) of the Bankruptcy Code.

                  "Class 3B Stock Offering" means a stock offering that will be made by the Plan Sponsor after the Effective Date pursuant to which certain holders of Allowed Class 3B Claims will have the right to purchase up to but no more than 3,000,000 shares of common stock (depending upon the level of public participation in the DHC Rights Offering, the issuance of common stock pursuant to the Plan Sponsor's backstop arrangements for the DHC Rights Offering and the related Ownership Change Limitation) issued by the Plan Sponsor at an exercise price of $1.53 per share in accordance with the terms of the Class 3B Stock Offering term sheet set forth in the Reorganization Plan Supplement, which term sheet shall be in form acceptable to the Plan Sponsor.

                  "Class 6 Litigation Claims" means any preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy law that may be brought against the holder of any Unsecured Claim against the Reorganizing Debtors or Liquidating Debtors but specifically excluding any such claims against any or all of the following: (i) the Prepetition Lenders, (ii) the DIP Lenders, (iii) the Agent Banks, (iv) the DIP Agents, (v) holders of 9.25% Debentures (except as otherwise specifically provided under this Reorganization Plan), (vi)the Plan Sponsor, (vii) the Investor Group, and (viii) any affiliates or advisors of any of the persons or entities described in clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) of this definition.

                  "Class 6 Representative" means counsel for the Committee as authorized pursuant to Section 11.8(b) of this Reorganization Plan.

                  "Committee" means the Official Committee of Unsecured Creditors appointed by the Office of the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as appointed, modified or reconstituted from time to time.

                  "Confirmation Date" means the date on which the clerk of the Court enters the Confirmation Order on the docket, within the meaning of Bankruptcy Rules 5003 and 9021.

                  "Confirmation Hearing" means the hearing held by the Court to consider confirmation of the Reorganization Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

                  "Confirmation Order" means the order of the Court confirming the Reorganization Plan pursuant to section 1129 of the Bankruptcy Code, together with any subsequent orders, if any, pursuant to sections 1127 and 1129 of the Bankruptcy Code approving modifications to the Reorganization Plan, which in each case shall be in form and substance satisfactory to the Reorganizing Debtors.

                  "Convenience Claim" means any Unsecured Claim, other than an Intercompany Claim, against any Operating Company Reorganizing Debtor in an amount equal to or less than $2,500. For purposes of determining whether an Unsecured Claim qualifies as a Convenience Claim, all Unsecured Claims held by a Person against any Operating Company Reorganizing Debtors shall be aggregated and treated as a single Unsecured Claim.

                  "Convertible Subordinated Bond Claims" means any Unsecured Claim that arises out of, or is attributable to, ownership of the Convertible Subordinated Bonds.

                  "Convertible Subordinated Bonds" means all the convertible subordinated notes issued by Covanta, including (i) those in the aggregate principal amount of $85,000,000 bearing an interest rate of 6% per annum and
(ii) those in the aggregate principal amount of $63,500,000 bearing an interest rate of 5-3/4% per annum.

                  "Court" collectively means the United States Bankruptcy Court for the Southern District of New York and, to the extent it may exercise jurisdiction over the Chapter 11 Cases, the United States District Court for the Southern District of New York or if either such court ceases to exercise jurisdiction over the Chapter 11 Cases, such other Court or adjunct thereof that exercises competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

                  "Covanta" means Covanta Energy Corporation, a Reorganizing Debtor and the ultimate corporate parent directly or indirectly holding an interest in all the Reorganizing Debtors in these Chapter 11 Cases.

                  "Covanta Energy Americas" means Covanta Energy Americas, Inc., a Reorganizing Debtor.

                  "Covanta Huntington" means Covanta Huntington, L.P., a Reorganizing Debtor.

                  "Covanta Onondaga" means Covanta Onondaga, L.P., a Reorganizing Debtor.

                  "CPIH" means Covanta Power International Holdings, Inc., a Reorganizing Debtor.

                  "CPIH Participation Interest" means an agreement among the holders of the New CPIH Funded Debt and the holders of Allowed Class 6 Claims entitling the holders of Allowed Class 6 Claims to receive from a distribution of net proceeds resulting from (i) the sale or other disposition of CPIH and its subsidiaries, or (ii) the sale or other disposition of the assets of CPIH and its subsidiaries, an amount equal to five percent (5%) of the net proceeds when distributed from any such sale or disposition, but in no event shall such amount received pursuant to such participation interest exceed $4 million in the aggregate, which agreement shall be subject to a satisfactory intercreditor agreement among the holders of the New CPIH Funded Debt, the Class 6 Representative or an agent of such class as a whole and Reorganized CPIH, which intercreditor agreement shall provide, inter alia, that any successor or assign of the New CPIH Funded Debt shall be bound to the terms of such agreement.

                  "Deficiency Claim" means an Allowed Claim of a holder equal to the amount by which the aggregate Allowed Claims of such holder exceed the sum of (a) any setoff rights of the holder permitted under section 553 of the Bankruptcy Code plus (b) (without duplication of clause (a)) the Secured Claim of such holder; provided, however, that if the holder of a Secured Claim makes the election pursuant to section 1111(b)(2) of the Bankruptcy Code, there shall not be a Deficiency Claim in respect of such Claim.

                  "Determination Date" shall mean the earlier of (i) the date on which all of the Class 4 Claims and the Priority Tax Claims under Section 2.4 of this Reorganization Plan shall be deemed Allowed or otherwise be resolved by order of the Court or by compromise approved by order of the Court, (ii) the date on which Reorganized Covanta determines that the maximum aggregate principal amount of Allowed Class 4 Claims and Allowed Priority Tax Claim under
Section 2.4 of this Reorganization Plan could not exceed $70 million and (iii) such date as the majority of the holders of the New CPIH Funded Debt (or their permitted assigns) may choose in writing delivered to Reorganized Covanta and Reorganized CPIH after the Effective Date.

                  "DHC Rights Offering" means a rights offering of the Plan Sponsor's common stock made by the Plan Sponsor to the public pursuant to an effective registration statement to be filed after the Effective Date.

                  "DIP Agents" means Bank of America, N.A., as administrative agent, and Deutsche Bank AG, New York branch, as documentation agent, under the DIP Financing Facility.

                  "DIP Financing Facility" means the Debtor-in-Possession Credit Agreement, dated as of April 1, 2002, among the Reorganizing Debtors, the Heber Debtors, the Liquidating Debtors, the DIP Lenders and the DIP Agents, as it has been or may be amended and modified from time to time, and as approved and extended by order of the Court.

                  "DIP Lenders" means those Persons from time to time party to the DIP Financing Facility as lenders.

                  "Disbursing Agent" means Reorganized Covanta, in its capacity as disbursing agent under this Reorganization Plan, together with such other persons as may be selected by Reorganized Covanta in accordance with, or otherwise referred to in, Section 7.3 of this Reorganization Plan.

                  "Disclosure Statement" means the written disclosure statement that relates to this Reorganization Plan and the Liquidation Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein) and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

                  "Disputed Claim" means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim, is subject to an Estimation Request, or as to which an objection has been filed. For the purposes of the Reorganization Plan, a Claim shall be considered a Disputed Claim in its entirety before the time that an objection has been or may be filed if: (a) the amount or classification of the Claim specified in the relevant proof of claim exceeds the amount or classification of any corresponding Claim scheduled by a Reorganizing Debtor in its Schedules; (b) any corresponding Claim scheduled by a Reorganizing Debtor has been scheduled as disputed, contingent or unliquidated in its Schedules; or (c) no corresponding Claim has been scheduled by a Reorganizing Debtor in its Schedules.

                  "Disputed Claims Reserve" means, with respect to each Class of Claims in which there exists any Disputed Claim on or after the Effective Date other than Class 4, Cash or Reorganization Plan Notes to be set aside by the Disbursing Agent in separate accounts corresponding to each such Class of Claims in which there are Disputed Claims, in an amount such that, if such Disputed Claims become Allowed Claims, there will be sufficient Cash or Reorganization Plan Notes to pay all such Disputed Claims pro rata with Allowed Claims in such Class with respect to each such Class of Claims in accordance with the provisions of this Reorganization Plan. Each Disputed Claims Reserve is to be maintained under this Reorganization Plan, as set forth more fully in Article VIII of this Reorganization Plan.

                  "Distributable Cash" means an amount of Cash equal to the lesser of (i) $60 million, and (ii) the Post-Closing Cash.

                  "Distribution" means the distribution to holders of Allowed Claims and Allowed Interests in accordance with this Reorganization Plan of Cash, Reorganization Plan Notes, Subsidiary Debtor Equity Securities or other property, as the case may be.

                  "Distribution Address" means (i) the address of the holder of a Claim set forth in the relevant proof of claim, (ii) the address set forth in any written notices of address change delivered to the Disbursing Agent after the date of any related proof of claim, or (iii) if no proof of claim is filed in respect to a particular Claim, the address set forth in the relevant Reorganizing Debtor's Schedules of Assets and Liabilities or register maintained for registered securities.

                  "Distribution Date" means the date that is the later of (i) the Effective Date or as soon thereafter as reasonably practicable, but in no event later than thirty (30) days after the Effective Date and (ii) the first Business Day after the date that is thirty (30) days after the date such Claims become Allowed Claims or otherwise become payable under the Reorganization Plan.

                  "Distribution Record Date" means the Confirmation Date or, with respect to holders of 9.25% Debenture Claims, the date fixed by the Court as the record date for determining the holders of 9.25% Debentures who are entitled to receive Distributions under this Reorganization Plan.

                  "Domestic Intercreditor Agreement" means the intercreditor agreement to be entered into by Reorganized Covanta and each of its subsidiaries party thereto, as borrowers under the First Lien L/C Facility, each of its subsidiaries party thereto, as borrowers under the Second Lien L/C Facility, the financial institutions listed therein as lenders, agents and/or trustee substantially in the form set forth in the Plan Supplement

                  "Domestic Reorganizing Debtors" means the Reorganizing Debtors other than CPIH and its direct and indirect subsidiaries.

                  "DSS Environmental" means DSS Environmental, Inc., a Reorganizing Debtor.

                  "Effective Date" means a date, which is a Business Day, selected by each of the Reorganizing Debtors that is no more than ten (10) Business Days following the date on which all conditions set forth in Section
10.2 of this Reorganization Plan have been satisfied or expressly waived pursuant to Section 10.3 of this Reorganization Plan.

                  "Equity Interest" means as to each Reorganizing Debtor, any equity security, partnership interest or share of common stock or other instrument evidencing an ownership interest in such Reorganizing Debtor, regardless of whether it may be transferred, and any option, warrant or right, contractual or otherwise, to acquire an ownership interest or other equity security in such Reorganizing Debtor and shall include any redemption, conversion, exchange, voting participation, dividend rights and liquidation preferences relating thereto.

                  "Estate" means as to each Reorganizing Debtor, the estate which was created by the commencement of such Reorganizing Debtor's Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all privileges of such Reorganizing Debtor and all interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Reorganizing Debtor or such estate shall have had effective as of the commencement of the Chapter 11 Case, or which such estate acquired after the commencement of the Chapter 11 Case, whether by virtue of section 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code or otherwise.

                  "Estimated Recovery Value" means the estimated value of any Distribution under this Reorganization Plan; provided, that with respect to Distributions consisting of Reorganization Plan Notes, the Estimated Recovery Value shall be determined based upon the face amount of such Reorganization Plan Notes (which in the case of the New High Yield Secured Notes shall mean the face amount prior to any accretion in principal amount.

                  "Estimation Request" means a request for estimation of a Claim in accordance with the Bankruptcy Code and Bankruptcy Rules.

                  "Excess Distributable Cash" means (i) as of the Effective Date, if Additional Distributable Cash is equal to $7.2 million, an amount of Cash equal to seventy five percent (75%) of Post-Closing Cash in excess of the total of Distributable Cash plus Additional Distributable Cash and (ii) after the Effective Date, an amount of Cash equal to the amount of excess reserves, if any, as determined in accordance with the proviso to the definition of Exit Costs.

                  "Exit Costs" means the Cash costs for consummation of this Reorganization Plan and, as applicable, the Heber Reorganization Plan, to be either paid or reserved on or shortly after the Effective Date pursuant to the terms hereof, including without limitation, (i) all amounts required to make payments with respect to Distributions to holders of Allowed Administrative Expense Claims (including, without limitation, Allowed Claims for compensation and reimbursement pursuant to Section 2.3 of this Reorganization Plan and Allowed Claims with respect to the DIP Financing Facility), Allowed Priority Tax Claims (but only to the extent paid pursuant to the second sentence of Section
2.4 of this Reorganization Plan) Allowed Class 1 Claims, Allowed Subclass 2 A Claims (to the extent paid in Cash within thirty days of the Effective Date) and cure payments with respect to assumed executory contracts, (ii) funding a reserve sufficient to satisfy all anticipated but still unliquidated Administrative Expense Claims (including, without limitation, unliquidated Claims for compensation and reimbursement pursuant to Section 2.3 of this Reorganization Plan and unliquidated Claims with respect to the DIP Financing Facility), unliquidated Class 1 Claims, unliquidated cure payments with respect to assumed executory contracts and funding of reserves with respect to Disputed Claims, (iii) funding the Operating Reserve, (iv) payment of all costs and expenses associated with the implementation of this Reorganization Plan, including, without limitation, all expenses anticipated or required with respect to the resolution of Claims (including the payment of legal fees in accordance with Sections 8.6(c) and 11.8(b) of this Reorganization Plan), the consummation of all transactions contemplated hereunder, obtaining a final decree closing these Chapter 11 Cases and, to the extent applicable, the Heber Reorganization Plan, (v) severance costs, (vi) establishment of the Cash Tax Reserve as defined in and required by section 6.12(b) of the Investment and Purchase Agreement, including but not limited to tax reserves with respect to the Geothermal Sale, (vii) payment of any Heber Administrative Claims, (viii) the transfer of Cash to CPIH such that CPIH shall have $5 million in accounts under its control, (ix) such other reserves as may be required under one or more of the Exit Financing Agreements, and (x) a reasonable additional cushion reserve with respect to such Exit Costs; provided, however, that a reasonable period of time after the Effective Date, seventy five percent (75%) of any such reserves held in excess of actual Exit Costs shall be considered Excess Distributable Cash; further, provided, that for purposes of determining the amount of cushion referred to in clause (x) of this definition and the period of time referred to in the preceding proviso, such reasonable determinations shall be mutually agreed upon by Reorganized Covanta, the Plan Sponsor, the DIP Agents and the Bondholders Committee no later than five (5) days prior to the last date by which votes to accept or reject this Reorganization Plan must be submitted.

                  "Exit Financing Agreements" means the agreements providing for new credit facilities, to be entered into on the Effective Date among the applicable Reorganizing Debtors and the Persons identified therein as lenders, consisting of the First Lien L/C Facility, the Second Lien L/C Facility, the New CPIH Funded Debt, the New CPIH Revolver Facility, the New High Yield Indenture, the Domestic Intercreditor Agreement and the International Intercreditor Agreement, each substantially in the form set forth in the Reorganization Plan Supplement, and all collateral and other agreements executed in connection therewith.

                  "Exit Facility Agents" means Bank of America, N.A., as Administrative Agent and Collateral Agent and Deutsche Bank, AG, New York branch, as Documentation Agent, under certain of the Exit Financing Agreements.

                  "Final Order" means an order or judgment of the Court, as entered on the docket of the Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari under the Bankruptcy Rules has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest Court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Court, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

                  "First Lien L/C Facility" means the letter of credit facility, secured by a first priority lien on the Post-Confirmation Collateral in the original aggregate face amount of approximately $138 million for purposes of continuing or replacing the unfunded letter of credit issued and outstanding as of the Effective Date under Tranche B of the DIP Financing Facility with respect to the Reorganizing Debtors' Detroit facility and for funding draws with respect thereto.

                  "First Lien Lenders" means the Persons named as lenders with respect to the First Lien L/C Facility; it being understood that all holders of Allowed Class 3 Claims shall have the opportunity to participate as First Lien Lenders on a pro rata basis.

                  "Free Cash" means the total amount of Cash held by the Reorganizing Debtors on the Effective Date after consummation of the Geothermal Sale and immediately after the closing under the Investment and Purchase Agreement but prior to giving effect to the payment of Exit Costs or any other Distributions or transactions contemplated by this Reorganization Plan; provided, however that Free Cash does not include the Post-Confirmation Working Capital or any other Cash as to which usage by the Reorganizing Debtors is restricted in any manner pursuant to the terms of any applicable agreements to which the Reorganized Debtors are party, including, without limitation, any project financing or operating agreements, that have been or shall be assumed or reinstated in connection with the Reorganization Plan.

                  "Geothermal Sale" means the sale of certain assets related to the Heber Debtors' geothermal independent power production business and the Reorganizing Debtors' equity therein pursuant to the Heber Reorganization Plan.

                  "Heber Administrative Claims" means all Allowed Administrative Expense Claims pursuant to the Heber Reorganization Plan.

                  "Heber Debtors" means AMOR 14 Corporation, Covanta SIGC Energy, Inc. Covanta SIGC Energy II, Inc., Heber Field Company, Heber Geothermal Company and Second Imperial Geothermal Company, L.P., (subject to the Effective Date of the Heber Plan) each of which are affiliates of the Reorganizing Debtors and are being reorganized pursuant to the Heber Plan of Reorganization.

                  "Heber Debtors Intercompany Claim" means any Intercompany Claim held by a Heber Debtor, but excluding any such Claim that would also be included in the definition of Liquidating Debtors Intercompany Claim or Reorganizing Debtors Intercompany Claim.

                  "Heber Reorganization Plan" means the Joint Plan of Reorganization of the Heber Debtors under Chapter 11 of the Bankruptcy Code (including all exhibits, supplements, appendices and schedules annexed thereto), confirmed by the Court on November 21, 2003 (Docket 2809).

                  "Impaired" means, when used with reference to an Allowed Claim or an Allowed Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                  "Indenture Trustee" means Wells Fargo Bank Minnesota, National Association, in its capacity as indenture trustee with respect to the 9.25% Debentures.

                  "Initial Distribution" means the initial distribution of the Secured Class 3 Total Distribution into separate Distributions for Subclass 3A and Subclass 3B in accordance with Section 4.4(c)(I) of this Reorganization Plan.

                  "Initial Petition Date" means April 1, 2002, the date upon which the Reorganizing Debtors identified on Exhibit 3 hereto filed their respective orders for relief under Chapter 11 of the Bankruptcy Code.

                  "Intercompany Claims" means all Claims against a Reorganizing Debtor asserted by any Liquidating Debtor, Heber Debtor, Non-Debtor Affiliate or any other Reorganizing Debtor, including, without limitation, any (a) preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or nonbankruptcy law, (b) claims or causes of action arising out of illegal dividends or similar theories of liability, (c) claims or causes of action based on piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery arising out of the ownership or operation of any of the Reorganizing Debtors prior to the applicable Petition Date, (d) claims or causes of action based on unjust enrichment, (e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance or, to the extent they are claims or causes of action of any of the Reorganizing Debtors, fraud, (f) claims or causes of action arising out of any contracts or other agreements between or among any of the Reorganizing Debtors and any Liquidating Debtor, Heber Debtor, Non-Debtor Affiliate or any other Reorganizing Debtor that are rejected, and (g) any other claims or causes of action of any nature, including any claims or causes of action arising out of or related in any way to the Chapter 11 Cases, the Liquidation Plan, this Reorganization Plan or the Heber Reorganization Plan, that are based on an injury that affects or affected the shareholders or creditors of any of the Liquidating Debtors, Heber Debtors, Reorganizing Debtors or Non-Debtor Affiliates generally; provided, however that Intercompany Claims shall not include the Claims of Greenway Insurance Company of Vermont against any Reorganizing Debtor.

                  "Intercreditor Agreement" means the Intercreditor Agreement dated as of March 14, 2001, among Covanta and its affiliates named therein and the Prepetition Lenders, as it has been or may be amended, supplemented or otherwise modified.

                  "Intermediate Holding Company Debtor" means any of the Reorganizing Debtors identified as such on Exhibit 1 hereto.

                  "International Intercreditor Agreement" means the intercreditor agreement to be entered into by Reorganized CPIH and each of its subsidiaries party thereto, certain other Reorganized Debtors, the financial institutions listed therein as lenders, agents and/or trustees substantially in the form set forth in the Plan Supplement.

                  "Investment and Purchase Agreement" means the Investment and Purchase Agreement, dated as of December 2, 2003, between Covanta and the Plan Sponsor, without giving effect to any further amendments, supplements or other modifications.

                  "Investor Group" means an investor group comprising of D.E. Shaw Laminar Portfolios, L.L.C., S.Z. Investments, LLC and Third Avenue Value Fund, Inc.

                  "Lien" has the meaning set forth in section 101(37) of the Bankruptcy Code.

                  "Liquidating Debtors" means those debtors identified on
Exhibit 2 attached hereto that are being liquidated pursuant to the Liquidation Plan.

                  "Liquidating Debtors Intercompany Claim" means any Intercompany Claim held by a Liquidating Debtor or any of its direct or indirect subsidiaries.

                  "Liquidation Plan" means the Joint Plan of Liquidation of Ogden New York Services, Inc., et al. under Chapter 11 of the Bankruptcy Code (including all exhibits, supplements, appendices and schedules annexed thereto), dated September 8, 2003, as the same may be amended, modified or supplemented from time to time.

                  "New CPIH Funded Debt" means the new debt to be issued, in the form of a term loan, by Reorganized CPIH as part of the Exit Financing Agreements on the Effective Date in the original aggregate principal amount of $90 million (subject to adjustment as set forth in the proviso below), with a stated maturity date of the third anniversary of the Effective Date, bearing interest at the rate per annum of ten and one half percent (10.5%) (6.0% of such interest to be paid in cash and the remaining 4.5% to be paid in cash to the extent available and otherwise such interest shall be paid in kind by adding it to the outstanding principal balance); provided, however, that on the Determination Date the aggregate amount of New CPIH Funded Debt issued by Reorganized CPIH shall be increased dollar for dollar by an amount equal to (if positive) the difference between (x) $75 million and (y) Total Unsecured Plan Debt on the Determination Date, but in no event shall such debt exceed $95 million in original principal amount; provided, further that any such increase in the principal amount of New CPIH Funded Debt shall include the right to receive interest retroactive to the Effective Date unless payment of retroactive interest shall be waived by holders of a majority of the New CPIH Funded Debt. For the avoidance of doubt, Reorganization Plan Unsecured Notes issued to holders of Allowed Class 6 Claims pursuant to Section 4.6(b) of this Reorganization Plan shall not be deemed to be included in "Total Unsecured Plan Debt" as such term is used in the immediately preceding sentence. The New CPIH Funded Debt shall be secured by a second priority lien on substantially all of Reorganized CPIH's and its domestic subsidiaries' assets, including, without limitation, the Equity Interest of CPIH.

                  "New CPIH Revolver Facility" means the new revolving line of credit facility, to be arranged by the Plan Sponsor and to be entered into as part of the Exit Financing Agreements, as an obligation of Reorganized CPIH and its domestic subsidiaries, secured by a first priority lien on substantially all of Reorganized CPIH's and its domestic subsidiaries' assets, junior only to duly perfected and unavoidable prior liens, providing for a revolving credit line of up to $10 million dollars for purposes of supporting the business operations of CPIH and its subsidiaries.

                  "New High Yield Indenture" means the indenture to be entered into by Reorganized Covanta and the Domestic Reorganizing Debtors as part of the Exit Financing Agreements providing for the issuance by Reorganized Covanta of notes in the aggregate principal amount of $205 million, which liability will accrete to approximately $230 million at the stated maturity date.

                  "New High Yield Secured Notes" means the new notes in the aggregate principal amount of $205 million (accreting to $230 million at the stated maturity date), secured by a third priority lien on the Post-Confirmation Collateral, to be issued by Reorganized Covanta and guaranteed by the Domestic Reorganizing Debtors on the Effective Date pursuant to the New High Yield Indenture in accordance with the terms of this Reorganization Plan.

                  "Non-Debtor Affiliate" means any affiliate of the Reorganizing Debtors that is not a subject of these Chapter 11 Cases.

                  "Non-Participating Lender" means any holder of an Allowed Class 3 Claim that is not a First Lien Lender.

                  "Non-Priority Subclass 3A Claims" means all Secured Bank Claims other than Priority Bank Claims.

                  "9.25% Debenture Claim" means any Claim that arises out of, or is attributable to, ownership of the 9.25 % Debentures.

                  "9.25% Debenture Holders Subclass 3B Distribution" means the aggregate Distribution to holders of Allowed Subclass 3B Claims pursuant to this Reorganization Plan.

                  "9.25% Debentures" means those certain debentures issued by Ogden Corporation (now known as Covanta) in the aggregate principal amount of $100,000,000 due in March 2022 and bearing an interest rate of 9.25 % per annum (Cusip No. 676346AF6).

                  "9.25% Debentures Adversary Proceeding" means adversary proceeding No. 02-03004 captioned as The Official Committee of Unsecured Creditors v. Wells Fargo Bank Minnesota, National Association, et al., pending before the Court.

                  "9.25% Deficiency Claim" means an amount equal to (X) the Allowed amount of 9.25% Debenture Claims, currently estimated at $105 million including accrued but unpaid fees and interest minus (Y) as of the Effective Date, the Estimated Recovery Value of the 9.25% Debenture Holders Subclass 3B Distribution without deducting from such Estimated Recovery Value any payment of the Settlement Distribution, such amount to be determined by agreement of the holders of the 9.25% Debentures, the Reorganizing Debtors and the Committee, or by order of the Court.

                  "9.25% Settlement" means the settlement agreed to by the Committee and each Accepting Bondholder with respect to the 9.25% Debentures Adversary Proceeding, providing for, among other things, each holder of an Allowed Class 6 Claim to receive an additional Distribution consisting of a Settlement Distribution with respect to the Subclass 3B Accepting Bondholder Recovery, as further set forth in Exhibit 5 attached to this Reorganization Plan.

                  "Old Covanta Stock" means the pre-confirmation common stock, options, warrants, preferred stock or any other Equity Interest of Covanta, whether issued and outstanding or held in treasury.

                  "Operating Company Reorganizing Debtor" means any of the Reorganizing Debtors other than Covanta and the Intermediate Holding Company Debtors.

                  "Operating Company Unsecured Claims" means all Unsecured Claims asserted against any Operating Company Reorganizing Debtor; provided, however, that the term Operating Company Unsecured Claims shall not include any Convenience Claim.

                  "Operating Reserve" shall have the meaning assigned to such term in the Liquidation Plan.

                  "Operating Reserve Deficiency Amount" means the amount of the Operating Reserve Deficiency (as defined in Section 6.1 (a) of the Liquidation
Plan), if any, that shall be transferred by the Reorganizing Debtors to the Operating Reserve.

                  "Ownership Change Limitation" means any issuance of common stock of the Plan Sponsor that would otherwise result in an ownership change under Section 382(g) of the U.S. Internal Revenue Code of 1986, as amended, computed by substituting "48.75 percentage points" for "50 percentage points" where such phrase appears in Section 382(g)(l)(A) of the U.S. Internal Revenue Code of 1986, as amended.

                  "Parent and Holding Company Guarantee Claim" means any Claim against Covanta or any Intermediate Holding Company Debtor based on a guarantee of an obligation of any other Reorganizing Debtor or any direct or indirect international subsidiary of a Reorganizing Debtor that will continue operating following the Effective Date, including, without limitation, performance guarantees; provided, however, that Parent and Holding Company Guarantee Claims do not include the Claims of the Prepetition Lenders, the DIP Lenders, the holders of the 9.25% Debentures or Intercompany Claims.

                  "Parent and Holding Company Unsecured Claims" means all Unsecured Claims asserted against Covanta or any Intermediate Holding Company Debtor; provided, however, that the term Parent and Holding Company Unsecured Claims shall not include any Convenience Claims or Operating Company Unsecured Claims; further, provided that the term Parent and Holding Company Unsecured Claims shall not include the Prepetition Lender Deficiency Claim; further, provided that the term Parent and Holding Company Unsecured Claims shall include the Allowed Deficiency Claims of the holders of 9.25% Debentures only with respect to that portion of such Allowed Deficiency Claims held by Rejecting Bondholders.

                  "Person" has the meaning provided in section 101(41) of the Bankruptcy Code and includes, without limitation, any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Committee, Indenture Trustee, Equity Interest holders, holders of Claims, current or former employees of any Reorganizing Debtor, or any other entity.

                  "Petition Date" means, collectively, the Initial Petition Date and the Subsequent Petition Date.

                  "Plan Documents" means the documents to be executed, delivered, assumed or performed in conjunction with the consummation of this Reorganization Plan on the Effective Date, including, without limitation, the Investment and Purchase Agreement, the Exit Financing Agreements and shall be treated as if incorporated herein.

                  "Plan Sponsor" means Danielson Holding Corporation, a Delaware corporation.

                  "Post-Closing Cash" means an amount of Cash determined on the Effective Date equal to Free Cash minus Exit Costs.

                  "Post-Confirmation Collateral" means all assets of the Domestic Reorganizing Debtors, other than Equity Interests of Reorganized CPIH, to the extent such assets may be subject to a Lien, with respect to such Debtors' obligations under the Exit Financing Agreements without violation of any applicable law or the terms of any contracts that have been assumed or reinstated by the Reorganized Debtors unless otherwise waived or consented to.

                  "Post-Confirmation Working Capital" means, on the Effective Date, the amount of the cash balance that will be determined in accordance with the provisions of Section 7.11 (ii) of the Investment and Purchase Agreement.

                  "Preferred Distribution" shall have the meaning assigned to that term under the Intercreditor Agreement.

                  "Prepetition Credit Agreement" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Covanta, certain other Reorganizing Debtors, certain other Liquidating Debtors and the Prepetition Lenders and the Security Agreement dated as of March 14, 2001, both as they have been or may be amended, supplemented or otherwise modified from time to time.

                  "Prepetition Lenders" means the Persons identified as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "Prepetition Lender Deficiency Claim" means an amount equal to
(X) the Allowed amount of the claims of the Prepetition Lenders, currently estimated at $434 million including accrued but unpaid fees and interest minus
(Y) as of the Effective Date, the Estimated Recovery Value of the Subclass 3 A Recovery, such amount to be determined by agreement of the Prepetition Lenders, the Reorganizing Debtors and the Committee, or by order of the Court.

                  "Priority Bank Claims" means all Secured Bank Claims that are entitled to a Preferred Distribution or Ratable Paydown pursuant to the Intercreditor Agreement.

                  "Priority Bank Lenders" means the Prepetition Lenders that hold Priority Bank Claims.

                  "Priority Non-Tax Claim" means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Expense Claim or (b) a Priority Tax Claim.

                  "Priority Tax Claim" means any Claim of a Government Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  "Pro Rata Class Share" means the proportion that the amount of any Claim bears to the aggregate amount of such Claim and all other Claims in the same Class entitled to distributions from the same source of Cash or Reorganization Plan Notes, including Disputed Claims.

                  "Pro Rata Subclass Share" means the proportion that the amount of any Claim bears to the aggregate amount of such Claim and all other Claims in the same Subclass entitled to Distributions from the same source of Cash or Reorganization Plan Notes, including Disputed Claims.

                  "Project Debt Claim" means any Claim against an Operating Company Reorganizing Debtor that is secured by a Lien on such Operating Company Reorganizing Debtor's tangible or intangible assets; provided, however, that Project Debt Claims do not include the Claims of the Prepetition Lenders, the DIP Lenders, the holders of the 9.25% Debentures or Intercompany Claims.

                  "Ratable Paydown" shall have the meaning assigned to that term under the Intercreditor Agreement.

                  "Rejecting Bondholder" means any member of Subclass 3B that rejects being included as a settling party pursuant to the 9.25% Settlement Agreement by expressly marking the appropriate box on the Ballot distributed to holders of Subclass 3B Secured Claims.

                  "Rejecting Debtors' Schedule of Assumed Contracts and Leases" means a schedule of the executory contracts and unexpired leases to which each of the Rejecting Debtors (as defined in Section 9.1 (a) of this Reorganization
 Plan) is a party that will be assumed under Article IX of the Plan, which schedule has been filed as Exhibit 9.1 A hereto and shall be served on the relevant parties no less than twenty-three (23) days prior to the Confirmation Hearing.

                  "Reorganization Plan" means this chapter 11 plan of reorganization, including without limitation, all documents referenced herein and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

                  "Reorganization Plan Notes" means the New High Yield Secured Notes, the Reorganization Plan Unsecured Notes and the New CPIH Funded Debt.

                  "Reorganization Plan Supplement" means a supplemental appendix to this Reorganization Plan that will contain certain of the Plan Documents in substantially completed form, to be filed no later than five (5) days prior to the last date by which votes to accept or reject this Reorganization Plan must be submitted. Documents to be included in the Reorganization Plan Supplement will be posted at www.covantaenergy.com as they become available.

                  "Reorganization Plan Unsecured Notes" means the new subordinated unsecured notes to be issued by Reorganized Covanta on or after the Effective Date in accordance with the terms of this Reorganization Plan in an aggregate principal amount equal to the aggregate amount of Allowed Class 4 Claims plus the $4 million in principal amount of Notes issued to holders of Allowed Class 6 Claims pursuant to Section 4.6(b) of this Reorganization Plan, all to be issued pursuant to the Covanta Unsecured Subordinated Notes Indenture contained in the Reorganization Plan Supplement.

                  "Reorganized Covanta" means Covanta on and after the Effective Date.

                  "Reorganized Covanta Common Stock" means the shares of common stock of Reorganized Covanta, authorized under Section 6.4 of this Reorganization Plan and under the amended and restated certificate of incorporation for Reorganized Covanta.

                  "Reorganized Covanta Secured Claims" means the Secured Bank Claims and Secured 9.25% Debenture Claims.

                  "Reorganized Debtor" means each Reorganizing Debtor, on or after the Effective Date.

                  "Reorganizing Debtors" has the meaning ascribed to such term on the first page of this Reorganization Plan (each of the Reorganizing Debtors is individually referred to herein as a Reorganizing Debtor). A list of the Reorganizing Debtors is attached hereto as Exhibit 1.

                  "Reorganizing Debtors Intercompany Claim" means any Intercompany Claim held by a Reorganizing Debtor or any of its direct or indirect subsidiaries, including Non-Debtor Affiliates, but excluding any such Claims that would also be included in the definition of Liquidating Debtors Intercompany Claim or Heber Debtors Intercompany Claim.

                  "Retained Professional" means the professionals retained in these jointly administered Chapter 11 Cases by the Reorganizing Debtors or the Committee pursuant to sections 327, 328 or 1103 of the Bankruptcy Code pursuant to Final Orders of the Court.

                  "Schedules" means the schedules of assets and liabilities and the statement of financial affairs filed by the Reorganizing Debtors as required by sections 521 and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007, as they have been or may be supplemented or amended from time to time.

                  "Second Lien L/C Facility" means the new letter of credit and revolving credit facility, arranged by the Investor Group and to be entered into as part of the Exit Financing Agreements, as an obligation of the Domestic Reorganizing Debtors, secured by a second priority lien on the Post-Confirmation Collateral, junior only to duly perfected and unavoidable prior liens, including the lien with respect to the First Lien L/C Facility, providing for commitments for issuance of certain letters of credit and a revolving line of credit in an aggregate amount up to $118.0 million (with a sublimit of $10 million established with respect to the revolving line of credit), for purposes of supporting the Domestic Reorganizing Debtors business operations, as more particularly described therein.

                  "Secured Bank Claims" means the Secured Claims of the Prepetition Lenders arising under (i) the Prepetition Credit Agreement and related collateral documents, and (ii) the Intercreditor Agreement, including the Priority Bank Claims and the Non-Priority Subclass 3 A Claims.

                  "Secured Claim" means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of any of the Reorganizing Debtors in and to property of the Estates, to the extent of the value of the holder's interest in such property as of the relevant determination date. The defined term Secured Claim includes any Claim that is (i) subject to an offset right under applicable law, and (ii) a secured claim against any of the Reorganizing Debtors pursuant to sections 506(a) and 553 of the Bankruptcy Code. Such defined term shall not include for voting or Distribution purposes any such Claim that has been or will be paid in connection with the cure of defaults under an assumed executory contract or unexpired lease under section 365 of the Bankruptcy Code. A Secured Claim shall not include any portion of the Claim that exceeds that value of the interest in property of the Estate securing such Claim.

                  "Secured Class 3 Total Distribution" means the total Distribution to Allowed Class 3 Claims (including Allowed Subclass 3A Claims and Allowed Subclass 3B Claims) under this Reorganization Plan, consisting of:
(i) Distributable Cash, (ii) Additional Distributable Cash (if any), (iii) Excess Distributable Cash (if any), (iv) the New High Yield Secured Notes, and
(v) New CPIH Funded Debt.

                  "Secured Project Fees and Expenses" means those reasonable fees, costs or charges that (i) are incurred by a trustee acting on behalf of a bondholder, bond insurer or owner participant under any indenture that relates to an Allowed Project Debt Claim, (ii) represent fees, costs or charges incurred after the Petition Date, (iii) are properly payable under the applicable indenture, and (iv) have been approved by order of the Court; provided, however, that to the extent that any Secured Project Fees and Expenses may have been paid by third parties, then such third parties may only seek reimbursement from the Reorganizing Debtors for payment of such Secured Project Fees and Expenses, if and to the extent permitted by the relevant prepetition transaction documents and the Bankruptcy Code.

                  "Secured Value Distribution" means the portion of the Secured Class 3 Total Distribution made to holders of Allowed Subclass 3A Claims or Allowed Subclass 3B Claims in the form of either Distributable Cash, Additional Distributable Cash or New High Yield Secured Notes, it being understood that the form of Secured Value Distribution received by the holders of an Allowed Class 3 Claim will vary in accordance with the provisions of this Reorganization Plan depending on whether such holder is an Additional New Lender, a First Lien Lender or a Non-Participating Lender and it being further understood that any Distribution of one form of Secured Value Distribution as provided hereunder shall be in lieu of the right to receive an equivalent amount of any other form of Secured Value Distribution.

                  "Settlement Distribution" shall mean (i) in the event that the aggregate Estimated Recovery Value of the Subclass 3B Accepting Bondholder Recovery is less than or equal to $84 million, that portion of the Additional Distributable Cash (if any), Excess Distributable Cash (if any), New High Yield Secured Notes and New CPIH Funded Debt equal to, as of the Effective Date, twelve and one half percent (12.5%) of each type of recovery of the aggregate of the Subclass 3B Accepting Bondholder Recovery and (ii) in the event that the Estimated Recovery Value of the Subclass 3B Accepting Bondholder Recovery is greater than $84 million, an equal amount of each of Additional Distributable Cash (if any), Excess Distributable Cash (if any), New High Yield Secured Notes and New CPIH Funded Debt with an aggregate Estimated Recovery Value, determined as of the Effective Date, equal to $10.5 million; it being understood that, with respect to any Accepting Bondholder that is a First Lien Lender, the percentage of New High Yield Secured Notes and Additional Distributable Cash included in the Settlement Distribution with respect to any such Accepting Bondholder shall be increased so that the aggregate Settlement Distribution shall be equal to twelve and one half percent (12.5%) of each type of recovery (including Distributable Cash) in the aggregate Subclass 3B Accepting Bondholder Recovery; provided, however, that the Settlement Distribution shall not include any right or opportunity arising pursuant to the DHC Rights Offering or the Class 3B Stock Offering.

                  "Specified Personnel" means any officer, director or employee of any Reorganizing Debtor, but only if and to the extent, in each case, such party served in such capacity on or after the Petition Date and prior to the Confirmation Date.

                  "Standby Commitment" shall mean the commitment of the Investor Group to make purchases of New High Yield Secured Notes from Non-Participating Lenders in accordance with the provisions of Section 4.3(c)(IV) of this Reorganization Plan.

                  "Subclass 3A" means a sub class of Class 3 consisting of all Secured Bank Claims.

                  "Subclass 3B" means a sub class of Class 3 Claims consisting of all Secured Claims of the holders of 9.25% Debentures.

                  "Subclass 3A Percentage" means the percentage determined by dividing (i) the Allowed Subclass 3A Secured Claim Amount by (ii) the Total Allowed Class 3 Secured Claim Amount.

                  "Subclass 3A Recovery" means a Distribution equal to the Subclass 3A Percentage of the Secured Class 3 Total Distribution.

                  "Subclass 3B Accepting Bondholder Recovery" means that portion of the Subclass 3B Recovery corresponding to the Pro Rata Subclass Share of the Accepting Bondholders.

                  "Subclass 3B Rejecting Bondholder Recovery" means that portion of the Subclass 3B Recovery corresponding to the Pro Rata Subclass Share of the Rejecting Bondholders.

                  "Subclass 3B Percentage" means the percentage determined by dividing (i) the Allowed Subclass 3B Secured Claim Amount by (ii) the Total Allowed Class 3 Secured Claim Amount.

                  "Subclass 3B Recovery" means a Distribution equal to the Subclass 3B Percentage of the Secured Class 3 Total Distribution.

                  "Subordinated Claims" means (a) Claims for fines, penalties or forfeiture or for multiple, exemplary or punitive damages, to the extent that such fines, penalties, forfeitures or damages are not compensation for actual pecuniary loss suffered by the holders of such claims, (b) Claims subject to subordination under section 510(b) of the Bankruptcy Code, including without limitation claims for rescission, damages or reimbursement, indemnification or contribution arising out of a purchase or sale of any security of any of the Reorganizing Debtors or Liquidating Debtors, and (c) Claims subject to equitable subordination under section 510(c) of the Bankruptcy Code.

                  "Subsequent Petition Date" means June 6, 2003, the date upon which the Reorganizing Debtors identified on Schedule 3 hereto filed their respective orders for relief under chapter 11 of the Bankruptcy Code.

                  "Subsidiary Debtors" means the Reorganizing Debtors other than Covanta, Covanta Huntington, Covanta Onondaga and DSS Environmental.

                  "Substantial Contribution Claims" means the claim by any creditor or party in interest for reasonable compensation for services rendered in these Chapter 11 Cases pursuant to section 503(b)(3), (4) or (5) of the Bankruptcy Code.

                  "Tax Sharing Agreement" means that certain tax sharing agreement between the Plan Sponsor and Reorganizing Covanta, substantially in the form set forth in the Plan Supplement.

                  "Total Allowed Class 3 Secured Claim Amount" means the sum of
(i) Allowed Subclass 3A Secured Claim Amount and (ii) Allowed Subclass 3B Secured Claim Amount.

                  "Total Unsecured Plan Debt" means as of the Determination Date the sum of (i) the aggregate amount of Reorganization Plan Unsecured Notes to be issued solely to holders of Allowed Class 4 Claims pursuant to Section 4.4(b) of this Reorganization Plan and (ii) the aggregate amount of notes issued by Reorganized Covanta with respect to Allowed Priority Tax Claims in accordance with the terms of this Reorganization Plan; provided, that in the event a majority of holders of the New CPIH Funded Debt (or their permitted assigns) shall have delivered notice to Reorganized Covanta and Reorganized CPIH pursuant to clause (iii) of the definition of Determination Date under this Reorganization Plan, then the Total Unsecured Plan Debt as of such Determination Date shall also include the aggregate amount of any Disputed Class 4 Claims and Disputed Tax Priority Claims in the amount asserted by the holders of such Claims as of such Determination Date.

                  "Unimpaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is not Impaired.

                  "United States Trustee" means the Office of the United States Trustee for the Southern District of New York.

                  "United States Trustee Claims" means all United States Trustee Fees accrued through the close of the Chapter 11 Cases.

                  "United States Trustee Fees" means all fees and charges due from the Reorganizing Debtors to the United States Trustee pursuant to section 1930 of Title 28 of the United States Code.

                  "Unsecured Claims" means any Claim (including, without limitation, (a) Claims arising from the rejection of executory contracts and unexpired leases and (b) any Deficiency Claims) that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Project Debt Claim, Reorganized Covanta Secured Claim, Intercompany Company Claim or Subordinated Claim.

                                   ARTICLE II

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

         2.1 Non-Classification. As provided in section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Reorganizing Debtors are not classified for purposes of voting on or receiving Distributions under this Reorganization Plan. All such Claims are instead treated separately pursuant to the terms set forth in this Article II.

         2.2 Administrative Expense Claims. Except to the extent that the applicable Reorganizing Debtor and a holder of an Allowed Administrative Expense Claim agree to less favorable treatment and except as set forth in Sections 2.3 and 2.5 of this Reorganization Plan, each Reorganizing Debtor shall pay to each holder of an Allowed Administrative Expense Claim against such Reorganizing Debtor, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on the Distribution Date; provided that any such liabilities not incurred in the ordinary course of business were approved and authorized by a Final Order of the Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by such Reorganizing Debtor, as a debtor in possession, or liabilities arising under loans or advances to or other obligations incurred by such Reorganizing Debtor, as debtor in possession, whether or not incurred in the ordinary course of business, shall be paid by such Reorganizing Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. To the extent that the Administrative Expense Claim Bar Date applies, failure to file a timely request for payment of an Administrative Expense Claim prior to the

Administrative Expense Claim Bar Date shall result in the Administrative Expense Claim being forever barred and discharged.

         2.3 Compensation and Reimbursement Claims. (a) Except with respect to Substantial Contribution Claims, which are subject to Section 2.3(b), all (i) Retained Professionals and (ii) Persons employed by the Debtors or serving as independent contractors to the Debtors in connection with their reorganization efforts that are seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall file and serve on counsel for the Debtors and as otherwise required by the Court and Bankruptcy Code their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred on or before the date that is forty-five (45) days after the Effective Date, subject to prior written notice to counsel to the DIP Agents. The Reorganized Debtors shall pay in full on the Distribution Date such Claims in such amounts as are Allowed by the Court, after notice and hearing, or upon such other less favorable terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and the Reorganizing Debtors or, on and after the Effective Date, the Reorganized Debtors and, in each such case, approved by the Court after notice and hearing. Any request for payment of an Administrative Expense Claim of the type specified in this Section 2.3(a), which is not filed by the applicable deadline set forth above, shall be barred.

                  (b) Any Person who requests compensation or expense reimbursement for a Substantial Contribution Claim in the Chapter 11 Cases must file an application with the clerk of the Court, on or before the Administrative Expense Claim Bar Date, and serve such application on counsel for the Reorganized Debtors and as otherwise required by the Court and the Bankruptcy Code on or before such date, or be forever barred from seeking compensation or expense reimbursement for such Substantial Contribution Claim.

                  (c) All other requests for payment of an Administrative Expense Claim (other than as set forth in clauses (a) and (b) of this Section
2.3 above) that are subject to the Administrative Expense Claim Bar Date must be filed with the Court and served on counsel for the Reorganizing Debtors and as otherwise required by the Court and Bankruptcy Code on or before the Administrative Expense Claim Bar Date. Unless the Reorganizing Debtors, Reorganized Debtors, or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed Allowed in the amount filed. In the event that the Reorganizing Debtors, Reorganized Debtors, or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim incurred and payable by the Reorganizing Debtors in the ordinary course of business.

                  (d) Under no circumstances will the deadlines set forth above be extended by order of the Court or otherwise. Any holders of Administrative Expense Claims who are required to file a Claim or request for payment of such Claims or expenses and who do not file such Claims or requests by the applicable dates set forth in this Section 2.3 shall be forever barred from asserting such Claims or expenses against the Reorganizing Debtors, the Reorganized Debtors, or any property of the Reorganized Debtors and the Reorganizing Debtors, and from receiving any Distributions under this Reorganization Plan with respect to such Claims.

         2.4 Priority Tax Claims. On the Distribution Date, each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, a note issued by the Reorganizing Debtors or Reorganized Debtors, which shall be in form and substance reasonably satisfactory to the Plan Sponsor, in the principal amount equal to the amount of such Allowed Priority Tax Claim payable over a period not exceeding six (6) years after the date of assessment of the Priority Tax Claim as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code, such note to provide for the payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the fixed annual rate equal to four percent (4%), with the first interest payment due on the latest of: (i) six (6) months after the Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or
(iii) such longer time as may be agreed to by the holder of such Priority Tax Claim and the Reorganized Debtor. Notwithstanding the foregoing, subject to the consent of the requisite First Lien Lenders and Additional New Lenders under the Second Lien L/C Facility, the Reorganized Debtors shall have the option, in lieu of issuing a holder of an Allowed Priority Tax Claim a note in accordance with the terms of this Reorganization Plan, to pay any or all Allowed Priority Tax Claims in Cash, without penalty of any kind, in an amount equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty (30) days after the Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed.

         2.5 DIP Financing Facility Claims. On the Effective Date, the Reorganizing Debtors shall pay all funded amounts and additional amounts outstanding under the DIP Financing Facility and all commitments thereunder shall automatically and irrevocably terminate; provided, however, that on the Effective Date, all outstanding and unfunded letters of credit issued under Tranche A of the DIP Financing Facility shall be replaced by letters of credit to be issued under the Second Lien L/C Facility and, subject to acceptance by the requisite number of Tranche B DIP Lenders in accordance with section 2.13 of the DIP Financing Facility, all outstanding and unfunded letters of credit issued under Tranche B of the DIP Financing Facility shall be replaced or otherwise continued by letters of credit to be issued under the First Lien L/C Facility or the Second Lien L/C Facility (as applicable) or otherwise cash collateralized in an amount not less than one hundred and five percent (105%) of the face amount thereof pursuant to documentation in form and substance satisfactory to the DIP Agents and the issuing banks. Once all such payments have been received in Cash by the DIP Lenders and all commitments thereunder have been terminated and such letters of credit have been issued under the First Lien L/C Facility or the Second Lien L/C Facility (as applicable), the DIP Financing Facility shall be terminated with respect to the Reorganizing Debtors (subject in all respects to any carve-out approved by the Court in the Final Order approving the DIP Financing Facility and any other terms of the DIP Financing Facility and the Final Order that by their express terms survive the termination of the DIP Financing Facility), and the DIP Lenders shall take all necessary action to confirm the removal of any liens on the properties of the applicable Reorganizing Debtors securing the DIP Financing Facility at the sole cost of the Reorganized Debtors. To the extent that Claims arising under Tranche B of the DIP Financing Facility will not be paid in full in Cash as a result of reinstatement and continuation of such letters of credit under the First Lien L/C Facility or Second Lien L/C Facility (as applicable), acceptance of such treatment in full satisfaction of their Allowed Administrative Expense Claim by the requisite DIP Lenders as provided under section 2.13 of the DIP Financing Facility shall be binding on all DIP Lenders. Contemporaneous with the termination of the DIP Financing Facility pursuant to this Section 2.5, the DIP Lenders' commitments and obligations thereunder shall be terminated and the Debtors shall be deemed to have unconditionally and irrevocably released the DIP Lenders and DIP Agents from all obligations, claims and liabilities whatsoever arising thereunder or relating thereto.

                                   ARTICLE III

                 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         3.1 General Rules of Classification. This Reorganization Plan constitutes a Joint Reorganization Plan of the Reorganizing Debtors. In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims, as described in Article II, have not been classified and thus are excluded from the Classes described below. The classification of Claims and Equity Interests and implementation of the settlements set forth below shall be applicable for all purposes, including voting, confirmation, and distribution pursuant to the Reorganization Plan. As to each Reorganizing Debtor, a Claim or Equity Interest shall be deemed classified in a particular Class or Subclass only to the extent that the Claim or Equity Interest qualifies within the description of that Class or Subclass and shall be deemed classified in a different Class or Subclass to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class or Subclass. A Claim or Interest is in a particular Class or Subclass only to the extent that such Claim or Interest is Allowed in that Class or Subclass and has not been paid or otherwise settled prior to the Effective Date.

                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

                  The following is a designation of the treatment to be accorded, with respect to each Reorganizing Debtor, to each Class of Claims and Equity Interests denominated in this Reorganization Plan.

                  No Claim shall entitle the holder thereof to any Distribution pursuant to this Reorganization Plan unless, and only to the extent that, such Claim is an Allowed Claim. All Distributions on account of Allowed Claims shall be made on the applicable Distribution Date.

CLASS                        CLAIMS                           STATUS            VOTING RIGHT
-----------------------------------------------------------------------------------------------
  1             Allowed Priority Non-Tax                    Unimpaired         Deemed to Accept
                Claims
-----------------------------------------------------------------------------------------------
  2             Allowed Project Debt Claims and             Unimpaired         Deemed to Accept
                Other Secured Claims
-----------------------------------------------------------------------------------------------
  3             Allowed Reorganized Covanta                  Impaired          Entitled to Vote
                Secured Claims
-----------------------------------------------------------------------------------------------
  4             Allowed Operating Company                    Impaired          Entitled to Vote
                Unsecured Claims
-----------------------------------------------------------------------------------------------
  5             Allowed Parent and Holding                  Unimpaired         Deemed to Accept
                Company Guarantee Claims
-----------------------------------------------------------------------------------------------
  6             Allowed Parent and Holding                   Impaired          Entitled to Vote
                Company Unsecured Claims
-----------------------------------------------------------------------------------------------
  7             Allowed Convertible                          Impaired          Deemed to Reject
                Subordinated Bond Claims
-----------------------------------------------------------------------------------------------
  8             Allowed Convenience                          Impaired          Entitled to Vote
                Claims
-----------------------------------------------------------------------------------------------
  9             Intercompany Claims                          Impaired          Deemed to Reject

-----------------------------------------------------------------------------------------------
 10             Subordinated Claims                          Impaired          Deemed to Reject
-----------------------------------------------------------------------------------------------
 11             Equity Interests in Subsidiary              Unimpaired         Deemed to Accept
                Debtors
-----------------------------------------------------------------------------------------------
 12             Equity Interests in Covanta                 Unimpaired         Deemed to Accept
                Huntington, Covanta Onondaga
                and DSS Environmental
-----------------------------------------------------------------------------------------------
 13             Old Covanta Stock Equity                     Impaired          Deemed to Reject
                Interests
-----------------------------------------------------------------------------------------------

         4.1      Class 1 - Allowed Priority Non-Tax Claims.

                  a. Classification: Class 1 consists of all Allowed Priority Non-Tax Claims.

                  b. Treatment: Each holder of an Allowed Class 1 Claim shall receive, in full settlement, release and discharge of its Class 1 Claim, either
(i) Cash, on the Distribution Date, in an amount equal to such Allowed Claim, or
(ii) such other less favorable terms as the Reorganizing Debtors or Reorganized Debtors and the holder of an Allowed Priority Non-Tax Claim agree.

                  c. Voting: Class 1 Claims are Unimpaired, and the holders of Allowed Class 1 Claims are conclusively presumed to accept the Reorganization Plan. The votes of the holders of Class 1 Claims will not be solicited.

         4.2 Class 2 - Allowed Project Debt Claims and Other Allowed Secured Claims.

                  a. Classification: Class 2 consists of the following two Subclasses of Allowed Secured Claims: Subclass 2A consists of the Allowed Project Debt Claims and Subclass 2B consists of Allowed Secured Claims other than Project Debt Claims and Reorganized Covanta Secured Claims.

                  b. Treatment: (i) Subclass 2A. On the Effective Date, the legal, equitable and contractual rights of the holders of Allowed Subclass 2A Claims will be reinstated in full satisfaction, release and discharge of their respective Subclass 2A Claims and will remain unaltered under the Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Subclass 2A Claims may otherwise agree or as such holders may otherwise consent. To the extent that defaults exist in connection with any Allowed Project Debt Claims, the Reorganized Debtors shall comply with section 1124(2) of the Bankruptcy Code on or before the Effective Date. Without limiting the generality of the foregoing, the Reorganizing Debtors shall pay in Cash thirty days after the Effective Date any Secured Project Fees and Expenses. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Subclass 2A Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Effective Date shall be enforceable against the Reorganized Debtors.

         (ii) Subclass 2B. On the Effective Date or as soon as practicable thereafter, at the option of the Reorganizing Debtors and in accordance with section 1124 of the Bankruptcy Code, all Allowed Secured Claims in Subclass 2B will be treated pursuant to one of the following alternatives: (I) the Reorganization Plan will leave unaltered the legal, equitable and contractual rights to which each Allowed Secured Claim in Subclass 2B entitles the holder;
(II) the Reorganizing Debtors or Reorganized Debtors shall cure any default that occurred before or after the Petition Date; the maturity of such Secured Claim shall be reinstated as such maturity existed prior to any such default; the holder of such Allowed Secured Claim shall be compensated for any damages incurred as a result of any reasonable reliance by the holder on any right to accelerate its claim; and the legal, equitable and contractual rights of such holder will not otherwise be altered; (III) an Allowed Secured Claim shall receive such other treatment as the Reorganizing Debtors or Reorganized Debtor shall agree; or (IV) all of the collateral for such Allowed Secured Claim will be surrendered by the Reorganizing Debtors to the holder of such Claim.

         c. Voting: Class 2 Claims are Unimpaired, and the holders of Allowed Class 2 Claims (including Subclass 2A and Subclass 2B) are conclusively presumed to accept the Reorganization Plan. The votes of the holders of Class 2 Claims will not be solicited.

         4.3      Class 3 - Allowed Reorganized Covanta Secured Claims.

                  a. Classification: Class 3 consists of all Allowed Reorganized Covanta Secured Claims. Class 3 is divided into two Subclasses for Distribution purposes: Subclass 3A consists of the Allowed Secured Bank Claims and Subclass 3B consists of Allowed Secured 9.25% Debenture Claims.

                  b. Allowance: The aggregate amount of Allowed Secured Claims in Subclass 3A and Subclass 3B shall be determined as set forth in accordance with the definitions of the terms Allowed Subclass 3A Secured Claim Amount and the Allowed Subclass 3B Secured Claim Amount, respectively.

                  c. Treatment: On the Effective Date, holders of Allowed Class 3 Claims shall receive the Secured Class 3 Total Distribution in full settlement, release and discharge of their respective Allowed Class 3 Secured Claims. The Secured Class 3 Total Distribution shall be divided between Subclass 3A and Subclass 3B as follows:

                  I. Pro Rata Distribution Between Subclass 3A and Subclass 3B:
The Secured Class 3 Total Distribution shall be segregated into a two part Initial Distribution whereby (i) the Subclass 3A Recovery shall be segregated and set aside for holders of Allowed Subclass 3A Claims to be further distributed in accordance with Section 4.3(c)(II) of this Reorganization Plan, and (ii) the Subclass 3B Recovery shall be segregated and set aside for holders of Allowed Subclass 3B Claims to be further distributed in accordance with
Section 4.3(c)(III) of this Reorganization Plan; provided, however, that the Distributable Cash component of each of the Subclass 3A Recovery and Subclass
3B Recovery shall be apportioned in the Initial Distribution between Subclass 3 A and Subclass 3B such that each Subclass shall receive the same percentage of Distributable Cash as, in the case of Subclass 3A, the percentage determined by dividing the total amount of Allowed Subclass 3A Claims held by First Lien Lenders by the total amount of all Allowed Class 3 Claims held by First Lien Lenders, and in the case of Subclass 3B, the percentage determined by dividing the total amount of Allowed Subclass 3B Claims held by First Lien Lenders by the total amount of all Allowed Class 3 Claims held by First Lien Lenders; and further, provided, that the Additional Distributable Cash component of each of the Subclass 3A Recovery and Subclass 3B Recovery shall be apportioned in the Initial Distribution between Subclass 3A and Subclass 3B such that each
Subclass shall receive the same percentage of Additional Distributable Cash as, in the case of Subclass 3A, the percentage determined by dividing the total amount of Allowed Subclass 3A Claims held by Non-Participating Lenders by the total amount of all Allowed Class 3 Claims held by Non-Participating Lenders, and in the case of Subclass 3B, the percentage determined by dividing the total amount of Allowed Subclass 3B Claims held by Non-Participating Lenders by the total amount of all Allowed Class 3 Claims held by Non-Participating Lenders.

                  II. Distribution Among Members of Subclass 3A: Immediately after the Initial Distribution to Subclass 3A, the Subclass 3A Recovery shall be distributed among the holders of Subclass 3A Claims as follows:

                  First, in full settlement, release and discharge of the Allowed Priority Bank Claims, the Priority Bank Lenders shall receive first, to the extent available as part of the Subclass 3A Recovery, Additional Distributable Cash and Excess Distributable Cash in an amount equal to the amount of such Allowed Priority Bank Claims and thereafter New High Yield Secured Notes in a principal amount equal to the remaining amount of such Allowed Priority Bank Claims;

                  Second, immediately after making the Distribution on account of the Allowed Priority Bank Claims, in full settlement, release and discharge of Non-Priority Subclass 3A Claims, the holders of Allowed Non-Priority Subclass 3A Claims shall receive a Pro Rata Subclass Share of the remaining Subclass 3 A Recovery; provided, however, that with respect to the Distribution of the remaining Subclass 3A Recovery, (i) the First Lien Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes, and (ii) the Additional New Lenders in Subclass 3A shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and further, provided, that Non-Participating Lenders in Subclass 3A shall receive their Secured Value Distribution first, to the extent available, in the form of Additional Distributable Cash and thereafter in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash.

                  III. Distribution Among Members of Subclass 3B: Immediately after the Initial Distribution to Subclass 3B, the Subclass 3B Recovery shall be distributed as follows:

                  First, the Subclass 3B Secured Claim shall be deemed an Allowed Secured Claim in an amount equal to the Allowed Subclass 3B Settlement Amount and in full settlement, release and discharge of the Allowed Secured Claims of the Accepting Bondholders, each holder of an Allowed Subclass 3B Claim that is an Accepting Bondholder shall, subject to payment of its pro-rata share of the Settlement Distribution, receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Accepting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Accepting Bondholder Recovery, (i) the First Lien Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Accepting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and provided further that the Non-Participating Lenders in Subclass 3B that are Accepting Bondholders shall receive their Secured Value Distribution first, to the extent available, in the form of Additional Distributable Cash and thereafter in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash. Distributions made to each Accepting Bondholder of such holder's Allowed Subclass 3B Claim shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, including the waiver of the 9.25% Deficiency Claims and any subordination benefits with respect to the Convertible Subordinated Bonds, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under this Reorganization Plan.

                  Second, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is equal to or greater than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed a Disputed Secured Claim, allowance thereof shall be subject to determination pursuant to the 9.25% Debentures Adversary Proceeding, and on the Effective Date, the Reorganizing Debtors shall deliver the Subclass 3B Rejecting Bondholder Recovery into a Reserve Account in accordance with Section 8.4 of this Reorganization Plan and be held subject to Distribution pursuant to Section 8.6 of this Reorganization Plan.

                  Third, in the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Subclass 3B Claim of each Rejecting Bondholder shall be deemed an Allowed Secured Claim in its full amount and in full settlement, release and discharge of the Allowed Secured Claims of the Rejecting Bondholders, on the Effective Date, each holder of an Allowed Subclass 3B Claim that is a Rejecting Bondholder shall receive its Pro Rata Subclass Share of Distributions of the Subclass 3B Rejecting Bondholder Recovery; provided, however, that with respect to the Subclass 3B Rejecting Bondholder Recovery, (i) the First Lien Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution first, to the extent available, in the form of Distributable Cash and thereafter in the form of New High Yield Secured Notes; and (ii) the Additional New Lenders in Subclass 3B that are Rejecting Bondholders, if any, shall receive their Secured Value Distribution solely in the form of New High Yield Secured Notes; and further, provided, that the Non-Participating Lenders in Subclass 3B that are Rejecting Bondholders shall receive their Secured Value Distribution first in the form of Additional Distributable Cash, to the extent available, and thereafter solely in the form of New High Yield Secured Notes and shall not receive any Distribution of Distributable Cash. In the event that the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders is less than $10 million, the Distributions made to each Rejecting Bondholder of such holder's Allowed Subclass 3B Claim shall not be subject to adjustment and modification, nor shall they receive a release of claims asserted in the 9.25% Adversary Proceeding (remaining subject to liability

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

                  to the holders of Class 6 Claims for the Settlement Distribution), in accordance with the provisions of the 9.25% Settlement.

                  IV. Standby Commitment. In the event that Additional Distributable Cash shall be an amount less than $7.2 million, the Investor Group shall purchase on the Effective Date from the Non-Participating Lenders on a pro rata basis an amount of New High Yield Secured Notes equal to the difference between $7.2 million and the amount of Additional Distributable Cash at a price equal to the full accreted value of such Notes paid in Cash.

                  V. Excess Distributable Cash. In the event that after the Effective Date there shall be Excess Distributable Cash as determined in accordance with the proviso for the definition of Exit Costs under this Reorganization Plan, each holder of an Allowed Class 3 Claim as of the Effective Date or its assign shall receive its Pro Rata Class Share of a Distribution consisting of any such Excess Distributable Cash in a manner consistent with the provisions of this Section 4.3 of this Reorganization Plan, as though such Excess Distributable Cash had been part of the Initial Distribution undertaken pursuant to Section 4.3(c)(I); provided, that with respect to the Distribution of Excess Distributable Cash to any Accepting Bondholder, such Excess Distributable Cash shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under this Reorganization Plan.

                  VI. Additional New CPIH Funded Debt. In the event that on the Determination Date there shall be an increase in the amount of New CPIH Funded Debt in accordance with the proviso set forth in the definition of New CPIH Funded Debt, then each holder of an Allowed Class 3 Claim as of the Effective Date or its assign as permitted pursuant to the New CPIH Funded Debt agreement shall receive its Pro Rata Class Share of a Distribution consisting of any such increase in the New CPIH Funded Debt in a manner consistent with the provisions of this Section 4.3 of this Reorganization Plan, as though such additional New CPIH Funded Debt had been part of the Initial Distribution undertaken pursuant to Section 4.3(c)(I); provided, that with respect to the Distribution of such New CPIH Funded Debt to any Accepting Bondholder, such Distribution shall be subject to adjustment and modification in accordance with the provisions of the 9.25% Settlement, and payment of such holder's pro-rata share of the Settlement Distribution to the holders of Allowed Class 6 Claims as provided under this Reorganization Plan.

                  VII. Participation in the Class 3B Stock Offering. Additionally, as an incentive offered by the Plan Sponsor, any holder of an Allowed Class 3B Claim as of the record date established for voting in connection with this Reorganization Plan that has voted in favor of this Reorganization Plan shall have the non-transferable right to participate on a pro rata basis in the Class 3B Stock Offering.

                  d. Voting: Class 3 Claims are Impaired, and the holders of Allowed Claims in such Class are entitled to vote to accept or reject the Reorganization Plan. The members of Subclasses 3A and 3B shall vote together as a single Class for purposes of accepting or rejecting this Reorganization Plan; provided, however that the Ballots distributed to holders of Subclass 3B Secured Claims shall permit each such holder the opportunity to elect treatment as a

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

Rejecting Bondholder, it being understood that any such holder who does not expressly make such election by properly marking the Ballot shall be deemed an Accepting Bondholder.

         4.4      Class 4 - Allowed Operating Company Unsecured Claims.

                  a. Classification: Class 4 consists of all Allowed Operating Company Unsecured Claims.

                  b. Treatment: On the Distribution Date, each holder of an Allowed Class 4 Claim shall receive, in full settlement, release and discharge of its Class 4 Claim, a Distribution of Reorganization Plan Unsecured Notes in the aggregate principal amount equal to the amount of its Allowed Class 4 Claim. With respect to Allowed Class 4 Claims for and to the extent which insurance is available, such Class 4 Claims shall be paid in the ordinary course of the Reorganizing Debtors' business to the extent of such insurance, when any such Claim becomes an Allowed Claim and such insurance proceeds become available; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 4 Claims shall be as otherwise provided in this Section 4.4.

                  c. Voting: Class 4 Claims are Impaired and the holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Reorganization Plan.

         4.5      Class 5 - Allowed Parent and Holding Company Guarantee Claims.

                  a. Classification: Class 5 consists of all Allowed Parent and Holding Company Guarantee Claims.

                  b. Treatment: On the Effective Date, the legal, equitable and contractual rights of the holders of Allowed Class 5 Claims will be reinstated in full satisfaction, release and discharge of their respective Class 5 Claims and will remain unaltered under the Reorganization Plan, except as the Reorganizing Debtors and the holders of Allowed Class 5 Claims may otherwise agree or as such holders may otherwise consent. Notwithstanding the foregoing, no contractual provisions or applicable law that would entitle the holder of an Allowed Class 5 Claim to demand or receive payment of such Claim prior to the stated maturity of such Claim, terminate any contractual relationship or take such other enforcement action (as may be applicable) from and after the occurrence of a default that occurred prior to the Effective Date shall be enforceable against the Reorganized Debtors.

                  c. Voting: Class 5 Claims are Unimpaired, and the holders of Allowed Class 5 Claims are not entitled to vote to accept or reject the Reorganization Plan.

         4.6      Class 6 - Allowed Parent and Holding Company Unsecured Claims.

                  a. Classification: Class 6 consists of all Allowed Parent and Holding Company Unsecured Claims.

                  b. Treatment: In consideration of the agreement by the holders of Class 6 Claims to waive any claims, including all alleged avoidance actions, that might be brought against the holders of Subclass 3A Claims and to settle the 9.25% Debentures Adversary Proceeding in accordance with the terms of the 9.25% Settlement, and to secure the support of the holders of Allowed Class 6 Claims for confirmation of this Reorganization Plan, the holders of Allowed Class 3 Claims have agreed to provide for the holders of Allowed Class 6 Claims from the value that would otherwise have been distributable to the holders of Allowed Class 3 Claims under this Reorganization Plan, such that on the Distribution Date each holder of an Allowed Class 6 Claim shall receive, in full satisfaction, release and discharge of its Class 6 Claim, Distributions consisting of (i) such holder's Pro Rata Class Share of the CPIH Participation Interest, (ii) such holders Pro Rata Class Share of a Distribution of Reorganization Plan Unsecured Notes in the aggregate principal amount of $4 million, and (iii) such holders Pro Rata Class Share of the proceeds, if any, with respect to the Class 6 Litigation Claims. Additionally, each holder of an Allowed Class 6 Claim (a) shall receive from each Accepting Bondholder, in full satisfaction, release and discharge of its rights with respect to the 9.25% Debentures Adversary Proceeding against each Accepting Bondholder, a Distribution consisting of such holder's Pro Rata Share of the Settlement Distribution and (b) may receive a further Distribution subject to the resolution of the 9.25% Debentures Adversary Proceeding, in accordance with section 8.6(b) of this Reorganization Plan. With respect to the Distribution to holders of Allowed Class 6 Claims (including any Distribution with respect to the Settlement Distribution), the Reorganizing Debtors shall have the option to make all or any portion of the Distribution either directly to the holder of such Allowed Class 6 Claim or through a depository or trust arrangement that provides holders of Allowed Class 6 Claims with the equivalent economic benefits they would have received through a direct Distribution; provided, however, that the costs of implementing and maintaining any such depository or trust arrangement shall be paid for from the proceeds of the Distribution to holders of Allowed Class 6 Claims. With respect to Allowed Class 6 Claims for and to the extent which insurance is available, such Class 6 Claims shall be paid in the ordinary course of the Reorganizing Debtors' business to the extent of such insurance, when any such Claim becomes an Allowed Claim and such insurance proceeds become available; provided, however, that to the extent insurance is not available or is insufficient, treatment of such Allowed Class 6 Claims shall be as otherwise provided in this Section 4.7.

                  c. Voting: Class 6 Claims are Impaired and the holders Allowed Class 6 Claims are entitled to vote to accept or reject this Reorganization Plan.

         4.7      Class 7 - Allowed Convertible Subordinated Bond Claims.

                  a. Classification: Class 7 consists of all Allowed Convertible Subordinated Bond Claims.

                  b. Treatment: On the Distribution Date, each holder of an Allowed Class 7 Claim shall not receive any Distributions from the Reorganizing Debtors or retain any property under the Reorganization Plan in respect of Class 7 Claims, on account of its Class 7 Claim.

                  c. Voting: Class 7 Claims are Impaired and the holders of Allowed Class 7 Claims are conclusively presumed to reject the Reorganization Plan. The votes of holders of Allowed Class 7 Claims will not be solicited.

         4.8      Class 8 - Allowed Convenience Claims.

                  a. Classification: Class 8 consists of all Allowed Convenience Claims.

                  b. Treatment: On the Distribution Date, each holder of an Allowed Class 8 Claim shall receive, in full satisfaction, release and discharge of its Class 8 Claim, a payment in Cash, in an amount equal to seventy five percent (75%) of the Allowed amount of such Class 8 Claim.

                  c. Voting: Class 8 Claims are Impaired and the holders of Allowed Class 8 Claims are entitled to vote to accept or reject the Reorganization Plan.

         4.9      Class 9 - Intercompany Claims.

                  a. Classification: Class 9 consists of all Intercompany Claims. Class 9 is subdivided into three Subclasses for Distribution purposes:
Subclass 9A consists of the Liquidating Debtors Intercompany Claims; Subclass 9B consists of the Reorganized Debtors Intercompany Claims; Subclass 9C consists of the Heber Debtors Intercompany Claims.

                  b. Treatment: On the Effective Date, Intercompany Claims shall, be treated as follows:

                  I. Treatment of Subclass 9A Claims: In full satisfaction, release and discharge of each Liquidating Debtors Intercompany Claim, each such Liquidating Debtors Intercompany Claim shall be deemed cancelled or waived in exchange for the Reorganizing Debtors contribution of the Operating Reserve Deficiency Amount, if any, to the Operating Reserve.

                  II. Treatment of Subclass 9B Claims: In the sole discretion of the applicable Reorganizing Debtor or Reorganized Debtor, Reorganizing Debtors Intercompany Claims shall be either: (a) preserved and reinstated, (b) released, waived and discharged, (c) contributed to the capital of the obligee corporation, or (d) distributed to the obligee corporation.

                  III. Treatment of Subclass 9C Claims: In full satisfaction, release and discharge of each Heber Debtors Intercompany Claim, each such Heber Debtors Intercompany Claim shall be deemed released, waived and discharged.

                  c. Voting: Class 9 Claims are Impaired, and the holders of Allowed Class 9 Claims are conclusively presumed to reject the Reorganization Plan. The votes of the holders of Allowed Class 9 Claims will not be solicited.

         4.10     Class 10 - Subordinated Claims.

                  a. Classification: Class 10 consists of all Allowed Subordinated Claims.

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

                  b. Treatment: As of the Effective Date, holders of Class 10 Claims shall not receive any Distributions or retain any property under the Reorganization Plan in respect of Class 10 Claims, on account of such Claims.

                  c. Voting: Class 10 Claims are Impaired, and the holders of Allowed Class 10 Claims are conclusively presumed to reject the Reorganization Plan. The votes of holders of Allowed Class 10 Claims will not be solicited.

         4.11     Class 11 - Equity Interests in Subsidiary Debtors.

                  a. Classification: Class 11 consists of all Allowed Equity Interests in Subsidiary Debtors.

                  b. Treatment: As of the Effective Date, all holders of Equity Interests in Subsidiary Debtors shall be reinstated in full satisfaction, release and discharge of any Allowed Class 11 Claims and such Equity Interests shall be evidenced by the existing capital stock, partnership and/or membership interests.

                  c. Voting: Class 11 Equity Interests are Unimpaired, and the holders of Allowed Class 11 Equity Interests are conclusively presumed to accept the Reorganization Plan. The votes of holders of Allowed Class 11 Equity Interests will not be solicited.

         4.12 Class 12 - Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental.

                  a. Classification: Class 12 consists of all Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental.

                  b. Treatment: As of the Effective Date, the Equity Interests in Covanta Huntington, Covanta Onondaga and DSS Environmental shall be reinstated, in full satisfaction, release and discharge of any Allowed Class 12 Equity Interests, and such reinstated Equity Interests shall be evidenced by the existing capital stock, partnership and/or membership interests.

                  c. Voting: Class 12 Equity Interests are Unimpaired, and the holders of Allowed Class 12 Equity Interests are conclusively presumed to accept this Reorganization Plan. The votes of holders of Class 12 Equity Interests will not be solicited.

         4.13     Class 13 - Old Covanta Stock Equity Interests.

                  a. Classification: Class 13 consists of all Equity Interests of holders of Old Covanta Stock.

                  b. Treatment: Holders of Allowed Class 13 Equity Interests shall not receive any Distribution or retain any property under the Reorganization Plan in respect of Class 13 Equity Interests. All Class 13 Equity Interests shall be cancelled, annulled and extinguished.

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

                  c. Voting: Class 13 Equity Interests are Impaired, and the holders of Allowed Class 13 Equity Interests are conclusively presumed to reject the Reorganization Plan. The votes of holders of Allowed Class 13 Equity Interests will not be solicited.

                                    ARTICLE V

               ACCEPTANCE OR REJECTION OF THE REORGANIZATION PLAN

         5.1 Voting of Claims. Except as otherwise indicated herein or as otherwise provided by a Final Order of the Court, each holder of an Allowed Claim in an Impaired Class of Claims shall be entitled to vote to accept or reject this Reorganization Plan. For purposes of calculating the number of Allowed Claims in a Class of Claims that have voted to accept or reject this Reorganization Plan under section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one entity or any affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulation promulgated thereunder) shall be aggregated and treated as one Allowed Claim in such Class.

         5.2 Acceptance by an Impaired Class. Consistent with section 1126(c) of the Bankruptcy Code and except as provided for in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Reorganization Plan if it is accepted by at least two-thirds in dollar amount, and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Reorganization Plan.

         5.3 Presumed Acceptance of Plan. Holders of Claims in Classes 1, 2, 5, 11 and 12 are Unimpaired by this Reorganization Plan. In accordance with section 1126 of the Bankruptcy Code, holders of Allowed Claims in such Classes are conclusively presumed to accept this Reorganization Plan and the votes of holders of such Claims will not be solicited.

         5.4 Presumed Rejection of Plan. Holders of Claims and Equity Interests in Classes 7, 9, 10 and 13 are Impaired by this Reorganization Plan and are not entitled to receive any Distribution under this Reorganization Plan on account of such Claims or Equity Interests. In accordance with section 1126 of the Bankruptcy Code, holders of Allowed Claims and Equity Interests in such Classes are conclusively presumed to reject this Reorganization Plan and are not entitled to vote. As such, the votes of such holders will not be solicited with respect to such Claims and Equity Interests.

         5.5 Cramdown. To the extent that any Impaired Class rejects or is presumed to have rejected this Reorganization Plan, the Reorganizing Debtors reserve the right to (a) request that the Court confirm the Reorganization Plan in accordance with section 1129(b) of the Bankruptcy Code, or (b) modify, alter or amend this Reorganization Plan to provide treatment sufficient to assure that this Reorganization Plan does not discriminate unfairly, and is fair and equitable, with respect to the Class or Classes not accepting this Reorganization Plan, and, in particular, the treatment necessary to meet the requirements of subsections 1129(a) or (b) of the Bankruptcy Code with respect to the rejecting Classes and any other Classes affected by such modifications.

                                   ARTICLE VI

                            MEANS FOR IMPLEMENTATION

         6.1 Exit Financing, (a) On the Effective Date, the Reorganized Debtors are authorized to and shall enter into the Exit Financing Agreements and effect all transactions and take any actions provided for in or contemplated by the Exit Financing Agreements, including without limitation, the payment of all fees and other amounts contemplated by the Exit Financing Agreements.

         (b) All Cash necessary for the Reorganized Debtors to make payments pursuant to this Reorganization Plan will be obtained from the Reorganized Debtors' cash balances and operations and borrowings under the Exit Financing Agreements, subject to the terms thereof.

         6.2 Investment and Purchase Agreement. On the Effective Date, the Reorganized Debtors are authorized to and shall effect all transactions and take any actions provided for in or contemplated by the Investment and Purchase Agreement and, subject to the terms and conditions therein, shall be entitled to receive payment from the Plan Sponsor of the purchase price as set forth therein and the Plan Sponsor shall be entitled to receive one hundred percent (100%) of Reorganized Covanta Common Stock in exchange therefor.

         6.3 Consummation of Heber Reorganization Plan. The implementation of this Reorganization Plan is predicated upon closing of the Geothermal Sale pursuant to the Heber Reorganization Plan.

         6.4 Authorization of Reorganized Covanta Common Stock and Reorganization Plan Notes. On the Effective Date, Reorganized Covanta is authorized to and shall issue the Reorganized Covanta Common Stock and the Reorganization Plan Notes and Reorganized CPIH is authorized to and shall issue the New CPIH Funded Debt, and with respect to the Reorganization Plan Notes, the issuance shall be in such denominations as necessary to insure that all creditors holding other than de minimus Allowed Claims shall receive the recovery to which they are entitled under this Reorganization Plan, and as otherwise provided under this Reorganization Plan without the need for any further corporate action.

         6.5 Cancellation of Existing Securities and Agreements. Except for purposes of evidencing a right to Distributions under this Reorganization Plan or otherwise provided hereunder, on the Effective Date, all the agreements and other documents evidencing (i) any Claims or rights of any holder of a Claim against the applicable Reorganizing Debtor, including all indentures and notes evidencing such Claims and (ii) any options or warrants to purchase Equity Interests, obligating the applicable Reorganizing Debtor to issue, transfer or sell Equity Interests or any other capital stock of the applicable Reorganizing Debtor, shall be cancelled without the need for further action; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall remain obligated with respect to liens, security interests or encumbrances in property of the Reorganized Debtors that have been granted pursuant to any executory contracts that have been assumed in accordance with Article IX of this Reorganization Plan or pursuant to the Exit Financing Agreements. Notwithstanding anything to the contrary in

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

this Reorganization Plan, the indentures, notes and all other documents or agreements with respect to Class 2 Claims shall not be cancelled.

         6.6      Board of Directors and Executive Officers.

                  (a) The identity of each of the nominees to serve on the Board of Directors of Reorganized Covanta and CPIH shall be announced fifteen
(15) days prior to the Confirmation Hearing. In accordance with section 1129(a)(5) of the Bankruptcy Code, as part of such announcement, the Reorganizing Debtors shall disclose (i) the identity and affiliations of any individual proposed to serve, after the Effective Date, as a director or officer of the Reorganized Debtors, and (ii) the identity of any "insider" (as such term is defined in section 101(31) of the Bankruptcy Code) who shall be employed and retained by the Reorganized Debtors and the nature of any compensation for such insider.

                  (b) Subject to Section 6.6(a), the officers of the Reorganizing Debtors and the directors of the Reorganizing Debtors other than Covanta and CPIH that are in office immediately before the Effective Date shall continue to serve immediately after the Effective Date in their respective capacities.

                  (c) The Reorganizing Debtors and the Committee acknowledge, and the Confirmation Order shall confirm, the validity, priority, nonavoidability, perfection and enforceability of the Liens and Claims of the Agent Banks on behalf of the Prepetition Lenders under the Prepetition Credit Agreement and the related collateral documents and guarantees, and any and all rights to bring any challenge with respect thereto are hereby waived.

         6.7 Deemed Consolidation of Debtors for Plan Purposes Only. Subject to the occurrence of the Effective Date, the Reorganizing Debtors shall be deemed consolidated solely for the following purposes under the Reorganization Plan: (i) as provided with respect to Class 11 Claims, no Distributions shall be made under the Reorganization Plan on account of Equity Interests in Subsidiary Debtors; and (ii) with respect to each Class hereunder (other than Classes 7 and 13), Claims against more than one Reorganizing Debtor have been grouped together into a single Class of Claims for voting and distribution purposes.

                  Such deemed consolidation, however, shall not affect: (i) the legal and organizational structure of the Reorganized Debtors; (ii) the ownership interest of any Reorganizing Debtor in any Subsidiary Debtor, Covanta Huntington, Covanta Onondaga and DSS Environmental and (iii) pre and post-Petition Date guarantees, Liens and security interests that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (b) pursuant to this Reorganization Plan or the instruments and documents issued in connection herewith (including, without limitation, the Exit Financing Agreements).

         6.8 Continued Corporate Existence; Vesting of Assets in the Reorganized Debtors and Corporate Restructuring, (a) Each of the Reorganizing Debtors shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all powers of a corporation, limited liability company or general or limited partnership, as the case may be, under the laws of their respective states of incorporation or organization and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law.

                  (b) The Reorganized Debtors shall be revested with their assets as provided in Section 11.1 of this Reorganization Plan, subject to the Liens granted under the applicable Exit Financing Agreements.

                  (c) On the Effective Date, the Reorganized Debtors shall undertake a corporate restructuring in accordance with the terms set forth on Exhibit G of the Investment and Purchase Agreement.

         6.9 Amended Organizational Documents. On the Effective Date, the Reorganized Debtors are authorized to, and shall, without the need for any further corporate action, adopt and, as applicable, file their respective amended organizational documents with the applicable Secretary of State. The amended organizational documents shall prohibit the issuance of nonvoting equity securities, as required by sections 1123(a) and (b) of the Bankruptcy Code, subject to further amendment as permitted by applicable law.

         6.10 Settlements. Except to the extent the Court has entered a separate order providing for such approval, the Confirmation Order shall constitute an order (a) approving as a compromise and settlement pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, any settlement agreements entered into by any Reorganizing Debtor or any other Person as contemplated in confirmation of this Reorganization Plan, and (b) authorizing the Reorganizing Debtors' execution and delivery of all settlement agreements entered into or to be entered into by any Reorganizing Debtor or any other Person as contemplated by this Reorganization Plan and all related agreements, instruments or documents to which any Reorganizing Debtor is a party.

         6.11 Employee Benefits. Except as set forth in this Section, the Reorganizing Debtors generally intend to maintain existing employee benefit plans, subject to the Reorganizing Debtors or Reorganized Debtors' rights to amend, terminate or modify those plans at any time as permitted by such plans or applicable nonbankruptcy law.

         6.12 Funding the Operating Reserve. On the Effective Date, the Reorganizing Debtors shall fund the Operating Reserve to the extent of the Operating Reserve Deficiency Amount, if any, by transferring the Operating Reserve Deficiency Amount to the Operating Reserve and/or the Administrative Expense Claims Reserve.

                                   ARTICLE VII

                                  DISTRIBUTIONS

         7.1 Distribution Record Date. As of the close of business on the applicable Distribution Record Date, the applicable Reorganizing Debtor's books and records for each of the Classes of Claims or Equity Interests as maintained by such Reorganizing Debtor or its respective agent, or, in the case of the 9.25% Debentures, the Indenture Trustee therefor, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The applicable Reorganizing Debtor shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after the applicable Distribution Record Date. The applicable Reorganizing Debtor shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated in the books and records of the applicable Reorganizing Debtor or its respective agent, or, in the case of the 9.25% Debentures, the Indenture Trustee thereof, as of the close of business on the Distribution Record Date, to the extent applicable.

         7.2 Date of Distributions. Unless otherwise provided herein, any Distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under this Reorganization Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the initial due date.

         7.3      Disbursing Agent.

                  (a) Reorganized Covanta and such other Person as may be selected by Reorganized Covanta and approved by the Court shall act as Disbursing Agent(s) under the Reorganization Plan. No Court approval shall be required to use the Indenture Trustee for the 9.25% Debentures as a Disbursing Agent for distributions to holders of 9.25% Debentures or for using Bank of America, N.A., as a Disbursing Agent for distributions to the Prepetition Lenders.

                  (b) A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court, and, in the event that a Disbursing Agent is so otherwise ordered, the costs and expenses that are directly related to procuring any such bond or surety shall be borne by the Reorganized Debtors.

         7.4 Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Reorganization Plan, (ii) make all Distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and
(iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to this Reorganization Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

         7.5 Surrender of Instruments. As a condition to receiving any Distribution under this Reorganization Plan, (x) each holder of an Allowed Claim represented by a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under this Reorganization Plan and (y) each holder of an Allowed Claim that is party to a settlement incorporated herein or otherwise implemented hereby shall have performed its obligations thereunder either immediately prior to or contemporaneous with such Distribution. Any holder of such instrument or note that fails to (i) surrender such instrument or note or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent or furnish a bond in form, substance and amount reasonably satisfactory to the

Disbursing Agent before the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims and may not participate in any Distribution under this Reorganization Plan in respect of such Claim. Any other holder of an Allowed Claim who fails to take such action as reasonably required by the Disbursing Agent or its designee to receive its Distribution hereunder before the first anniversary of the Effective Date, or such earlier time as otherwise provided for in this Reorganization Plan, may not participate in any Distribution under this Reorganization Plan in respect of such Claim. Any Distribution forfeited hereunder shall become property of the applicable Reorganized Debtor.

         7.6 Delivery of Distributions. Distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Court unless superseded by the address as set forth on the proofs of claim filed by such holders or other writing notifying the applicable Reorganized Debtor of a change of address. If any holder's Distribution is returned as undeliverable, no further Distributions to such holder shall be made unless and until the applicable Reorganized Debtor is notified of such holder's then current address, at which time all missed Distributions shall be made to such holder without interest on or before one hundred and twenty (120) days after the date such undeliverable Distribution was initially made. After such date, all unclaimed property shall, in the applicable Reorganized Debtor's discretion, be used to satisfy the costs of administering and fully consummating this Reorganization Plan or become property of the applicable Reorganized Debtor, and the holder of any such Claim shall not be entitled to any other or further distribution under this Reorganization Plan on account of such Claim.

         7.7      Manner of Payment Under Plan.

                  (a) All Distributions of Cash or Reorganization Plan Notes to the holders of Allowed Claims against each of the Reorganizing Debtors under this Reorganization Plan, shall be made by the Disbursing Agent on behalf of the applicable Reorganized Debtor. Subject to Section 4.3 (V), any Distributions that revert to the applicable Reorganized Debtor or are otherwise cancelled (such as pursuant to Section 7.5 or 7.6 of this Reorganization Plan) shall revest solely in the applicable Reorganized Debtor.

                  (b) At the option of the applicable Reorganized Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

         7.8 De Minimis and Fractional Distributions. Unless written request addressed to the Reorganized Debtors or Disbursing Agent is received within one hundred and twenty (120) days after the Effective Date, the Disbursing Agent or such other entity designated by such Reorganized Debtor as a Disbursing Agent on or after the Effective Date will not be required to distribute Cash or Reorganization Plan Notes to the holder of an Allowed Claim in an Impaired Class if the amount of Cash or the Estimated Recovery Value of such Reorganization Plan Notes combined to be distributed on any Distribution Date under the Reorganization Plan on account of such Claim is less than $100. Any holder of an Allowed Claim on account of which the amount of Cash or the combined Estimated Recovery Value of Reorganization Plan Notes to be distributed is less than $100 will have its Claim for such Distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. Any Cash or Reorganization Plan Notes not distributed pursuant to this Section 7.8 will become the property of the Reorganized Debtors, free of any Liens, encumbrances or restrictions thereon. Any other provision of this Reorganization Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down. Any other provision of this Reorganization Plan notwithstanding, payments of fractions of Reorganization Plan Notes will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than 1/2 being rounded down.

         7.9 Exemption from Securities Laws. The issuance of the Reorganization Plan Notes pursuant to this Reorganization Plan shall be exempt from any securities laws registration requirements to the fullest extent permitted by section 1145(a)(1)(A) of the Bankruptcy Code and section (3)(a)(7) of the Securities Act of 1933.

         7.10 Setoffs. Each Reorganizing Debtor may, in accordance with the provisions of the Reorganization Plan, section 553 of the Bankruptcy Code and applicable non-bankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to this Reorganization Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), the Claims, rights and causes of action of any nature that such Reorganizing Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Reorganizing Debtor of any such Claims, rights and causes of action that the applicable Reorganizing Debtor may possess against such holder; and provided, further that any Claims of each Reorganizing Debtor arising before the applicable Petition Date shall only be setoff against Claims against such Reorganizing Debtor arising before the applicable Petition Date.

         7.11 Allocation of Plan Distribution Between Principal and Interest. All Distributions in respect of any Allowed Claim shall be allocated first to the principal amount of such Allowed Claim, as determined for federal income tax purposes, and thereafter, to the remaining portion of such Allowed Claim, if any.

         7.12 Withholding and Reporting Requirements. In connection with this Reorganization Plan and all instruments issued in connection therewith and distributed thereon, the applicable Reorganizing Debtor and/or Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under this Reorganization Plan shall be subject to any such withholding or reporting requirements.

         7.13 Time Bar to Cash Payments. Checks issued by the Reorganized Debtors in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof. Requests for reissuance of any check shall be made to the applicable Reorganized Debtor by the holder of the Allowed Claim to whom such check originally was issued. Any Claim in respect of such voided check shall be made on or before thirty (30) days after the expiration of the sixty (60) day period following the date of issuance of such check. After such date, all funds held on account of such voided check shall, in the discretion of the applicable Reorganized Debtor, be used to satisfy the costs of administering and fully consummating this Reorganization Plan or become property of the applicable Reorganized Debtor, and the holder of any such Allowed Claim shall not be entitled to any other or further Distribution under this Reorganization Plan on account of such Allowed Claim.

         7.14 Closing of Chapter 11 Cases. As to each Reorganizing Debtor, when substantially all Disputed Claims have become Allowed Claims or have been disallowed by Final Order, and all Distributions in respect of Allowed Claims have been made in accordance with this Reorganization Plan, or at such earlier time as each of the Reorganized Debtors deems appropriate, the Reorganized Debtors shall seek authority from the Court to close their respective Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                                  ARTICLE VIII

             PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

         8.1 No Distribution Pending Allowance. Notwithstanding any other provision of this Reorganization Plan, no Cash, Reorganization Plan Notes nor any other consideration shall be distributed under this Reorganization Plan on account of any Disputed Claim, unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

         8.2      Resolution of Disputed Claims and Equity Interests.

                  (a) Unless otherwise ordered by the Court after notice and a hearing, the Reorganizing Debtors or Reorganized Debtors, as the case may be, shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Reorganizing Debtors, without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to Claims for tort damages and, accordingly, no such deadline shall be imposed by this Reorganization Plan. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder thereof if the Reorganizing Debtors effect service in any of the following manners: (i) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified in the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage, on any counsel that has appeared on the holder's behalf in the Chapter 11 Cases.

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

                  (b) Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Reorganizing Debtors on or before the Administrative Expense Claim Bar Date. The Reorganizing Debtors, Reorganized Debtors, or any other party in interest permitted under the Bankruptcy Code may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and eighty (180) days after the Effective Date. In the event the Reorganizing Debtors, or Reorganized Debtors file any such objection, the Court shall determine the Allowed amount of any such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim which is paid or payable by the Reorganizing Debtors in the ordinary course of business.

         8.3 Estimation of Claims and Equity Interests. The Reorganizing Debtors may at any time request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Reorganizing Debtors previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganizing Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

         8.4 Reserve Account for Disputed Claims. On and after the Effective Date, the Disbursing Agent shall hold in one or more Disputed Claims Reserves, for each Class or Subclass in which there are any Disputed Claims, Cash or Reorganization Plan Notes in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash or Reorganization Plan Notes that such holder would have been entitled to receive pro rata under this Reorganization Plan if such Claim had been an Allowed Claim in such Class or Subclass; provided, however that with respect to Disputed Claims in Class 4, the Reorganized Debtors shall not be required to establish a Disputed Claims Reserve but instead shall issue new Reorganization Plan Unsecured Notes if and when any Disputed Claim in Class 4 becomes an Allowed Claim. Cash withheld and reserved for payments to holders of Disputed Claims in any Class or Subclass shall be held and deposited by the Disbursing Agent in one or more segregated interest-bearing reserve accounts for each Class or Subclass of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

         8.5 Allowance of Disputed Claims. With respect to any Disputed Claim that is subsequently deemed Allowed, on the Distribution Date for any such Claim the Reorganizing Debtors shall distribute from the Disputed Claims Reserve Account corresponding to the Class in which such Claim is classified to the holder of such Allowed Claim the amount of Cash or

Reorganization Plan Notes that such holder would have been entitled to recover pro rata under this Reorganization Plan if such Claim had been an Allowed Claim on the Effective Date, together with such claimholder's Pro Rata Class Share of net interest, if any, on such Allowed Claim. For purposes of the immediately preceding sentence, such holder's Pro Rata Class Share of net interest shall be calculated by multiplying the amount of interest on deposit in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid by a fraction, the numerator of which shall equal the amount of such Allowed Claim and the denominator of which shall equal the amount of all Claims for which deposits are being held in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid.

         8.6      Reserve Account for Subclass 3B Rejecting Bondholder Recovery.
(a) Any portion of the Subclass 3B Rejecting Bondholder Recovery deemed a Disputed Secured Claim pursuant to section 4.3(c)(III) of this Reorganization Plan shall be held in a reserve account in accordance with Section 8.4 of this Reorganization Plan subject to resolution of the 9.25% Debentures Adversary Proceeding.

                  (b) In the event of entry of a Final Order in connection with the 9.25% Debentures Adversary Proceeding establishing the validity of the Lien asserted on behalf of the holders of the 9.25% Debentures, each holder of a Subclass 3B Secured Claim that had been deemed a Disputed Secured Claim pursuant to section 4.3(c)(III) of this Reorganization Plan shall receive a Pro Rata Share of the Distribution of the Subclass 3B Rejecting Bondholder Recovery from the Subclass 3B Reserve Account. In the event of entry of a Final Order in the 9.25% Debentures Adversary Proceeding determining that the Lien asserted on behalf of the holder of the 9.25% Debentures did not exist, was invalid or otherwise avoided, then the Subclass 3B Rejecting Bondholder Recovery held in the Subclass 3B Reserve Account shall be Distributed (i) first, so that each holder of a Subclass 3B Claim that had been deemed a Disputed Secured Claim shall receive a Distribution with an Estimated Recovery Value equal to the Estimated Recovery Value that such holder would have received on the Effective Date with respect to an Allowed Class 6 Claim of the same principal amount, and
(ii) second, the balance of the Subclass 3B Rejecting Bondholder Recovery that remains after making distributions in accordance with clause (i) of this sentence shall be divided as follows: (A) pro rata to each holder of an Allowed Class 6 Claim, additional distributions of Additional Distributable Cash (if any), Excess Distributable Cash (if any), New High Yield Secured Notes and New CPIH Funded Debt, in an amount such that each holder of an Allowed Class 6 Claim will receive the Pro Rata Share of the Settlement Distribution it would have received had all Rejecting Bondholders been Accepting Bondholders; (B) pro-rata to Allowed Subclass 3A Claims, any remaining Cash; and (C) pro-rata among holders of Allowed Subclass 3A Claims and holders of Allowed Class 6 Claims on a ratio of 9 to 1, the remaining balance of the Subclass 3B Rejecting Bondholder Recovery.

                  (c) In the event there are Rejecting Bondholders holding an aggregate amount of Subclass 3B Claims in excess of $10 million, the Reorganizing Debtors shall be obligated after the Confirmation Date to reimburse counsel for the Committee and counsel for the Bondholders Committee for fees and expenses each in an amount up to $250,000 for purposes of enabling continuation of the 9.25% Debentures Adversary Proceeding, subject to approval of such fees and expenses by order of the Court.

                  (d) Without regard to the aggregate amount of Subclass 3B Claims held by Rejecting Bondholders, the $450,000 limitation on the use of cash collateral imposed on the payment of fees to counsel to the Committee in connection with the 9.25% Debentures Adversary Proceeding as set forth in the Stipulation and Consent Order Authorizing Creditors Committee to Use Cash Collateral to Investigate and Prosecute the Adversary Proceeding Filed by the Committee on Behalf of the Debtors with Respect to the Existence of the 9 1/4 Debentureholders Alleged Lien on the Debtors' Assets, Confirming the Entitlement of the Informal Committee and of the Indenture Trustee to Receive Without Risk of Disgorgement Fees and Expenses, and Certain Other Matters (Docket No. 1088) shall no longer apply, and the Confirmation Order shall provide for the Reorganizing Debtors to pay all then unpaid fees and expenses incurred by counsel for the Committee in prosecuting the 9.25% Debentures Adversary Proceeding, subject only to approval of such fees and expenses by order of the Court as part of its review of fees and expenses for all Retained Professionals in these Chapter 11 Cases.

         8.7 Release of Funds from Disputed Claims Reserve. If at any time or from time to time after the Effective Date, there shall be Cash or Reorganization Plan Notes in a Disputed Claims Reserve account in an amount in excess of the Reorganizing Debtors' maximum remaining payment obligations to the then existing holders of Disputed Claims in the Class of Claims corresponding to such Disputed Claims Reserve account under this Reorganization Plan, such excess funds, and the Pro Rata Class Share of net interest in respect thereof, shall become available for Distribution to the holders of Allowed Claims in the Class corresponding to the Disputed Claims Reserve Account at issue in accordance with this Reorganization Plan.

                                   ARTICLE IX

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

         9.1 General Treatment. (a) On the Effective Date, all executory contracts and unexpired leases to which each Reorganizing Debtor listed on
Exhibit 9.1A (collectively, the "Rejecting Debtors") is a party shall be deemed rejected, except for any executory contract or unexpired lease of the Rejecting Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Rejecting Debtors' Schedule of Assumed Contracts and Leases, filed as
Exhibit 9.1A hereto, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors prior to the Confirmation Hearing. The Rejecting Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Rejecting Debtors' Schedule of Assumed Contracts and Leases at any time prior to the Effective Date.

         (b) On the Effective Date, all executory contracts and unexpired leases to which each Reorganizing Debtor listed on Exhibit 9.1B (collectively, the "Assuming Debtors") is a party shall be deemed assumed, except for any executory contract or unexpired lease of the Assuming Debtors that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Assuming Debtors' Schedule of Rejected Contracts and Leases, filed as Exhibit 9.1B hereto, as may be amended, or (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Reorganizing Debtors prior to the Confirmation Hearing. The Assuming Debtors expressly reserve the right to add or remove executory contracts and unexpired leases to or from the Assuming Debtors' Schedule of Rejected Contracts and Leases at any time prior to the Effective Date.

                  (c) Each executory contract and unexpired lease listed or to be listed on the Rejecting Debtors' Schedule of Assumed Contracts and Leases or the Assuming Debtors' Schedule of Rejected Contracts and Leases (collectively, the "Contract Schedules") shall include modifications, amendments, supplements, restatements or other agreements, including guarantees thereof, made directly or indirectly by any Reorganizing Debtor in any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Contract Schedules. The mere listing of a document on the Contract Schedules shall not constitute an admission by the Reorganizing Debtors that such document is an executory contract or unexpired lease or that the Reorganizing Debtors have any liability thereunder.

         9.2 Cure of Defaults. Except to the extent that (i) a different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 9.1 of this Reorganization Plan or, (ii) any executory contract or unexpired lease shall have been assumed pursuant to an order of the Court which order shall have approved the cure amounts with respect thereto, the applicable Reorganizing Debtor shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file with the Court and serve a pleading listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the applicable Reorganizing Debtor shall have fifteen (15) days from service of such pleading to object to the cure amounts listed by the applicable Reorganizing Debtor. Service of such pleading shall be sufficient if served on the other party to the contract or lease at the address indicated on (i) the contract or lease, (ii) any proof of claim filed by such other party in respect of such contract or lease, or (iii) the Reorganizing Debtors' books and records, including the Schedules; provided, however, that if a pleading served by a Reorganizing Debtor to one of the foregoing addresses is promptly returned as undeliverable, the Reorganizing Debtor shall attempt reservice of the pleading on an alternative address, if any, from the above listed sources. If any objections are filed, the Court shall hold a hearing. Any party failing to object to the proposed cure amount fifteen days following service of the proposed cure amount by the Debtors shall be forever barred from asserting, collecting, or seeking to collect any amounts in excess of the proposed cure amount against the Reorganizing Debtors or Reorganized Debtors. Notwithstanding the foregoing or anything in Section 9.3 of this Reorganization Plan, at all times through the date that is five (5) Business Days after the Court enters an order resolving and fixing the amount of a disputed cure amount, the Reorganizing Debtors shall have the right to reject such executory contract or unexpired lease.

         9.3 Approval of Assumption of Certain Executory Contracts. Subject to Sections 9.1 and 9.2 of this Reorganization Plan, the executory contracts and unexpired leases on the

Rejecting Debtors' Schedule of Assumed Contracts and the executory contracts and unexpired leases of the Assuming Debtors other than those listed on the Assuming Debtors' Schedule of Rejected Contracts and Leases shall be assumed by the respective Reorganizing Debtors as of the Effective Date. Except as may otherwise be ordered by the Court, the Reorganizing Debtors shall have the right to cause any assumed executory contract or unexpired lease to vest in the Reorganized Debtor designated for such purpose by the Reorganizing Debtors.

         9.4 Approval of Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of any executory contracts and unexpired leases to be rejected as and to the extent provided in
Section 9.1 of this Reorganization Plan.

         9.5 Deemed Consents. Unless a counterparty to an executory contract, unexpired lease, license or permit objects to the applicable Debtor's assumption thereof in writing on or before seven (7) days prior to the Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the applicable Debtor or will be rejected by operation of this Reorganization Plan, the Reorganized Debtors shall enjoy all the rights and benefits under each such executory contract, unexpired lease, license and permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits.

         9.6 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Reorganization Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.1 of this Reorganization Plan must be filed with the Court no later than the later of (i) twenty (20) days after the Effective Date, and
(ii) thirty (30) days after entry of an order rejecting such executory contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the applicable Reorganizing Debtors and/or the Estates.

         9.7 Survival of Debtors' Corporate Indemnities. Any obligations of any of the Reorganizing Debtors pursuant to the applicable Reorganizing Debtor's corporate charters and bylaws or agreements entered into any time prior to the Effective Date, to indemnify the Specified Personnel, with respect to all present and future actions, suits and proceedings against such Reorganizing Debtor or such Specified Personnel, based upon any act or omission for or on behalf of such Reorganizing Debtor, shall not be discharged or impaired by confirmation of this Reorganization Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the applicable Reorganizing Debtor pursuant to this Reorganization Plan and deemed to be included on the Rejecting Debtors' Schedule of Assumed Contracts and Leases (to the extent not otherwise assumed), and shall continue as obligations of the applicable Reorganizing Debtor. To the extent a Reorganizing Debtor is entitled to assert a Claim against Specified Personnel (whether directly or derivatively) and such Specified Personnel is entitled to indemnification, such Claim against Specified Personnel is released, waived and discharged.

         9.8 Reservation of Rights Under Insurance Policies and Bonds. Nothing in this Reorganization Plan, including the discharge and release of the Reorganizing Debtors as provided in this Reorganization Plan, shall diminish, impair or otherwise affect the enforceability by beneficiaries of (i) any insurance policies that may cover Claims against any Reorganizing Debtors, or (ii) any bonds issued to assure the performance of any Reorganizing Debtors, nor shall anything contained herein constitute or be deemed to constitute a waiver of any cause of action that the Reorganizing Debtors or any entity may hold against any insurers or issuers of bonds under any such policies of insurance or bonds. To the extent any insurance policy or bond is deemed to be an executory contract, such insurance policy or bond shall be deemed assumed in accordance with Article IX of the Reorganization Plan. Notwithstanding the foregoing, the Reorganizing Debtors do not assume any payment or other obligations to any insurers or issuers or bonds, and any agreements or provisions of policies or bonds imposing payment or other obligations upon the Reorganizing Debtors shall only be assumed as provided pursuant to a separate order of the Court.

                                    ARTICLE X

    CONDITIONS PRECEDENT TO THE CONFIRMATION DATE AND THE EFFECTIVE
                                      DATE

         10.1 Conditions to Confirmation. Each of the following is a condition to the Confirmation Date:

                  (a) the entry of a Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code;

                  (b) the proposed Confirmation Order shall be in form and substance, reasonably acceptable to the Reorganizing Debtors and the Plan Sponsor;

                  (c) all provisions, terms and conditions hereof are approved in the Confirmation Order;

                  (d) the Confirmation Order shall contain a finding that any Intercompany Claim held by a Reorganizing Debtor, Liquidating Debtor or Heber Debtor is the exclusive property of such Reorganizing Debtor, Liquidating Debtor or Heber Debtor pursuant to section 541 of the Bankruptcy Code;

                  (e) the Confirmation Order shall contain a ruling that each of the Liquidating Debtors Intercompany Claims against (i) the Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of this Reorganization Plan will be fully settled and released as of the Effective Date;

                  (f) the Confirmation Order shall contain a ruling that each of the Heber Debtors Intercompany Claims against (i) the Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of this Reorganization Plan will be fully settled and released as of the Effective Date;

                  (g) the Confirmation Order shall contain a ruling that each of the Reorganizing Debtors Claims against (i) the other Reorganizing Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 11.10 of this Reorganization Plan, to the extent and only for the periods provided for in
Section 11.10 of this Reorganization Plan, will be fully settled and released or, with respect to Claims against the Reorganizing Debtors, treated in accordance with Sections 4.9(b)(II) of this Reorganization Plan; and

                  (g) the confirmation order with respect to the Heber Reorganization Plan shall have become a Final Order in form and substance satisfactory to the Reorganizing Debtors.

         10.2 Conditions Precedent to the Effective Date. Each of the following is a condition precedent to the Effective Date of this Reorganization
Plan:

                  (a) The Confirmation Order shall: (i) have been entered by the Court and become a Final Order, (ii) be in form and substance satisfactory to the Reorganizing Debtors and the Plan Sponsor, and (iii) provide that the Liquidating Debtors, the Reorganizing Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Liquidation Plan and the Reorganization Plan;

                  (b) The conditions precedent to the Effective Date of the Liquidation Plan shall have been satisfied or waived in accordance with the terms and provisions of the Liquidation Plan including, but not limited to the transfer of the Liquidation Assets to the Liquidating Trust (as such terms are defined in the Liquidation Plan);

                  (c) The conditions precedent to the Effective Date of the Heber Reorganization Plan shall have been satisfied or waived in accordance with the terms and provisions of the Heber Reorganization Plan. All conditions precedent to the closing of the Geothermal Sale or an alternative sale of some or all of the Heber Debtors or their assets shall have been satisfied;

                  (d) The conditions precedent to closing under the Investment and Purchase Agreement shall have been satisfied or waived in accordance with the terms and provisions thereof;

                  (e) All regulatory approval necessary or desirable to effectuate the Reorganization Plan and the transactions contemplated hereunder shall have been obtained;

                  (f) Subject to Section 6.8(c), the equity securities of all the Reorganized Debtors other than Reorganized Covanta shall have been deemed to revert to ownership by the same entity by which they were held prior to the applicable Petition Date;

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

                  (g) The Exit Financing Agreements shall (i) be substantially in the form attached to the Investment and Purchase Agreement and
(ii) have been executed and delivered by the parties thereto, and shall be in full force and effect in accordance with the terms thereof;

                  (h) The Reorganized Debtors shall have sufficient Cash to make payment or establish reserves with respect to Exit Costs in accordance with the definition for such term in this Reorganization Plan;

                  (i) All documents, instruments and agreements provided for under, or necessary to implement, this Reorganization Plan shall have been executed and delivered by the parties thereto, in form and substance satisfactory to the Reorganizing Debtors and the Plan Sponsor, unless such execution or delivery has been waived by the parties benefited thereby.

         10.3 Waiver of Conditions. The Reorganizing Debtors, with the prior written consent of the Plan Sponsor, may waive any of the foregoing conditions set forth in Section 10.1 or Section 10.2 of this Reorganization Plan without leave of or notice to the Court and without any formal action other than proceeding with confirmation of this Reorganization Plan or emergence from bankruptcy.

         10.4 Failure to Satisfy or Waiver of Conditions Precedent. In the event that any or all of the conditions specified in Section 10.1 or 10.2 of this Reorganization Plan have not been satisfied or waived in accordance with the provisions of this Article X on or before June 30, 2004 (which date may be extended by the Reorganizing Debtors with the prior written consent of the Plan Sponsor, and upon notification submitted by the Reorganizing Debtors to the Court), (a) the Confirmation Order shall be vacated, (b) no distributions under the Reorganization Plan shall be made, (c) the Reorganizing Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though such date never occurred, and (d) all the Reorganizing Debtors' respective obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Reorganizing Debtor or any other Person or to prejudice in any manner the rights of any Reorganizing Debtor or any Person in any further proceedings involving any Reorganizing Debtor or Person.

                                   ARTICLE XI

                             EFFECT OF CONFIRMATION

         11.1 Revesting of Assets. Upon the Effective Date, pursuant to sections 1141 (b) and (c) of the Bankruptcy Code, except for leases and executory contracts that have not yet been assumed or rejected (which leases and contracts shall be deemed vested when and if assumed), all property of each Reorganizing Debtor's Estate shall vest in the applicable Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided herein or pursuant to any of the Plan Documents. Each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property free of any restrictions of the

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

Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

         11.2 Discharge of Claims and Cancellation of Equity Interests. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in this Reorganization Plan and the entitlement to receive payments and distributions to be made hereunder shall discharge all existing Claims and Interests, of any kind, nature or description whatsoever against or in each of the Reorganizing Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in this Reorganization Plan, on the Effective Date, all existing Claims against each of the Reorganizing Debtors and Equity Interests in the Reorganizing Debtors shall be, and shall be deemed to be, discharged or canceled and each holder (as well as trustees and agents on behalf of all such holders) of a Claim or Equity Interest shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any Claim or Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not (i) such holder has filed a Proof of Claim or Equity Interest, (ii) a Claim based on such Claim or Equity Interest is Allowed, or (iii) the holder of the Claim or Equity Interest has accepted the Reorganization Plan.

         11.3 Discharge of Reorganizing Debtors. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest of such holder shall be deemed to have forever waived, released and discharged each of the Reorganizing Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights and liabilities (other than the right to enforce the Reorganizing Debtors' or Reorganized Debtors' obligations hereunder or under the Plan Documents) that arose prior to the Confirmation Date, whether existing in law or equity, whether based on fraud, contract or otherwise, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, whether based in whole or in part on any act, omission or occurrence taking place on or before the Confirmation Date; provided, that such discharge shall not affect the liability of any other entity to, or the property of any other entity encumbered to secure payment to, the holder of any such Claim or Equity Interest, except as otherwise provided in the Reorganization Plan; and provided, further, that such discharge shall not encompass the Heber Debtors' or the Reorganizing Debtors obligations under the Heber Reorganization Plan or the Liquidating Trustee's obligations under the Liquidating Plan. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or canceled Equity Interest in each of the Reorganizing Debtors.

         11.4     Binding Effect. Except as otherwise provided in section 1141
(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, and subject to the Effective Date, the provisions of this Reorganization Plan shall bind all present and former holders of a Claim against, or Equity Interest in, the applicable Reorganizing Debtor and its respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under this

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

Reorganization Plan and whether or not such holder has filed a Proof of Claim or Equity Interest or accepted this Reorganization Plan.

         11.5 Term of Injunctions or Stays. Unless otherwise provided herein, all injunctions or stays arising under section 105 or 362 of the Bankruptcy Code, any order entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such order.

         11.6 Injunction Against Interference with Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present and former employees, agents, officers, directors and principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Reorganization Plan.

         11.7 Exculpation, (a) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) the Reorganizing Debtors, Reorganized Debtors, or their respective officers, directors and employees, (ii) the Specified Personnel, (iii) the Committee and any subcommittee thereof, (iv) the Agent Banks, the DIP Agents, the steering committee for the holders of the Secured Bank Claims and the Bondholders Committee, (v) the accountants, financial advisors, investment bankers, and attorneys for the Reorganizing Debtors or Reorganized Debtors, (vi) the Plan Sponsor, (vii) the Investor Group and (viii) the directors, officers, employees, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys or affiliates for any of the persons or entities described in (i), (iii),
(iv),(v), (vi) or (vii) of this Section 11.7 shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the commencement or conduct of the Chapter 11 Cases; the liquidations of the Liquidating Debtors listed on Exhibit 2 hereto; formulating, negotiating or implementing the Reorganization Plan and the Heber Reorganization Plan; formulating, negotiating, consummation or implementing the Investment and Purchase Agreement (except, with respect to the Plan Sponsor and the Investor Group, as explicitly provided pursuant to the Investment and Purchase Agreement); formulating, negotiating or implementing the Geothermal Sale under the Heber Reorganization Plan; the solicitation of acceptances of the Reorganization Plan and the Heber Reorganization Plan; the pursuit of confirmation of the Reorganization Plan and the Heber Reorganization Plan; the confirmation, consummation or administration of the Reorganization Plan and the Heber Reorganization Plan or the property to be distributed under the Reorganization Plan and the Heber Reorganization Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Reorganization Plan. Nothing in this
Section 11.7 shall limit the liability or obligation of an issuer of a letter of credit to the beneficiary of such letter of credit.

                  (b) Notwithstanding any other provision of this Reorganization Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor, Reorganizing Debtor, Reorganized Debtor, Liquidating Debtor, Heber Debtor, Specified Personnel, the Creditors' Committee and any subcommittee thereof, the Agent Banks, the DIP Agents and the steering committee for the holders of the Secured Bank Claims, the Plan Sponsor, the Investor Group, nor any statutory committee, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any or omission in the connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing this Reorganization Plan, formulating negotiating, consummating or implementing the Investment and Purchase Agreement (except, with respect to the Plan Sponsor and the Investor Group, as explicitly provided pursuant to the Investment and Purchase Agreement), solicitation of acceptances or this Reorganization Plan, the pursuit of confirmation of this Reorganization Plan, the confirmation, consummation or administration of this Reorganization Plan or the property to be distributed hereunder, except for gross negligence or willful misconduct.

         11.8 Rights of Action, (a) On and after the Effective Date, and except as may otherwise be agreed to by the Reorganizing Debtors or as provided in this Reorganization Plan, the Reorganized Debtors will retain and have the exclusive right to enforce any and all present or future rights, claims or causes of action against any Person (other than holders of Unsecured Claims against the Reorganizing Debtors, the Agent Banks, the Prepetition Lenders, the DIP Lenders and the DIP Agents) and rights of the Reorganizing Debtors that arose before or after the applicable Petition Date, including, but not limited to, rights, claims, causes of action, avoiding powers, suits and proceedings arising under sections 544, 545, 548, 549, 550 and 553 of the Bankruptcy Code. The Reorganized Debtors may pursue, abandon, settle or release any or all such rights of action, as they deem appropriate, without the need to obtain approval or any other or further relief from the Court. The Reorganized Debtors may, in their discretion, offset any such claim held against a Person against any payment due such Person under this Reorganization Plan; provided, however, that any claims of any of the Reorganizing Debtors arising before the applicable Petition Date shall first be offset against Claims against any of the Reorganized Debtors arising before the applicable Petition Date.

                  (b) On and after the Effective Date, the counsel for the Committee shall serve as Class 6 Representative for purpose of evaluating the Class 6 Litigation Claims. The Class 6 Representative shall have the exclusive right to enforce any such Class 6 Litigation Claim as it deems appropriate to be brought, subject only to the written consent of the Plan Sponsor, which shall not be unreasonably withheld. On and after the Effective Date, the Reorganizing Debtors shall be responsible for payment of reasonable legal fees and expenses to the Class 6 Representative incurred in connection with the evaluation and enforcement of any such Class 6 Litigation Claims in an amount up to $150,000, subject to order of the Court; provided, however, that reasonable fees and expenses incurred by the Class 6 Representative in excess of $150,000 may be recovered, subject to order of the Court, from the proceeds of any settlement or recoveries received in connection with any such Class 6 Litigation Claim.

         11.9 Injunction. Upon the Effective Date with respect to the Reorganization Plan and except as otherwise provided herein or in the Confirmation Order, all persons who have held, hold, or may hold Claims against or Equity Interests in the Reorganizing Debtors, Heber Debtors or Liquidating Debtors, and all other parties in interest in the Chapter 11 Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Effective Date from directly or indirectly (i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Reorganizing Debtor, Reorganized Debtors, or Person entitled to exculpation under Section 11.7 hereof, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Equity Interest against any such Reorganizing Debtor or Reorganized Debtors, the Plan Sponsor or the Investor Group, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any such Reorganizing Debtor or Reorganized Debtor, the Plan Sponsor or the Investor Group on account of such Claim or Equity Interest, (iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Reorganizing Debtor or Reorganized Debtor or against the property or interests in property of any such Reorganizing Debtor or Reorganized Debtor on account of any such Claim or Equity Interest, (v) commencing or continuing any action against the Reorganized Debtors, the Plan Sponsor or the Investor Group in any manner or forum in respect of such Claim or Equity Interest that does not comply or is inconsistent with the Reorganization Plan, and (vi) taking any actions to interfere with the implementation or consummation of this Reorganization Plan; provided that nothing herein shall prohibit any holder of a Claim from prosecuting a properly completed and filed proof of claim in the Chapter 11 Cases; further, provided, that nothing in this Section 11.9 shall prevent any beneficiary under a letter of credit issued in connection with claims against or obligations of the Reorganizing Debtors or the Liquidating Debtors from taking the actions necessary to make a demand or draw under such letter of credit and nothing in this Section 11.9 shall limit the liability or obligation of the issuer of such letter of credit. In no event shall the Reorganized Debtors or any Person entitled to exculpation under Section 11.7 hereof have any liability or obligation for any Claim against or Equity Interest in any of the Reorganizing Debtors arising prior to the Effective Date, other than in accordance with the provisions of this Reorganization Plan. In addition, except as otherwise provided in this Reorganization Plan or the Confirmation Order, on and after the Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, shall be permanently enjoined from commencing or continuing in any manner, any litigation against the Reorganized Debtors or any Person entitled to exculpation under Section 11.7 hereof on account of or in respect of any matter subject to the exculpation provision set forth in Section 11.7 hereof, including, without limitation, in respect of the Reorganizing Debtors' prepetition liabilities or other liabilities satisfied pursuant to this Reorganization Plan. By directly or indirectly accepting Distributions pursuant to this Reorganization Plan, each holder of an Allowed Claim or Allowed Equity Interest receiving Distributions pursuant to the Reorganization Plan will be deemed to have specifically consented to the injunctions set forth in this Section 11.9.

         11.10 Release. As of the Effective Date, the Reorganizing Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, against the Liquidating Debtors, the Heber Debtors, the Plan Sponsor, the Investor Group and the Liquidating Debtors', Heber Debtors', Plan Sponsors' and Reorganizing Debtors' respective present or former officers, directors, employees, partners, members, advisors, attorneys, financial

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

advisors, accountants, investment bankers and other professionals, and the Committee's members, advisors, attorneys, financial advisors, investment bankers, accountants and other professionals, in each case whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Reorganizing Debtors, the Liquidating Debtors, the Heber Debtors, and the Plan Sponsor, the Investor Group, the Chapter 11 Cases, the Heber Reorganization Plan, the Liquidation Plan, the Investment and Purchase Agreement or the Reorganization Plan; provided that, with respect to the Plan Sponsor and the Investor Group, nothing herein shall release the Plan Sponsor or the Investor Group with respect to obligations pursuant to their contractual obligations under the Investment and Purchase Agreement or as specifically provided pursuant to this Reorganization Plan.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

         12.1 Jurisdiction of Court. The Court shall retain exclusive jurisdiction of all matters arising under, arising out of, or related to, the Chapter 11 Cases and this Reorganization Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following non-exclusive purposes:

                  (a) to determine the allowance or classification of Claims and to hear and determine any objections thereto;

                  (b) to hear and determine any motions for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

                  (c) to determine any and all motions, adversary proceedings, applications, contested matters and other litigated matters in connection with the Chapter 11 Cases that may be pending in the Court on, or initiated after, the Effective Date;

                  (d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                  (e) to issue such orders in aid of the execution, implementation and consummation of this Reorganization Plan to the extent authorized by section 1142 of the Bankruptcy Code or otherwise;

                  (f) to construe and take any action to enforce this Reorganization Plan;

                  (g) to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

                  (h) to modify the Reorganization Plan pursuant to section 1127 of the Bankruptcy Code, or to remedy any apparent non-material defect or omission in this

Reorganization Plan, or to reconcile any non-material inconsistency in the Reorganization Plan so as to carry out its intent and purposes;

                  (i) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

                  (j) to determine any other requests for payment of Priority Tax Claims, Priority Non-Tax Claims or Administrative Expense Claims;

                  (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Reorganization Plan;

                  (1) to hear and determine all matters relating to the 9.25% Debentures Adversary Proceeding, including any disputes arising in connection with the interpretation, implementation or enforcement of any settlement agreement related thereto;

                  (m) to consider and act on the compromise and settlement or payment of any Claim against the Reorganizing Debtors;

                  (n) to recover all assets of Reorganizing Debtors and property of the Estates, wherever located;

                  (o) to determine all questions and disputes regarding title to the assets of the Reorganizing Debtors or their Estates;

                  (p) to issue injunctions, enter and implement other orders or to take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation, implementation or enforcement of the Reorganization Plan or the Confirmation Order;

                  (q) to remedy any breach or default occurring under this Reorganization Plan;

                  (r) to resolve and finally determine all disputes that may relate to, impact on or arise in connection with, this Reorganization Plan;

                  (s) to hear and determine matters concerning state, local, and federal taxes for any period of time, including, without limitation, pursuant to sections 346, 505, 1129 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after each of the applicable Petition Dates through, and including, the final Distribution Date);

                  (t) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

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                  (u)      to hear any other matter consistent with the
provisions of the Bankruptcy Code; and

                  (v)      to enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 Deletion of Classes and Subclasses. Any class or subclass of Claims that does not contain as an element thereof an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 as of the date of the commencement of the Confirmation Hearing shall be deemed deleted from this Reorganization Plan for purposes of voting to accept or reject this Reorganization Plan and for purposes of determining acceptance or rejection of this Reorganization Plan by such class or subclass under section 1129(a)(8) of the Bankruptcy Code.

         13.2 Dissolution of the Committee. On the Effective Date, the Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Committee's attorneys, accountants, and other agents, shall terminate except as otherwise expressly authorized pursuant to this Reorganization Plan.

         13.3 Effectuating Documents and Further Transactions. The chief executive officer of each of the Reorganizing Debtors, or his or her designee, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases and other agreements or documents and take such actions on behalf of the Reorganizing Debtors as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Reorganization Plan, without any further action by or approval of the Board of Directors or other governing body of the Reorganizing Debtors.

         13.4     Payment of Statutory Fees. All fees payable pursuant to
section 1930 of Title 28 of the United States Code shall be paid through the entry of a final decree closing these cases. Unless relieved of any of the obligation to pay the United States Trustee Fees by further order of the Court, the Reorganizing Debtors or Reorganized Debtors shall timely pay the United States Trustee Fees, and after the Confirmation Date, the Reorganized Debtors shall file with the Court and serve on the United States Trustee a quarterly disbursement report for each quarter, or portion thereof, until a final decree closing the Chapter 11 Cases has been entered, or the Chapter 11 Cases dismissed or converted to another chapter, in a format prescribed by and provided by the United States Trustee.

         13.5 Modification of Plan. Subject to the provisions of the DIP Financing Agreement and Section 5.5 of this Reorganization Plan, the Reorganizing Debtors reserve the right: (i) in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Reorganization Plan at any time prior to the entry of the Confirmation Order; provided, however, that any such amendment or modification shall require the prior written consent of the Plan Sponsor, (ii) to alter, amend, modify, revoke or withdraw the Reorganization Plan as it applies to

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

any particular Reorganizing Debtor on or prior to the Confirmation Date; and
(iii) to seek confirmation of the Reorganization Plan or a separate reorganization plan with substantially similar terms with respect to only certain of the Reorganized Debtors, and to alter, amend, modify, revoke or withdraw the Reorganization Plan, in whole or in part, for such purpose.

                  Additionally, the Reorganizing Debtors reserve their rights to redesignate Debtors as Reorganizing Debtors or Liquidating Debtors at any time prior to ten (10) days prior to the Confirmation Hearing. Holders of Claims or Equity Interests who are entitled to vote on the Reorganization Plan or Liquidation Plan and who are affected by any such redesignation shall have five
(5) days from the notice of such redesignation to vote to accept or reject the Reorganization Plan or the Liquidation Plan, as the case may be. The Reorganizing Debtors also reserve the right to withdraw prior to the Confirmation Hearing one or more Reorganizing Debtors from the Reorganization Plan, and to thereafter file a plan solely with respect to such Debtor or Debtors.

                  After the entry of the Confirmation Order, the Reorganizing Debtors may, upon order of the Court, amend or modify this Reorganization Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Reorganization Plan in such manner as may be necessary to carry out the purpose and intent of this Reorganization Plan. A holder of an Allowed Claim or Allowed Equity Interest that is deemed to have accepted this Reorganization Plan shall be deemed to have accepted this Reorganization Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         13.6 Courts of Competent Jurisdiction. If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Reorganization Plan, such abstention, refusal or failure of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other Court having competent jurisdiction with respect to such matter.

         13.7 Exemption From Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Reorganization Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Reorganization Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Reorganization Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         13.8 Rules of Construction. For purposes of this Reorganization Plan, the following rules of interpretation apply:

                  (a) The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to this Reorganization Plan as a whole and not to any particular Section, subsection, or clause contained in this Reorganization Plan;

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                  (b)      Wherever from the context it appears appropriate,
each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter;

                  (c) Any reference in this Reorganization Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

                  (d) Any reference in this Reorganization Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented;

                  (e) Unless otherwise specified, all references in this Reorganization Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Reorganization Plan;

                  (f) Captions and headings to Articles and Sections are inserted for convenience of reference only are not intended to be a part of or to affect the interpretation of this Reorganization Plan; and

                  (g) Unless otherwise expressly provided, the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply to this Reorganization Plan.

         13.9 Computation of Time. In computing any period of time prescribed or allowed by this Reorganization Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006 shall apply.

         13.10 Successors and Assigns. The rights, benefits and obligations of any entity named or referred to in the Reorganization Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

         13.11 Notices. Any notices to or requests of the Reorganizing Debtors by parties in interest under or in connection with this Reorganization Plan shall be in writing and served either by (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, all charges prepaid, and shall be deemed to have been given when received by the following parties:

                  (a)      if to the Reorganizing Debtors:

                           Covanta Energy Corporation
                           c/o CLEARY GOTTLIEB STEEN & HAMLTON
                           One Liberty Plaza
                           New York, New York 10006

                           Attn: Deborah M. Buell, Esq.
                                 James L. Bromley, Esq.

                           And

                           Covanta Energy Corporation
                           c/o TENNER & BLOCK, LLC
                           One IBM Plaza
                           Chicago, Illinois 60611-7603

                           Attn: Vincent E. Lazar, Esq

                  .(b) if to the Plan Sponsor:

                           Danielson Holding Corporation
                           2 North Riverside Plaza
                           Suite 600
                           Chicago, Illinois 60606
                           Attn: Philip Tinkler

                           And

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. Wacker Drive
                           Suite 2100
                           Chicago, Illinois 60606
                           Attn: Timothy R. Pohl, Esq.

         13.12 Severability. If, prior to the Confirmation Date, any term or provision of this Reorganization Plan is determined by the Court to be invalid, void or unenforceable, the Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Reorganization Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding alteration or interpretation. The Confirmation Order will constitute a judicial interpretation that each term and provision of this Reorganization Plan, as it may have been altered or interpreted in accordance with the forgoing, is valid and enforceable pursuant to its terms. Additionally, if the Court determines that the Reorganization Plan, as it applies to any particular Reorganizing Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code (and cannot be altered or interpreted in a way that makes it confirmable), such determination shall not limit or affect (a) the confirmability of the Reorganization Plan as it applies to any other Reorganizing Debtor or (b) the Reorganizing Debtors' ability to modify the Reorganization Plan, as it applies to any particular Reorganizing Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

         13.13 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Reorganization Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         13.14 Exhibits. All Exhibits and Schedules to this Reorganization Plan are incorporated into and are a part of this Reorganization Plan as if set forth in full herein.

         13.15 Counterparts. This Reorganization Plan may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Dated: December __ ,2003

                                         COVANTA ENERGY CORPORATION

                                         By: ___________________________________

                                         COVANTA ACQUISITION, INC.

                                         By: ___________________________________

                                         COVANTA ALEXANDRIA/ARLINGTON, INC.

                                         By: ___________________________________

                                         COVANTA BABYLON, INC.

                                         By: ___________________________________

                                         COVANTA BESSEMER, INC.

                                         By: ___________________________________

                                         COVANTA BRISTOL, INC.

                                         By: ___________________________________

                                         COVANTA CUNNINGHAM ENVIRONMENTAL
                                           SUPPORT SERVICES, INC.

                                         By: ___________________________________

                                         COVANTA ENERGY AMERICAS, INC.

                                         By: ___________________________________

                                         COVANTA ENERGY CONSTRUCTION, INC.

                                         By: ___________________________________

                                         COVANTA ENERGY GROUP, INC.

                                         By: ___________________________________

                                         COVANTA ENERGY INTERNATIONAL, INC.

                                         By: ___________________________________

                                         COVANTA ENERGY RESOURCE CORP.

                                         By: ___________________________________

                                         COVANTA ENERGY SERVICES OF NEW JERSEY,
                                           INC.

                                         By: ___________________________________

                                         COVANTA ENERGY SERVICES, INC.

                                         By: ___________________________________

                                         COVANTA ENERGY WEST, INC.

                                         By: ___________________________________

                                         COVANTA ENGINEERING SERVICES, INC.

                                         By: ___________________________________

                                         COVANTA EQUITY OF ALEXANDRIA/ARLINGTON,
                                           INC.

                                         By: ___________________________________

                                         COVANTA EQUITY OF STANISLAUS, INC.

                                         By: ___________________________________

                                         COVANTA FAIRFAX, INC.

                                         By: ___________________________________

                                         COVANTA GEOTHERMAL OPERATIONS HOLDINGS,
                                           INC.

                                         By: ___________________________________

                                         COVANTA GEOTHERMAL OPERATIONS, INC.

                                         By: ___________________________________

                                         COVANTA HEBER FIELD ENERGY, INC.

                                         By: ___________________________________

                                         COVANTA HENNEPIN ENERGY RESOURCE CO.,
                                           L.P.

                                         By: ___________________________________

                                         COVANTA HILLSBOROUGH, INC.

                                         By: ___________________________________

                                         COVANTA HONOLULU RESOURCE RECOVERY
                                           VENTURE

                                         By: ___________________________________

                                         COVANTA HUNTINGTON LIMITED PARTNERSHIP

                                         By: ___________________________________

                                         COVANTA HUNTINGTON RESOURCE RECOVERY
                                           ONE CORP.

                                         By: ___________________________________

                                         COVANTA HUNTINGTON RESOURCE RECOVERY
                                           SEVEN CORP.

                                         By: ___________________________________

                                         COVANTA HUNTSVILLE, INC.

                                         By: ___________________________________

                                         COVANTA HYDRO ENERGY, INC.

                                         By: ___________________________________

                                         COVANTA HYDRO OPERATIONS WEST, INC.

                                         By: ___________________________________

                                         COVANTA HYDRO OPERATIONS, INC.

                                         By: ___________________________________

                                         COVANTA IMPERIAL POWER SERVICES, INC.

                                         By: ___________________________________

                                         COVANTA INDIANAPOLIS, INC.

                                         By: ___________________________________

                                         COVANTA KENT, INC.

                                         By: ___________________________________

                                         COVANTA LAKE, INC.

                                         By: ___________________________________

                                         COVANTA LANCASTER, INC.

                                         By: ___________________________________

                                         COVANTA LEE, INC.

                                         By: ___________________________________

                                         COVANTA LONG ISLAND, INC.

                                         By: ___________________________________

                                         COVANTA MARION LAND CORP.

                                         By: ___________________________________

                                         COVANTA MARION, INC.

                                         By: ___________________________________

                                         COVANTA MID-CONN, INC.

                                         By: ___________________________________

                                         COVANTA MONTGOMERY, INC.

                                         By: ___________________________________

                                         COVANTA NEW MARTINSVILLE HYDRO-
                                           OPERATIONS CORP.

                                         By: ___________________________________

                                         COVANTA OAHU WASTE ENERGY RECOVERY,
                                           INC.

                                         By: ___________________________________

                                         COVANTA ONONDAGA FIVE CORP.

                                         By: ___________________________________

                                         COVANTA ONONDAGA FOUR CORP.

                                         By: ___________________________________

                                         COVANTA ONONDAGA LIMITED PARTNERSHIP

                                         By: ___________________________________

                                         COVANTA ONONDAGA OPERATIONS, INC.

                                         By: ___________________________________

                                         COVANTA ONONDAGA THREE CORP.

                                         By: ___________________________________

                                         COVANTA ONONDAGA TWO CORP.

                                         By: ___________________________________

                                         COVANTA ONONDAGA, INC.

                                         By: ___________________________________

                                         COVANTA OPERATIONS OF UNION, LLC

                                         By: ___________________________________

                                         COVANTA OPW ASSOCIATES, INC.

                                         By: ___________________________________

                                         COVANTA OPWH, INC.

                                         By: ___________________________________

                                         COVANTA PASCO, INC.

                                         By: ___________________________________

                                         COVANTA POWER DEVELOPMENT OF BOLIVIA,
                                           INC.

                                         By: ___________________________________

                                         COVANTA POWER DEVELOPMENT, INC.

                                         By: ___________________________________

                                         COVANTA POWER EQUITY CORP.

                                         By: ___________________________________

                                         COVANTA POWER INTERNATIONAL HOLDINGS,
                                           INC.

                                         By: ___________________________________

                                         COVANTA PROJECTS, INC.

                                         By: ___________________________________

                                         COVANTA PROJECTS OF HAWAII, INC.

                                         By: ___________________________________

                                         COVANTA PROJECTS OF WALLINGFORD, L.P.

                                         By: ___________________________________

                                         COVANTA RRS HOLDINGS, INC.

                                         By: ___________________________________

                                         COVANTA SECURE SERVICES, INC.

                                         By: ___________________________________

                                         COVANTA SIGC GEOTHERMAL OPERATIONS,
                                           INC.

                                         By: ___________________________________

                                         COVANTA STANISLAUS, INC.

                                         By: ___________________________________

                                         COVANTA SYSTEMS, INC.

                                         By: ___________________________________

                                         COVANTA UNION, INC.

                                         By: ___________________________________

                                         COVANTA WALLINGFORD ASSOCIATES, INC.

                                         By: ___________________________________

                                         COVANTA WASTE TO ENERGY OF ITALY, INC.

                                         By: ___________________________________

                                         COVANTA WASTE TO ENERGY, INC.

                                         By: ___________________________________

                                         COVANTA WATER HOLDINGS, INC.

                                         By: ___________________________________

                                         COVANTA WATER SYSTEMS, INC.

                                         By: ___________________________________

                                         COVANTA WATER TREATMENT SERVICES, INC.

                                         By: ___________________________________

                                         DSS ENVIRONMENTAL, INC.

                                         By: ___________________________________

                                         ERC ENERGY II, INC.

                                         By: ___________________________________

                                         ERC ENERGY, INC.

                                         By: ___________________________________

                                         HEBER FIELD ENERGY II, INC.

                                         By: ___________________________________

                                         HEBER LOAN PARTNERS

                                         By: ___________________________________

                                         OPI QUEZON INC.

                                         By: ___________________________________

                                         THREE MOUNTAIN OPERATIONS, INC.

                                         By: ___________________________________

                                         THREE MOUNTAIN POWER, LLC

                                         By: ___________________________________

                                                                     Exhibit E-2

                                                                   DRAFT 12/1/03
                                                       PRIVILEGED & CONFIDENTIAL
                                                         ATTORNEY-CLIENT PRODUCT
                                                              SUBJECT TO FRE 408

CLEARY, GOTTLIEB, STEEN & HAMILTON
Deborah M. Buell (DB 3562)
James L. Bromley (JB 5125)
One Liberty Plaza
New York, New York 10006

and

JENNER & BLOCK, LLC
Vincent E. Lazar (VL 7320)
Christine L. Childers (CC 0092)
One IBM Plaza
Chicago, Illinois 60611

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------X:
In re:                                      :  Chapter 11
                                               Case Nos. 02-40826 (CB) et al.
OGDEN NEW YORK SERVICES, INC., et al.       :  (Jointly Administered)

Debtors and Debtors in Possession           :

--------------------------------------------X

                    DEBTORS' SECOND JOINT PLAN OF LIQUIDATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                             December________, 2003

Ogden New York Services, Inc. and certain affiliates listed on Exhibit 1 attached hereto as debtors and debtors in possession under Chapter 11 of title 11 of the United States Code, in each of their separate cases, which have been consolidated for procedural purposes only, (each a "Liquidating Debtor" and collectively, the "Liquidating Debtors"), hereby propose and file this following Second Joint Plan of Liquidation (the "Liquidation Plan").

                                TABLE OF CONTENTS

                                                                                                             PAGE
ARTICLE I         DEFINITIONS AND INTERPRETATION...........................................................    1

      1.1      Definitions.................................................................................    1

ARTICLE II        TREATMENT OF ADMINISTRATIVE..............................................................   15

      2.1      Non - Classification........................................................................   15

      2.2      Administrative Expense Claims...............................................................   15

      2.3      Compensation and Reimbursement Claims.......................................................   16

      2.4      Priority Tax Claims.........................................................................   17

      2.5      DIP Financing Facility Claims...............................................................   17

ARTICLE III       CLASSIFICATION OF CLAIMS AND INTERESTS...................................................   17

      3.1      General Rules of Classification.............................................................   17

ARTICLE IV        TREATMENT OF CLAIMS AND EQUITY INTERESTS.................................................   17

      4.1      Class 1 -- Allowed Priority Non-Tax Claims..................................................   17

      4.2      Class 2 -- Intentionally Omitted............................................................   18

      4.3      Subclass 3A -- Allowed Liquidation Secured Claims...........................................   18

      4.4      Subclass 3B -- Allowed Secured CSFB Claim...................................................   18

      4.5      Class 3C -- Allowed Covanta Tulsa Secured Claims............................................   19

      4.6      Class 4 -- Intentionally Omitted............................................................   19

      4.7      Class 5 -- Intentionally Omitted............................................................   19

      4.8      Class 6 -- Intentionally Omitted............................................................   19

      4.9      Class 7 -- Unsecured Liquidation Claims.....................................................   19

      4.10     Class 8 -- Intentionally Omitted............................................................   19

      4.11     Class 9 -- Intercompany Claims..............................................................   19

      4.12     Class 10 -- Intentionally Omitted...........................................................   20

      4.13     Class 11 -- Equity Interests in the Liquidating Debtors.....................................   20

      4.14     Class 12 -- Intentionally Omitted...........................................................   20

      4.15     Class 13 -- Intentionally Omitted...........................................................   20

ARTICLE V         ACCEPTANCE OR REJECTION OF THE LIQUIDATION PLAN..........................................   20

      5.1      Voting of Claims............................................................................   20

      5.2      Acceptance by a Class.......................................................................   20

      5.3      Presumed Acceptance of Plan.................................................................   21

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             PAGE
      5.4      Presumed Rejection of Plan..................................................................   21

      5.5      Cramdown....................................................................................   21

ARTICLE VI        MEANS FOR IMPLEMENTATION.................................................................   21

      6.1      Actions Occurring On the Effective Date.....................................................   21

      6.2      Fractional Interests........................................................................   23

      6.3      Order of Distributions......................................................................   23

      6.4      Time of Distributions.......................................................................   23

      6.5      Settlements.................................................................................   23

      6.6      No Interim Cash Payments of $100 or Less on Account of Allowed
               Claims Prior to Final Liquidation Distribution Date.........................................   23

      6.7      Unclaimed Property..........................................................................   24

      6.8      Withholding Taxes...........................................................................   24

      6.9      Reservation of Rights of the Estate.........................................................   24

ARTICLE VII       PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS....................................   24

      7.1      No Distribution Pending Allowance...........................................................   24

      7.2      Resolution of Disputed Claims and Equity Interests..........................................   25

      7.3      Estimation of Claims and Equity Interests...................................................   25

      7.4      Reserve Account for Disputed Claims.........................................................   25

      7.5      Allowance of Disputed Claims................................................................   26

ARTICLE VIII      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................................   26

      8.1      General Treatment...........................................................................   26

      8.2      Cure of Defaults............................................................................   27

      8.3      Approval of Assumption and Assignment of Executory Contracts on the
               Schedule of Assumed Contracts and Leases....................................................   27

      8.4      Approval of Rejection of Executory Contracts and Unexpired Leases...........................   27

      8.5      Deemed Consents.............................................................................   28

      8.6      Bar Date for Filing Proofs of Claim Relating to Executory Contracts and
               Unexpired Leases Rejected Pursuant to the Liquidation Plan..................................   28

      8.7      Reservation of Rights Under Insurance Policies and Bonds....................................   28

ARTICLE IX        THE LIQUIDATING TRUSTEE..................................................................   28

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             PAGE
      9.1      Appointment.................................................................................   28

      9.2      Compensation of the Liquidating Trustee for Dissolution Expenses............................   28

      9.3      Recovery or Realization of Liquidation Proceeds.............................................   29

      9.4      Distributions of Net Liquidation Proceeds...................................................   29

      9.5      Engagement of Professionals.................................................................   29

      9.6      Status of the Liquidating Trustee...........................................................   30

      9.7      Authority...................................................................................   30

      9.8      Objectives..................................................................................   31

      9.9      Making Distributions........................................................................   31

      9.10     Abandonment.................................................................................   31

      9.11     No Recourse.................................................................................   31

      9.12     Limited Liability...........................................................................   32

      9.13     Resignation.................................................................................   32

      9.14     Reserves....................................................................................   32

      9.15     Statements..................................................................................   33

      9.16     Further Authorization.......................................................................   33

ARTICLE X         APPOINTMENT OF THE OVERSIGHT NOMINEE.....................................................   33

      10.1     Appointment of the Oversight Nominee........................................................   33

      10.2     Authority and Responsibility of the Oversight Nominee.......................................   33

      10.3     Limited Liability...........................................................................   33

      10.4     The Oversight Nominee Expenses..............................................................   33

ARTICLE XI        CONDITIONS PRECEDENT TO THE CONFIRMATION AND THE
                  EFFECTIVE DATE...........................................................................   34

      11.1     Conditions to Confirmation..................................................................   34

      11.2     Conditions Precedent to the Effective Date..................................................   34

      11.3     Waiver of Conditions........................................................................   35

      11.4     Failure to Satisfy or Waiver of Conditions Precedent........................................   35

ARTICLE XII       35

      12.1     Discharge...................................................................................   35

      12.2     Binding Effect..............................................................................   35

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                             PAGE
      12.3     Term of Injunctions or Stays................................................................   36

      12.4     Injunction Against Interference with Liquidation Plan.......................................   36

      12.5     Exculpation.................................................................................   36

      12.6     Release Granted by the Liquidating Debtors..................................................   36

ARTICLE XIII      MISCELLANEOUS PROVISIONS.................................................................   37

      13.1     Retention of Jurisdiction...................................................................   37

      13.2     Deletion of Classes and Subclasses..........................................................   39

      13.3     Courts of Competent Jurisdiction............................................................   39

      13.4     Payment of Statutory Fees...................................................................   39

      13.5     Dissolution of the Committee................................................................   39

      13.6     Effectuating Documents and Further Transactions.............................................   39

      13.7     Successors and Assigns......................................................................   39

      13.8     Governing Law...............................................................................   39

      13.9     Modification of Plan........................................................................   40

      13.10    Rules of Construction.......................................................................   40

      13.11    Computation of Time.........................................................................   41

      13.12    Notices.....................................................................................   41

      13.13    Exhibits....................................................................................   41

      13.14    Counterparts................................................................................   41

      13.15    Severability................................................................................   41

EXHIBITS TO THE LIQUIDATION PLAN

EXHIBIT NUMBER                   EXHIBIT
--------------                   -------
     1              LIST OF LIQUIDATING DEBTORS

     2              LIST OF REORGANIZING DEBTORS

     3              LIST OF LIQUIDATING DEBTORS THAT FILED ON THE INITIAL PETITION DATE
                    AND THE SUBSEQUENT PETITION DATE

     4              LIST OF HEBER DEBTORS

     5              SCHEDULE OF ASSUMED CONTRACTS AND LEASES

     6              SCHEDULE OF OGDEN FMCA CONTRACTS

                                  INTRODUCTION

                  This Liquidation Plan contemplates a separate liquidation of each Liquidating Debtor administered by the Liquidating Trustee pursuant to which certain existing creditors of the Liquidating Debtors will receive, except as otherwise provided herein, the Cash proceeds of liquidation as their respective assets are liquidated and Claims against their respective assets are resolved to be distributed by the Liquidating Trustee. Although presented as a joint plan, this Liquidation Plan provides for separate treatment of each Liquidating Debtor, such that each Liquidating Debtor's estate will be liquidated and distributions made to holders of Allowed Claims against that Liquidating Debtor. This Liquidation Plan does NOT provide for substantive consolidation of the Liquidating Debtors. Capitalized terms used herein shall have the meanings ascribed to such terms in Article I of this Liquidation Plan.

                  Reference is made to the Disclosure Statement accompanying this Liquidation Plan, including the Exhibits thereto, for a discussion of the Liquidating Debtors' history, business, results of operations and properties, and for a summary and analysis of the Liquidation Plan. All creditors are encouraged to consult the Disclosure Statement and read this Liquidation Plan carefully before voting to accept or reject this Liquidation Plan.

                  NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE COURT, HAVE BEEN AUTHORIZED BY THE COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS LIQUIDATION PLAN.

                  The Liquidating Debtors reserve the right to proceed with confirmation of this Liquidation Plan as to some but not all of the Liquidating Debtors at the same time.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions. In addition to such other terms as are defined in other Sections of this Liquidation Plan, the following terms (which appear herein as capitalized terms) shall have the meanings set forth below, such meanings to be applicable to both the singular and plural forms of the terms defined. A term used in this Liquidation Plan and not defined herein or elsewhere in this Liquidation Plan, but that is defined in the Bankruptcy Code has the meaning set forth therein.

                  "Additional New Lenders" shall have the meaning set forth in the Reorganization Plan.

                  "Administrative Expense Claim" means a Claim under sections 503(b), 507(a)(l), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses incurred after the applicable Petition Date for preserving the assets of the Liquidating Debtors, any actual and necessary costs and expenses of operating the businesses of the Liquidating Debtors incurred after the applicable Petition Date, all compensation and reimbursement of expenses allowed by the Court under sections 330, 331 or 503 of the

Bankruptcy Code (except as otherwise provided in Sections 2.3(a) of this Liquidation Plan) and any reclamation claims arising under section 546(c) of the Bankruptcy Code.

                  "Administrative Expense Claim Bar Date" means the date that is thirty (30) days following the Effective Date. The Administrative Expense Claim Bar Date shall apply to all holders of Administrative Expense Claims not satisfied prior to the Administrative Expense Claim Bar Date, except that the Administrative Expense Claim Bar Date shall not apply to holders of the following limited types of claims: (a) United States Trustee Claims; (b) post-petition liabilities incurred and payable in the ordinary course of business by any Liquidating Debtor; or (c) fees and expenses incurred by (i) Retained Professionals, (ii) Persons employed by the Liquidating Debtors or serving as independent contractors to the Liquidating Debtors in connection with their liquidation efforts, including, without limitation, the Liquidating Trustee, any Retained Liquidation Professional and the Balloting Agent.

                  "Administrative Expense Claims Reserve" means the reserve established by the Liquidating Trustee on the Effective Date to pay the Administrative Expense Claims of the Liquidating Debtors, which reserve shall be funded by Reorganized Covanta in an amount up to $2,500,000.

                  "Agent Banks" means Bank of America, N.A., as Administrative Agent and Deutsche Bank, AG, New York Branch, as Documentation Agent, under the Prepetition Agreement.

                  "Allowed" means, with reference to the portion of any Claim (other than Administrative Expense Claims) or Equity Interest and with respect to each Liquidating Debtor, (a) any such Claim against or Equity Interest in such Liquidating Debtor which has been listed by a Liquidating Debtor in its Schedules, as such Schedules have been or may be amended or supplemented by a Liquidating Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed, (b) any Claim or Equity Interest allowed (i) under this Liquidation Plan or under any settlement agreement incorporated or otherwise implemented by this Liquidation Plan, (ii) by Final Order, or (iii) as to which the liability of each Liquidating Debtor and the amount thereof are determined by a final, non-appealable order of a court of competent jurisdiction other than the Court or (c) as to which a proof of claim has been timely filed before the applicable Bar Date in a liquidated amount with the Court pursuant to the Bankruptcy Code or any order of the Court, provided that (i) no objection to the allowance of such Claim or notice to expunge such Claim has been interposed by the Liquidating Debtors, the Liquidating Trustee, the United States Trustee or any other party in interest as permitted under the Bankruptcy Code before any final date for the filing of such objections or motions set forth in this Liquidation Plan, the Confirmation Order or other order of the Court or (ii) if such objection or motion has been filed and not withdrawn, such objection or motion has been overruled by a Final Order (but only to the extent such objection or motion has been overruled); provided, further that any such Claims or Equity Interests allowed solely for the purpose of voting to accept or reject the Liquidation Plan pursuant to an order of the Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" for the purpose of distributions hereunder. Except as expressly stated in this Liquidation Plan or as provided under section 506(b) of the Bankruptcy Code or a Final Order of the Court, an Allowed Claim shall not include interest on the principal amount of any Claim accruing from and after the applicable Petition Date or any fees (including attorneys' fees), costs or charges (including late payment charges) related to any Claim accruing from or after the applicable Petition Date.

                  "Allowed Administrative Expense Claim" means the portion of any Administrative Expense Claim (including any interest for which the Liquidating Debtors are legally obligated) that is (i) incurred or arising after the applicable Petition Date and prior to the Effective Date, (ii) for those Administrative Expense Claims as to which the Administrative Expense Claim Bar Date is applicable, which has been filed before the Administrative Expense Bar Date, and (iii) as to which no objection to the allowance of such Administrative Expense Claim has been filed or other dispute has been raised by the Liquidating Debtors, the Committee, the United States Trustee or any other party in interest as permitted under the Bankruptcy Code.

                  "Allowed Class - Claims" means an Allowed Claim in the specified Class.

                  "Allowed Priority Tax Claim" means any Claim that is Allowed pursuant to Section 2.4 of this Liquidation Plan.

                  "Allowed Subclass 3A Liquidation Secured Claim Amount" means
(i) the allowed amount of the Secured Bank Claims, currently estimated to be $434 million including accrued but unpaid fees and interest, but subject to ultimate resolution of the claims under the Prepetition Credit Agreement and
(ii) the allowed amount of the Secured 9.25% Debenture Claims, currently estimated to be $105 million including accrued but unpaid fees and interest, but subject to ultimate resolution of the claims under the 9.25% Debentures.

                  "Ballot" means the ballot that accompanies the Disclosure Statement upon which holders of Impaired Claims entitled to vote on the Liquidation Plan shall indicate their acceptance or rejection of the Liquidation Plan.

                  "Balloting Agent" means Bankruptcy Services LLC ("BSI") or such other entity authorized by the Court to distribute, collect and tally Ballots.

                  "Bankruptcy Code" means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

                  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court under 28 U.S.C. Section 2075 and the local rules of the Court (including any applicable local rules and standing and administrative orders of the Court), as now in effect or hereafter amended, as applicable to the Chapter 11 Cases.

                  "Bar Date" means the applicable date or dates fixed by the Court or this Liquidation Plan for filing proofs of claim or interests in the Chapter 11 Cases.

                  "Bondholders Committee" means the Informal Committee of Secured Debenture Holders of certain holders of, and the Indenture Trustee for, the 9.25% Debentures due 2022 issued by Ogden Corporation, now known as Covanta Energy Corporation.

                  "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

                  "Cash" means lawful currency of the United States, including cash equivalents, bank deposits, checks and other similar items, unless otherwise indicated.

                  "Causes of Action" means as to each Liquidating Debtor all claims and causes of action now owned or hereafter acquired by such Liquidating Debtor, whether arising under any section under the Bankruptcy Code or other federal or state law, including, without limitation, causes of action for preferences, fraudulent conveyances, and other avoidance power claims arising under sections 544, 545, 547, 548, 549, 550, 551, 553(b) or other sections of the Bankruptcy Code.

                  "Chapter 11 Cases" means the voluntary cases under Chapter 11 of the Bankruptcy Code commenced by each Liquidating Debtor which cases are currently pending before the Court under the caption In re Ogden Services New York. Inc. et. al., Case Nos. 02-40826 (CB), et al.

                  "City of Anaheim" means the City of Anaheim. California.

                  "Claim" has the meaning set forth in section 101 of the Bankruptcy Code, whether or not asserted.

                  "Claims Objection Deadline" means that day which is one hundred eighty (180) days after the Effective Date, as the same may be extended from time to time by the Court, without further notice to parties in interest.

                  "Class" means any group of similar Claims or Equity Interests described in Article IV of the Liquidation Plan in accordance with section 1123(a)(l) of the Bankruptcy Code.

                  "Collateral" means as to each Liquidating Debtor any property or interest in property of the estate of the Liquidating Debtor subject to a Lien to secure the payment or performance of an Allowed Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

                  "Committee" means the Official Committee of Unsecured Creditors appointed by the Office of the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as appointed, modified or reconstituted from time to time.

                  "Confirmation Date" means the date on which the clerk of the Court enters the Confirmation Order on the docket, within the meaning of Bankruptcy Rules 5003 and 9021.

                  "Confirmation Hearing" means the hearing held by the Court to consider confirmation of the Liquidation Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

                  "Confirmation Order" means the order of the Court confirming the Liquidation Plan pursuant to section 1129 of the Bankruptcy Code, together with any subsequent orders, if any, pursuant to sections 1127 and 1129 of the Bankruptcy Code approving modifications to the Liquidation Plan, which in each case shall be in form and substance satisfactory to the Liquidating Debtors.

                  "Court" collectively means the United States Bankruptcy Court for the Southern District of New York and, to the extent it may exercise jurisdiction over the Chapter 11 Cases, the United States District Court for the Southern District of New York or if either such court ceases to exercise jurisdiction over the Chapter 11 Cases, such other Court or adjunct thereof that exercises competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

                  "Covanta" means Covanta Energy Corporation, a Reorganizing Debtor and the ultimate corporate parent directly or indirectly holding an interest in all the Reorganizing Debtors and Heber Debtors in the Reorganizing Debtors' and Heber Debtors' Chapter 11 Cases.

                  "Covanta Tulsa" means Covanta Tulsa, Inc. (f/k/a Ogden Martin Systems of Tulsa, Inc.), a Liquidating Debtor.

                  "Covanta Tulsa Collateral" means the assets of Covanta Tulsa subject to a first priority lien and security interest.

                  "Covanta Tulsa Secured Claims" means the Secured Claims against Covanta Tulsa of the Covanta Tulsa Secured Parties.

                  "Covanta Tulsa Secured Parties" means those Persons holding a first priority lien on and security interest in any Covanta Tulsa Collateral.

                  "Designated DIP Collateral" means (i) any Cash held by the Liquidating Non-Pledgor Debtors (including the Liquidation Proceeds resulting from the sale of certain assets of Ogden Transition Corp.) or any entitlement or Claim of a Liquidating Non-Pledgor Debtor to any Cash, and (ii) any Causes of Action of the Liquidating Debtors.

                  "DIP Agents" means Bank of America, N.A., as administrative agent and Deutsche Bank AG, New York branch, as documentation agent, under the DIP Financing Facility.

                  "DIP Financing Facility" means the Debtor-in-Possession Credit Agreement, dated as of April 1,2002, among the Reorganizing Debtors, the Heber Debtors, the Liquidating Debtors, the DIP Lenders and the DIP Agents, as it has been or may be amended and modified from time to time, and as approved and extended by order of the Court.

                  "DIP Lender Direction" means the direction of the DIP Lenders, instructing the Liquidating Debtors to transfer any Designated DIP Collateral to Reorganized Covanta.

                  "DIP Lenders" means those Persons from time to time party to the DIP Financing Facility as lenders.

                  "Disclosure Statement" means the written disclosure statement that relates to this Liquidation Plan, the Reorganization Plan and the Heber Reorganization Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement has been or may be amended, modified or supplemented (and all exhibits and schedules annexed thereto or referred to therein) and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

                  "Disputed Claim" means that portion (including, when appropriate, the whole) of a Claim that is not an Allowed Claim or is subject to an Estimation Request, or as to which an objection has been filed. For the purposes of the Liquidation Plan, a Claim shall be considered a Disputed Claim in its entirety before the time that an objection has been or may be filed, if:
(a) the amount or classification of the Claim specified in the relevant proof of claim exceeds the amount or classification of any corresponding Claim scheduled by the relevant Liquidating Debtor in its Schedules; (b) any corresponding Claim scheduled by a Liquidating Debtor has been scheduled as disputed, contingent or unliquidated in its Schedules or (c) no corresponding Claim has been scheduled by a Liquidating Debtor in its Schedules.

                  "Disputed Claims Reserve " means the reserve established by the Liquidating Trustee pursuant to Section 9.14(a) of the Liquidation Plan, with respect to each Class of Claims entitled to Distributions under the Liquidation Plan, in which (i) the Liquidating Trustee determines that there exist any Disputed Claims in such Class and (ii) the Liquidating Trustee identifies Liquidation Proceeds that are not Collateral, in order to make Distributions in an amount such that, if such Disputed Claims were to become Allowed Claims, there will be sufficient Cash to pay all of such Disputed Claims with respect each such Class of Claims in accordance with the provisions of this Liquidation Plan. The Disputed Claims Reserve is to be maintained under this Liquidation Plan, as set forth more fully in Article VII of this Liquidation Plan.

                  "Dissolution Expenses" means all reasonable and necessary costs of the Liquidating Trustee (including any Retained Liquidating Professional retained by the Liquidating Trustee, pursuant to Section 9.5 of the Liquidation Plan) associated with (i) winding up and dissolving the Liquidating Debtors in accordance with applicable state law, (ii) the abandonment of any Liquidation Assets in accordance with Section 9.10 of the Liquidation Plan,
(iii) commencing a proceeding in the Court to determine the reasonableness, accuracy or proper scope of any Dissolution Expenses disputed by the Oversight Nominee, (iv) the administration of the Liquidation Trust (including the payment of any United States Trustee Fees), (v) obtaining a Final Order from the Court closing the Chapter 11 Case of each Liquidating Debtor, (vi) the filing of any necessary tax returns and other filings with governmental authorities on behalf of the Liquidation Trust and the Residual Liquidation Assets it holds and (vii) making any Distributions under this Liquidation Plan; provided, however, that Dissolution Expenses shall not include any Liquidation Expenses.

                  "Distribution" means any distribution by the Liquidating Trustee of Net Liquidation Proceeds of other Liquidation Assets to the holders of Allowed Claims.

                  "Effective Date" means the date upon which the Reorganization Plan Effective Date occurs.

                  "Equity Interest" means as to each Liquidating Debtor, any equity security, partnership interest or share of common stock or other instrument evidencing an ownership interest in such Liquidating Debtor, regardless of whether it may be transferred, and any option, warrant or right, contractual or otherwise, to acquire an ownership interest or other equity security in such Liquidating Debtor and shall include any redemption, conversion, exchange, voting participation, dividend rights and liquidation preferences relating thereto.

                  "Estate" means as to each Liquidating Debtor, the estate which was created by the commencement of such Liquidating Debtor's Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all privileges of such Liquidating Debtor and all interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that such Liquidating Debtor or such estate shall have had effective as of the commencement of the Chapter 11 Cases, or which such estate acquired after the commencement of the Chapter 11 Case, whether by virtue of sections 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code or otherwise.

                  "Estimation Request" means a request for estimation of a Claim in accordance with the Bankruptcy Code and the Bankruptcy Rules.

                  "Fee Dispute Notice" means the notice sent by the Oversight Nominee to the Liquidating Trustee or any Retained Professional, within fifteen
(15) days receipt of the Liquidation Trustee Fee Notice and Retained Professional Fee Notices, disputing the (i) reasonableness, (ii) accuracy or
(iii) scope of any portion of the Dissolution Expenses claimed by the Liquidating Trustee or any Retained Professional.

                  "Final Distribution" means with respect to each Liquidating Debtor, the distribution by the Liquidating Trustee that exhausts any Residual Liquidation Assets attributable to such Liquidating Debtor.

                  "Final Liquidation Determination Date" means the date, as to each of the Liquidating Debtors, upon which either (i) the Final Liquidation Distribution Date occurs; or (ii) the Liquidating Trustee determines that there exist no Residual Liquidation Assets which could generate Liquidation Proceeds.

                  "Final Liquidation Distribution Date" means with respect to each Liquidating Debtor, the Liquidation Distribution Date on which the Final Distribution is made.

                  "Final Order" means an order or judgment of the Court, as entered on the docket of the Court, that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing or petition for certiorari under the Bankruptcy Rules has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest Court to which the order or judgment was appealed or from which certiorari was sought, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the Court, may be filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

                  "Heber Debtors" means, collectively, those debtors identified on Exhibit 4 attached to this Liquidation Plan that are being reorganized pursuant to the Heber Reorganization Plan.

                  "Heber Reorganization Plan" means the Joint Plan of Reorganization of the Heber Debtors under Chapter 11 of the Bankruptcy Code (including all exhibits, supplements, appendices and schedules annexed thereto), dated September 28,2003, as the same may be amended, modified or supplemented from time to time.

                  "Impaired" means, when used with reference to an Allowed Claim or an Allowed Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

                  "Initial Liquidation Distribution Date" means the date that is the later of (i) the Effective Date (or soon thereafter as reasonably practicable, but in no event later than thirty (30) calendar days after the Effective Date) and (ii) the first Business Day after the date that is thirty
(30) calendar days after the date any Claims become Allowed Claims or otherwise become payable under the Liquidation Plan.

                  "Initial Petition Date" means April 1, 2002, the date upon which the Liquidating Debtors identified on Exhibit 3 as those that filed on the Initial Petition Date filed their respective orders for relief under Chapter 11 of the Bankruptcy Code.

                  "Intercompany Claims" means all Claims against a Liquidating Debtor asserted by any other Liquidating Debtor, Reorganizing Debtor, Heber Debtor, Non-Debtor Affiliate, including, without limitation, any (a) preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code and other applicable bankruptcy or nonbankruptcy law, (b) claims or causes of action arising out of illegal dividends or similar theories of liability, (c) claims or causes of action based on piercing the corporate veil, alter ego liability or similar legal or equitable theories of recovery arising out of the ownership or operation of any of the Liquidating Debtors prior to the applicable Petition Date, (d) claims or causes of action based on unjust enrichment, (e) claims or causes of action for breach of fiduciary duty, mismanagement, malfeasance or, to the extent they are claims or causes of action of any of the Liquidating Debtors, fraud, (f) claims or causes of action arising out of any contracts or other agreements between or among any of the Liquidating Debtors and any other Liquidating Debtor or any other Reorganizing Debtor, Heber Debtor or Non-Debtor Affiliate that are rejected, and (g) any other claims or causes of action of any nature, including any claims or causes of action arising out of or related in any way to the Chapter 11 Cases, the Reorganization Plan or this Liquidation Plan or the Heber Reorganization Plan that are based on an injury that affects or affected the shareholders or creditors of any of the Liquidating Debtors, Reorganizing Debtors, Heber Debtors or Non-Debtor Affiliates generally.

                  "Intercreditor Agreement" means the Intercreditor Agreement dated as of March 14, 2001, among Covanta and its affiliates named therein and the Prepetition Lenders, as it has been or may be amended, supplemented or otherwise modified.

                  "Intermediate Petition Date" means December 16, 2002, the date upon which Covanta Concert Holdings, Inc. filed its order for relief under Chapter 11 of the Bankruptcy Code.

                   "Investment and Purchase Agreement" means the Investment and Purchase Agreement, dated as of December 2, 2003, between Covanta and the Plan Sponsor, without giving effect to any further amendments, supplements or other modifications.

                  "Investor Group" means an investor group comprising of D.E. Shaw Laminar Portfolios, L.L.C., S.Z. Investments, LLC and Third Avenue Value Fund, Inc.

                  "Lien" has the meaning set forth in section 101(37) of the Bankruptcy Code.

                  "Liquidating Debtors" has the meaning ascribed to such term on the first page of this Liquidation Plan (each of the Liquidating Debtors is individually referred to herein as a Liquidating Debtor). A list of the Liquidating Debtors is attached hereto as Exhibit 1.

                  "Liquidating Non-Pledgor Debtors" means the Liquidating Debtors that are not Liquidating Pledger Debtors.

                  "Liquidating Pledgor Debtor Assets" means any the following Claims and Liquidation Assets of the Liquidating Pledgor Debtors: (i) the claim to any tax refunds due to Ogden Allied Maintenance Corporation resulting from the sale of certain non-port aviation Liquidation Assets; (ii) the claim to any proceeds resulting from the dispute between Covanta Concert Holdings, Inc. and the purchaser of certain of its Liquidation Assets over certain rental payments;
(iii) the claim to the proceeds of any settlement reached by Ogden New York Services, Inc. and the purchaser of substantially all of its Liquidation Assets;
(iv) the claim to the Liquidation Proceeds or, if sold prior to the Effective Date, then the proceeds, relating to the sale of any Liquidation Assets of Ogden Firehole Entertainment Corp.; (v) any Liquidation Assets of Ogden FMCA, not otherwise surrendered to the Ogden FMCA Secured Parties pursuant to Section 4.4 of this Liquidation Plan; (vi) any Cash held by a Liquidating Pledgor Debtor or any entitlement or Claim of a Liquidating Pledgor Debtor to any Cash, which arose prior to the Petition Date (including any accounts receivable); and (vii) any Causes of Action of the Liquidating Pledgor Debtors, not otherwise transferred to Reorganized Covanta pursuant to the DIP Lender Direction.

                  "Liquidating Pledgor Debtors" means the Liquidating Debtors whose Liquidation Assets are Collateral of (i) the banks under the Prepetition Credit Agreement and (ii) the holders of the 9.25% Debentures.

                  "Liquidating Trust" means a grantor trust established pursuant to a Liquidating Trust Agreement.

                  "Liquidating Trust Agreement" means as to the Liquidating Debtors, the agreement, which creates the Liquidating Trust, to be entered into by the Liquidating Debtors and the Liquidating Trustee and which shall be included in the Liquidation Plan Supplement.

                  "Liquidating Trustee" means as to the Liquidating Debtors, the individual identified in the Notice of Designation and any replacement thereof duly appointed by the Oversight Nominee.

                  "Liquidating Trustee Billing Date" means the date that is the twenty-fifth (25th) day of each month following the first full month after the Effective Date.

                  "Liquidating Trustee Fee Notice" means the reasonably detailed statement sent by the Liquidating Trustee to the Oversight Nominee on any Liquidation Trustee Billing Date detailing: (i) any Dissolution Expenses incurred by the Liquidating Trustee in the prior month; (ii) Distributions, if any, made in the previous month; and (iii) planned Distributions, if any, for the next Liquidation Distribution Date.

                  "Liquidation Assets" means as to each Liquidating Debtor all of the assets, property, interests (including the equity interests of each and every Liquidating Debtor) and effects, real and personal, tangible and intangible, wherever located, of such Liquidating Debtor, provided, however, that the Liquidation Assets shall not include the Ogden FMCA Collateral or the Covanta Tulsa Collateral.

                  "Liquidation Distribution Date" means any of the following dates if there are any Net Liquidation Proceeds in the Liquidating Trust attributable to any Liquidating Debtor on such date: (a) the Initial Liquidation Distribution Date, (b) from the Initial Liquidation Distribution Date until the Final Liquidation Distribution Date, the last Business Day of any calendar quarter, and (c) the Final Liquidation Distribution Date.

                  "Liquidation Expenses" means the costs incurred by the Liquidating Trustee in its efforts to sell, transfer, collect or otherwise monetize any of the Residual Liquidation Assets.

                  "Liquidation Plan" means this Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code, including, without limitation, all documents referenced herein and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same has been or may be altered, amended, modified or supplemented from time to time.

                  "Liquidation Plan Supplement" means a supplemental appendix to this Liquidation Plan that will contain certain documents relating to this Liquidation Plan in substantially completed form, including the Liquidating Trust Agreement to be filed no later than five (5) days prior to the last date by which votes to accept or reject this Liquidation Plan must be submitted. Documents to be included in the Liquidation Plan Supplement will be posted at www.covantaenergy.com as they become available, but no later than five (5) days prior to the last date by which votes to accept this Liquidation Plan must be submitted.

                  "Liquidation Proceeds" means the Cash consideration received from the sale, transfer or collection of any Liquidation Assets or the monetization of such Liquidation Assets to Cash in some other manner as contemplated in this Liquidation Plan, occurring after the applicable Petition Date, less the reasonable, necessary and customary expenses attributable to such sale, transfer, collection or monetization, including costs of curing defaults under executory contracts that are assigned, paying personal property or other taxes accruing in connection with such sale, transfer, collection or monetization of such Liquidation Assets, brokerage fees and commissions, collection costs, reasonable attorneys' fees and expenses and any applicable taxes or other claims of any Governmental Unit in connection with such Liquidation Assets and any escrows or accounts established to hold funds for purchase price adjustments, indemnification claims, or other purposes in connection with such sale, transfer, collection or monetization; provided, however, that upon the release to the Liquidating Debtors of funds from such escrows or accounts, such funds shall become Liquidation Proceeds of the relevant sale, transfer, collection or monetization.

                  "Liquidation Secured Claims" means the Secured Bank Claims and the 9.25% Debenture Claims, provided, however, that such Claims shall not include the Ogden FMCA Secured Claims or the Covanta Tulsa Secured Claims.

                  "Net Liquidation Proceeds" shall consist of the Liquidation Proceeds, interest, dividends, and other investment (or other cash equivalent) income produced by the Liquidation Assets.

                  "Non-Debtor Affiliate" means any affiliate of the Liquidating Debtors that is not a subject of these Chapter 11 Cases.

                  "Notice of Designation" means the notice filed with the Court on or before ten (10) days prior to the Confirmation Hearing, designating the Liquidating Trustee and the Oversight Nominee.

                  "9.25% Debenture Claim" means any Claim that arises out of, or is attributable to, ownership of the 9.25% Debentures.

                  "9.25% Debentures" means those certain debentures issued by Ogden Corporation (now known as Covanta) in the aggregate principal amount of $100,000,000 due in March 2022 and bearing an interest rate of 9.25% per annum (Cusip No. 676346AF6).

                  "9.25% Debentures Adversary Proceeding" means adversary proceeding No. 02-03004 captioned as The Official Committee of Unsecured Creditors v. Wells Fargo Bank Minnesota, National Association, et al., pending before the Court.

                  "Ogden FMCA" means Ogden Facility Management Corporation of Anaheim, a Liquidating Debtor.

                  "Ogden FMCA Collateral" means the assets of Ogden FMCA subject to a first priority lien and security interest.

                  "Ogden FMCA Contracts" means the executory contracts and unexpired leases of Ogden FMCA listed on the Schedule of Ogden FMCA Contracts.

                  "Ogden FMCA Motion" means the Debtors' Motion For Entry Of An Order Pursuant To 11 U.S.C.Sections 362, 363 And 365 And Fed. R. Bankr. P. 2002, 4001, 6004, 6006 And 9019 Authorizing And Approving Entry Into Anaheim Arena Termination Agreement And Related Relief, dated November 6,2003 (Docket No.
2645).

                  "Ogden FMCA Secured Claims" means the Secured Claims against Ogden FMCA of the Ogden FMCA Secured Parties.

                  "Ogden FMCA Secured Parties" means those Persons holding a first priority lien on and security interest in any Ogden FMCA Collateral.

                  "Operating Reserve" means the reserve established by the Liquidating Trustee on the Effective Date to pay (x) the Priority Tax Claims and Priority Non-Tax Claims of the Liquidating Debtors other than Covanta Tulsa, (y) the Oversight Nominee Expenses and (z) the Dissolution Expenses, which reserve shall be funded in an amount not to exceed $500,000.00.

                  "Operating Reserve Deficiency Amount" shall have the meaning set forth in Section 6.1 of this Liquidation Plan.

                  "Oversight Nominee" means the Person identified in the Notice of Designation and appointed pursuant to Article X of this Liquidation Plan.

                  "Oversight Nominee Expenses" means the reasonable fees and expenses of the Oversight Nominee in the discharge and performance of its duties specified in this Liquidation Plan.

                  "Person" has the meaning provided in section 101(41) of the Bankruptcy Code and includes, without limitation, any individual, corporation, partnership, association, indenture trustee, organization, joint stock company, joint venture, estate, trust governmental unit or any political subdivision thereof, the Committee, Indenture Trustee, Equity Interest holders, holders of Claims, current or former employees of any Liquidating Debtor, or any other entity.

                  "Petition Date" means, collectively, the Initial Petition Date, the Intermediate Petition Date and the Subsequent Petition Date.

                  "Preferred Distribution" shall have the meaning assigned to that term under the Intercreditor Agreement.

                  "Prepetition Credit Agreement" means the Revolving Credit and Participation Agreement dated as of March 14, 2001, among Covanta, certain other Reorganizing Debtors, Liquidating Debtors and Heber Debtors and the Prepetition Lenders and the Security Agreement, dated as of March 14, 2001, both as they have been or may be amended, supplemented or otherwise modified from time to time.

                  "Prepetition Lenders" means the Persons identified as lenders under the Prepetition Credit Agreement, together with their successors and permitted assigns.

                  "Priority Non-Tax Claim" means any Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than (a) an Administrative Expense Claim or (b) a Priority Tax Claim.

                  "Priority Tax Claim" means any Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                  "Pro Rata Class Share" means, the proportion that the amount of any Claim bears to the aggregate amount of such Claim and all other Claims in the same Class entitled to distributions from the same source of Cash or Liquidation Assets (including Disputed Claims).

                  "Reorganization Plan" means the Joint Plan of Reorganization of Ogden New York Services, Inc. et al. Under Chapter 11 Of The Bankruptcy Code (including all exhibits and schedules annexed thereto), as the same has been or may be amended, modified or supplemented from time to time.

                  "Reorganization Plan Effective Date" means a date, which is a Business Day selected by the Reorganizing Debtors that is no more than ten (10) Business Days following the date on which all conditions set forth in Section
10.2 of the Reorganization Plan have been satisfied or expressly waived pursuant to Section 10.3 of the Reorganization Plan.

                  "Reorganization Plan Sponsor" means Danielson Holding Corporation, a Delaware Corporation.

                  "Reorganized Covanta" means Covanta on and after the Effective Date.

                  "Reorganized Debtor" means each Reorganizing Debtor, on or after the Effective Date.

                  "Reorganizing Debtors" means, collectively, those debtors identified on Exhibit 2 attached hereto that are being reorganized pursuant to the Reorganization Plan.

                  "Residual Liquidation Assets" means any Liquidation Assets that are not Designated DIP Collateral or Liquidating Pledgor Debtor Assets.

                  "Retained Liquidation Professional" means any attorney, accountant or other professional retained by the Liquidating Trustee with the prior approval of the Oversight Nominee, which professional is reasonably required by the Liquidating Trustee to perform its duties described in this Liquidation Plan.

                  "Retained Liquidation Professional Fee Notice" means the reasonably detailed statement sent by any Retained Liquidation Professional to the Liquidating Trustee five (5) days prior to the Liquidating Trustee Billing Date detailing such Retained Liquidation Professional's fees and expenses arising under this Liquidation Plan.

                  "Retained Professionals" means the professionals retained in these jointly administered Chapter 11 Cases by the Liquidating Debtors or the Committee pursuant to sections 327, 328 or 1103 of the Bankruptcy Code pursuant to Final Orders of the Court (other than Retained Liquidation Professionals).

                  "Schedule of Assumed Contracts and Leases" means a schedule of the executory contracts and unexpired leases to which each of the Liquidating Debtors is a party that will be assumed under Article VIII of the Liquidation Plan (aside from the Ogden FMCA Contracts, to the extent they are assumed as contemplated by Schedule 8.1(c) herein), which schedule will be filed and served on the relevant parties no less than twenty-three (23) days prior to the Confirmation Hearing.

                  "Schedule of Ogden FMCA Contracts" means the schedule of executory contracts and unexpired leases to which Ogden FMCA is a party, which is attached as Schedule 6 hereof.

                  "Schedules" means the schedules of assets and liabilities and the statement of financial affairs filed by the Liquidating Debtors as required by sections 521 and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007, as they have been or may be amended or supplemented from time to time.

                  "Secured Bank Claims" means the Secured Claims of the Prepetition Lenders arising under the Prepetition Credit Agreement and related collateral documents.

                  "Secured Claim" means, pursuant to section 506 of the Bankruptcy Code, that portion of a Claim that is secured by a valid, perfected and enforceable security interest, lien, mortgage or other encumbrance, that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, in or upon any right, title or interest of any of the Liquidating Debtors in and to property of the Estates, to the extent of the value of the holder's interest in such property as of the relevant determination date. The defined term "Secured Claim" includes any Claim that is: (i) subject to an offset right under applicable law and (ii) a secured claim against any of the Liquidating Debtors pursuant to sections 506(a) and 553 of the Bankruptcy Code. Such defined term shall not include for voting or Distribution purposes any such Claim that has been or will be paid in connection with the cure of defaults under an assumed executory contract or unexpired lease under section 365 of the Bankruptcy Code.

                  "Secured Creditor Direction" means (a) the direction of the holders of Allowed Class 3A Claims instructing the Liquidating Pledgor Debtors to (i) transfer any Distributions in excess of $3,000,000 that such holders of Class 3A Claims would otherwise be entitled to under this Liquidation Plan to Reorganized Covanta, (ii) transfer up to $500,000 of such Distributions to the Operating Reserve, (iii) transfer up to $2,500,000 of such Distributions to the Administrative Expense Claims Reserve and (iv) transfer any Liquidating Pledgor Debtor Assets to Reorganized Covanta; (b) the release by the holders of Allowed Class 3A Claims of any Liens on any Net Liquidation Proceeds and Liquidating Pledgor Debtor Assets resulting from the post-petition sale of any of the Liquidation Assets of the Liquidating Pledgor Debtors and all Liquidating Pledgor Debtor Assets transferred to Reorganized Covanta and (c) upon the occurrence of (I) the orders closing each of the Chapter 11 Cases becoming Final Orders, (II) the Final Liquidation Determination Date as to all of the Liquidating Debtors and (III) the final payment of any remaining Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Operating Reserve or the Administrative Expense Claims Reserve, such Cash shall be contributed to Reorganized Covanta.

                  "Specified Personnel" means any individual serving as a present or former officer, director or employee of the Liquidating Debtors who, prior to the Confirmation Date, was entitled to indemnification from one of the Liquidating Debtors or for whom such indemnification was permitted under applicable law.

                  "Subsequent Petition Date" means June 6, 2003, the date upon which the Liquidating Debtors identified on Exhibit 3 as those that filed on the Subsequent Petition Date filed their respective petitions for relief under Chapter 11 of the Bankruptcy Code.

                  "Substantial Contribution Claims" means the claim by any creditor or party in interest for reasonable compensation for services rendered in the Chapter 11 Cases pursuant to section 503(b)(3), (4) or (5) of the Bankruptcy Code.

                  "Unimpaired" means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is not Impaired.

                  "United States Trustee" means the Office of the United States Trustee for the Southern District of New York.

                  "United States Trustee Claims" means all United States Trustee Fees accrued through the close of the Chapter 11 Cases.

                  "United States Trustee Fees" means all fees and charges due from the Liquidating Debtors to the United States Trustee pursuant to section 1930 of Title 28 of the United States Code.

                  "Unsecured Liquidation Claim" means any Claim (including without limitation, Claims arising from the rejection of executory contracts and unexpired leases) that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim or Intercompany Claim against the Liquidating Debtors.

                                   ARTICLE II

                          TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

         2.1 Non-Classification. As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Liquidating Debtors are not classified for the purposes of voting on or receiving Distributions under this Liquidation Plan. All such Claims are instead treated separately pursuant to the terms set forth in this Article II.

         2.2 Administrative Expense Claims. Except to the extent that the applicable Liquidating Debtor and a holder of an Allowed Administrative Expense Claim agree to less favorable treatment and except as set forth in Section 2.3 and 2.5 of this Liquidation Plan, each Liquidating Debtor shall pay to each holder of an Allowed Administrative Expense Claim against such Liquidating Debtor, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Expense Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on the Initial Liquidation Distribution Date from the

Administrative Expense Claims Reserve provided that any such liabilities not incurred in the ordinary course of business were approved and authorized by a Final Order of the Court; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by such Liquidating Debtor, as a debtor in possession, shall be paid by the Liquidating Trustee from the Administrative Expense Claims Reserve in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. To the extent that the Administrative Expense Claim Bar Date applies, failure to file a timely request for payment of an Administrative Expense Claim prior to the Administrative Expense Claim Bar Date shall result in the Administrative Expense Claim being forever barred and discharged.

         2.3 Compensation and Reimbursement Claims. (a) Except with respect to Substantial Contribution Claims which are subject to Section 2.3(b) of this Liquidation Plan, all (i) Retained Professionals and (ii) Persons employed by the Liquidating Debtors or serving as independent contractors to the Liquidating Debtors in connection with their liquidating efforts that are seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under subsections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (other than the Liquidating Trustee and any Retained Liquidation Professionals) shall file and serve on counsel for the Liquidating Debtors and as otherwise required by the Court and the Bankruptcy Code their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred on or before the date that is forty-five (45) days after the Effective Date. Any request for payment of an Administrative Expense Claim of the type specified in Section 2.3(a) of this Liquidation Plan, which is not filed by the applicable deadline set forth above, shall be barred and discharged. Reorganized Covanta shall pay in full, on the applicable date set forth in the Reorganization Plan, such amounts payable under this Section 2.3(a) as are Allowed by the Court, after notice and hearing, or upon such other terms as may be mutually agreed upon between the holder of such an Allowed Administrative Expense Claim and Reorganized Covanta and, in each such case, approved by the Court after notice and hearing. Any request for payment of an Administrative Expense Claim of the type specified in this Section 2.3(a), which is not filed by the applicable deadline set forth above, shall be barred. The Liquidating Debtors shall have no liability for any claim described in this subsection.

                  (b) Any Person who requests compensation or expense reimbursement for a Substantial Contribution Claim in these Chapter 11 Cases must file an application with the clerk of the Court, on or before the Administrative Expense Claim Bar Date, and serve such application on the Liquidating Trustee and counsel for the Reorganized Debtors and as otherwise required by the Court and the Bankruptcy Code on or before such date, or be forever barred from seeking compensation or expense reimbursement for such Substantial Contribution Claim. Reorganized Covanta shall pay in full on the Initial Liquidation Distribution Date Allowed Substantial Contribution Claims, as ordered by the Court after notice and hearing. The Liquidating Debtors shall have no liability for any claim described in this subsection.

                  (c) All other requests for payment of an Administrative Expense Claim (other than as set forth in clauses (a) and (b) of this Section
2.3 above) that are subject to the Administrative Expense Claim Bar Date must be filed with the Court and served on counsel for the Liquidating Trustee on or before the Administrative Expense Claim Bar Date. Unless the Liquidating Trustee or any other party in interest permitted under the Bankruptcy Code objects to an Administrative Expense Claim by the Claims Objection Deadline, such Administrative Expense Claim shall be deemed Allowed in the amount filed. In the event that the Liquidating Trustee or any other party in interest in the Chapter 11 Cases objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim which is incurred and payable by the Liquidating Debtors or Liquidating Trustee in the ordinary course of business.

                  (d) Under no circumstances will the deadlines set forth above be extended by order of the Court or otherwise. Any holders of Administrative Expense Claims who are required to file a Claim or request for payment of such Claims or expenses and who do not file such Claims or requests by the applicable dates set forth in this Section 2.3 shall be forever barred from asserting such Claims or expenses against the Liquidating Debtors or any property of the Liquidating Trust.

         2.4 Priority Tax Claims. Each holder of an Allowed Priority Tax Claim will receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim on or as soon as practical after the later of: (i) thirty (30) days after the Effective Date, or (ii) thirty (30) days after the date on which such Priority Tax Claim becomes Allowed; provided, however. that at the option of the Liquidating Trustee, the Liquidating Trustee may pay any or all Allowed Priority Tax Claims over a period not exceeding six
(6) years after the date of assessment of the Priority Tax Claims as provided in subsection 1129(a)(9)(C) of the Bankruptcy Code, provided, further, that in no event shall the Liquidating Trustee extend such date of repayment beyond the Final Liquidation Determination Date. If the Liquidating Trustee elects this option as to any Allowed Priority Tax Claim, then the Liquidating Trustee shall make payment of simple interest on the unpaid portion of such Claim semiannually without penalty of any kind, at the fixed annual rate equal to four percent (4%), with the first interest payment due on the latest of: (i) six (6) months after the Effective Date, (ii) six (6) months after the date on which such Priority Tax Claim becomes an Allowed Claim, or (iii) such longer time as may be agreed to by the holder of such Priority Tax Claim and the Liquidating Trustee, provided, however, that the Liquidating Trustee shall reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty.

         2.5 DIP Financing Facility Claims. On the Effective Date, the Liquidating Debtors shall perform their obligations under the DIP Lender Direction and, subject to Section 2.5 of the Reorganization Plan, and in consideration of the Reorganizing Debtors' obligations under Section 2.5 of the Reorganization Plan, all amounts outstanding under the DIP Financing Facility and all commitments thereunder shall automatically and irrevocably terminate with respect to the Liquidating Debtors. Upon the occurrence of the Effective Date, the Liquidating Debtors shall have no liability for any claims described in this subsection.

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         3.1 General Rules of Classification. This Liquidation Plan constitutes a Joint Liquidation Plan of the Liquidating Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims, as described in Article II, have not been classified and thus are excluded from the Classes described below. The classification of Claims and Equity Interests listed below shall be applicable for all purposes, including voting, confirmation, and distribution pursuant to the Liquidation Plan. As to each Liquidating Debtor, a Claim or Equity Interest shall be deemed classified in a particular Class or Subclass only to the extent that the Claim or Equity Interest qualifies within the description of that Class or Subclass and shall be deemed classified in a different Class or Subclass to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such different Class or Subclass. A Claim or Interest is in a particular Class or Subclass only to the extent that such Claim or Interest is Allowed in that Class or Subclass and has not been paid or otherwise settled prior to the Effective Date.

                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

                  The following is a designation of the treatment to be accorded, with respect to each Liquidating Debtor, to each Class of Claims and Equity Interests denominated in this Liquidation Plan.

                  No Claim shall entitle the holder thereof to any Distribution pursuant to this Liquidation Plan unless, and only to the extent that, such Claim is an Allowed Claim. All Distributions on account of Allowed Claims shall be made on the Effective Date or the applicable Liquidation Distribution Date, as the case may be.

         4.1      Class 1 -- Allowed Priority Non-Tax Claims.

                  (a) Classification: Class 1 consists of all Allowed Priority Non-Tax Claims.

                  (b) Treatment: In full settlement, release and discharge of its Class 1 Claim, each holder of an Allowed Claim in Class 1 shall receive Cash in an amount equal to such Allowed Class 1 Claim on the Initial Liquidation Distribution Date.

                  (c) Voting: Class 1 Claims are Unimpaired, and the holders of Allowed Class 1 Claims are conclusively presumed to accept the Liquidation Plan. The votes of the holders of Class 1 Claims will not be solicited.

         4.2      Class 2 -- Intentionally Omitted.

         4.3      Subclass 3A -- Allowed Liquidation Secured Claims.

                  (a) Classification: Class 3A consists of all Allowed Liquidation Secured Claims against the Liquidating Pledger Debtors, which include Secured Bank Claims and 9.25% Debenture Claims.

                  (b) Allowance: The aggregate amount of Allowed Liquidation Secured Claims in Subclass 3A shall be determined as set forth in accordance with the definition of the term Allowed Subclass 3A Liquidation Secured Claim.

                  (c) Treatment: In full settlement, release and discharge of its Class 3A Claim, (I) (a) each holder of an Allowed Liquidation Secured Claim would be entitled, absent the Secured Creditor Direction, to receive on any Liquidation Distribution Date, such holder's Pro Rata Class Share of the sum of any Net Liquidation Proceeds and Liquidation Assets of the Liquidating Pledgor Debtors existing, but not yet distributed on such Liquidation Distribution Date and (b) on the Effective Date, (i) such holder of a Class 3A Allowed Liquidation Secured Claim shall be deemed to have received, on account of its Subclass 3A Allowed Liquidation Secured Claim, the Distribution it receives as a holder of a Subclass 3A or Subclass 3B Claim under the Reorganization Plan, as applicable, in full satisfaction of its Subclass 3A Claim under the Liquidation Plan and (ii) the Liquidating Trustee and the Liquidating Debtors will implement the Secured Creditor Direction and (II) each holder of an Allowed Liquidation Secured Claim shall be entitled to receive on any Liquidation Distribution Date, such holder's Pro Rata Class Share of any Net Liquidation Proceeds of any Liquidating Pledgor Debtor's Residual Liquidation Assets after payment of any applicable Liquidation Expenses.

                  (d) Voting: Class 3A Claims are Impaired and the holders of Allowed Class 3A Claims in such Class are entitled to vote to accept or reject the Liquidation Plan.

         4.4      Subclass 3B-- Allowed Ogden FMCA Secured Claims.

                  (a) Classification: Class 3B consists of the Allowed Secured CSFB Claim against Ogden FMCA.

                  (b) Allowance: The Class 3B Claim shall be Allowed in the aggregate amount of the value of the Ogden FMCA Collateral.

                  (c) Treatment: On the Effective Date, or as soon thereafter as practicable, Ogden FMCA shall cause to be transferred, pursuant to
Section 6.1(c) of this Liquidation Plan, to the Ogden FMCA Secured Parties as holders of the Allowed Ogden FMCA Secured Claims, the Ogden FMCA Collateral, in full settlement, release and discharge of their Class 3B Claim.

                  (d) Voting: The Class 3B Claims are Impaired, and the holders of the Allowed Class 3A Claims in such Class are entitled to vote to accept or reject the Liquidation Plan.

         4.5      Class 3C -- Allowed Covanta Tulsa Secured Claims.

                  (a) Classification: Class 3C consists of the Allowed Secured Claims against Covanta Tulsa.

                  (b) Allowance: The Class 3C Claims shall be Allowed in the aggregate amount of the value of the Covanta Tulsa Collateral.

                  (c) Treatment: On the Effective Date, or as soon thereafter as practicable, Covanta Tulsa shall cause to be transferred, pursuant to Section 6.1(d) herein, to the Covanta Tulsa Secured Parties as holders of the Allowed Covanta Tulsa Secured Claims, the Tulsa Collateral in full settlement, release and discharge of the Class 3C Claims.

                  (d) Voting: The Class 3c Claims are Impaired, and the holders of Allowed Class 3c Claims in such Class are entitled to vote to accept or reject the Liquidation Plan.

         4.6      Class 4-- Intentionally Omitted.

         4.7      Class 5-- Intentionally Omitted.

         4.8      Class 6-- Intentionally Omitted.

         4.9      Class 7-- Unsecured Liquidation Claims.

                  (a) Classification: Class 7 consists of all Allowed Unsecured Liquidation Claims.

                  (b) Treatment: The holders of Class 7 Claims shall not be entitled to receive any Distribution under this Liquidation Plan.

                  (c) Voting: Class 7 Claims are Impaired and the holders of Allowed Claims in such Class are conclusively presumed to reject the Liquidation Plan. The votes of holders of Class 7 Claims will not be solicited. With respect to Allowed Class 7 Claims for and to the extent which insurance is available, such Allowed Class 7 Claims shall be paid in the ordinary course of business to the extent of such insurance, when any such Claims become Allowed Claims and such insurance proceeds become available; provided, however, that to the extent that insurance is not available or is insufficient, treatment of such Allowed Class 7 Claim shall be as otherwise provided in this Liquidation Plan.

         4.10     Class 8 -- Intentionally Omitted.

         4.11     Class 9 -- Intercompany Claims.

                  (a)      Classification: Class 9 consists of all Intercompany
Claims.

                  (b) Treatment: On the Effective Date, all Intercompany Claims shall be cancelled, annulled and extinguished. Holders of such claims shall receive no distributions in respect of Class 9 Claims.

                  (c) Voting: Class 9 Claims are impaired and holders of Allowed Claims in such Class are conclusively presumed to reject this Liquidation Plan. The votes of the holders of Class 9 Claims will not be solicited.

         4.12     Class 10 -- Intentionally Omitted.

         4.13     Class 11-- Equity Interests in the Liquidating Debtors.

                  (a) Classification: Class 11 consists of all Equity Interest in Liquidating Debtors.

                  (b) Treatment: On and after the Effective Date, all Equity Interests in the Liquidating Debtors shall not be entitled to receive any Distributions under this Liquidation Plan. Such Equity Interests shall be cancelled, annulled and extinguished as of the Effective Date.

                  (c) Voting: Class 11 Equity Interests are Impaired and the holders of Equity Interests in such Class are conclusively presumed to reject the Liquidation Plan. The votes of holders of Equity Interests in such Class will not be solicited.

         4.14     Class 12 -- Intentionally Omitted.

         4.15     Class 13 -- Intentionally Omitted.

                                    ARTICLE V

                 ACCEPTANCE OR REJECTION OF THE LIQUIDATION PLAN

         5.1 Voting of Claims. Except as otherwise indicated herein or as otherwise provided by a Final Order of the Court, each holder of an Allowed Claim in Class 3 shall be entitled to vote to accept or reject this Liquidation Plan. For purposes of calculating the number of Allowed Claims in a Class of Claims that have voted to accept or reject this Liquidation Plan under section 1126(c) of the Bankruptcy Code, all Allowed Claims in such Class held by one entity or any affiliate thereof (as defined in the Securities Act of 1933 and the rules and regulation promulgated thereunder) shall be aggregated and treated as one Allowed Claim in such Class.

         5.2 Acceptance by an Impaired Class. Consistent with section 1126(c) of the Bankruptcy Code and except as provided for in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Liquidation Plan if it is accepted by at least two-thirds in dollar amount, and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Liquidation Plan.

         5.3 Presumed Acceptance of Plan. Holders of Claims in Class 1 are Unimpaired by this Liquidation Plan. In accordance with section 1126(f) of the Bankruptcy Code, holders of Allowed Claims in Class 1 are conclusively presumed to accept this Liquidation Plan and the votes of holders of such Claims will not be solicited.

         5.4 Presumed Rejection of Plan. Claims in Class 7, Class 9 and Equity Interests in Class 11 are Impaired by this Liquidation Plan and holders of Class 7 Claims, Class 9 Claims and Class 11 Equity Interests are not entitled to receive any Distribution under this Liquidation Plan on account of such Claims or Equity Interests. In accordance with section 1126 of the Bankruptcy Code, holders of Allowed Unsecured Liquidation Claims in Class 7, Allowed Intercompany Claims in Class 9 and holders of Allowed Equity Interests in Class 11 are conclusively presumed to reject this Liquidation Plan and are not entitled to vote. As such, the votes of such holders will not be solicited with respect to such Claims and Equity Interests.

         5.5 Cramdown. To the extent that any Impaired Class rejects or is presumed to have rejected this Liquidation Plan, the Liquidating Debtors reserve the right to (a) request that the Court confirm the Liquidation Plan in accordance with section 1129(b) of the Bankruptcy Code, or (b) modify, alter or amend this Liquidation Plan to provide treatment sufficient to assure that this Liquidation Plan does not discriminate unfairly, and is fair and equitable, with respect to the Class or Classes not accepting this Liquidation Plan, and, in particular, the treatment necessary to meet the requirements of subsections 1129(a) or (b) of the Bankruptcy Code with respect to the rejecting Classes and any other Classes affected by such modifications.

                                   ARTICLE VI

                            MEANS FOR IMPLEMENTATION

         6.1      Actions Occurring On the Effective Date.

                  (a) The Funding of the Implementation of the Liquidation Plan. On the Effective Date, the Liquidating Debtors and the Liquidating Trustee will implement the Secured Creditor Direction and the DIP Lender Direction. The Secured Creditor Direction and the DIP Lender Direction will operate to fund the implementation of the Liquidation Plan by requiring that up to $3,000,000 of the Liquidation Proceeds that would otherwise be transferred to Reorganized Covanta will remain in the accounts of the Liquidating Debtors and shall be transferred by the Liquidating Trustee to the Operating Reserve and the Administrative Expense Claims Reserve in amounts not to exceed $500,000 for the Operating Reserve and up to $2,500,000 for the Administrative Expense Claims Reserve, provided, however, to the extent that the sum of all the Cash in the accounts of the Liquidating Debtors is less than the amounts required by the Liquidating Debtors to fund the Operating Reserve and the Administrative Expense Claims Reserve in the respective amounts set forth above on the Effective Date (any such shortfall, the "Operating Reserve Deficiency Amount"), then (i) the Liquidating Trustee shall transfer the sum of all such Cash in the Liquidating Debtors' accounts first to the Operating Reserve until it is funded in the amount of $500,000 and second to the Administrative Expense Claims Reserve and
(ii) Reorganized Covanta shall transfer the Operating Reserve Deficiency Amount to the Operating Reserve and the Administrative Expense Claims Reserve until such accounts are funded as described above. The Operating Reserve and the Administrative Expense Claims Reserve will be used to fund the implementation of the Liquidation Plan, in accordance with Sections 9.14(b) and 9.14(c) of this Liquidation Plan.

                  (b) Transfer of Liquidation Assets. On the Effective Date, each Liquidating Debtor shall irrevocably transfer and assign its Residual Liquidation Assets, if any, or cause such Residual Assets to be transferred and assigned to the Liquidating Trust, to hold in trust for the benefit of all holders of Allowed Claims with respect to each such Liquidating Debtor pursuant to the terms of this Liquidation Plan and of the Liquidating Trust Agreement, provided, however, that prior to the transfers contemplated hereby, the Liquidating Trustee and Liquidating Debtors, as applicable, shall make the transfers contemplated by the Secured Creditor Distribution and the DIP Lender Direction to Reorganized Covanta and to the Operating Reserve and to the

Administrative Expense Claims Reserve. In accordance with section 1141 of the Bankruptcy Code and except as otherwise provided by this Liquidation Plan or the Liquidating Trust Agreement, upon the Effective Date, title to the Residual Liquidation Assets shall pass to the Liquidating Trust free and clear of all Claims and Equity Interests. The Liquidating Trustee shall pay, or otherwise make Distributions on account of, all Claims against the Liquidating Debtors whose Residual Liquidation Assets were contributed to such Liquidating Trust strictly in accordance with this Liquidation Plan. For U.S. federal income tax purposes, the transfers of the Liquidating Debtors' Residual Liquidation Assets to the Liquidating Trust shall be deemed transfers to and for the benefit their respective beneficiaries followed by deemed transfer by the beneficiaries to the Liquidating Trust. The beneficiaries shall be treated as the grantors and deemed owners of the Liquidating Trust. The Liquidating Trustee shall cause a valuation to be made of the Liquidation Assets and that valuation shall be used by the Liquidating Trustee and the beneficiaries for U.S. federal income tax purposes, but shall not be binding on the Liquidating Trustee in regards to the liquidation of the Residual Liquidation Assets.

                  (c) Distribution of the Ogden FMCA Collateral. On the Effective Date, or as soon thereafter as practicable, Ogden FMCA shall cause to be transferred to the Ogden FMCA Secured Parties, as holders of the Allowed Ogden FMCA Secured Claims, all rights, title and interest to the Ogden FMCA Collateral free and clear of all Claims and Equity Interests, in accordance with section 1141 of the Bankruptcy Code, and except as otherwise provided by this Liquidation Plan.

                  (d) Distribution of the Covanta Tulsa Collateral. On the Effective Date, or as soon thereafter as practicable, Covanta Tulsa shall cause to be transferred to the Covanta Tulsa Secured Parties, as holders of the Allowed Covanta Tulsa Secured Claims, all rights, title and interest to the Covanta Tulsa Collateral free and clear of all Claims and Equity Interests, in accordance with section 1141 of the Bankruptcy Code, and except as otherwise provided by this Liquidation Plan.

                  (e) Dissolution of Liquidating Debtors. Following the transfers contemplated in Subsection 6.1 (a) hereof, each Liquidating Debtor shall be dissolved pursuant to applicable state law. The Liquidating Trustee shall have all the power to wind up the affairs of each Liquidating Debtor under applicable state laws (including the filing of certificates of dissolution) in addition to all the rights, powers and responsibilities conferred by Bankruptcy Code, this Liquidation Plan, the Confirmation Order and the Liquidating Trust Agreement.

         6.2 Fractional Interests. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole cent.

         6.3 Order of Distributions. Distributions will be made from the Liquidation Trust to the holders of Claims against the Liquidating Debtors, upon the realization of any Net Liquidation Proceeds from the Residual Liquidation Assets contained in the Liquidation Trust, which were not otherwise transferred pursuant to the Secured Creditor Direction or the DIP Lender Direction. To the extent that the Liquidating Trustee is able to extract any Net Liquidation Proceeds from the Residual Liquidation Assets, such Net Liquidation Proceeds shall be distributed in the following manner: (i) the Liquidating Trustee shall first deduct and pay itself any Liquidation Expenses incurred in extracting such Net Liquidation Proceeds and (ii) the Liquidating Trustee shall distribute any remaining Net Liquidation Proceeds pro rata to (a) the holders of Class 3A Claims, to the extent that the Net Liquidation Proceeds are attributable to a Liquidating Pledgor Debtor; and (b) to the DIP Lenders, to the extent that the Net Liquidation Proceeds are attributable to a Liquidating Non-Pledgor Debtor.

         6.4 Time of Distributions. Except as otherwise provided for in this Liquidation Plan, by the Secured Creditor Direction or the DIP Lender Direction or ordered by the Court, distributions under the Liquidation Plan will be made on (i) the Initial Liquidation Distribution Date, as to Priority Tax Claims and Priority Non-Tax Claims from the Operating Reserve and as to Administrative Expense Claims from the Administrative Expense Claims Reserve or
(ii) any subsequent Liquidation Distribution Date. The Initial Liquidation Distribution Date shall occur on the later of the Liquidation Plan Effective Date (or as soon thereafter as reasonably practicable) and the First Business Day after the date that is (30) calendar days after the date a Claim becomes Allowed. Each subsequent Liquidation Distribution Date shall occur on the last Business Day of each calendar quarter if, on such date, prior to the distribution to holders of Allowed Claims, there are any Net Liquidation Proceeds. In the event that any payment or act under this Liquidation Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the initial due date.

         6.5 Settlements. Except to the extent the Court has entered a separate order providing for such approval, the Confirmation Order shall constitute an order (a) approving as a compromise and settlement pursuant to section 1123(b)(3)(A) of the Bankruptcy Code, any settlement agreements entered into by any Liquidating Debtor or any other Person as contemplated in confirmation of the Liquidating Plan and (b) entered into or to be entered into by any Liquidating Debtor or any other Person as contemplated by the Liquidating Plan and all related agreements, instruments or documents to which any Liquidating Debtor is a party.

         6.6 No Interim Cash Payments of $100 or Less on Account of Allowed Claims Prior to Final Liquidation Distribution Date. If a Cash payment to be received by holders of Allowed Claims on any distribution (except the Final Distribution) would be $100 or less in the aggregate, notwithstanding any contrary provision of this Liquidation Plan, no such payment will be made to such holder, and such Cash, if applicable, shall be held in trust for such holders until the Final Liquidation Distribution Date, at which time such Cash payment shall be made to the holders.

         6.7 Unclaimed Property. All property that is unclaimed for one year after distribution thereof by mail to the latest mailing address filed of record with the Court for the party entitled thereto or, if no such mailing address has been so filed, the mailing address reflected in the applicable Liquidating Debtor's schedules filed with the Court or other address maintained by the Liquidating Debtors, shall become property of the Liquidating Trust.

         6.8 Withholding Taxes. The Liquidating Trustee shall be entitled to withhold any applicable federal or state withholding taxes from any payments made with respect Allowed Claims, as appropriate, and shall otherwise comply with section 346 of the Bankruptcy Code.

         6.9 Reservation of Rights of the Estate. As to each Liquidating Debtor, all claims or causes of action, cross-claims and counterclaims of such Liquidating Debtor of any kind or nature whatsoever, against third parties arising before the Confirmation Date shall be preserved for the benefit of the Liquidating Trust except for (i) such claims or causes of action, cross-claims and counterclaims of the Liquidating Debtors which have been released hereunder or pursuant to a Final Order and (ii) such claims or causes of action, cross claims and counterclaims of the Liquidating Debtors that have been transferred to Reorganized Covanta pursuant to the Secured Creditor Direction and the DIP Lender Direction.

                                   ARTICLE VII

             PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

         7.1 No Distribution Pending Allowance. Notwithstanding any other provision of this Liquidation Plan, no Distribution shall be distributed under this Liquidation Plan on account of any Disputed Claim, unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

         7.2      Resolution of Disputed Claims and Equity Interests.

                  (a) Unless otherwise ordered by the Court after notice and a hearing, the Liquidating Trustee shall have the exclusive right to make and file objections to Claims (other than Administrative Expense Claims) and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later than one hundred and twenty (120) days after the Effective Date; provided, however, that such one hundred and twenty (120) day period may be automatically extended by the Liquidating Trustee, without any further application to, or approval by, the Court, for up to an additional thirty (30) days. The foregoing deadlines for filing objections to Claims shall not apply to filing objections to Claims for tort damages and, accordingly, no such deadline shall be imposed by this Liquidation Plan. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder thereof if the Liquidating Trustee effects service in any of the following manners: (i) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified in the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage, on any counsel that has appeared on the holder's behalf in the Chapter 11 Cases.

                  (b) Except with respect to Administrative Expense Claims as to which the Administrative Expense Claim Bar Date does not apply, Administrative Expense Claims must be filed with the Court and served on counsel for the Liquidating Debtors (if prior to the Effective Date) and counsel for the Liquidating Trustee (if after the Effective Date) on or before the Administrative Expense Claim Bar Date. The Liquidating Debtors, the Liquidating Trustee or any other party in interest permitted under the Bankruptcy Code may make and file objections to any such Administrative Expense Claim and shall serve a copy of each objection upon the holder of the Claim to which the objection is made as soon as practicable, but in no event later the Claims Objection Deadline. In the event the Liquidating Debtors or the Liquidating Trustee file any such objection, the Court shall determine the Allowed amount of any such Administrative Expense Claim. Notwithstanding the foregoing, no request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim which is paid or payable by the Liquidating Debtors or the Liquidating Trustee in the ordinary course of business.

         7.3 Estimation of Claims and Equity Interests. The Liquidating Trustee may, at any time request that the Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Liquidating Debtors previously objected to such Claim or whether the Court has ruled on any such objection, and the Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim. In the event that the Court estimates any Disputed Claim, that estimated amount may constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

         7.4 Reserve Account for Disputed Claims. Upon (i) the Liquidating Trustee's determination that Disputed Claims have been asserted against a Liquidating Debtor in any particular Class and (ii) the Liquidating Trustee's identification of Liquidation Proceeds that are not Collateral, the Liquidating Trustee shall establish the Disputed Claims Reserve in accordance with Section 9.14(a) of this Liquidation Plan and hold in the Disputed Claims Reserve, for each Class in which there are any Disputed Claims, Cash in an aggregate amount sufficient to pay to each holder of a Disputed Claim the amount of Cash that such holder would have been entitled to receive under this Liquidation Plan if such Claim had been an Allowed Claim in such Class. Cash withheld and reserved for payments to holders of Disputed Claims in any Class shall be held and deposited by the Liquidating Trustee in one or more segregated interest-bearing reserve accounts for each Class of Claims in which there are Disputed Claims entitled to receive Cash, to be used to satisfy the Disputed Claims if and when such Disputed Claims become Allowed Claims.

         7.5 Allowance of Disputed Claims. With respect to any Disputed Claim that is subsequently deemed Allowed, on the succeeding Liquidation Distribution Date for any such Claim after such Claim becomes Allowed, the Liquidating Trustee shall distribute from the Disputed Claims Reserve Account corresponding to the Class in which such Claim is classified to the holder of such Allowed Claim, the amount of Cash that such holder would have been entitled to recover under this Liquidation Plan if such Claim had been an Allowed Claim on the Effective Date, together with such claimholder's Pro Rata Class Share of net interest, if any, on such Allowed Claim. For the purposes of the immediately preceding sentence, such holder's Pro Rata Class Share of net interest shall be calculated by multiplying the amount of interest on deposit in the applicable Disputed Claims Reserve account on the immediately preceding date on which such Allowed Claim is to be paid by a fraction, the numerator of which shall equal the amount of such Allowed Claim and the denominator of which shall equal the amount of all Claims for which deposits are being held in the applicable Disputed Claims Reserve account on the date immediately preceding the date on which such Allowed Claim is to be paid.

                                  ARTICLE VIII

                             TREATMENT OF EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

         8.1      General Treatment.

                  (a) On the Effective Date, all executory contracts and unexpired leases to which each Liquidating Debtor is a party shall be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease that (i) has been previously assumed or rejected pursuant to a Final Order of the Court, (ii) is specifically designated as a contract or lease on the Schedule of Assumed Contracts and Leases, filed as Exhibit 5 hereof, as may be amended, (iii) is the subject of a separate motion (except for the Ogden FMCA Motion) to assume or reject filed under section 365 of the Bankruptcy Code by the Liquidating Debtors prior to the Confirmation Hearing or (iv) in the case of Ogden FMCA Contracts, is assumed or rejected pursuant to the Ogden FMCA Motion or assumed as contemplated by Section 8.1(c) below. On the Effective Date, all executory contracts and unexpired leases listed on the Schedule of Assumed Contracts and Leases to which each Liquidating Debtor is party shall be deemed assumed by the applicable Liquidating Debtor and assigned to Reorganized Covanta. The Liquidating Debtors reserve the right to add or remove executory contracts and unexpired leases to or from the Schedule of Assumed Contracts and Leases at any time prior to the Effective Date.

                  (b) Each executory contract and unexpired lease listed or to be listed on the Schedule of Assumed Contracts and Leases shall include modifications, amendments, supplements, restatements or other agreements, including guarantees thereof, made directly or indirectly by any Liquidating Debtor in any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on the Schedule of Assumed Contracts and Leases. The mere listing of a document on the Schedule of Assumed Contracts and Leases shall not constitute an admission by the Liquidating Debtors that such document is an executory contract or unexpired lease or that the Liquidating Debtors have any liability thereunder.

                  (c) In the event that the Court does not approve the relief sought in the Ogden FMCA Motion, or the Debtors do not consummate the transactions contemplated by the Ogden FMCA Motion (including assumption and assignment, and rejection, of the Ogden FMCA Contracts as contemplated therein), Ogden FMCA shall be authorized to seek leave of the Court to, pursuant to section 365 of the Bankruptcy Code, assume and assign the Ogden FMCA Contracts to a third-party designee to be determined by Covanta and Ogden FMCA. Covanta and Ogden FMCA shall select the third-party designee after consultation with the City of Anaheim and CSFB. The Debtors expect to seek such assumption and assignment on financial terms for the Debtors substantially similar to those contemplated in the Ogden FMCA Motion. Such Ogden FMCA Contracts not assumed pursuant to this Section 8.1(c) or the Ogden FMCA Motion shall be deemed rejected pursuant to Section 8.1 (a) above. Counterparties to such Ogden FMCA Contracts assumed and assigned, or rejected, pursuant to this Section 8.1(c) shall have the same rights as parties to other executory contracts and unexpired leases assumed and assigned, or rejected, pursuant to this Article VIII.

         8.2 Cure of Defaults. Except to the extent that (i) a different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 hereof or (ii) any executory contract or unexpired lease shall have been assumed pursuant to an order of the Court (including an order pursuant to either the Ogden FMCA Motion or a motion filed under Section 8.1 (c) above), which order shall have approved the cure amounts with respect thereto, the applicable Liquidating Debtor shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days after the Confirmation Date, file with the Court and serve a pleading with the Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the applicable Liquidating Debtor shall have fifteen (15) days from service of such pleading to object to the cure amounts listed by the applicable Liquidating Debtor. Service of such pleading shall be sufficient if served on the other party to the contract or lease at the address indicated on (i) the contract or lease, (ii) any proof of claim filed by such other party in respect of such contract or lease, or (iii) the Liquidating Debtors' books and records, including the Schedules, provided, however, that if a pleading served by a Liquidating Debtor to one of the foregoing addresses is promptly returned as undeliverable, the Liquidating Debtor shall attempt reservice of the pleading on an alternative address, if any, from the above listed services. If any objections are filed, the Court shall hold a hearing. Prior to assumption, the applicable Liquidating Debtor shall retain its right to reject any of its executory contracts or unexpired leases, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults. Notwithstanding the foregoing, or anything in Section 8.3 of this Liquidation Plan, at all times through the date that is five (5) Business Days after the Court enters an order resolving and fixing the amount of a disputed cure amount, the Liquidating Debtors shall have the right to reject such executory contract or unexpired lease.

         8.3 Approval of Assumption and Assignment of Executory Contracts on the Schedule of Assumed Contracts and Leases. Subject to Sections 8.1 and 8.2 of this Liquidation Plan, the executory contracts and unexpired leases on the Schedule of Assumed Contracts and Leases shall be assumed by the respective Liquidating Debtors as indicated on such schedule and shall be assigned to Reorganized Covanta, as of the Effective Date, except as may otherwise be ordered by the Court.

         8.4 Approval of Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of any executory contracts and unexpired leases to be rejected as and to the extent provided in
Section 8.1 of this Liquidation Plan.

         8.5 Deemed Consents. Unless a counterparty to an executory contract, unexpired lease, license or permit objects to the applicable Liquidating Debtor's assumption thereof in writing on or before seven (7) days prior to the Confirmation Hearing, then, unless such executory contract, unexpired lease, license or permit has been rejected by the applicable Liquidating Debtor or will be rejected by operation of this Liquidation Plan, Reorganized Covanta (as assignee of all executory contracts and unexpired leases assumed by the Liquidating Debtors) shall enjoy all the rights and benefits under each such executory contract, unexpired

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

lease, license and permit without the necessity of obtaining such counterparty's written consent to assumption or retention of such rights and benefits.

         8.6 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Liquidation Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.1 of this Liquidation Plan must be filed with the Court no later than the later of (i) twenty (20) days after the Effective Date, and (ii) thirty (30) days after entry of an order rejecting such contract or lease. Any Claims not filed within such time period will be forever barred from assertion against any of the applicable Liquidating Debtors and/or the Estates.

         8.7 Reservation of Rights Under Insurance Policies and Bonds. Nothing in this Liquidation Plan shall diminish or otherwise affect the enforceability by beneficiaries of (i) any insurance policies that may cover Claims against any Liquidating Debtor, or (ii) any bonds issued to assure the performance of any of the Liquidating Debtors, nor shall anything contained herein constitute or be deemed to constitute a waiver of any cause of action that the Liquidating Debtors or any entity may hold against any insurers or issuers of bonds under any such policies of insurance or bonds. To the extent any insurance policy or bond is deemed to be an executory contract, such insurance policy or bond shall be deemed assumed in accordance with Article VIII of the Liquidation Plan. Notwithstanding the foregoing, the Liquidating Debtors do not assume any payment or other obligations to any insurers or issuers of bonds, and any agreements or provisions of policies or bonds imposing payment or other obligations upon the Liquidating Debtors shall only be assumed pursuant to a separate order of the Court.

                                   ARTICLE IX

                             THE LIQUIDATING TRUSTEE

         9.1 Appointment. The Liquidating Trustee shall be designated by the Liquidating Debtors in the Notice of Designation, which shall be filed with the Court on or before ten (10) days prior to the Confirmation Hearing. The Liquidating Trustee's appointment shall become effective upon the occurrence of the Effective Date.

         9.2 Compensation of the Liquidating Trustee for Dissolution Expenses. The Liquidating Trustee shall be paid for all reasonable and necessary Dissolution Expenses (including the reasonable and necessary fees and expenses of Retained Liquidation Professionals) out of the Operating Reserve in the following manner. On or before any Liquidating Trustee Billing Date, the Liquidating Trustee shall send the Liquidating Trustee Fee Notice and any Retained Liquidation Professional Fee Notices to the Oversight Nominee. Fifteen
(15) days after sending the Liquidating Trustee Fee Notice and any Retained Liquidation Professional Fee Notices to the Oversight Nominee, the Liquidating Trustee shall be entitled to withdraw from the Operating Reserve the Dissolution Expenses claimed in such Liquidating Trustee Fee Notice and such Retained Liquidation Professional Fee Notice, provided, however, that if the Oversight Nominee sends a Fee Dispute Notice within such fifteen (15) day period to the Liquidating Trustee or a Retained Liquidation Professional, then the Liquidating Trustee shall only be entitled to withdraw any undisputed portion of such Dissolution Expenses from the Operating Reserve on such date. As to the disputed portion of such Dissolution Expenses, within five (5) days receipt of the Fee Dispute Notice, the Liquidating Trustee or applicable Retained Liquidation Professional must either (a) notify the Oversight Nominee that it will reduce the Dissolution Expenses in accordance with the Fee Dispute Notice or (b) commence a proceeding in the Court to determine the reasonableness, accuracy or proper scope of the disputed Dissolution Expenses, The Liquidating Trustee shall be paid for all Liquidation Expenses in the manner specified in Section 9.3 of this Liquidation Plan.

         9.3 Recovery or Realization of Liquidation Proceeds. To the extent that the Liquidating Trustee determines in its sole discretion that it could profitably realize Liquidation Proceeds from the sale, transfer, collection or monetization of any Residual Liquidation Assets, which shall not include any of the Liquidation Assets transferred to Reorganized Covanta pursuant to the Secured Creditor Direction or the DIP Lender Direction, or any Cash transferred to the Operating Reserve or the Administrative Expense Claims Reserve pursuant to the Secured Creditor Direction, then the Liquidating Trustee shall liquidate such Residual Liquidation Assets in accordance with the provisions of this Liquidation Plan. Alternatively, if the Liquidating Trustee determines that it would not be profitable to pursue the sale, transfer, collection or monetization of any Residual Liquidation Assets of any respective Liquidating Debtor, then the Liquidating Trustee shall abandon such assets in accordance with Section
9.10 of this Liquidation Plan. All Liquidation Expenses incurred by the Liquidating Trustee in the sale, transfer, collection or monetization of Residual Liquidation Assets shall be paid only from the recoveries therefrom.

         9.4 Distributions of Net Liquidation Proceeds. On the Liquidation Distribution Date following the realization of any Liquidation Proceeds from the sale, transfer, collection or monetization of any Residual Liquidation Assets in accordance with Section 9.3 of the Liquidation Plan, the Liquidating Trustee shall distribute any Net Liquidation Proceeds to the holders of Allowed Claims in accordance with this Liquidation Plan. The Liquidating Trustee shall provide notice to the Oversight Nominee in the Liquidation Trustee Billing Notice of (i) the realization of any Liquidation Proceeds; and (ii) any planned Distribution of any Net Liquidation Proceeds to be made on the next Liquidation Distribution Date.

         9.5 Engagement of Professionals. The Liquidating Trustee shall obtain the approval of the Oversight Nominee prior to retention and engagement of any Retained Liquidation Professionals. Such approval shall not be unreasonably delayed or withheld. Each Retained Liquidation Professional shall submit its Retained Liquidation Professional Fee Notice to the Liquidating Trustee five (5) days prior to the Liquidating Trustee Billing Date. The fees and expenses of such professionals shall be (i) paid by the Liquidating Trustee out of the Operating Reserve so long as such fees and expenses constitute Dissolution Expenses and (ii) paid from the sale, transfer, collection or monetization of any Liquidation Assets, so long as the fees and expenses constitute Liquidation Expenses. The fees and expenses of Retained Liquidation Professionals are subject to the approval of the Oversight Nominee and any disputes concerning the fees and expenses of Retained Professionals will be dealt with in accordance with Section 9.2 of this Liquidation Plan.

         9.6 Status of the Liquidating Trustee. Effective on the Effective Date, the Liquidating Trustee shall be the representative of each Liquidating Debtor's Estate as that term is used in section 1123(b)(3)(B) of the Bankruptcy Code and shall have the rights and powers provided for in the Liquidating Trust Agreement. In its capacity as the representative of an Estate, the Liquidating Trustee shall be the successor-in-interest to each Liquidating Debtor with respect to any action commenced by such Liquidating Debtor prior to the Confirmation Date, except with respect to the Claims of the Liquidating Pledgor Debtors and the Liquidating Non-Pledgor Debtors transferred to Reorganized Covanta pursuant to the Secured Creditor Direction and the DIP Lender Direction. All such actions and any and all other claims or interests constituting Liquidation Assets, and all claims, rights and interests thereunder shall be retained and enforced by the Liquidating Trustee as the representative of such Estate pursuant to section 1123 (b)(3)(B) of the Bankruptcy Code. The Liquidating Trustee shall be a party in interest as to all matters over which the Court has jurisdiction.

         9.7 Authority. Subject to the limitations contained herein, the Liquidating Trustee shall have, with respect to the Liquidating Debtors, the following powers, authorities, and duties, by way of illustration and not of limitation:

                  (a) Manage, sell and convert all or any portion of the Liquidation Assets to Cash and distribute the Net Liquidation Proceeds as specified in this Liquidation Plan;

                  (b) Release, convey or assign any right, title or interest in or about the Residual Liquidation Assets or any portion thereof;

                  (c) Pay and discharge any costs, expenses and fees of Retained Liquidation Professionals and other obligations deemed necessary to preserve or enhance the value of the Residual Liquidation Assets, discharge duties under the Liquidation Plan or perform the purpose of the Liquidation Plan;

                  (d) Open and maintain bank accounts and deposit funds and draw checks and make disbursements in accordance with the Liquidation Plan;

                  (e) Engage and have such attorneys, accountants, agents, tax specialists, financial advisors, other professionals, and clerical assistance as may, in the discretion of the Liquidating Trustee, be deemed necessary for the purposes specified under this Liquidation Plan;

                  (f) Sue and be sued and file or pursue objections to Claims and seek to estimate them;

                  (g) Enforce, waive or release rights, privileges or immunities of any kind;

                  (h) In general, without in any manner limiting any of the foregoing, deal with the Liquidation Assets or any part or parts thereof in all other ways as would be lawful for any person owning the same to deal therewith, whether similar to or different from the ways herein specified;

                  (i)      Abandon any Liquidation Assets in accordance with
Section 9.10 hereof;

                  (j) File certificates of dissolution and take any other action necessary to dissolve and wind up the affairs of the Liquidating Debtors in accordance with applicable state law;

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

                  (k) As soon as is practicable after the Final Liquidation Distribution Date of each Liquidating Debtor, request the Court to enter the Final Order closing the Chapter 11 Case of each such Liquidating Debtor; and

                  (1) Without limitation, do any and all things necessary to accomplish the purposes of the Liquidation Plan.

         9.8 Objectives. In selling the Residual Liquidation Assets, or otherwise monetizing them, the Liquidating Trustee shall use its best efforts to maximize the amount of Liquidation Proceeds derived therefrom. The Liquidating Trustee shall cause all Residual Liquidation Assets not otherwise abandoned to be sold or otherwise monetized by the second anniversary of the Effective Date.

         9.9 Making Distributions. The Liquidating Trustee shall be responsible for making Distributions described in this Liquidation Plan, and shall coordinate, as necessary, to make the transfers of the Distributions and other Liquidation Assets as contemplated by the Secured Creditor Direction and the DIP Lender Direction.

         9.10     Abandonment. The Liquidating Trustee may abandon, on thirty
(30) days' written notice to the Oversight Nominee and United States Trustee, any property which he or she determines in its reasonable discretion to be of de minimis value to the Liquidating Trust, including any pending adversary proceeding or other legal action commenced or commenceable by the Liquidating Trust. If either the Oversight Nominee or United States Trustee provides a written objection to the Liquidating Trustee prior to expiration of such thirty-day period with respect to the proposed abandonment of such property, then such property may be abandoned only pursuant to an application made to the Court. In the absence of any such objection, such property may be abandoned without further order of the Court.

         9.11 No Recourse. No recourse shall ever be had, directly or indirectly, against the Liquidating Trustee personally or against any agent, employee or Retained Liquidation Professional of the Liquidating Trustee, by legal or equitable proceedings or by virtue any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Trustee under this Liquidation Plan, or by reason of the creation of any indebtedness by the Liquidating Trustee under this Liquidation Plan for any purpose authorized by this Liquidation Plan, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Liquidating Trustee, whether in writing or otherwise, shall be enforceable only against and be satisfied only out of the Residual Liquidation Assets or such part thereof as shall, under the terms of any such agreement, be liable therefor or shall be evidence only of a right of payment out of the Residual Liquidation Assets provided, however, that nothing contained in this Section 9.11 shall affect the liability of any of the parties listed above for gross negligence or willful misconduct.

         9.12 Limited Liability. The Liquidating Trustee shall not be liable for any act he or she may do or omit to do while acting in good faith and in the exercise of his or her best judgment, and the fact that such act or omission was advised by an authorized attorney (or other Retained Liquidation Professional) for the Liquidating Trustee shall be conclusive evidence of such good faith and best judgment; nor shall the Liquidating Trustee be liable in any event, except for its gross negligence or willful misconduct.

         9.13 Resignation. The Liquidating Trustee may resign at any time by giving at least thirty (30) days' written notice to the Oversight Nominee and the United States Trustee. In case of the resignation, removal or death of a Liquidating Trustee, a successor shall thereupon be appointed by agreement of the Oversight Nominee and the United States Trustee.

         9.14     Reserves.

                  (a) The Disputed Claims Reserve. Upon (i) the Liquidating Trustee's determination that Disputed Claims have been asserted against a Liquidating Debtor and (ii) the Liquidating Trustee's identification of Net Liquidation Proceeds that are not Collateral, the Liquidating Trustee shall establish the Disputed Claims Reserve, in order to make disbursements to each holder of a Disputed Claim against the applicable Liquidating Debtor, as provided in Article VII of this Liquidation Plan, whose Claim is or becomes an Allowed Claim, as the case may be, in the amount specified in the Final Order allowing such Disputed Claim on the Liquidation Distribution Date occurring after such order becomes a Final Order.

                  (b) The Operating Reserve. On the Effective Date, the Liquidating Trustee shall establish the Operating Reserve in order to pay all Priority Tax Claims and Priority Non-Tax Claims of the Liquidating Debtors and any Oversight Nominee Expenses and Dissolution Expenses. The Operating Reserve shall be funded in an amount not to exceed $500,000, pursuant to the Secured Creditor Direction and Reorganized Covanta's payment of the Operating Reserve Deficiency Amount, if any. Upon the latest to occur of (i) the entry of the Final Order closing each of the Liquidating Debtors' Chapter 11 Cases, (ii) the Final Liquidation Determination Date and (iii) the final payment of any Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Operating Reserve, the Liquidating Trustee shall contribute such Cash to Reorganized Covanta.

                  (c) The Administrative Expense Claims Reserve. On the Effective Date, the Liquidating Trustee shall establish the Administrative Expense Claims Reserve in order to pay all Administrative Expense Claims of the Liquidating Debtors. The Administrative Expense Claims Reserve shall be funded in an amount up to $2,500,000, pursuant to the Secured Creditor Direction. Upon the latest to occur of (i) the entry of the Final Order closing each of the Liquidating Debtors' Chapter 11 Cases, (ii) the Final Liquidation Determination Date and (iii) the final payment of any Dissolution Expenses and Oversight Nominee Expenses, to the extent that there is any Cash in the Administrative Expense Claims Reserve, the Liquidating Trustee shall contribute such Cash to Reorganized Covanta.

         9.15 Statements. (a) The Liquidating Trustee shall maintain a record of the names and addresses of all holders of Allowed Unsecured Liquidation Claims against the applicable Liquidating Debtor for purposes of mailing Distributions to them. The Liquidating Trustee may rely on the name and address set forth in the applicable Liquidating Debtor's schedules filed with the Court, except to the extent a different name and/or address shall be set forth in a proof of claim filed by such holder in the cases, and the Liquidating Trustee may rely on the names and addresses in such schedules and/or proof of claim as being true and correct unless and until notified in writing.

                  (b) The Liquidating Trustee shall file all tax returns and other filings with Governmental Units on behalf of the Liquidating Trust and the Residual Liquidation Assets it holds.

         9.16 Further Authorization. The Liquidating Trustee shall be entitled to seek such orders, judgments, injunctions and rulings as they deem necessary to carry out the intentions and purposes, and to give full effect to the provisions, of this Liquidation Plan.

                                    ARTICLE X

                      APPOINTMENT OF THE OVERSIGHT NOMINEE

         10.1 Appointment of the Oversight Nominee. The Oversight Nominee shall be designated by the Liquidating Debtors in the Notice of Designation, which shall be filed with the Court on or before ten (10) days prior to the Confirmation Hearing. The appointment of the Oversight Nominee shall become effective upon the occurrence of the Effective Date.

         10.2 Authority and Responsibility of the Oversight Nominee. The Oversight Nominee shall have the authority and responsibility to review the activities and performance of the Liquidating Trustee, and shall have the authority to remove and replace the Liquidating Trustee. It shall have such further authority as may be specifically granted or necessarily implied by this Liquidation Plan.

         10.3 Limited Liability. The Oversight Nominee shall not be liable for anything other than its own acts as shall constitute willful misconduct or gross negligence of its duties. None of the Oversight Nominee's designees, agents or representatives or their respective employees, shall incur or be under any liability or obligation by reason of any act done or omitted to be done, by the Oversight Nominee or its designee, agent or representative or their employees. The Oversight Nominee may, in connection with the performance of its functions, and in its sole and absolute discretion, consult with counsel, accountants and its agents, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Oversight Nominee determines not to consult with counsel, accountants or its agents, such determination shall not be deemed to impose any liability on the Oversight Nominee.

         10.4 The Oversight Nominee Expenses. The Oversight Nominee Expenses shall be paid by the Liquidating Trustee out of the Operating Reserve.

                                   ARTICLE XI

        CONDITIONS PRECEDENT TO THE CONFIRMATION AND THE EFFECTIVE DATE

         11.1 Conditions to Confirmation. Each of the following is a condition to the Confirmation Date:

                  (a) the entry of a Final Order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code;

                  (b) the proposed Confirmation Order shall be in form and substance, reasonably acceptable to the Liquidating Debtors and the Reorganization Plan Sponsor;

                  (c) all provisions, terms and conditions of this Liquidation Plan are approved in the Confirmation Order;

                  (d) the Confirmation Order shall contain a finding that any Intercompany Claim held by a Liquidating Debtor, Reorganizing Debtor or Heber Debtor is the exclusive property of such Liquidating Debtor, Reorganizing Debtor or Heber Debtor or debtor-in-possession pursuant to section 541 of the Bankruptcy Code; and

                  (e) the Confirmation Order shall contain a ruling that each of the Intercompany Claims held by the Reorganizing Debtors, the Heber Debtors or the Liquidating Debtors against (i) the Liquidating Debtors and any of their respective present or former officers, directors, employees, attorneys, accountants, financial advisors, investment bankers or agents and (ii) the other persons or entities identified in Section 12.6 of this Liquidation Plan will be fully settled and released as of the Effective Date.

         11.2 Conditions Precedent to the Effective Date. Each of the following is a condition precedent to the Effective Date of this Liquidation
Plan:

                  (a) That the Confirmation Order (i) shall have been entered by the Court and become a Final Order (ii) be in form and substance satisfactory to the Reorganizing Debtors, the Liquidating Debtors and the Reorganization Plan Sponsor and (iii) provide that the Liquidating Debtors, the Reorganizing Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Liquidation Plan and the Reorganization Plan;

                  (b) that the Liquidating Trustee has entered into the Liquidating Trust Agreement, which shall be in form and substance acceptable to the Reorganization Plan Sponsor, with the Liquidating Debtors and is willing to serve in such capacity and the terms of its service and compensation shall have been approved by the Court at the Confirmation Hearing;

                  (c) that the conditions precedent to the Effective Date of the Reorganization Plan shall have been satisfied or waived;

                  (d) the Liquidating Debtors, the Reorganizing Debtors and the Heber Debtors shall be authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and the agreements or documents created in connection with the Liquidation Plan and the Reorganization Plan;

                  (e) all actions, documents and agreements necessary to implement the Liquidation Plan and the Reorganization Plan shall (i) be in form and substance acceptable to the Reorganization Plan Sponsor and (ii) have been effected or executed; and

                  (f) the conditions precedent to closing under the Investment and Purchase Agreement shall have been satisfied or waived in accordance with the terms and provisions thereof.

         11.3 Waiver of Conditions. The Liquidating Debtors, with the prior written consent of the Reorganization Plan Sponsor, may waive any of the foregoing conditions set forth in Section 11.1 and 11.2 of this Liquidation Plan without leave of or notice to the Court and without any formal action other than proceeding with confirmation of this Liquidation Plan or emergence from bankruptcy.

         11.4 Failure to Satisfy or Waiver of Conditions Precedent. In the event that any or all of the conditions specified in Section 11.1 or 11.2 of this Liquidation Plan have not been satisfied or waived in accordance with the provisions of this Article XI on or before June 30, 2004 (which date may be extended by the Liquidating Debtors with the prior written consent of the Reorganization Plan Sponsor), and upon notification submitted by the Liquidating Debtors to the Court, (a) the Confirmation Order shall be vacated (except as it may relate to the Heber Debtors), (b) no distributions under the Liquidation Plan shall be made, (c) the Liquidating Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though such date never occurred, and (d) all the Liquidating Debtors' respective obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interests or to constitute a waiver or release of any claims by or against any Liquidating Debtor or any other Person or to prejudice in any manner the rights of any Liquidating Debtor or any Person in any further proceedings involving any Liquidating Debtor or any Person.

                                   ARTICLE XII

                             EFFECT OF CONFIRMATION

         12.1 Discharge. Pursuant to section 1141(d)(3) of the Bankruptcy Code, occurrence of the Confirmation Date will not discharge Claims against the Liquidating Debtors; provided, however, that no holder of a Claim against any Liquidating Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Liquidating Debtor, Reorganizing Debtor or Heber Debtor their respective successors or their respective property, except as expressly provided herein.

         12.2 Binding Effect. Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, and subject to the Effective Date, the provisions of this Liquidation Plan shall bind all present and former holders of a Claim against, or Equity Interest in, the applicable Liquidating Debtor and its respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under this Liquidation

Plan and whether or not such holder has filed a Proof of Claim or Equity Interest or accepted this Liquidation Plan.

         12.3 Term of Injunctions or Stays. Unless otherwise provided herein, all injunctions or stays arising under section 105 or 362 of the Bankruptcy Code, any order entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such order.

         12.4 Injunction Against Interference with Liquidation Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present and former employees, agents, officers, directors and principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Liquidation Plan.

         12.5 Exculpation. (a) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) the Liquidating Debtors or their respective officers, directors and employees, (ii) the Specified Personnel,
(iii) the Committee and any subcommittee thereof, (iv) the Agent Banks, the DIP Agents, the steering committee for the holders of the Secured Bank Claims and the Bondholders Committee, (v) the accountants, financial advisors, investment bankers, and attorneys for the Liquidating Debtors, (vi) the Liquidating Trustee, (vii) the Reorganization Plan Sponsor, (viii) the Investor Group and
(ix) the directors, officers, employees, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys, employees or affiliates for any of the persons or entities described in (i),
(iii), (iv), (v), (vi), (vii) or (viii) of this Section 12.5 shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the commencement or conduct of the Chapter 11 Cases; the reorganization of the Reorganizing Debtors and Heber Debtors; formulating, negotiating, consummating or implementing the Investment and Purchase Agreement (except, with respect to the Reorganization Plan Sponsor and the Investor Group, as explicitly provided pursuant to the Investment and Purchase Agreement); formulating, negotiating or implementing the Liquidation Plan; the solicitation of acceptances of the Liquidation Plan; the pursuit of confirmation of the Liquidation Plan; the confirmation, consummation or administration of the Liquidation Plan or the property to be distributed under the Liquidation Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Liquidation Plan. Nothing in this Section
12.5 shall limit the liability or obligation of an issuer of a letter of credit to the beneficiary of such letter of credit.

                  (b) Notwithstanding any other provision of this Liquidation Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Reorganizing Debtor, Liquidating Debtor, Heber Debtor, Specified Personnel, the Committee and any subcommittee thereof, the Agent Banks, the DIP Agents and the steering committee of the holders of the Secured Bank Claims, the Reorganization Plan Sponsor, the Investor Group, nor any statutory committee, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any omission in the negotiation or implementation of this Liquidation Plan, formulating, consummating or implementing the Investment and Purchase Agreement (except, with respect to the Reorganization Plan Sponsor and the Investor Group, as explicitly provided pursuant to the Investment and Purchase Agreement), solicitation of acceptances of this Liquidation Plan, the pursuit of confirmation of this Liquidation Plan, the confirmation, consummation or administration of this Liquidation Plan or the property to be distributed hereunder, except for gross negligence or willful misconduct.

         12.6 Release Granted by the Liquidating Debtors. As of the Effective Date, the Liquidating Debtors, on behalf of themselves and their Estates, shall be deemed to release unconditionally all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, against the Reorganizing Debtors, Heber Debtors, the Reorganization Plan Sponsor, the Investor Group and the Reorganizing Debtors', Heber Debtors', Liquidating Debtors', Reorganization Plan Sponsor's and Investor Group's respective officers, directors, employees, partners, members, affiliates, advisors, attorneys, financial advisors, accountants, investment bankers and other professionals, and the Committee's members, advisors, attorneys, financial advisors, investment bankers, accountants and other professionals, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Liquidating Debtors, the Reorganizing Debtors, the Heber Debtors, the Reorganization Plan Sponsor and the Investor Group, the Chapter 11 Cases, the Reorganization Plan, the Heber Reorganization Plan, the Investment Purchase Agreement or this Liquidation Plan; provided that, with respect to the Reorganization Plan Sponsor and the Investor Group, nothing herein shall release the Reorganization Plan Sponsor or the Investor Group with respect to their contractual obligations pursuant to the Investment and Purchase Agreement or as specifically provided pursuant to this Liquidation Plan.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

         13.1 Retention of Jurisdiction. The Court shall retain exclusive jurisdiction of all matters arising under, arising out of, or related to, the Chapter 11 Cases and this Liquidation Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following non-exclusive purposes:

                  (a) To determine the allowance or classification of Claims and to hear and determine any objections thereto;

                  (b) to hear and determine any motions for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases, and the allowance of any Claims resulting therefrom;

                  (c) to determine any and all motions, adversary proceedings, applications, contested matters and other litigated matters in connection with the Chapter 11 Cases that may be pending in the Court on, or initiated after, the Effective Date;

                  (d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

                  (e) to issue such orders in aid of the execution, implementation and consummation of this Liquidation Plan to the extent authorized by section 1142 of the Bankruptcy Code or otherwise;

                  (f) to construe and take any action to enforce this Liquidation Plan;

                  (g) to reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

                  (h) to modify the Liquidation Plan pursuant to section 1127 of the Bankruptcy Code, or to remedy any apparent non-material defect or omission in this Liquidation Plan, or to reconcile any non-material inconsistency in the Liquidation Plan so as to carry out its intent and purposes;

                  (i) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

                  (j) to resolve any disputes over the reasonableness, accuracy and proper scope of any Dissolution Expenses (including those of the Liquidating Trustee and any Retained Liquidation Professionals);

                  (k) to determine any other requests for payment of Priority Tax Claims, Priority Non-Tax Claims or Administrative Expense Claims;

                  (l) to hear and determine all matters relating to the 9.25% Debentures Adversary Proceeding, including any disputes arising in connection with the interpretation, implementation or enforcement of any settlement agreement related thereto;

                  (m) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Liquidation Plan;

                  (n) to consider and act on the compromise and settlement or payment of any Claim against the Liquidating Debtors;

                  (o) to recover all assets of Liquidating Debtors and property of the Estates, wherever located;

                  (p) to determine all questions and disputes regarding title to the assets of the Liquidating Debtors or their Estates;

                  (q) to issue injunctions, enter and implement other orders or to take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation, implementation or enforcement of the Liquidation Plan or the Confirmation Order;

                  (r) to remedy any breach or default occurring under this Liquidation Plan;

                  (s) to resolve and finally determine all disputes that may relate to, impact on or arise in connection with, this Liquidation Plan;

                  (t) to hear and determine matters concerning state, local, and federal taxes for any period of time, including, without limitation, pursuant to sections 346, 505,1129 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code filed, or to be filed, with respect to tax returns for any and all taxable periods ending after each of the applicable Petition Dates through, and including, the Final Liquidation Distribution Date);

                  (u) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                  (v) to hear any other matter consistent with the provisions of the Bankruptcy Code; and

                  (w)      to enter a final decree closing the Chapter 11 Cases.

         13.2 Deletion of Classes and Subclasses. Any class or subclass of Claims that does not contain as an element thereof an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 as of the date of the commencement of the Confirmation Hearing shall be deemed deleted from this Liquidation Plan for purposes of voting to accept or reject this Liquidation Plan and for purposes of determining acceptance or rejection of this Liquidation Plan by such class or subclass under section 1129(a)(8) of the Bankruptcy Code.

         13.3 Courts of Competent Jurisdiction. If the Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of this Liquidation Plan, such abstention, refusal or failure of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other Court having competent jurisdiction with respect to such matter.

         13.4 Payment of Statutory Fees. All fees payable for any particular Liquidating Debtor, pursuant to section 1930 of Title 28 of the United States Code shall be paid through the entry of a final decree closing the Chapter 11 Case of such Liquidating Debtor. Unless relieved of any of the obligation to pay the United States Trustee Fees by further order of the Court, the Liquidating Trustee shall timely pay the United States Trustee Fees, and after the Confirmation Date, the Liquidating Trustee shall file with the Court and serve on the United States Trustee a quarterly disbursement report for each quarter, or portion thereof, until a final decree closing the Chapter 11 Cases has been entered, or the Chapter 11 Cases dismissed or converted to another chapter, in a format prescribed by and provided by the United States Trustee.

         13.5 Dissolution of the Committee. On the Effective Date, the Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of the Committee's attorneys, accountants, and other agents, shall terminate, except as otherwise expressly authorized pursuant to the Reorganization Plan.

         13.6 Effectuating Documents and Further Transactions. The chief executive officer of each of the Liquidating Debtors, or his or her designee, shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions on behalf of the Liquidating Debtors as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Liquidation Plan, without any further action by or approval of the Board of Directors or other governing body of the Liquidating Debtors.

         13.7 Successors and Assigns. The rights, benefits and obligations of any person named or referred to in this Liquidation Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such person.

         13.8 Governing Law. Except to the extent that the Bankruptcy Code or the Bankruptcy Rules are applicable, the rights, duties and obligations arising under this Liquidation Plan shall be governed by and construed in accordance with the laws of the State of New York.

         13.9 Modification of Plan. Subject to the provisions of the DIP Financing Facility and Section 5.5 of this Liquidation Plan the Liquidating Debtors reserve the right: (i) in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Liquidation Plan at any time prior to the entry of the Confirmation Order; provided, however, that any such amendment or modification shall require the prior written consent of the Reorganization Plan Sponsor, (ii) to alter, amend, modify, revoke or withdraw the Liquidation Plan as it applies to any particular Liquidating Debtor on or prior to the Confirmation Date; and (iii) to seek confirmation of the Liquidation Plan or a separate liquidation plan with substantially similar terms with respect to only certain of the Liquidating Debtors, and to alter, amend, modify, revoke or withdraw the Liquidation Plan, in whole or in part, for such purpose.

                  Additionally, the Liquidating Debtors reserve their rights to redesignate Debtors as Reorganizing Debtors or Liquidating Debtors at any time prior to ten (10) days prior to the Confirmation Hearing. Holders of Claims or Equity Interests who are entitled to vote on the Reorganization Plan or the Liquidation Plan and who are affected by any such redesignation shall have five
(5) days from the notice of such redesignation to vote to accept or reject the Reorganization Plan or the Liquidation Plan, as the case may be. The Liquidating Debtors also reserve the right to withdraw prior to the Confirmation Hearing one or more Liquidating Debtors from the Liquidation Plan, as the case may be, and to thereafter file a plan solely with respect to such Liquidating Debtor or Liquidating Debtors.

                  After the entry of the Confirmation Order, the Liquidating Trustee may, upon approval of the Oversight Nominee and order of the Court, amend or modify this Liquidation Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in this Liquidation Plan in such a manner as may be necessary to carry out the purpose and intent of this Liquidation Plan. A holder of an Allowed Claim or Equity Interest that is deemed to have accepted this Liquidation Plan shall be deemed to have accepted this Liquidation Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

         13.10 Rules of Construction. For purposes of this Liquidation Plan, the following rules of interpretation apply:

                  (a) The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to this Liquidation Plan as a whole and not to any particular section, subsection, or clause contained in this Liquidation Plan.

                  (b) The word "including" shall mean "including without limitation."

                  (c) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                  (d) Any reference in this Liquidation Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

                  (e) Any reference in this Liquidation Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be amended, modified or supplemented.

                  (f) Unless otherwise specified, all references in this Liquidation Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Liquidation Plan.

                  (g) Captions and headings to Articles and Sections are inserted for convenience of reference only are not intended to be a part of or to affect the interpretation of this Liquidation Plan.

                  (h) Unless otherwise expressly provided, the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply to this Liquidation Plan.

         13.11 Computation of Time. In computing any period of time prescribed or allowed by this Liquidation Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006 shall apply.

         13.12 Notices. Following the Effective Date, any notices to or requests of the Liquidation Debtors by parties in interest under or in connection with this Liquidation Plan shall be in writing and served either by
(a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, all charges prepaid, and shall be deemed to have been given when received by the Liquidating Trustee and any counsel to the Liquidating Trustee (each such party to be designated in the Notice of Designation).

         13.13 Exhibits. All Exhibits and Schedules to this Liquidation Plan are incorporated into and are a part of this Liquidation Plan as if set forth in full herein.

         13.14 Counterparts. This Liquidation Plan may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

         13.15 Severability. If, prior to the Confirmation Date, any term or provision of this Liquidation Plan is determined by the Court to be invalid, void or unenforceable, the Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Liquidation Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding alteration or interpretation. The Confirmation Order will constitute a judicial interpretation that each term and provision of this Liquidation Plan, as it may have been altered or interpreted in accordance with the forgoing, is valid and enforceable pursuant to its terms. Additionally, if the Court determines that the Liquidation Plan, as it applies to any particular Liquidating Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code (and cannot be altered or interpreted in a way that makes it confirmable), such determination shall not limit or affect
(a) the confirmability of the Liquidation Plan as it applies to any other Liquidating Debtor or (b) the Liquidating Debtors' ability to modify the Liquidation Plan, as it applies to any particular Liquidating Debtor, to satisfy the confirmation requirements of section 1129 of the Bankruptcy Code.

Dated: November 12, 2003

                                              OGDEN NEW YORK SERVICES, INC.

                                               By: _____________________________

                                              ALPINE FOOD PRODUCTS, INC.

                                               By: _____________________________

                                              BDC LIQUIDATING CORP.

                                               By: _____________________________

                                              BOULDIN DEVELOPMENT CORP.

                                               By: _____________________________

                                              COVANTA CONCERTS HOLDINGS, INC.

                                               By: _____________________________

                                              COVANTA ENERGY SAO JERONIMO, INC.

                                               By: _____________________________

                                             COVANTA FINANCIAL SERVICES, INC.

                                              By: _____________________________

                                             COVANTA HUNTINGTON, INC.

                                              By: _____________________________

                                             COVANTA KEY LARGO, INC.

                                              By: _____________________________

                                             COVANTA NORTHWEST PUERTO RICO, INC.

                                              By: _____________________________

                                             COVANTA OIL & GAS, INC.

                                              By: _____________________________

                                             COVANTA SECURE SERVICES USA, INC.

                                              By: _____________________________

                                             COVANTA WASTE SOLUTIONS, INC.

                                              By: _____________________________

                                             DOGGIE DINER, INC.

                                              By: _____________________________

                                              GULF COAST CATERING COMPANY, INC.

                                                By: ____________________________

                                              J.R. JACK'S CONSTRUCTION
                                               CORPORATION

                                                By: ____________________________

                                              LENZAR ELECTRO-OPTICS, INC.

                                                By: ____________________________

                                              LOGISTICS OPERATIONS, INC.

                                                By: ____________________________

                                              OFFSHORE FOOD SERVICE, INC.

                                                By: ____________________________

                                              OFS EQUITY OF
                                               ALEXANDRIA/ARLINGTON, INC.

                                                By: ____________________________

                                              OFS EQUITY OF BABYLON, INC.

                                                By: ____________________________

                                              OFS EQUITY OF DELAWARE, INC.

                                                By: ____________________________

                                              OFS EQUITY OF HUNTINGTON, INC.

                                               By: _____________________________

                                              OFS EQUITY OF INDIANAPOLIS, INC.

                                               By: _____________________________

                                              OFS EQUITY OF STANISLAUS, INC.

                                               By: _____________________________

                                              OGDEN ALLIED ABATEMENT &
                                               DECONTAMINATION SERVICE, INC.

                                               By: _____________________________

                                              OGDEN ALLIED MAINTENANCE CORP.

                                               By: _____________________________

                                              OGDEN ALLIED PAYROLL SERVICES,
                                               INC.

                                               By: _____________________________

                                              OGDEN ATTRACTIONS, INC.

                                               By: _____________________________

                                              OGDEN AVIATION DISTRIBUTING CORP.

                                               By: _____________________________

                                              OGDEN AVIATION FUELING COMPANY
                                               OF VIRGINIA, INC.

                                               By: _____________________________

                                              OGDEN AVIATION SECURITY SERVICES
                                               OF INDIANA, INC.

                                               By: _____________________________

                                              OGDEN AVIATION SERVICE COMPANY
                                               OF COLORADO, INC.

                                               By: _____________________________

                                              OGDEN AVIATION SERVICE COMPANY
                                               OF PENNSYLVANIA, INC.

                                               By: _____________________________

                                              OGDEN AVIATION SERVICE
                                               INTERNATIONAL CORPORATION

                                               By: _____________________________

                                              OGDEN AVIATION TERMINAL SERVICES,
                                               INC.

                                               By: _____________________________

                                              OGDEN AVIATION, INC.

                                               By: _____________________________

                                              OGDEN CARGO SPAIN, INC.

                                               By: _____________________________

                                              OGDEN CENTRAL AND SOUTH AMERICA,
                                               INC.

                                               By: _____________________________

                                              OGDEN CISCO, INC.

                                               By: _____________________________

                                              OGDEN COMMUNICATIONS, INC.

                                               By: _____________________________

                                              OGDEN CONSTRUCTORS, INC.

                                               By: _____________________________

                                              OGDEN ENVIRONMENTAL & ENERGY
                                               SERVICES CO., INC.

                                               By: _____________________________

                                              OGDEN FACILITY HOLDINGS, INC.

                                               By: _____________________________

                                              OGDEN FACILITY MANAGEMENT
                                               CORPORATION OF ANAHEIM

                                               By: _____________________________

                                              OGDEN FACILITY MANAGEMENT
                                               CORPORATION OF WEST VIRGINIA

                                               By: _____________________________

                                              OGDEN FILM AND THEATRE, INC.

                                               By: _____________________________

                                              OGDEN FIREHOLE ENTERTAINMENT CORP.

                                               By: _____________________________

                                              OGDEN FOOD SERVICE CORPORATION OF
                                               MILWAUKEE, INC.

                                               By: _____________________________

                                              OGDEN INTERNATIONAL EUROPE, INC.

                                               By: _____________________________

                                              OGDEN LEISURE, INC.

                                               By: _____________________________

                                              OGDEN MANAGEMENT SERVICES, INC.

                                               By: _____________________________

                                              COVANTA TULSA, INC.

                                               By: _____________________________

                                              OGDEN PIPELINE SERVICE CORPORATION

                                               By: _____________________________

                                              OGDEN SERVICES CORPORATION

                                               By: _____________________________

                                              OGDEN SUPPORT SERVICES, INC.

                                               By: _____________________________

                                              OGDEN TECHNOLOGY SERVICES
                                               CORPORATION

                                               By: _____________________________

                                              OGDEN TRANSITION CORPORATION

                                               By: _____________________________

                                              PA AVIATION FUEL HOLDINGS, INC.

                                               By: _____________________________

                                              PHILADELPHIA FUEL FACILITIES
                                               CORPORATION

                                               By: _____________________________

                                                                       Exhibit F

                              TAX SHARING AGREEMENT

                  THIS TAX SHARING AGREEMENT (this "AGREEMENT") is dated as of [CLOSING DATE] by and between Danielson Holding Corporation, a Delaware corporation (hereinafter referred to as "PARENT"), Covanta Energy Corp. ("COVANTA"), a Delaware corporation, and, solely for purposes of Section 6 of this Agreement, Covanta Power International Holdings, Inc., a Delaware Corporation ("COVANTA INTERNATIONAL").

                                   WITNESSETH

                  WHEREAS, Parent is the common parent corporation of an "affiliated group" of corporations (as it may be constituted from time to time, the "AFFILIATED GROUP"), as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE"); and

                  WHEREAS, Parent will file a U.S. consolidated federal income tax return on behalf of the Affiliated Group for the taxable year ending [DECEMBER 31, 2004], and generally will be required to file consolidated federal income tax returns for subsequent years, which will, beginning on [INSERT DAY AFTER CLOSING DATE], include Covanta and all of its current and future subsidiaries that would be treated as members of an affiliated group of corporations, as defined in Section 1504(a) of the Code, for which Covanta would be the common parent corporation if Covanta and such subsidiaries were not members of the Affiliated Group (each of such subsidiary and Covanta, a "SUBGROUP MEMBER," such affiliated group of Subgroup Members, "COVANTA SUBGROUP" as listed in Appendix A attached hereto);

                  WHEREAS, Covanta International will not be a member of the Affiliated Group; and

                  WHEREAS, it is the intent and desire of Parent and Covanta to enter into this Agreement, to provide, with respect to federal, state and local income taxes, for the amount and time of payments by Covanta to Parent and for the amount and time of payments by Parent to Covanta.

                  NOW, THEREFORE, Parent and Covanta, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

         1.       Consolidated Federal Return.

                  A U.S. consolidated federal income tax return and estimated tax returns shall be prepared and filed by Parent for the taxable year ending [DECEMBER 31, 2004 (THE "2004 TAXABLE YEAR")], and for each subsequent taxable period in respect of which the Affiliated Group is required or permitted to file a federal income consolidated tax return. With respect to such tax return preparation, Parent shall act in good faith with regard to any and all Subgroup Members. All Subgroup Members shall cooperate with Parent in the preparation and filing of such tax return and shall provide such assistance and documents, without charge, as may be requested by Parent for that purpose. Parent shall have the right with respect to any consolidated federal income tax returns to determine (a) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (b) whether any extensions should be requested, and
(c) the elections that will be made by any Subgroup Member. In addition, Parent shall have the sole right to (x) contest, compromise, or settle any adjustments or deficiency proposed, asserted or assessed as a result of any audit of any consolidated tax return, (y) file, prosecute, compromise or settle any claim for refund, and (z) determine whether any refunds shall be received by way of refund or credited against tax liabilities. Each Subgroup Member and their respective counsel shall cooperate, to the extent reasonably practicable, in the contest or compromise of, or defense against any such suit, action or proceeding described above. Parent may, and shall cause Subgroup Members to, execute and file such consents, elections, and other documents as Parent determines are required or appropriate for the proper filing of such returns.

         2.       Allocation of Federal Tax Liability

                  (a) Covanta agrees to pay to Parent, for each taxable year or portion thereof during the term of this Agreement, as the Covanta Subgroup's share of the tax liability of the Affiliated Group, an amount equal to the apportioned tax liability of the Covanta Subgroup determined under Regulation Section 1.1552-1(a)(1) with the modifications provided in Section 3 of this Agreement. For purposes of this Agreement, Covanta will be treated as the common parent corporation of the Covanta Subgroup. Accordingly, the Covanta Subgroup's proportionate share of the tax liability of the Affiliated Group shall be determined by multiplying the Affiliated Group's tax liability by a fraction, the numerator of which equals Covanta's Taxable Income (as defined below in Section 3), computed as if Covanta had filed a separate return as the common parent of the Covanta Subgroup (and such separate return shall be the consolidated return for the Covanta Subgroup) and the denominator of which equals the Affiliated Group's consolidated taxable income computed pursuant to
Section 1552(a)(1) of the Code and Treasury Regulations Section 1.1552-1(a)(1). For purposes of this Agreement, tax liability shall include any liability for alternative minimum tax ("AMT"). The Covanta Subgroup shall compute its separate adjusted AMT in accordance with the principles of Proposed Treasury Regulations Sections 1.1552-1(g) and 1.1502-55(h)(6)(iv) as the excess (if any) of the AMT of the Affiliated Group over the AMT of the Affiliated Group as determined by excluding the Covanta Subgroup's income, gains, deductions and losses (with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000) and credits, and Covanta Subgroup's proportionate share of the AMT of the Affiliated Group shall be determined by multiplying the AMT of the Affiliated Group by a fraction, the numerator of which equals Covanta Subgroup's separate adjusted AMT and the denominator of which equals the sum of the separate adjusted AMT's of all members of the Affiliated Group (determined with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000); provided, however, Covanta shall pay Parent for any AMT liability actually incurred by Parent if such AMT liability would not have been incurred if in an earlier taxable year the Covanta Subgroup had computed its AMT liability under Section 55 et seq. of the Code (with the modifications provided in Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000) as if it had filed its own separate return as the common parent corporation of the Covanta Subgroup and had not been included in the U.S. consolidated federal income tax return filed by Parent on behalf of the Affiliated Group, provided further however, that the amount of such payment shall not exceed the excess of the cumulative Covanta Subgroup separate adjusted AMT (as defined in Proposed Treasury Regulations Section 1.1502-55(h)(6)(iv) with the modifications provided in
Section 3 of this Agreement and assuming an AMT net operating loss as of the Closing Date of $556,399,000) over the sum of (A) the cumulative AMT amount the Covanta Subgroup has paid under this Section 2(a) of this Agreement and (B) any reduction in Parent's AMT liability resulting from the inclusion of the Covanta Subgroup in Parent's Affiliated Group.

                  (b) Covanta Subgroup's allocable share of the U.S. consolidated federal income tax liability of Parent for each year beginning with the [2004] Taxable Year, determined as provided in Section 2(a) above, shall be further apportioned among the Subgroup Members in a manner consistent with the allocation method provided in Section 2(a) above.

                  (c) Covanta's payment of such apportioned tax liability shall constitute a complete settlement of the federal income tax liability of all Subgroup Members for such taxable year, except as otherwise provided in
Section 9 of this Agreement. Parent shall indemnify and hold harmless Covanta against any liability for federal income tax (including alternative minimum tax and additional amounts) relating to taxable years during the term of this Agreement (including any liability for taxes attributable to other corporations for which a Subgroup Member is liable under Regulation Section 1.1502-6) other than such apportioned tax liability. All computations under this Agreement shall be made on the basis that each Subgroup Member is a member of the Affiliated Group and that such group files a consolidated return.

         3. Taxable Income. For purposes of this Agreement, the "Taxable Income" of the Covanta Subgroup shall be Covanta's taxable income computed in accordance with Regulation Section 1.1552-1(a)(1)(ii) (and shall not be negative), except that the following modifications will apply:

                  (i) Covanta's Taxable Income shall be computed in accordance with Regulation Section 1.1552-1(a)(1)(ii), assuming Covanta's separate Taxable Income is the amount that would be shown on the consolidated return for the Covanta Subgroup, had Covanta filed such return as the common parent corporation of such affiliated group;

                  (ii) for purposes of applying Regulation Section
         1.1552-1(a) (1)(ii)(a), for each Taxable Year (beginning the day after the Closing Date), (A) the portion of the consolidated net operating loss deduction attributable to the Covanta Subgroup shall be deemed to be increased by the Adjustment Amount (as defined below) and (B) the net operating loss deduction attributable to other members of the Affiliated Group shall be accordingly reduced;

                  (iii) the "ADJUSTMENT AMOUNT" shall be the lesser of (A) the excess of Covanta's taxable income over the portion of the consolidated net operating loss deduction attributable solely to the Covanta Subgroup and actually available to be used by the Affiliated Group and
         (B) the excess of $571,846,000 over: the sum of (i) the cumulative Adjustment Amount for all prior periods (beginning after the Closing
         Date); (ii) the cumulative amount of the consolidated net operating loss deduction utilized by affiliates of the Parent listed in Appendix B attached hereto for all prior periods (beginning after the Closing Date); and (iii) the sum of any net operating losses that (x) expired unused for such prior periods (except to the extent such expiration resulted from a current-year loss of a Parent Affiliate (other than a Subgroup Member) being used to offset Covanta's Taxable Income) and (y) that would have expired unused for all such prior periods had the Covanta Subgroup and the affiliates of Parent listed in Appendix B been the only members of the Affiliated Group with Parent. For purposes of this clause (iii), the amount of net operating loss and time of expiration is as set forth on Appendix C (as adjusted due to a change in law).

         4.       Limitations on Attribute Use.

                  Notwithstanding anything in this Agreement to the contrary, if Covanta realizes an item of income or gain as a result of any disposition of any of its assets that is subject to Section 384 of the Code, the portion of tax liability attributable to such item shall be paid in full by Covanta; provided, however, the amount of such payment shall not exceed the tax liability of Parent for such taxable year. Any remaining tax liability of the Affiliated Group shall be allocated pursuant to this Agreement without taking into account such item of income or gain.

         5.       No Current Payments for Utilization of Net Operating Losses.

                  Neither Covanta nor any other Subgroup Member shall have any liability to make payments to Parent or to any other member of the Affiliated Group for the utilization by the Covanta Subgroup of net operating losses deemed to be attributable to Covanta pursuant to Section 3(ii) of this Agreement.

         6.       Covanta International.

                  If the Affiliated Group or any member of the Affiliated Group is liable for any federal, state, local or foreign tax liability generated by Covanta International, or would be liable but for the use of any Affiliated Group attributes or offsets, then Covanta International will pay to Parent, on an after-tax basis, the amount of any such liability.

         7.       Payment of Tax.

                  (a) Each Subgroup Member shall pay to Covanta no later than 4 business days before the date on which the Affiliated Group's consolidated federal income tax return is required to be filed (taking account of any extensions thereof) such Subgroup Member's separate return tax liability determined as provided under Section 2(b) above plus its "Equitable Share" (as defined below) of any interest or penalties shown on the Affiliated Group's consolidated federal income tax return. Covanta shall pay to Parent no later than 2 business days before the date on which the Affiliated Group's consolidated federal income tax return is required to be filed (taking account of any extensions thereof) Covanta Subgroup's separate return tax liability determined as provided under Section 2 and 3 above plus its "Equitable Share" (as defined below) of any interest or penalties shown on the Affiliated Group's consolidated federal income tax return.

                  (b) To the extent that the interest and penalties shown on a return are directly related to items of income, deduction, credit, etc. of a particular "member" of the Affiliated Group as defined in Section 1504(a) of the Code (a "MEMBER"), or such Member's delay in providing information to Parent as provided in Section 1 above, such Member's Equitable Share of such interest and penalties is 100%. Section 3(ii) shall not apply for purposes of determining whether a consolidated net operating loss deduction is directly related to Covanta. Each Member's Equitable Share of any interest and penalties shown on the return that are not directly related to the items or delay of a particular Member (and so allocated to that particular Member) will be a ratable share of any such interest or penalties, determined by multiplying such interest or penalties by a fraction, the numerator of which equals the portion of the Affiliated Group's tax liability allocated to such Member determined as provided under Section 2 above (before interest or penalties) and the denominator of which equals the Affiliated Group's tax liability (before interest or penalties).

         8.       Estimated Tax Payments.

                  (a) If the Affiliated Group is required to make estimated federal income tax payments (including payments due at the time any extension of time is sought for the filing of the Affiliated Group's federal income tax return), Covanta shall, if requested by Parent, pay to Parent, no later than 2 business days before the date each estimated tax payment is to be made by Parent, that percentage of the estimated tax payment that equals the percentage which the estimated separate return tax liability of Covanta Subgroup bears to the sum of the Parties' estimated separate return tax liabilities for the taxable year computed as provided under Sections 2 and 3 above. Parent shall reasonably determine such estimates. If Covanta is required to make a payment to Parent for estimated taxes as provided in the preceding sentence, each Subgroup Member shall, if requested by Covanta, pay to Covanta, no later than 2 business days before the date Covanta is required to make a payment to Parent, that percentage of such payment that equals the percentage which the estimated separate return tax liability of such Subgroup Member bears to the Covanta Subgroup's estimated separate return tax liability for the taxable year computed as provided under Sections 2 and 3 above.

                  (b) Any estimated tax payments made by Covanta to Parent and by any Subgroup Member to Covanta under this Section 8 with respect to any taxable year shall be applied to reduce the amount, if any, owed by Covanta and the Subgroup Member, as applicable, under Section 7 hereof with respect to such year. Any excess of such estimated payments by Covanta and the Subgroup Member, as applicable, over the amount described in Section 7 for such year shall be repaid by Parent to Covanta and by Covanta to the Subgroup Member, as applicable, no later than 10 business days after the date of filing of the consolidated federal tax return for such taxable year or, to the extent such excess represents all or a part of a tax refund to be received by the Affiliated Group, no later than 10 business days after the receipt of the refund.

         9.       Adjustments to Tax Liability.

                  (a) If the consolidated federal tax liability is adjusted for any taxable period, whether pursuant to an amended return, a claim for refund, a tax audit by the Internal Revenue Service or some other reason, the liability of the Parties and each Subgroup Member shall be recomputed to give effect to such adjustments. In the case of a refund, Parent shall make payment to Covanta, and Covanta shall make a payment to each Subgroup Member, for its share of the refund determined in the same manner as in Section 2 above, within 10 business days after the refund is received by Parent or Covanta, as applicable. In the case of an increase in tax liability, (i) each Subgroup Member shall pay to Covanta its allocable share of such increased tax liability (including its Equitable Share of any interest and penalties) within 5 business days after receiving notice of such liability from Covanta, and (ii) Covanta shall pay to Parent the Covanta Subgroup's share of such increase (including Covanta Subgroup's Equitable Share of any interest and penalties) within 10 business days after receiving notice of such liability from Parent. The Members recognize that a recomputation of the consolidated tax liability for any taxable year under this Section 9 is not necessarily the final liability for such year, and such liability may be recomputed more than once.

                  (b) Each Subgroup Member or any Covanta Tax Affiliate (as defined in the Investment and Purchase Agreement) shall be responsible for its tax liability relating to periods prior to (and including) the Closing Date. Thus, if the Affiliated Group pays any such tax resulting from any final determination or settlement with the IRS, or any other taxing authority, or any court decision relating to a tax period prior to the Closing Date, then such Subgroup Member shall reimburse Parent the amount of any tax, interest, penalties or other costs resulting from such final determination, settlement, or court decision.

         10.      Parent's Obligations. Parent shall:

                  (a) timely file returns and other documents and take such other action as may be necessary and appropriate to carry out the purpose of this Agreement; and

                  (b) subject to receipt by Parent of the payments required to be made pursuant to Section 7 of this Agreement, timely pay to the Internal Revenue Service the federal income taxes of the Affiliated Group, including deficiencies.

         11.      New Members of Affiliated Group.

                  For all taxable periods or portions thereof during which this Agreement remains in effect, if Covanta acquires (directly or indirectly) or organizes another entity treated as a corporation for federal, state or local tax purposes that is required to be included in the Affiliated Group's consolidated federal income tax return, then such corporation shall join in and be bound by this Agreement.

         12.      Amendment and Termination of Agreement.

                  (a) This Agreement may be amended or terminated in whole or in part only by a written instrument signed by all the parties hereto.

                  (b) This Agreement shall not be automatically terminated because Covanta ceases to be included in the Affiliated Group. In such case, Covanta shall be liable to Parent for an amount determined by multiplying the Affiliated Group's tax liability by a fraction, the numerator of which equals Covanta's taxable income, computed on a separate return (which separate return shall be the consolidated return for the Covanta Subgroup, if Covanta files such return as the common parent corporation of such affiliated group), with the modifications set forth in Section 3 of this Agreement, and the denominator of which equals the Affiliated Group's consolidated taxable income so computed pursuant to Section 1552(a)(1) of the Code and Treasury Regulations Section 1.1552-1(a)(1). Such payment by Covanta shall constitute a complete settlement of the federal income tax liability of all Subgroup Members for such taxable year, except as otherwise provided in Section 9 of this Agreement. Parent shall indemnify and hold harmless Covanta against any liability for federal income tax (including alternative minimum tax and additional amounts) relating to taxable years during the term of this Agreement other than such apportioned tax liability.

         13.      Audits and Refund Claims.

                  Parent and a former Member shall also consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which the former Member was included in the Affiliated Group and a consolidated federal income tax was filed. Parent shall have the right to make the final determination as to the response of the Affiliated Group to any audit and shall have the sole right to control any contest of any change proposed and any proposed disallowance of a refund claim by the Internal Revenue Service through the Appeals Office of the Internal Revenue Service and the courts in connection with any taxable year for which this Agreement is in effect. Each Member shall bear an equitable share of the cost of any such contest (including fees and expenses of outside accountants, lawyers or other experts)

         14.      State and Local Income Taxes.

                  The principles underlying the rights and obligations hereunder of the Members in respect of federal income taxes shall be applied in respect of any state or local tax (it being understood that the principles provided in Section 3(ii) of this Agreement shall apply only to the extent Parent has net operating losses for such applicable state and local taxes on the Closing Date) based on or measured by all or any part of the net income or loss of the Affiliated Group or several of its members (a "COMBINED TAX"). All of the procedural and timing requirements of this Agreement applicable to federal income taxes shall be equally applicable to any Combined Tax, with appropriate adjustments thereto to reflect the differences, if any, in corresponding provisions of the applicable income tax code, law or statute governing any such Combined Tax and any administrative provisions relating thereto.

         15. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

         16. Successors. This Agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement.

         17. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives on the first date mentioned herein.

                                    DANIELSON HOLDING CORPORATION

                                    By: ________________________________________
                                    Name:
                                    Title:

                                    COVANTA ENERGY CORP.

                                    By: ________________________________________
                                    Name:
                                    Title:

                                    COVANTA POWER INTERNATIONAL HOLDINGS, INC.

                                    By: ________________________________________
                                    Name:
                                    Title:

         COMPANY DISCLOSURE SCHEDULE

         Section 4.2 (i)                     Subsidiaries

         Section 4.2 (ii)                    Investment Entities

         Section 4.2 (iii)                   Organizational Chart

         Section 4.4 (i)                     Outstanding Capital Stock

         Section 4.4 (ii)                    Outstanding Liens on Capital Stock

         Section 4.5                         Options or Other Rights

         Section 4.7                         Financial Statements

         Section 4.8                         Material Adverse Change

         Section 4.9                         Compliance with Laws

         Section 4.10                        Required Governmental Approvals

         Appendix 1:                         Net Operating Loss Carryforwards

         Appendix 2:                         Methodology for Pro Forma Tax